As filed with the Securities and Exchange Commission on November 27, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ISB FINANCIAL CORP.

(Exact Name of Registrant as Specified in its Charter)

Iowa	6022	42-1206172
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

102 South Clinton St.

Iowa City, Iowa 52240

(319) 356-5800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Charles N. Funk

President

ISB Financial Corp.

102 South Clinton St.

Iowa City, Iowa 52240

(319) 356-5800

(name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John E. Freechack, Esq. Robert M. Fleetwood, Esq. Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 984-3100 Fax: (312) 984-3150	Daniel C. McKay II, Esq. Jennifer Durham King, Esq. Vedder, Price, Kaufman & Kammholz, P.C. 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601 (312) 609-7500 Fax: (312) 609-5005

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value per share	3,963,115	N/A	$74,986,326	$2,303

(1)	Represents the estimated maximum number of shares to be issued by ISB Financial Corp. pursuant to the agreement and plan of merger dated September 11, 2007 between ISB Financial Corp. and MidWestOne Financial Group, Inc.
(2)	The proposed maximum offering price is estimated solely for the purpose of computing the registration fee and is calculated in accordance with Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of a share of common stock of MidWestOne Financial Group, Inc. as reported on the Nasdaq Global Market on November 20, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is not complete and may change. A registration statement relating to the securities to be issued by ISB Financial Corp. has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted before the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

Subject to completion, dated November 26, 2007

Proxy Statement for the Special Meeting of Shareholders of ISB Financial Corp.	Proxy Statement for the Special Meeting of Shareholders of MidWestOne Financial Group, Inc.

Prospectus of ISB Financial Corp.

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of ISB Financial Corp. and MidWestOne Financial Group, Inc. have approved a merger agreement that would result in a tax-free merger of MidWestOne with and into ISB Financial Corp., or ISBF, with the combined entity operating under the name “MidWestOne Financial Group, Inc.”

If the merger is completed, MidWestOne shareholders will receive 0.95 share of ISBF common stock for each share of MidWestOne common stock they own. As a result of the fixed exchange ratio, the value of the stock consideration that MidWestOne shareholders will receive in the merger will fluctuate as the trading price of ISBF common stock changes. ISBF common stock does not trade on any national securities exchange but currently is quoted on the Pink Sheets under the symbol “ISBO.PK.” The last reported trading price of ISBF common stock prior to the date of this joint proxy statement-prospectus was $            on                    , 2008. ISBF’s common stock is thinly traded, and because of the absence of generally accessible business and financial information about ISBF, you should not place undue reliance on Pink Sheets quotations of ISBF common stock. If the merger is approved and completed, the stock of the combined company will be listed on the Nasdaq Global Market under the symbol “            ”.

To complete this merger we must obtain the necessary government approvals and the approval of the shareholders of each of our companies who own a majority of the common stock of each company. Each company will hold a special meeting of its shareholders to vote on this merger proposal as described in greater detail in this joint proxy statement-prospectus. ISBF shareholders also will consider and vote upon a proposed equity incentive plan. Your vote is very important. Even if you plan to attend your shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the telephone or Internet voting procedures described on the proxy card. If you do not vote or if you do not instruct your broker how to vote any shares held for you in your broker’s name, the effect will be a vote against this merger.

The dates, times and places of the meetings are as follows:

For ISBF shareholders: [ ] [ ] [ ] , 2008, : .m., central standard time	For MidWestOne shareholders: [ ] [ ] [ ] , 2008, : .m., central standard time

This joint proxy statement-prospectus gives you detailed information about the merger we are proposing, and it includes our merger agreement as an appendix. You can obtain additional information about MidWestOne from publicly available documents it has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. For a discussion of certain risks that you should consider in evaluating the merger and related matters described in this document, see “ Risk Factors” beginning on page 32.

W. Richard Summerwill Chairman of the Board and Chief Executive Officer ISB Financial Corp.	Charles S. Howard Chairman, President and Chief Executive Officer MidWestOne Financial Group, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement-prospectus or determined if this joint proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities being offered through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either ISBF or MidWestOne, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

This joint proxy statement-prospectus is dated                    , 2008, and is first being mailed to shareholders on or about                    , 2008.

ISB Financial Corp.

102 South Clinton St.

Iowa City, Iowa 52240

Notice of Special Meeting of Shareholders

To Be Held On                    , 2008

A special meeting of the shareholders of ISB Financial Corp., an Iowa corporation (“ISBF”) will be held at                     , located at               , Iowa City, Iowa, on                    , 2008 at    :        .m., central standard time, for the following purposes:

1.	to consider and approve the Agreement and Plan of Merger, dated September 11, 2007, between ISBF and MidWestOne Financial Group, Inc., an Iowa corporation (“MidWestOne”), pursuant to which MidWestOne will merge with and into ISBF, and approve the transactions it contemplates, including the issuance of shares of ISBF common stock as consideration in the proposed merger and the adoption of amended and restated articles of incorporation of ISBF to, among other things, change its corporate name to “MidWestOne Financial Group, Inc.”;

2.	to consider and approve the 2008 Equity Incentive Plan, which, if approved, will be in effect for the combined company following the merger;

3.	to approve any adjournment of the special meeting if necessary to solicit additional proxies in order to approve the merger agreement; and

4.	to transact such other business as may properly be brought before the special meeting, or any adjournments or postponements of the special meeting, including whether or not to adjourn the special meeting.

The close of business on                    , 2008, has been fixed as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card or by following the telephone or Internet voting procedures described on the proxy card. If you attend the special meeting, you still may vote in person if you wish, even if you have previously returned your proxy card. Because the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is required to approve proposals 1 and 2 above, the failure to vote by proxy or in person will have the same effect as a vote against such proposals. Abstentions and broker non-votes will have the same affect as a vote against these proposals.

Your board of directors unanimously recommends that you vote FOR the approval of the merger agreement and the transactions it contemplates, including the issuance of shares of ISBF common stock as consideration in the proposed merger and the adoption of amended and restated articles of incorporation; FOR the approval of the 2008 Equity Incentive Plan; and FOR any adjournment of the special meeting to solicit additional proxies, if necessary.

                    , 2008

By Order of the Board of Directors
W. Richard Summerwill
Chairman of the Board

MidWestOne Financial Group, Inc.

222 First Avenue East

Oskaloosa, Iowa 52577

Notice of Special Meeting of Shareholders

To Be Held On                    , 2008

A special meeting of the shareholders of MidWestOne Financial Group, Inc., an Iowa corporation (“MidWestOne”), will be held at                    , located at                    , Oskaloosa, Iowa, on                    , 2008, at    :        .m., central standard time, for the following purposes:

1.	to consider and approve the Agreement and Plan of Merger, dated September 11, 2007, between ISB Financial Corp, an Iowa corporation (“ISBF”), and MidWestOne and the transactions it contemplates, including the merger of MidWestOne with and into ISBF;

2.	to approve any adjournment of the special meeting if necessary to solicit additional proxies in order to approve the merger agreement; and

3.	to transact such other business as may properly be brought before the special meeting, or any adjournments or postponements of the special meeting, including whether or not to adjourn the special meeting.

The close of business on                    , 2008, has been fixed as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card or by following the telephone or Internet voting procedures described on the proxy card. If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card. Because the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is required to approve the merger proposal, the failure to vote by proxy or in person will have the same effect as a vote against the merger proposal. Abstentions and broker non-votes will have the same affect as a vote against the merger proposal.

Your board of directors unanimously recommends that you vote FOR the approval of the merger agreement and the transactions it contemplates and FOR any adjournment of the special meeting to solicit additional proxies, if necessary.

                    , 2008

By Order of the Board of Directors
Charles S. Howard
Chairman of the Board

ADDITIONAL INFORMATION

This joint proxy statement-prospectus refers to important business and financial information about ISB Financial Corp. and MidWestOne Financial Group, Inc. that is not included in or delivered with this joint proxy statement-prospectus. This information is described under “Where You Can Find More Information.” You can obtain free copies of documents related to ISB Financial Corp. and MidWestOne Financial Group, Inc. that contain this information through the Securities and Exchange Commission’s website at http://www.sec.gov or by writing or calling:

ISB Financial Corp. 102 South Clinton Street Iowa City, Iowa 52240 Attention: Kenneth R. Urmie Telephone: (319) 356-5925	MidWestOne Financial Group, Inc. 222 First Avenue East Oskaloosa, Iowa 52577 Attention: Karen K. Binns Telephone: (641) 673-8448

To obtain timely delivery of the documents, you must request the information by                    , 2008 in order to receive them before the special meeting.

You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.

i

(continued)

(continued)

(continued)

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Page
Certain Opinions	225
Where You Can Find More Information	225

Appendix A—Agreement and Plan of Merger

Appendix B—Fairness Opinion of Sandler O’Neill & Partners, L.P.

Appendix C—Fairness Opinion of Howe Barnes Hoefer & Arnett, Inc.

Appendix D—Fairness Opinion of Keefe, Bruyette & Woods, Inc.

Appendix E—Amended and Restated Articles of Incorporation of ISB Financial Corp.

Appendix F—The 2008 Equity Incentive Plan

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETINGS

Q:	What am I being asked to vote on?

A:	ISBF shareholders and MidWestOne shareholders are being asked to approve a merger agreement, pursuant to which MidWestOne will merge with and into ISBF, and to approve the transactions it contemplates, including the merger. By approving the merger agreement, ISBF shareholders also will be approving the issuance of ISBF common stock as consideration in the proposed merger and the amended and restated articles of incorporation of ISBF that will, among other things, change the name of the combined company to “MidWestOne Financial Group, Inc.” Additionally, ISBF shareholders are being asked to approve the 2008 Equity Incentive Plan, which, if approved, will govern equity awards that may be made from time to time by the board of directors (or compensation committee of the board of directors) of the combined company.

Q:	Why do ISBF and MidWestOne want to merge?

A:	ISBF and MidWestOne believe that the proposed merger will create a strong, independent financial services institution, headquartered in Iowa, that will have the resources of a combined institution and the potential to achieve greater earnings and balance sheet growth. As a larger company, ISBF and MidWestOne believe their customers will appreciate the expanded geographic presence of the combined company, and their shareholders will benefit from owning stock in a company with greater capital and resources than either company standing alone. The merger is expected to create a platform for expanding the combined company’s branch network and, if opportunities arise, considering future strategic partnering and acquisition opportunities.

Q:	What will happen to MidWestOne and ISBF as a result of the merger?

A:	If the merger is completed, MidWestOne will merge with and into ISBF, with ISBF being the surviving entity in the merger. However, the new, combined entity will operate under the name “MidWestOne Financial Group, Inc.” as it is more representative of the larger geographic area that will be served by the combined institution. As a “merger of equals,” each company will contribute an equal number of directors to the combined company’s board of directors. Additionally, certain executives from both companies will comprise the executive team of the combined company, as more fully described in this joint proxy statement-prospectus.

Q:	Will MidWestOne Bank, Iowa State Bank & Trust Company and First State Bank merge as well?

A:	Yes. The “merger of equals” transaction between ISBF and MidWestOne is the first step in a process that calls for the eventual merger and consolidation of Iowa State Bank & Trust Company, First State Bank, and MidWestOne Bank, which we expect to occur in the third quarter of 2008. The resulting combined bank is expected to operate under the name MidWestOne Bank.

Q:	Where will the combined company be located?

A:	Following the merger, the headquarters of the combined company will be in Iowa City, Iowa. All Oskaloosa, Iowa locations are expected to remain open.

Q:	What will I receive for my shares of MidWestOne?

A:	Shareholders of MidWestOne will be entitled to receive 0.95 share of ISBF common stock for each share of MidWestOne common stock that they own at the effective time of the merger. Fractional shares will not be issued in the merger. Instead of fractional shares, MidWestOne shareholders will receive cash in an amount determined as described in this joint proxy statement-prospectus. Current MidWestOne shareholders should not send in their stock certificates at this time.

Q:	What will happen to my shares of ISBF?

A:	All shares of ISBF will remain outstanding following consummation of the merger and current ISBF shareholders will not need to do anything in connection with the closing of the merger. Because ISBF will be changing its name, current ISBF shareholders will be given the opportunity following the consummation of the merger to exchange their stock certificates for new certificates, which will reflect the new corporate name of “MidWestOne Financial Group, Inc.” This exchange, however, is not required as current ISBF certificates will continue to represent ownership of common stock of the combined company. Information will be sent to current ISBF shareholders after the consummation of the merger regarding the process for exchanging their current certificates for new certificates, if they elect to do so. Current ISBF shareholders should not send in their stock certificates for exchange at this time.

Q:	Will the shares of the new, combined company be listed on a stock exchange?

A:	Yes. Currently MidWestOne shares are listed on the Nasdaq Global Market and ISBF shares are quoted on the Pink Sheets. As a condition to consummating the merger, shares of the combined company will be listed on the Nasdaq Global Market under the symbol “ .”

Q:	Will the value of the merger consideration fluctuate?

A:	Yes. Because the exchange ratio is fixed at 0.95 share of ISBF common stock per share of MidWestOne common stock, the value of the stock consideration payable to MidWestOne shareholders will fluctuate as the value of ISBF common stock changes. The market for ISBF common stock, like many Pink Sheets securities, is relatively illiquid, or “thinly traded,” which tends to increase price volatility. Illiquid securities are often difficult for investors to buy or sell without dramatically affecting the quoted price. Current, publicly available information regarding issuers of Pink Sheet securities, such as ISBF, and their prospects, the risks associated with their business, or an investment in their securities may not be available to the general public. As a result, it can be difficult to properly value an investment in a Pink Sheets security. The MidWestOne board of directors considered these aspects of ISBF’s trading price as quoted on the Pink Sheets in making its determination to approve the merger with ISBF and looked to other business and financial measures available to them concerning ISBF. You should keep these factors in mind when obtaining current market price quotations for ISBF common stock.

As noted above, the shares of common stock of the combined company will be listed on the Nasdaq Global Market. The Nasdaq Global Market is a more liquid market than the over-the-counter market in which shares quoted exclusively on the Pink Sheets trade, although there is no guarantee that there will be a liquid market for the shares of the combined company’s stock following the merger. Additionally, unlike ISBF currently, access to the business and financial information of the combined company will be available as a result of the combined company’s reporting obligations under U.S. securities laws. These and other factors will affect the market price of the combined company after the merger. As a result, you should not place undue reliance on volume data and current price quotations of ISBF common stock in determining the current or prospective value of the stock consideration to be paid in the merger.

Q:	Is the merger expected to be taxable to me?

A:	In general, the exchange of your MidWestOne common stock solely for ISBF common stock will not cause you to recognize any taxable gain or loss for federal income tax purposes. However, MidWestOne shareholders will have to recognize taxable income, gain or loss in connection with cash received in lieu of any fractional shares of common stock of the combined company.

Because ISBF shareholders are not receiving any cash or stock in the merger, the merger will have no U.S. federal income tax consequences to them.

Each of ISBF’s and MidWestOne’s respective obligations to complete the merger is conditioned upon receipt of an opinion about the U.S. federal income tax treatment of the merger. The opinion will not bind the Internal Revenue Service, which could take a different view. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Q:	Why is ISBF proposing to put in place a new equity incentive plan?

A:	Following the merger, we believe it is important to our long-term financial success to provide a means to attract, retain and reward individuals who can and will contribute to such success and to further align their interests with those of the combined company’s shareholders.

Q:	Who must approve the proposals at the special meeting?

A:	Holders of a majority of the outstanding shares of common stock of each of MidWestOne and ISBF as of the record dates of their respective special meetings must approve the merger agreement and the transactions it contemplates, and a majority of the outstanding shares of ISBF common stock must approve the 2008 Equity Incentive Plan.

Q:	When and where will the special meetings take place?

A:	The ISBF special meeting will be held on , 2008, at central standard time, at , Iowa City, Iowa. The MidWestOne special meeting will be held on , 2008, at central standard time, at , Oskaloosa, Iowa.

Q:	Who can vote at the special meetings?

A:	You can vote at the ISBF special meeting if you owned shares of ISBF common stock at the close of business on , 2008, the record date for the ISBF special meeting. You can vote at the MidWestOne special meeting if you owned shares of MidWestOne common stock at the close of business on , 2008, the record date for the MidWestOne special meeting.

All of MidWestOne’s directors, including the MidWestOne executive officers who also serve as directors, have agreed to vote the shares of MidWestOne common stock over which they have voting control in favor of the merger agreement at the special meeting. All of ISBF’s directors, including the ISBF executive officers who also serve as directors, have agreed to vote the shares of ISBF common stock over which they have voting control in favor of the merger agreement at the special meeting.

Q:	What do the ISBF board of directors and the MidWestOne board of directors recommend?

A:	Each of the boards of directors of ISBF and MidWestOne recommend that their respective shareholders vote “FOR” approval of the merger agreement and the transactions it contemplates. Additionally, the ISBF board of directors recommends that ISBF shareholders vote “FOR” the approval of the 2008 Equity Incentive Plan.

Q:	What do I need to do now?

A:	After reviewing this document, submit your proxy using any of the proxy delivery or voting methods indicated on the proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the special meeting in accordance with your instructions. Your proxy vote is important. Whether or not you plan to attend your respective special meeting, please submit your proxy promptly in the enclosed envelope or vote telephonically or through the Internet by following the instructions on the proxy card. ISBF and MidWestOne shareholders should not send in their stock certificates at this time. A letter of transmittal regarding MidWestOne stock certificates will be sent to MidWestOne shareholders if the merger is consummated.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign and date your proxy card but do not indicate how you want to vote, your proxies will be counted as a vote “FOR” the approval of the merger agreement and the transactions it contemplates, “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to approve the merger agreement, and in the discretion of the persons named as proxies in any other matters properly presented at the special meeting. With respect to ISBF shareholders, it also will be voted “FOR” the approval of the 2008 Equity Incentive Plan.

Q:	What will be the effect if I do not vote?

A:	Your failure to vote will have the same effect as if you voted against approval of the merger agreement and the transactions it contemplates and, with respect to ISBF shareholders, as if you voted against the 2008 Equity Incentive Plan.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how to do this. If you fail to provide your broker with instructions on how to vote your shares it will not be able to vote them at the special meeting.

Q:	Can I vote my shares in person?

A:	Yes, if your shares are registered in your own name, you may attend the special meeting and vote your shares in person. If your shares are held in “street name” (for example, if they are held through a broker or with a trust company), you will need to obtain a “legal proxy” from your broker to vote your shares in person at the special meeting. We recommend that you sign, date and promptly mail the enclosed proxy card (or follow the telephone or Internet voting instructions described on the proxy card) even if you intend to attend the special meeting.

Q:	Can I change my mind and revoke my proxy?

A:	Yes, you may revoke your proxy and change your vote at any time before the polls close at your special meeting by following the instructions in this document.

Q:	What if I oppose the merger? Do I have appraisal or dissenters’ rights?

A:	Neither MidWestOne shareholders nor ISBF shareholders have appraisal or dissenters’ rights under Iowa law.

Q:	When do you expect the merger to be completed?

A:	If approved by the ISBF and MidWestOne shareholders, we anticipate closing the merger in the first quarter of 2008. However, it is possible that factors outside our control could require us to complete the merger at a later time or not complete it at all.

Q:	How do I exchange my MidWestOne stock certificates?

A:	If the merger is approved and consummated, after the merger is effective, the exchange agent will send to you a letter of transmittal, which will include instructions on where to surrender your stock certificates for exchange.

Q:	Who can answer my questions?

A:	You should contact:

For ISBF shareholders: Gary J. Ortale, Treasurer, at (319) 356-5924 or via email at gortale@isbt.com

For MidWestOne shareholders: David Meinert, Chief Financial Officer, at (641) 673-1522 or via email at dmeinert@mwofg.com

SUMMARY

This brief summary highlights selected information from this joint proxy statement-prospectus and does not contain all of the information that may be important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These will give you a more complete description of the transaction we are proposing. For more information about our two companies, see “Where You Can Find More Information.” We have included page references in this summary to direct you to other places in this joint proxy statement-prospectus where you can find a more complete description of the topics we have summarized.

As used in this joint proxy statement-prospectus, the term “ISBF” refers to ISB Financial Corp. and its consolidated subsidiaries, and “MidWestOne” refers to MidWestOne Financial Group, Inc., and its consolidated subsidiaries, in each case unless the context indicates otherwise. The terms “the combined company” and “the continuing company” as used herein refer to ISBF, the surviving company, following the merger of MidWestOne with and into ISBF and its name change to “MidWestOne Financial Group, Inc.”

General

This joint proxy statement-prospectus relates to the proposed merger between MidWestOne and ISBF. ISBF and MidWestOne believe that the proposed merger will create a strong, independent financial services company that will have the resources of a combined institution and the ability to achieve greater earnings and balance sheet growth. As a larger company, ISBF and MidWestOne believe customers will appreciate the expanded geographic presence, and shareholders will benefit from owning stock in a combined company with greater capital and resources than either company standing alone. The merger is expected to create a platform for expanding the combined company’s branch network and, if opportunities arise, future strategic partnering and acquisition opportunities.

The Companies

ISB Financial Corp.

102 South Clinton St.

Iowa City, Iowa 52240

(319) 356-5800

ISBF is the holding company for Iowa State Bank & Trust Company in Iowa City, Iowa, and First State Bank in Conrad, Iowa. ISBF is a traditional community bank provider, offering a full range of business and consumer bank products and services including trust and brokerage services through its subsidiary banks’ investment and trust divisions and insurance and real estate brokerage services through divisions of First State Bank. ISBF has a network of ten branches serving the greater Iowa City market in east-central Iowa and the communities of Conrad, Melbourne and Parkersburg in north-central Iowa. At September 30, 2007, ISBF reported, on a consolidated basis, total assets of approximately $682.1 million, deposits of approximately $499.2 million and stockholders’ equity of approximately $76.0 million.

MidWestOne Financial Group, Inc.

222 First Avenue East

Oskaloosa, Iowa 52577

(641) 673-8448

MidWestOne is the holding company for MidWestOne Bank, headquartered in Oskaloosa, Iowa, which operates 19 full-service branches throughout central and eastern Iowa. MidWestOne offers a full range of commercial and retail banking products and services, as well as trust services and investment and insurance products. At September 30, 2007, MidWestOne reported, on a consolidated basis, total assets of approximately $768.9 million, deposits of approximately $558.3 million and stockholders’ equity of approximately $64.6 million.

The Special Meetings

ISBF Special Meeting (pages     )

A special meeting of ISBF shareholders will be held on                     , 2008, at                     , local time, at                  , Iowa City, Iowa. At the special meeting, shareholders will be asked:

•

to consider and approve the merger agreement entered into with MidWestOne and the transactions it contemplates, including the issuance of ISBF common stock as consideration in the proposed merger and the adoption of ISBF’s amended and restated articles of incorporation to, among other things, reflect the name of the combined company as “MidWestOne Financial Group, Inc.”

•	to approve the 2008 Equity Incentive Plan; and

•

to act on other matters that may properly be submitted to a vote at the meeting, including a motion to adjourn the meeting to another time or place, if necessary, for the purpose of soliciting additional proxies in order to approve the merger agreement.

MidWestOne Special Meeting (pages     )

A special meeting of MidWestOne shareholders will be held on                     , 2008, at                     , local time, at                     , Oskaloosa, Iowa. At the special meeting, shareholders will be asked:

•	to consider and approve the merger agreement entered into with ISBF and the transactions it contemplates; and

•

to act on other matters that may properly be submitted to a vote at the meeting, including a motion to adjourn the meeting to another time or place, if necessary, for the purpose of soliciting additional proxies in order to approve the merger agreement.

Record Date; Vote Required (pages      and      )

ISBF shareholders. You may vote at the meeting of ISBF’s shareholders if you owned ISBF common stock at the close of business on                     , 2008. You can cast one vote for each share of ISBF common stock that you owned at that time. To approve the merger agreement and the transactions it contemplates, including the issuance of shares of ISBF common stock as consideration in the merger and the adoption of the amended and restated articles of incorporation, the holders of a majority of the outstanding voting shares of ISBF as of the record date must vote in favor of doing so. Additionally, a majority of the outstanding shares of ISBF common stock must approve the 2008 Equity Incentive Plan.

You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable to or do not wish to attend. You can revoke your proxy at any time before ISBF takes a vote at the meeting by submitting a written notice revoking the proxy or a later-dated proxy to the secretary of ISBF, or by attending the meeting and voting in person.

MidWestOne shareholders. You may vote at the meeting of MidWestOne’s shareholders if you owned MidWestOne common stock at the close of business on                     , 2008. You can cast one vote for each share of MidWestOne common stock that you owned at that time. To approve the merger agreement and the transactions it contemplates, the holders of a majority of the outstanding voting shares of MidWestOne as of the record date must vote in favor of doing so.

You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable to or do not wish to attend. You can revoke your proxy at any time before MidWestOne takes a vote at the meeting by submitting a written notice revoking the proxy or a later-dated proxy to the secretary of MidWestOne, or by attending the meeting and voting in person.

Share Ownership of Directors and Executive Officers (pages      and     )

ISBF shareholders. On the record date, ISBF’s directors and executive officers beneficially owned approximately              million shares, or approximately     % of the outstanding shares of ISBF common stock. All of ISBF’s directors, including the ISBF executive officers who also serve as directors, have agreed to vote the shares of ISBF common stock over which they have voting control to approve the merger agreement and the transactions it contemplates. However, because they have the power to vote only approximately     % of the outstanding shares of ISBF common stock entitled to vote at the special meeting, there is no assurance that the proposal will be approved by ISBF shareholders.

MidWestOne shareholders. On the record date, MidWestOne’s directors and executive officers beneficially owned approximately              million shares, or approximately     % of the outstanding shares of MidWestOne common stock. All of MidWestOne’s directors, including the MidWestOne executive officers who also serve as directors, have agreed to vote the shares of MidWestOne common stock over which they have voting control in favor of the merger agreement at the special meeting. However, because they have the power to vote only approximately     % of the outstanding shares of MidWestOne common stock entitled to vote at the special meeting, there is no assurance that the proposal will be approved by MidWestOne shareholders.

Recommendation to Shareholders (pages      and     )

ISBF shareholders. ISBF’s board of directors believes that the merger agreement and the merger are fair to its shareholders and in their best interests, and unanimously recommends that they vote “FOR” the proposal to approve the merger agreement and the transactions it contemplates, including the issuance of shares of ISBF common stock as consideration in the proposed merger and the adoption of the amended and restated articles of incorporation, and “FOR” the approval of the 2008 Equity Incentive Plan.

MidWestOne shareholders. MidWestOne’s board of directors believes that the merger agreement and the merger are fair to its shareholders and in their best interests, and unanimously recommends that they vote “FOR” the proposal to approve the merger agreement and the transactions it contemplates.

The Merger and Related Transactions

The Merger (page     )

Pursuant to the merger agreement, MidWestOne will merge with ISBF in exchange for shares of ISBF common stock. The combined company will continue under the name “MidWestOne Financial Group, Inc.” and its shares will be listed on the Nasdaq Global Market under the symbol “            .” The combined company’s main office will be located in Iowa City, Iowa. We expect to complete the merger in the first quarter of 2008, although delays could occur.

During the third quarter of 2008, we intend to consolidate Iowa State Bank & Trust, First State Bank and MidWestOne Bank as one bank, although delays could occur. The resulting institution will be an Iowa chartered commercial bank with its home office in Iowa City, Iowa, and will operate under the name “MidWestOne Bank.”

We have attached a copy of the merger agreement as Appendix A to this document. Please read the merger agreement. It is the legal document that governs the merger.

What You Will Receive in the Merger (page     )

ISBF shareholders. Each share of ISBF common stock will remain outstanding, and will represent a share of common stock of the combined company.

MidWestOne shareholders. If the merger is completed, each share of MidWestOne common stock will automatically become a right to receive 0.95 share of common stock of the combined company. The total number of shares you will have the right to receive will be equal to the number of shares of MidWestOne common stock you own multiplied by 0.95. For example, if you hold 100 shares of MidWestOne common stock, you will be entitled to receive 95 shares (100 x 0.95) of common stock of the combined company. Based on the last reported trade price of $             per share of ISBF common stock on                     , 2008, the value of 0.95 share of ISBF common stock was $            , and the total value of the merger consideration was approximately $             million. However, because the exchange ratio is fixed, the market value of the shares of ISBF common stock you will receive in the merger will fluctuate from time to time, causing the total value of the merger consideration to fluctuate. Additionally, because of the illiquid trading market for ISBF common stock and the absence of publicly available business and financial information for ISBF, you should not place undue reliance on current price quotations of ISBF common stock in determining the current or prospective value of the stock consideration to be paid in the merger.

ISBF will not issue any fractional shares. Instead, MidWestOne shareholders will receive cash in lieu of any fractional shares of common stock of the combined company owed to them in exchange for their shares of MidWestOne common stock. The amount of cash to be paid for a fractional share will be equal to the product of the average of the closing prices of ISBF common stock for the ten trading days immediately preceding the date of the merger agreement and the fractional share amount.

Market Prices of ISBF and MidWestOne Common Stock (page     )

Shares of ISBF common stock are quoted on the Pink Sheets under the symbol “ISBO.PK.” On September 11, 2007, the last trading day before we announced the merger, the last reported trading price of ISBF common stock was $27.50 per share. The last reported trading price of ISBF common stock before the mailing of the joint proxy statement-prospectus was $             per share on                    , 2008. As a condition to the completion of the merger, the shares of common stock of the combined company will be listed on the Nasdaq Global Market. We can make no prediction or guarantee at what price the shares of the combined company will trade after the completion of the merger.

Shares of MidWestOne common stock are traded on the Nasdaq Global Market under the symbol “OSKY.” On September 11, 2007, the last trading day before we announced the merger, the last reported trading price of MidWestOne common stock was $16.99 per share. On                     , 2008, the last trading day before the mailing of the joint proxy statement-prospectus, the last reported trading price of MidWestOne common stock was $             per share.

Exchange of Stock Certificates (page     )

Shortly after the effective date of the merger, MidWestOne shareholders will receive a transmittal letter and instructions from the exchange agent on how to surrender their stock certificates representing MidWestOne common stock in exchange for stock certificates of the combined company. MidWestOne shareholders must carefully review and complete these materials and return them as instructed along with their MidWestOne common stock certificates. MidWestOne shareholders should not send any stock certificates to ISBF or MidWestOne until they receive these instructions. ISBF shareholders should not exchange their certificates at this time. If the merger is approved and completed, ISBF shareholders will be afforded the opportunity to exchange their current certificates for new certificates that reflect the new name of the combined company. However, this will not be required and ISBF shareholders will not have to take any action after the merger.

Effect of the Merger on Stock Options and Other Equity Awards (page      and      )

In the merger, options to purchase MidWestOne common stock outstanding immediately before completing the merger will become options to purchase ISBF common stock and will continue to be governed by the terms of the original MidWestOne plans under which they were issued. The number of shares of ISBF common stock subject to each of these converted stock options, as well as the exercise price of these stock options, will reflect the exchange ratio applicable in the merger.

The merger agreement provides that ISBF and MidWestOne shall, prior to the effective time of the merger, cause each outstanding unexercised ISBF stock option and MidWestOne stock option, as the case may be, to vest and become exercisable upon consummation of merger. In addition, the merger agreement provides that MidWestOne shall, prior to the effective time of the merger, accelerate the vesting of each share of restricted stock that is then outstanding and unvested, and cause such share to be free of all restrictions.

Ownership After the Merger (page     )

Based on the exchange ratio contained in the merger agreement and the number of shares of MidWestOne common stock currently outstanding, upon completion of the merger, ISBF will issue between 3,510,843 and 3,963,115 shares of its common stock to MidWestOne shareholders. Based on the minimum issuance and assuming no exercises of currently outstanding ISBF or MidWestOne options, immediately after the merger existing ISBF shareholders would own approximately 59.5%, and former MidWestOne shareholders would own approximately 40.5%, of the outstanding shares of common stock of the combined company.

Regulatory Approvals (page     )

We cannot complete the merger unless we obtain the prior approval of the Board of Governors of the Federal Reserve System and the Iowa Division of Banking, or IDOB. Once the Federal Reserve approves the merger, we must wait anywhere from 15 to 30 days before we can complete the merger, during which time the U.S. Department of Justice can challenge the merger on antitrust grounds. We have filed all of the required applications with the Federal Reserve, and the required application for the holding company merger with IDOB. The merger cannot proceed without these regulatory approvals.

In addition, if the merger is completed, First State Bank and MidWestOne Bank will be merged with Iowa State Bank & Trust, with the resulting bank to be named “MidWestOne Bank.” The merger of MidWestOne Bank with and into Iowa State Bank & Trust is subject to the prior approval of the Federal Deposit Insurance Corporation and the IDOB. It is expected that applications will be filed with the IDOB and the FDIC for approval of the bank merger, which would be expected to occur during the third quarter of 2008.

Effective Time of the Merger (page     )

The merger will become effective on the close of business on the day when articles of merger are filed with the Secretary of State of the State of Iowa or such later date or time as we agree and specify in the articles of merger. If our shareholders approve the merger at their special meetings, and if ISBF obtains all required regulatory approvals, we anticipate that the merger will be completed before the end of the first quarter of 2008, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Appraisal Rights (page     )

MidWestOne and ISBF Shareholders. Under Iowa law, neither MidWestOne shareholders nor ISBF shareholders have the right to dissent from the merger and receive in cash the fair value of their shares.

Federal Income Tax Consequences (page     )

For U.S. federal income tax purposes, the exchange of shares of MidWestOne common stock for shares of ISBF common stock will not cause the holders of MidWestOne common stock to recognize any gain or loss. Holders of MidWestOne common stock, however, will recognize income, gain or loss in connection with any cash received to redeem any fractional share interest. Because ISBF shareholders are not receiving any cash or stock in the merger, the merger will have no U.S. federal income tax consequences to them.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Accounting Treatment (page     )

The merger will be accounted for as a “purchase transaction” in accordance with accounting principles generally accepted in the United States.

Reasons for the Merger (pages      and     )

Each of our boards of directors believes the merger will enhance shareholder value by permitting the combined company to expand its market presence in Iowa. We expect the merger to strengthen our position as a competitor in the financial services business as a result of the increased resources and expanded geographic footprint of a combined institution.

You can find a more detailed discussion of the background of the merger and ISBF’s and MidWestOne’s reasons for the merger in this document under “The Merger—Background of the Merger”, “—ISBF’s Reasons for the Merger and Board Recommendation” and “—MidWestOne’s Reasons for the Merger and Board Recommendation”. The discussion of our reasons for the merger includes forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger. For a discussion of factors that could affect these future results, see “Forward-Looking Statements”.

Interests of Certain Persons in the Merger (page     )

Some members of our respective management and boards of directors may be deemed to have interests in the merger that are in addition to their interests as shareholders generally.

In the case of MidWestOne, currently outstanding but unexercisable options to purchase common stock held by directors, officers and other employees of MidWestOne will vest and become exercisable upon the effectiveness of the merger. In addition, certain executive officers entered into agreements with ISBF, effective upon the closing of the merger, providing for terms of their employment with, or service as a director of, the combined company following the merger. Certain executive officers also will receive options to purchase common stock of the combined company as well as restricted stock units if the merger is consummated, and are entitled to change-in-control payments under their current salary continuation or deferred compensation agreements with MidWestOne.

In the case of ISBF, in connection with the execution of the merger agreement, ISBF has executed agreements with certain officers of ISBF, effective upon the closing of the merger, which provide for terms of their employment with, or service as a director of, the combined company following the merger. Certain executive officers also will receive options to purchase common stock of the combined company as well as restricted stock units if the merger is consummated.

The board of directors of each of ISBF and MidWestOne were aware of these interests and considered them, together with the other matters described in this joint proxy statement-prospectus, in approving the merger agreement and the merger.

Opinion of Financial Advisors (pages      and     )

MidWestOne shareholders. Each of Sandler O’Neill & Partners, L.P. and Howe Barnes Hoefer & Arnett, Inc. has delivered a written opinion, dated September 11, 2007, to the MidWestOne board of directors that the exchange ratio of 0.95 share of ISBF common stock for each share of MidWestOne common stock to be exchanged in the merger is fair to the holders of MidWestOne common stock from a financial point of view. We have attached these opinions to this document as Appendix B and Appendix C, respectively. You should read these opinions carefully to understand the procedures followed, matters considered and limitations on the reviews undertaken by Sandler O’Neill and Howe Barnes in providing their respective opinions.

ISBF shareholders. Keefe, Bruyette & Woods, Inc. has delivered a written opinion, dated September 11, 2007, to the ISBF board of directors that the exchange ratio is fair to the holders of ISBF common stock from a financial point of view. We have attached this opinion to this document as Appendix D. You should read this opinion carefully to understand the procedures followed, matters considered and limitations on the reviews undertaken by Keefe Bruyette in providing its opinion.

Conditions to Completion of the Merger (page     )

The completion of the merger depends on a number of conditions being met. Subject to exceptions described in the merger agreement, these include:

•	approval of the merger agreement by each company’s shareholders;

•	approval of regulatory authorities and the receipt of all required consents;

•	accuracy of the respective representations and warranties of ISBF and MidWestOne in the merger agreement;

•	compliance in all material respects by each of ISBF and MidWestOne with their respective covenants and agreements in the merger agreement;

•	the absence of any event that had or would be reasonably likely to have a material adverse effect on the other party;

•

receipt from such company’s legal counsel of an opinion that, among other things, for federal income tax purposes MidWestOne shareholders who exchange their shares for shares of common stock of the combined company will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares;

•	the absence of any injunction, legal proceeding or other restraint preventing the consummation of the merger or the merger of MidWestOne Bank and First State Bank with Iowa State Bank & Trust; and

•	the shares of ISBF common stock having been approved for listing on the Nasdaq Market.

A party to the merger agreement could choose to complete the merger even though a condition to its obligation has not been satisfied by waiving such condition, as long as the law allows it to do so. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination and Termination Fees (page     )

The parties can mutually agree at any time to terminate the merger agreement without completing the merger. Also, either party can decide, without the consent of the other, to terminate the merger agreement if the merger has not been completed by May 31, 2008, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party seeking to terminate the merger agreement.

In addition, either ISBF or MidWestOne can terminate the merger agreement if the conditions to its respective obligation to complete the merger have not been satisfied, on the basis of a breach by the other party of certain representations, warranties or covenants that have not been cured, or, under certain circumstances, if the other party takes certain actions with respect to a competing takeover proposal from a third party.

Either ISBF or MidWestOne may be required to pay the other party a termination fee if the merger agreement is terminated due to certain circumstances outlined in the merger agreement. For a discussion of these conditions and fees, see “The Merger Agreement—Termination and Termination Fees.”

Waiver and Amendment (page     )

ISBF and MidWestOne may jointly amend the merger agreement before the effective time of the merger; however, if the merger agreement already has been submitted to the shareholders of MidWestOne or ISBF, the merger agreement may be amended only if such amendment would not materially adversely affect the rights of MidWestOne or ISBF shareholders. In addition, either party may waive its right to require the other party to adhere to any term or condition of the merger agreement.

Management and Board of Directors Composition After the Merger (page     )

The present management groups of both companies will share the responsibility of managing the combined company after the completion of the merger. Charles N. Funk, presently the President of ISBF and the President and Chief Executive Officer of Iowa State Bank & Trust, will serve as President and Chief Executive Officer of the combined company. David A. Meinert, presently the Executive Vice President and Chief Financial Officer of MidWestOne, will serve as Executive Vice President, Chief Financial Officer and Treasurer of the combined company. John P. Pothoven, presently the President of MidWestOne Bank, and Kent L. Jehle, presently the Executive Vice President—Commercial Banking of Iowa State Bank & Trust, will serve as Chief Operating Officer and Chief Lending Officer, respectively, of the combined company. Mr. Pothoven is expected to retire early to mid-2008.

The board of directors of the combined company will initially be comprised of 12 members, six designated by ISBF and six designated by MidWestOne, split equally among three classes of directors serving staggered terms. Both ISBF and MidWestOne intend for the board of directors of the combined company to remain evenly split between ISBF designated directors and MidWestOne designated directors until at least the second annual meeting of the shareholders of the combined company.

Dividend Policy After the Merger; Coordination of Dividends (pages      and     )

The merger agreement permits MidWestOne to continue to pay regular quarterly cash dividends to its shareholders prior to merger completion. In addition, ISBF is permitted under the merger agreement to pay its annual cash dividend on its common stock in the amount of not more than $0.33 per share, prior to merger completion. MidWestOne has agreed in the merger agreement to coordinate with ISBF regarding dividend declarations and payment dates so that MidWestOne shareholders will not receive more than one regular quarterly dividend, or fail to receive one regular quarterly dividend, for any single quarter. Accordingly, prior to the merger, MidWestOne may coordinate and alter its dividend record dates in order to effect this policy.

The payment of dividends by the combined company on its common stock in the future is subject to the determination of its board of directors and depends on cash requirements, financial condition and earnings, legal and regulatory considerations and other factors. The parties expect, however, that the combined company after the merger will, in its initial fiscal year, declare and pay to its shareholders quarterly cash dividends of $0.1525 per share. This expectation is not assured, and any decision as to the amount and timing of dividends is subject to the determination of the combined company’s board of directors and may change at any time.

Differences in the Rights of Shareholders (page     )

Each of MidWestOne and ISBF is incorporated in and governed by Iowa law. Upon our completion of the merger, MidWestOne shareholders will become shareholders of the combined company and their rights will continue to be governed by Iowa law and by the combined company’s articles of incorporation and bylaws, which, as further discussed in this joint proxy statement-prospectus, will be (i) the currently effective articles of incorporation of ISBF, as amended and restated to, among other things, reflect the name of the combined company as “MidWestOne Financial Group, Inc.” and (ii) the current bylaws of ISBF as amended to outline the composition of the board of directors and its committees and to provide for supermajority approval of certain actions. There are material differences between the rights of the shareholders of ISBF and MidWestOne, which we describe in this document. For a discussion of these differences, see “Description of ISBF Capital Stock and Comparison of Shareholder Rights.”

Authority to Adjourn Special Meeting to Solicit Additional Proxies (pages      and     )

Each of ISBF and MidWestOne is asking its shareholders to grant full authority for their respective special meetings to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this joint proxy statement-prospectus.

The 2008 Equity Incentive Plan (page     )

The 2008 Equity Incentive Plan is intended to provide the board of directors of the combined company a means to grant a broad variety of cash-based and equity-based incentive compensation in an effort to promote the long-term financial success of the combined company. Through cash-based and equity-based awards that may be made from time to time under the plan, the combined company will seek to attract, retain and reward persons who can contribute to the success of the combined company and further align the interests of the combined company’s directors, officers, employees and other eligible participants with those of the combined company’s shareholders. Subject to permitted adjustments for certain corporate transactions, the maximum number of shares that may be awarded to participants, or their beneficiaries, under the 2008 Equity Incentive Plan will be 750,000 shares of the combined company’s common stock, less the number of shares subject to outstanding awards granted under the current plans of MidWestOne and ISBF as of the effective time of the merger. The effective date of the 2008 Equity Incentive Plan will be the date on which the merger is consummated, subject to approval by shareholders.

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

ISBF common stock is quoted on the Pink Sheets under the symbol “ISBO.PK” and MidWestOne common stock is traded on the Nasdaq Global Market under the symbol “OSKY.” The following table sets forth the last reported trade price of ISBF common stock, the closing price of MidWestOne common stock, and the equivalent per share value of MidWestOne common stock giving effect to the merger, as of September 11, 2007, the date immediately prior to public announcement of the merger. The equivalent per share value of MidWestOne common stock shown below represents the product achieved by multiplying the last reported trade price of ISBF common stock by the exchange ratio of 0.95.

	Last reported trade price per share of ISBF common stock(1)	Closing price per share of MidWestOne common stock	MidWestOne equivalent per share value
September 11, 2007	$27.50	$16.99	$26.13

(1)	The last reported trade of ISBF common stock prior to the announcement of the transaction was on September 11, 2007.

The following table sets forth for the periods indicated the high and low reported bid prices per share and the intra-day high and low sales prices per share, respectively, of ISBF and MidWestOne common stock as reported by Pink Sheets and the Nasdaq Global Market, respectively, along with the cash dividends per share declared during such periods. With respect to the high and low bid information of ISBF provided below, the per share prices reflect inter-dealer prices without adjustments for markups, markdowns or commissions and may not necessarily represent actual transactions.

	ISBF Common Stock			MidWestOne Common Stock
	High	Low	Cash Dividend Declared	High	Low	Cash Dividend Declared
2005
First Quarter	$19.33	$19.25	$0.28	$20.76	$17.45	$0.17
Second Quarter	19.33	18.33	—	20.00	17.34	0.17
Third Quarter	20.00	18.50	—	19.50	18.05	0.17
Fourth Quarter	21.67	20.17	—	19.05	17.25	0.17

2006
First Quarter	$21.33	$20.17	$0.32	$19.80	$17.50	$0.17
Second Quarter	22.33	20.17	—	19.75	18.75	0.18
Third Quarter	—	—	—	19.92	18.80	0.18
Fourth Quarter	22.50	22.00	—	20.98	18.65	0.18

2007
First Quarter	$26.75	$22.50	$0.32	$19.73	$17.45	$0.18
Second Quarter	26.80	22.50	—	17.58	16.90	0.18
Third Quarter	26.00	20.00	—	24.00	15.64	0.18
Fourth Quarter (through November 23, 2007)	23.50	20.00	—	18.50	17.11	0.18

Based on the last reported trade price prior to the date of this joint proxy statement-prospectus of $             per share of ISBF common stock on                     , 2008, the value of the aggregate consideration that MidWestOne shareholders will receive in the merger is approximately $             million based on the number of MidWestOne shares issued and outstanding on                     , 2008. Because of the illiquid trading market of ISBF common stock and the absence of publicly available business and financial information for ISBF, you should not place undue reliance on current price quotations of ISBF common stock in determining the current or prospective value of the stock consideration to be paid in the merger. See “Risk Factors—The lack of a liquid public market for ISBF’s common stock may make it difficult to evaluate the fairness of the merger.” ISBF will apply to list its common stock, including the common stock to be issued to MidWestOne shareholders in the merger, on the Nasdaq Global Market, and the consummation of the merger is conditioned upon the common stock of the combined company being accepted for listing by Nasdaq. ISBF anticipates that the merger and the listing of its common stock on the Nasdaq Global Market will result in a more active trading market for the combined company’s common stock. However, ISBF cannot assure you that a liquid trading market for the combined company’s common stock will develop or be sustained after the merger. You may not be able to sell your shares quickly or at the market price if trading in the combined company’s common stock is not active. As of September 30, 2007, there were approximately 270 holders of record of ISBF common stock.

Dividends. Dividends currently may be paid on ISBF’s and MidWestOne’s common stock, as and when declared by ISBF’s board of directors and MidWestOne’s board of directors, respectively, out of any of funds legally available for the payment of such dividends, subject to any and all preferences and rights of any preferred stock or a series thereof. The amount of dividends payable will depend upon the earnings and financial condition of ISBF and MidWestOne and other factors, including applicable governmental regulations and policies. ISBF expects to declare and pay its annual dividend of $0.33 per share in December 2007. The merger agreement prohibits ISBF from paying any other cash dividends prior to the closing date of the merger. MidWestOne has declared its regular fourth quarter cash dividend and has set the record date to occur prior to December 31, 2007 so that MidWestOne shareholders will receive payment of the fourth quarter dividend prior to the closing of the merger. Under the terms of merger agreement, MidWestOne may declare and pay to its shareholders a cash dividend not to exceed $0.18 per share per quarter.

MidWestOne historically has paid a higher cash dividend per share than ISBF. It is expected that the combined company will pay dividends closer to MidWestOne’s current quarterly dividend rate of $0.18 per share. However, this expectation is not assured, and the timing and amount of future dividends, if any, paid by the combined company following the merger will be subject to determination by the combined company’s board of directors in its discretion and will depend upon earnings, cash requirements and the financial condition of the combined company and its subsidiaries, applicable government regulations and other factors deemed relevant by the combined company’s board of directors. Various state and federal laws and other restrictions will limit the ability of the combined company’s subsidiary banks to pay dividends to the combined company after the merger. It is currently expected, but not assured, that the combined company will, in its initial fiscal year, declare and pay to its shareholders quarterly cash dividends of $0.1525 per share, subject to declaration by the combined company’s board of directors and the other considerations described above.

SELECTED HISTORICAL FINANCIAL DATA

The following tables present selected consolidated historical financial data as of September 30, 2007, and 2006, and for the nine-month periods then ended, and as of December 31, 2006, 2005, 2004, 2003 and 2002 and for each of the years then ended, for each of ISBF and MidWestOne.

You should read the following tables in conjunction with the consolidated financial statements and notes thereto included in this joint proxy statement-prospectus beginning on page F-1.

Historical results do not necessarily indicate the results that you can expect for any future period. Management of each of ISBF and MidWestOne believe that all adjustments (which include only normal recurring adjustments) necessary to arrive at a fair presentation of their respective company’s interim results of operations have been included. Results for the interim period ended September 30, 2007, do not necessarily indicate the results that you can expect for the year as a whole.

ISBF SELECTED HISTORICAL FINANCIAL DATA

(dollars in thousands, except per share data)

	Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)
Summary of income data:
Total interest income	$28,511	$26,177	$35,308	$30,627	$28,417	$28,794	$31,935
Total interest expense	14,177	12,232	16,759	11,742	9,503	10,775	13,591

Net interest income	14,334	13,945	18,549	18,885	18,914	18,019	18,344
Provision for loan losses	425	330	550	300	195	660	1,336
Noninterest income	6,493	5,921	7,572	8,722	8,189	9,253	8,419
Noninterest expenses	13,919	13,294	17,680	17,514	16,551	16,172	16,410

Income before income tax	6,483	6,242	7,891	9,793	10,357	10,440	9,017
Income tax expense	1,666	1,700	2,093	2,876	3,149	3,271	2,754

Income before minority interest	4,817	4,542	5,798	6,917	7,208	7,169	6,263
Minority interest in net income of subsidiary	—	—	—	—	—	(28)	(86)

Net income	$4,817	$4,542	$5,798	$6,917	$7,208	$7,141	$6,177

Per share data:(1)
Net income—basic	$0.93	$0.87	$1.11	$1.32	$1.38	$1.37	$1.18
Net income—diluted	0.93	0.87	1.11	1.32	1.38	1.37	1.18
Cash dividends declared	0.32	0.32	0.32	0.28	0.27	0.23	0.21
Book value	14.73	13.78	14.14	13.18	12.59	11.79	10.99
Net tangible book value	13.88	12.94	13.29	12.34	11.76	10.96	10.20

Selected financial ratios
Net income to average assets	0.95%	0.91%	0.87%	1.06%	1.15%	1.20%	1.12%
Net income to average equity	8.63	8.68	8.16	10.27	11.32	12.01	11.42
Net income to average tangible equity	9.17	9.23	8.69	10.98	12.15	12.94	12.36
Dividend payout ratio	28.56	23.96	23.96	20.53	19.52	19.69	18.16
Total shareholder’s equity to total assets	11.14	10.78	10.95	10.30	10.35	10.04	9.98
Tangible shareholder’s equity to tangible assets	10.57	10.19	10.36	9.71	9.73	9.40	9.32
Average shareholder’s equity to average assets	10.93	10.26	10.39	10.39	10.00	9.96	9.67
Tier 1 risk-based capital ratio	15.85	15.19	14.69	15.65	15.60	15.65	15.37
Net interest margin	3.25	3.13	3.12	3.29	3.35	3.39	3.67
Allowance for loan losses to total loans	1.43	1.38	1.40	1.41	1.46	1.72	1.79
Non-performing loans to total loans	0.47	0.19	0.20	0.20	0.16	0.33	0.55
Net loans charged off (recovered) to average loans	0.03	0.09	0.13	(0.01)	0.26	0.11	0.72

Selected balance sheet data:
Total assets	$682,085	$662,155	$668,671	$669,769	$635,713	$613,420	$574,275
Total loans net of unearned discount	391,975	383,829	378,612	370,849	335,551	322,018	291,603
Allowance for loan losses	5,622	5,308	5,298	5,227	4,894	5,553	5,233
Total deposits	499,212	488,123	492,901	492,581	474,559	453,252	435,070
Total shareholders’ equity	75,992	71,408	73,209	68,959	65,772	61,611	57,291

(1)	In 2006, ISBF’s board declared a three-for-one stock split. Per share amounts for all periods have been adjusted for this split.

MIDWESTONE SELECTED HISTORICAL FINANCIAL DATA

(dollars in thousands, except per share data)

	Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)
Summary of Income data:
Interest income excluding loan pool participations	31,701	27,284	$37,312	$29,858	$27,977	$28,593	$27,482
Interest and discount on loan pool participations	6,134	7,134	9,142	10,222	9,395	8,985	10,058

Total interest income	37,835	34,418	46,454	40,080	37,372	37,578	37,540
Total interest expense	19,453	15,134	21,209	15,426	13,370	14,767	17,027

Net interest income	18,382	19,284	25,245	24,654	24,002	22,811	20,513
Provision for loan losses	739	90	180	468	858	589	1,070
Noninterest income	4,542	4,367	5,928	4,428	4,276	4,358	3,787
Noninterest expenses	16,389	16,039	21,459	19,415	18,513	17,387	14,426

Income before income tax	5,796	7,522	9,534	9,199	8,907	9,193	8,804
Income tax expense	1,786	2,502	3,093	3,111	3,078	3,267	3,015

Net income	$4,010	5,020	$6,441	6,088	5,829	5,926	5,789

Per share data:
Net income—basic	$1.08	$1.36	$1.74	$1.63	$1.54	$1.54	$1.49
Net income—diluted	1.07	1.33	1.71	1.59	1.50	1.50	1.46
Cash dividends declared	0.54	0.53	0.71	0.68	0.68	0.64	0.64
Book value	17.46	16.61	16.83	15.77	15.18	14.84	14.17
Net tangible book value	13.58	12.64	12.92	11.77	11.32	11.08	11.53

Selected financial ratios:
Net income to average assets	0.72%	0.97%	0.92%	0.93%	0.92%	0.98%	1.07%
Net income to average equity	8.48	11.19	10.65	10.49	10.23	10.52	10.91
Dividend payout ratio	50.00	38.97	40.80	41.72	44.16	41.56	42.95
Total shareholder’s equity to total assets	8.40	8.49	8.39	8.63	8.75	9.01	10.37
Tangible shareholder’s equity to tangible assets	6.66	6.59	6.57	6.59	6.67	6.88	8.60
Tier 1 capital ratio	10.23	10.09	10.01	10.38	10.88	11.20	14.67
Net interest margin	3.66	4.13	3.99	4.11	4.14	4.10	4.10
Gross revenue of loan pools to total gross revenue	14.47	18.39	17.45	22.97	22.17	21.42	24.34
Allowance for loan losses to total loans	0.99	1.18	1.13	1.16	1.19	1.29	1.30
Non-performing loans to total loans	0.87	0.84	1.15	0.77	0.73	0.83	0.86
Net loans charged off (recovered) to average loans	0.21	(0.14)	(0.11)	0.05	0.25	0.08	0.15

Selected balance sheet data:
Total assets	$768,887	$719,094	$744,911	$676,332	$650,564	$623,306	$537,026
Total loans net of unearned discount	533,361	489,164	503,832	433,437	398,854	377,017	306,024
Total loan pool participations	90,757	92,450	98,885	103,570	105,502	89,059	82,341
Allowance for loan losses	5,299	5,769	5,693	5,011	4,745	4,857	3,967
Total deposits	558,262	524,532	560,615	505,245	475,102	453,125	395,546
Total shareholders’ equity	$64,579	61,044	62,533	58,386	56,930	56,144	55,698

SELECTED CONSOLIDATED PRO FORMA FINANCIAL DATA OF

ISBF AND MIDWESTONE

The following table shows selected consolidated pro forma financial data reflecting the merger of MidWestOne with ISBF, assuming the companies had been combined at the dates and for the periods shown. The pro forma amounts reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the merger completion date. These adjustments are described in the notes to the unaudited pro forma combined financial statements that follow this presentation under the caption “Unaudited Pro Forma Combined Financial Information.” The pro forma financial information in the table below does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had ISBF and MidWestOne been combined as of the dates and for the periods shown.

	At or for the Nine Months Ended September 30, 2007	For the Year Ended December 31, 2006
	(dollars in thousands)
Summary of income data:
Interest income	$67,461	$83,249
Interest expense	33,769	38,154

Net interest income	33,692	45,095
Provision for loan losses	1,164	730

Net interest income (after provision for loan losses)	32,528	44,365
Noninterest income	11,035	13,500
Noninterest expenses	31,467	40,649

Income before income taxes	12,096	17,216
Income tax expense	3,384	5,109

Net income	$8,712	$12,107

Selected balance sheet data:
Total assets	$1,469,596
Total loans net of unearned interest	914,825
Total loan pool participations	89,520
Allowance for loan losses	9,447
Total deposits	1,057,579
Total stockholders’ equity	159,380

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma combined balance sheet data assumes the merger took place as of September 30, 2007. The unaudited pro forma consolidated balance sheet data combines the unaudited consolidated balance sheet data of ISBF as of September 30, 2007, and the unaudited consolidated balance sheet data of MidWestOne as of September 30, 2007.

The accompanying unaudited pro forma combined statement of income data presents the unaudited consolidated statement of income data of ISBF for the nine months ended September 30, 2007, and the audited consolidated statement of income data for the year ended December 31, 2006, combined, respectively, with MidWestOne’s unaudited consolidated statement of income data for the nine months ended September 30, 2007, and audited consolidated statement of income data for the year ended December 31, 2006. The unaudited pro forma combined statement of income gives effect to the merger as if it had occurred as of the beginning of each period.

The pro forma financial information includes purchase accounting adjustments to record the assets and liabilities of MidWestOne at their estimated fair values and to record certain exit costs related to MidWestOne. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. Any change in the fair value of the net assets of MidWestOne will change the estimated purchase accounting adjustments and the amount of the purchase price allocable to goodwill. Additionally, changes to MidWestOne’s stockholders’ equity, including net income from October 1, 2007, through the date the merger is completed, will also change the amount of goodwill recorded. Final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

ISBF and MidWestOne anticipate that the merger will provide the combined company with financial benefits that include increased revenue opportunities and reduced operating expenses, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

Historical results do not necessarily indicate the results that you can expect for any future period. ISBF and MidWestOne believe that all adjustments (which include only normal recurring adjustments) have been included that are necessary to arrive at a fair presentation of the interim results of operations. Results for the interim period ended September 30, 2007, do not necessarily indicate the results that you can expect for the year as a whole.

The unaudited pro forma financial information presented below should be read together with the historical financial statements of ISBF and MidWestOne, including the related notes, and the other financial information, including the related notes, included in this document.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Pro Forma Statement of Financial Condition as of September 30, 2007

(dollars in thousands, except per share data)

	Historical		Pro Forma Before Entries	Purchase Accounting Adjustments				Pro Forma After Entries
	ISBF	MidWestOne		Debit		Credit
ASSETS
Cash and due from banks	$12,184	$13,055	25,239			$4,595	(n)	$20,644
Federal funds sold	10,350	—	10,350					10,350
Investment securities	235,070	87,478	322,548			217	(a)	322,331
Loans (net of unearned interest)	391,975	533,361	925,336			10,511	(b)(d)(e)	914,825
Allowance for loan losses	(5,622)	(5,299)	(10,921)	1,474	(e)			(9,447)

Net loans	386,353	528,062	914,415					905,378
Loan pool participations	—	90,757	90,757			1,237	(c)	89,520
Premises and equipment	11,553	13,544	25,097	2,000	(f)			27,097
Loans held for sale	1,144	—	1,144					1,144
Other real estate owned	—	1,579	1,579					1,579
Goodwill	4,356	13,405	17,761	35,921	(p)	13,405	(g)	40,277
Core deposit intangible	—	449	449	8,720	(m)	449	(g)	8,720
Other intangibles	300	489	789	400	(q)	489	(g)	700
Other assets (includes deferred taxes)	20,775	20,069	40,844	1,556	(g)(n)	544	(l)	41,856

Total assets	$682,085	$768,887	$1,450,972	$50,071		$31,447		$1,469,596

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$62,779	$49,451	$112,230					$112,230
Interest-bearing	436,433	508,811	945,244			105	(h)	945,349

Total deposits	499,212	558,262	1,057,474					1,057,579
Federal funds purchased and securities sold under agreements to repurchase	58,749	18,545	77,294					77,294

Federal Home Loan Bank advances	43,500	90,600	134,100	602	(i)			133,498
Short-term borrowings	—	2,500	2,500					2,500
Long-term debt	315	—	315					315
Trust preferred securities	—	25,774	25,774			312	(j)	26,086
Other liabilities	4,317	8,627	12,944					12,944

Total liabilities	$606,093	$704,308	$1,310,401					$1,310,216

Stockholders’ Equity
Common stock	$5,159	$24,564	$29,723	$24,564	(k)	$3,514	(o)	$8,673
Surplus	21	13,206	13,227	13,206	(k)	80,741	(n)(o)	80,762
Retained earnings	72,203	44,459	116,662	45,326	(k)(n)			71,336
Accumulated other comprehensive income (loss)	(1,391)	(136)	(1,527)			136	(k)	(1,391)

Total stockholders’ equity before treasury stock	75,992	82,093	158,085
Treasury stock	—	(17,514)	(17,514)			17,514	(k)	—

Total stockholders’ equity	75,992	64,579	140,571					159,380

Total liabilities and stockholders’ equity	$682,085	$768,887	$1,450,972	$83,698		$102,322		$1,469,596

See Notes to Unaudited Pro Forma Combined Financial Statements.

Following are estimates and assumptions for purchase accounting adjustments. Actual adjustments will be determined at transaction date and may differ significantly from this pro forma disclosure.

(a)	Reduce carrying value of MidWestOne’s held-to-maturity investment securities by $217,000 to fair market value; fair market value adjustment to be accreted over remaining life for each security on a level-yield basis.

(b)	Reduce carrying value of MidWestOne’s loans to fair market value; fair market value adjustment to be accreted over average life of portfolio on a level-yield basis.

(c)	Reduce carrying value of MidWestOne’s loan pool participations to fair market value; fair market value adjustment to be accreted over average life of portfolio on a level-yield basis.

(d)	Eliminate existing MidWestOne FASB 91 deferred fees and costs.

(e)	Reduce carrying value of MidWestOne’s loans and allowances for loan losses for specific reserves assigned to impaired loans.

(f)	Increase carrying value of MidWestOne’s premises and equipment to fair market value; estimated fair market value adjustment to be amortized on straight-line basis over 15 years.

(g)	Eliminate existing MidWestOne goodwill, core deposit, and customer list intangible asset and related deferred tax liability.

(h)	Adjust MidWestOne time deposits to fair market value; estimated fair market value adjustment to be accreted over the average life of time deposit portfolio of one year on a level-yield basis.

(i)	Adjust FHLB advances to fair market value; estimate fair market value adjustment to be accreted on individual advances over remaining term on a level-yield basis.

(j)	Adjust trust preferred securities to fair market value; estimate fair market value adjustment to be accreted over remaining 30-year term on a straight-line basis.

(k)	Eliminate MidWestOne stockholders’ equity.

(l)	Net impact of deferred tax entries on purchase accounting adjustments.

(m)	Record core deposit intangible, estimated at 4% of MidWestOne deposits, excluding certificates of deposit, anticipated to be amortized on an accelerated basis over a 10 year period.

Amortization
Year 1	$1,586
Year 2	1,427
Year 3	1,268
Year 4	1,110
Year 5	951
Year 6	793
Year 7	634
Year 8	476
Year 9	317
Year 10	158

$8,720

(n)	Pro forma merger costs expected by ISBF:

Professional fees (legal and accounting)	$325
Investment banking fees	300
Proxy printing	25

ISBF direct costs to be capitalized (all cash disbursement)	650	*

Excess value of new stock option replacement awards	1,276
Marketing and other merger costs	100	*
Less estimated deferred tax benefits	(509)

ISBF indirect merger costs to be expensed	867

Total cash disbursements associated with ISBF indirect merger costs	100

Pro forma merger costs expected by MidWestOne:

Professional fees (legal and accounting)	475	*
Investment banking fees	1,170	*
Proxy printing	50	*
Employment contract termination, severance and stay bonuses	1,500	*
Acceleration of restricted stock unit vesting	281
Acceleration of stock option vesting	163
Marketing and other merger-related expenses	150	*
Donation to ISBF Foundation	500	*

MidWestOne costs to be expensed	4,289

* Total cash disbursement associated with merger costs	4,595

Note: The following outlines the effect on the transaction of the new stock option replacement awards being issued in the transaction.

	Total	Per share
Calculated Fair Value of awards as of measurement date (9/12/07)	$2,618	$6.07
Less: Calculated excess fair value of awards allocated to compensation costs, at 9/3/07	(1,276)	(2.96)

Amount allocated to transaction purchase price	$1,342	$3.11

(o) MidWestOne shares outstanding as of September 30, 2007	3,699,275

Fixed exchange ratio per merger agreement	0.95

Total ISBF common shares to be issued	3,514,311
Fair value per share of ISBF stock	$23.23

Fair value of stock consideration (dollars in thousands)	$81,637

MidWestOne stock options outstanding	454,274
Fixed exchange ratio per merger agreement	0.95

ISBF options to be granted	431,560
Estimated per share fair value of ISBF stock options to be granted	$3.11

Fair value of stock option consideration (dollars in thousands)	1,342

Total Stock and stock option consideration (dollars in thousands)	82,979

Par value of common shares to be issued ($1.00/share)	3,514
Addition to surplus on common stock to be issued	78,123
Addition to surplus on fair value of stock options to be issued	1,342

Total credit to stockholder’s equity	82,979

Note: Due to limited market activity, the fair value per share of ISBF stock of $23.23 was calculated by taking the interpolated book value as of September 12, 2007 ($14.61) times the medium price-to-book value for twenty publicly-traded peer institutions (159%).

(p)	Estimated goodwill related to total transaction cost in excess of net assets acquired (see Note 3, Purchase Price and Acquisition Costs).

(q)	Customer list intangible for MidWestOne Insurance Services customer base, estimated at $400, anticipated to be amortized on a straight-line basis over 5 years.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Pro Forma Statement of Income for Nine Months Ended September 30, 2007

(dollars in thousands, except per share data)

	Historical		Pro Forma Before Entries	Mark-to-market Adjustments				Pro Forma After Entries
	ISBF	MidWestOne		Debit		Credit
Interest income
Loans	$20,563	$28,849	$49,412			$898	(b)	$50,310
Loan pool participations	—	6,134	6,134			185	(c)	6,319
Securities	7,438	2,762	10,200			32	(a)	10,232
Federal funds sold and other	510	90	600					600

Total interest income	28,511	37,835	66,346					67,461

Interest expense
Deposits	10,998	14,656	25,654			79	(e)	25,575
Federal funds purchased and repurchase agreements and short-term borrowings	1,624	340	1,964					1,964
Federal Home Loan Bank advances	1,478	3,444	4,922	$226	(f)			5,148
Long-term debt	77	266	343					343
Trust preferred securities	—	747	747			8	(g)	739

Total interest expense	14,177	19,453	33,630					33,769

Net interest income before provision for loan losses	14,334	18,382	32,716					33,692

Provision for loan losses	425	739	1,164					1,164

Net interest income after provision for loan losses	13,909	17,643	31,552					32,528

Noninterest income
Trust and investment fees	2,667	614	3,281					3,281
Service charges on deposit accounts	1,526	1,562	3,088					3,088
Gain on sale of mortgage loans and servicing fees	1,027	440	1,467					1,467
Other service fees and commissions	1,572	1,877	3,449					3,449
Investment securities gains (losses), net	(299)	49	(250)					(250)

Total noninterest income	6,493	4,542	11,035					11,035

Noninterest expense
Salaries and employee benefits	8,161	9,774	17,935					17,935
Occupancy	1,010	1,324	2,334	100	(d)			2,434
Equipment	1,217	1,302	2,519					2,519
Office supplies, postage, and telephone	753	546	1,299					1,299
Other	2,778	3,443	6,221	1,249	(h)(i)	190	(j)	7,280

Total other expenses	13,919	16,389	30,308					31,467

Income before taxes	6,483	5,796	12,279					12,096
Income taxes	1,666	1,786	3,452			68	(k)	3,384

Net income	$4,817	$4,010	$8,827	$1,575		$1,460		$8,712

Net income for common stockholders	$4,817	$4,010						$8,712

Basic earnings per common share	$0.93	$1.08						$1.00

Diluted earnings per common share	$0.93	$1.07						$1.00

Basic weighted average common shares outstanding	5,167,598	3,701,675						8,681,909

Diluted weighted average common shares outstanding	5,174,684	3,736,747						8,722,313

See Notes to Unaudited Pro Forma Combined Financial Statements.

Following are estimates and assumptions for purchase accounting adjustments for the Unaudited Pro Forma Combined Statement of Income for the Nine Months ended September 30, 2007. Actual adjustments will be determined at transaction date and may differ significantly from this pro forma disclosure.

(a)	Accretion of purchase accounting adjustment on investments acquired over expected five-year life.	$(32)

(b)	Accretion of purchase accounting adjustment on acquired loans over expected seven-year life.	(898)

(c)	Accretion of purchase accounting adjustment on acquired loan pools over expected five-year life.	(185)

(d)	Amortization of purchase accounting adjustment on acquired premises and equipment on straight-line basis over estimated remaining life of 15 years.	100

(e)	Accretion of purchase accounting adjustment on time deposits over expected one-year life.	(79)

(f)	Amortization of purchase accounting adjustment on FHLB advances over expected two-year life.	226

(g)	Amortization of purchase accounting adjustment on trust preferred securities over 30 years.	(8)

(h)	Amortization of core deposit intangible on an accelerated basis over expected ten-year life.	1,189

(i)	Amortization of purchase accounting adjustment on customer list intangible over expected five-year life.	60

(j)	Elimination of amortization expense on existing MidWestOne intangible assets	(190)

(k)	Decreased tax cost of amortization and accretion of purchase accounting adjustments assuming a combined marginal tax rate of 37%.	(68)

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Pro Forma Statement of Income for Twelve Months Ended December 31, 2006

(dollars in thousands, except per share data)

	Historical		Pro Forma Before Entries	Mark-to-market Adjustments				Pro Forma After Entries
	ISBF	MidWestOne		Debit		Credit
Interest income
Loans	$25,850	33,897	59,747			$1,197	(b)	$60,944
Loan pool participations	—	9,142	9,142			247	(c)	9,389
Securities	9,175	3,299	12,474			43	(a)	12,517
Federal funds sold and other	283	116	399					399

Total interest income	35,308	46,454	81,762					83,249

Interest expense
Deposits	12,348	15,045	27,393			105	(e)	27,288
Federal funds purchased and repurchase agreements and short-term borrowings	1,878	418	2,296					2,296
Federal Home Loan Bank advances	2,436	4,446	6,882	$301	(f)			7,183
Long-term debt	97	373	470					470
Trust preferred securities	—	927	927			10	(g)	917

Total interest expense	16,759	21,209	37,968					38,154

Net interest income before provision for loan losses	18,549	25,245	43,794					45,095

Provision for loan losses	550	180	730					730

Net interest income after provision for loan losses	17,999	25,065	43,064					44,365

Noninterest income
Trust and investment fees	2,889	995	3,884					3,884
Service charges on deposit accounts	1,935	2,114	4,049					4,049
Gain on sale of mortgage loans and servicing fees	963	580	1,543					1,543
Other service fees and commissions	1,893	2,451	4,344					4,344
Investment securities gains (losses), net	(108)	(212)	(320)					(320)

Total noninterest income	7,572	5,928	13,500					13,500

Noninterest expense
Salaries and employee benefits	10,081	12,546	22,627					22,627
Occupancy	1,291	1,660	2,951	133	(d)			3,084
Equipment	1,520	1,831	3,351					3,351
Office supplies, postage, and telephone	960	865	1,825					1,825
Other	3,828	4,557	8,385	1,666	(h)(i)	289	(j)	9,762

Total other expenses	17,680	21,459	39,139					40,649

Income before taxes	7,891	9,534	17,425					17,216
Income taxes	2,093	3,093	5,186			77	(k)	5,109

Net income	$5,798	$6,441	$12,239	$2,100		$1,968		$12,107

Net income for common stockholders	$5,798	$6,441						$12,107

Basic earnings per common share	$1.11	$1.74						$1.39

Diluted earnings per common share	$1.11	$1.71						$1.38

Basic weighted average common shares outstanding	5,204,957	3,694,972						8,719,268

Diluted weighted average common shares outstanding	5,213,878	3,764,802						8,794,528

See Notes to Unaudited Pro Forma Combined Financial Statements.

Following are estimates and assumptions for purchase accounting adjustments for Unaudited Pro Forma Combined Statement of Income for the Twelve Months Ended December 31, 2006. Actual adjustments will be determined at transaction date and may differ significantly from this pro forma disclosure.

(a)	Accretion of purchase accounting adjustment on investments acquired over expected five-year life.	$(43)

(b)	Accretion of purchase accounting adjustment on acquired loans over expected seven-year life.	(1,197)

(c)	Accretion of purchase accounting adjustment on acquired loan pools over expected five-year life.	(247)

(d)	Amortization of purchase accounting adjustment on acquired premises and equipment on straight-line basis over estimated remaining life of 15 years.	133

(e)	Accretion of purchase accounting adjustment on time deposits over expected one-year life.	(105)

(f)	Amortization of purchase accounting adjustment on FHLB advances over expected two-year life.	301

(g)	Amortization of purchase accounting adjustment on trust preferred securities over 30 years	(10)

(h)	Amortization of core deposit intangible on an accelerated basis over expected ten-year life.	1,586

(i)	Amortization of purchase accounting adjustment on customer list intangible over expected five-year life.	80

(j)	Elimination of amortization expense on existing MidWestOne intangible assets.	(289)

(k)	Decreased tax cost of amortization and accretion of purchase accounting adjustments assuming a combined marginal tax rate of 37%.	(77)

Notes To Unaudited Pro Forma Combined Financial Statements

Note 1. Basis of Presentation

The combination will be accounted for using the purchase method of accounting.

Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, requires the purchase method of accounting for business combinations. SFAS No. 142, Goodwill and Other Intangible Assets, establishes standards for goodwill acquired in a business combination and sets for the methods to periodically evaluate goodwill for impairment at least annually. The purchase method of accounting for business combinations requires that the assets acquired and liabilities assumed be recorded at their respective estimated fair market values as of the closing date. The excess of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed, should be recorded as goodwill and evaluated thereafter at least annually for impairment. Financial statements of the combined company issued after the consummation of the merger are required to reflect those values, as well as the results of operations of the combined company beginning after the closing date of the merger. Historical financial statements of ISBF issued prior to the consummation of the merger will not be restated to reflect MidWestOne historical financial condition or results of operations.

The unaudited pro forma combined balance sheet as of September 30, 2007, gives effect to the merger as if the merger had occurred on September 30, 2007. The unaudited pro forma combined statement of income for the nine months ended September 30, 2007, and for the year ended December 31, 2006, give effect to the merger as if the merger had occurred on January 1, 2007 and 2006 respectively.

The unaudited pro forma financial data is based on preliminary estimates and various assumptions that ISBF management and MidWestOne management believe are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. Purchase price allocations and related amortization, accretion and depreciation periods will be based on final appraisals, evaluations, and estimates of fair values. As a result, actual asset and liability values established and related operating results, including actual amortization and accretion, could differ materially from those reflected in the unaudited pro forma combined financial statements. No estimates of anticipated cost savings, potential revenue enhancements or synergies that ISBF and MidWestOne expect to realize in connection with the combination have been reflected in the unaudited pro forma combined financial statement. The unaudited pro forma combined financial statements do not reflect the impact of conforming MidWestOne accounting policies to those of ISBF, as the impact, if any has not yet been determined.

Note 2. Merger Consideration

Under terms of the merger agreement, ISBF expects to issue between 3,510,843 and 3,963,115 shares of common stock for the currently outstanding shares of MidWestOne common stock and the shares of MidWestOne common stock subject to options. ISBF currently does not own any shares of MidWestOne common stock.

Note 3. Purchase Price and Acquisition Costs

ISBF has estimated the relative fair value of MidWestOne net assets in order to determine a preliminary allocation of the purchase price to the net assets to be acquired. For purposes of the accompanying unaudited pro forma condensed combined financial statements, the excess of the purchase price over the book value of net assets to be acquired has been estimated as follows:

MidWestOne shares outstanding as of September 30, 2007	3,699,275
Fixed exchange ratio per merger agreement	0.95

Total ISBF common shares to be issued	3,514,311
Fair value per share of ISBF stock	$23.23

Fair value of stock consideration (dollars in thousands)	81,637

MidWestOne stock options outstanding	454,274
Fixed exchange ratio per merger agreement	0.95

ISBF options to be granted	431,560
Estimated per share fair value of ISBF stock options to be granted	$3.11

Fair value of stock option consideration (dollars in thousands)	1,342

Total stock and stock option consideration (dollars in thousands)	82,979

Note: The following outlines the effect on the transaction of the new stock option replacement awards being issued in the transaction.

	Total	Per share
Calculated Fair Value of awards as of measurement date (9/12/07)	$2,618	$6.07
Less: Calculated excess fair value of awards allocated to compensation costs, at 9/3/07	(1,276)	(2.96)

Amount allocated to transaction purchase price	$1,342	$3.11

Par value of common shares to be issued ($1/share)	3,514
Addition to surplus on common stock to be issued	78,123
Addition to surplus on fair value of stock options to be issued	1,342

Total credit to stockholder’s equity	82,979

Pro forma merger costs expected by ISBF:
Professional fees (legal and accounting)	325
Investment banking fees	300
Proxy printing	25

ISBF direct costs to be capitalized (all cash disbursement)	$650

Total purchase price	83,629

MidWestOne equity prior to transaction	64,579
–Merger expenses	(3,845)
–Pre-existing FASB 91 deferred fees and costs	(655)
–Pre-existing goodwill and core deposit intangibles	(13,854)
–Pre-existing customer list intangible	(489)
+Deferred taxes on pre-existing intangibles	1,047

Adjusted equity at closing	46,783

Purchase price to be allocated	36,846
HTM investment fair market value adjustment	(217)
Loans fair market value adjustment	(8,382)

Purchased loan pools fair market value adjustment	(1,237)
Premises and equipment fair market value adjustment	2,000
Time deposit fair market value adjustment	(105)
FHLB advances fair market value adjustment	602
Trust preferred securities market value adjustment	(312)
Core deposit intangible	8,720
Insurance agency customer list	400
Less deferred tax asset/liability on above at 37%	(544)

Purchase accounting adjustments	925

Goodwill	35,921

The pro forma purchase price calculation shown above is subject to change between September 30, 2007 and the closing date of the merger as a result of possible changes in actual acquisition costs incurred by ISBF and final appraisals, evaluations, and estimates of fair value.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table presents certain comparative historical, pro forma and pro forma equivalent per share financial information of ISBF and MidWestOne that reflects the merger using the purchase method of accounting.

The pro forma and equivalent pro forma per share information gives effect to the merger as if the merger had been effective on September 30, 2007. The information in the following table is based on, and should be read together with, the historical financial information that appears elsewhere in this document. See MidWestOne and ISBF’s audited and unaudited financial statements beginning on page F-1 and “Unaudited Pro Forma Combined Financial Information.”

The information listed as “Equivalent Pro Forma Per MidWestOne Share” was obtained by multiplying the pro forma amount listed by ISBF by the 0.95 exchange ratio. We present this information to reflect the fact that MidWestOne shareholders will receive 0.95 share of ISBF common stock for each share of MidWestOne common stock exchanged in the merger.

We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have actually been had our companies been combined as of the dates or for the periods presented.

	ISBF Historical	MidWestOne Historical	Pro Forma Combined	Equivalent Pro Forma Per MidWestOne Share (0.95 Share)
Earnings per share:
For the year ended December 31, 2006:
Basic	$1.11	$1.74	$1.39	$1.32
Diluted	1.11	1.71	1.38	1.31
For the nine months ended September 30, 2007:
Basic	0.93	1.08	1.00	$0.95
Diluted	0.93	1.07	1.00	0.95
Cash dividends declared per share:
For the year ended December 31, 2006	0.32	0.71	0.32	0.30
For the nine months ended September 30, 2007	0.32	0.54	0.32	0.30
Book value:
As of December 31, 2006	14.14	16.83
As of September 30, 2007	14.73	17.46	18.38	17.46

The market price of ISBF common stock will likely fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the exchange ratio of 0.95 is fixed, the value of the merger consideration will fluctuate as the price of ISBF common stock changes. Shareholders who obtain current market price quotations for shares of ISBF common stock in connection with making any decisions with respect to the merger should bear in mind that ISBF common stock, like many Pink Sheet securities, is relatively illiquid, which tends to increase price volatility and make it difficult for investors to buy or sell without dramatically affecting the quoted price. Because of the illiquid trading market of ISBF common stock and the absence of publicly available business and financial information for ISBF, you should not place undue reliance on current price quotations of ISBF common stock in determining the current or prospective value of the stock consideration to be paid in the merger. In addition, the value of the shares of the combined company’s common stock that MidWestOne shareholders will receive in the merger may increase or decrease after the merger.

By voting to approve the merger agreement and the transactions it contemplates, MidWestOne shareholders will be choosing to invest in the combined ISBF/MidWestOne, because they will receive ISBF common stock in exchange for their shares of MidWestOne common stock. An investment in the combined company’s common stock involves significant risk. In addition to the other information included in this joint proxy statement-prospectus, ISBF and MidWestOne shareholders should carefully consider the matters described below in “Risk Factors” when determining whether to approve the merger agreement and the transactions it contemplates.

RISK FACTORS

By voting in favor of the merger, you will be choosing to invest in the common stock of a combined ISBF and MidWestOne. In addition to the information contained elsewhere in this joint proxy statement-prospectus or incorporated in this joint proxy statement-prospectus by reference, you should carefully consider the following factors in making your decision as to how to vote on the merger.

Risks Related to the Merger

The exchange ratio is fixed and will not be adjusted to reflect changes in ISBF’s stock value prior to the effective time of the merger.

The merger agreement provides that each share of MidWestOne common stock will be converted into the right to receive 0.95 share of ISBF common stock. The exchange ratio is fixed and will not be adjusted to reflect any changes in the value of ISBF common stock between the date of the merger agreement and the effective time of the merger. As a result, the value of the merger consideration to be paid to MidWestOne’s shareholders will not be known at the time of the MidWestOne special meeting. When you vote at the special meeting, you will not know the exact value of the shares of ISBF common stock that MidWestOne shareholders will receive in the merger.

Although obtaining current market price quotations for ISBF common stock prior to voting on the merger is possible, ISBF common stock, like many Pink Sheet securities, is relatively illiquid, which tends to increase price volatility and makes it difficult for investors to buy or sell without dramatically affecting the quoted price. Because of the illiquid trading market of ISBF common stock and the absence of publicly available business and financial information for ISBF, you should not place undue reliance on current price quotations of ISBF common stock in determining the current or prospective value of the stock consideration to be paid in the merger.

Moreover, the value of the combined company’s common stock may also rise or fall after the merger. Stock price changes may result from a variety of factors, including completion of the merger, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond the combined company’s control, and it is possible that the market value of the combined company’s common stock at the time of the merger and afterward may be substantially higher or lower than current market value.

The lack of a liquid public market for ISBF’s common stock may make it difficult to evaluate the fairness of the merger.

ISBF’s common stock is quoted on the Pink Sheets. Pink Sheets is not a securities exchange or a broker-dealer, but is an electronic quotation and information service provided to registered broker-dealers to facilitate transactions in Pink Sheet securities. Investors must contact an SEC registered broker-dealer that is a member of the Financial Industry Regulatory Authority to invest in a security quoted on the Pink Sheets. Many Pink Sheet securities are relatively illiquid, or “thinly traded,” which tends to increase price volatility. Illiquid securities are often difficult for investors to buy or sell without dramatically affecting the quoted price. Because a company whose shares are quoted exclusively on the Pink Sheets is not required to file periodic reports with the Securities and Exchange Commission, reliable, publicly available information regarding the company, its securities, its business, financial condition and prospects, and the risks associated with the business or an investment in the company’s securities may not be available. As a result, it may be difficult to properly value an investment in a Pink Sheet security.

The board of directors of MidWestOne used, and its financial advisors used, in part, historical Pink Sheets-quoted prices of ISBF common stock in determining the value of the merger and the fair market valuation of ISBF. The lack of a liquid, public market for ISBF shares increases the uncertainty in determining the fair market value of ISBF. The value of the combined company’s common stock to be issued to MidWestOne shareholders could be greater or less than the market trading price of ISBF common stock.

The merger agreement limits MidWestOne and ISBF’s ability to pursue alternatives to the merger.

The merger agreement contains terms and conditions that make it more difficult for MidWestOne or ISBF to enter into a business combination other than with each other. These “no shop” provisions impose restrictions that prevent either party from seeking another acquisition proposal and that, subject to certain exceptions, limit each party’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of each company. See “The Merger Agreement—Termination and Termination Fees.”

Each company agreed to these provisions as a condition to each company’s willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of either company from considering or proposing an acquisition or other business combination even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration. Either company’s obligation to pay a termination fee, under certain circumstances, might result in a potential competing acquiror proposing to pay a lower per share price to acquire either company than it might otherwise have proposed to pay.

The fairness opinions obtained by MidWestOne and ISBF from their respective financial advisors will not reflect changes in circumstances prior to the merger.

Each company’s financial advisors delivered a “fairness opinion” to each company’s respective board of directors. The fairness opinions delivered by MidWestOne’s financial advisors stated that, as of the date the parties executed the merger agreement, the exchange ratio of 0.95 share of ISBF common stock for each share of MidWestOne common stock is fair from a financial point of view to MidWestOne shareholders. The fairness opinion delivered by ISBF’s financial advisor stated that, as of the date the parties executed the merger agreement, the exchange ratio is fair from a financial point of view to ISBF’s shareholders. The opinions, however, do not reflect changes that may occur or may have occurred after the date each such opinion was delivered, including changes to the operations and prospects of MidWestOne and ISBF, changes in general market and economic conditions or other factors. Any such changes on which the opinions are based, or other factors, may alter the relative value of MidWestOne and ISBF.

Future results of the combined company may differ materially from the pro forma financial information presented in this joint proxy statement-prospectus.

The combined company’s future results may be materially different from those shown in the pro forma financial information presented in this joint proxy statement-prospectus that show only a combination of ISBF’s and MidWestOne’s historical results. Charges that the combined company will record due to the merger may be higher or lower than estimated, depending upon how costly or difficult it is to integrate our two companies. Furthermore, these charges may decrease the combined company’s capital that could be used for income-earning investments in the future.

Difficulties in combining the operations of MidWestOne and ISBF may prevent the combined company from achieving the expected benefits from its acquisition.

The combined company may not be able to achieve fully the strategic objectives and operating efficiencies it hopes to achieve in the merger. The success of the merger will depend on a number of factors, including the combined company’s ability to:

•

integrate the operations of MidWestOne and ISBF, including successfully integrating and combining the technology, financial, credit, security and legal reporting systems and controls of ISBF and MidWestOne;

•	maintain existing relationships with depositors so as to minimize withdrawals of deposits after the merger;

•	maintain and enhance existing relationships with borrowers so as to limit unanticipated losses from loans of MidWestOne and ISBF;

•	control the incremental non-interest expense so as to maintain overall operating efficiencies; and

•	compete effectively in the communities served by MidWestOne and ISBF and in nearby communities.

The market price of the common stock of the combined company after the merger may be affected by factors different from those that currently affect the market value of ISBF and MidWestOne’s common stock.

The businesses of ISBF and MidWestOne and the markets on which each company’s shares trade differ in certain respects. Accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of each of ISBF and MidWestOne.

There may be a limited trading market for the combined company’s common stock, which may hinder your ability to sell your shares and may lower our stock price.

While the combined company’s common stock will be listed on the Nasdaq Global Market as a condition to completing the merger, an active and liquid trading market for our common stock may not develop. The lack of an active, liquid market in our shares may make it difficult for you to sell your shares when you want and may reduce the market value of our common stock. Moreover, in a limited trading market, the sale of a large number of shares at one time may temporarily depress the market price of our common stock, which may further restrict your ability to sell shares at desired prices.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the merger.

Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals. ISBF and MidWestOne intend to pursue all required approvals in accordance with the merger agreement. No assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all such consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement. The terms and conditions of such consents, orders and approvals may require the divestiture of certain assets or operations of the combined company following the merger or may impose other conditions. See “The Merger Agreement—Conditions for the Completion of the Merger” for a discussion of the conditions to the completion of the merger and “The Merger—Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the merger.

Uncertainties associated with the merger may cause a loss of employees and may otherwise affect the future business and operations of ISBF and MidWestOne.

The combined company’s success after the merger will depend in part upon its ability to retain key employees of ISBF and MidWestOne. Current and prospective employees of ISBF and MidWestOne may experience uncertainty about their roles with the combined company following the merger. This may adversely affect the ability of each of ISBF and MidWestOne to attract and retain key management, sales, marketing, technical and other personnel. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that the combined company will be able to attract or retain key employees of ISBF and MidWestOne to the same extent that those companies have been able to attract or retain their own employees in the past. These factors could contribute to the combined company not achieving the expected benefits from the merger within the desired time frames, if at all.

Certain Risks Relating to the Business, Operations and Financial Results After the Merger

The combined company will have investments in pools of performing and nonperforming loans that will comprise a significant component of its assets and generate substantial interest income with yields that may fluctuate considerably resulting in inconsistent profitability from period to period.

On a pro forma basis as of September 30, 2007, approximately 6.7% of the combined company’s earning assets were invested in loan pools, and approximately 8.1% of the combined company’s gross total revenue were derived from the loan pools. The loan pool investment is a “non-traditional” activity that has historically provided MidWestOne with a higher return than typical loans and investment securities. The return on investment in loan pools and the effect on profitability can be unpredictable due to fluctuations in the balance of loan pools and collections from borrowers by the loan pool servicer. Loan pool balances are affected by the ability to purchase additional loan pools to maintain the level of investment and by the payment and refinancing activities of the borrowers resulting in pay-offs of the underlying loans and reduction in the balances. Purchase of the new loan pools will be subject to many factors that will be outside the combined company’s control, including: availability, competition, credit and performance quality of assets offered for sale, asset size and type, and the economic and interest rate environment. Collections from the individual borrowers are managed by the servicer and are affected by the borrower’s financial ability and willingness to pay, foreclosure and legal action, collateral value, and the economy in general. Any of these identified factors, and others not identified, could affect the combined company’s return on the loan pool investment.

The combined company’s allowance for loan losses may be insufficient to absorb possible losses in its loan portfolio.

Like all financial institutions, the combined company will maintain an allowance for loan losses to provide for loans in its portfolio that may not be repaid in their entirety. Based on loan loss policies and procedures currently in effect for ISBF and MidWestOne, we expect that the allowance for loan losses of the combined company will be maintained at a level adequate to absorb probable losses inherent in the combined company’s loan portfolio. However, the combined company’s allowance for loan losses may not be sufficient to cover actual losses, and future provisions for loan losses could materially adversely affect the combined company’s operating results.

The combined company will continue to experience intense competition for loans and deposits.

The banking business is highly competitive and we experience competition in all of our markets from many other financial institutions. After the merger, we will continue to compete with large regional banks, local community banks, credit unions, thrifts, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market mutual funds, and other non-bank financial service providers. The combined company will compete with these institutions both in attracting deposits and making loans as well as in providing other financial services. Increased competition in the combined company’s market may result in a decrease in amounts of our loans and deposits, reduced spreads between loan rates and deposit rates, or loan terms that are more favorable to the borrowers. Any of these could have a material adverse effect on the combined company’s ability to grow and remain profitable.

Our continued geographic concentration will make us sensitive to changes in the economic, demographic and regulatory conditions in our market area.

As a combined company, most of our loans will continue to be to individuals and businesses and/or secured by properties located in central and eastern Iowa. As a result, our revenues and profitability will be subject to prevailing economic, regulatory, demographic and other conditions in this market area. Because our business is concentrated in this area, adverse economic, regulatory, demographic or other developments that are limited to this area may have a disproportionately greater effect on us than they would have if we also did business in markets outside that particular geographic area.

Changing interest rates will continue to adversely affect profits of the combined company.

The spread between the interest rates earned on investments, loans and loan pools and the interest rates paid on deposits and other interest-bearing liabilities affects, in part, the profitability of ISBF and MidWestOne, and will affect the profitability of the combined company. Net interest spread and margin of financial institutions are affected by general economic conditions and other factors that influence market interest rates and an institution’s ability to respond to changes in such rates. The combined company’s assets and liabilities at any given time will be such that they will be affected differently by a given change in interest rates. As a result, an increase or decrease in rates, the length of loan and certificate of deposit terms or the mix of adjustable and fixed rate loans in our portfolio could have a positive or negative effect on our profitability. Each of ISBF and MidWestOne currently measure interest rate risk under various rate scenarios and using specific criteria and assumptions. Each company has summarized its process for measuring interest rate risk under “Quantitative and Qualitative Disclosures About Market Risk” that is contained in each company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Although the management teams of ISBF and MidWestOne believe their current levels of interest rate sensitivity are reasonable and effectively managed, significant fluctuations in interest rates may have an adverse effect on the business, financial condition and results of operations of the combined company.

We will incur expenses after the merger from operating as a public company, which may adversely affect our profitability.

Following the merger, our non-interest expenses will be impacted as a result of the financial accounting, legal and various other additional expenses usually associated with operating as a public company. The federal securities laws and the regulations of the Securities and Exchange Commission will require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal control over financial reporting. This may require that we implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures relative to our size and place additional demands on our management team, not all of whom will have prior public company experience.

Certain ISBF shareholders will continue to own a significant interest in the combined company and may exercise their control in a manner detrimental to your interests.

Certain ISBF shareholders who are descendants of Iowa State Bank & Trust’s founder collectively control approximately 54.4% of the outstanding shares of ISBF. Immediately after the merger, these persons will control approximately 32.4% of the combined company’s outstanding common stock and may have the opportunity to exert influence on the outcome of matters required to be submitted to shareholders for approval.

We will continue to be subject to substantial regulation which could adversely affect the combined business and operations.

As a financial institution, we will be subject to extensive regulation that will materially affect our business. Statutes, regulations and policies that we will be subject to may change at any time, and the interpretation and the application of those laws and regulations by our regulators also is subject to change. There can be no assurance that future changes in regulations or in their interpretation or application will not adversely affect us. Each company currently has established policies, procedures and systems designed to comply with these regulatory and operational risk requirements and such policies will continue under the combined company. We will, however, face complexity and costs associated with our compliance efforts. Adverse publicity and damage to our reputation arising from the failure or perceived failure to comply with legal, regulatory or contractual requirements could affect our ability to attract and retain customers or could result in enforcement actions, fines, penalties and lawsuits.

FORWARD-LOOKING STATEMENTS

We have each made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger is completed. When we use any of the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. These statements are based on ISBF’s and MidWestOne’s respective management’s existing expectations, which in turn are based on information that is currently available to them and on the current economic, regulatory and competitive environment, including factors such as the strength of the U.S. and local economies; federal, state and local laws, regulations and policies; interest rates and regulatory policies; and expectations as to competitors and customers. Many possible events or factors, including changes from current conditions in the factors mentioned above, could affect the future financial results and performance of each of our companies and of the combined company after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements.

In addition to the factors listed above and the risks discussed in the “Risk Factors” section of this joint proxy statement-prospectus, factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, the following:

•

the risk that the businesses of ISBF and/or MidWestOne in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	customer and employee relationships and business operations may be disrupted by the merger;

•	the availability of capital to fund the expansion of the combined business;

•

technological changes implemented by us and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to us and our customers;

•	other factors referenced in this joint proxy statement-prospectus or the documents incorporated by reference; and

•

the factors identified as “Risk Factors” in MidWestOne’s Annual Report on Form 10-K for the year ended December 31, 2006 and any additional or modified factors identified as risk factors in MidWestOne’s 2007 Quarterly Reports on Form 10-Q.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

The forward-looking statements included in this joint proxy statement-prospectus are made only as of the date of this joint proxy statement-prospectus. Further information concerning MidWestOne and its business, including additional factors that could materially affect MidWestOne’s financial results, is included in MidWestOne’s filings with the Securities and Exchange Commission.

THE SPECIAL MEETINGS

ISBF is furnishing this joint proxy statement-prospectus to holders of ISBF common stock, $1.00 par value per share, in connection with the proxy solicitation by ISBF’s board of directors. ISBF’s board of directors will use the proxies at the special meeting of shareholders of ISBF to be held on            , 2008, and at any adjournments or postponements of the meeting.

MidWestOne is furnishing this joint proxy statement-prospectus to holders of MidWestOne common stock, $5.00 par value per share, in connection with the proxy solicitation by MidWestOne’s board of directors. MidWestOne’s board of directors will use the proxies at the special meeting of shareholders of MidWestOne to be held on                    , 2008, and at any adjournments or postponements of the meeting.

All ISBF and MidWestOne shareholders will be asked at their respective special meetings to vote to approve the Agreement and Plan of Merger, dated September 11, 2007, between ISBF and MidWestOne, and to approve the transactions it contemplates. By doing so, ISBF shareholders also will be approving the adoption of amended and restated articles of incorporation. Under the merger agreement, the parties will engage in a transaction in which MidWestOne will merge with ISBF. In the merger of MidWestOne with ISBF, each outstanding share of MidWestOne common stock will be converted into the right to receive 0.95 share of the combined company. MidWestOne shareholders will receive cash instead of any fractional shares. At the special meeting, ISBF shareholders also will be asked to approve the 2008 Equity Incentive Plan.

ISBF SPECIAL MEETING

Date, Place, Time and Purpose

The special meeting of ISBF’s shareholders will be held at            , located at,                     , Iowa City, Iowa, at     :        .m., central standard time on            , 2008. At the special meeting, holders of ISBF common stock will be asked to vote upon a proposal to approve the merger agreement and the transactions it contemplates, including the merger, the issuance of shares of ISBF common stock as consideration in the proposed merger and the adoption of amended and restated articles of incorporation. ISBF shareholders also will be asked to approve the 2008 Equity Incentive Plan, which reserves for issuance 750,000 shares of ISBF common stock (less the number of shares subject to outstanding awards granted under the current plans of MidWestOne and ISBF as of the effective time of the merger) for future equity incentive awards by the combined company. ISBF is also asking its shareholders to grant full authority to adjourn the special meeting, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this joint proxy statement-prospectus.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

The ISBF board fixed the close of business on ,                    2008 as the record date for determining those ISBF shareholders who are entitled to notice of and to vote at the special meeting. Only holders of ISBF common stock of record at the close of business on the record date have the right to receive notice of and to vote at the special meeting. On the record date, there were            shares of ISBF common stock issued and outstanding, held by approximately            holders of record.

ISBF shareholders should complete and return their proxy card accompanying this document or follow the alternative voting instructions described on the proxy card to ensure that their votes are counted at the ISBF special meeting, regardless of whether they plan to attend the ISBF special meeting. To be sure that your shares are represented at the meeting, please either complete and promptly mail the enclosed proxy card in the envelope provided for this purpose or vote by following the telephone or Internet voting procedures described on the proxy card. If your shares are registered in the name of a bank or brokerage firm, telephone or Internet voting will be available to you only if offered by your bank or broker and such procedures are described on the voting form sent to you.

At the special meeting, ISBF shareholders will have one vote for each share of ISBF common stock owned on the record date. The holders of a majority of the outstanding shares of ISBF common stock entitled to vote at the special meeting must be present for a quorum to exist at the special meeting.

Approval of the merger agreement, including the adoption of the amended and restated articles of incorporation, and approval of the 2008 Equity Incentive Plan each requires the affirmative vote of holders of a majority of the outstanding shares of ISBF common stock. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or “broker non-vote” will have the same effect as a vote against the approval of the merger agreement.

Properly executed proxies that ISBF receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, these proxies will be voted “FOR” the proposal to approve the merger agreement and the transactions it contemplates, “FOR” the proposal to approve the ISBF 2008 Equity Incentive Plan, and “FOR” any resolution to adjourn the special meeting, if necessary, to solicit additional proxies, and the proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the special meeting.

An ISBF shareholder who has given a proxy solicited by the ISBF board may revoke it at any time prior to its exercise at the special meeting by:

•	giving written notice of revocation to ISBF;

•

properly submitting to ISBF a duly executed proxy bearing a later date, which automatically revokes your earlier proxy, by mail (or by telephone or Internet if that method was used for your initial proxy submission); or

•	attending the special meeting and voting in person.

All written notices of revocation and other written communications with respect to revocation of proxies should be sent to: ISB Financial Corp., 102 South Clinton St., Iowa City, Iowa 52240, Attention: Kenneth R. Urmie, Secretary.

On the record date, ISBF’s directors and executive officers beneficially owned            shares, or approximately    % of the outstanding shares, of ISBF common stock. Pursuant to a voting agreement, the directors will vote the shares over which they have voting control in favor of approving the merger agreement and the transactions it contemplates. However, because they only have voting control over    % of ISBF shares, approval of the merger agreement and the merger is not assured.

Solicitation of Proxies

Directors, officers and employees of ISBF may solicit proxies by regular or electronic mail, in person or by telephone or facsimile. They will receive no additional compensation for these services. ISBF may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of ISBF common stock held of record by such persons. ISBF will reimburse any brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for their services. ISBF will pay all expenses associated with the printing and mailing of this joint proxy statement-prospectus to its shareholders.

Authority to Adjourn Special Meeting to Solicit Additional Proxies

ISBF is asking its shareholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this joint proxy statement-prospectus.

Appraisal Rights

Under Iowa law, ISBF’s shareholders are not entitled to exercise appraisal or dissenters’ rights and obtain a cash payment as a result of the merger or any of the transactions contemplated by the merger agreement.

Recommendation of ISBF’s Board

The ISBF board has unanimously approved the merger agreement and the transactions it contemplates and believes that the proposal to approve the merger agreement and the transactions it contemplates are in the best interests of ISBF and its shareholders. The ISBF board unanimously recommends that the ISBF shareholders vote “FOR” approval of the merger agreement and the transactions it contemplates, including the adoption of the amended and restated articles of incorporation, “FOR” the approval of the 2008 Equity Incentive Plan, and “FOR” any resolution to adjourn the special meeting, if necessary, to solicit additional proxies. See “The Merger—ISBF’s Reasons for the Merger and Board Recommendation.”

ISBF shareholders should not send stock certificates with their proxy cards. ISBF shareholders will not need to do anything with their stock certificates in connection with the closing of the merger. Following consummation of the merger, current ISBF shareholders will be given the opportunity to exchange their stock certificates for new certificates, which will reflect the new corporate name of “MidWestOne Financial Group, Inc.” This exchange, however, is not required, as current ISBF certificates will continue to represent ownership of shares of common stock of the combined company. Information will be sent to current ISBF shareholders following consummation of the merger regarding the process for exchanging their current certificates for new certificates, if they elect to do so.

MIDWESTONE SPECIAL MEETING

Date, Place, Time and Purpose

The special meeting of MidWestOne’s shareholders will be held at            , located at            , Oskaloosa, Iowa, at    :        .m., central standard time on                    , 2008. At the special meeting, holders of MidWestOne common stock will be asked to vote upon a proposal to approve the merger agreement and the transactions it contemplates. MidWestOne is also asking its shareholders to grant full authority to adjourn the special meeting, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this joint proxy statement-prospectus.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

The MidWestOne board fixed the close of business on                    , 2008 as the record date for determining those MidWestOne shareholders who are entitled to notice of and to vote at the special meeting. Only holders of MidWestOne common stock of record at the close of business on the record date have the right to receive notice of and to vote at the special meeting. On the record date, there were            shares of MidWestOne common stock issued and outstanding, held by approximately            holders of record.

MidWestOne shareholders should complete and return their proxy card accompanying this document or follow the alternative voting instructions described on the proxy card to ensure that their votes are counted at the MidWestOne special meeting, regardless of whether they plan to attend the MidWestOne special meeting. To be sure that your shares are represented at the meeting, please either complete and promptly mail the enclosed proxy card in the envelope provided for this purpose or vote by following the telephone or Internet voting procedures described on the proxy card. If your shares are registered in the name of a bank or brokerage firm, telephone or Internet voting will be available to you only if offered by your bank or broker and such procedures are described on the voting form sent to you.

At the special meeting, MidWestOne shareholders will have one vote for each share of MidWestOne common stock owned on the record date. The holders of a majority of the outstanding shares of MidWestOne common stock entitled to vote at the special meeting must be present for a quorum to exist at the special meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining whether a quorum is present, but not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a proxy returned by a broker indicates that the broker does not have discretionary authority to vote some or all of the shares covered thereby for any matter submitted to the shareholders for a vote (broker non-votes), such shares will be considered to be present for the purpose of determining whether a quorum is present, but will not be considered as entitled to vote at the special meeting.

Approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of MidWestOne common stock. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or “broker non-vote” will have the same effect as a vote against the approval of the merger agreement.

Properly executed proxies that MidWestOne receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, these proxies will be voted “FOR” the proposal to approve the merger agreement and the transactions it contemplates, and “FOR” any resolution to adjourn the special meeting, if necessary, to solicit additional proxies, and the proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the special meeting.

A MidWestOne shareholder who has given a proxy solicited by the MidWestOne board may revoke it at any time prior to its exercise at the special meeting by:

•	giving written notice of revocation to MidWestOne;

•

properly submitting to MidWestOne a duly executed proxy bearing a later date, which automatically revokes your earlier proxy, by mail (or by telephone or Internet if that method was used for your initial proxy submission); or

•	attending the special meeting and voting in person.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to: MidWestOne Financial Group, Inc., 222 First Avenue East, Oskaloosa, Iowa 52577, Attention: Karen K. Binns, Secretary.

On the record date, MidWestOne’s directors and executive officers beneficially owned            shares, or approximately    % of the outstanding shares, of MidWestOne common stock. Pursuant to a voting agreement entered into in connection with the execution of the merger agreement, these individuals must vote the shares over which they have voting control in favor of approving the merger agreement and the transactions it contemplates. However, because they only have voting control over    % of the MidWestOne shares, approval of the merger agreement and the merger is not assured.

ESOP Participant Voting

For participants in the MidWestOne Financial Group, Inc. Employee Stock Ownership Plan and Trust (the “MidWestOne ESOP”), the proxy card will also serve as a voting instruction card for MidWestOne Bank, the trustee of the MidWestOne ESOP, with respect to shares held in the participants’ accounts. A participant cannot direct the voting of shares allocated to the participant’s account in the MidWestOne ESOP unless the proxy card is signed and returned. If proxy cards representing shares in the MidWestOne ESOP are not returned, those shares will be voted by the MidWestOne ESOP trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the MidWestOne ESOP.

Solicitation of Proxies

Directors, officers and employees of MidWestOne may solicit proxies by regular or electronic mail, in person or by telephone or facsimile. They will receive no additional compensation for these services. MidWestOne may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of MidWestOne common stock held of record by such persons. MidWestOne will reimburse any brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for their services. MidWestOne will pay all expenses associated with the printing and mailing of this joint proxy statement-prospectus to its shareholders.

Authority to Adjourn Special Meeting to Solicit Additional Proxies

MidWestOne is asking its shareholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this joint proxy statement-prospectus.

Appraisal Rights

Under Iowa law, MidWestOne shareholders are not entitled to exercise appraisal or dissenters’ rights and obtain a cash payment for their shares as a result of the merger or any of the transactions contemplated by the merger agreement.

Recommendation of MidWestOne’s Board

The MidWestOne board has unanimously approved the merger agreement and the transactions it contemplates and believes that the proposal to approve the merger agreement and the transactions it contemplates are in the best interests of MidWestOne and its shareholders. The MidWestOne board unanimously recommends that the MidWestOne shareholders vote “FOR” approval of the merger agreement and the transactions it contemplates and “FOR” any resolution to adjourn the special meeting, if necessary, to solicit additional proxies. See “The Merger—MidWestOne’s Reasons for the Merger and Board Recommendation.”

MidWestOne shareholders should not send stock certificates with their proxy cards. Upon completion of the merger, former MidWestOne shareholders will be mailed a transmittal form by the exchange agent with instructions on how to exchange their MidWestOne stock certificates for ISBF stock certificates.

THE MERGER

The following discussion contains material information pertaining to the merger and the related transactions. This discussion is subject to and qualified in its entirety by reference to the merger agreement and the opinions of MidWestOne’s and ISBF’s financial advisors attached as appendices to this document. We urge you to read the appendices in their entirety.

General

The ISBF board of directors and the MidWestOne board of directors each have unanimously approved the merger agreement, which provides for a merger of MidWestOne with and into ISBF. ISBF will be the surviving corporation in the merger and will continue its existence as an Iowa corporation under the name “MidWestOne Financial Group, Inc.” . At the time the merger becomes effective, each share of MidWestOne common stock then issued and outstanding will be converted into and exchanged for the right to receive 0.95 share of ISBF common stock. Each share of ISBF common stock then issued and outstanding will remain outstanding.

ISBF will not issue any fractional shares to MidWestOne’s shareholders. Instead, MidWestOne shareholders will receive cash in lieu of any fractional shares of common stock of the combined company owed to them in exchange for their shares of MidWestOne common stock. The amount of cash to be paid for a fractional share will be equal to the product of the average of the closing prices of ISBF common stock for the ten trading days immediately preceding the date of the merger agreement and the fractional share amount. No interest will be paid or accrued on cash payable to holders of MidWestOne common stock in lieu of fractional shares. No shareholder of MidWestOne will be entitled to dividends, voting rights or any other rights as a shareholder of ISBF with respect to any fractional shares.

On their respective record dates, ISBF had            shares of common stock issued and outstanding and MidWestOne had            shares of common stock issued and outstanding. Based on the exchange ratio contained in the merger agreement, on completion of the merger, ISBF will issue approximately            shares of its common stock to MidWestOne shareholders. After the merger, current MidWestOne shareholders will own approximately 41% of the outstanding shares of common stock of the combined company.

Fluctuation in ISBF Stock Price. Because the exchange ratio of 0.95 share of ISBF common stock is fixed, the value of the merger consideration will fluctuate if the price of ISBF common stock changes. Share prices cannot be accurately predicted, particularly because ISBF common stock is not traded on a securities exchange but over-the-counter among broker-dealers. As a result, the market for ISBF shares is relatively illiquid, which tends to increase price volatility. The following table illustrates the effective value of the merger consideration to be received by MidWestOne shareholders on a per share basis under varying prices of ISBF common stock:

Price of ISBF Common Stock	Value of Stock Consideration to be Received in the Merger
$19.00	$18.05
19.50	18.53
20.00	19.00
20.50	19.48
21.00	19.95
21.50	20.43
22.00	20.90
22.50	21.38
23.00	21.85
23.50	22.33
24.00	22.80
24.50	23.28
25.00	23.75
25.50	24.23
26.00	24.70
26.50	25.18
27.00	25.65
27.50	26.13
28.00	26.60

Based on the last reported transaction involving the sale of ISBF common stock prior to the date of this joint proxy statement-prospectus, the most recent sale price of ISBF common stock was $            . Based on this price, the value of the merger consideration would be $            (0.95 share, multiplied by $            ). The actual value of the shares of the combined company that you receive in the merger may be more or less than the hypothetical values referred to above. The actual value of the combined company shares you receive in the merger for your MidWestOne shares will depend on the value of ISBF’s shares at the time of the merger, and after the merger, will fluctuate based on the market price of the combined company’s shares on the Nasdaq Global Market.

Treatment of Stock Options and Restricted Stock

MidWestOne Stock Options. Upon completion of the merger, each outstanding option to acquire MidWestOne common stock shall be deemed to constitute an option to acquire a number of whole shares of ISBF common stock equal to the product of the number of shares of MidWestOne common stock that were subject to the original MidWestOne stock option multiplied by the exchange ratio (the product being rounded down to the nearest whole share). The per share exercise price for each outstanding option to acquire MidWestOne common stock will be equal to the exercise price per share of the original MidWestOne stock option divided by the exchange ratio (the quotient being rounded up to the nearest cent). As soon as practicable, but in no event later than the completion of the merger, ISBF will file a registration statement to register the issuance of the shares of common stock to be issued upon exercise of the MidWestOne stock options that will be deemed to constitute an option to acquire ISBF common stock upon completion of the merger.

ISBF Stock Options. At the effective time of the merger, each outstanding ISBF stock option shall continue to constitute an option to purchase on the same terms and conditions as were applicable under the terms of the ISBF stock option plan under which the ISBF stock option was granted and the applicable award agreement thereunder, the same number of shares of ISBF common stock at the same exercise price per share.

Acceleration and Extension of ISBF and MidWestOne Stock Options. The merger agreement provides that, prior to the effective time of the merger, ISBF and MidWestOne shall take all actions necessary to cause each outstanding, unexercised ISBF stock option or MidWestOne stock option, as the case may be, to vest and become exercisable upon the merger becoming effective. Accordingly, the options to purchase            shares of MidWestOne common stock that currently are not exercisable will become exercisable no later than the effective date of the merger. Currently, all outstanding ISBF options are fully vested and exercisable. Further, the merger agreement provides that, prior to the effective time of the merger, ISBF and MidWestOne shall take all actions necessary to extend the period during which a holder of MidWestOne stock options or ISBF stock options, who is an employee of MidWestOne or ISBF, may exercise such options after termination of employment for any reason (other than termination by the combined company or a subsidiary for cause or resignation by the employee in circumstances that do not entitle the employee to severance benefits) to one year from the date of termination, but not beyond the expiration date of the option.

Acceleration of MidWestOne Restricted Stock. The merger agreement provides that, prior to the effective time of the merger, MidWestOne shall take all actions necessary to cause each share of MidWestOne restricted stock that is outstanding immediately prior to the effective time of the merger to vest and become free of all restrictions. As such, each share of MidWestOne restricted stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the ISBF common stock.

Effective Time of the Merger

The merger will become effective on the close of business on the day when articles of merger reflecting the merger are filed with the Secretary of State of the State of Iowa. The parties have agreed that the closing of the merger will occur on the fifth business day (or such other time agreed by the parties) after satisfaction or waiver of all of the conditions to closing set forth in the merger agreement.

We anticipate that the merger will become effective during the first quarter of 2008; however, delays could occur.

We cannot assure you that the necessary shareholder and regulatory approvals of the merger will be obtained or that other conditions precedent to the merger can or will be satisfied. Either party’s board of directors may terminate the merger agreement if the merger is not completed by May 31, 2008, unless it is not completed because of the failure by the party seeking termination to comply fully with its obligations under the merger agreement. See “The Merger—Conditions to Completion of the Merger” and “The Merger Agreement—Termination and Termination Fees.”

Background of the Merger

The boards of directors of each of ISBF and MidWestOne have regularly reviewed the business strategies of their respective companies in light of local competitive and economic conditions, their financial condition, results of operations and future prospects, legislative changes, and other developments affecting the banking industry generally, and each of their respective companies specifically.

The ISBF board of directors has considered from time to time the possible benefits of strategic business combinations with other comparably-sized financial institutions, including other bank holding companies, as a part of its ongoing evaluation of available methods to increase shareholder value, to strengthen its franchise through expansion of its existing market area and to solidify its market position in its existing markets. However, ISBF has not engaged in a business combination or other strategic transaction since its acquisition of First State Bank of Conrad, Iowa in 1998.

The MidWestOne board of directors also has considered, from time to time, the possible benefits of strategic business combinations with other comparably-sized financial institutions in order to expand its geographic footprint. In September 1999, MidWestOne acquired Midwest Bancshares, Inc., the holding company for Midwest Federal Savings and Loan Association of Eastern Iowa, which had banking operations in Burlington, Fort Madison and Wapello in southeastern Iowa, and, in February 2003, it acquired Belle Plaine Service Corp., the holding company for Citizens Bank & Trust of Hudson, which had branches in Hudson, Belle Plaine and Waterloo, Iowa. All of MidWestOne’s subsidiary banks eventually were merged under a single charter by January 1, 2006.

MidWestOne also has recently expanded the services it offers to customers by acquiring the assets of Koogler Company of Iowa, a retail brokerage and financial planning firm in Pella, Iowa, on June 30, 2004, and acquiring Cook & Son Agency, Inc., an insurance agency in Pella, Iowa, on September 1, 2005. The assets of Koogler Company are owned by MidWestOne Investment Services, Inc., a wholly-owned subsidiary of MidWestOne. In 2007, Cook & Son Agency, Inc. was renamed MidWestOne Insurance Services, Inc., which also is a wholly-owned subsidiary of MidWestOne.

The MidWestOne board of directors also assessed on an ongoing basis possible succession arrangements for Charles S. Howard, Chairman, President and Chief Executive Officer of MidWestOne, who has led the MidWestOne organization since 1993, and had retained an executive search firm with respect to John P. Pothoven, the President and Chief Executive Officer of MidWestOne Bank, in light of the officer’s expected retirement in 2008.

In late January and early February 2007, MidWestOne’s senior management met separately with representatives of each of Howe Barnes Hoefer & Arnett, Inc. and Sandler O’Neill & Partners, L.P., to discuss possible strategic directions and alternatives of MidWestOne. These discussions included an overview of the current banking environment as well as of MidWestOne, including a market analysis, a MidWestOne historical stock price, volume and liquidity analysis, a comparable group analysis and a discussion and analysis of an earnings model forecast of MidWestOne prepared by each of the firms. The parties also discussed the bank and thrift merger and acquisition environment generally, and reviewed a valuation analysis of MidWestOne including a discussion of potential “merger of equals” partners and potential strategic buyers.

Both Howe Barnes and Sandler O’Neill listed ISBF as a potential “merger of equals” partner. It was agreed that Sandler O’Neill would contact ISBF’s management regarding their interest in meeting with MidWestOne’s senior management to discuss the possibility of a potential transaction.

In March 2007, representatives of Sandler O’Neill called Charles N. Funk, the President of ISBF, to determine if ISBF had an interest in meeting with MidWestOne to discuss a potential merger of equals transaction between the two companies. After discussing the issue with W. Richard Summerwill, the Chairman and Chief Executive Officer of ISBF, Mr. Funk agreed that ISBF would be interested in having a preliminary meeting with representatives of MidWestOne and Sandler O’Neill to explore whether the companies had compatible cultures and shared similar operating philosophies and visions for their organizations.

At a regularly scheduled meeting of MidWestOne’s board of directors held on March 15, 2007, management informed the board that both ISBF and another Iowa-based bank had expressed an interest and willingness to hold preliminary informal discussions with MidWestOne regarding possible strategic transactions.

On April 16, 2007, Messrs. Summerwill and Funk, along with Kent Jehle, Executive Vice President—Commercial Banking of Iowa State Bank & Trust, met in Davenport, Iowa, with Charles S. Howard, David A. Meinert, Executive Vice President and Chief Financial Officer of MidWestOne, and representatives of Sandler O’Neill. The parties discussed their respective organizations and the operating philosophies and characteristics thereof, as well as the loan pool activities of MidWestOne. Sandler O’Neill presented a pro forma overview of the two organizations if they were to combine in a merger of equals transaction. Also presented was a branch map and a contribution analysis based on each party’s 2006 year end financial statements. The parties also discussed certain non-financial aspects of a potential merger of equals transaction generally and potential pros and cons to each organization of combining in such a transaction. No transaction specifics or possible pricing terms were discussed at this meeting. The representatives of both ISBF and MidWestOne decided that they would give further thought to a potential combination of the two entities. Because the parties intended to engage in further discussions with each other in the future, each company executed a confidentiality agreement that provided for, among other things, a mutual obligation to maintain the confidentiality of all transaction-related discussions and negotiations.

At a regular meeting of MidWestOne’s board of directors held on April 26, 2007, Mr. Meinert reported to the Board that he and Mr. Howard had met with representatives of ISBF and Sandler O’Neill to discuss the possibility of a merger of equals transaction. The board engaged in a general discussion regarding such a potential transaction, and it was the consensus of the board that discussions with ISBF in that regard should continue.

At a regular meeting of ISBF’s board of directors held on May 15, 2007, Messrs. Summerwill and Funk reported that they had met with representatives of MidWestOne and Sandler O’Neill to discuss the possibility of a merger of equals transaction. The board engaged in a general discussion regarding MidWestOne and a potential transaction therewith, and instructed Messrs. Summerwill and Funk to continue discussions with MidWestOne.

On both May 3 and May 23, 2007, senior management of ISBF and MidWestOne met in Iowa City, Iowa, and on June 4, 2007, Mr. Funk met with senior management of MidWestOne in Oskaloosa, Iowa, to continue discussions regarding a potential merger of equals transaction involving the two companies. During these meetings, the parties discussed their respective businesses in greater detail and the markets that are served by each. The parties also began discussing cost savings that a combined entity potentially could achieve. In addition, the parties held initial discussions about which individuals would make up the senior management team of a combined entity. The parties did not discuss potential pricing or other specific transaction terms at these meetings. Rather, the purpose of the meetings was to gain a better understanding of each other’s business and to learn about the cultures of the respective organizations and their senior management teams.

At this point, ISBF’s board determined that the discussions with MidWestOne were getting serious enough to warrant obtaining special legal counsel to advise ISBF in connection with a potential strategic transaction.

Thus, in early June 2007, Messrs. Summerwill and Funk contacted the law firm of Barack Ferrazzano Kirschbaum & Nagelberg LLP to discuss the possibility of Barack Ferrazzano representing ISBF. On June 7, 2007, Messrs. Summerwill and Funk had a conference call with representatives of Barack Ferrazzano to discuss preliminary issues regarding strategic transactions generally, and mergers of equals in particular. They also asked two outside directors, Richard Schwab and Stephen West, to participate in the next meeting with MidWestOne.

On June 15, 2007, representatives of ISBF and MidWestOne, including two outside directors of each company, as well as a representative of Sandler O’Neill, met in Amana, Iowa, to continue discussions regarding a potential merger of equals transaction. Representing ISBF were Messrs. Summerwill, Funk, Schwab and West. Representing MidWestOne were Mr. Meinert, Mr. Pothoven and Richard Donohue and James Wake, outside directors of MidWestOne. At this meeting, the parties’ discussion included the consideration of the possible advantages of a combination, including the fact that it represented the opportunity to extend the combined company’s market share over a larger portion of central and eastern Iowa—resulting in a bank with the sixth largest market share in the state of Iowa—and that it provided for improved stability for both companies because of the complementary nature of their respective businesses and would enable the combined company to realize significant cost savings.

ISBF’s board of directors held a lengthy special meeting on June 21, 2007, to discuss the possible strategic transaction with MidWestOne. Messrs. Summerwill and Funk summarized for the board the ongoing discussions with Messrs. Howard, Meinert and Pothoven of MidWestOne. Representatives from Barack Ferrazzano were present at the meeting and led a discussion regarding the directors’ fiduciary duties with respect to a strategic decision and, in particular, a merger of equals transaction; confidentiality of the proposed transaction; and prohibition of trading in ISBF or MidWestOne common stock prior to the public announcement of any proposed transaction. A representative of Sandler O’Neill also was present at the meeting and discussed with the board of directors a general analysis of merger of equals transactions and the financial aspects of such transactions, including a possible range of exchange ratios for the proposed transaction. ISBF’s board of directors voted to authorize further exploration by ISBF of its strategic alternatives with MidWestOne and directed Messrs. Summerwill and Funk to continue to negotiate the terms of a transaction.

A special meeting of MidWestOne’s board of directors was held on June 25, 2007, at which meeting Sandler O’Neill discussed the company’s strategic alternatives. A lengthy discussion ensued and the board reviewed the potential for a merger of equals transaction and determined that MidWestOne should continue to move forward with its discussions with ISBF. Further, MidWestOne’s board discussed the retention of Sandler O’Neill to represent MidWestOne in the transaction and determined that it preferred that Sandler O’Neill not simultaneously represent ISBF. Thus, after the board meeting, Mr. Howard called Mr. Funk to discuss the possibility of ISBF engaging an independent financial advisor to represent it in negotiations with MidWestOne. Accordingly, ISBF retained Keefe, Bruyette & Woods, Inc., an investment bank that specializes exclusively in the financial services sector, to advise ISBF in connection with its negotiations with MidWestOne and to issue a fairness opinion in connection with a possible transaction. ISBF and Keefe Bruyette then negotiated an engagement letter in early July, and executed an engagement letter on July 10, 2007.

During much of June and July 2007, both parties performed extensive due diligence on each other through in-person interviews, on-site investigations and by reviewing an extensive number of documents posted in an online data room maintained by a third-party provider.

On July 17, 2007, ISBF’s board of directors held a regular meeting, which was attended by representatives of Barack Ferrazzano and Keefe Bruyette. The representatives of Barack Ferrazzano reminded the directors of their fiduciary duties, which had been explained to them in detail at the June 21, 2007, special board meeting. Keefe Bruyette made its initial financial presentation to introduce the board to some of the possible financial underpinnings of the proposed transaction and enable it to make an informed decision regarding the transaction at the appropriate time. There also was a general discussion between the members of the board and the representatives of Keefe Bruyette regarding Keefe Bruyette’s preliminary analysis and presentation, as well as

ISBF’s other possible actions, including not engaging in any strategic transactions. The board asked many questions regarding Keefe Bruyette’s position on the valuation, exchange ratio, treatment of outstanding MidWestOne options in the merger and the payment of cash dividends prior to any closing, as well as issues involving the integration of the companies. A discussion then ensued regarding the next steps in the negotiation process, as well as the integration process in the event that the parties agree to pursue a transaction. The board directed ISBF’s senior management to continue its discussions and negotiations with MidWestOne, Barack Ferrazzano to prepare an initial draft of an agreement and plan of merger and Keefe Bruyette to negotiate with MidWestOne and Sandler O’Neill regarding the exchange ratio and other financial-related matters. In late July, ISBF’s executive management held several conference calls with representatives of Barack Ferrazzano to discuss issues in drafting the merger agreement. Keefe Bruyette, on behalf of ISBF, also made an initial proposal to MidWestOne and Sandler O’Neill for the exchange ratio.

MidWestOne’s board of directors held a lengthy special meeting on July 19, 2007, to discuss the possible strategic transaction with ISBF. Mr. Howard and Mr. Meinert summarized for the board the ongoing discussions with Messrs. Summerwill and Funk of ISBF. Representatives from Vedder, Price, Kaufman & Kammholz, P.C., special counsel to MidWestOne, were present at the meeting and led a discussion regarding the board of directors’ fiduciary duties with respect to evaluating strategic options and alternatives and, in particular, a merger of equals transaction; confidentiality of the proposed transaction; and prohibition of trading in ISBF or MidWestOne common stock prior to the public announcement of any proposed transaction. A representative of Sandler O’Neill also was present at the meeting. The board of directors also discussed structural terms of a proposed transaction, social issues and potential pricing terms. At this meeting, the board of directors approved the retention of Sandler O’Neill and Howe Barnes to serve as co-advisors to MidWestOne.

Through most of late July to mid-August 2007, the management teams and investment banking representatives for both companies continued to have discussions regarding the initial terms of a possible transaction. The management teams discussed at length the exchange ratio, the composition of the combined company’s board of directors and management team, as well as the overall organization, vision and strategy for the combined institution. Another area that was discussed extensively by the parties was the proposed bylaws of the combined company. The parties and their counsel also held extensive discussions regarding employee benefit matters, including the terms of employment agreements for the combined company’s senior executives. To assist the parties in establishing the employee benefit package for employees of the combined company and the terms of employment agreements for senior executives, they engaged an independent compensation consultant with experience representing financial institutions. Additional due diligence review by both parties continued, and Barack Ferrazzano completed an initial draft of a merger agreement and distributed it to MidWestOne and Vedder Price on August 3, 2007.

During the first several weeks of August 2007, Vedder Price and MidWestOne’s senior management team had multiple discussions regarding the draft merger agreement. On August 16, 2007, the board of directors met, along with representatives of Sandler O’Neill and Vedder Price, to continue its discussion regarding a possible merger of equals with IBSF. Following this discussion, the board supported moving forward with the merger at a minimum exchange ratio of 0.95 share of ISBF common stock for each MidWestOne common share, provided all the social issues could be resolved satisfactorily.

On August 21, 2007, ISBF’s board of directors held its regular monthly meeting. Representatives of Barack Ferrazzano and Keefe Bruyette also participated in the meeting. Mr. Funk discussed with the board the remaining open issues that the parties needed to resolve prior to signing a definitive agreement, most of which related to employment and compensation-related matters. He also apprised them of the open issues regarding the proposed bylaws. Mr. Funk then provided an update on the additional due diligence on MidWestOne that had been conducted by ISBF’s senior management. Keefe Bruyette then briefed the board on the status of negotiations with MidWestOne and Sandler O’Neill regarding the exchange ratio and other financial-related terms. It noted that ISBF, through Keefe Bruyette, had made a proposal for a final exchange ratio, but the parties had not yet been able to reach agreement on the final number until some of the open issues that Mr. Funk had discussed at the beginning of the meeting were resolved. The board requested that ISBF’s senior management and its legal and financial advisors continue to work toward finalizing the exchange ratio, resolving the open issues that Mr. Funk had discussed and preparing a proposed final draft of the merger agreement that could be considered by the board at an upcoming special meeting.

Management of ISBF and MidWestOne, along with their respective financial advisors, continued to have discussions through the end of August and into September regarding the proposed exchange ratio. Concurrently, Barack Ferrazzano and Vedder Price, with direction and input from their respective clients, continued to negotiate the terms of the proposed merger agreement and related documents, including proposed employment agreements for the executive management personnel of the combined company.

On September 5, 2007, the MidWestOne board of directors held a special meeting to further discuss the proposed merger of equals with ISBF, the status of the merger negotiations and to review a draft of the merger agreement, a copy of which was previously provided to each MidWestOne director prior to the meeting. Representatives of Vedder Price, Sandler O’Neill and Howe Barnes participated in the meeting. The current draft of the merger agreement was discussed, along with the remaining unresolved financial and social issues. Drafts of the fairness opinions from each of Sandler O’Neill and Howe Barnes were presented to the board, and the board further discussed the merits of the proposed transaction.

During this first week of September, the parties reached a tentative agreement on the 0.95 exchange ratio, subject to the approval of each company’s board of directors. The parties also agreed, contingent on approval of each company’s boards of directors, to the terms that are provided in the final merger agreement and which are summarized in this joint proxy statement-prospectus. Legal counsel for the respective parties worked to finalize the merger agreement and other documentation, including the disclosure schedules delivered in connection with the merger agreement and employment agreements for executive officers of the combined company.

On September 11, 2007, the MidWestOne board of directors held a special meeting to consider the negotiated terms of the merger agreement. The meeting included extensive discussions of the proposed transaction and the merger agreement. Representatives of Vedder Price reviewed with the board of directors its fiduciary duties and other legal considerations involved in a decision to approve the contemplated transactions. The meeting also included a detailed discussion by Vedder Price of the terms of the proposed merger agreement, including how the open financial and social issues discussed at its last meeting were resolved in the current draft of the agreement. Additionally, Sandler O’Neill distributed its updated fairness opinion, and the final fairness opinion received from Howe Barnes was reviewed by the board. Following this discussion, the board of directors determined that the proposed merger of equals with ISBF was in the best interests of its shareholders and approved the merger agreement and related transactions.

Also on September 11, 2007, the ISBF board of directors held a special meeting to consider the negotiated terms of the merger agreement. The meeting included extensive discussions of the proposed transaction and the merger agreement. Barack Ferrazzano reviewed with the board of directors its fiduciary duties and other legal considerations involved in a decision to approve the contemplated transactions. The meeting also included a detailed discussion by Barack Ferrazzano of the terms of the proposed merger agreement and employment agreements to be entered into with key management personnel of the combined company. Additionally, Keefe Bruyette reviewed the financial terms of the transaction, provided a financial analysis of the proposed transaction and delivered its oral opinion, subsequently confirmed in writing, that the 0.95 exchange ratio was fair to ISBF’s shareholders from a financial point of view. At the conclusion of this portion of the meeting, the board of directors determined that the proposed merger of equals with MidWestOne was in the best interests of its shareholders and approved the merger agreement and related transactions.

The merger agreement was signed by both ISBF and MidWestOne after the closing of the stock markets on September 11, 2007. Both ISBF and MidWestOne held meetings with their employees on the morning of September 12, 2007, prior to the opening of trading, to inform them of the transaction. The transaction also was publicly announced on the morning of September 12, 2007, prior to the opening of trading.

ISBF’s Reasons for the Merger and Board Recommendation

The ISBF board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the merger, the issuance of shares of ISBF common stock and the adoption of amended and restated articles of incorporation of ISBF to, among other things, change its corporate name to “MidWestOne Financial Group, Inc.,” are fair to, and in the best interests of, ISBF and its shareholders. Accordingly, the ISBF board has unanimously approved the merger agreement and unanimously recommends that its shareholders vote “FOR” the approval of the merger agreement and the transactions it contemplates.

ISBF’s board has concluded that the proposed merger offers shareholders an extremely attractive opportunity to achieve the board’s strategic business objectives. These objectives include increasing shareholder value, expanding the business into south-central Iowa and gaining deposit market share in east-central Iowa, more effectively leveraging its capital, achieving a more attractive cost structure and growing the size of the business to be one of the largest financial institutions headquartered in the state of Iowa. In addition, ISBF’s board believes that the proposed merger offers ISBF’s current shareholders the benefit of potentially providing greater liquidity for their shares of ISBF common stock.

In deciding to approve the merger agreement and the transactions it contemplates, ISBF’s board consulted with management, as well as its legal counsel and financial advisors, and considered numerous factors, including the following:

•

information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of ISBF and MidWestOne, both individually and as a combined company; in particular, the ISBF board focused on the strategic fit of the business lines and the operating philosophies of the two institutions;

•	the fact that the merger would combine two solid banking franchises to create a bank with approximately $1.4 billion in assets;

•

the consistency of the merger with ISBF’s long-term strategic vision to seek profitable future expansion in Iowa, providing the foundation for expansion of its geographic footprint, leading to continued growth in overall shareholder value;

•

the complementary nature of the businesses of ISBF and MidWestOne, the general absence of overlap in the market areas served by each and the anticipated improved stability of the combined company’s business and earnings in varying economic and market climates relative to ISBF on a stand-alone basis;

•	the opportunity to build greater brand recognition and awareness;

•

the governance arrangements with respect to the combined company post-merger, including representation on the combined company’s board of directors from both companies and shared management responsibilities;

•	the belief of ISBF’s senior management and the ISBF board that the two companies share a common vision with respect to delivering financial performance and shareholder value;

•	the expectation that a larger organization could offer ISBF employees better career opportunities, which would improve retention particularly among its key employees;

•

the advantages of a combination with an institution such as MidWestOne that already has an established market share in south-central Iowa markets and has offices in certain attractive locations in eastern Iowa that presently are not served by ISBF and the opportunities for increased efficiencies and significant cost savings resulting from a combination with MidWestOne’s current organization, resulting in increased profitability of the combined entity over time, as compared to a possible combination without a similar market presence;

•

the fact that the combined company would be publicly held following the merger and would be traded on the Nasdaq Global Market, providing ISBF’s current shareholders with better access to a public trading market, and that shareholders would be expected to have increased liquidity for their shares as a result of the Nasdaq listing, the higher market capitalization of the combined company, the significantly expanded shareholder base and the potential increase in interest from institutional investors and securities analysts;

•

the fact that the market capitalization of the combined institution, as compared with ISBF’s market capitalization as a stand-alone entity, is expected to provide the combined company with increased access to capital markets to finance the combined company’s capital requirements, and in addition would provide for enhanced market visibility;

•

the fact that the higher market capitalization of the combined company is expected to enhance the attractiveness of the company’s stock going forward, which would make the stock more attractive as consideration to be used in future acquisition opportunities that may generate increased shareholder value;

•

the current and prospective economic and competitive environments facing ISBF and other financial institutions, characterized by intensifying competition from both banks and non-bank financial service organizations, and the growing costs associated with regulatory compliance in the industry;

•	the expectation that the combined company would achieve non-interest expense cost savings of approximately 7% by 2009;

•	the belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame;

•	the opinion of Keefe Bruyette that, as of September 11, 2007, the merger exchange ratio was fair from a financial point of view to ISBF’s shareholders; and

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities in a timely manner.

The above discussion of the information and factors considered by the ISBF board is not intended to be exhaustive, but includes the material factors they considered. In arriving at its determination to approve the merger agreement and the transactions it contemplates, and recommend that the ISBF shareholders vote to approve them, the ISBF board did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors. The ISBF board unanimously recommends that its shareholders vote to approve the merger agreement and the transactions it contemplates.

MidWestOne’s Reasons for the Merger and Board Recommendation

The MidWestOne board of directors believes that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, MidWestOne and its shareholders. Accordingly, the MidWestOne board has unanimously approved the merger agreement and unanimously recommends that its shareholders vote “FOR” the approval of the merger agreement and the transactions it contemplates.

In deciding to approve the merger agreement and the transactions it contemplates, MidWestOne’s board consulted with and was advised by management, as well as its legal counsel and financial advisors. A number of factors were considered by the MidWestOne board of directors in this process, including:

•

the board of directors’ familiarity with ISBF’s business, operations, financial condition, earnings and prospects, focusing in particular on the strategic fit of the two companies’ businesses and operating philosophies given the merger-of-equals transaction;

•

the board of directors’ view that the proposed merger of equals with ISBF was the best way to enhance shareholder value among the strategic alternatives available to MidWestOne, including remaining independent and growing through acquisitions of smaller institutions, entering into a merger of equals with a different company or being acquired by a larger institution;

•

current levels of merger and acquisition activity in the financial services industry and the impact of that activity on MidWestOne’s near and long-term position as a potential acquiror, merger partner or target;

•

the board of directors’ conclusion that, in view of the trend toward consolidation in the financial services industry, the merger would provide MidWestOne shareholders with an opportunity for continued equity participation in a larger financial institution;

•

the expectation that, as a combined company, MidWestOne’s loan pool investments would not have as significant an impact on earnings on a regular basis as they would if MidWestOne continued as an independent organization;

•

the challenging operating environment that currently confronts MidWestOne and challenges that will confront the company over the next several years including, in particular, intense pricing competition, compression of net interest margin, a tight credit environment and, as is the case particularly for Midwest banks, deposit shrinkage and stagnation;

•	the business, operations, financial condition, earnings and prospects of ISBF, taking into account the results of the due diligence review of ISBF directed by MidWestOne;

•	conditions in the banking industry, including recent unfavorable trends in interest rates, increased competition and consolidation;

•	the absence of substantial geographical overlap between MidWestOne and ISBF branches, while at the same time operating in contiguous regions in Iowa;

•

the oral and written presentation of Sander O’Neill and its written opinion as to the fairness of the merger consideration from a financial point of view to MidWestOne’s shareholders and the analyses, methodologies and conclusions underlying such determinations;

•

the oral and written presentation of Howe Barnes and its written opinion as to the fairness of the merger consideration from a financial point of view to MidWestOne’s shareholders and the analyses, methodologies and conclusions underlying such determinations;

•	the benefits of increased liquidity that MidWestOne shareholders would have in their investment as shareholders of a combined company;

•	the condition to the merger that shares of the combined company would be approved for listing on the Nasdaq Global Market;

•	the expectations of full-year non-interest expense cost savings of approximately 7% by 2009 by combining MidWestOne and ISBF;

•

the familiarity of MidWestOne’s senior management team with ISBF’s management team and the belief of MidWestOne’s senior management that the managements and employees of MidWestOne and ISBF possess complementary skills and expertise and the potential advantages of a larger institution when pursuing, or seeking to retain, production and management talent;

•

the governance arrangements with respect to the combined company post-merger, including representation on the combined company’s board of directors from both companies and shared management responsibilities;

•	the effects on the management of MidWestOne as a result of the likely near-term retirement of John P. Pothoven;

•	the likelihood that the merger would be approved by regulatory authorities;

•

the fact that the merger was expected to be a tax-free reorganization to MidWestOne shareholders (other than the cashing out of fractional shares), which would allow them to postpone the recognition of tax if and until they sell their stock of the combined company; and

•

the merger consideration to be received by the shareholders of MidWestOne and the board of directors’ view of the likelihood that the merger would deliver value to the shareholders of MidWestOne that would exceed the value that could be expected by continuing operation as an independent company.

In addition, MidWestOne’s board considered the following factors that potentially created risks if the board decided to approve the merger:

•	the possibility for reduced dividends to the shareholders of the combined company following the merger, as compared to the recent historical dividends issued by MidWestOne;

•	the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of MidWestOne’s business and the loss of customers;

•	the possibility that the anticipated benefits of the merger may not be realized, including the expected cost savings and the potential merger-related restructuring charges;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the potential payment of up to $3,350,000 as a termination fee that could be required under the circumstances described in further detail in “The Merger Agreement—Termination Fee”;

•

the terms and conditions of the merger agreement that make it more difficult for MidWestOne to enter into a business combination with a party other than ISBF that could potentially provide a higher value for MidWestOne shares; and

•	the risks of the type and nature described under the caption “Risk Factors,” in this joint proxy statement – prospectus.

In addition, the board of directors considered the effect of the merger on its employees in light of the board of directors’ belief that ISBF’s corporate culture was similar in many respect to the corporate culture of MidWestOne. It also considered the interests of its directors and officers in the merger, as more specifically described under the “The Merger—Interests of Certain Persons in the Merger.” MidWestOne’s board concluded that the anticipated benefits of combining with ISBF in a merger-of-equals transaction were likely to substantially outweigh the preceding risks.

This discussion of the information and factors considered by MidWestOne’s board of directors is not intended to be exhaustive but includes the material factors the board considered. In reaching the determination to approve and recommend the merger, MidWestOne’s board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. MidWestOne’s board of directors is unanimous in its recommendation that MidWestOne shareholders vote “FOR” approval of the merger agreement and the transactions it contemplates.

Fairness Opinion of Sandler O’Neill, MidWestOne’s Financial Advisor

MidWestOne retained Sandler O’Neill & Partners, L.P. to render a fairness opinion in connection with a possible business combination with ISBF. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

At the September 11, 2007 meeting at which MidWestOne’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the exchange ratio was fair to MidWestOne’s shareholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. MidWestOne shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the MidWestOne board and is directed only to the fairness of the exchange ratio to MidWestOne shareholders from a financial point of view. It does not address the underlying business decision of MidWestOne to engage in the merger or any other aspect of the merger and is not a recommendation to any MidWestOne shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its September 11, 2007 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of MidWestOne that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of ISBF that Sandler O’Neill deemed relevant;

•	internal financial projections for MidWestOne for the years ending December 31, 2007 through 2011 as provided by and discussed with senior management of MidWestOne;

•	internal financial projections for ISBF for the years ending December 31, 2007 through 2011 as provided by and discussed with senior management of ISBF;

•

the pro forma financial impact of the merger on MidWestOne, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the senior management of MidWestOne and ISBF;

•

the publicly reported historical price and trading activity for MidWestOne’s and ISBF’s common stock, including a comparison of certain financial and stock market information for MidWestOne and ISBF and similar publicly available information for certain other companies the securities of which are publicly traded;

•	to the extent publicly available, the financial terms of certain recent merger of equals type business combinations in the banking industry;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of MidWestOne the business, financial condition, results of operations and prospects of MidWestOne and held similar discussions with certain members of senior management of ISBF regarding the business, financial condition, results of operations and prospects of ISBF.

In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all the financial and other information that was available to it from public sources or that was provided to it by MidWestOne and ISBF or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. Sandler O’Neill has further relied on the assurances of management of MidWestOne and ISBF that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to and has not undertaken an independent verification of any such information and they do not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MidWestOne or ISBF or any of their subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of MidWestOne or ISBF, nor did it review any individual credit files relating to MidWestOne or ISBF. Sandler O’Neill has assumed, with MidWestOne’s consent, that the respective allowances for loan losses for both MidWestOne and ISBF are adequate to cover such losses.

With respect to the internal financial projections for MidWestOne and ISBF reviewed by Sandler O’Neill with the respective management of MidWestOne and ISBF, and used by Sandler O’Neill in its analyses, MidWestOne’s and ISBF’s managements confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of MidWestOne and ISBF. With respect to the transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by and reviewed with the senior managements of MidWestOne and ISBF, such managements confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such managements and Sandler O’Neill assumed that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they are based. Sandler O’Neill has also assumed that there has been no material change in MidWestOne’s and ISBF’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O’Neill has assumed in all respects material to our analysis that MidWestOne and ISBF will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the merger will be a tax-free reorganization for federal income tax purposes. Finally, with MidWestOne’s consent, Sandler O’Neill has relied upon the advice MidWestOne has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the agreement.

Sandler O’Neill’s opinion was necessarily based upon financial, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date of its opinion could materially affect its opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill is expressing no opinion herein as to what the value of ISBF’s common stock will be when issued to MidWestOne’s shareholders pursuant to the agreement or the prices at which MidWestOne’s and ISBF’s common stock may trade at any time.

In rendering its September 11, 2007 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to MidWestOne or ISBF and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of MidWestOne or ISBF and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of MidWestOne, ISBF and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the MidWestOne board at the board’s September 11, 2007 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of MidWestOne’s common stock or ISBF’s common stock or the prices at which MidWestOne’s or ISBF’s common stock may be sold at any time.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of ISBF’s common stock on September 7, 2007 of $26.00, a fixed exchange ratio of 0.95, and the conversion of MidWestOne’s shares into shares of ISBF in the merger, Sandler O’Neill calculated an implied transaction value of $24.70 per share. Based upon financial information for MidWestOne for the twelve months ended June 30, 2007, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Price / Book Value	144.1%
Price / Tangible Book Value	186.6%
Price / Last 12 Months’ Earnings Per Share	16.5x
Price / Estimated 2007 Earnings Per Share(1)	15.9x
Price / Estimated 2008 Earnings Per Share(2)	15.1x
Core Deposit Premium(3)	9.7%
Premium to Market(4)	46.6%

(1)	Based on management estimates; excludes one-time charge for trust preferred refinancing.
(2)	Based on management estimates.
(3)	Core deposits are defined as total deposits less $84 million of jumbo CDs.
(4)	MidWestOne stock price of $16.85 as of September 7, 2007.

The aggregate offer value was approximately $95.7 million, based upon 3.7 million shares of MidWestOne common stock outstanding and including the intrinsic value of options to purchase an aggregate of 0.43 million shares with a weighted average strike price of $17.00. Sandler O’Neill noted that the transaction value represented a 46.6% premium over the September 7, 2007 closing value of MidWestOne’s common stock.

Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of MidWestOne’s and ISBF’s common stock for the one-year and three-year periods ended September 7, 2007 and compared the relationship between the movements in the prices of MidWestOne’s and ISBF’s common stock to movements in the prices of the Nasdaq Bank Index, S&P 500 Index, S&P Bank Index and the performance of a composite Peer Group of publicly traded Midwest banking institutions selected by Sandler O’Neill for MidWestOne and ISBF, and described below. During both the one-year period and three-year period ended September 7, 2007, MidWestOne underperformed each of the indices to which it was compared. During both the one-year period and three-year period ended September 7, 2007, MidWestOne also underperformed relative to the stock of ISBF.

MidWestOne’s Stock Performance

	Beginning Index Value September 7, 2006	Ending Index Value September 7, 2007
MidWestOne	100.0%	88.5%
ISBF	100.0	100.5
Nasdaq Bank Index	100.0	92.0
S&P 500 Index	100.0	112.3
S&P Bank Index	100.0	93.7
Midwest Peer Group(1)	100.0	89.2

	Beginning Index Value September 7, 2004	Ending Index Value September 7, 2007
MidWestOne	100.0%	92.6%
ISBF	100.0	137.1
Nasdaq Bank Index	100.0	100.9
S&P 500 Index	100.0	131.9
S&P Bank Index	100.0	103.2
Midwest Peer Group(1)	100.0	97.3

(1)	The Peer Group for MidWestOne and ISBF used in the stock performance analysis was comprised of the Midwest commercial banks used in the MidWestOne and ISBF comparable group analysis shown below.

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for MidWestOne and ISBF with a group of Midwest commercial banks selected by Sandler O’Neill for MidWestOne and ISBF. For both MidWestOne and ISBF, the Peer Group consisted of the following publicly traded Midwest commercial banks having assets between $500 million and $2.0 billion:

Ames National Corporation	Horizon Bancorp
BNCCORP, Inc.	Lakeland Financial Corporation
Community Bank Shares of Indiana, Inc.	Landmark Bancorp, Inc.
Community Central Bank Corporation	MBT Financial Corp.
Dearborn Bancorp, Inc.	Mercantile Bancorp, Inc.
Enterprise Financial Services Corp	Monroe Bancorp
First Business Financial Services, Inc.	Northern States Financial Corporation
Firstbank Corporation	Princeton National Bancorp, Inc.
German American Bancorp, Inc.	QCR Holdings, Inc.
Guaranty Federal Bancshares, Inc.	Team Financial, Inc.
Hawthorn Bancshares, Inc.	Tower Financial Corporation
Home Federal Bancorp	West Bancorporation, Inc.

The analysis compared publicly available financial information for MidWestOne and ISBF as of and for the twelve months ended June 30, 2007 with that of the Midwest Bank Peer Group as of and for the twelve months ended June 30, 2007. The table below sets forth the data for MidWestOne, ISBF and the median data for the Midwest Bank Peer Group, with pricing data as of September 7, 2007.

Comparable Group Analysis

	MidWestOne	ISBF	Midwest Bank Peer Group Median
Market Capitalization ($ millions)	$62.3	$134.1	$91.4
Assets ($ millions)	$749.1	$680.7	$947.3
5-Year Asset CAGR	6.44%	4.61%	9.63%
Cash and Securities / Assets	14.42%	37.53%	19.84%
Loans / Deposits	92.53%	69.79%	97.18%
Loan Loss Reserve / Gross Loans	1.12%	1.44%	1.08%
Core Deposits / Deposits(1)	85.12%	85.16%	80.74%
Tangible Equity / Tangible Assets	6.65%	10.08%	6.89%
Net Interest Margin	3.74%	3.16%	3.33%
Noninterest Income / Average Assets	0.82%	1.24%	0.98%
Noninterest Expense / Average Assets	2.98%	2.68%	2.79%
Efficiency Ratio	68.62%	63.84%	69.12%
Return on Average Assets	0.77%	0.87%	0.75%
Return on Average Equity	9.08%	8.28%	9.53%
Price / Last Twelve Months’ Earnings Per Share	11.2x	23.0x	14.6x
Price / Estimated 2007 Earnings Per Share(2)(3)	10.9x	20.2x	14.4x
Price / Estimated 2008 Earnings Per Share(2)	10.3x	18.6x	12.9x
Price / Tangible Book Value Per Share	127.4%	196.7%	152.8%
Dividend Payout Ratio	48.0%	28.3%	34.9%
Dividend Yield	4.3%	1.2%	2.7%

(1)	ISBF’s core deposits include $40 million in customer sweep accounts.
(2)	Estimated earnings for MidWestOne and ISBF based on management estimates reviewed and approved by both companies; current pricing based on closing stock prices on September 7, 2007 of $16.65 for MidWestOne and $26.00 for ISBF.
(3)	MidWestOne 2007 EPS excludes one-time charge for trust preferred refinancing.

Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the net present value per share of MidWestOne’s common stock under various circumstances. In the analysis, Sandler O’Neill assumed MidWestOne performed in accordance with the December 31, 2007 through 2011 net income projections as provided by MidWestOne management. To approximate the terminal value of MidWestOne’s common stock at December 31, 2011, Sandler O’Neill applied price to earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 100% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of MidWestOne’s common stock. In addition, the net present value of MidWestOne’s common stock at December 31, 2011 was calculated using the same range of price to earnings multiples (12.0x to 22.0x) applied to a range of discounts and premiums to budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 13.60% for tabular analysis.

As illustrated in the following tables, the analysis indicated an imputed range of values per share for MidWestOne’s common stock of $14.96 to $29.86 when applying the price/earnings multiples to the matched budget, $12.30 to $25.47 when applying multiples of tangible book value to the matched budget, and $12.47 to $32.96 when applying the price/earnings multiples to the 25% under budget to the 25% over budget range.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
11.00%	$17.50	$19.97	$22.44	$24.91	$27.39	$29.86
12.00%	$16.81	$19.18	$21.55	$23.92	$26.29	$28.66
13.00%	$16.16	$18.44	$20.71	$22.98	$25.25	$27.52
14.00%	$15.55	$17.73	$19.90	$22.08	$24.26	$26.44
15.00%	$14.96	$17.05	$19.14	$21.23	$23.32	$25.41

Earnings Per Share Multiples

Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
(25.0)%	$12.47	$14.13	$15.79	$17.45	$19.11	$20.77
(20.0)%	$13.13	$14.90	$16.68	$18.45	$20.22	$21.99
(15.0)%	$13.80	$15.68	$17.56	$19.45	$21.33	$23.21
(10.0)%	$14.46	$16.45	$18.45	$20.44	$22.44	$24.43
(5.0)%	$15.13	$17.23	$19.33	$21.44	$23.54	$25.65
0.0%	$15.79	$18.01	$20.22	$22.44	$24.65	$26.87
5.0%	$16.45	$18.78	$21.11	$23.43	$25.76	$28.08
10.0%	$17.12	$19.56	$21.99	$24.43	$26.87	$29.30
15.0%	$17.78	$20.33	$22.88	$25.43	$27.97	$30.52
20.0%	$18.45	$21.11	$23.77	$26.42	$29.08	$31.74
25.0%	$19.11	$21.88	$24.65	$27.42	$30.19	$32.96

Tangible Book Value Per Share Multiples

Discount Rate	100%	120%	140%	160%	180%	200%
11.00%	$14.34	$16.57	$18.79	$21.02	$23.24	$25.47
12.00%	$13.79	$15.92	$18.06	$20.19	$22.32	$24.45
13.00%	$13.27	$15.31	$17.36	$19.40	$21.45	$23.49
14.00%	$12.77	$14.73	$16.69	$18.65	$20.61	$22.57
15.00%	$12.30	$14.18	$16.06	$17.94	$19.82	$21.70

In connection with its analyses, Sandler O’Neill considered and discussed with the MidWestOne board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Sandler O’Neill also performed an analysis that estimated the net present value per share of ISBF’s common stock under various circumstances. In the analysis, Sandler O’Neill assumed ISBF performed in accordance with the December 31, 2007 through 2011 net income projections provided by ISBF management. To approximate the net present value of ISBF’s common stock at December 31, 2011, Sandler O’Neill applied price to earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 100% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of ISBF common stock. In addition, the net present value of ISBF’s common stock at December 31, 2011 was calculated using the same range of price to earnings multiples (12.0x to 22.0x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 25.0% under budget to 25.0% over budget, using a discount rate of 13.60% for tabular analysis.

As illustrated in the following tables, this analysis indicated an imputed range of values per share for ISBF’s common stock of $12.74 to $26.07 when applying the price to earnings multiples to the matched budget, $11.32 to $24.75 when applying multiples of tangible book value to the matched budget, and $10.39 to $29.13 when applying the price/earnings multiples to the 25.0% under budget to the 25.0% over budget range.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
11.00%	$14.83	$17.08	$19.33	$21.58	$23.82	$26.07
12.00%	$14.27	$16.43	$18.59	$20.75	$22.91	$25.07
13.00%	$13.74	$15.81	$17.89	$19.96	$22.03	$24.11
14.00%	$13.23	$15.22	$17.21	$19.21	$21.20	$23.20
15.00%	$12.74	$14.66	$16.57	$18.49	$20.41	$22.33

Earnings Per Share Multiples

Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
(25.0)%	$10.39	$11.91	$13.43	$14.95	$16.47	$17.99
(20.0)%	$11.00	$12.62	$14.24	$15.86	$17.48	$19.10
(15.0)%	$11.60	$13.33	$15.05	$16.77	$18.49	$20.21
(10.0)%	$12.21	$14.04	$15.86	$17.68	$19.50	$21.33
(5.0)%	$12.82	$14.74	$16.67	$18.59	$20.52	$22.44
0.0%	$13.43	$15.45	$17.48	$19.50	$21.53	$23.56
5.0%	$14.04	$16.16	$18.29	$20.42	$22.54	$24.67
10.0%	$14.64	$16.87	$19.10	$21.33	$23.56	$25.78
15.0%	$15.25	$17.58	$19.91	$22.24	$24.57	$26.90
20.0%	$15.86	$18.29	$20.72	$23.15	$25.58	$28.01
25.0%	$16.47	$19.00	$21.53	$24.06	$26.59	$29.13

Tangible Book Value Per Share Multiples

Discount Rate	100%	120%	140%	160%	180%	200%
11.00%	$13.16	$15.48	$17.80	$20.11	$22.43	$24.75
12.00%	$12.67	$14.89	$17.12	$19.34	$21.57	$23.79
13.00%	$12.20	$14.33	$16.47	$18.61	$20.75	$22.89
14.00%	$11.75	$13.80	$15.86	$17.91	$19.97	$22.02
15.00%	$11.32	$13.29	$15.27	$17.24	$19.22	$21.20

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 25 merger transactions announced nationwide from January 1, 2000 through September 7, 2007 with announced transaction value greater than $15 million involving banking institutions combining with other banking institutions in transactions classified by SNL Financial as mergers of equals. Sandler O’Neill reviewed these transactions with the MidWestOne board, and discussed trends in financial terms relating to these transactions, including deposit premiums, premiums to market, pro forma ownership, and the percentage of deposits, assets, equity and earnings contributed by each party involved in these 25 precedent transactions. Sandler O’Neill did not attempt to establish or discuss measures of centrality in these precedent transactions.

Sandler O’Neill also reviewed 18 merger transactions announced from January 1, 2006 through September 7, 2007 with announced transaction values of $50 to $150 million involving Midwest-based commercial banks as the acquired institution. Sandler O’Neill reviewed the following multiples: transaction price at announcement to last twelve months’ net income, transaction value to estimated 2007 net income, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits and premium to market price and then computed high, low, mean and median multiples and premiums for the transactions.

Transaction Multiples

	Mergers-of-Equals Median Multiple	Midwest Median Multiple
Price Per Share/Last Twelve Months’ Earnings Per Share	14.0x	20.4x
Price Per Share/Estimated 2007 Earnings Per Share	11.9x	NM
Price Per Share/Book Value	176%	256%
Price Per Share/Tangible Book Value	186%	257%
Core Deposit Premium	10.6%	21.5%
Market Premium	12.9%	44.7%

Contribution Analysis. Sandler O’Neill reviewed the relative contributions to be made by MidWestOne and ISBF to the combined institution based on financial information for both companies as of or for the twelve months ended June 30, 2007. This analysis indicated that the implied contributions to the combined entity were as follows:

Contribution Analysis

	MidWestOne	ISBF
Cash and Securities	29.7%	70.3%
Loan Pools, Net	100.0%	00.0%
Loans, Net	57.4%	42.6%
Total Assets	52.4%	47.6%
Deposits(1)	50.3%	49.7%
Borrowings	69.0%	31.0%
Trust Preferred	100.0%	00.0%
Total Liabilities	53.0%	47.0%
Tangible Equity	41.8%	58.2%
Total Equity	46.5%	53.5%
2006 Net Income	52.6%	47.4%
Last Quarter Annualized Net Income	52.7%	47.3%
Year-to-Date Net Income	46.3%	53.7%
Estimated 2007 Net Income(2)	46.3%	53.7%
Estimated 2008 Net Income	46.0%	54.0%
Market Capitalization(3)	31.7%	68.3%

(1)	ISBF’s core deposits include $40 million in customer sweep accounts.
(2)	MidWestOne’s 2007 EPS excludes one-time charge for trust preferred refinancing.
(3)	Based on closing stock prices on September 7, 2007 of $16.85 for MidWestOne and $26.00 for ISBF.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the fourth quarter of 2007, (2) 100% of the MidWestOne shares are exchanged for shares of ISBF common stock at an exchange ratio of 0.95, (3) earnings per share projections for MidWestOne and ISBF are consistent with estimates provided by each company’s management, (4) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of MidWestOne and (5) MidWestOne options are exchanged for ISBF options.

Based upon those assumptions, Sandler O’Neill’s analysis indicated that at December 31, 2008 and 2009 the merger would be accretive to ISBF’s earnings per share and accretive to ISBF’s cash earnings. Additionally, Sandler O’Neill’s analysis indicated that at December 31, 2007 and 2008, the merger would be dilutive to ISBF’s tangible book value per share.

From the perspective of a MidWestOne shareholder, the analysis indicated that at December 31, 2008 and 2009, the merger would be slightly dilutive to MidWestOne’s earnings per share and cash earnings per share, but accretive to MidWestOne’s earnings per share in 2009. Additionally, Sandler O’Neill’s analysis indicated that at December 31, 2007 and 2008, the merger would be dilutive to MidWestOne’s tangible book value per share. The actual results achieved by the combined company may vary from the projected results and the variations may be material.

MidWestOne has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of $574,000, which is contingent, and payable, upon closing of the merger. Sandler O’Neill has also received a fee of $125,000 for rendering its opinion. MidWestOne has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill may provide certain investment banking services to MidWestOne and receive compensation for, such services in the future, including during the period prior to the closing of the merger.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to MidWestOne and ISBF and their affiliates. Sandler O’Neill may also actively trade the debt or equity securities of MidWestOne and/or ISBF or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Fairness Opinion of Howe Barnes, MidWestOne’s Financial Advisor

On September 11, 2007, at a meeting of the MidWestOne’s board of directors, Howe Barnes Hoefer & Arnett, Inc. delivered to the MidWestOne board of directors a written opinion dated September 11, 2007, to the effect that, as of that date and based upon and subject to various assumptions, matters considered, and limitations on Howe Barnes’ review described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the shareholders of MidWestOne. No limitations were imposed by MidWestOne on Howe Barnes with respect to the investigations made or the procedures followed in rendering its opinion.

MidWestOne retained Howe Barnes to act as its financial advisor in connection with analyzing the proposed merger with ISBF. MidWestOne selected Howe Barnes as its financial advisor based upon Howe Barnes’ qualifications, expertise, and reputation advising financial institutions and other companies with regard to mergers and acquisitions.

The full text of Howe Barnes’ written opinion to MidWestOne’s board, dated September 11, 2007, which sets forth the assumptions made, matters considered and extent of review by Howe Barnes, is attached as Appendix C and is incorporated herein by reference. You should read the fairness opinion carefully and in its entirety. The following summary of Howe Barnes’ opinion is qualified in its entirety by reference to the full text of the opinion. Howe Barnes’ opinion is directed to MidWestOne’s board and does not constitute a recommendation to any shareholder of MidWestOne as to how a shareholder should vote with regard to the merger at the shareholders’ meeting described in this joint proxy statement-prospectus. The opinion addresses only the fairness, from a financial point of view, of the exchange ratio to the holders of MidWestOne’s common stock. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of MidWestOne’s board to approve or proceed with or effect the merger, or any other aspect of the merger. No opinion was expressed by Howe Barnes as to whether any alternative transaction, including a sale of MidWestOne, might produce consideration for the holders of MidWestOne’s common stock in an amount in excess of that contemplated in the merger.

Howe Barnes has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this joint proxy statement-prospectus. In giving such consent, Howe Barnes does not concede that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor does it concede that it is an expert within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the registration statement on Form S-4 of which this joint proxy statement-prospectus forms a part.

In connection with rendering its opinion, Howe Barnes reviewed and considered, among other things:

•	the terms of the Merger Agreement;

•	certain publicly available financial statements, both audited (where available) and un-audited, and other historical financial information of MidWestOne;

•	certain publicly available financial statements, both audited (where available) and un-audited, and other historical financial information of ISBF;

•	net income and earnings per share estimates for MidWestOne for the years ending December 31, 2007 through 2011 as provided by, and reviewed with, senior management of MidWestOne;

•	net income and earnings per share estimates for ISBF for the years ending December 31, 2007 through 2011 as provided by senior management of ISBF and reviewed with senior management of MidWestOne;

•

the pro forma impact of the Merger on MidWestOne, based on assumptions relating to transaction expenses, purchase accounting assumptions and cost savings determined by senior management of MidWestOne and ISBF;

•	projections and other financial analyses prepared by Sandler O’Neill + Partners, L.P., MidWestOne’s other financial advisor;

•

the publicly reported historical price and trading activity for MidWestOne’s and ISBF’s common stock, including a comparison of certain financial and stock market information for MidWestOne and ISBF with similar publicly available information for certain other companies, the common stock of which are publicly traded;

•

the relative contribution of assets, liabilities, equity and earnings of MidWestOne and ISBF to the resulting institution and the relative pro forma ownership of the shareholders of MidWestOne and ISBF in the combined company;

•	to the extent publicly available, the terms of certain recent mergers of equals type business combinations in the banking industry; and

•	such other information and performed such other studies and analyses as Howe Barnes’ considered relevant.

The written opinion provided by Howe Barnes to MidWestOne, dated as of September 11, 2007, was necessarily based upon economic, monetary, financial market, and other relevant conditions as of the date the opinion was rendered. Accordingly, you should understand that although subsequent developments may affect its opinion, Howe Barnes does not have any obligation to further update, revise, or reaffirm its opinion.

In connection with its review and arriving at its opinion, with the consent of MidWestOne’s board, Howe Barnes assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by ISBF and MidWestOne to Howe Barnes for purposes of rendering its opinion. Howe Barnes did not assume any obligation to independently verify any of the information discussed above, including, without limitation, information from published sources, as being complete and accurate. With regard to the financial information, including financial projections it received from ISBF and MidWestOne, as well as projections of cost savings, Howe Barnes assumed that this information reflected the best available estimates and good faith judgments of management as to ISBF’s and MidWestOne’s future performance and that the projections provided a reasonable basis upon which Howe Barnes could formulate its opinion. ISBF and MidWestOne do not publicly disclose internal management forecasts or projections of the type utilized by Howe Barnes in connection with Howe Barnes’ role as its financial advisor, and those forecasts and projections were not prepared with a view towards public disclosure. The forecasts and projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions ISBF and MidWestOne faces. Accordingly, actual results could vary significantly from those set forth in the forecasts and projections.

Howe Barnes does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly, assumes that ISBF’s allowances and MidWestOne’s allowances were adequate to cover any losses. In addition, Howe Barnes has not reviewed and does not assume any responsibility for any individual credit files and did not make an independent evaluation, appraisal, or physical inspection of the assets or liabilities, contingent or otherwise, of ISBF’s or MidWestOne’s individual properties, nor was Howe Barnes provided with any such appraisals. In addition, for purposes of rendering its written opinion, Howe Barnes assumed that (i) the merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver of any of its material terms or conditions, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity, and (ii) the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and all other applicable federal and state statutes, rules, and regulations. In addition, for purposes of its opinion, Howe Barnes relied on advice of counsel and independent accountants to ISBF and MidWestOne as to all legal and financial reporting matters with respect to ISBF and MidWestOne, the merger and the merger agreement and Howe Barnes assumed, with MidWestOne’s consent, that there are no legal issues with regard to ISBF or MidWestOne that would affect Howe Barnes’ opinion, and Howe Barnes relied on this assumption without undertaking any independent investigation or inquiry.

In connection with rendering its opinion to MidWestOne’s board, Howe Barnes performed a variety of financial and comparative analyses, which are briefly summarized below. Such summaries do not purport to be a complete description of the analyses performed by Howe Barnes. The fact that any specific analysis has been referred to in the summaries below is not meant to indicate that the analysis was given greater weight than any other analysis. Accordingly, the ranges of values resulting from any particular analysis described below should not be taken to be Howe Barnes’ view of MidWestOne’s or the combined company’s actual value. Moreover, Howe Barnes believes that the analyses must be considered as a whole and that selecting portions of the analyses and the factors considered, including information presented in tabular form, without considering all of the analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of its opinion as to fairness from a financial point of view that is based on those analyses.

Transaction Overview. In providing an overview of the merger, Howe Barnes noted that each MidWestOne shareholder would be receiving 0.95 share of ISBF, or an implied price per share of $24.70 (based on the $26.00 closing price of ISBF common stock on September 7, 2007), resulting in an implied total consideration of $95.0 million.

Howe Barnes calculated the following multiples:

Transaction Multiples(1) (data as of June 30, 2007)
Price / Last 12 Months Earnings Per Share ($1.50)	16.5x
Price / 2007E Earnings Per Share ($1.55)(2)	15.9x
Price / 2008E Earnings Per Share ($1.64)(2)	15.1x
Price / Book Value Per Share ($17.13)	144%
Price / Tangible Book Value Per Share ($13.23)	187%
Tangible Book Premium / Core Deposits ($482 Million)(3)	9.4%
Market Premium(4)	46.6%

(1)	Based on 0.95 exchange ratio and ISBF stock price of $26.00 as of September 7, 2007.
(2)	Based on MidWestOne management estimates.
(3)	Core deposits are defined as total deposits less $84 million of jumbo CDs.
(4)	Based on MidWestOne stock price of $16.85 as of September 7, 2007.

Stock Price Performance. The following table compares ISBF’s and MidWestOne’s stock price movement to movements in certain stock indices as well as the performance of their peer group.

	Beginning Index Value September 7, 2006	Ending Index Value September 7, 2007
ISBF	100.00%	96.30%
MidWestOne	100.00%	88.45%
Peer Group(1)	100.00%	91.64%
NASDAQ Bank Index	100.00%	92.00%
S&P Bank Index	100.00%	112.33%

	Beginning Index Value September 7, 2004	Ending Index Value September 7, 2007
ISBF	100.00%	144.44%
MidWestOne	100.00%	92.33%
Peer Group(1)	100.00%	90.69%
NASDAQ Bank Index	100.00%	99.49%
S&P Bank Index	100.00%	129.63%

(1)	Peer Group consists of selected publicly traded Midwestern banks in non-metropolitan areas with assets between $500 million and $1.25 billion.

Comparable Public Company Analysis. Howe Barnes compared the financial and market performances of ISBF and MidWestOne to a select group of comparable companies (the “Peer Group”) and the pro forma company resulting from the transaction to a select group of comparable companies (the “Pro Forma Peer Group”). Howe Barnes reviewed various financial measures, including earnings performance, operating efficiency, asset quality, and various measures of market performance. Howe Barnes used these measurements to determine relative value of the respective companies within the financial services industry.

The Peer Group selected for ISBF and MidWestOne was comprised of selected publicly traded Midwestern banks with assets between $500 million and $1.25 billion. These companies are listed as follows, along with the state in which each is headquartered:

Ames National Corp. (IA)	Horizon Bancorp (IN)
BNCCORP Inc. (ND)	Landmark Bancorp Inc. (KS)
Camco Financial Corp. (OH)	Lincoln Bancorp (IN)
Community Bank Shares of IN (IN)	LNB Bancorp Inc. (OH)
Community Central Bank Corp. (MI)	Monroe Bancorp (IN)
Dearborn Bancorp Inc. (MI)	NB&T Financial Group Inc. (OH)
First Citizens Banc Corp (OH)	Northern States Financial Corp (IL)
Firstbank Corp. (MI)	Ohio Valley Banc Corp. (OH)
First Business Finl. Svcs. Inc. (WI)	Princeton National Bancorp (IL)
German American Bancorp Inc. (IN)	Rurban Financial Corp. (OH)
Guaranty Federal Bcshs Inc. (MO)	Team Financial Inc. (KS)
Hawthorn Bancshares, Inc. (MO)	Tower Financial Corp. (IN)
Home Federal Bancorp (IN)	United Bancshares Inc. (OH)

The Pro Forma Peer Group selected for the pro forma company was comprised of selected publicly traded Midwestern banks with assets between $1 billion and $2.5 billion. These companies are listed as follows, along with the state in which each is headquartered:

Camco Financial Corp. (OH)	LNB Bancorp Inc. (OH)
Centrue Financial Corporation (IL)	Macatawa Bank Corp. (MI)
Dearborn Bancorp Inc. (MI)	MainSource Financial Group (IN)
Enterprise Financial Services (MO)	MBT Financial Corp. (MI)
First Financial Corp. (IN)	Mercantile Bancorp Inc. (IL)
Firstbank Corp. (MI)	Mercantile Bank Corp. (MI)
German American Bancorp Inc. (IN)	Peoples Bancorp Inc. (OH)
Great Southern Bancorp Inc. (MO)	Princeton National Bancorp (IL)
Hawthorn Bancshares, Inc. (MO)	QCR Holdings Inc. (IL)
Horizon Bancorp (IN)	West Bancorp. (IA)
Lakeland Financial Corp. (IN)

The following table compares various financial condition measures of ISBF and MidWestOne to the peer group and the pro forma peer group:

Financial Condition Measures(1)	ISBF	MidWestOne	Peer Group(2)	Pro Forma Peer Group(2)
Assets ($ in millions)	$681	$749	$795	$1,353
Loans / Deposits	75.17%	105.95%	93.43%	96.56%
Equity / Assets	10.71	8.45	8.44	8.63
Tangible Equity / Tangible Assets	10.13	6.65	7.09	7.01
Return On Average Assets	0.88	0.77	0.69	0.85
Return On Average Equity	8.23	9.08	8.68	9.56
Net Interest Margin	3.21	3.74	3.46	3.33
Efficiency Ratio	63.54	68.62	71.83	63.03

(1)	Last Twelve Months as of June 30, 2007.
(2)	Represents median data of Peer Group and the Pro Forma Peer Group.

The following table compares various asset quality measures of ISBF and MidWestOne to the Peer Group and to the Pro Forma Peer Group:

Asset Quality Measures(1)	ISBF	MidWestOne	Peer Group(2)	Pro Forma Peer Group(2)
Non Performing Loans / Loans	0.43%	0.56%	0.82%	0.82%
Loan Loss Reserves / Non Performing Loans	333.63	174.52	103.12	110.71
Non Performing Assets / Assets	0.25	0.51	0.74	0.79
Loan Loss Reserves / Loans	1.42	0.98	1.04	1.09
Net Charge Offs / Average Loans	0.01	0.13	0.10	0.13

(1)	Last Twelve Months as of June 30, 2007.
(2)	Represents median data of Peer Group and the Pro Forma Peer Group.

Howe Barnes also compared the market performance of the Peer Group as of September 7, 2007 to ISBF’s and MidWestOne’s market ratios:

Market Performance Ratio(1)	ISBF		MidWestOne		Peer Group(2)
Market Capitalization ($ in millions)	$134		$62		$88
Price / Last 12 Months Earnings Per Share	22.6	x	11.2	x	15.7	x
Price / 2007E Earnings Per Share	20.2		10.9		14.7
Price / 2008E Earnings Per Share	18.6		10.3		12.8
Price / Book Value Per Share	184.0%		98.4%		118.3%
Price / Tangible Book Value Per Share	195.8		127.4		152.8
Price / Total Assets	19.7		8.3		10.5
Dividend Yield	1.22		4.27		2.98
Dividend Payout Ratio	27.80		48.00		47.86

(1)	Last Twelve Months as of June 30, 2007.
(2)	Represents median data of Peer Group.

Implied Exchange Ratio Analysis. Howe Barnes performed an implied exchange ratio analysis by comparing the historical relationship between the market prices of ISBF and MidWestOne. The following table lists the average closing prices and the resulting market exchange ratio at various times over the last three years as of September 7, 2007.

Trading Period(1)	Average ISBF Closing Price	Average MidWestOne Closing Price	Resulting Market Exchange Ratio
10 Days	$25.40	$16.80	0.661x
20 Days	$25.27	$16.63	0.658x
30 Days	$25.44	$16.63	0.654x
1 Year	$25.30	$18.26	0.722x
2 Years	$24.70	$18.51	0.749x
3 Years	$22.89	$18.49	0.808x
Merger Exchange Ratio			0.950x

Contribution Analysis. Howe Barnes analyzed the relative contribution of each of ISBF and MidWestOne to certain pro forma balance sheet and income statement items of the combined entity. Also, Howe Barnes compared the relative contribution percentages of balance sheet and income statements items with the estimate pro forma ownership percentage MidWestOne shareholders would represent in the pro forma company. The results of Howe Barnes’ analysis are set forth in the following table:

Contribution Analysis(1)	ISBF	MidWestOne
Total Loans	42.7%	57.3%
Total Assets	47.6	52.4
Total Deposits	49.7	50.3
Total Equity	53.5	46.5
Tangible Equity	57.9	42.1
2007E Stand-alone Net Income	53.9	46.1
2008E Stand-alone Net Income	54.0	46.0
2009E Stand-alone Net Income	54.1	45.9
Market Capitalization	68.3	31.7
Shares Outstanding with Merger Adjustments	59.5	40.5
Diluted Shares Outstanding with Merger Adjustments	58.6	41.4

(1)	Data as of June 30, 2007

Pro Forma Merger Analysis. Howe Barnes performed an analysis of the effects of the merger. As part of its analysis, Howe Barnes assumed the following:

•	the merger closes on December 31, 2007;

•	100% of MidWestOne’s common stock is exchanged for common stock of ISBF at an exchange ratio of 0.950x;

•	GAAP earnings per share estimates for ISBF from 2007 through 2011 of $1.29, $1.40, $1.51, $1.65, and $1.80;

•	GAAP earnings per share estimates for MidWestOne from 2007 through 2011 of $1.55, $1.64, $1.76, $1.90, and $2.04;

•	MidWestOne options are exchanged for ISBF options; and

•	purchase accounting adjustments, transaction costs associated with the merger, and cost savings determined by senior management of MidWestOne.

Based upon those assumptions, Howe Barnes’ analysis indicated that the merger would be accretive to ISBF’s earnings per share for the year ended December 31, 2008 and thereafter. Additionally, Howe Barnes’ analysis indicated that the merger would be dilutive to ISBF’s tangible book value per share for the years ended December 31, 2008 through December 31, 2011 but accretive thereafter.

From the perspective of a MidWestOne shareholder, Howe Barnes’ analysis indicated that for the year ended December 31, 2008, the merger would be dilutive to MidWestOne’s earnings per share but accretive to earnings per share for the year ended December 31, 2009 and thereafter. Additionally, Howe Barnes’ analysis indicated the merger would be dilutive to MidWestOne’s tangible book value per share for the years ended December 31, 2008 through December 31, 2010 but accretive thereafter. The estimates of cost savings and purchase accounting adjustments and the timing and realization of such cost savings and purchase accounting adjustments are based on numerous estimates, assumptions, and judgments and are subject to significant uncertainties. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Comparable Transactions Analysis. Howe Barnes reviewed 23 “mergers of equals” transactions announced nationwide from January 1, 2000 through September 7, 2007 involving banking institutions. Howe Barnes reviewed the relative levels of pro forma ownership, asset contribution, equity contribution, earnings contribution, pro forma board representation and the market premium offered to the acquired party. The median results were compared with the merger as follows:

Merger of Equals Analysis	ISBF	MidWestOne	Buyer Median	Seller Median
Pro Forma Ownership	58.6%	41.4%	53.4	46.6
Asset Contribution	47.6	52.4	55.6	44.4
Equity Contribution	53.5	46.5	54.4	45.6
Earnings Contribution(1)	51.3	48.7	65.5	34.5
Board Representation	50.0	50.0	50.0	50.0
Market Premium	—	46.6	—	12.6

(1)	Based on last twelve months net income through June 30, 2007.

Discounted Cash Flow Analysis. Howe Barnes performed a discounted cash flow analysis to generate a range of present values per share of ISBF common stock and MidWestOne common stock assuming each party’s continued independence. The range was determined in each case by adding, respectively, (i) the “present value” of the future excess capital of ISBF and MidWestOne; and (ii) the “present value” of the “terminal value” of ISBF and MidWestOne common stock. “Present value” refers to the current value of future cash flows obtained by discounting such future cash flows by a discount rate that takes into account risk, the opportunity cost of capital, expected returns and other factors. “Terminal value” refers to the capitalized value of future earnings.

In this analysis, Howe Barnes used management projections for the years 2008 through 2011 and independently estimated projections for 2012 for both ISBF and MidWestOne as a basis for forecasting the future excess capital of ISBF and MidWestOne. Howe Barnes assumed that ISBF and MidWestOne each would maintain its current annual dividend. The analysis assumed a targeted ratio of tangible equity to tangible assets of 6.5% for ISBF and MidWestOne. Howe Barnes applied price-to-earnings multiples of 13x to 17x and price-to-tangible book multiples of 125%-185% to the 2012 cash flows of ISBF to establish the terminal value of ISBF. Howe Barnes applied price-to-earnings multiples of 10x to 14x and price-to-tangible book multiples of 110%-170% to the 2012 cash flows of MidWestOne to establish the terminal value of MidWestOne. The range of terminal multiples applied was based on numerous factors, including the current range of price-to-earnings and price-to-tangible book value multiples for commercial banks comparable to ISBF and MidWestOne, historic trading multiples of ISBF and MidWestOne, and the projected financial performance of ISBF and MidWestOne. The future excess capital and terminal values of ISBF and MidWestOne were then discounted using discount rates of 11% to 14%, which Howe Barnes viewed as an appropriate range of discount rates for companies with the risk characteristics of ISBF and MidWestOne.

Based on these assumptions, the implied per share present value of ISBF common stock using a price-to-earnings multiple ranged from $21.05 to $27.79. Using a price-to-tangible book multiple, the implied per share present value of ISBF common stock ranged from $21.07 to $30.30. The implied per share present value of MidWestOne common stock using a price-to-earnings multiple ranged from $15.21 to $22.37. Using a price-to-tangible book multiple, the implied per share present value of MidWestOne common stock ranged from $14.72 to $23.37. Howe Barnes noted that the discounted cash flow analysis was considered because it is a widely used valuation methodology, but that the results of the methodology are not conclusive and are highly dependent upon the numerous assumptions that must be made, including asset and earnings growth rates, discount rates, and terminal values.

In performing its analyses, Howe Barnes made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond ISBF’s or MidWestOne’s control. The analyses performed by Howe Barnes are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Howe Barnes does not assume any responsibility if future results are materially different from those projected.

The preparation of a fairness opinion is a complex process involving subjective judgment and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Howe Barnes also included assumptions with respect to general economic, market, and other financial conditions. Furthermore, Howe Barnes drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Howe Barnes’ analyses are not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from those estimates. Estimates of company valuations do not purport to be appraisals or to necessarily reflect the prices at which companies or their respective securities actually may be sold.

As described above, Howe Barnes’ opinion and presentation to MidWestOne’s board were among the many factors taken into consideration by MidWestOne’s board in making its determination to approve the merger, and to recommend that MidWestOne’s shareholders approve the merger.

MidWestOne has paid Howe Barnes a fairness opinion fee of $75,000 in connection with the delivery of its opinion and will pay Howe Barnes an additional fee of $383,000 upon closing of the transaction. MidWestOne has also agreed to reimburse Howe Barnes for certain reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Howe Barnes and it affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under federal securities laws.

In the ordinary course of business as a broker-dealer, Howe Barnes may from time to time, purchase securities from, and sell securities to, ISBF and MidWestOne. As a market maker in securities, Howe Barnes may also actively trade the equity securities of ISBF or MidWestOne for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Fairness Opinion of Keefe Bruyette, ISBF’s Financial Advisor

In July 2007, the ISBF board of directors retained Keefe, Bruyette & Woods, Inc. as its financial advisor in connection with ISBF’s possible merger of equals transaction with MidWestOne and to render an opinion with respect to the fairness from a financial point of view of the exchange ratio in the proposed merger of MidWestOne into ISBF, pursuant to the Agreement and Plan of Merger, dated as of September 11, 2007, between ISBF and MidWestOne. As ISBF’s financial advisor, Keefe Bruyette assisted in ISBF’s proposal, negotiations and analysis of certain terms of the merger included in the merger agreement. On September 11, 2007, Keefe Bruyette delivered its oral opinion to ISBF’s board of directors, subsequently confirmed in writing, that as of September 11, 2007, and based upon and subject to various matters set forth in that opinion, the merger exchange ratio was fair to ISBF’s shareholders from a financial point of view.

With Keefe Bruyette’s consent, the full text of Keefe Bruyette’s opinion, dated September 11, 2007, which sets forth a description of the procedures followed, assumptions made, matters considered and limits on the review undertaken in connection with such opinion, is attached to this document as Appendix D and is incorporated herein by reference. ISBF shareholders are urged to read the opinion in its entirety. Keefe Bruyette’s opinion is directed to ISBF’s board of directors and relates only to the fairness of the exchange ratio provided in the Agreement and Plan of Merger from a financial point of view and does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any shareholder as to how such a shareholder should vote with respect to the merger or any other matter. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion. This summary does not purport to be a complete description of the analysis performed by Keefe Bruyette and should not be construed independent of the other information considered by Keefe Bruyette in rendering its opinion. Selecting portions of Keefe Bruyette’s analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors could create an incomplete or potentially misleading view of the evaluation process.

In rendering its opinion, Keefe Bruyette reviewed, analyzed and relied upon the following material relating to the financial and operating condition of ISBF and MidWestOne:

•	a draft of the agreement and plan of merger;

•	historical financial and other information concerning ISBF for the three fiscal years ended December 31, 2006;

•

historical financial and other information concerning MidWestOne, including MidWestOne’s annual reports to shareholders and annual reports on Form 10-K for the three fiscal years ended December 31, 2006, and certain quarterly reports on Form 10-Q;

•	discussions with senior management of ISBF and MidWestOne with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

•	earnings per share estimates for ISBF for the years ending December 31, 2007, 2008 and 2009, as prepared by management and discussed with ISBF management;

•	earnings per share estimates for MidWestOne for the years ending December 31, 2007, 2008 and 2009, as prepared by management and discussed with ISBF and MidWestOne management;

•	historical stock prices and trading volumes of the common stock of ISBF and MidWestOne;

•

the pro forma financial impact of the merger on ISBF and MidWestOne, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the senior management of ISBF and MidWestOne;

•

certain publicly available information of other financial institutions that Keefe Bruyette deemed comparable or otherwise relevant to its inquiry, and a comparison of ISBF and MidWestOne from a financial point of view with certain of those institutions;

•	financial terms of certain recent business combinations in the banking industry that Keefe Bruyette deemed comparable or otherwise relevant to its inquiry; and

•	other financial studies, analyses and investigations and such other information as Keefe Bruyette deemed appropriate to enable it to render its opinion.

Keefe Bruyette also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of financial institutions, including banks, bank holding companies, thrifts and other financial services companies generally. Keefe Bruyette’s opinion was based upon conditions as they existed on the date of the opinion and could only be evaluated as of such date thereof. In addition, the opinion was based upon information made available to Keefe Bruyette through the date of its opinion. The analyses performed by Keefe Bruyette are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be merged or sold.

In conducting its review and arriving at its opinion, Keefe Bruyette relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Keefe Bruyette did not attempt to verify such information independently. Keefe Bruyette utilized with the mutual consent of and relied upon the managements of ISBF and MidWestOne as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to Keefe Bruyette. In addition, Keefe Bruyette assumed that such forecasts reflected the best available estimates and judgments of ISBF and MidWestOne’s management and that such forecasts would be realized in the amounts and in the time periods estimated by management. Keefe Bruyette also assumed, without independent verification, that ISBF and MidWestOne’s aggregate allowance for loan losses is adequate to cover such losses. Keefe Bruyette did not make or obtain any evaluations or appraisals of the property of ISBF or MidWestOne, nor did Keefe Bruyette examine any individual loan credit files.

For purposes of rendering its opinion, Keefe Bruyette assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the Agreement and Plan of Merger;

•	the representations and warranties of each party in the Agreement and Plan of Merger and in all related documents and instruments referred to in the Agreement and Plan of Merger are true and correct;

•	each party to the Agreement and Plan of Merger and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of ISBF, MidWestOne or the combined entity, as the case may be, or the contemplated benefits of the merger.

The following summary contains the material financial analyses employed by Keefe Bruyette in connection with providing its opinion, including summaries relating to the consideration structure and transaction overview, selected comparable public company analysis for ISBF and MidWestOne, a pro forma merger analysis, selected merger transactions comparison and discounted cash flow analysis. For purposes of such analyses, the financial information used by Keefe Bruyette for ISBF and MidWestOne and the comparable companies was as of, and for the quarter and twelve months ended, June 30, 2007, and market price information was as of September 7, 2007, unless otherwise noted. This summary does not purport to be a complete description of all analyses employed by Keefe Bruyette.

Transaction Overview. In providing an overview of the merger, Keefe Bruyette noted that each MidWestOne shareholder would be receiving 0.95 share of ISBF stock, or an implied price per share of $24.70 per share (based on the closing price of ISBF common stock on September 11, 2007) or an implied total consideration of $94.8 million (based on the number of MidWestOne diluted shares outstanding on September 11, 2007 of 3,837,966). The number of MidWestOne diluted shares outstanding was calculated using the number of common shares outstanding as of September 11, 2007 of 3,693,615; adding an additional 144,351 shares representing 479,875 options based on the treasury method.

Keefe Bruyette calculated the following multiples:

	Per Share		Aggregate
Transaction Multiples (MidWestOne data as of June 30, 2007)
Price/Last 12 months operating earnings per share ($1.50)	16.5x		16.8x
Price/2007 estimated earnings per share ($1.51)	16.3x	(1)	15.4x	(1)
Price/2008 estimated earnings per share ($1.65)	15.0x	(1)	14.3x	(1)
Price/Book value per share ($16.92)	146%		150%
Price/Tangible book value per share ($13.02)	190%		194%
Tangible premium/Core deposits	9.5%
Premium/Market price	46.6	%(2)

(1)	Estimated earnings multiples based on estimates per MidWestOne management.
(2)	Based on MidWestOne’s stock price of $16.85 as of September 7, 2007.

Comparable Public Company Analysis. Keefe Bruyette compared the financial and market performances of ISBF, MidWestOne and the pro forma company resulting from the transaction to a select group of comparable companies (the “Peer Group”). Keefe Bruyette reviewed various financial measures, including earnings performance, operating efficiency, capital adequacy and asset quality, and various measures of market performance, including: price to last twelve months operating earnings, price to forward estimated earnings, price to book values, price to tangible book values, core deposit premium, dividend payout ratio, dividend yield and average daily trading volume. Keefe Bruyette uses these measurements to determine relative value of the respective companies within the financial services industry.

The Peer Group selected for ISBF and MidWestOne was comprised of twenty select public banks located in Illinois, Missouri, Iowa, Wisconsin, Kansas and Indiana with total assets between $0.7 billion and $2.6 billion. These companies are listed as follows, along with the state in which each is headquartered:

Old Second Bancorp, Inc., (IL)	First Busey Corporation, (IL)
Great Southern Bancorp, Inc., (MO)	Enterprise Financial Services Corp, (MO)
Hills Bancorporation, (IA)	Mercantile Bancorp, Inc. (IL)
Centrue Financial Corporation, (IL)	QCR Holdings, Inc., (IL)
West Bancorporation, Inc., (IA)	Hawthorn Bancshares, Inc., (IA)
Baylake Corp., (WI)	Princeton National Bancorp, Inc., (IL)
Reliance Bancshares, Inc., (MO)	First Mid-Illinois Bancshares, Inc., (IL)
Ames National Corporation, (IA)	First Business Financial Services, Inc., (WI)
Team Financial, Inc., (KS)	Baraboo Bancorporation, Inc., (WI)
First Banking Center, Inc., (WI)	Blue Valley Ban Corp., (KS)

The following table compares various financial condition measures of ISBF and MidWestOne to the Peer Group and the pro forma company:

Financial Condition Measures	ISBF	MidWestOne	Peer Group Median	Pro Forma Company
Assets (millions)	$681	$749	$1,131	$1,491
Loans/Deposits	75.17%	106.19%	96.09%	86.37%
Equity/Assets	10.71	8.45	7.69	11.17
Tangible equity/Tangible assets	10.13	6.65	6.06	7.39
Operating EPS CAGR ‘03 – ‘06	(6.04)	5.98	5.37	NA
Operating return on average assets	0.95	0.94	0.93	0.95	(1)
Operating return on average equity	8.80	11.14	10.72	8.38	(1)
Net interest margin	3.06	3.81	3.32	3.45	(2)
Efficiency ratio	63.66	64.17	64.00	63.94	(2)

Note:	Data as of the three months ended June 30, 2007. Pro forma company data as of projected close December 31, 2007, unless noted otherwise.
(1)	Pro forma transaction as of year end 2008.
(2)	Pro forma based on June 30, 2007 actual financials.

The following table compares various capital and asset quality measures of ISBF and MidWestOne to the Peer Group and the pro forma company:

Capital and Asset Quality Measures	ISBF	MidWestOne	Peer Group Median	Pro Forma Company
Leverage ratio	10.62%	8.17%	8.27%	8.34%
Tier 1 capital ratio	15.52	10.19	10.01	11.01
Total capital ratio	16.74	11.45	11.20	12.26
NPAs/Loans & OREO	0.43	0.63	0.78	0.55	(1)
Loan loss reserves/NPAs	333.6	155.0	140.4	209.9	(1)
Reserves/Loans	1.42	0.98	1.20	1.17
Net charge-offs/Average loans	0.01	0.13	0.06	0.08	(1)
Loan loss provision/Net charge-offs	NM	91.79	185.60	161.27	(1)

Note:	Data as of the three months ended June 30, 2007. Pro forma company data as of projected close December 31, 2007, unless noted otherwise.
(1)	Pro forma based on June 30, 2007 actual financials.

Keefe Bruyette also compared the market performance ratios of the Peer Group on September 7, 2007 to ISBF’s and MidWestOne’s market ratios.

Market Performance Ratio	ISBF	MidWestOne	Peer Group Median
Market Cap ($MMs)	$134	$62	$132
Price to Last 12 months operating EPS	21.5x	11.2x	15.4x
Price to 2007 estimated earnings per share	NA	11.2x	14.5x
Price to 2008 estimated earnings per share	NA	10.7x	13.1x
Price to Book value per share	184%	98%	159%
Price to Tangible book value per share	197%	127%	196%
Core deposit premium	15.1%	2.8%	9.0%
Dividend payout ratio	28.3%	48.0%	25.0%
Dividend yield	1.2%	4.3%	2.1%
Average daily volume (1 month)	261	1,430	1,551

Note:	Data as of June 30, 2007. Estimates from First Call.

Implied Exchange Ratio Analysis. Keefe Bruyette performed an implied exchange ratio analysis by comparing the historical relationship between the market prices of ISBF and MidWestOne. The following table lists the average of this ratio over various periods and compares the percentage premium that these averages represents over an exchange ratio of 0.95 (based on the closing price of ISBF and MidWestOne common stock on September 7, 2007 of $26.00 and $16.85, respectively).

Implied Exchange Ratio
5-Year average	0.92x
Last 12 months’ average	0.69x
Last 6 months’ average	0.65x
Last 30 days’ average	0.65x

Contribution Analysis. Keefe Bruyette analyzed the relative contribution of each of ISBF and MidWestOne to certain pro forma balance sheet and income statement items of the combined entity. Keefe Bruyette compared the relative contribution percentages of balance sheet and income statement items with the estimated pro forma ownership percentage ISBF shareholders would represent in the pro forma company. The results of Keefe Bruyette’s analysis are set forth in the following. In addition, Keefe Bruyette calculated the implied exchange ratio under the various contribution percentages.

Category	ISBF	MidWestOne
Assets	47.6%	52.4%
Gross loans	39.4	60.6
Gross loans Less Pooled Participations	42.7	57.3
Reserves	48.8	51.2
Excess Reserves	71.4	28.6
Deposits	49.8	50.2
Core Deposits (non-jumbo)	49.9	50.1
Demand Deposits(1)	55.4	44.6
Transaction Deposits(2)	63.7	36.3
Equity	53.5	46.5
Tangible equity	58.2	41.8
After-tax Merger Expenses	33.3	66.7
Tangible Equity Less Merger Expenses	59.5	40.5
LTM earnings	52.5	47.5
2007 estimated earnings	54.2	45.8
2008 estimated earnings	54.0	46.0
Ownership Diluted(3)	58.6	41.4
Ownership(4)	59.5	40.5

Note:	Balance sheet data as of June 30, 2007. All earnings are GAAP basis. Does not include purchase accounting adjustments or synergies that may be created in the merger.
(1)	Demand Deposits are defined as money stored in the form of checking accounts at banks.
(2)	Transaction Deposits are defined as checkable deposits and other accounts that can be used directly as cash without withdrawal limits or restrictions.
(3)	Based on diluted shares outstanding.
(4)	Based on common shares outstanding.

Pro Forma Merger Analysis. Keefe Bruyette performed a pro forma financial analysis for the merger. Assumptions regarding the core deposit intangible amortization, earnings, fair market value adjustments and cost savings were used to calculate the projected financial impact that the merger would have on certain pro forma financial results of ISBF and MidWestOne shareholders. The following assumptions were made:

•

Transaction modeled using the June 30, 2007 financials as a basis, assuming 5% balance sheet growth for both companies until the estimated close date of December 31, 2007 and 5% growth for the pro forma company thereafter;

•	Consideration to MidWestOne consisted of all stock and is exchanged for ISBF stock at a 0.95 times exchange ratio;

•	Purchase accounting adjustments made to the MidWestOne balance sheet;

•	ISBF 2007, 2008 and 2009 GAAP earnings per share of $1.29, $1.40 and $1.51 per ISBF management;

•	MidWestOne 2007, 2008 and 2009 GAAP earnings per share of $1.51, $1.65 and $1.78 per MidWestOne management;

•	Cost savings of 7.9% of the combined entity’s projected 2007 non-interest expense; 51.5% of total cost savings achieved in 2008, 100% achieved in 2009;

•	Core deposit intangibles equal to 4.0% amortized straight-line over 10 years;

•	Tax rate of 29%, average of ISBF and MidWestOne;

•	Transaction related expenses of $5.8 million (after-tax);

•	Projected pro forma company dividend of $0.61 increasing by $0.01 per year.

Keefe Bruyette calculated the year end 2008, 2009 and 2010 projected pro forma GAAP earnings per share accretion/(dilution) to ISBF and MidWestOne, while including the purchase accounting fair market value adjustments estimated by MidWestOne management.

	ISBF	MidWestOne
2007 GAAP EPS accretion	19.64%	(3.74)%
2008 GAAP EPS accretion	29.07	4.45
2009 GAAP EPS accretion	25.92	3.43

Keefe Bruyette analyzed the pro forma capital impact to ISBF arising from the MidWestOne merger, while including purchase accounting fair market value adjustments estimated by MidWestOne management.

	Year Ended December 31,
	2008	2009	2010
Leverage ratio	8.67%	9.25%	9.67%
Tier 1 capital ratio	11.44	11.98	12.51
Total capital ratio	12.68	13.21	13.73
Tangible equity/Tangible assets	7.76	8.21	8.65

Keefe Bruyette also calculated the year end 2008, 2009 and 2010 projected pro forma book and tangible book value accretion/(dilution) to ISBF and MidWestOne, while including the four mentioned assumptions including the purchase accounting fair market value adjustments estimated by MidWestOne management.

	ISBF Pro Forma Impact for the Year Ended December 31,
	2008	2009	2010
Book value	35.31%	36.34%	36.93%
Tangible book value	(6.03)	(1.39)	2.56

	MidWestOne Pro Forma Impact for the Year Ended December 31,
	2008	2009	2010
Book value	6.05%	7.21%	8.42%
Tangible book value	(12.84)	(9.44)	(6.17)

Comparable Acquisitions Analysis. Keefe Bruyette analyzed a group of select bank and thrift merger of equals transactions. The analysis compared the announced deal value of these transactions relative to the last twelve months earnings, estimated earnings, stated book value, stated tangible book value, core deposit premium, and one month market premium. The information analyzed was compiled by Keefe Bruyette from internal sources as well as transaction documents such as Forms S-4, press releases and proxies and from a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry.

The merger transaction group included 12 bank mergers with transaction values ranging from approximately $54.3 million to $10.0 billion announced between May 21, 1998 and September 20, 2006 which were selected based on their merger of equals characteristics.

Merger Transaction Comparables

Acquiror	Acquiree
First Busey Corporation	Main Street Trust, Inc. (Champaign, IL)
UnionBancorp, Inc.	Centrue Financial Corporation (Fairview Heights, IL)
National Mercantile Bancorp	FCB Bancorp (Camarillo, CA)
Regions Financial Corp.	AmSouth Bancorporation (Birmingham, AL)
Regions Financial Corp.	Union Planters Corporation (Memphis, TN)
UNB Corporation	BancFirst Ohio Corp. (Zanesville, OH)
MB Financial, Inc.	MidCity Financial Corporation (Chicago, IL)
Chemical Financial Corporation	Shoreline Financial Corporation (Benton Harbor, MI)
National Commerce Bancorp.	CCB Financial Corporation (Durham, NC)
Santa Barbara Bancorp	Pacific Capital Bancorp (Salinas, CA)
First Hawaiian Inc.	Bank of the West (San Francisco, CA)
Citizens Bancshares Inc.	Mid Am, Inc. (Bowling Green, OH)

The following table compares information derived by Keefe Bruyette with respect to the selected transactions and transaction multiples as of their announcement dates. For purposes of this analysis, transaction multiples from the ISBF/MidWestOne merger were derived from the assumed $24.70 per MidWestOne share transaction price and MidWestOne financial data as of June 30, 2007.

	ISBF / MidWestOne		Comparable Merger Average
Transaction Price to:
Last 12 months earnings per share	16.5x		16.8x
Estimated forward earning per share	16.3x		15.9x
Book value per share	146%		244%
Tangible book value per share	190%		281%

Tangible Transaction Premium to:
Core deposits	9.5%		20.3%
Stock price (1 month prior to announcement)	46.6	%(1)	15.1%
Combined cost savings (% of non-interest expense)	7.9%		9.6%

(1)	Based on MidWestOne’s stock price as of September 7, 2007 close.

Keefe Bruyette compared the average relative contribution of the comparable transactions to the contribution of ISBF and MidWestOne to certain pro forma balance sheet and income statement items of the combined entity.

	ISBF		MidWestOne		Acquiror Average	Acquiree Average
Contribution:
Ownership	58.6	%(1)	41.4	%(1)	54.8%	45.2%
Board Seats	50.0		50.0		56.1	43.9
Assets	47.6		52.4		53.8	46.2
Loans	42.7		57.3	(2)	53.7	46.3
Equity	53.5		46.5		54.4	45.6
Net income	52.5	(3)	47.5	(3)	54.8	45.2

(1)	Ownership based on diluted shares outstanding.
(2)	Less pooled participations.
(3)	Based on LTM net income through June 30, 2007.

No company or transaction used as a comparison in the above analysis is identical to ISBF, MidWestOne or the merger. Accordingly, a review of these results is not solely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and transactions examined.

Discounted Cash Flow and Terminal Value Analysis. Keefe Bruyette estimated the present value per share of ISBF’s common stock based on continued independence and ISBF’s proportional ownership in the combined entity by calculating the present value of ISBF’s projected cash flows and the projected cash flows of the combined entity. Keefe Bruyette’s analysis assumes that excess capital above a 6.0% tangible equity/tangible assets ratio represents free cash flow available for dividends. For purposes of this analysis, Keefe Bruyette applied a discount rate of 13.5%. Keefe Bruyette relied on financial projections provided by ISBF’s management and MidWestOne’s management and assumed terminal values of 14 times projected forward earnings. The analysis resulted in an estimated standalone value of $25.17 per share representing continued independence, and an estimated pro forma value of $26.48 per share.

Keefe Bruyette also ran sensitivity analysis on the discounted cash flows using terminal values of 12 to 16 times projected forward earnings. In the standalone scenario for ISBF the other variable used were discount rates ranging from 11.5% to 15.5%. The analysis resulted in the standalone values for ISBF ranging from $21.63 per share to $29.26 per share. In the pro forma scenario for the combined entity using the same variables, the analysis resulted in values for ISBF’s common stock ranging from $22.14 per share to $31.51 per share.

Keefe Bruyette stated that the discounted cash flow present value analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of ISBF common stock or the common stock of the combined entity.

Keefe Bruyette was selected to act as ISBF’s financial advisor based upon its qualifications, expertise and reputation. Keefe Bruyette specializes in rendering a range of investment banking services to financial services companies and regularly engages in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

As specialists in the securities of banking companies, Keefe Bruyette has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe Bruyette may, from time to time, purchase securities from, and sell securities to, ISBF and MidWestOne. As a market maker in securities, Keefe Bruyette may from time to time have a long or short position in, and buy or sell, equity securities of ISBF and MidWestOne for Keefe Bruyette’s own account and for the accounts of its customers.

In July 2007, ISBF executed an engagement letter with Keefe Bruyette relating to the services to be provided by Keefe Bruyette in connection with the merger. ISBF agreed to pay Keefe Bruyette a cash retainer fee of $50,000 upon the execution of the engagement letter. In addition, ISBF agreed to pay Keefe Bruyette a cash fee of $250,000 concurrently with the delivery of Keefe Bruyette’s opinion. The total fee paid to Keefe Bruyette will be $300,000 inclusive of the retainer fee and the opinion fee. In addition, ISBF also has agreed to reimburse Keefe Bruyette for certain reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Keefe Bruyette and Keefe Bruyette’s affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liability under the federal securities laws.

Regulatory Approvals

It is a condition to the completion of the merger that the parties receive all necessary regulatory approvals of the merger. Neither ISBF nor MidWestOne is aware of any material governmental approvals or actions that are required to complete the merger, except as described below. If any other approval or action is required, the parties will also seek this approval or action. However, we cannot assure you that these approvals or actions will be obtained.

As a result of the merger, ISBF (which will be renamed “MidWestOne Financial Group, Inc.”) will own directly all of the outstanding stock of MidWestOne Bank, MidWestOne Investment Services and MidWestOne Insurance Services. ISBF intends to merge First State Bank and MidWestOne Bank with Iowa State Bank & Trust during the third quarter of 2008, with the resulting bank named “MidWestOne Bank.” The merger of MidWestOne into ISBF is subject to the prior approval of the Federal Reserve and the Iowa Division of Banking, or IDOB, and the merger of First State Bank and MidWestOne Bank with and into Iowa State Bank & Trust is subject to the prior approval of the FDIC and IDOB.

On November 2, 2007, ISBF filed an application with the Federal Reserve and IDOB for prior approval of the merger of ISBF and MidWestOne. It is expected that the Federal Reserve and IDOB will approve the merger of ISBF and MidWestOne by the end of 2007.

On November 2, 2007, ISBF also filed with the Federal Reserve a declaration to become a financial holding company. Such declarations generally are effective 31 days after they have been filed with the Federal Reserve.

The merger may not be completed until 30 days following the date of the Federal Reserve approval, although the U.S. Department of Justice may reduce that period to 15 days. During this period, the U.S. Department of Justice is given the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically ordered otherwise.

In the near future, ISBF will file applications with IDOB and the FDIC for prior approval of the merger of Iowa State Bank & Trust, First State Bank and MidWestOne Bank. It is expected that both IDOB and the FDIC will approve the merger of Iowa State Bank & Trust, First State Bank and MidWestOne Bank by the end of the first quarter of 2008.

Other than the declaration by the Securities and Exchange Commission of the effectiveness of the registration statement of ISBF of which this joint proxy statement-prospectus forms a part, we are not aware of any other regulatory approvals required for completion of the merger, and there can be no assurance that any approvals will be obtained. The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by MidWestOne shareholders.

There can be no assurances that the requisite regulatory approvals or waivers will be received in a timely manner, in which event the consummation of the merger may be delayed. If the merger is not completed on or before May 31, 2008, either ISBF or MidWestOne may terminate the merger agreement (see “The Merger Agreement—Termination and Termination Fees”). We cannot assure you that we will receive these approvals in a timely manner, or at all.

Surrender of Stock Certificates

Shortly after the merger, all MidWestOne shareholders will receive a letter of transmittal, together with a return envelope. The letter of transmittal will include instructions for the surrender and exchange of certificates representing MidWestOne common stock in exchange for the combined company’s common stock. A letter of transmittal will be deemed properly completed only if signed and accompanied by stock certificates (or, at ISBF’s option, evidence of shares in book entry form) representing all shares of MidWestOne common stock or an appropriate guarantee of delivery of the certificates.

Until MidWestOne shareholders surrender MidWestOne stock certificates for exchange after completion of the merger, MidWestOne shareholders will not be paid dividends or other distributions declared after the merger with respect to any of the combined company’s common stock into which your MidWestOne shares have been converted. When MidWestOne stock certificates are surrendered, we will pay to the surrendering holder any of his or her respective unpaid dividends or other distributions, without interest. Immediately prior to the completion of the merger, no further transfers of MidWestOne common stock will be permitted. MidWestOne stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for common stock of the combined company and cash for any fractional share interests.

None of ISBF, MidWestOne or any other person will be liable to any former holder of MidWestOne common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for MidWestOne common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon compliance by the holder of MidWestOne common stock with the conditions reasonably imposed by the exchange agent. These conditions will include a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and ISBF.

It is not necessary for current ISBF shareholders to do anything with their stock certificates in connection with the closing of the merger. Following the consummation of the merger, current ISBF shareholders will be given the opportunity to exchange their stock certificates for new certificates, which will reflect the new corporate name of “MidWestOne Financial Group, Inc.” This exchange, however, is not required, as current ISBF certificates will continue to represent ownership of shares of common stock of the combined company. Information will be sent to current ISBF shareholders following consummation of the merger regarding the process for exchanging their current certificates for new certificates, if they elect to do so.

Neither ISBF nor MidWestOne shareholders should send in their certificates with their proxy.

Management and Operations After the Merger

We specifically negotiated and named in the merger agreement those individuals who will serve as the combined company’s directors and executive officers following the merger.

Directors of the Combined Company

The following persons will serve as the directors of the combined company after the merger, and with respect to Class I directors, will hold office until the next annual meeting of the shareholders of the combined company:

Directors of Combined ISBF/MidWestOne

ISBF Designees	Director Class	MidWestOne Designees	Director Class
Charles N. Funk	Class I	Robert D. Wersen	Class I
Donna Katen-Bahensky	Class I	R. Scott Zaiser	Class I
John S. Koza	Class II	Charles S. Howard**	Class II
Stephen L. West	Class II	Richard R. Donohue	Class II
W. Richard Summerwill*	Class III	David A. Meinert	Class III
Kevin W. Monson	Class III	James G. Wake	Class III

*	Chairman of the board of directors of the combined company upon the completion of the merger.
**	Vice Chairman of the board of directors of the combined company upon completion of the merger.

Richard R. Donohue. Mr. Donohue, 58, is Managing Partner of TD&T Financial Group in Oskaloosa, Iowa, a certified public accounting firm in which he is involved in all phases of the practice. Mr. Donohue joined the board of directors of MidWestOne in 1999.

Charles N. Funk. Mr. Funk, 53, is the President of ISBF and the President and Chief Executive Officer of Iowa State Bank & Trust. He joined ISBF in these roles in November 2000. Prior to that, he held positions as President and Central Region Manager and Chief Investment Officer for Brenton Bank—Des Moines. Mr. Funk currently serves on the faculty of the Colorado Graduate School of Banking in Boulder, Colorado, and the Iowa School of Banking. Previously, he taught for the Stonier Graduate School of Banking at Georgetown University. He also serves on the Board of Directors of the Iowa Bankers Association. Mr. Funk graduated with a B.A. from William Jewell College.

Charles S. Howard. Mr. Howard, 52, has been a director of MidWestOne since 1988 and a director of MidWestOne Bank f/k/a MidWestOne Bank & Trust since 1993. He was elected President and Chief Executive Officer of MidWestOne in June 1993 and elected Chairman in January 1998. Mr. Howard was elected Chairman of MidWestOne Bank in January 2006 and served as Vice Chairman of MidWestOne Bank & Trust from January 1996 to December 31, 2005. Mr. Howard served as Chairman of Central Valley Bank from June 1994 until January 2000 and served as a director of Central Valley Bank from June 1994 to January 2004. He served as Chairman and as a director of Pella State Bank from November 1997 to December 31, 2005. He also served as a director of MidWestOne Bank from October 1999 through December 31, 2005. Mr. Howard was elected as Chairman and as a director of MidWestOne Investment Services, Inc. in October 2004. Prior thereto, he served as Executive Vice President and Chief Operating Officer of MidWestOne.

Donna M. Katen-Bahensky. Ms. Katen-Bahensky, 54, has been a director of ISBF and Iowa State Bank & Trust since 2003. She has served as a director and Chief Executive Officer of University Iowa Hospitals and Clinics, a 680-bed comprehensive academic medical center and regional referral center with more than 760 staff physicians and dentists, 480 resident physicians and dentists, 180 fellow physicians, 1,565 nurses and 4,640 other professional and support staff, since 2002.

John S. Koza. Mr. Koza, 62, has been a director of ISBF since its formation in 1983 and a director of Iowa State Bank & Trust since 1982. He also has served as Chairman of First State Bank since 2003. Mr. Koza retired from his positions as Vice President of ISBF and Executive Vice President of Iowa State Bank & Trust in 2000. He served in various management positions with ISBF since its formation in 1983 and with Iowa State Bank & Trust since 1973. Mr. Koza is a first cousin of Mr. Summerwill and Suzanne Summerwill, a current ISBF director.

David A. Meinert. Mr. Meinert, 54, has been a director of MidWestOne since 1991. He currently serves as Executive Vice President and Chief Financial Officer of MidWestOne. Mr. Meinert served as Chairman of Central Valley Bank from January 2000 to December 31, 2005, served as a director of Central Valley Bank from 1994 through December 31, 2005, and served as President of Central Valley Bank from June 1994 to January 1997. He also served as a director of MidWestOne Bank from October 1999 to December 31, 2005. Mr. Meinert was a director of Pella State Bank from November 1997 to January 2004. Mr. Meinert was elected as President of MIC Financial, Inc. effective March 1, 2000. Mr. Meinert was elected as Executive Vice President and Treasurer and as a director of MidWestOne Investment Services, Inc. in October 2004. Mr. Meinert is a certified public accountant (inactive). Mr. Meinert graduated with a B.A. from Buena Vista University and a M.B.A. from St. Ambrose University.

Kevin W. Monson. Mr. Monson, 56, has been a director of ISBF and Iowa State Bank & Trust since 2006. He is the President, Managing Partner and majority owner of Neumann Monson Architects PC, an architectural services firm headquartered in Iowa City. Mr. Monson also is the majority partner in Tower Partners, a real estate investment partnership.

W. Richard Summerwill. Mr. Summerwill, 71, is the Chairman and Chief Executive Officer of ISBF. He has been with Iowa State Bank & Trust since 1963. Mr. Summerwill was the President and Chief Executive Officer of Iowa State Bank & Trust from 1984 to 2000. He has remained Chairman and Chief Executive Officer of ISBF since 2000. Mr. Summerwill is the first cousin of Mr. Koza and Ms. Summerwill.

James G. Wake. Mr. Wake, 68, is the General Manager of Smith-Wake Ag Services of Oskaloosa, Iowa, which is an agribusiness involved in feed, grain, and livestock production. Mr. Wake has been a director of MidWestOne Bank (including as a director of a predecessor bank of MidWestOne Bank) since 1987 and has been a director of MidWestOne since 2000.

Robert D. Wersen. Mr. Wersen, 65, is President and founder of Interpower Corporation, which produces power system components for electrical equipment. The corporation is headquartered in Oskaloosa, Iowa and has expanded to other Iowa communities and established a subsidiary office in England. Mr. Wersen has been a director of MidWestOne Bank (including as a director of a predecessor bank of MidWestOne Bank) since 1996 and has been a director of MidWestOne since 2006.

Stephen L. West. Mr. West, 62, has been a director of ISBF and Iowa State Bank & Trust since 1991. He is the President and majority owner of West Music Company Inc., a musical instrument and supply store headquartered in Coralville, Iowa. He also is Treasurer of Accent LLC, a private-label musical instruments company, and the President of WestInvest, L.C., a family investment vehicle.

R. Scott Zaiser. Mr. Zaiser, 47, is President of Zaiser’s Landscaping, Inc. in Burlington, Iowa, which is a landscaping company specializing in the design and installation of landscaping for residential and commercial properties in southeastern Iowa and west central Illinois. Mr. Zaiser has been a director of MidWestOne Bank (including as a director of a predecessor bank of MidWestOne Bank) since 2000 and has been a director of MidWestOne since 2006.

Executive Officers of the Combined Company

The following persons will serve as executive officers of the combined company after the merger:

Executive Officers of Combined ISBF/MidWestOne

Name	Current Position with ISBF or MidWestOne	Expected Position with the Combined Company
Charles N. Funk	President of ISBF; President and Chief Executive Officer of Iowa State Bank & Trust	President and Chief Executive Officer

David A. Meinert	Executive Vice President and Chief Financial Officer of MidWestOne	Executive Vice President— Chief Financial Officer and Treasurer

John P. Pothoven	President of MidWestOne Bank	Chief Operating Officer(1)

Kent L. Jehle	Executive Vice President—Commercial Banking of Iowa State Bank & Trust	Chief Lending Officer

(1)	Mr. Pothoven is expected to retire early to mid-2008.

Biographical information concerning the proposed non-director named executive officers of the combined company is provided below:

John P. Pothoven. Mr. Pothoven, 65, has been a director of MidWestOne since 1994 and a director of MidWestOne Bank since 1976. He has served as President and Chief Executive Officer of MidWestOne Bank since 1984 and Chairman of MidWestOne Bank from January 1998 to December 31, 2005. Mr. Pothoven was elected as a director of MidWestOne Investment Services, Inc. in January 2006. Mr. Pothoven joined MidWestOne Bank in 1976 as a Vice President and was promoted to Executive Vice President in 1978.

Kent L. Jehle. Mr. Jehle, 48, is a Vice President of ISBF and the Executive Vice President—Commercial Banking of Iowa State Bank & Trust. He also serves as a director of First State Bank. He has been with ISBF and its subsidiaries since 1986.

For information regarding the interests of certain officers and directors in the merger, see “The Merger—Interests of Certain Persons in the Merger.” For information regarding the compensation arrangements and other matters for the most recent completed fiscal year for the persons who are to serve as officers and directors of the combined company, see “ISBF Executive Compensation” and “MidWestOne Executive Compensation.”

Employee Benefits

ISBF and MidWestOne agreed to use their reasonable best efforts to decide on a combined benefits program for the continuing employees of ISBF and MidWestOne. Following the consummation of the merger, all continuing employees of ISBF and MidWestOne shall receive full service credit for all years of employment with either entity for purposes of eligibility and vesting under applicable employee benefit plans and for purposes of determining benefits under the vacation and severance plans and policy. In addition, any conversion or merging of the group healthcare plans will be accomplished so as not to subject any continuing employee of MidWestOne or ISBF to any waiting period beyond any waiting period to which such employee already was subject, or to duplicate any deductibles or co-payments. Premiums payable by active employees for coverage shall be determined on the cost-sharing basis used by MidWestOne.

In addition, ISBF and MidWestOne have agreed to a severance plan to be adopted by ISBF as the surviving entity outlining severance amounts owed to certain officers, exempt and non-exempt employees who are terminated after the effective time of the merger.

ISBF and MidWestOne have also agreed that ISBF will retain the MidWestOne ESOP as a successor to MidWestOne. Further, the parties have agreed that all employees of MidWestOne or MidWestOne Bank who become employees of ISBF or any of its subsidiaries and all other employees of ISBF or any of its subsidiaries will be allowed to participate in such plan with the full rights and benefits afforded under the current terms of the MidWestOne ESOP. Any employees of MidWestOne who are terminated as a result of the contemplated transactions shall become fully vested in any accrued benefit under the MidWestOne ESOP.

ISBF has also agreed to take all actions necessary to freeze new participation in, and the future benefit accruals under, the ISBF Pension Plan as of the earlier of the effective time of the merger or December 31, 2007. To the extent not vested as a result of such freeze, any employees of ISBF who are terminated as a result of the contemplated transactions shall become fully vested in any accrued benefit under the ISBF Pension Plan.

Interests of Certain Persons in the Merger

General

Some members of our respective management and boards of directors may be deemed to have interests in the merger that are in addition to their interests as shareholders generally. The board of directors of each of ISBF and MidWestOne were aware of these interests and considered them, together with the other matters described in this joint proxy statement-prospectus, in approving the merger agreement and the merger.

Employment Agreements

Employment Agreement with Charles N. Funk. ISBF and Mr. Funk have entered into an employment agreement pursuant to which Mr. Funk will become the President and Chief Executive Officer of ISBF, as the continuing company, upon the effective time of the merger. The term of the employment agreement will continue until December 31 of the second calendar year after the calendar year in which the merger is consummated, and will automatically extend for an additional one-year term on each January 1 thereafter unless either party elects against such an extension. Mr. Funk will report to the board of directors of the continuing company. During the term of the agreement, Mr. Funk will be nominated to serve as a member of the board of directors, subject to election by the shareholders. Mr. Funk’s initial annual salary will be $300,000 and, beginning on January 1, 2009, the salary will be subject to increase as approved by the compensation committee of the board of directors.

In addition, Mr. Funk will be eligible for an incentive bonus and participation in other employee benefit plans, including the equity incentive plan and any pension plan or 401(k) plan. Mr. Funk also will be entitled to four weeks of vacation. If there is a change in control of ISBF during the term of the employment agreement, Mr. Funk will be entitled to a change in control payment in an amount equal to 2.5 times the sum of Mr. Funk’s then-current base salary and the incentive bonus paid for the prior year. The employment agreement also contains a two-year non-competition provision and a two-year non-solicitation provision.

Employment Agreement with Kent Jehle. ISBF and Mr. Jehle have entered into an employment agreement pursuant to which Mr. Jehle will become the Chief Lending Officer of ISBF, as the continuing company, upon the effective time of the merger. The term of the employment agreement will continue until December 31 of the second calendar year after the calendar year in which the merger is consummated, and will automatically extend for an additional one-year term on each January 1 thereafter unless either party elects against such an extension. Mr. Jehle will report to the board of directors and the President and Chief Executive Officer of the continuing company. Mr. Jehle’s initial annual salary will be $205,000 and, beginning on January 1, 2009, the salary will be subject to increase as approved by the compensation committee of the board of directors. In addition, Mr. Jehle will be eligible for an incentive bonus and participation in other employee benefit plans, including the equity incentive plan and any pension plan or 401(k) plan. Mr. Jehle also will be entitled to four weeks of vacation. If there is a change in control of ISBF during the term of the employment agreement, Mr. Jehle will be entitled to a change in control payment in an amount equal to two times the sum of Mr. Jehle’s then-current base salary and the incentive bonus paid for the prior year. The employment agreement also contains a two-year non-competition provision and a two-year non-solicitation provision.

Letter Agreement with W. Richard Summerwill. ISBF and Mr. Summerwill have entered into a letter agreement pursuant to which Mr. Summerwill has agreed, upon consummation of the merger, to resign from each officer position that he holds with ISBF. Mr. Summerwill will serve as Chairman of ISBF, as the continuing company, and the combined bank for a three year period after the effective time of the merger. He will not be eligible for any severance benefits upon his resignation. Mr. Summerwill’s annual salary will be $80,000 and he will not be eligible to receive any director fees during the term. Mr. Summerwill will retain his eligibility to participate as an employee in ISBF’s employee benefit plans, including the equity incentive program (Mr. Summerwill’s position as Chairman will not be considered an officer position).

Employment Agreement with David Meinert. ISBF and Mr. Meinert have entered into an employment agreement pursuant to which Mr. Meinert will become the Executive Vice President—Chief Financial Officer and Treasurer of ISBF, as the continuing company, upon the effective time of the merger. The term of the employment agreement will continue until December 31 of the second calendar year after the calendar year in which the merger is consummated. Mr. Meinert will report to the President and Chief Executive Officer and the board of directors. Mr. Meinert’s initial annual salary will be $205,000 and beginning on January 1, 2009, the salary will be subject to increase as approved by the compensation committee of the board of directors. In addition, Mr. Meinert will be eligible for an incentive bonus and participation in other employee benefit plans, including the equity incentive plan and any pension plan or 401(k) plan. Mr. Meinert also will be entitled to four weeks of vacation. If there is a change in control of ISBF during the term of the employment agreement, Mr. Meinert will be entitled to a change in control payment, the amount of which will be determined based on the year in which the change in control occurs. The employment agreement also contains a one year non-competition provision and a two year non-solicitation provision.

Letter Agreement with Charles Howard. ISBF and Mr. Howard have entered into a letter agreement pursuant to which Mr. Howard has agreed to serve as Vice Chairman of ISBF, as the continuing company, and the combined bank for an initial three year period after the effective time of the merger. In addition, if Mr. Summerwill is no longer serving as the Chairman of the combined company at any time during the three year period following consummation of the merger, Mr. Howard will be appointed as the Chairman of the combined company and the combined bank. Mr. Howard will receive an annual salary of $75,000 and he will not be eligible to receive any director fees during the term. Mr. Howard will be eligible to participate as an employee in ISBF’s employee benefit programs, including the equity incentive program (Mr. Howard’s position as Vice Chairman will not be considered an officer position).

Additional Employment Agreements

ISBF and MidWestOne have agreed that ISBF may enter into employment agreements with certain additional officers and employees, with terms similar to employment agreements in place with comparable MidWestOne officers and employees.

2008 Equity Incentive Plan; Initial Equity Grants; Stay Bonus Arrangements

In connection with the consummation of the proposed merger and the ongoing operation of ISBF after the effective time of the merger, ISBF and MidWestOne have agreed that ISBF will establish, pending shareholder approval, the 2008 Equity Incentive Plan pursuant to which the combined company will be able to grant stock options and/or restricted stock units to employees following the effective time of the merger. See “The 2008 Equity Incentive Plan”. The boards of ISBF and MidWestOne have agreed that the combined company will make the following initial grants of stock options and restricted stock units to various employees of the combined company upon consummation of the merger:

	Options to Purchase Common Stock	Restricted Stock Units
Charles N. Funk	6,000	—
David A. Meinert	3,000	—
Kent Jehle	3,000	—
Tier 3 (6 individuals)	500 each	300 each
Tier 4 (11 individuals)	200 each	200 each
Directors	—	500 each

The merger agreement also provides that Messrs. Funk and Howard may mutually determine to make stay bonus payments to employees of ISBF or MidWestOne, provided such employees enter into stay bonus agreements with the continuing company.

Existing MidWestOne Employment Compensation Arrangements

MidWestOne has certain salary continuation agreements, or SCAs, and deferred compensation agreements, or DCAs, with certain of its executive officers. ISBF and MidWestOne have agreed to amend these SCAs and DCAs to, among other things, ensure their compliance with Section 409A of the Internal Revenue Code and provide that ISBF will honor these agreements following consummation of the merger. In addition, MidwestOne may amend certain DCAs with its officers to provide for a Section 409A transition rule election that would allow the officers to receive a lump sum payment of the amounts deferred under their DCAs in lieu of scheduled payments over a fifteen year period.

In connection with the proposed transaction, Mr. Howard will receive a lump sum change in control payment of $968,600 pursuant to his SCA. Although the merger with ISBF would otherwise constitute a change of control under Mr. Meinert’s SCA, Mr. Meinert has agreed to amend his SCA so that the change in control payment will be payable if ISBF terminates his employment after the effective time of the merger other than for cause or if Mr. Meinert resigns for good reason. Mr. Pothoven has reached retirement age and is expected to retire early to mid-2008. Pursuant to the terms of his SCA, Mr. Pothoven will begin receiving monthly benefits upon retirement.

Accelerated Vesting of Stock Options and Restricted Stock. As described under “The Merger—Treatment of Stock Options and Restricted Stock,” ISBF and MidWestOne will take all actions necessary to cause each outstanding, unexercised ISBF stock option or MidWestOne stock option, as the case may be, to vest and become exercisable upon the merger becoming effective. In addition, MidWestOne must take all actions necessary to cause each share of MidWestOne restricted stock that is outstanding immediately prior to the effective time of the merger to vest and become free of all restrictions.

Based on outstanding awards currently held, the following options and restricted stock of the executive officers of ISBF and MidWestOne, and each company’s directors as a group, will vest and become exercisable in the case of stock options and will vest and become free of all restrictions, in the case of restricted stock, as a result of the merger:

	Options to Purchase Common Stock to Vest	Shares of Restricted Stock to Vest
ISBF executive officers(1)	—	—
MidWestOne executive officers
Charles S. Howard
David A. Meinert
John P. Pothoven
Thomas W. Campbell
Jerry D. Krause
ISBF directors as a group(1)	—	—
MidWestOne directors as a group

(1)	All options currently held by ISBF directors and executive officers are fully vested, and no shares of ISBF restricted stock are outstanding.

Indemnification and Insurance

ISBF has agreed to indemnify the present and former directors and officers of MidWestOne and its subsidiaries against all liability arising out of matters existing or occurring prior to the effective time of the merger to the extent that such persons are entitled to indemnification under MidWestOne’s governing documents. In addition, ISBF has agreed to maintain director’s and officer’s liability insurance covering present and former officers of MidWestOne and its subsidiaries for a period of six years following the merger. See “The Merger Agreement—Indemnification and Insurance.”

Resales of ISBF Common Stock

ISBF common stock to be issued to MidWestOne shareholders in the merger will be registered under the Securities Act of 1933, or the Securities Act. All shares of ISBF common stock received by MidWestOne shareholders in the merger will be freely transferable after the merger by persons who are not considered to be “affiliates” of either ISBF or MidWestOne. “Affiliates” would generally include any persons or entities who control, are controlled by or are under common control with either MidWestOne or ISBF at the time of the special meeting (generally, executive officers, directors and 10% or greater shareholders).

Generally, during the one-year period following completion of the merger, affiliates of MidWestOne may not resell publicly the ISBF common stock received by them in the merger except in compliance with certain volume limitations and restrictions as to the manner of sale. After the initial one-year period, affiliates of MidWestOne who have not become affiliates of ISBF may resell their shares without restriction, provided ISBF is current in its disclosure filing obligations with the Securities and Exchange Commission. Affiliates also would be permitted to resell ISBF common stock received in the merger under an effective registration statement under the Securities Act of 1933 covering the shares or an available exemption from the registration requirements under the Securities Act of 1933. This joint proxy statement-prospectus does not cover any resales of ISBF common stock received by persons who may be deemed to be affiliates of MidWestOne.

In connection with the execution of the merger agreement, W. Richard Summerwill, Chairman of the Board and Chief Executive Officer of ISBF, John S. Koza and Suzanne Summerwill, each directors of ISBF, Charles S. Howard, President and Chief Executive Officer of MidWestOne, and David A. Meinert, Executive Vice President and Chief Financial Officer of MidWestOne, each entered into a shareholder sale agreement that prohibits them from selling or otherwise disposing of shares of the combined company each beneficially holds during the period beginning on the date of the merger agreement through and including the date 270 days after the effective time of the merger. In addition, ISBF has agreed in the merger agreement to use its reasonable best efforts to obtain, prior to the effective time of the merger, similar shareholder sale agreements from certain relatives of Messrs. Summerwill and Koza and Ms. Summerwill who own shares of ISBF common stock.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement and related transactions. This description does not provide a complete description of all the terms and conditions of the merger agreement. It should be read in conjunction with the information provided under “The Merger” in this joint proxy statement-prospectus. The summary provided below is qualified in its entirety by the appendices to this document, including the merger agreement, which is attached as Appendix A to this joint proxy statement-prospectus and which is incorporated into this joint proxy statement-prospectus by reference.

Conditions to Completion of the Merger

The respective obligations of ISBF and MidWestOne to complete the merger are subject to the satisfaction of certain mutual conditions, including the following:

•	the receipt of the required approvals from each of ISBF’s and MidWestOne’s shareholders;

•	the receipt and continued effectiveness of all regulatory approvals and the expiration of all waiting periods with respect to such approvals;

•

the lack of any statute, rule, regulation, injunction or other order that would prohibit either the merger of MidWestOne and ISBF or the merger of MidWestOne Bank, First State Bank and Iowa State Bank & Trust;

•	the absence of any proceeding for the purpose of suspending the registration statement registering the shares of ISBF common stock to be issued in the merger;

•	the shares of ISBF common stock to be issued in the merger shall have been approved for listing on the Nasdaq Global Market; and

•	ISBF shall have received the tax opinion from Barack Ferrazzano, and MidWestOne shall have received the tax opinion from Vedder Price.

In addition to the mutual conditions described above, the obligation of MidWestOne to complete the merger is subject to the satisfaction, unless waived by MidWestOne, of the following other conditions:

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ISBF’s representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date (unless an earlier date is specified), subject to the materiality standard set forth in the merger agreement, and MidWestOne must have received a certificate of the chief executive officer or president to that effect;

•

ISBF must have complied in all material respects with all covenants and obligations required to be performed or complied with by it under the merger agreement prior to the effective time, and MidWestOne must have received a certificate of the chief executive officer or president to that effect; and

•	there must not be any fact, event or circumstance that has had or would be reasonably likely to have a material adverse effect on ISBF on a consolidated basis.

In addition to the mutual conditions described above, the obligation of ISBF to complete the merger is subject to the satisfaction, unless waived by ISBF, of the following other conditions:

•

MidWestOne’s representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date (unless an earlier date is specified), subject to the materiality standard set forth in the merger agreement, and ISBF must have received a certificate of the chief executive officer or chief financial officer to that effect;

•

MidWestOne must have complied in all material respects with all covenants and obligations required to be performed or complied with by it under the merger agreement prior to the effective time, and ISBF must have received a certificate of the chief executive officer or chief financial officer to that effect; and

•	there must not be any fact, event or circumstance that has had or would be reasonably likely to have a material adverse effect on MidWestOne on a consolidated basis.

The foregoing is an outline of the types of conditions precedent to the obligations of ISBF and MidWestOne contained in the merger agreement, a copy of which is included at Appendix A. You should carefully review the entire agreement and in particular Articles 9 and 10, containing the detailed conditions to each party’s obligation to close.

Representations and Warranties of the Parties

The merger agreement contains representations and warranties we made to each other. The assertions embodied in those representations and warranties were made as of specific dates and are subject to important exceptions, limitations and supplemental information. The representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. Please note that the representations and warranties made by the parties in the merger agreement will not survive the closing of the merger.

The representations and warranties that ISBF and MidWestOne made to each other include representations and warranties as to, among other things:

•	the corporate organization and existence of each party and its subsidiaries;

•	the capitalization of each party;

•	the corporate power and authority of each party to carry on its business, to enter into the agreement and to make the agreement valid and binding on it;

•	required governmental approvals and regulatory consents;

•	no conflict between the merger agreement and (a) laws, licenses, agreements or similar instruments that are binding on that party and its subsidiaries or (b) its articles of incorporation and bylaws;

•

with respect to MidWestOne only, the completeness and timeliness of MidWestOne’s filings with the Securities and Exchange Commission, including the financial statements included with such filings, and the absence of any material misstatement or omission therein;

•

the lack of any liabilities incurred outside of the ordinary course of business since June 30, 2007, the lack of changes in its business or operations since that date, and the lack of any material adverse effect on it since that date;

•	the adequacy of its allowance for loan and lease losses to provide for possible or specific losses on loans;

•	the lack of any litigation or regulatory violations or orders that would have a material adverse effect on it;

•	compliance with laws, including the Sarbanes-Oxley Act and applicable environmental laws;

•	the existence of material contracts and the lack of any defaults thereunder;

•	the status of its employee benefit plans and arrangements;

•	the timely filing of tax returns and payment of taxes;

•	the lack of claims, investigations or liabilities related to environmental laws;

•	the lack of any collective bargaining agreement with a labor union;

•	the proper maintenance of corporate books and records;

•

the inapplicability of any state antitakeover laws and regulations, such as “control share,” “fair price” or “business combination” statues to the merger and the receipt of necessary board approvals; and

•	the absence of broker’s fees, except as specifically disclosed by each party.

All of the representations and warranties of each party are subject to a materiality standard. Under this standard, no representation or warranty of MidWestOne or ISBF (other than the representations and warranties regarding due authorization and noncontravention of articles and bylaws, which must be true and correct in all respects, and regarding authorized capitalization, which must be true in all material respects) will be deemed to be untrue, and neither party will be deemed to have breached a representation or warranty, unless any fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty, has had or is reasonably likely to have a material adverse effect on the party making the representation or warranty.

The foregoing is an outline of the types of representations and warranties made by the parties and contained in the merger agreement, a copy of which is included at Appendix A. You should carefully review the entire agreement, and in particular Articles 4 and 5, containing the detailed representations and warranties of the parties.

Conduct of Business Pending the Merger and Other Covenants.

Each of ISBF and MidWestOne have agreed to conduct its respective business in accordance with guidelines in the merger agreement.

Negative covenants. Each party has agreed that until the effective time, without the prior written consent of the other party, which may not be unreasonably withheld or delayed, and subject to exceptions specified in the merger agreement and in the disclosure schedules, it will not, and will cause its subsidiaries not to, among other things:

•

change its authorized or issued capital stock; grant any stock option or right to purchase shares of its capital stock; issue any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant any registration rights; or purchase or redeem any shares of its capital stock;

•	amend its articles of incorporation or charter (or similar organizational documents) or bylaws or adopt any resolutions with respect to the same;

•

pay or increase any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except, with respect to employees, for normal salary and bonus increases made in the ordinary course of business consistent with past practice or made in accordance with any then existing benefit plan;

•	enter into any employment consulting, non-competition, change in control, severance or similar contract with any shareholder, director, officer or employee;

•	adopt, amend (except for any amendment necessary to comply with any legal requirement) or terminate, or increase the payments to or benefits under, any benefit plan;

•	enter into, terminate or extend any joint venture or similar agreement pursuant to any contract or any similar transaction;

•

except for the merger agreement, enter into any new, or modify, amend, renew or extend (through action or inaction) the terms of any existing lease, contract or license that has a term of more than one year or that involves the payment by it or any subsidiary of more than $100,000 in the aggregate;

•

loan, or commit to make, renew, extend the term or increase the amount of any loan, to any person if such loan or any other loans to such person or an affiliate of such person is on the “watch list” or similar internal report, or has been classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, that MidWestOne Bank shall not be prohibited from conducting its loan pool participation business in the ordinary course of business consistent with past practice;

•

sell (other than any sale in the ordinary course of business consistent with past practice), lease or otherwise dispose of any of its assets or properties or mortgage, pledge or allow for the imposition of any lien or other encumbrance upon any of its material assets or properties, except for tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with the acceptance of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of business consistent with past practice;

•	incur any obligation or liability (fixed or contingent) other than in the ordinary course of business consistent with past practice;

•	cancel or waive any claims or rights with a value in excess of $100,000;

•	make any investment of a capital nature exceeding $100,000 or aggregate investments of a capital nature exceeding $500,000;

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except for the contemplated transactions, merge or consolidate with or into any other person, or acquire any stock, equity interest or business of any other person; provided, that ISBF shall not be prohibited from investing, in the ordinary course of business consistent with past practice, in the stock of entities primarily engaged in the business of banking;

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materially change any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of MidWestOne or ISBF to respond to then current market or economic conditions or as may be required by any regulatory authorities;

•	file any applications for additional branches, open any new office or branch, close any current office or branch or relocate operations from existing locations;

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discharge or satisfy any material lien or encumbrance on its assets or repay any material indebtedness for borrowed money, except for obligations incurred and repaid in the ordinary course of business consistent with past practice;

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enter into any contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $100,000 in aggregate value, except for sales of “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

•

purchase or otherwise acquire any investments, direct or indirect, in any derivative securities, financial futures or commodities or enter into any interest rate swap, floors and option agreements or other similar interest rate management agreements; or

•	hire any employee with an annual salary in excess of $125,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated.

Coordination of Dividends. MidWestOne may declare and pay to its shareholders a quarterly cash dividend not to exceed $0.18 per share of MidWestOne common stock, and ISBF may declare and pay to its shareholders in December 2007 its annual cash dividend not to exceed $0.33 per share of ISBF common stock, and neither party shall declare, pay or make any other dividend or other distribution or payment in respect of, or redemption of, shares of its respective stock. In addition, the parties have agreed that they shall cooperate to assure that, for any quarter, there shall not be a duplication or omission of the payment of dividends to shareholders of MidWestOne; and MidWestOne may not make any pro rata dividend payments for any quarterly period.

ISBF Foundation Donation. MidWestOne has agreed to make a donation of $500,000 to the ISBF Foundation, which will be payable at or prior to the closing. ISBF shall, at or after the effective time, cause: (i) such number of MidWestOne directors to be appointed to the board of directors of the ISBF Foundation so that such board will consist of an equal number of ISBF directors and MidWestOne directors; and (ii) the articles of incorporation of ISBF Foundation to be amended such that the purpose of ISBF Foundation is to provide a pool of funds to be used to enhance community and cultural well-being within the trade areas in which the combined company operates.

Affirmative Covenants. Each party has also agreed to take affirmative actions under the merger agreement, including the following:

•	conduct its business only in the ordinary course of business consistent with past practice;

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use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

•	confer with the other party concerning potentially material issues affecting a party’s operations;

•

enter into loan and deposit transactions only in accordance with its formal loan policy and, in that connection, from the date of the agreement to the closing date, not enter into any new credit or new lending relationship in excess of $3,000,000 with any person and any director or officer of, or any owner of a 10% or greater equity interest in, such person;

•

with respect to MidWestOne only, acquire loan pool participations only in the ordinary course of business consistent with past practice and, from the date of the agreement to the closing date, not submit a bid on any new loan pool participation in an amount that exceeds $5,000,000 without first contacting ISBF and providing ISBF with the opportunity to object to MidWestOne’s bid;

•

consistent with past practice, maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

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maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

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in the case of MidWestOne, only buy or sell Federal Funds or reinvest dividends paid on securities owned as of the date of the merger agreement, and in the case of ISBF, only buy or sell Federal Funds, reinvest dividends paid on securities owned as of the date of the merger agreement, or buy or sell, in the ordinary course of business consistent with past practices stock of entities primarily engaged in the business of banking;

•	file in a timely manner all required filings with all regulatory authorities and cause such filings to be true and correct in all material respects; and

•	maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply with all legal requirements.

Shareholder Approvals and Alternative Proposals. Each of ISBF and MidWestOne has agreed that it will take, in accordance with applicable law and its respective governing documents, all action necessary to convene a shareholder meeting and solicit the required shareholder approval of the merger, and to obtain from their respective shareholders a vote approving the merger.

Each of ISBF and MidWestOne has also agreed that, during the term of the merger agreement, it will not initiate, solicit, encourage or knowingly facilitate any inquiries of proposals, engage in any negotiations concerning, provide any confidential or other nonpublic information to or otherwise have any discussions with, any person relating to an acquisition transaction, which includes the following:

•	a tender or exchange offer to acquire more than 20% of its (or any significant subsidiary’s) voting power;

•	a merger, consolidation or other business combination or asset acquisition involving it or any significant subsidiary;

•	any other proposal or offer to acquire in any manner more than 20% of the voting power in, or all or substantially all of the assets of, it or any of its significant subsidiaries; or

•	a public proxy or consent solicitation in opposition to the proposed transaction between ISBF and MidWestOne.

However, in the event that a party receives an unsolicited proposal for an acquisition transaction from a third party, either ISBF or MidWestOne, as applicable, may furnish information to the third party or otherwise participate in negotiations or discussions if its board of directors concludes in good faith, as advised by its counsel, that the failure to take such action would result in a breach of the directors’ fiduciary duties under applicable law.

Each party has agreed that it will notify the other party promptly of the receipt of any proposal for an acquisition transaction, and that it will provide reasonable detail of all relevant facts relating to any such proposal.

In the event of a superior proposal for an acquisition transaction from a third party, ISBF or MidWestOne, as the case may be, will be permitted to terminate the agreement; provided, however, neither party may do so without giving the other party at least five business days’ notice of its intent to terminate, together with a summary of the terms of, and identity of the person making, such superior proposal. A “superior proposal” is defined in the agreement as an unsolicited proposal that the board of directors of ISBF or MidWestOne, as applicable, after consultation with its financial advisor, determines in good faith contains terms that are more favorable to its shareholders than the proposed merger with ISBF or MidWestOne, as applicable, and has a reasonable prospect of being consummated in accordance with its terms.

The foregoing is an outline of the types of covenants made by ISBF and MidWestOne contained in the merger agreement, a copy of which is included at Appendix A. You should carefully review the entire agreement and in particular Articles 6 and 7 containing the detailed covenants of the parties.

Termination and Termination Fee s

Ability to Terminate the Merger Agreement. The merger agreement may be terminated and the merger abandoned at any time before it becomes effective by ISBF or MidWestOne, as follows:

(a) by the mutual agreement of the other party;

(b) if (i) any closing condition of the other party has not been satisfied or satisfaction of any such condition becomes impossible, (ii) the failure to satisfy such condition(s) is reasonably likely to have a material adverse effect on the breaching party (unless the failure is the result of any intentional or grossly negligent action, failure to act or misrepresentation of the breaching party), and (iii) the non-breaching party has not waived such condition prior to the closing date;

(c) (i) on 30 business days notice, if the other party has breached any of its covenants that would be reasonably likely to have a material adverse effect on the breaching party which has not been cured during the 30 business day period (unless such breach is the result of the terminating party failing to perform in all material respects its obligations under the agreement), or (ii) if the other party has breached any of its representations and warranties that, individually or in the aggregate with other breaches, is reasonably likely to have a material adverse effect on the breaching party and that, in the opinion of the terminating party, cannot be cured prior to May 31, 2008;

(d) if there shall have occurred or been proposed any change in a legal requirement or an order by a regulatory agency that could reasonably be expected to prevent or delay consummation of the merger beyond May 31, 2008;

(e) if any regulatory agency required to approve the proposed transactions has issued a final, non-appealable order denying the proposed transactions, or any application, filing or notice for regulatory approval has been withdrawn at the request or recommendation of the applicable regulatory agency; provided, that the party seeking to terminate the agreement may not terminate the agreement if its failure to fulfill its obligations under the agreement is the cause of the denial or request to withdraw the application;

(f) if the closing shall not have occurred at or before May 31, 2008; provided, that the party seeking to terminate the agreement may not terminate the agreement if its failure to fulfill its obligations under the agreement is the cause of the delay;

(g) upon written notice of termination, and subject to the special termination fee described below, if (i) the other party breaches its obligations regarding a proposal for an acquisition transaction, (ii) the other party fails to call a shareholders’ meeting to vote on, and to recommend to its shareholders to vote to approve, the agreement and the proposed transactions, or (iii) the other party’s shareholders fail to approve the agreement and the proposed transactions;

(h) upon 5 business days written notice of termination to the other party, and subject to the special termination fee described below, if it receives a superior proposal and has provided the other party with a summary of the terms of, and the identity of the person making, the superior proposal; and

(i) upon written notice of termination, and subject to the special termination fee described below, if its financial advisor has withdrawn the fairness opinion(s) previously provided to it.

Effect of Termination. Except as described below with respect to termination fees and confidentiality, if the merger agreement is terminated, it will become void, neither party shall have any liability under the merger agreement and all rights and obligations of each party under the merger agreement will cease. However, the confidentiality provisions contained in the agreement shall survive termination and the following termination fees payable under the agreement shall survive termination.

MidWestOne Termination Payments. In the event of a termination of the merger agreement, MidWestOne may be required to make certain payments to ISBF as described below.

•	If MidWestOne terminates the agreement because its financial advisor(s) has withdrawn its fairness opinion, then MidWestOne shall pay ISBF’s transactional expenses in an amount up to $350,000.

•

If ISBF terminates the agreement because (i) MidWestOne has breached any of its covenants that would be reasonably likely to have a material adverse effect on it and such breach has not been cured within 30 business days (unless such breach is the result of ISBF failing to perform in all material respects its obligations under the agreement), (ii) MidWestOne has breached any of its representations and warranties that, individually or in the aggregate with other breaches, is reasonably likely to have a material adverse effect on it and that, in the opinion of ISBF, cannot be cured prior to May 31, 2008, or (iii) MidWestOne has breached its obligations regarding a proposal for an acquisition transaction or fails to call a shareholders’ meeting to vote on, and to recommend to its shareholders to vote to approve, the agreement and the proposed transactions, then MidWestOne shall pay to ISBF its transactional expenses in an amount up to $350,000 and an additional sum of $1,000,000.

•

In addition to the foregoing amounts which will be payable in the situations specified above, if the agreement is terminated (i) by ISBF because (a) MidWestOne has breached any of its covenants that would be reasonably likely to have a material adverse effect on it and such breach has not been cured within 30 business days (unless such breach is the result of ISBF failing to perform in all material respects its obligations under the agreement) or (b) MidWestOne has breached its obligations regarding a proposal for an acquisition transaction, MidWestOne fails to call a shareholders’ meeting to vote on, and to recommend to its shareholders to vote to approve, the agreement and the proposed transactions, or MidWestOne’s shareholders fail to approve the agreement and the proposed transactions; or (ii) by MidWestOne because (a) it has received a superior proposal and has provided ISBF with a summary of the terms of, and the identity of the person making, the superior proposal, or (b) its financial advisor(s) has withdrawn its fairness opinion, and, in any such case, within 12 months of any such termination MidWestOne enters into a definitive written agreement with respect to the acquisition of 20% or more of its outstanding shares or all or substantially all of its assets, then MidWestOne shall pay a “special termination fee” of $2,000,000 to ISBF.

The MidWestOne termination payments described above are specified in the merger agreement as liquidated damages, and receipt of such payments by ISBF will constitute ISBF’s sole remedy against MidWestOne, its subsidiaries and their respective officers, directors, shareholders and agents for any claims arising under the merger agreement.

ISBF Termination Payments. In the event of a termination of the merger agreement, ISBF may be required to make certain payments to MidWestOne as described below.

•	If ISBF terminates the agreement because its financial advisor(s) has withdrawn its fairness opinion, then ISBF shall pay MidWestOne’s transactional expenses in an amount up to $350,000.

•

If MidWestOne terminates the agreement because (i) ISBF has breached any of its covenants that would be reasonably likely to have a material adverse effect on it and such breach has not been cured during within 30 business days (unless such breach is the result of MidWestOne failing to perform in all material respects its obligations under the agreement), (ii) ISBF has breached any of its representations and warranties that, individually or in the aggregate with other breaches, is reasonably likely to have a material adverse effect on it and that, in the opinion of MidWestOne, cannot be cured prior to May 31, 2008, or (iii) ISBF has breached its obligations regarding a proposal for an acquisition transaction or fails to call a shareholders’ meeting to vote on, and to recommend to its shareholders to vote to approve, the agreement and the proposed transactions, then ISBF shall pay to MidWestOne its transactional expenses in an amount up to $350,000 and an additional sum of $1,000,000.

•

In addition to the foregoing amounts which will be payable in the situations specified above, if the agreement is terminated (i) by MidWestOne because (a) ISBF has breached any of its covenants that would be reasonably likely to have a material adverse effect on it and such breach has not been cured within 30 business days (unless such breach is the result of MidWestOne failing to perform in all material respects its obligations under the agreement) or (b) ISBF has breached its obligations regarding a proposal for an acquisition transaction, ISBF fails to call a shareholders’ meeting to vote on, and to recommend to its shareholders to vote to approve, the agreement and the proposed transactions, or ISBF’s shareholders fail to approve the agreement and the proposed transactions; or (ii) by ISBF because (a) it has received a superior proposal and has provided MidWestOne with a summary of the terms of, and the identity of the person making, the superior proposal, or (b) its financial advisor(s) has withdrawn its fairness opinion, and, in any such case, within 12 months of any such termination ISBF enters into a definitive written agreement with respect to the acquisition of 20% or more of its outstanding shares or all or substantially all of its assets, then ISBF shall pay a “special termination fee” of $2,000,000 to MidWestOne.

The ISBF termination payments described above are specified in the merger agreement as liquidated damages, and receipt of such payments by MidWestOne will constitute MidWestOne’s sole remedy against ISBF, its subsidiaries and their respective officers, directors, shareholders and agents for any claims arising under the merger agreement.

The foregoing is an outline of the termination provisions contained in the merger agreement, a copy of which is included at Appendix A. You should carefully review the entire agreement and in particular Article 11, containing the detailed termination provisions.

Waiver and Amendment

Before the effective time of the merger, any provision in the merger agreement may be waived in writing by both parties, or amended or modified by a written agreement executed by both parties, unless the amendment, modification or supplement is agreed to after approval by the shareholders of ISBF and MidWestOne and such amendment, modification or supplement materially adversely affects the shareholders of ISBF or MidWestOne.

Indemnification and Insurance

ISBF has agreed that following the merger it will indemnify the present and former directors, officers and employees of MidWestOne and its subsidiaries against all liability arising out of matters existing or actions or omissions occurring on or prior to the effective time of the merger to the extent that such persons are entitled to indemnification under MidWestOne’s governing documents as in effect on the date of the merger agreement.

In addition, ISBF has agreed to acquire and maintain for a period of six years director’s and officer’s liability insurance that serves to reimburse, and covers, the present and former directors and officers of MidWestOne or any of its subsidiaries for facts or events occurring at or prior to the effective time, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less favorable to the indemnified party, as coverage provided under MidWestOne’s current insurance policies.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting under generally accepted accounting principles as applied in the United States. Under this method of accounting, ISBF will record the assets acquired and liabilities assumed of MidWestOne at their fair market values. Any difference between the purchase price and the fair market value of the net tangible and identifiable intangible assets and liabilities is recorded as goodwill, which, in accordance with Statement of Financial Accounting Standard No. 142, will not be amortized for financial accounting purposes, but will be evaluated annually for impairment.

Expenses

Each of ISBF and MidWestOne will pay its own expenses in connection with the merger, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, accountants and counsel, except if the merger agreement is terminated in certain situations as specified above.

MATERIAL UNITED STATES FEDERAL INCOME TAX

CONSEQUENCES OF THE MERGER

The following discussion is a summary of the material federal income tax consequences of the merger to shareholders of MidWestOne and ISBF. This summary is based on the Code, Treasury Regulations issued under the Code by the Internal Revenue Service, judicial decisions and administrative pronouncements of the Internal Revenue Service, all existing and in effect on the date of this joint proxy statement-prospectus and all of which are subject to change at any time, possibly retroactively. Any such change could have a material impact on the statements and conclusions contained in this summary and the tax consequences to shareholders of MidWestOne and ISBF.

In addition, this discussion does not address every aspect of the federal income tax laws that may be relevant to certain shareholders in light of their individual circumstances, nor does it address any state, local or foreign tax consequences of the merger. The tax treatment of a shareholder may vary depending upon the shareholder’s particular situation, and certain shareholders may be subject to special rules not discussed below, including, for example, insurance companies, tax-exempt organizations, financial institutions, partnerships and pass-through entities (or investors therein), regulated investment companies, foreign holders, persons that hold shares as a position in a “straddle” as a hedge against currency risk or a constructive sale or conversion transaction, broker-dealers, and individuals who may have received MidWestOne common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion relates only to persons who surrender as part of the merger MidWestOne common stock which was held as a capital asset, and it does not consider the application of the alternative minimum tax.

The Internal Revenue Service may challenge the conclusions stated in this summary or positions taken by shareholders on their income tax returns. Shareholders of MidWestOne and ISBF may incur the cost and expense of defending positions taken by them with respect to the merger. A successful challenge by the Internal Revenue Service could have material adverse consequences to the parties to the merger, including shareholders of MidWestOne and ISBF.

Tax Opinions. The completion of the merger is conditioned on, among other things, the receipt by ISBF of a tax opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP, that, for United States federal income tax purposes, (i) the merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by MidWestOne or ISBF as a result of the merger; and (iii) no gain or loss will be recognized by the shareholders of MidWestOne who exchange all their MidWestOne shares of common stock solely for ISBF common stock pursuant to the merger, other than income, gain or loss recognized with respect to any cash received in lieu of fractional shares. This opinion will be based on certain assumptions and on representations provided to Barack Ferrazzano Kirschbaum & Nagelberg LLP, in letters from ISBF and MidWestOne to be delivered at the time of closing. This tax opinion will not be binding on the Internal Revenue Service and neither ISBF nor MidWestOne intends to request a ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

The completion of the merger also is conditioned on, among other things, the receipt by MidWestOne of a tax opinion from Vedder, Price, Kaufman & Kammholz, P.C., that for United States federal income tax purposes (i) the merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by MidWestOne as a result of the merger; and (iii) no gain or loss will be recognized by the shareholders of MidWestOne who exchange all their MidWestOne shares of common stock solely for ISBF common stock pursuant to the merger, other than income, gain or loss recognized with respect to any cash received in lieu of fractional shares. This opinion will be based on certain assumptions and on representations provided to Vedder Price, in letters from ISBF and MidWestOne to be delivered at the time of closing. As with the opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, this tax opinion will not be binding on the Internal Revenue Service and neither ISBF nor MidWestOne intends to request a ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

Tax Treatment Generally. If the merger qualifies, for United States federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Code, the material United States federal income tax consequences will be as follows:

•

the completion of the merger, as set forth and provided in the agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and ISBF and MidWestOne will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

•	neither ISBF nor any ISBF shareholder will recognize gain or loss as a result of the merger;

•	the basis of the assets of MidWestOne transferred to ISBF in the merger will be the same in the hands of ISBF as the basis of such assets in the hands of MidWestOne immediately prior to the merger;

•	the holding periods of the assets of MidWestOne transferred to ISBF in the merger in the hands of ISBF will include the periods during which such assets were held by MidWestOne;

•

ISBF will succeed to and take into account the items of MidWestOne described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder;

•	no gain or loss will be recognized by MidWestOne as a result of the merger;

•

no income, gain or loss will be recognized by the shareholders of MidWestOne as a result of the exchange of MidWestOne common stock for ISBF common stock pursuant to the merger, except that gain or loss will be recognized with respect to any cash received in lieu of fractional shares. Assuming that the MidWestOne common stock is a capital asset in the hands of the respective MidWestOne shareholders and has been held for more than one year, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a long-term capital gain or loss equal to the difference between the cash received and that portion of the holder’s tax basis in the MidWestOne common stock allocable to the fractional share;

•

the tax basis of ISBF common stock to be received by the shareholders of MidWestOne will be the same as the tax basis of the MidWestOne common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

•

the holding period of the ISBF common stock to be received by shareholders of MidWestOne will include the holding period of the MidWestOne common stock surrendered in exchange therefor on the date of the exchange.

You generally will be required to retain records pertaining to the merger and may be required to file a statement with your United States federal income tax return for the taxable year in which the merger takes place that sets forth certain facts relating to the merger, including your basis in any MidWestOne common stock that you surrender in connection with the merger and the fair market value of any ISBF common stock that you receive in connection with the merger. In addition, MidWestOne, or ISBF as MidWestOne’s successor, will be required to provide to the Internal Revenue Service information with respect to the merger, which may include information regarding your identity (and the identities of other MidWestOne shareholders) and the fair market value of ISBF common stock received by you (and by each other MidWestOne shareholder) in the merger.

Backup Withholding. Unless you provide a taxpayer identification number (social security number or employer identification number) and certify, among other things, that such number is correct, or you provide proof of an applicable exemption from backup withholding, the exchange agent may be required to withhold 28% of any cash payable to you in connection with the merger. Any amount so withheld under the backup withholding rules is not an additional tax and will be allowed as a refund or credit against your United States federal income tax liability, provided that you furnish the required information to the Internal Revenue Service. You should complete and sign the substitute Form W-9 that will be included as part of the transmittal letter that accompanies the election form to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is established in a manner that is satisfactory to the exchange agent.

The foregoing discussion is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state, or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your own tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.

DESCRIPTION OF ISBF CAPITAL STOCK

AND COMPARISON OF SHAREHOLDER RIGHTS

General

The following description of ISBF common stock and comparison of ISBF’s articles of incorporation, as amended, and bylaws, on the one hand, and MidWestOne’s articles of incorporation, as amended, and bylaws, on the other, is not intended to be complete and is qualified in its entirety by reference to the Iowa Business Corporation Act, which we refer to below as the Iowa BCA, as well as each of ISBF’s and MidWestOne’s articles of incorporation and bylaws. Copies of ISBF’s articles of incorporation and bylaws are available for inspection at its corporate offices, and copies will be sent to MidWestOne shareholders upon request. Copies of MidWestOne’s articles of incorporation and bylaws are available for inspection at its corporate offices, and copies will be sent to ISBF’s shareholders upon request.

Authorized Capital Stock

ISBF. ISBF is authorized to issue 10,000,000 shares of common stock, $1.00 par value per share. As of                     , 2008, 5,156,908 shares of ISBF common stock were issued and outstanding. The ISBF board of directors may authorize the issuance of additional shares of common stock without further action by its shareholders, unless applicable laws or regulations or a stock exchange on which ISBF’s capital stock is listed requires shareholder action.

The authority to issue additional shares of common stock provides ISBF with the flexibility necessary to meet its future needs without the delay resulting from the need to obtain shareholder approval for the issuance. The authorized but unissued shares of common stock may be issued from time to time for any corporate purpose, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain control of ISBF. The sale of a substantial number of shares of voting stock to persons who have an understanding with ISBF concerning the voting of such shares or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to its shareholders may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of ISBF.

MidWestOne. MidWestOne is authorized to issue 20,000,000 shares of common stock, $5.00 par value per share. As of             , 2008,             shares of MidWestOne common stock were issued and outstanding. The MidWestOne board of directors may authorize the issuance of additional shares of common stock without further action by its shareholders, unless applicable laws or regulations, including the rules of the Nasdaq Global Market require shareholder action.

Voting Rights

Generally, holders of ISBF and MidWestOne common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Neither company’s articles of incorporation provide for cumulative voting rights in the election of directors.

Classification of Board of Directors

ISBF. ISBF does not currently have a classified board of directors. However, the Iowa BCA provides that a corporation’s board of directors may be divided into various classes with staggered terms of office. Classification of directors may have the effect of making it more difficult for shareholders to change the composition of a corporation’s board of directors. At least two annual meetings of shareholders, instead of one, generally would be required to effect a change in the majority of the board of directors. Such a delay may help ensure that current directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the shareholders.

Classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of a corporation, even though such a transaction could be beneficial to the corporation and its shareholders. The classification of a board of directors might also increase the likelihood that incumbent directors will retain their positions.

At the special meeting, as part of their consideration of the merger agreement, ISBF’s shareholders will be asked to approve the proposed amended and restated articles of incorporation of ISBF, attached as Appendix E to this joint proxy statement-prospectus, which will divide ISBF’s board of directors into three classes, with the directors in each class serving as outlined in “The Merger—Management and Operations after the Merger—Directors of the Combined Company.” ISBF’s board of directors believes that dividing its board of directors into classes is advisable to ensure that each of ISBF and MidWestOne has substantially equal representation on the combined company’s board of directors for a certain minimum period of time after consummation of the merger, which purpose is consistent with a merger-of-equals transaction.

MidWestOne. MidWestOne currently has a classified board of directors, which is divided into three classes of as nearly equal in number as possible.

Size of the Board of Directors; Qualifications; Vacancies; Removal

ISBF. ISBF’s articles of incorporation provide that the size of the board of directors must consist of nine directors. Its bylaws currently provide that any vacancy occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors. However, the merger agreement provides that ISBF’s board of directors will amend the bylaws, to be effective upon consummation of the merger, to provide that any vacancy occurring on the board of directors must be filled for the remainder of the unexpired term by the nominating and corporate governance committee (with any deadlocks in such committee being resolved in good faith by the full board of directors).

The proposed amended and restated articles of incorporation eliminate the provision establishing the size of the board of directors at nine. The Iowa BCA provides that, unless the articles of incorporation otherwise provide, the bylaws may establish the number of directors. ISBF’s bylaws currently provide that its board will consist of 9 or 10 directors, but the merger provides that ISBF’s board of directors will amend the bylaws, to be effective upon consummation of the merger, to establish the size of the board at 12, with 6 representatives from ISBF and 6 representatives from MidWestOne.

Under the Iowa BCA, a director may be removed, with or without cause, by the affirmative vote of a majority of shareholders voting at a meeting called for the purpose of removing such director (or a meeting at which one of the purposes stated in the meeting notice is the removal of such director). In addition, the proposed amended and restated articles of incorporation provide that a director may be removed by a majority of directors voting at a meeting at which quorum is present; provided, however, that through the annual meeting of shareholders held in 2009, the removal of any director requires the vote of two-thirds of the full board of directors.

MidWestOne. MidWestOne’s articles of incorporation provide for a variable board whose size must be not less than five directors and not more than 15 directors. The MidWestOne board of directors may increase or decrease the size of the board within the range specified by the articles of incorporation without approval by MidWestOne shareholders. The board currently consists of 11 members. The bylaws currently provide that any vacancy occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors.

Shareholder Nominations and Proposals

The bylaws of both ISBF and MidWestOne provide that annual meetings will be held for the purpose of electing directors and for the transaction of such other business as may come before the meeting. Neither company’s bylaws specify procedures for shareholders to follow if they seek to propose nominations or make proposals to be considered at annual or special meetings.

Special Meetings of Shareholders

ISBF. ISBF’s bylaws provide that a special meeting of shareholders may be called at any time for any purpose or purposes by the Chairman of the board, the President, a majority of the board of directors or the holders of at least one-tenth of the shares entitled to vote on the matter. The Iowa BCA provides that the only business that may be conducted at a special meeting is that which is set forth in the notice of the special meeting.

MidWestOne. MidWestOne’s bylaws provide that a special meeting of shareholders may be called at any time for any purpose or purposes by the President or by the board of directors, or the holders of at least one-tenth of the shares entitled to vote on the matter.

Action by Written Consent

The bylaws of both ISBF and MidWestOne provide that any action required to be taken at any annual or special meeting, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Dividends

Under the Iowa BCA, a corporation may make distributions to shareholders as long as, after giving effect to such distribution, the corporation will be able to pay its debts as they become due in the usual course of business and the corporation’s total assets will not be less than the sum of its total liabilities.

Most of the revenues of ISBF and MidWestOne available for the payment of dividends derive from amounts paid to each by their respective banking subsidiaries. There are various statutory limitations that limit the ability of these subsidiaries to pay dividends. Iowa State Bank & Trust, First State Bank and MidWestOne Bank are state-chartered banks and are subject to the laws and regulations of the Iowa Division of Banking and to the regulations of the FDIC. If a bank’s primary federal banking regulator determines that the bank is engaged or is about to engage in an unsafe or unsound banking practice, the regulator may require, after notice and hearing, that the bank cease and desist from such practice. Depending on the financial condition of the bank, an unsafe or unsound practice could include the payment of dividends. In particular, the federal banking agencies have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a bank may not pay a dividend if the payment would cause it to become undercapitalized or if it is already undercapitalized. The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

Special Voting Requirements; State Takeover Laws

Subject to contrary provisions in a corporation’s articles of incorporation, the Iowa BCA provides that a corporation may engage in any merger or share exchange with another corporation if such transaction is approved by the corporation’s board of directors and approved by the affirmative vote of at least a majority of the votes entitled to be cast on the merger or share exchange. Neither ISBF’s nor MidWestOne’s articles of incorporation alter the rules for voting on mergers and share exchanges set forth in the Iowa BCA. Shareholder approval is not required, however, if all of the following conditions are met: (a) the corporation will survive the merger or is the acquiring corporation in a share exchange; (b) the corporation’s articles of incorporation are not amended (except for certain minor amendments that may be made by the directors without shareholder approval); (c) each shareholder whose shares were outstanding prior to the merger or share exchange will hold the same number of shares, with identical preferences, limitations and relative rights, immediately after the effective date of change; and (d) the corporation issues shares in the merger or share exchange for consideration other than cash (or cash equivalents) and the voting shares that are issued in the transaction comprise more than twenty percent of the voting power of the shares of the corporation that were outstanding immediately prior to the transaction. Shareholder approval by ISBF’s shareholders is required for the merger because the number of shares of ISBF common stock being issued in the transaction will exceed twenty percent of the number of shares of ISBF common stock outstanding prior to the merger. Shareholder approval by MidWestOne shareholders is required because MidWestOne is not the surviving company in the merger.

The Iowa BCA contains an anti-takeover law referred to as the “business combinations with interested shareholders” provision. This provision prevents a corporation from engaging in any business combination with an “interested shareholder” for a period of three years following the time that the shareholder became an interested shareholder, unless one of the following conditions applies: (a) prior to the time that the shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (b) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least eighty-five percent of the voting stock of the corporation outstanding at the time the transaction commenced; or (c) at or subsequent to the time the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least sixty-six and two-thirds percent of the outstanding voting stock which is not owned by the interested shareholder.

This anti-takeover law does not apply to a corporation that does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on Nasdaq or held of record by more than two-thousand shareholders (unless any of the foregoing results from action taken by an interested shareholder or from a transaction in which a person becomes an interested shareholder). It is contemplated that, after consummation of the merger, ISBF’s common stock will be listed on the Nasdaq Global Market. Accordingly, this exclusion from the anti-takeover law will not apply to ISBF following the merger.

In addition, a corporation may opt-out of the anti-takeover law by amending its articles of incorporation or bylaws to expressly state that the corporation opts-out of such provision. Any such amendment must, however, be approved by the affirmative vote of shareholders holding a majority of the shares entitled to vote. Neither the articles of incorporation nor bylaws of ISBF contain any such opt-out, so the anti-takeover law apply will apply to ISBF following the merger unless its shareholders approve an amendment to the corporation’s articles of incorporation or bylaws to opt out of the law.

Amendment of Charter Documents

Under the Iowa BCA, the board of directors must first adopt any proposed amendment to the articles of incorporation and then submit such amendment to the shareholders for their approval, along with a recommendation that the shareholders approve the amendment (unless the board makes a determination that, because of conflicts of interest or other special circumstances, it should not make such a recommendation). A majority of the shareholders entitled to vote must approve the amendment at a meeting. The notice of the meeting at which the proposed amendment will be considered must state that the purpose, or one of the purposes, of the meeting is to consider the proposed amendment and must be accompanied by a copy of the proposed amendment.

The Iowa BCA permits the directors of an Iowa corporation to amend or repeal the bylaws of the corporation, unless the articles of incorporation reserve that right exclusively to the shareholders in whole or in part or the shareholders in amending, repealing or adopting a bylaw expressly provide that the board of directors shall not amend, repeal or reinstate that bylaw. Neither ISBF’s nor MidWestOne’s articles of incorporation reserve the right to amend or repeal the corporation’s bylaws to the shareholders.

The bylaws of ISBF and MidWestOne provide that the board of directors has the power to alter, amend or repeal, or adopt a new bylaw, at any regular or special meeting of the board of directors. Under the Iowa BCA, the bylaws also may be amended or repealed by a vote of a majority of a company’s shareholders.

Limitations on Director Liability

ISBF. ISBF’s articles of incorporation provide that a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) for a transaction from which the director derives an improper personal benefit; or (d) under Section 490.833 of the Iowa BCA for unlawful distributions to shareholders. The Iowa BCA permits a corporation to limit a director’s personal liability to this extent.

ISBF’s articles of incorporation also provide that, if the Iowa BCA is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Iowa BCA, as so amended.

MidWestOne. MidWestOne’s articles of incorporation and bylaws do not contain provisions that address limitations on director liability.

Indemnification

ISBF. ISBF’s articles of incorporation and bylaws provide for the mandatory indemnification of its directors, officers and any person serving at the request of ISBF as a director, officer or partner of another enterprise, to the fullest extent permitted by Iowa law. The Iowa BCA provides that a corporation may indemnify its directors and officers for any obligation to pay any person a judgment, settlement, penalty, fine or reasonable expenses incurred with respect to a proceeding for any action taken, or any failure to take any action, except liability for any of the following: (a) receipt of a financial benefit to which the person is not entitled; (b) an intentional infliction of harm on the corporation or its shareholders; (c) an intentional violation of criminal law; or (d) a violation of Section 490.833 of the Iowa BCA for unlawful distributions to shareholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling ISBF under the provisions described above, ISBF and MidWestOne have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MidWestOne. Generally, MidWestOne’s bylaws provide that the company will have the power to provide indemnification in the manner and in the instances authorized by the Iowa BCA.

Appraisal Rights

Neither ISBF nor MidWestOne shareholders have appraisal or dissenter’s rights with respect to the merger transaction to be considered by shareholders at each company’s respective special meeting. A shareholder of an Iowa corporation, with certain exceptions, is entitled to appraisal rights, and to obtain payment for the fair value of his shares, in the event of: (a) consummation of a merger to which the corporation is a party if either (i) shareholder approval is required for the merger under the Iowa BCA or (ii) the corporation is a subsidiary and the merger is one into its parent; (b) consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired; (c) consummation of a sale, lease, exchange or other disposition of assets if the disposition would leave the corporation without significant business activity; (d) an amendment to the articles of incorporation that reduces the number of shares owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; and (e) any other merger, share exchange, disposition of assets or other amendment to the articles of incorporation to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

The Iowa BCA provides that a shareholder does not have appraisal rights with respect to a merger, share exchange, disposition of assets or amendment to the articles of incorporation if (a) the shares held by such shareholder are listed on a national securities exchange, or included in the national market system by the National Association of Securities Dealers, Inc., or (b) held of record by 2,000 or more shareholders and the outstanding shares of such class has a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent of such shares. Notwithstanding the foregoing, a shareholder will have appraisal rights for his shares if he or she is required by the terms of the corporation action requiring appraisal rights to accept for such shares anything other than cash or shares of any class of any corporation that is either (a) listed on a national securities exchange, or included in the national market system by the National Association of Securities Dealers, Inc., or (b) held of record by 2,000 or more shareholders and the outstanding shares of such class has a market value of at least $20 million. The measurement date for this latter provision is the time the corporate action becomes effective.

A shareholder of record of an Iowa corporation may assert appraisal rights as to fewer than all of the shares registered in his name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following: (a) submit to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in Section 490.1322 of the Iowa BCA; and (b) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of ISBF, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of its assets available for distribution.

Other Rights

ISBF shareholders have no preemptive rights to purchase additional securities that may be issued by ISBF or the combined company in the future. There are no redemption or conversion provisions applicable to ISBF common stock and shareholders are not liable for any further capital call or assessment.

SUMMARY OF AMENDMENTS TO ISBF’S

ARTICLES OF INCORPORATION AND BYLAWS

General. The merger agreement contains provisions requiring certain amendments to ISBF’s articles of incorporation and bylaws, and in approving the merger agreement, ISBF shareholders also will be approving amendments to ISBF’s articles of incorporation as reflected in the amended and restated articles of incorporation attached as Appendix E to this joint proxy statement-prospectus. The amended and restated articles of incorporation will be the articles of incorporation of the combined company and the bylaws of ISBF, as amended, will be the bylaws of the combined company. The following is a summary of the material amendments.

Name Change. Effective upon the filing of the amended and restated articles of incorporation with the Iowa Secretary of State, ISBF’s corporate name will change to “MidWestOne Financial Group, Inc.”

Classification and Increase in Size of Board of Directors. As discussed above under “Comparison of the Rights of Shareholders—Classification of Board of Directors” and “—Size of Board of Directors; Qualifications; Vacancies; Removal,” the amended and restated articles of incorporation will provide for a classified board of directors with the authorized number of directors fixed at 12.

Supermajority Voting Provisions. Under the terms of the merger agreement, the board of directors of ISBF will amend ISBF’s bylaws to provide for certain supermajority voting provisions. Though the 2009 annual meeting of shareholders, the approval of two-thirds of the members of the combined company’s board of directors will be required to:

•	change the name of the combined company;

•	change the location of the headquarters of the combined company from Iowa City;

•	remove any member of the board of directors;

•	effect a purchase of all or substantially all of the assets or equity securities of another company; and

•

effect the sale of substantially all the assets of the combined company to an unaffiliated entity, or a merger or similar transaction in which an unaffiliated party would control 25% or more of the outstanding stock of the combined company.

In addition, the board of directors of the combined company will not be able to amend certain sections of the bylaws without the approval of two-thirds of the directors, including sections pertaining to the authorized number of directors; the supermajority voting provisions discussed above; the appointment of certain board committees (which provides for even representation on the board committees by ISBF designees and MidWestOne designees through the 2009 annual shareholder meeting); and the provision that authorizes the board to amend the bylaws.

THE 2008 EQUITY INCENTIVE PLAN

A proposal will be presented at the ISBF special meeting to approve the 2008 Equity Incentive Plan. The boards of directors of ISBF and MidWestOne agreed, as a term of the merger agreement, to adopt a new equity incentive plan for the combined company and delegated responsibility for adopting such plan to the board of ISBF. The board of ISBF approved the 2008 Equity Incentive Plan on November 20, 2007, subject to shareholder approval and the consummation of the merger. A summary of the material provisions of the 2008 Equity Incentive Plan is set forth below. A copy of the 2008 Equity Incentive Plan is set forth as Appendix F.

Purpose of the Plan

The 2008 Equity Incentive Plan was established by the board of ISBF, after discussion with the board of MidWestOne, to promote the long-term financial success of the combined company, attract, retain and reward persons who can and do contribute to such success, and further align the participants’ interests with those of the combined company’s shareholders. The 2008 Equity Incentive Plan will be administered by the board of directors of the combined company, or a committee thereof, which will select award recipients from the eligible participants, determine the types of awards to be granted, and determine the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards, including any vesting or accelerated vesting requirements or conditions applicable to an award or awards.

General Terms of the Plan

The 2008 Equity Incentive Plan incorporates a broad variety of cash-based and equity-based incentive compensation elements to provide the board of the combined company with significant flexibility to appropriately address the requirements and limitations of recently applicable legal, regulatory and financial accounting standards in a manner mutually consistent with the purposes of the 2008 Equity Incentive Plan and shareholder interests.

Subject to permitted adjustments for certain corporate transactions, the maximum number of shares that may be delivered to participants, or their beneficiaries, under the 2008 Equity Incentive Plan is 750,000 shares of the combined company’s common stock, less the number of shares subject to outstanding awards granted under the plans of MidWestOne and ISBF prior to their merger (all of which may be granted as incentive stock options). To the extent that any shares of stock covered by an award (including stock awards) under the 2008 Equity Incentive Plan, or the prior plans, are forfeited or are not delivered for any reason, including because the award is forfeited, canceled, settled in cash or shares are withheld to satisfy tax withholding requirements, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the 2008 Equity Incentive Plan. With respect to stock appreciation rights, or SARs, that are settled in stock, only the net number of shares delivered shall be counted for purposes of these limitations.

The 2008 Equity Incentive Plan’s effective date will be the date on which the merger is consummated. If approved, the 2008 Equity Incentive Plan will continue in effect until terminated by the board of the combined company; provided, however, that no awards may be granted under the 2008 Equity Incentive Plan after the ten-year anniversary of the effective date. Any awards that are outstanding after the tenth anniversary of the effective date shall remain subject to the terms of the 2008 Equity Incentive Plan.

The following additional limits apply to awards under the 2008 Equity Incentive Plan:

•

the maximum number of shares of stock that may be covered by options or SARs that are intended to be “performance-based compensation” that can be granted to any one participant during any calendar year is 100,000 shares;

•

the maximum number of shares of stock that may be covered by stock awards that are intended to be “performance-based compensation” that can be granted to any one participant during any calendar year is 50,000 shares; and

•

the maximum amount of cash incentive awards or cash-settled stock awards intended to be “performance-based compensation” that can be payable to any one participant with respect to any calendar year shall be $1,000,000.

The board of the combined company may use shares of stock available under the 2008 Equity Incentive Plan as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the combined company or a subsidiary, including the plans and arrangements of the combined company or a subsidiary assumed in business combinations. The actual number and types of awards to be made pursuant to the 2008 Equity Incentive Plan are subject to the discretion of the board of the combined company and are not determinable at this time.

In the event of a corporate transaction involving the stock of the combined company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the foregoing shares limitations and all outstanding awards will automatically be adjusted proportionally and uniformly to reflect such event to the extent that the adjustment will not affect the award’s status as “performance-based compensation” under section 162(m) of the Internal Revenue Code; provided, however, that the board may adjust awards to preserve the benefits or potential benefits of the awards, including the prevention of automatic adjustments, if appropriate.

Except as provided by the board of the combined company, awards granted under the 2008 Equity Incentive Plan are not transferable except as designated by the participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Internal Revenue Code and ERISA. The board has the discretion to permit the transfer of awards under the 2008 Equity Incentive Plan; provided that such transfers shall be limited to immediate family members of participants, trusts and partnerships established for the primary benefit of such family members or to charitable organizations, and provided that such transfers are not made for consideration to the participant.

Eligibility

Selected employees and directors of, and service providers to, the combined company or its subsidiaries are eligible to become participants in the 2008 Equity Incentive Plan, except that non-employees may not be granted incentive stock options. As of September 30, 2007, MidWestOne had a workforce of approximately 225 people and ISBF had a workforce of approximately 200 people. The board of the combined company will determine the specific individuals who, in the future, will be granted awards under the 2008 Equity Incentive Plan and the type and amount of any such awards.

Options

The board of the combined company may grant an incentive stock option or non-qualified stock option to purchase stock at an exercise price determined under the option. Each award must be pursuant to an award agreement setting forth the terms and conditions of the individual award. Awards of stock options expire no later than ten (10) years from the date of grant (and no later than five (5) years from the date of grant in the case of a 10% shareholder with respect to an incentive stock option).

Except as described below, the exercise price for an option will not be less than the fair market value of the combined company’s common stock on the date the option is granted or, if greater, the par value of a share of stock; provided however, that in the case of an award of incentive stock options to persons that beneficially own 10% or more of the combined company’s common stock at the time of grant, the exercise price of such incentive stock option shall not be less than 110% of the fair market value of the stock on the date the option is granted or, if greater, the par value of a share of stock. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to the combined company as consideration for the grant of a replacement option with a lower exercise price, except as approved by the combined company’s shareholders, as adjusted for corporate transactions described above, or in the case of options granted in replacement of existing awards granted under a predecessor plan.

Options awarded under the 2008 Equity Incentive Plan shall be exercisable in accordance with the terms established by the board. Any incentive stock option granted under the 2008 Equity Incentive Plan that does not qualify as an incentive stock option will be deemed to be a non-qualified stock option and the board may unilaterally modify any incentive stock option to disqualify it as an incentive stock option. The full purchase price of each share of stock purchased upon the exercise of any option shall be paid at the time of exercise of an option. Except as otherwise determined by the board, the purchase price of an option may be paid in cash, personal, certified or cashiers’ check, in shares of the combined company’s common stock (valued at fair market value as of the day of exercise) either via attestation or actual delivery, by irrevocably authorizing a third party to sell shares of the combined company’s common stock and remit a sufficient portion of the proceeds to the combined company, by other property deemed acceptable or a combination thereof.

Stock Appreciation Rights

SARs entitle the participant to receive cash or stock equal in value to, or based on the value of, the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the board. Except as described below, the exercise price for an SAR may not be less than the fair market value of the stock on the date the SAR is granted, provided, however, that the exercise price may be higher for a SAR granted in replacement of an existing award held by an employee, director or service provider of a third party that is acquired by the combined company or one of its subsidiaries, or for SARs granted under a predecessor plan. SARs shall be exercisable in accordance with the terms established by the board.

Stock Awards

A stock award is a grant of shares of the combined company’s common stock or a right to receive shares of the combined company’s common stock, an equivalent amount of cash or a combination thereof in the future. Such awards may include, but are not be limited to, bonus shares, stock units, performance shares, performance units, restricted stock or restricted stock units or any other equity-based award as determined by the board. The specific performance measures, performance objectives or period of service requirements are set by the board in its discretion. All such awards may be subject to acceleration of vesting, to the extent permitted by the board, in the event of the participant’s death, disability, retirement, or involuntary termination or due to a change in control.

Cash Incentive Awards

A cash incentive award is the grant of a right to receive a payment of cash, determined on an individual basis or as an allocation of an incentive pool (or the combined company’s common stock having a value equivalent to the cash otherwise payable) that is contingent on the achievement of performance objectives established by the board. The board may grant cash incentive awards (including the right to receive payment of cash or the combined company’s common stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of a participant’s performance objectives over a specified period established by the board. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the board.

Forfeiture

Unless specifically provided to the contrary in the applicable award agreement, if a participant’s service is terminated for cause (as defined in the plan), any outstanding award held by such participant will be forfeited immediately and such participant will have no further rights under the award.

U.S. Income Tax Deduction Limitations Under Section 162(m) of the Internal Revenue Code

Under Internal Revenue Code §162(m), a U.S. income tax deduction for the combined company will be generally unavailable with respect to annual compensation paid to a “covered employee” to the extent his or her annual compensation exceeds $1 million. Under the Internal Revenue Service’s current interpretation of Section 162(m), a covered employee generally would include the chief executive officer and the three highest compensated officers for the year (other than the chief executive officer and the chief financial officer). However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. It is expected that, generally, options and SARs granted under the 2008 Equity Incentive Plan will satisfy the requirements for “performance-based compensation.” The board of the combined company may designate whether any stock awards or cash incentive awards being granted to any participant are intended to be “performance-based compensation” as that term is used in section 162(m) of the Internal Revenue Code. Any such awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by section 162(m) of the Internal Revenue Code.

The performance measures that may be used for such awards shall be based on any one or more of the following performance measures of the combined company, or any of its subsidiaries, operating units or divisions, as selected by the board of the combined company: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; or earnings per share); financial return ratios (e.g., return on investment, return on invested capital, return on equity or return on assets); increase in revenue, operating or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income or net income; debt load reduction; expense management; economic value added; stock price; assets; achievement of balance sheet or income statement objectives; and strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. The terms of any award may provide that partial achievement of performance criteria may result in partial payment or vesting of the award. Additionally, in establishing the performance measures, the board may provide for the inclusion or exclusion of certain items.

Change In Control

Unless otherwise provided in an award agreement, upon the occurrence of a change in control, all outstanding stock options and SARs held by a participant who is employed by, or providing services to, the combined company or its subsidiaries at the time of such change in control shall become fully exercisable and all stock awards or cash incentive awards shall be fully earned and vested. For purposes of the 2008 Equity Incentive Plan, a “change in control” is generally deemed to occur when (i) any person becomes the beneficial owner of 50% or more of the voting stock of the combined company, except that the acquisition of such an interest by a benefit plan sponsored by the combined company or a corporate restructuring in which another member of the combined company’s controlled group acquires such an interest will not be a change in control for purposes of the 2008 Equity Incentive Plan, (ii) a majority of the board members serving as of the 2008 Equity Incentive Plan’s effective date no longer serve as directors, (iii) the combined company combines or merges with another company and, immediately after the combination, the shareholders of the combined company immediately prior to the combination hold, directly or indirectly, less than 50% of the voting stock of the resulting company, or (iv) the complete liquidation or dissolution or an agreement for the disposition of all or substantially all of the assets of the combined company. In the event an award constitutes “deferred compensation” for purposes of section 409A of the Internal Revenue Code, and the vesting of, or other rights or obligations related to an award are triggered by a change in control, the definition of “change in control” may be modified by the board so as the avoid the application of, or to comply with, section 409A.

Amendment and Termination

The board of the combined company may at any time amend or terminate the 2008 Equity Incentive Plan or any award granted under the 2008 Equity Incentive Plan, provided that no amendment or termination may impair the rights of any participant without the participant’s written consent. The board may not amend the provision of the 2008 Equity Incentive Plan related to repricing, materially increase the original number of securities which may be issued under the 2008 Equity Incentive Plan (other than as provided in the 2008 Equity Incentive Plan), materially increase the benefits accruing to a participant, or materially modify the requirements for participation in the 2008 Equity Incentive Plan without approval of shareholders. Notwithstanding the foregoing, the board may amend the 2008 Equity Incentive Plan at any time, retroactively or otherwise, to insure that the 2008 Equity Incentive Plan complies with current or future law without shareholder approval, and the board may unilaterally amend the 2008 Equity Incentive Plan and any outstanding award, without participant consent, in order to avoid the application of, or to comply with, section 409A of the Internal Revenue Code, and its applicable regulations and guidance.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences that may arise in conjunction with participation in the 2008 Equity Incentive Plan.

Non-Qualified Stock Options

The grant of a non-qualified option will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares and the combined company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options

The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of the combined company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code).

The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the participant as capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and the combined company will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights

The grant of a SAR will not result in taxable income to the participant. Upon exercise of a SAR, the fair market value of shares received will be taxable to the participant as ordinary income and the combined company will be entitled to a corresponding deduction. Gains and losses realized by the participant upon disposition of any such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Stock Awards

A participant who has been granted a stock award will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for U.S. income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares and the combined company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the participant and the combined company will be entitled to a corresponding deduction.

Cash Incentive Awards

A participant who has been granted a cash incentive award will not realize taxable income at the time of grant, provided that no cash is actually paid at the time of grant. Upon the payment of any cash in satisfaction of the cash incentive award, the participant will realize ordinary income in an amount equal to the cash award received and the combined company will be entitled to a corresponding deduction.

Withholding of Taxes

The combined company may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the board, participants may have shares withheld from awards or may tender previously owned shares to the combined company to satisfy tax withholding requirements. The shares withheld from awards may only be used to satisfy the combined company’s minimum statutory withholding obligation.

Change in Control

Any acceleration of the vesting or payment of awards under the 2008 Equity Incentive Plan in the event of a change in control in the combined company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the participant to a 20% excise tax and preclude deduction by the combined company.

Tax Advice

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the 2008 Equity Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2008 Equity Incentive Plan. ISBF and MidWestOne suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Initial Grants of Awards Under the Plan

If the 2008 Equity Incentive Plan is approved and the merger consummated, certain officers, employees and directors of the combined company will receive initial grants of stock options and/or restricted stock units under the plan. The persons and the amount of the awards are identified under “The Merger—2008 Equity Incentive Plan; Initial Equity Grants; Stay Bonus Arrangements.” The dollar value of each such award will not be determinable until such grants are made by the board of directors of the combined company.

Board Recommendation

Adoption of this proposal requires the affirmative vote of a majority of the outstanding shares of ISBF common stock. The ISBF board has unanimously approved the 2008 Equity Incentive Plan and unanimously recommends that its shareholders vote “FOR” the approval of the 2008 Equity Incentive Plan.

BUSINESS OF ISBF

General

ISB Financial Corp., incorporated in the state of Iowa in 1983 and headquartered in Iowa City, Iowa, is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended. ISBF has two bank subsidiaries—Iowa State Bank & Trust Company, an Iowa state non-member bank with its main office in Iowa City, Iowa, and First State Bank, an Iowa state non-member bank with its main office in Conrad, Iowa. As of September 30, 2007, Iowa State Bank & Trust had total assets of $572.8 million and total deposits of $432.7 million and First State Bank had total assets of $106.4 million and total deposits of $81.5 million. Iowa State Bank & Trust was chartered as an Iowa state bank in 1934, and became a wholly-owned subsidiary of ISBF upon its formation in 1983. ISBF acquired First State Bank in 1998. The banks’ deposits are insured by the Federal Deposit Insurance Corporation. Iowa State Bank & Trust operates a total of seven banking locations in east-central Iowa, and First State Bank operates three banking locations in north-central Iowa. ISBF has no subsidiaries other than the banks.

The banks provide full service retail banking in the communities in which they are located. Deposit products offered by the banks include checking and other demand deposit accounts, NOW accounts, savings accounts, money market accounts, certificates of deposit, individual retirement accounts and other time deposits. Loans include commercial and industrial, agricultural, real estate mortgage and consumer. Other products and services include debit cards, automated teller machines, on-line banking and safe deposit boxes. The principal service of the banks consists of making loans to and accepting deposits from to individuals, businesses, governmental units and institutional customers. These loans are made at the offices of the banks. Both of the banks have trust and investment departments through which they offer a variety of trust services, including administering estates, personal trusts, conservatorships, pension and profit-sharing funds and providing property management, farm management and investment advisory and custodial services. First State Bank also operates an insurance agency division, First State Insurance Services, and a real estate brokerage division, First State Realty.

As discussed elsewhere in this proxy statement-prospectus, on September 11, 2007, ISBF entered into an agreement and plan of merger with MidWestOne, pursuant to which MidWestOne will merge with ISBF, with ISBF as the surviving corporation, and ISBF thereafter will change its name to “MidWestOne Financial Group, Inc.” The merger is expected to occur in the first quarter of 2008, subject to, among other things, regulatory and shareholder approval.

Operating Strategy

ISBF’s operating strategy is based upon a sophisticated community banking model delivering a complete line of financial products and services while following three guiding principles: hire excellent employees; take care of customers; and conduct business with the utmost integrity.

Management believes the personal and professional service offered to customers provides an appealing alternative to the “megabanks” resulting from large national banks that are headquartered out of state acquiring local and regional community banks headquartered in the state of Iowa. While ISBF employs a community banking philosophy, management believes ISBF’s size, combined with its complete line of financial products and services, is sufficient to effectively compete in the relevant market areas. To remain price competitive, management also believes ISBF must manage expenses and remain disciplined in its asset/liability management practices.

Market Areas

Iowa State Bank & Trust Company

Iowa State Bank & Trust and ISBF are located in Johnson County, Iowa, which encompasses the city of Iowa City and a number of surrounding rural communities.

The city of Iowa City is located in east-central Iowa, approximately 220 miles west of Chicago, Illinois, and approximately 115 miles east of Des Moines, Iowa. It is strategically situated approximately 60 miles west of the Mississippi River on Interstate 80 and is the home of the University of Iowa, a public university with approximately 21,000 undergraduate students and 9,000 graduate and professional students. Iowa City is the home of the University of Iowa Hospitals and Clinics, a 680-bed comprehensive academic medical center and regional referral center with more than 760 staff physicians and dentists, 480 resident physicians and dentists and 180 fellow physicians and 1,565 nurses. The U.S. Census Bureau estimates that, as of 2006, the city of Iowa City had a total population of approximately 63,000 and the Iowa City MSA had a total population of approximately 140,000. Iowa City is the sixth largest city in the state of Iowa.

The principal offices of ISBF and Iowa State Bank & Trust’s main bank currently occupy the same complex (which consists of three buildings) in downtown Iowa City.

In addition to its main banking office, Iowa State Bank & Trust operates five branch offices and a loan production office. All Iowa State Bank & Trust offices are located in Johnson County, with the exception of one that is located in West Liberty, Iowa (Muscatine County), which is approximately 20 miles southeast of Iowa City. The West Liberty branch was constructed in 2005 and is the first branch office located outside of Johnson County. Iowa State Bank & Trust also recently approved plans for a major expansion of its Coralville branch office. The proposed expansion will approximately double the square footage of that office and is estimated to cost $2,100,000. This branch is being expanded to better serve the rapidly growing community of Coralville, which is located directly west of Iowa City.

According to the FDIC, as of June 30, 2007, Iowa State Bank & Trust has the second highest deposit market share in the Iowa City MSA at 18.32%.

First State Bank

First State Bank is located in Conrad, Iowa, which is approximately 110 miles northwest of Iowa City and approximately 70 miles northeast of Des Moines. First State Bank operates two other offices, one each in Melbourne, Iowa, and Parkersburg, Iowa. Melbourne is approximately 30 miles southwest of Conrad and Parkersburg is approximately 35 miles northwest of Conrad. According to the 2000 census, Conrad, Parkersburg and Melbourne have populations of approximately 1,000, 1,800 and 800 respectively.

As divisions of First State Bank, First State Insurance Services and First State Realty have substantially the same market area as First State Bank.

Lending Activities

General

The banks provide a range of commercial and retail lending services to businesses and individuals. These credit activities include commercial, financial and agricultural; real estate construction; residential real estate; and consumer loans.

The banks market their services to qualified lending customers. Lending officers actively solicit the business of new companies entering their market areas as well as long-standing members of the banks’ respective business communities. Through professional service, competitive pricing, and innovative structure, the banks have been successful in attracting new lending customers. ISBF also actively pursues consumer lending opportunities. With convenient locations, advertising and customer communications, the banks have been successful in capitalizing on the credit needs of their market areas.

The banks’ lenders interact with their respective boards of directors each month. ISBF also utilizes an internal loan review function to analyze credits of the banks and to provide periodic reports to the respective boards of directors. Management has attempted to identify problem loans at an early date and to aggressively seek resolution of these situations.

Commercial, Financial and Agricultural Loans

Commercial and Financial. The banks have a strong commercial loan base. The banks focus on, and tailor their commercial loan programs to, small- to mid-sized businesses in their market areas. The banks’ current portfolios include, but are not limited to, loans to wholesalers, manufacturers, contractors, business services companies and retailers. The banks provide a wide range of business loans, including lines of credit for working capital and operational purposes and term loans for the acquisition of equipment. Although most loans are made on a secured basis, loans may be made on an unsecured basis where warranted by the overall financial condition of the borrower. Terms of commercial business loans generally range from one to five years.

The banks’ commercial and financial loans are primarily made based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The collateral support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any exists. The primary repayment risks of commercial loans are that the cash flows of the borrower may be unpredictable, and the collateral securing these loans may fluctuate in value.

As of September 30, 2007, commercial and financial loans comprised approximately 20.3% of ISBF’s consolidated loan portfolio.

Agricultural Loans. Due to the rural market areas in and around which the banks operate, agricultural loans are an important part of the banks’, particularly First State Bank’s, business. Agricultural loans include loans made to finance agricultural production and other loans to farmers and farming operations. Agricultural loans remain balanced in proportion to the rest of ISBF’s consolidated loan portfolio, constituting approximately 4.9% of the total loan portfolio at September 30, 2007.

Agricultural loans, most of which are secured by crops and machinery, are provided to finance capital improvements and farm operations as well as acquisitions of livestock and machinery. The ability of the borrower to repay may be affected by many factors outside of the borrower’s control including adverse weather conditions, loss of livestock due to disease or other factors, declines in market prices for agricultural products and the impact of government regulations. The ultimate repayment of agricultural loans is dependent upon the profitable operation or management of the agricultural entity.

The agricultural loan departments work closely with all of their customers, including companies and individual farmers, and review the preparation of budgets and cash flow projections for the ensuing crop year. These budgets and cash flow projections are monitored closely during the year and reviewed with the customers at least once annually. The banks also work closely with governmental agencies to help agricultural customers obtain credit enhancement products such as loan guarantees or interest assistance.

Real Estate Loans

Mortgage Loans. The banks offer residential, commercial and agricultural mortgage loans. As of September 30, 2007, the banks had $254.0 million in combined residential, commercial and agricultural mortgage loans outstanding, which represented approximately 64.8% of ISBF’s consolidated loan portfolio.

Residential mortgage lending is a focal point for the banks, as residential real estate loans constituted approximately 33.3% of total loans at September 30, 2007. As long-term interest rates remained at relatively low levels during 2006 and 2005, many customers elected mortgage loans that are fixed rate with fifteen or thirty year maturities. The banks generally retain short-term residential mortgage loans that they originate for their own portfolios but sell most long-term loans to other parties while retaining servicing rights on the majority of those. Iowa State Bank & Trust performs loan servicing activity for third parties. At September 30, 2007, Iowa State Bank & Trust serviced approximately $70.2 million in mortgage loans for others. The banks do not offer subprime mortgage loans and do not operate a wholesale mortgage business. Included in this category of loans are home equity loans made to individuals.

The banks also offer mortgage loans to their commercial and agricultural customers for the acquisition of real estate used in their business, such as offices, warehouses, and production facilities, and to real estate investors for the acquisition of apartment buildings, retail centers, office buildings and other commercial buildings. As of September 30, 2007, commercial and agricultural real estate loans constituted approximately 31.5% of total loans.

Construction Loans. The banks offer loans both to individuals that are constructing personal residences and to real estate developers and building contractors for the acquisition of land for development and the construction of homes and commercial properties. Construction loans generally have a short term, such as one to two years. As of September 30, 2007, construction loans constituted approximately 7.5% of total loans.

Consumer Lending

The banks’ consumer lending departments provide all types of consumer loans, including personal (secured or unsecured) and automobile. Consumer loans typically have shorter terms, lower balances, higher yields and higher risks of default than one- to four-family residential real estate mortgage loans. Consumer loan collections are dependent on the borrower’s continuing financial stability, and are therefore more likely to be affected by adverse personal circumstances.

As of September 30, 2007, consumer loans comprised approximately 2.4% of ISBF’s consolidated loan portfolio.

Trust and Investment Services

Iowa State Bank & Trust and First State Bank have been offering trust and investment services in their market areas for many years to help its business and individual clients in meeting their financial goals and preserving wealth. Their services include administering estates, personal trusts, conservatorships, pension and profit-sharing funds and providing property management, farm management and investment advisory and custodial services. Securities are offered through an agreement with Linsco/Private Ledger, a registered broker-dealer unaffiliated with ISBF. As of September 30, 2007, total ISBF trust and investor center assets exceeded $518.3 million, the vast majority of which are assets under management. For the nine months ended September 30, 2007, ISBF’s trust and investment services business generated $2.7 million in revenue.

Other Services

First State Bank operates a full-service insurance agency through its First State Insurance Services division. First State Insurance Services provides a wide range of insurance products, including auto, health, liability, crop, long-term care, farm, business, home and life. For the nine months ended September 30, 2007, First State Insurance Services generated $245,000 in revenue.

First State Bank also offers full-service real estate brokerage services for buying and selling residential, commercial, farms, acreages and buildings through its First State Realty division. For the nine months ended September 30, 2007, First State Realty generated just under $100,000 in revenue.

Competition

ISBF encounters competition in all areas of its business pursuits. To compete effectively, develop its market base, maintain flexibility and keep pace with changing economic and social conditions, ISBF continuously refines and develops its products and services. The principal methods of competing in the financial services industry are through service, convenience and price.

The Iowa City metropolitan area, Iowa State Bank & Trust’s primary market area, is highly competitive. There are approximately 17 banks, thrifts and credit unions in the Iowa City MSA. Local and regional community-based depository institutions control the majority of deposits in Iowa City and surrounding communities, but large national banks—namely, U.S. Bank, N.A. and Wells Fargo Bank, N.A.—also have a presence. These local, regional and national banks actively compete for customers within Iowa State Bank & Trust’s market area. Iowa State Bank & Trust also faces competition from finance companies, insurance companies, mortgage companies, securities brokerage firms, money market funds, loan production offices and other providers of financial services. Under the Gramm-Leach-Bliley Act, effective in 2000, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. The Gramm-Leach-Bliley Act significantly changed the competitive environment in which ISBF and its subsidiary banks conduct business. The financial services industry also is likely to become more competitive as technological advances enable more companies to provide financial services and enable companies to expand their geographic reach at a relatively low cost. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

First State Bank, because its three offices are in small, rural communities, faces less direct competition than does Iowa State Bank & Trust. In each of Conrad and Parkersburg, only one other depository institution has an office. First State Bank is the only depository institution with an office in Melbourne. Nevertheless, First State Bank faces competition from other providers of financial services that can reach customers in its market area through other means, such as through the mail and internet.

ISBF competes for loans principally through the range and quality of the services it provides, with an emphasis on building long-lasting relationships. Our strategy is to delight our customers through excellence in customer service and needs-based selling. We become their trusted financial advisor. ISBF believes that its long-standing presence in the community and personal service philosophy enhance its ability to compete favorably in attracting and retaining individual and business customers. ISBF actively solicits deposit-oriented clients and competes for deposits by offering its customers personal attention, professional service and competitive interest rates.

Employees

As of September 30, 2007, we had 197 full-time equivalent employees. Management considers our relations with employees to be good. We place a high priority on staff development, which involves extensive training, including customer service training. New employees are selected on the basis of both technical skills and customer service capabilities. None of our employees are covered by a collective bargaining agreement with ISBF or the banks. We currently offer a variety of employee benefits, including a noncontributory defined benefit pension plan for substantially all employees (although such plan will be frozen in connection with the merger), and management considers its employee relations to be good.

Internet Website

ISBF maintains an internet website for Iowa State Bank & Trust at http://www.isbt.com and for First State Bank at http://www.firststatebankia.com. Upon becoming listed on the Nasdaq Global Market following consummation of the merger, ISBF will make available, free of charge, on these sites its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Securities and Exchange Commission.

Supervision and Regulation

General

The following is a summary of the material elements of the current regulatory framework that applies to ISBF and its subsidiaries. It does not describe all of the statutes, regulations and regulatory policies that currently apply, nor does it summarize the supervision and regulatory framework of the combined company upon consummation of the merger. Please refer to “Supervision and Regulation of the Combined Company” for more information regarding the supervision and regulatory framework of the combined company upon consummation of the merger. The following is qualified in its entirety by reference to applicable law. Any change in statutes, regulations or regulatory policies may have a material effect on the business of ISBF and its subsidiaries.

Financial institutions, their holding companies and their affiliates are extensively regulated under federal and state law. As a result, the growth and earnings performance of ISBF may be affected not only by management decisions and general economic conditions, but also by the requirements of federal and state statutes and by the regulations and policies of various bank regulatory authorities, including the Iowa Division of Banking, or IDOB, the Board of Governors of the Federal Reserve System, or Federal Reserve, and the Federal Deposit Insurance Corporation, or FDIC. Furthermore, taxation laws administered by the Internal Revenue Service and state taxing authorities and securities laws administered by the SEC and state securities authorities have an impact on the business of ISBF. The effect of these statutes, regulations and regulatory policies may be significant, and cannot be predicted with a high degree of certainty.

Federal and state laws and regulations generally applicable to financial institutions regulate, among other things, the scope of business, the kinds and amounts of investments, reserve requirements, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers and consolidations and the payment of dividends. This system of supervision and regulation establishes a comprehensive framework for the respective operations of ISBF and its subsidiaries and is intended primarily for the protection of the FDIC-insured deposits and depositors of Iowa State Bank & Trust and First State Bank, rather than shareholders.

ISBF

General. ISBF, as the sole shareholder of the Iowa State Bank & Trust and First State Bank, is currently registered with the Federal Reserve as a bank holding company and is subject to regulation by the Federal Reserve under the Bank Holding Company Act of 1956, as amended, or the BHCA. In accordance with Federal Reserve policy, ISBF is expected to act as a source of financial strength to Iowa State Bank & Trust and First State Bank and to commit resources to support Iowa State Bank & Trust and First State Bank in circumstances where ISBF might not otherwise do so. Under the BHCA, ISBF is subject to periodic examination by the Federal Reserve. ISBF is also required to file with the Federal Reserve periodic reports of ISBF’s operations and such additional information regarding ISBF and its subsidiaries as the Federal Reserve may require.

Acquisitions, Activities and Change in Control. The primary purpose of a bank holding company is to control and manage banks. The BHCA generally requires the prior approval of the Federal Reserve for any merger involving a bank holding company or any acquisition by a bank holding company of another bank or bank holding company. Subject to certain conditions (including certain deposit concentration limits established by the BHCA), the Federal Reserve may allow a bank holding company to acquire banks located in any state of the United States. In approving interstate acquisitions, the Federal Reserve is required to give effect to applicable state law limitations on the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institution affiliates in the state in which the target bank is located (provided that those limits do not discriminate against out-of-state depository institutions or their holding companies) and state laws that require that the target bank have been in existence for a minimum period of time (not to exceed five years) before being acquired by an out-of-state bank holding company.

The BHCA generally prohibits ISBF from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. This general prohibition is subject to a number of exceptions. The principal exception allows bank holding companies to engage in, and to own shares of companies engaged in, certain businesses found by the Federal Reserve to be “so closely related to banking . . . as to be a proper incident thereto.” This authority would permit ISBF to engage in a variety of banking-related businesses, including the operation of a thrift, consumer finance, equipment leasing, the operation of a computer service bureau (including software development), and mortgage banking and brokerage. The BHCA generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies.

Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in companies engaged in, a wider range of nonbanking activities, including securities and insurance underwriting and sales, merchant banking and any other activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature, incidental to any such financial activity or complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. ISBF is in the process of applying for approval to operate as a financial holding company.

Federal law also prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. “Control” is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances at 10% ownership.

Capital Requirements. Bank holding companies are required to maintain minimum levels of capital in accordance with Federal Reserve capital adequacy guidelines. If capital levels fall below the minimum required levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or non-bank businesses.

The Federal Reserve’s capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a risk-based requirement expressed as a percentage of total assets weighted according to risk; and (ii) a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8% and a minimum ratio of Tier 1 capital to total risk-weighted assets of 4%. The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with a minimum requirement of 4% for all others. For purposes of these capital standards, Tier 1 capital consists primarily of permanent stockholders’ equity less intangible assets (other than certain loan servicing rights and purchased credit card relationships). Total capital consists primarily of Tier 1 capital plus certain other debt and equity instruments that do not qualify as Tier 1 capital and a portion of the company’s allowance for loan and lease losses.

The risk-based and leverage standards described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, the Federal Reserve’s capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels. As of September 30, 2007, ISBF had regulatory capital in excess of the Federal Reserve’s minimum requirements.

Dividend Payments. ISBF’s ability to pay dividends to its shareholders may be affected by both general corporate law considerations and policies of the Federal Reserve applicable to bank holding companies. As an

Iowa corporation, ISBF is subject to the limitations of the Iowa BCA, which allow ISBF to pay dividends unless after the distribution: (i) ISBF would not be able to pay its debts as they become due in the usual course of business; or (ii) ISBF’s total assets would be less than the sum of its total liabilities. Additionally, policies of the Federal Reserve caution that a bank holding company should not pay cash dividends unless its net income available to common shareholders over the past year has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with its capital needs, asset quality, and overall financial condition. The Federal Reserve also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

Federal Securities Regulation. After the successful consummation of the merger, ISBF’s common stock will be registered with the SEC under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Consequently, ISBF will be subject to the information, proxy solicitation, insider trading and other restrictions and requirements of the SEC under the Exchange Act.

Iowa State Bank & Trust and First State Bank

General. Iowa State Bank & Trust and First State Bank are both Iowa-chartered banks. As Iowa-chartered banks, Iowa State Bank & Trust and First State Bank are subject to the examination, supervision, reporting and enforcement requirements of the IDOB, the chartering authority for Iowa banks.

The deposit accounts of Iowa State Bank & Trust and First State Bank are insured by the FDIC’s Deposit Insurance Fund. As FDIC-insured institutions, Iowa State Bank & Trust and First State Bank also are subject to the examination, supervision, reporting and enforcement requirements of the FDIC, designated by federal law as the primary federal regulator of state-chartered FDIC-insured banks that, like Iowa State Bank & Trust and First State Bank, are not members of the Federal Reserve System.

Deposit Insurance. As FDIC-insured institutions, Iowa State Bank & Trust and First State Bank are required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system under which insured depository institutions are assigned to one of four risk assessment categories based upon their respective levels of capital, supervisory evaluations and other financial factors. Institutions that are well-capitalized and exhibit minimal or no supervisory weaknesses pay the lowest premium while institutions that are less than adequately capitalized and considered of substantial supervisory concern pay the highest premium. An institution’s risk-classification is determined by the FDIC.

For the past several years, FDIC insurance assessments ranged from 0% to 0.27% of total deposits. Pursuant to regulatory amendments adopted by the FDIC, effective January 1, 2007, insurance assessments will range from 0.05% to 0.43% of total deposits (unless subsequently adjusted by the FDIC). FDIC-insured institutions that were in existence as of December 31, 1996, and paid an FDIC-insurance assessment prior to that date (“eligible institutions”), as well as successors to eligible institutions, will be entitled to a credit that may be applied to offset insurance premium assessments due for assessment periods beginning on and after January 1, 2007. The amount of an eligible institution’s assessment credit will be equal to the institution’s pro rata share (based on its assessment base as of December 31, 1996, as compared to the aggregate assessment base of all eligible institutions as of December 31, 1996) of the aggregate amount the FDIC would have collected if it had imposed an assessment of 10.5 basis points on the combined assessment base of all institutions insured by the FDIC as of December 31, 2001. Subject to certain statutory limitations, an institution’s assessment credit may be applied to offset the full amount of premiums assessed in 2007, but may not be applied to more than 90% of the premiums assessed in 2008, 2009 or 2010. The FDIC will track the amount of an institution’s assessment credit and automatically apply it to the institution’s premium assessment to the maximum extent permitted by federal law. Both Iowa State Bank & Trust and First State Bank are eligible institutions.

FICO Assessments. The Financing Corporation, or FICO, is a mixed-ownership governmental corporation chartered by the former Federal Home Loan Bank Board pursuant to the Federal Savings and Loan Insurance Corporation Recapitalization Act of 1987 to function as a financing vehicle for the recapitalization of the former Federal Savings and Loan Insurance Corporation. FICO issued 30-year non-callable bonds of approximately $8.2 billion that mature by 2019. Since 1996, federal legislation has required that all FDIC-insured depository institutions pay assessments to cover interest payments on FICO’s outstanding obligations. These FICO assessments are in addition to amounts assessed by the FDIC for deposit insurance. During the year ending December 31, 2007, the FICO assessment rate is approximately 0.01% of deposits.

Supervisory Assessments. Each of Iowa State Bank & Trust and First State Bank is required to pay supervisory assessments to the IDOB to fund the operations of that agency. In general, the amount of the assessment is calculated on the basis of each institution’s total assets. During the year ended December 31, 2006, Iowa State Bank & Trust and First State Bank, collectively, paid supervisory assessments totaling $76,615.

Capital Requirements. Banks are generally required to maintain capital levels in excess of other businesses. Under federal regulations, Iowa State Bank & Trust and First State Bank are subject to the following minimum capital standards: (i) a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with a minimum requirement of at least 4% for all others; and (ii) a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8% and a minimum ratio of Tier 1 capital to total risk-weighted assets of 4%. In general, the components of Tier 1 capital and total capital are the same as those for bank holding companies discussed above.

The capital requirements described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, federal regulations provide that additional capital may be required to take adequate account of, among other things, interest rate risk or the risks posed by concentrations of credit, nontraditional activities or securities trading activities.

Further, federal law and regulations provide various incentives for financial institutions to maintain regulatory capital at levels in excess of minimum regulatory requirements. For example, a financial institution that is “well-capitalized” may qualify for exemptions from prior notice or application requirements otherwise applicable to certain types of activities and may qualify for expedited processing of other required notices or applications. Additionally, one of the criteria that determines a bank holding company’s eligibility to operate as a financial holding company is a requirement that all of its financial institution subsidiaries be “well-capitalized.” Under federal regulations, in order to be “well-capitalized” a financial institution must maintain a ratio of total capital to total risk-weighted assets of 10% or greater, a ratio of Tier 1 capital to total risk-weighted assets of 6% or greater and a ratio of Tier 1 capital to total assets of 5% or greater.

Federal law also provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators’ powers depends on whether the institution in question is “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized,” in each case as defined by regulation. Depending upon the capital category to which an institution is assigned, the regulators’ corrective powers include: (i) requiring the institution to submit a capital restoration plan; (ii) limiting the institution’s asset growth and restricting its activities; (iii) requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; (iv) restricting transactions between the institution and its affiliates; (v) restricting the interest rate the institution may pay on deposits; (vi) ordering a new election of directors of the institution; (vii) requiring that senior executive officers or directors be dismissed; (viii) prohibiting the institution from accepting deposits from correspondent banks; (ix) requiring the institution to divest certain subsidiaries; (x) prohibiting the payment of principal or interest on subordinated debt; and (xi) ultimately, appointing a receiver for the institution.

As of September 30, 2007: (i) neither Iowa State Bank & Trust nor First State Bank was subject to a directive from its primary federal regulator to increase its capital to an amount in excess of the minimum regulatory capital requirements; (ii) each of Iowa State Bank & Trust and First State Bank exceeded its minimum regulatory capital requirements under applicable capital adequacy guidelines; and (iii) each of Iowa State Bank & Trust and First State Bank was “well-capitalized,” as defined by applicable regulations.

Liability of Commonly Controlled Institutions. Under federal law, institutions insured by the FDIC may be liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of commonly controlled FDIC-insured depository institutions or any assistance provided by the FDIC to commonly controlled FDIC-insured depository institutions in danger of default. Because ISBF controls each of Iowa State Bank & Trust and First State Bank, they are both commonly controlled for purposes of these provisions of federal law.

Dividend Payments. The primary source of funds for ISBF is dividends from Iowa State Bank & Trust and First State Bank. Iowa State Bank & Trust and First State Bank may only pay dividends out of undivided profits. A dividend may not be paid, however, if restricted by the IDOB.

The payment of dividends by any financial institution is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. As described above, each of Iowa State Bank & Trust and First State Bank exceeded its minimum capital requirements under applicable guidelines as of September 30, 2007. As of September 30, 2007, approximately $1,175,000 was available to be paid as dividends by Iowa State Bank & Trust and First State Bank, collectively, while still maintaining an 8% total capital ratio. Notwithstanding the availability of funds for dividends, however, the FDIC may prohibit the payment of any dividends by either Iowa State Bank & Trust or First State Bank.

Insider Transactions. Iowa State Bank & Trust and First State Bank are subject to certain restrictions imposed by federal law on extensions of credit to ISBF and its subsidiaries, on investments in the stock or other securities of ISBF and its subsidiaries and the acceptance of the stock or other securities of ISBF or its subsidiaries as collateral for loans made by Iowa State Bank & Trust and First State Bank. Certain limitations and reporting requirements are also placed on extensions of credit by each of Iowa State Bank & Trust and First State Bank to its directors and officers, to directors and officers of ISBF and its subsidiaries, to principal shareholders of ISBF and to “related interests” of such directors, officers and principal shareholders. In addition, federal law and regulations may affect the terms upon which any person who is a director or officer of ISBF or any of its subsidiaries or a principal shareholder of ISBF may obtain credit from banks with which Iowa State Bank & Trust and First State Bank maintain correspondent relationships.

Safety and Soundness Standards. The federal banking agencies have adopted guidelines that establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines set forth standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings.

In general, the safety and soundness guidelines prescribe the goals to be achieved in each area, and each institution is responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution’s primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. If an institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary federal regulator, the regulator is required to issue an order directing the institution to cure the deficiency. Until the deficiency cited in the regulator’s order is cured, the regulator may restrict the institution’s rate of growth, require the institution to increase its capital, restrict the rates the institution pays on deposits or require the institution to take any action the regulator deems appropriate under the circumstances. Noncompliance with the standards established by the safety and soundness guidelines may also constitute grounds for other enforcement action by the federal banking regulators, including cease and desist orders and civil money penalty assessments.

Branching Authority. Each of Iowa State Bank & Trust and First State Bank has the authority, pursuant to Iowa law, to establish branches anywhere in the state of Iowa, subject to the receipt of all required regulatory approvals.

Federal law permits state and national banks to merge with banks in other states subject to: (i) regulatory approval; (ii) federal and state deposit concentration limits; and (iii) state law limitations requiring the merging bank to have been in existence for a minimum period of time (not to exceed five years) prior to the merger. The establishment of new interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is permitted only in those states the laws of which expressly authorize such expansion.

State Bank Investments and Activities. Both Iowa State Bank & Trust and First State Bank generally are permitted to make investments and engage in activities directly or through subsidiaries as authorized by Iowa law. However, under federal law and FDIC regulations, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law and FDIC regulations also prohibit FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. These restrictions have not had, and are not currently expected to have, a material impact on the operations of either Iowa State Bank & Trust and First State Bank.

Federal Reserve System. Federal Reserve regulations, as presently in effect, require depository institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts), as follows: for transaction accounts aggregating $43.9 million or less, the reserve requirement is 3% of total transaction accounts; and for transaction accounts aggregating in excess of $43.9 million, the reserve requirement is $1.038 million plus 10% of the aggregate amount of total transaction accounts in excess of $43.9 million. The first $9.3 million of otherwise reservable balances are exempted from the reserve requirements. These reserve requirements are subject to annual adjustment by the Federal Reserve. Each of Iowa State Bank & Trust and First State Bank are in compliance with the foregoing requirements.

Governmental Monetary Policy and Economic Conditions

ISBF’s earnings are affected by the policies of regulatory authorities, including the Federal Reserve System. The Federal Reserve System’s monetary policies have significantly affected the operating results of commercial banks in the past and are expected to continue doing so in the future. Changing economic and money market conditions prompted by the actions of monetary and fiscal authorities may cause changes in interest rates, credit availability and deposit levels that are beyond ISBF’s control. Future policies of the Federal Reserve System and other authorities cannot be predicted, nor can their effect on future earnings.

Properties

We operate six banking offices and one home loan center through Iowa State Bank and three banking offices through First State Bank. We own all of our locations, except with respect to our banking office located in North Liberty, Iowa, which we lease, and our banking office located in West Liberty, Iowa, where we own the building and lease the underlying land. Our principal office is located in downtown Iowa City, Iowa, at 102 South Clinton St. The following table sets forth our banking and home loan center office locations, the square footage and, with respect to our banking offices, the amount of deposits:

Iowa State Bank & Trust Company

Address	Date Constructed	Square Footage	Deposits (as of 09/30/07)
(Principal Office)	1912	29,444	$235,471,000
102 South Clinton St.	1984	20,400
Iowa City, Iowa 52240(1)	1912	14,000

(Home Loan Center)	1977	4,000	—
325 South Clinton St.
Iowa City, Iowa 52240

1906 Keokuk St.	1969	6,740	$46,063,000
Iowa City, Iowa 52240(2)

2233 Rochester Ave.	1983	2,200	$51,790,000
Iowa City, Iowa 52245

110 First Ave.	1971	2,600	$58,986,000
Coralville, Iowa 52241(3)

465 Hwy. 965 NE, Suite A	—	1,991	$22,893,000
North Liberty, Iowa 52317(4)

305 West Rainbow Drive	2005	5,100	$17,517,000
West Liberty, Iowa 52776

(1)	The main office consists of three separate buildings. Iowa State Bank & Trust occupies only 4,000 square feet of the building constructed in 1912; the remainder of the building is rented out to third parties. The building constructed in 1912 was completely renovated and overhauled in 1947.
(2)	The Keokuk Street building was completely renovated in 2004.
(3)	Plans have been approved to significantly expand the Coralville office to approximately 5,200 square feet, or double its current size. The estimated cost of the project is $2,100,000.
(4)	The North Liberty office is leased. Iowa State Bank & Trust’s lease commenced in 2001.

First State Bank

Address	Date Constructed	Square Footage	Deposits (as of 09/30/07)
120 W. Center St.	1980	4,000	$39,221,000
Conrad, Iowa 50621

202 Main St.	1965	3,024	$15,500,000
Melbourne, Iowa 50162

1001 Highway 57	2004	7,584	$26,798,000
Parkersburg, Iowa 50665

Legal Proceedings

ISBF, Iowa State Bank & Trust and First State Bank from time to time will be party to or otherwise involved in legal proceedings arising in the normal course of business. Management does not believe that there is any pending or threatened legal proceeding against ISBF, Iowa State Bank & Trust or First State Bank which, if determined adversely, would have a material adverse effect on ISBF, Iowa State Bank & Trust’s or First State Bank’s financial condition, results of operations or cash flows.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

ISBF Management

Set forth below is the name, age, positions and a brief account of the business experience and education of each of our directors and executive officers:

Name	Age	Positions
Directors
Charles N. Funk	53	Director of ISBF and Iowa State Bank & Trust; President of ISBF; President and Chief Executive Officer of Iowa State Bank & Trust
Donna M. Katen-Bahensky	54	Director of ISBF and Iowa State Bank & Trust
John S. Koza	62	Director of ISBF and Iowa State Bank & Trust; Chairman of First State Bank
Kevin W. Monson	56	Director of ISBF and Iowa State Bank & Trust
Richard J. Schwab	55	Director of ISBF and Iowa State Bank & Trust
Robert L. Sentman	69	Director of ISBF and Iowa State Bank & Trust
Suzanne Summerwill	53	Director of ISBF and Iowa State Bank & Trust; Vice President of ISBF; Senior Vice President—Investment and Trust Division of Iowa State Bank & Trust
W. Richard Summerwill	71	Chairman of ISBF and Iowa State Bank & Trust; Chief Executive Officer of ISBF
Stephen L. West	62	Director of ISBF and Iowa State Bank & Trust

Other Executive Officers
Douglas L. Benjamin	41	Vice President of ISBF; President and Chief Executive Officer and Director, First State Bank
Kent L. Jehle	48	Vice President of ISBF; Executive Vice President—Commercial Banking of Iowa State Bank & Trust; Director of First State Bank
Gary J. Ortale	57	Treasurer of ISBF; Senior Vice President and Chief Financial Officer of Iowa State Bank & Trust

Richard J. Schwab. Mr. Schwab has been a director of ISBF and Iowa State Bank & Trust since 2004. He is an angel investor in eastern Iowa with significant ownership in several private companies. He also is a partner in three real estate investment partnerships. Mr. Schwab currently sits on the audit committees of Goodwill of the Heartland, Mercy Hospital in Iowa City, Scholarship America and the University of Iowa Research Foundation. Mr. Schwab received his B.A. in accounting and an M.B.A. from the University of Minnesota.

Robert L. Sentman. Mr. Sentman has been a director of ISBF and Iowa State Bank & Trust since 1987. He is a farmer in east-central Iowa and is a majority owner of Sentman Farms, a family farming operation. Mr. Sentman also is a retired Major General of the Iowa National Guard.

Suzanne Summerwill. Ms. Summerwill has been a director of ISBF and Iowa State Bank & Trust since 1991, and is a Vice President of ISBF. She is the Senior Vice President of the Investment and Trust Division of Iowa State Bank & Trust, and has been with the bank since 1984. She is an attorney and a Certified Trust and Financial Advisor, and currently serves on the boards of non-profit organizations including the Coralville Community Fund and the Preucil School of Music, and is a member of the State Banking Council of the Iowa Division of Banking. Ms. Summerwill is the first cousin of Mr. Summerwill and Mr. Koza.

Douglas L. Benjamin. Mr. Benjamin is a Vice President of ISBF and the President and Chief Executive Officer and a director of First State Bank. He joined ISBF in these roles in October 2004. Prior to that, he was a Vice President at First American Bank in Fort Dodge, Iowa, from February 2001 through October 2004.

Kent L. Jehle. Mr. Jehle is a Vice President of ISBF and the Executive Vice President—Commercial Banking of Iowa State Bank & Trust. He also serves as a director of First State Bank. He has been with ISBF since 1986.

Gary J. Ortale. Mr. Ortale is the Treasurer of ISBF and the Senior Vice President and Chief Financial Officer of Iowa State Bank & Trust. He has been with ISBF and Iowa State Bank & Trust since 1987.

See “The Merger—Management and Operations After the Merger” for information on current ISBF directors and executive officers who will continue as directors and executive officers of the combined company after the merger.

ISBF MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following presents management’s discussion and analysis of the consolidated financial condition and results of operations of ISBF as of the dates and for the periods indicated. This discussion should be read in conjunction with ISBF’s consolidated financial statements and the notes thereto and the selected financial data presented in this joint proxy statement-prospectus.

Overview

As described in “Business of ISBF—General,” ISBF is a bank holding company providing full-service community banking through its two bank subsidiaries—Iowa State Bank & Trust and First State Bank.

The banks are actively engaged in many areas of commercial banking, including acceptance of demand, savings and time deposits; making commercial, real estate, agricultural and consumer loans; maintaining night and safe deposit facilities; and performing collection, exchange, escrow and other banking services tailored for its customers. The banks’ trust departments administer estates, personal trusts, conservatorships, pension and profit sharing funds, and in connection therewith provide property management, farm management, and investment advisory and custodial services for individuals, corporations, and not-for-profit organizations. The loan activity of the banks is diversified with commercial and agricultural loans; commercial, residential and construction real estate loans (including secondary market real estate loans); and automobile, installment and other consumer loans. The profitability of ISBF depends primarily on its net interest income, noninterest income and noninterest expenses.

Net interest income is the difference between total interest income and total interest expense. Interest income is earned by ISBF on its loans made to customers and the investment securities it holds in its portfolio. The interest expense incurred by ISBF results from the interest paid on customer deposits and borrowed funds. Fluctuations in net interest income can result from the changes in volumes of assets and liabilities as well as changes in market interest rates. Net interest income is affected by the provision for loan losses that the banks may need to incur on a quarterly basis. The provision reflects the cost of credit risk in ISBF’s loan portfolio and is dependent on increases in the loan portfolio and management’s assessment of the collectibility of the loan portfolio under current economic conditions.

Noninterest income is comprised primarily of fee-based revenues from trust and agency services, bank related service charges on deposit activities, net securities gains generated primarily by ISBF’s equity holdings, merchant and ATM fees related to electronic processing of merchant and cash transactions and secondary market income. Noninterest expenses for ISBF consists of all operating expenses other than interest expense on deposits and other borrowed funds. Noninterest expenses include salaries and employee benefits, occupancy and equipment expenses, professional fees and other noninterest expenses.

Recent Performance Summary

For the nine months ended September 30, 2007, ISBF recorded net income of $4,817,000, or $0.93 per share basic and diluted. This compares with $4,542,000, or $0.87 per share basic and diluted, for the nine months ended September 30, 2006. Net income was $275,000, or 6.1 percent, greater in 2007 due to increases in both net interest income and noninterest income, partially offset by increases in both the loan loss provision and noninterest expense.

Total assets of ISBF increased $13,414,000, or 2.1 percent, to $682,085,000 as of September 30, 2007 from $668,671,000 at December 31, 2006. ISBF’s total loans outstanding increased $13,363,000, or 3.5 percent, to $391,975,000 at September 30, 2007 from $378,612,000 at December 31, 2006. During this same nine month period deposits increased $6,311,000, or 1.3 percent, to $499,212,000 at September 30, 2007 from $492,901,000 at December 31, 2006.

Return on average assets is a measure of profitability that indicates how effectively a financial institution utilizes its assets. It is calculated by dividing net income by average total assets. ISBF’s return on average assets was 0.95 percent for the nine months ended September 30, 2007 and 0.91 percent for the same period in 2006. The increased return for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006 resulted from net income increasing at a greater rate than the increase in average assets. Return on average equity indicates what ISBF earned on its shareholders’ investment and is calculated by dividing net income by average total shareholders’ equity. The return on average equity for ISBF was 8.63 percent for the nine months ended September 30, 2007 compared to 8.68 percent for the nine months ended September 30, 2006. The decrease in the return on average shareholders’ equity resulted from shareholders’ equity growing at a faster rate than net income.

Various operating and equity ratios for ISBF are presented in the table below for the periods indicated. The dividend payout ratio represents the percentage of ISBF’s prior year net income that is paid to shareholders in the form of cash dividends. Average equity to average assets is a measure of capital adequacy that presents the percentage of average total shareholders’ equity compared to the average assets of ISBF. The equity to assets ratio expresses this ratio using the period-end amounts instead of on an average basis.

	Nine Month Period Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
Return on average total assets	0.95%	0.91%	0.87%	1.06%	1.15%
Return on average equity	8.63	8.68	8.16	10.27	11.32
Dividend payout ratio	28.56	23.96	23.96	20.53	19.52
Average equity to average assets	10.97	10.71	10.62	10.32	10.20
Equity to assets ratio (at period end)	11.14	10.78	10.95	10.30	10.35

Results of Operations

Nine Months Ended September 30, 2007 Compared to September 30, 2006

Net Interest Income. Net interest income is the total of interest income earned on earning assets less interest expense paid on interest bearing liabilities. Net interest income is affected by changes in the volume and yields on earning assets and the volume and rates paid on interest bearing liabilities. Net interest margin is a ratio measurement of the net return on interest earning assets computed by dividing net interest income, on a tax-equivalent basis, by the annual average balance of all interest earning assets.

Net interest income for the first nine months of 2007 totaled $14,334,000, an increase of $389,000, or 2.8 percent, compared with the $13,945,000 in net interest income for the first nine months of 2006. This increase was due primarily to greater loan volumes and higher market interest rates. The net interest margin also increased during the first nine months of 2007 to 3.25 percent compared with 3.13 percent for the first nine months of 2006 as the increase in net interest income was proportionately greater than the increase in average earning assets.

Total interest income on a tax-equivalent basis increased $2,558,000, or 9.4 percent, to $29,657,000 for the first nine months of 2007 compared with the first nine months of 2006. All earning asset categories (loans, investment securities and federal funds sold and interest–bearing balances) experienced an increase in interest income. Interest income on loans totaled $20,718,000 for the first nine months of 2007, an increase of $1,419,000, or 7.4 percent, compared with the first nine months of 2006. The higher interest income on loans was due primarily to higher market interest rates and secondarily to growth in loan volumes. The increase in the national prime rate has benefited ISBF as the overall average rate on the loan portfolio increased to 7.13 percent through September 30, 2007 compared with 6.77 percent through September 30, 2006. The average volume of loans outstanding through September 30, 2007 was $7,311,000 greater than the average volume of loans through September 30, 2006. Most of this increase was in the commercial, financial and agricultural loan category and residential 1-4 family real estate loan category. Interest income on investment securities increased $881,000, or 11.5 percent, through the first nine months of 2007 to $8,539,000 compared with $7,658,000 through the first nine months of 2006. The average balance of investment securities declined $7,152,000 as most of the proceeds from maturing securities were utilized to fund loan growth. The average tax-equivalent yield on the investment portfolio increased to 4.78 percent for the first nine months of 2007 compared with 4.16 percent for the first nine months of 2006 as lower-yielding securities matured and were replaced with securities having a higher market rate, which helped to offset the decrease in volume. The overall yield on earning assets increased to 6.22 percent for the first nine months of 2007 from 5.70 percent for the first nine months of 2006, while total earning assets averaged $637,603,000 for the first nine months of 2007, or $1,826,000 higher than for the first nine months of 2006.

Growth in deposits, an increase in federal funds purchased and repurchase agreements and higher market interest rates contributed to an increase in total interest expense for the first nine months of 2007 when compared to the first nine months of 2006. Total interest expense increased $1,945,000, or 15.9 percent, for the first nine months of 2007 to $14,177,000, up from $12,232,000 for the first nine months of 2006. Interest expense on deposits was $10,998,000 through the first nine months of 2007, an increase of $2,077,000, or 23.3 percent, from the $8,921,000 in interest expense through the first nine months of 2006. Factors that contributed to this increase in interest expense on deposits include higher market interest rates and a change in the mix of deposits from savings and interest-bearing demand deposits to time certificates of deposits as interest rates rose. Total savings and interest-bearing demand deposits averaged $14,130,000 lower during the first nine months of 2007 compared with the first nine months of 2006, while the average rate paid on these deposits during this same period in 2007 increased to 1.63 percent from 1.43 percent for 2006.

Throughout the first nine months of 2007, ISBF averaged $51,666,000 in federal funds purchased and repurchase agreements compared with $46,986,000 for the same period in 2006. Interest expense on federal funds purchased and repurchase agreements increased $309,000 to $1,624,000 for the first nine months of 2007 compared with $1,315,000 for the first nine months of 2006. This primarily was due to higher market interest rates but also to the increase in average balances outstanding. The interest rates on federal funds purchased and repurchase agreements correlate directly with the actions taken by the Federal Reserve in continuing to raise the discount rate during 2006 and the first part of 2007. The average rate paid by ISBF on federal funds purchased and repurchase agreements increased to 4.20 percent for the first nine months of 2007 compared with 3.74 percent for the first nine months of 2006, which increased interest expense. The average balance of Federal Home Loan Bank advances was $12,538,000 lower through the first nine months of 2007, with the average rate paid decreasing to 4.53 percent through the first nine months of 2007 from 4.58 percent for the first nine months of 2006. The decrease in Federal Home Loan Bank advances was a strategic decision to reduce ISBF’s dependence on high cost funding alternatives during a rising interest rate environment. As liquidity provided, maturing securities from ISBF’s investment securities portfolio were used to pay off maturing FHLB advances. As a consequence, interest expense on Federal Home Loan Bank advances was $445,000 lower through the first nine months of 2007 compared with the first nine months of 2006. As a result of all of these factors, the average rate paid on all interest-bearing liabilities increased to 3.54 percent for the first nine months of 2007, compared with 3.03 percent for the first nine months of 2006.

The following table presents a comparison of the average balance of earning assets, interest-bearing liabilities, interest income and expense, and average yields and costs for the periods indicated. Interest income on tax-exempt securities is reported on a fully tax-equivalent basis assuming a 34 percent tax rate. Dividing income or expense by the average balances of assets or liabilities results in such yields and costs. Average balances are derived from averaging the four most recent quarter-end balances. Nonaccrual loans are included in the loan category.

	Nine months ended September 30,
	2007			2006
	Average Balance	Interest Income/ Expense	Average Rate/Yield	Average Balance	Interest Income/ Expense	Average Rate/Yield
	(dollars in thousands)
Average earning assets:
Loans(1)	$388,639	$20,718	7.13%	$381,328	$19,299	6.77%
Investment securities:
Taxable investments	168,224	5,624	4.47	183,698	5,320	3.87
Tax exempt investments	70,780	2,915	5.51	62,458	2,338	5.00

Total investment securities	239,004	8,539	4.78	246,156	7,658	4.16

Federal funds sold and interest-bearing balances	9,960	400	5.37	8,293	142	2.29

Total earning assets	$637,603	$29,657	6.22	$635,777	$27,099	5.70

Average interest-bearing liabilities:
Savings and interest-bearing demand deposits	$192,425	$2,346	1.63%	$206,555	$2,211	1.43%
Time Certificates of deposit	245,415	8,652	4.71	227,952	6,710	3.94

Total deposits	437,840	10,998	3.36	434,507	8,921	2.75

Federal funds purchased and repurchase agreements	51,666	1,624	4.20	46,986	1,315	3.74
Federal Home Loan Bank advances	43,625	1,478	4.53	56,163	1,923	4.58
Other long-term debt	1,573	77	6.54	1,442	73	6.77

Total interest-bearing liabilities	$534,704	$14,177	3.54	$539,098	$12,232	3.03

Net interest income(2)		$15,480	2.67		$14,867	2.67

Net interest margin(3)			3.25%			3.13%

(1)	Includes loan fees, which are not material.
(2)	On a tax-equivalent basis.
(3)	Net interest margin is net interest income, computed on a tax-equivalent basis, divided by average total earning assets.

The following table sets forth an analysis of volume and rate changes in interest income and interest expense for ISBF’s average earning assets and average interest-bearing liabilities reported on a fully tax-equivalent basis assuming a 34 percent tax rate. The table distinguishes between the changes related to average outstanding balances (changes in volume holding the initial interest rate constant) and the changes related to average interest rates (changes in average rate holding the initial outstanding balance constant). The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	Nine Months Ended September 30, 2007 Compared to 2006 Increase/(Decrease) Due to
	Volume	Rate	Net
	(in thousands)
Interest income from average earning assets:
Loans	$375	$1,044	$1,419
Investment securities:
Taxable investments	(365)	669	304
Tax exempt investments	329	248	577

Total investment securities	(36)	917	881

Federal funds sold and interest-bearing balances	34	224	258

Total income from earning assets	373	2,185	2,558

Interest expense from average interest-bearing liabilities:
Savings and interest-bearing demand deposits	(131)	266	135
Time Certificates of deposit	542	1,400	1,942

Total deposits	412	1,665	2,077

Federal funds purchased and repurchase agreements	138	171	309
Federal Home Loan Bank advances	(425)	(20)	(445)
Other long-term debt	6	(2)	4

Total expense from interest-bearing liabilities	131	1,814	1,945

Net interest income	$242	$371	$613

Provision for Loan Losses. On a quarterly basis, management determines an appropriate provision based on its evaluation of the adequacy of the allowance for loan losses in relationship to a continuing review of current collection risks within its loan portfolio, identified problem loans, the current local and national economic conditions, actual loss experience, regulatory policies and industry trends. The provision for loan losses recorded by ISBF for the first nine months of 2007 was $425,000, an increase of $95,000, or 28.8 percent, compared with the provision of $330,000 for the first nine months of 2006. The increase in the provision for loan losses for the first nine months of 2007 compared with the same period for 2006 primarily resulted from the growth of ISBF’s loan portfolio, identified problem loans and local economic conditions as management evaluated the allowance for loan losses and the provision for losses required to maintain an adequate level in the allowance. The allowance and loan quality is discussed in more detail in “—Analysis of Financial Condition Loan Quality.”

Noninterest Income. Noninterest income (including investment securities gains and losses) increased $572,000, or 9.7 percent, for the first nine months of 2007 to $6,493,000 from $5,921,000 for the first nine months of 2006. ISBF recognized losses of $299,000 from the sale of investment securities available for sale during the first nine months of 2007 compared with realized gains of $50,000 for the same period in 2006. The loss resulted from transactions that management made to improve the overall yield of ISBF’s investment portfolio in view of the interest rate yield curve. Excluding these security losses recognized and gains realized, noninterest income was $6,792,000 for the first nine months of 2007 compared with $5,871,000 for the same period in 2006, an increase of $921,000, or 15.7 percent.

Trust and investment fees increased $452,000, or 20.4 percent, for the first nine months of 2007 to $2,667,000 from $2,215,000 for the first nine months of 2006. This increase was due primarily to an increase in the amount of assets under management for both the trust departments and the investor centers. Service charges on deposit accounts increased $54,000, or 3.7 percent, through the first nine months of 2007, with much of the additional income due to increased service charge fees following a revision of our fee schedule in the first quarter of 2007.

Gain on sale of mortgage loans and servicing fees increased $281,000, or 37.7 percent, reflecting the recognition of mortgage servicing rights. Mortgage origination fees are very dependent on new mortgage loan originations and customers refinancing real estate loans to take advantage of lower market interest rates. Depending on future interest rates, the level of refinancing activity may change. If the refinancing activity slows, mortgage origination fee income may be reduced in subsequent periods.

Other service fees and commissions totaled $1,572,000 through the first nine months of 2007, an increase of $134,000, or 9.3 percent, compared to the first nine months of 2006. This increase primarily was due to increases in a number of smaller fee areas of ISBF—credit life sales, debit/credit card fees and commissions from realty sales.

Noninterest Expense. Noninterest expense totaled $13,919,000 through the first nine months of 2007 compared with $13,294,000 for the same period in 2006, an increase of $625,000, or 4.7 percent. Salaries and employee benefits increased $463,000, or 6.0 percent, primarily due to normal annual compensation adjustments and greater health insurance costs. Net occupancy expense increased $59,000, or 6.2 percent, to $1,010,000 for the first nine months of 2007 from $951,000 for the same period in 2006. This increase primarily resulted from increases in property taxes. Equipment expense increased $86,000, or 7.6 percent, to $1,217,000 for the first nine months of 2007 from $1,131,000 for the same period in 2006. This increase primarily resulted from increased depreciation/amortization expense on furniture, equipment and software and increased equipment maintenance contracts and software licensing expense. Office supplies, postage and telephone expense increased $32,000, or 4.4 percent, to $753,000 for the first nine months of 2007 compared to $721,000 for the same period in 2006 and other expense remained relatively flat, decreasing by $15,000, or 0.5 percent, for the first nine months of 2007 compared to the same period in 2006. Other expense typically includes marketing, charitable donations and public relations expense, loan collection and legal costs, outside professional fees and the charge-off of fraudulent, forged or otherwise uncollectible items.

Income Tax Expense. Income taxes decreased $34,000 through the first nine months of 2007 compared with the same period in 2006 due to an increase in the amount of income from tax-exempt securities. ISBF’s consolidated income tax rate varies from the statutory rate mainly due to the amount of tax-exempt income. The effective income tax as a percentage of income before tax was 25.7 percent for the first nine months of 2007, compared with 27.2 percent for the same period in 2006.

Year ended December 31, 2006 Compared to December 31, 2005

Net Interest Income. Net interest income for the year ended December 31, 2006 totaled $18,549,000, a decrease of $336,000 or 1.8 percent compared with the $18,885,000 in net interest income for the year ended December 31, 2005. This decrease was due primarily to the flattening of the yield curve that continued through 2005 and carried into 2006 causing the rates on ISBF’s interest-bearing liabilities to rise disproportionately to the rates on its earning assets. The net interest margin also decreased during 2006 to 3.12 percent from 3.29 percent for 2005 as the lowered net interest income was spread over a larger average earning asset base.

Total interest income on a tax-equivalent basis increased $4,805,000, or 15.1 percent, during 2006 compared with 2005. This increase in interest income was experienced in all earning asset categories (loans, investment securities and federal funds sold and interest–bearing balances). Interest income on loans totaled $26,024,000 for 2006, an increase of $3,687,000, or 16.5 percent, compared with 2005. The higher interest income on loans was due primarily to higher market interest rates and secondarily to growth in loan volumes. The increase in the national prime rate benefited ISBF as the overall average rate on the total loan portfolio increased to 6.83 percent for 2006 compared with 6.28 percent for 2005. The average volume of loans outstanding for 2006 was $25,336,000 greater than the average volume of loans through 2005. Most of this increase was in the residential 1-4 family real estate loan category and the commercial, financial and agricultural category. Interest income on investment securities increased $1,056,000, or 11.5 percent, during 2006 to $10,257,000, compared to $9,201,000 during 2005. The average tax-equivalent yield on the investment portfolio increased to 4.17 percent during 2006 compared with 3.73 percent during 2005 as lower-yielding securities matured and were replaced with securities having a higher market rate, which helped to offset the $983,000 decrease in the average balance of investment securities. The overall yield on earning assets increased to 5.76 percent during 2006 from 5.22 percent during 2005, while total earning assets averaged $634,499,000 for 2006, or $26,441,000 higher than for 2005.

Growth in deposits, growth in federal funds purchased and repurchase agreements and higher market interest rates contributed to an increase in total interest expense during 2006 compared to 2005. Total interest expense increased $5,017,000, or 42.7 percent, during 2006 to $16,759,000, up from $11,742,000 for 2005. Interest expense on deposits was $12,348,000 during 2006, an increase of $4,142,000 or 50.5 percent from the $8,206,000 in interest expense during 2005. Factors that contributed to this increase in interest expense on deposits include higher market interest rates and a change in the mix of deposits from savings and interest-bearing demand deposits to time certificates of deposits as interest rates rose. Total savings and interest-bearing demand deposits averaged $11,093,000 higher for 2006 compared with 2005, while the average rate paid on these deposits during 2006 increased to 1.48 percent from 0.92 percent for 2005.

For 2006, ISBF averaged $48,378,000 in federal funds purchased and repurchase agreements compared with $37,548,000 for 2005. Interest expense on federal funds purchased and repurchase agreements increased $1,151,000 to $1,878,000 for 2006 compared with $727,000 for 2005. This was primarily due to higher market interest rates but also to the increase in average balances outstanding. The interest rates on federal funds purchased and repurchase agreements correlated directly with the actions taken by the Federal Reserve in raising the discount rate during 2005 and 2006. The average rate paid by ISBF on federal funds purchased and repurchase agreements increased to 3.88 percent for 2006 compared with 1.94 percent for 2005, which increased interest expense. The average balance of Federal Home Loan Bank advances was $7,610,000 lower during 2006, with the average rate paid increasing to 4.53 for 2006 from 4.45 percent for 2005. The decrease in Federal Home Loan Bank advances was a strategic decision to reduce ISBF’s dependence on high cost funding alternatives during a rising interest rate environment. Management used ISBF’s deposit growth to help reduce its Federal Home Loan Bank advances. Interest expense on Federal Home Loan Bank advances was $295,000 lower for 2006 compared with 2005. The average rate paid on all interest-bearing liabilities increased to 3.12 percent for 2006, compared with 2.33 percent for 2005.

The following table presents a comparison of the average balance of earning assets, interest-bearing liabilities, interest income and expense, and average yields and costs for the periods indicated. Interest income on tax-exempt securities is reported on a fully tax-equivalent basis assuming a 34 percent tax rate. Dividing income or expense by the average balances of assets or liabilities results in such yields and costs. Average balances are derived from averaging the five most recent quarter-end balances. Nonaccrual loans are included in the loan category.

	Year ended December 31,
	2006			2005
	Average Balance	Interest Income/ Expense	Average Rate/Yield	Average Balance	Interest Income/ Expense	Average Rate/Yield
	(dollars in thousands)
Average earning assets:
Loans(1)	$381,269	$26,024	6.83%	$355,933	$22,337	6.28%
Investment securities:
Taxable investments	183,057	7,076	3.87	185,921	6,256	3.36
Tax exempt investments	62,888	3,181	5.06	61,007	2,945	4.83

Total investment securities	245,945	10,257	4.17	246,928	9,201	3.73

Federal funds sold and interest-bearing balances	7,285	283	3.88	5,197	221	4.25

Total earning assets	$634,499	$36,564	5.76	$608,058	$31,759	5.22

Average interest-bearing liabilities:
Savings and interest-bearing demand deposits	$205,074	$3,042	1.48%	$193,981	$1,791	0.92%
Time Certificates of deposit	228,309	9,306	4.08	210,069	6,415	3.05

Total deposits	433,383	12,348	2.85	404,050	8,206	2.03

Federal funds purchased and repurchase agreements	48,378	1,878	3.88	37,548	727	1.94
Federal Home Loan Bank advances	53,730	2,435	4.53	61,340	2,730	4.45
Other long-term debt	1,463	98	6.70	1,139	79	6.94

Total interest-bearing liabilities	$536,954	$16,759	3.12	$504,077	$11,742	2.33

Net interest income(2)		$19,805	2.64		$20,017	2.89

Net interest margin(3)			3.12%			3.29%

(1)	Includes loan fees, which are not material.
(2)	On a tax-equivalent basis.
(3)	Net interest margin is net interest income, computed on a tax-equivalent basis, divided by average total earning assets.

The following table sets forth an analysis of volume and rate changes in interest income and interest expense of ISBF’s average earning assets and average interest-bearing liabilities reported on a fully tax-equivalent basis assuming a 34 percent tax rate. The table distinguishes between the changes related to average outstanding balances (changes in volume holding the initial interest rate constant) and the changes related to average interest rates (changes in average rate holding the initial outstanding balance constant). The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	Year ended December 31,
	2006 Compared to 2005 Increase/ (Decrease) Due to
	Volume	Rate	Net
	(in thousands)
Interest income from average earning assets:
Loans	$1,652	$2,035	$3,687
Investment securities:
Taxable investments	(95)	915	820
Tax exempt investments	93	143	236

Total investment securities	(2)	1,058	1,056

Federal funds sold and interest-bearing deposits	79	(17)	62

Total income from earning assets	1,729	3,076	4,805

Interest expense from average interest-bearing liabilities:
Savings and interest-bearing demand deposits	108	1,143	1,251
Time Certificates of deposit	595	2,296	2,891

Total deposits	703	3,439	4,142

Federal funds purchased and repurchase agreements	257	894	1,151
Federal Home Loan Bank advances	(346)	51	(295)
Other long-term debt	22	(3)	19

Total expense form interest-bearing liabilities	636	4,381	5,017

Net interest income	$1,094	$(1,306)	$(212)

Provision for Loan Losses. The provision for loan losses recorded by ISBF for 2006 was $550,000, an increase of $250,000, or 83.3 percent, compared with the provision of $300,000 for 2005. The increase in the provision for loan losses during 2006 compared with 2005 primarily reflected the growth of ISBF’s loan portfolio, identified problem loans and local economic conditions as management evaluated the allowance for loan losses and the provision for losses required to maintain an adequate level in the allowance.

Noninterest Income. Noninterest income (including investment securities gains and losses) decreased $1,150,000, or 13.2 percent, during 2006 to $7,572,000 from $8,722,000 for 2005. ISBF recognized losses of $108,000 from the sale of investment securities available for sale during 2006 compared with realized gains of $322,000 for 2005. The loss resulted from transactions that management made to improve the overall yield of ISBF’s investment portfolio in view of the interest rate yield curve. Excluding these security losses recognized and gains realized, noninterest income was $7,680,000 for 2006 compared with $8,400,000 for 2005, a decrease of $720,000, or 8.6 percent. This decrease is attributable primarily to the sale of both payroll services and bank processing services in 2005. Trust and investment fees increased by $197,000 to $2,889,000 in 2006, up 7.3% from $2,692,000 in 2005. This increase was due primarily to an increase in the amount of assets under management during 2006 for both the trust departments and the investor centers. Service charges on deposit accounts totaled $1,935,000 in 2006, virtually identical to 2005. While the amount of traditional checking account service charges continued to decrease as a result of further consolidation of accounts and technology (for instance, university students use their accounts at their home-town bank), having a full year of enhanced overdraft protection fees since its introduction mid-year 2005 helped limit the decrease from 2005.

Gain on sale of mortgage loans and servicing fees decreased by $244,000, or 20.2%, to $963,000 for 2006 from $1,207,000 for 2005. Though still low by historical standards, mortgage interest rates moved higher in 2005 and 2006, stifling the level of refinancing activity as compared to previous years.

Other service fees and commissions decreased in 2006 by $672,000, or 26.2%, to $1,893,000 from $2,565,000 in 2005. This decrease resulted primarily from the sale of our payroll and bank processing services during late 2005 and early 2006 as mentioned above.

Noninterest Expense. Noninterest expenses increased by $166,000, or 0.9%, to $17,680,000 in 2006 from $17,514,000 in 2005. Increases were experienced in several expense categories and were offset by decreases in equipment expense and office supplies, postage and telephone expense. Salaries and employee benefits, the largest component of noninterest expense, increased during 2006 by only $28,000, or 0.3%, from $10,053,000 during 2005 to $10,081,000 in 2006. This small increase was not due to any one significant event but was the net result of regular annual salary adjustments and normal fluctuations in staffing and benefit costs. Occupancy expense increased by $46,000, or 3.7%, from $1,245,000 in 2005 to $1,291,000 in 2006. Increased depreciation expense relating to the new West Liberty office built during 2005 and higher property taxes accounted for most of the increase although it was mitigated somewhat by decreases in utility costs and building rental costs due to the absence of the temporary facility rented during the construction of the West Liberty office. Equipment expense decreased by $506,000, or 25.0%, to $1,520,000 in 2006 from $2,026,000 in 2005. This decrease reflects the reduced equipment depreciation and software amortization costs associated with the sale and outsourcing of our payroll processing and bank processing functions during late 2005 and early 2006. Office supplies, postage and telephone expense decreased by $139,000, or 12.6%, from $1,099,000 in 2005 to $960,000 in 2006. This decrease is primarily attributable to reduced telecommunication costs, reduced supply costs and reduced courier costs, all resulting from the sale of the bank processing line of business in 2005. Other operating expense increased by $737,000, or 23.8%, from $3,091,000 in 2005 to $3,828,000 in 2006. Other operating expense typically includes marketing, charitable and public relations expense, loan collection and legal costs, outside professional fees and the charge off of fraudulent, forged or otherwise uncollectible items. In 2006, a new expense item, core processing costs, was included in other operating expense as ISBF’s processing was outsourced to a third-party provider.

Income Tax Expense. Federal and State income tax expense for 2006 totaled $2,093,000 compared to $2,876,000 for 2005. The decrease is a direct result of the lower level of pre-tax earnings experienced this year compared to last year.

Year Ended December 31, 2005 Compared to December 31, 2004

Net Interest Income. Net interest income for the year ended December 31, 2005 totaled $18,885,000, remaining virtually unchanged from the year ended December 31, 2004 when it totaled $18,914,000. The slight decrease was due primarily to the flattening of the yield curve that began in late 2004 and carried into 2005 causing the rates on interest-bearing liabilities to rise disproportionately to the rates on our earning assets. The net interest margin decreased slightly during 2005 to 3.29 percent from 3.35 percent for 2004 as the decrease in net interest income was spread over a larger average earning asset base.

Total interest income on a tax-equivalent basis increased $2,197,000, or 7.4 percent, during 2005 compared with 2004. This increase in interest income was experienced in all earning asset categories (loans, investment securities and federal funds sold and interest-bearing balances). Interest income on loans totaled $22,337,000 for 2005, an increase of $1,961,000, or 9.6 percent, compared with 2004. The higher interest income on loans was due primarily to growth in loan volumes and secondarily to higher market interest rates. The average volume of loans outstanding for 2005 was $16,484,000 greater than the average volume of loans through 2004. Most of this increase was in the residential 1-4 family real estate loan category and the commercial, financial and agricultural category. The increase in the national prime rate also benefited ISBF as the overall average rate on the total loan portfolio increased to 6.28 percent for 2005 compared with 6.00 percent for 2004. Interest income on investment securities increased only $69,000, or 0.8 percent, during 2005 to $9,201,000 compared to $9,132,000 during 2004 while the average balance of investment securities declined $10,475,000 in 2005 compared to 2004, the higher yields helped offset the decrease. The average tax-equivalent yield on the investment portfolio increased to 3.73 percent during 2005 compared with 3.55 percent during 2004 as lower-yielding securities matured and were replaced with securities having a higher market rate. The overall yield on earning assets increased to 5.22 percent during 2005 from 4.93 percent during 2004, while total earning assets averaged $608,058,000 for 2005, or $8,782,000 higher than for 2004.

Growth in deposits, growth in federal funds purchased and repurchase agreements and higher market interest rates contributed to an increase in total interest expense during 2005 when compared to 2004. Total interest expense increased $2,239,000, or 23.6 percent, during 2005 to $11,742,000, up from $9,503,000 for 2004. Interest expense on deposits was $8,206,000 during 2005, an increase of $1,775,000, or 27.6 percent, from the $6,431,000 in interest expense during 2004. The primary factor that contributed to this increase in interest expense on deposits was higher market interest rates while a change in the mix of deposits from savings and interest-bearing demand deposits to time certificates of deposits had a lesser effect. Total savings and interest-bearing demand deposits averaged $13,911,000 higher for 2005 compared with 2004, while the average rate paid on these deposits during 2005 increased to 0.92 percent from 0.62 percent for 2004. Throughout 2005, ISBF averaged $37,548,000 in federal funds purchased and repurchase agreements compared with $41,458,000 for 2004. Interest expense on federal funds purchased and repurchase agreements increased $420,000 to $727,000 for 2005 compared with $307,000 for 2004. This increase was due to higher market interest rates as average balances outstanding decreased during this time. The interest rates on federal funds purchased and repurchase agreements correlated directly with the actions taken by the Federal Reserve in raising the discount rate during 2004 and 2005. The average rate paid by ISBF on federal funds purchased and repurchase agreements increased to 1.94 percent for 2005 compared with 0.74 percent for 2004, which increased interest expense. The average balance of Federal Home Loan Bank advances was $240,000 higher during 2005, with the average rate paid increasing to 4.45 for 2005 from 4.42 percent for 2004, relatively unchanged. Interest expense on Federal Home Loan Bank advances was $29,000 higher for 2005 compared with 2004. The average rate paid on all interest-bearing liabilities increased to 2.33 percent for 2005, compared with 1.94 percent for 2004.

The following table presents a comparison of the average balance of earning assets, interest-bearing liabilities, interest income and expense, and average yields and costs for the periods indicated. Interest income on tax-exempt securities is reported on a fully tax-equivalent basis assuming a 34 percent tax rate. Dividing income or expense by the average balances of assets or liabilities results in such yields and costs. Average balances are derived from averaging the five most recent quarter-end balances. Nonaccrual loans are included in the loan category.

	Year ended December 31,
	2005			2004
	Average Balance	Interest Income/ Expense	Average Rate/ Yield	Average Balance	Interest Income/ Expense	Average Rate/ Yield
	(dollars in thousands)
Average earning assets:
Loans(1)	$355,933	$22,337	6.28%	$339,449	$20,376	6.00%
Investment securities:
Taxable investments	185,921	6,256	3.36	198,713	6,212	3.13
Tax exempt investments	61,007	2,945	4.83	58,690	2,920	4.98

Total investment securities	246,928	9,201	3.73	257,403	9,132	3.55

Federal funds sold and interest-bearing balances	5,197	221	4.25	2,424	54	2.23

Total earning assets	$608,058	$31,759	5.22	$599,276	$29,562	4.93

Average interest-bearing liabilities:
Savings and interest-bearing demand deposits	$193,981	$1,791	0.92%	$180,070	$1,118	0.62%
Time Certificates of deposit	210,069	6,415	3.05	206,786	5,313	2.57

Total deposits	404,050	8,206	2.03	386,856	6,431	1.66

Federal funds purchased and repurchase agreements	37,548	727	1.94	41,458	307	0.74
Federal Home Loan Bank advances	61,340	2,730	4.45	61,100	2,701	4.42
Other long-term debt	1,139	79	6.94	960	64	6.67

Total interest-bearing liabilities	$504,077	$11,742	2.33	$490,374	$9,503	1.94

Net interest income(2)		$20,017	2.89		$20,059	3.00

Net interest margin(3)			3.29%			3.35%

(1)	Includes loan fees, which are not material.
(2)	On a tax-equivalent basis.
(3)	Net interest margin is net interest income, computed on a tax-equivalent basis, divided by average total earning assets.

The following table sets forth an analysis of volume and rate changes in interest income and interest expense of ISBF’s average earning assets and average interest-bearing liabilities reported on a fully tax-equivalent basis assuming a 34% tax rate. The table distinguishes between the changes related to average outstanding balances (changes in volume holding the initial interest rate constant) and the changes related to average interest rates (changes in average rate holding the initial outstanding balance constant). The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	Year ended December 31,
	2005 Compared to 2004 Increase/ (Decrease) Due to
	Volume	Rate	Net
	(in thousands)
Interest income from average earning assets:
Loans	$1,013	$948	$1,961
Investment securities:
Taxable investments	(236)	280	44
Tax exempt investments	101	(76)	25

Total investment securities	(135)	204	69

Federal funds sold and interest-bearing deposits	93	74	167

Total income from earning assets	971	1,226	2,197

Interest expense from average interest-bearing liabilities:
Savings and interest-bearing demand deposits	92	581	673
Time Certificates of deposit	86	1,016	1,102

Total deposits	178	1,597	1,775

Federal funds purchased and repurchase agreements	(26)	446	420
Federal Home Loan Bank advances	11	18	29
Other long-term debt	12	3	15

Total expense form interest-bearing liabilities	175	2,064	2,239

Net interest income	$796	$(838)	$(42)

Provision for Loan Losses. The provision for loan losses recorded by ISBF for 2005 was $300,000, an increase of $105,000, or 53.8 percent, compared with the provision of $195,000 for 2004. The increase in the provision for loan losses during 2005 compared with 2004 primarily reflected the growth of ISBF’s loan portfolio, identified problem loans and local economic conditions as management evaluated the allowance for loan losses and the provision for losses required to maintain an adequate level in the allowance.

Noninterest Income. Noninterest income (including investment securities gains and losses increased $533,000, or 6.5 percent, during 2005 to $8,722,000 from $8,189,000 for 2004. ISBF recognized gains of $322,000 from the sale of investment securities available for sale during 2005 compared with realized gains of $224,000 for 2004. These transactions were undertaken to improve the overall yield of ISBF’s investment portfolio in view of the interest rate yield curve. Excluding these security gains realized, noninterest income was $8,400,000 for 2005 compared with $7,965,000 for 2004, an increase of $435,000, or 5.5 percent. This increase was attributable primarily to the increase in trust and investment fees during 2005. Trust and investment fees increased by $435,000 to $2,692,000 in 2005, up 19.3% from $2,257,000 in 2004. This increase was due primarily to an increase in the amount of assets under management during 2005 for both the trust departments and the investor centers. Service charges on deposit accounts totaled $1,936,000 in 2005, down $19,000, or 1.0%, from $1,955,000 in 2004. This results from the continued consolidation of accounts and improved technology (for example, university students use their accounts at their home-town bank instead of opening accounts on campus).

Gain on sale of mortgage loans and servicing fees decreased by $112,000, or 8.5%, to $1,207,000 for 2005 from $1,319,000 for 2004. Though still low by historical standards mortgage interest rates moved higher in 2005, stifling the level of refinancing activity as compared to previous years.

Other service fees and commissions increased in 2005 by $131,000, or 5.4%, to $2,565,000 from $2,434,000 in 2004. This increase resulted primarily from the one-time gain on the sale of our payroll and bank processing services.

Noninterest Expense. Noninterest expenses increased by $963,000, or 5.8%, to $17,514,000 in 2005 from $16,551,000 in 2004. Increases were experienced in most expense categories except office supplies, postage and telephone expense. Salaries and employee benefits, the largest component of noninterest expense, increased during 2005 by $356,000, or 3.7%, from $9,697,000 during 2004 to $10,053,000 in 2005. This increase was primarily the result of regular annual salary adjustments, the accrual of incentives paid to employees and in the amount of commissions paid due to the increase in investor center income. Occupancy expense increased significantly by $245,000, or 24.5%, from $1,000,000 in 2004 to $1,245,000 in 2005. Increased depreciation expense relating to the expansion of the Keokuk Street office in 2004 and to the new West Liberty office built in 2005, higher property taxes and increased utility costs were the primary reasons for the greater expense. Equipment expense increased by $167,000, or 9.0%, to $2,026,000 in 2005 from $1,859,000 in 2004. This increase reflects the increased depreciation and amortization costs associated with the purchase of new furniture and equipment during 2004 for the Keokuk Street office, during 2005 for the West Liberty office and increased software and maintenance costs on computer hardware and software. Office supplies, postage and telephone expense decreased by $9,000, or 0.8%, from $1,108,000 in 2004 to $1,099,000 in 2005. Other operating expense increased by $204,000, or 7.1%, from $2,887,000 in 2004 to $3,091,000 in 2005. Other operating expenses include marketing, charitable and public relations expense, loan collection and legal costs, outside professional fees and the charge off of fraudulent, forged or otherwise uncollectible items. The increase this year is directly attributable to increased professional fees for various engagements related to technology risk assessments, audits, and consulting.

Income Tax Expense. Federal and State income tax expense for 2005 totaled $2,876,000 compared to $3,149,000 for 2004. The decrease is a direct result of the lower level of pre-tax earnings experienced this year compared to last year.

Analysis of Financial Condition

September 30, 2007 to December 31, 2006

Loans

ISBF’s loan portfolio increased $13,363,000, or 3.5 percent, to $391,975,000 on September 30, 2007 from $378,612,000 on December 31, 2006. Most of this increase was in the commercial, financial and agricultural loan category, which increased $9,486,000, or 10.6%, from $89,284,000 at December 31, 2006 to $98,770,000 at September 30, 2007. As of September 30, 2007, ISBF’s loan to deposit ratio was 78.5 percent, compared with 76.8 percent at December 31, 2006.

ISBF’s loan portfolio largely reflects the profile of the communities in which it operates. Total real estate loans (including 1-4 family residential and commercial construction) were $283,383,000 as of September 30, 2007 compared with $279,441,000 as of December 31, 2006. Real estate loans were ISBF’s largest category of loans, comprising 72.3 percent of total loans at September 30, 2007 and 73.8 percent at December 31, 2006. Commercial, financial and agricultural loans are the next largest category of loans at September 30, 2007, totaling approximately $98,770,000, or 25.2 percent of total loans, compared with $89,284,000, or 23.6 percent of loans, at December 31, 2006. The remaining 2.5 percent of the portfolio as of September 30, 2007 consisted of $9,822,000 in consumer and other loans compared with $9,887,000 as of December 31, 2006.

The following table shows the composition of ISBF’s loan portfolio as of the dates indicated.

	September 30, 2007		December 31,
			2006		2005		2004		2003		2002
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(dollars in thousands)
Commercial, Financial and Agricultural	$98,770	25.2%	$89,284	23.6%	$83,291	22.5%	$69,586	20.7%	$78,158	24.3%	$74,908	25.7%
Real estate:
Construction	29,416	7.5	31,133	8.2	34,461	9.3	33,401	10.0	27,039	8.4	21,684	7.4
Mortgage	253,967	64.8	248,308	65.6	242,710	65.4	221,825	66.1	204,586	63.5	179,824	61.7
Loans to individuals	9,429	2.4	9,475	2.5	10,126	2.7	10,422	3.1	11,910	3.7	14,792	5.1
All other	393	0.1	412	0.1	261	0.1	317	0.1	325	0.1	395	0.1

Total loans(1)	$391,975	100.0%	$378,612	100.0%	$370,849	100.0%	$335,551	100.0%	$322,018	100.0%	$291,603	100.0%

Total assets	$682,085		$668,671		$669,769		$635,713		$613,420		$574,275

Loans to total assets		57.5%		56.6%		55.4%		52.8%		52.5%		50.8%

The following table sets forth the remaining maturities for certain loan categories as of December 31, 2006.

		Due in One to Five Years			Total for Loans Due Within One Year Having:		Total for Loans Due After One Year Having:
	Due Within One Year		Due After Five Years	Total	Fixed Rates	Variable Rates	Fixed Rates	Variable Rates
	(in thousands)
Commercial, Financial and Agricultural	$43,810	$40,106	$5,368	$89,284	$18,271	$25,539	$33,453	$12,021
Real estate:
Construction	26,341	4,792	—	31,133	13,536	12,805	1,240	3,552
Mortgage	44,928	144,248	59,132	248,308	36,896	8,032	154,075	49,305
Loans to individuals	4,647	4,647	154	9,475	4,263	384	4,740	88
All other	—	—	412	412	—	—	412	—

Total loans	$119,726	$193,820	$65,066	$378,612	$72,966	$46,760	$193,920	$64,966

Loan Quality

Total loans increased 3.5 percent during the nine months ended September 30, 2007 to $391,975,000. Non-performing loans as of September 30, 2007 totaled $1,851,000, or 0.5 percent of total loans. This represents an increase of $1,085,000, or 141.6 percent, when compared with the December 31, 2006 amount of $766,000, or 0.2 percent of total loans. Non-performing loans consist of nonaccrual loans, loans past due 90 days and still accruing, and troubled debt restructurings. Nonaccrual loans increased $1,273,000 to a September 30, 2007 total of $1,644,000. Much of this increase related to one commercial real estate credit with a total of approximately $588,000 outstanding while seven other credits comprise the remaining $497,000. Loans past due 90 days and over as of September 30, 2007 totaled $207,000, a decrease of $188,000 compared with the December 31, 2006 total. There were no troubled debt restructurings on either September 30, 2007 or on December 31, 2006.

The following table provides information on ISBF’s non-performing loans as of the dates indicated.

	September 30, 2007	December 31,
		2006	2005	2004	2003	2002
	(dollars in thousands)
90 days past due	$207	$395	$302	$151	$532	$602
Restructured	—	—	—	—	—	—
Nonaccrual	1,644	371	455	395	527	997

Total non-performing loans	$1,851	$766	$757	$546	$1,059	$1,599

Ratio of nonperforming loans to total loans	0.47%	0.20%	0.20%	0.16%	0.33%	0.55%

The allowance for loan losses was $5,622,000 as of September 30, 2007 and totaled $5,298,000 as of December 31, 2006. The allowance represented 1.43 percent of total loans as of September 30, 2007 and 1.40 percent of total loans as of December 31, 2006. Additions to the allowance for the nine months through September 30, 2007 were the result of growth in commercial, financial and agricultural loans as well as 1-4 family residential loans. The allowance as a percentage of non-performing loans was 303.7 percent on September 30, 2007 and 691.6 percent on December 31, 2006. The decrease in the percentage of the allowance relative to non-performing loans from December 31, 2006 to September 30, 2007 reflects the increase in nonaccrual loans mentioned earlier. Net loan charge offs were $101,000, or 0.02 percent of loans, through the nine months ended September 30, 2007. This compares with net loan charge-offs of $479,000, or 0.13 percent of loans, for the year ended December 31, 2006. The allowance for loan losses is maintained at a level considered by management to be adequate to provide for loan losses inherent in the portfolio at the balance sheet date; however, there can be no guarantee that additional provisioning will not be required or that the allowance will be sufficient to cover losses on the portfolio.

The following table sets forth loans charged-off and recovered by the type of loan and an analysis of the allowance for loan losses for the years indicated.

	Nine months ended September 30, 2007	Year ended December 31,
		2006	2005	2004	2003	2002
	(dollars in thousands)
Amount of loans outstanding at end of period (net of unearned interest)	$391,975	$378,612	$370,849	$335,551	$322,018	$291,603

Average amount of loans outstanding for the period (net of unearned interest)	$386,552	$379,554	$354,169	$336,190	$308,403	$316,985

Allowance for loan losses at beginning of period	$5,298	$5,227	$4,894	$5,553	$5,233	$6,108

Charge-offs:
Commercial, Financial and Agricultural	186	413	29	613	246	1,460
Real estate:
Construction	—	—	—	—	—	252
Mortgage	—	63	99	241	49	247
Loans to Individuals	18	106	36	103	178	371
All Other	—	—	11	10	1	12

Total charge-offs	204	582	175	967	474	2,342

Recoveries:
Commercial, Financial and Agricultural	81	34	129	51	16	93
Real estate:
Construction	—	—	—	—	—	2
Mortgage	—	29	46	24	65	2
Loans to Individuals	22	40	31	37	52	33
All Other	—	—	2	1	1	1

Total recoveries	103	103	208	113	134	131

Net loans charged off (recovered)	101	479	(33)	854	340	2,211
Provision for loan losses	425	550	300	195	660	1,336

Allowance for loan losses at end of period	$5,622	$5,298	$5,227	$4,894	$5,553	$5,233

Net loans charged off (recovered) to average loans	0.03%	0.13%	(0.01)%	0.26%	0.11%	0.70%
Allowance for loan losses to total loans at end of period	1.43%	1.40%	1.41%	1.46%	1.72%	1.79%

ISBF has allocated the allowance for loan losses to provide for loan losses within the categories of loans set forth in the table below. The allocation of the allowance and the ratio of loans within each category to total loans as of the dates indicated are as follows:

	September 30, 2007
	Allowance Amount	Percent of Loans to Total Loans
	(dollars in thousands)
Commercial, Financial and Agricultural	$1,862	25.2%
Real estate:
Construction	469	7.5%
Mortgage	2,935	64.8%
Loans to Individuals	355	2.4%
All Other	1	0.1%

Total	$5,622	100.0%

	December 31,
	2006		2005		2004		2003		2002
	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans
	(dollars in thousands)
Commercial, Financial and Agricultural	$2,389	23.6%	$2,299	22.5%	$2,117	20.7%	$2,656	24.3%	$2,082	25.7%
Real estate:
Construction	553	8.2%	589	9.3%	604	10.0%	472	8.4%	401	7.4%
Mortgage	2,258	65.6%	2,189	65.4%	2,004	66.1%	2,293	63.5%	2,580	61.7%
Loans to Individuals	98	2.5%	126	2.7%	163	3.1%	130	3.7%	170	5.1%
All Other	—	0.1%	24	0.1%	6	0.1%	2	0.1%	—	0.1%

Total	$5,298	100.0%	$5,227	100.0%	$4,894	100.0%	$5,553	100.0%	$5,233	100.0%

Investment Securities

ISBF manages its investment portfolio to provide both a source of liquidity and earnings. The portfolio largely consists of U.S. Government agency securities, corporate securities, mortgage-backed securities and municipal bonds. Investment securities available for sale totaled $234,966,000 on September 30, 2007 compared to $239,486,000 at December 31, 2006. ISBF’s investment in available for sale securities balances was reduced to fund loan growth during the nine months ended September 30, 2007. Securities classified as held to maturity decreased by $9,000 to a balance of $104,000 on September 30, 2007.

The following table sets forth certain information with respect to the book value of ISBF’s investment portfolio as of September 30, 2007 and December 31, 2006, 2005 and 2004.

	September 30, 2007	December 31,
		2006	2005	2004
	(in thousands)
Securities available for sale:
U.S. treasury	$—	$—	$1,982	$3,960
U.S. government agency securities and corporations	68,780	85,462	69,800	76,017
States and political subdivisions	79,526	69,744	64,529	66,059
Mortgage-backed and collateralized mortgage obligations	73,205	76,973	99,731	108,335
Other securities	13,455	7,307	1,116	965

Total securities available for sale	234,966	239,486	237,158	255,336

Securities held to maturity:
U.S. treasury	—	—	—	—
U.S. government agency securities and corporations	—	—	—	—
States and political subdivisions	104	113	175	242
Mortgage-backed and collateralized mortgage obligations	—	—	—	—
Other securities	—	—	—	—

Total securities held to maturity	104	113	175	242

Total investment securities	$235,070	$239,599	$237,333	$255,578

The following table sets forth the contractual maturities of investment securities as of September 30, 2007, and the weighted average yields for tax-exempt obligations on a fully tax-equivalent basis assuming a 34% tax rate of such securities. As of September 30, 2007, ISBF held no securities with a book value exceeding 10% of Shareholders’ equity.

	Maturity
	Within One Year		After One but Within Five Years		After Five but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Securities available for sale:
U.S. government agency securities and corporations	$23,337	3.94%	$29,596	4.87%	$14,831	4.94%	$1,016	5.54%
States and political subdivisions	11,090	5.09	34,629	5.14	24,920	5.40	8,887	5.85
Mortgage-backed and collateralized mortgage obligations	180	4.98	2,427	4.21	7,306	4.40	63,292	4.83
Other securities	—	—	2,038	5.04	—	—	11,417	5.34

Total securities available for sale	$34,607	4.31	$68,690	4.98	$47,057	5.10	$84,612	5.01

Securities held to maturity:
Obligations of states and political subdivisions	—	—	104	8.47	—	—	—	—

Total securities held to maturity	—	—	104	8.47	—	—	—	—

Total investment securities	$34,607	4.31%	$68,794	4.99%	$47,057	5.10%	$84,612	5.01%

Goodwill and Other Intangible Assets

Goodwill totaled $4,356,000 as of September 30, 2007 and December 31, 2006. Goodwill is subject to testing for impairment on an annual basis in accordance with the provisions of FASB Statement No. 142 “Goodwill and Other Intangible Assets.” No impairment write-down of goodwill was recorded in 2007 or 2006. Other intangible assets increased to $300,000 as of September 30, 2007, reflecting the addition of mortgage servicing rights, compared with $44,000 on December 31, 2006. The mortgage servicing rights are being amortized using a straight-line method based over the estimated life of these rights.

Deposits

Total deposits were $499,212,000 on September 30, 2007 compared with $492,901,000 as of December 31, 2006, an increase of $6,311,000, or 1.3 percent. Deposit growth occurred mainly in the time certificates of deposit category while noninterest-bearing demand and savings and interest-bearing demand deposits declined. As of September 30, 2007, time certificates of deposit were the largest component of ISBF’s deposit base representing approximately 51.1 percent of total deposits. This compares with 46.6 percent of total deposits on December 31, 2006. Savings and interest-bearing demand deposits were the next largest category at 36.3 percent, while noninterest-bearing demand deposits comprised 12.6 percent of total deposits at September 30, 2007. ISBF does not utilize brokered deposits as a source of funds.

The following table sets forth the average amount of, and the average rate paid on, deposits by deposit category for the periods indicated.

	September 30, 2007
	Average Balance	Rate
	(dollars in thousands)
Non-interest bearing demand deposits	$64,244	N/A
Savings and interest-bearing demand (NOW and money market)	192,425	1.63%
Time deposits	245,415	4.71

Total deposits	$502,084	2.93%

	December 31,
	2006		2005		2004
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
	(dollars in thousands)
Non-interest bearing demand deposits	$62,650	N/A	$70,642	N/A	$75,306	N/A
Savings and interest-bearing demand (NOW and money market)	205,074	1.48%	193,981	0.92%	180,070	0.62%
Time deposits	228,309	4.08	210,069	3.05	206,786	2.57

Total deposits	$496,033	2.49%	$474,692	1.73%	$462,162	1.39%

The following table summarizes certificates of deposit in amounts of $100,000 or more by time remaining until maturity as of September 30, 2007 and December 31, 2006. These time deposits are made by individuals, corporations and public entities, all of which are located in ISBF’s market area or are State of Iowa public funds.

	September 30, 2007	December 31, 2006
	(in thousands)
Three months or less	$32,605	$19,136
Over three through six months	8,869	15,747
Over six months through one year	20,525	22,574
Over one year	13,641	12,220

Total	$75,640	$69,677

Federal Home Loan Bank Advances

ISBF has utilized Federal Home Loan Bank advances as an alternate source of funds to supplement deposits. As of September 30, 2007, the banks had borrowed $43,500,000 in fixed-rate advances from the Federal Home Loan Bank of Des Moines. Advances from the Federal Home Loan Bank at September 30, 2007 decreased $2,520,000 from December 31, 2006 as part of a strategic plan to reduce the banks’ dependence on alternative funding sources in a rising interest rate environment.

	September 30, 2007
	Balance	Average Rate
Federal Home Loan Bank advances	$43,500	4.80%
Federal funds purchased and repurchase agreements	58,749	3.38

Total	$102,246	3.98%

	December 31,
	2006		2005		2004
	Balance	Average Rate	Balance	Average Rate	Balance	Average Rate
Federal Home Loan Bank advances	$46,020	4.44%	$59,700	4.48%	$61,000	4.44%
Federal funds purchased and repurchase agreements	51,929	3.72	45,048	2.21	31,082	0.54

Total	$97,949	4.06%	$104,748	3.50%	$92,082	3.12%

The maximum amount of borrowed funds outstanding at any month end for the nine months ended September 30, 2007 and 2006 and the years ended December 31, 2006, 2005, 2004 were as follows:

	September 30,		December 31,
	2007	2006	2006	2005	2004
			(in thousands)
Federal Home Loan Bank advances	$46,020	$62,700	$62,700	$64,000	$63,000
Federal funds purchased and repurchase agreements	58,749	52,183	53,949	48,403	55,633

The following table sets forth the average amount of and the average rate paid on borrowed funds for the nine months ended September 30, 2007 and the years ended December 31, 2006, 2005 and 2004.

	Nine months ended September 30, 2007
	Average Balance	Average Rate
	(dollars in thousands)
Federal Home Loan Bank advances	$43,625	4.53%
Federal funds purchased and repurchase agreements	51,666	4.20

Total	$95,291	4.35%

	Year ended December 31,
	2006		2005		2004
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(dollars in thousands)
Federal Home Loan Bank advances	$53,730	4.53%	$61,340	4.45%	$61,100	4.42%
Federal funds purchased and repurchase agreements	48,378	3.88	37,548	1.94	41,458	0.74

Total	$102,108	4.22%	$98,888	3.50%	$102,558	2.93%

Capital Resources

As of September 30, 2007, total shareholders’ equity was $75,992,000. Total equity increased by $2,783,000 during the nine months ended September 30, 2007 from $73,209,000 at December 31, 2006 as a result of the retention of earnings and a reduction in unrealized losses on securities available for sale.

Shareholders’ equity as a percentage of total assets was 11.1 percent on September 30, 2007, versus 10.9 percent on December 31, 2006. Tangible shareholders’ equity was 10.6 percent at September 30, 2007 and 10.4 percent at December 31, 2006. Tangible equity is the ratio of shareholders’ equity less goodwill in proportion to total assets less goodwill.

ISBF’s risk-based Tier 1 core capital ratio was 15.85 percent as of September 30, 2007, and the total capital ratio was 17.07 percent. Risk-based capital guidelines require the classification of assets and some off-balance-sheet items in terms of credit-risk exposure and the measuring of capital as a percentage of the risk-adjusted asset totals. Tier 1 core capital is ISBF’s total common shareholders’ equity reduced by goodwill. Total capital adds the allowance for loan losses to the Tier 1 capital amount. As of December 31, 2006, ISBF’s Tier 1 capital ratio was 14.69 percent, and the total capital ratio was 15.79 percent. They exceeded the minimum regulatory requirements of 4.0 percent for Tier 1 capital and 8.0 percent for total capital. ISBF’s Tier 1 leverage ratio, which measures Tier 1 capital in relation to total assets, was 10.74 percent as of September 30, 2007 and 10.54 percent at December 31, 2006, exceeding the regulatory minimum requirement range of 3.0 percent to 5.0 percent.

ISBF’s common stock book value per share was $14.73 at September 30, 2007, which compares with $14.14 per share at December 31, 2006. Tangible book value per share was $13.88 on September 30, 2007 compared with $13.29 on December 31, 2006.

Liquidity

Liquidity management involves the ability to meet the cash flow requirements of depositors and borrowers. Liquidity management is conducted by ISBF on both a daily and long-term basis. ISBF adjusts its investments in liquid assets based upon management’s assessment of expected loan demand, projected loan sales, expected deposit flows, yields available on interest-bearing deposits and the objectives of its asset/liability management program. Excess liquidity is invested generally in short-term U.S. Government and agency securities, short-term state and political subdivision securities, and other investment securities.

Liquid assets of cash on hand, balances due from other banks and federal funds sold are maintained to meet customer needs. ISBF had liquid assets of $22,534,000 as of September 30, 2007, compared with $17,449,000 as of December 31, 2006. Investment securities classified as available for sale and securities and loans maturing within one year totaled $164,331,000 and $158,454,000 as of September 30, 2007 and December 31, 2006, respectively. Assets maturing within one year, combined with liquid assets, were 37.4 percent at September 30, 2007 and 35.7 percent at December 31, 2006 of total deposits as of the same dates.

ISBF’s principal sources of funds are deposits, advances from the Federal Home Loan Bank, principal repayments on loans, proceeds from the sale of loans, proceeds from the maturity and sale of investment securities, its commercial bank line of credit and funds provided by operations. While scheduled loan amortization and maturing interest-bearing deposits are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by economic conditions, the general level of interest rates and competition. ISBF utilizes particular sources of funds based on comparative costs and availability. ISBF has generally managed the pricing of its deposits to maintain a steady deposit base but has from time to time decided not to pay rates on deposits as high as its competition.

Liquidity measures the ability of ISBF to meet maturing obligations and its existing commitments, to withstand fluctuations in deposit levels, to fund its operations, and to provide for customers’ credit needs. The liquidity of ISBF primarily depends upon cash flows from operating, investing, and financing activities. Net cash provided by operating activities, consisting primarily of net income, was $6,418,000 through the nine months ended September 30, 2007 compared to $8,884,000 net cash provided by operating activities, also consisting primarily of net income, for the year ended December 31, 2006. Net cash used in investing activities, consisting principally of loans made to customers (net of collections) and federal funds sold (net), was $16,956,000 for the nine months ended September 30, 2007 and net cash provided by investing activities was $1,364,000 for the year ended December 31, 2006, consisting primarily of a reduction in the amount of federal funds sold. Net cash provided by financing activities, consisting primarily of increased deposits from customers as well as increased federal funds purchased and securities sold under agreements to repurchase, for the first nine months of 2007 was $8,448,000; and for the year ended December 31, 2006, the net cash used was $9,521,000, consisting principally of the repayment of Federal Home Loan Bank borrowings at the subsidiary banks.

As of September 30, 2007, ISBF had outstanding commitments to extend credit to borrowers of $113,540,000, issued standby letters of credit of $1,947,000 and had commitments to sell loans of $11,384,000. Certificates of deposit maturing in one year or less totaled $215,355,000 as of September 30, 2007. Management believes that a significant portion of these deposits will remain with ISBF. As of September 30, 2007, ISBF anticipated that it had sufficient funds available to fund its loan commitments.

The declaration of dividends are subject to, among other things, ISBF’s financial condition and results of operations, the bank’s compliance with regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. The payment of dividends is dependent upon ISBF having adequate cash or other assets that can be converted into cash to pay dividends to its stockholders. See “Business of ISBF—Supervision and Regulation” for a more detailed discussion of the factors and requirements regarding the payment of dividends.

Asset-Liability Management

ISBF’s strategy with respect to asset-liability management has been to maximize net interest income while limiting exposure to risks associated with volatile interest rates. This strategy is implemented by the banks’ asset/liability committees that take action based upon their analysis of expected changes in the composition and volumes of the balance sheet and the fluctuations in market interest rates. One of the measures of interest-rate sensitivity is the gap ratio. This ratio indicates the amount of interest-earning assets repricing within a given period in comparison to the amount of interest-bearing liabilities repricing within the same period of time. A gap ratio of 1.0 indicates a matched position, in which case the effect on net interest income due to interest rate movements will be minimal. A gap ratio of less than 1.0 indicates that more liabilities than assets reprice within the time period and a ratio greater than 1.0 indicates that more assets reprice than liabilities.

As of September 30, 2007, ISBF’s cumulative gap ratios for assets and liabilities repricing within three months and within one year were 0.60 and 0.77, respectively, meaning more liabilities than assets are repriceable within these periods. The gap position is largely the result of classifying interest-bearing demand deposit accounts, money market accounts and savings accounts as immediately repriceable. Historically, ISBF has not repriced these accounts as frequently or as quickly as it adjusts the rates on new and renewing certificates of deposit.

The following table sets forth the scheduled repricing or maturity of ISBF’s consolidated assets and liabilities as of September 30, 2007, based on the assumptions described below. The effect of these assumptions is to quantify the dollar amount of items that are interest rate sensitive and can be repriced within each of the periods specified. The table does not necessarily indicate the impact of general interest rate movements on ISBF’s interest margin because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond ISBF’s control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes.

	Three Months or Less	Over Three Months to One Year	One to Three Years	Three Years or More	Total
	(dollars in thousands)
Interest earning assets:
Loans	$96,993	$90,496	$142,504	$63,127	$393,120
Investment securities:
Taxable investments	23,603	37,582	55,923	48,042	165,150
Tax exempt investments	4,850	10,853	22,119	37,292	75,114

Total investment securities	28,453	48,435	78,042	85,334	240,264
Federal funds sold and interest-bearing balances	10,398	22	—	—	10,420

Total interest earning assets	135,844	138,953	220,546	148,461	643,804

Interest-bearing liabilities:
Savings and interest-bearing demand deposits	65,248	—	36,470	79,720	181,438
Time Certificates of deposit	103,356	112,125	36,568	2,946	254,995

Total deposits	168,604	112,125	73,038	82,666	436,433
Federal funds purchased and repurchase agreements	53,233	5,516	—	—	58,749
Federal Home Loan Bank advances	4,000	13,500	26,000	—	43,500
Other long-term debt	1,556	—	—	42	1,598

Total interest-bearing liabilities	227,393	131,141	99,038	82,708	540,280
Interest sensitivity gap per period	$(91,549)	$7,812	$121,508	$65,753

Cumulative interest sensitivity gap	$(91,549)	$(83,737)	$37,771	$103,524

Interest sensitivity gap ratio	0.60%	1.06%	2.23%	1.80%
Cumulative interest sensitivity gap ratio	0.60%	0.77%	1.08%	1.19%

In the table above, NOW accounts and savings deposits are allocated across the repricing periods based on deposit studies of account behavior.

December 31, 2006 to December 31, 2005

Loans

ISBF’s loan portfolio increased $7,763,000, or 2.1 percent, to $378,612,000 on December 31, 2006 from $370,849,000 on December 31, 2005. Most of this increase was split evenly between the commercial, financial and agricultural loan category and the 1-4 family residential mortgages category. As of December 31, 2006, ISBF’s loan to deposit ratio was 76.8 percent, compared with 75.3 percent at December 31, 2005.

ISBF’s loan portfolio largely reflects the profile of the communities in which it operates. Total real estate loans (including 1-4 family residential and commercial construction) were $279,441,000 as of December 31, 2006 compared with $277,171,000 as of December 31, 2005. Real estate loans were ISBF’s largest category of loans, comprising 73.8 percent of total loans at year-end 2006 and 74.7 percent at December 31, 2005. Commercial, financial and agricultural loans were the next largest category of loans at December 31, 2006, totaling approximately $89,284,000 or 23.6 percent of total loans compared with $83,291,000 or 22.5 percent of loans at December 31, 2005. The remaining 2.6 percent of the portfolio as of December 31, 2006 consisted of $9,887,000 in consumer and other loans compared with $10,387,000 as of December 31, 2005.

The tables on page     show the composition of ISBF’s loan portfolio and the remaining maturities as of the dates indicated.

Loan Quality

Total loans increased 2.1 percent during 2006 to $378,612,000 as of December 31, 2006. Non-performing loans as of December 31, 2006 totaled $766,000 or 0.2 percent of total loans. The year-end 2006 total of non-performing assets increased $9,000 or 1.2 percent when compared with the December 31, 2005 amount of $757,000 or 0.2 percent of total loans. Nonaccrual loans decreased $84,000 to a December 31, 2006 total of $371,000. Loans past due 90 days and over as of year-end 2006 totaled $395,000, an increase of $93,000 compared with the year-end 2005 total. There were no troubled debt restructurings on either December 31, 2006 or 2005.

The table on page     provides information on ISBF’s non-performing loans as of the dates indicated.

The allowance for loan losses was $5,298,000 on December 31, 2006 and totaled $5,227,000 as of December 31, 2005. The allowance represented 1.40 percent of total loans at December 31, 2006 and 1.41 percent of loans on December 31, 2005. Additions to the allowance for the year 2006 were the result of growth in commercial, financial and agricultural loans as well as 1-4 family residential loans. The allowance as a percentage of non-performing loans was 691.6 percent on December 31, 2006 and 690.5 percent on December 31, 2005. The percentage of the allowance relative to non-performing loans reflected a high quality loan portfolio. Net loan charge offs were $479,000 or 0.13 percent of average loans during 2006 compared with 2005 net recoveries of $33,000 or (0.01) percent of average loans.

The table on page     sets forth loans charged-off and recovered by the type of loan and an analysis of the allowance for loan losses for the periods indicated. Additionally, the table on page     sets forth the allocation of the allowances and the ratio of loans within each category to total loans.

Investment Securities

As of December 31, 2006, the investment securities portfolio largely consisted of U.S. Government agency securities, corporate securities, mortgage-backed securities, and municipal bonds. Investment securities available for sale totaled $239,486,000 on December 31, 2006 compared to $237,158,000 at December 31, 2005. ISBF’s investment in available for sale securities remained relatively stable from the end of 2005 to the end of 2006 as management did not view 2006 as a year for growth, given the flattening of the yield curve. Securities classified as held to maturity decreased by $62,000 to a balance of $113,000 on December 31, 2006.

The table on page     sets forth certain information with respect to the book value of ISBF’s investment portfolio as of the dates indicated.

The following table sets forth the contractual maturities of investment securities as of December 31, 2006, and the weighted average yields (for tax-exempt obligations on a fully tax-equivalent basis assuming a 34% tax rate) of such securities. As of December 31, 2006, ISBF held no securities with a book value exceeding 10% of shareholders’ equity.

	Maturity
	Within One Year		After One but Within Five Years		After Five but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Securities available for sale:
U.S. government agency securities	$31,313	$3.63%	$41,238	4.01%	$11,879	4.74%	$1,032	5.54%
States and political subdivisions	7,373	4.78	29,937	4.77	24,882	5.22	7,552	5.83
Mortgage-backed and collateral mortgage obligations	135	4.80	2,773	4.23	9,460	4.34	64,605	4.39
Other securities	—	—	—	—	—	—	7,307	5.08

Total securities available for sale	$38,821	3.85	$73,948	4.33	$46,221	4.92	$80,496	4.60

Securities held to maturity:
Obligations of states and political subdivisions	—	—	—	—	113	8.48	—	—

Total securities held to maturity	—	—	—	—	113	8.48	—	—

Total investment securities	$38,821	3.85%	$73,948	4.33%	$46,334	4.93%	$80,496	4.60%

Goodwill and Other Intangible Assets

Goodwill totaled $4,356,000 on December 31, 2006 and at December 31, 2005. Goodwill is subject to testing for impairment on an annual basis in accordance with the provisions of FASB Statement No. 142 “Goodwill and Other Intangible Assets.” No impairment write-down of goodwill was recorded in 2006 or 2005. Other intangible assets totaling $44,000 were added during 2006 and reflect the remaining unamortized premium paid for the fall 2005 buy-out of the Melbourne Office Insurance Agency, a division of First State Bank, from its previous agent who retired. Amortization of this intangible asset is recorded using a straight–line method based on the estimated life of the customer list.

Deposits

Total deposits were $492,901,000 on December 31, 2006 compared with $492,581,000 as of December 31, 2005, an increase of only $320,000 or 0.1 percent. 2006 was a year of defensive deposit activity where growth was not nearly as evident as the change in the mix of deposits. Balances of both noninterest-bearing demand deposits and savings and interest-bearing demand deposits declined while time certificates of deposit increased. As of December 31, 2006, time certificates of deposit were the largest component of ISBF’s deposit base representing approximately 46.6 percent of total deposits. This compared with 44.5 percent of total deposits on December 31, 2005. Savings and interest-bearing demand deposits were the next largest category at 40.4 percent, while noninterest-bearing demand deposits comprised 13.0 percent of total deposits at December 31, 2006. ISBF did not utilize brokered deposits as a source of funds.

The table on page     sets forth the average amount of and the average rate paid on deposits by deposit category for the years indicated.

Federal Home Loan Bank Advances

As of December 31, 2006, ISBF’s subsidiary banks had borrowed $46,020,000 in fixed-rate advances from the Federal Home Loan Bank of Des Moines. Advances from the Federal Home Loan Bank at year-end 2006 decreased $13,680,000 from 2005 as part of a strategic plan to reduce the banks’ dependence on alternative funding sources in a rising interest rate environment.

The table on page      summarizes the outstanding amount of and the average rate on borrowed funds as of the dates indicated.

Contractual Obligations and Other Commitments

The following table summarizes contractual obligations and other commitments as of December 31, 2006:

Payments due by Period:

Contractual obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(Amounts in thousands)
Time certificates of deposit	$229,735	$182,007	$45,282	$2,446	$—
Federal funds purchased and repurchase agreements	51,929	51,929	—	—	—
Federal Home Loan Bank advances	46,020	19,020	26,500	500	—
Long-term debt	1,217	42	115	164	896
Lines of credit	—	—	—	—	—
Noncancelable operating leases and capital lease obligations	333	25	53	58	197

Total	$329,234	$253,023	$71,950	$3,168	$1,093

Amount of Commitment—Expiration by Period:
Commitments to lend to borrowers	$101,121	$62,500	$16,516	$4,246	$17,859
Commitments to purchase (sell) loans	(8,887)	(8,887)	—	—	—
Standby letters of credit	2,048	1,973	—	—	75

Total	$94,282	$55,586	$16,516	$4,246	$17,934

Capital Resources

As of December 31, 2006, total shareholders’ equity was $73,209,000. Total equity increased by $4,250,000 in 2006 from $68,959,000 at December 31, 2005 as a result of the retention of earnings and a reduction in unrealized losses arising during the year on securities available for sale.

Shareholders’ equity as a percentage of total assets was 10.9 percent on December 31, 2006, versus 10.3 percent on December 31, 2005. Tangible shareholders’ equity was 10.4 percent at the end of 2006 and 9.7 percent at year-end 2005. Tangible equity is the ratio of shareholders’ equity less goodwill and intangible assets in proportion to total assets less goodwill and intangible assets.

ISBF’s risk-based Tier 1 core capital ratio was 14.69 percent as of December 31, 2006, and the Total Capital ratio was 15.79 percent. Risk-based capital guidelines require the classification of assets and some off-balance-sheet items in terms of credit-risk exposure and the measuring of capital as a percentage of the risk-adjusted asset totals. Tier 1 core capital is ISBF’s total common shareholders’ equity reduced by goodwill. Total Capital adds the allowance for loan losses to the Tier 1 capital amount. As of December 31, 2005, ISBF’s Tier 1 capital ratio was 15.65 percent, and the Total Capital ratio was 16.86 percent. They exceeded the minimum regulatory requirements of 4.0 percent for Tier 1 capital and 8.0 percent for Total Capital. ISBF’s Tier 1 Leverage ratio, which measures Tier 1 capital in relation to total assets, was 10.54 percent as of December 31, 2006 and 10.33 percent at December 31, 2005, exceeding the regulatory minimum requirement range of 3.0 percent to 5.0 percent.

ISBF’s common stock book value per share was $14.14 at December 31, 2006, which compares $13.18 per share on December 31, 2005. Tangible book value per share was $13.29 on December 31, 2006 compared with $12.34 on December 31, 2005.

Liquidity

Liquid assets of cash on hand, balances due from other banks, and federal funds sold are maintained to meet customer needs. ISBF had liquid assets of $17,449,000 as of December 31, 2006, compared with $28,047,000 as of December 31, 2005. Investment securities classified as available for sale and securities and loans maturing within one year totaled $158,454,000 and $140,809,000 as of December 31, 2006 and 2005, respectively. Assets maturing within one year, combined with liquid assets, were 35.7 percent at December 31, 2006 and 34.3 percent at December 31, 2005 of total deposits as of the same dates.

Liquidity measures the ability of ISBF to meet maturing obligations and its existing commitments, to withstand fluctuations in deposit levels, to fund its operations, and to provide for customers’ credit needs. The liquidity of ISBF primarily depends upon cash flows from operating, investing, and financing activities. Net cash provided by operating activities, consisting primarily of net income, was $8,884,000 in 2006 compared to the $9,226,000 net cash provided by operating activities, consisting primarily of net income and net funds received from the sale of loans held for sale, for the year 2005. Net cash provided by investing activities was $1,364,000 for the year ended December 31, 2006, consisting primarily of a reduction in the amount of federal funds sold, and net cash used by investing activities was $35,617,000 for the year ended December 31, 2005, consisting primarily of an increase in the amount of loans made to customers (net of collections), federal funds sold and purchases of bank-owned life insurance. Net cash used by financing activities, consisting principally of the repayment of Federal Home Loan Bank borrowings at the subsidiary banks, for 2006 was $9,521,000; and for the year ended December 31, 2005 the net cash provided by financing activities was $29,321,000, consisting primarily of increases in deposits, federal funds purchased and securities sold under agreements to repurchase at the subsidiary banks.

ISBF anticipates that it will have sufficient funds available to fund its loan commitments. As of December 31, 2006, ISBF had outstanding commitments to extend credit to borrowers of $101,121,000, issued standby letters of credit of $2,048,000 and had commitments to sell loans of $8,887,000. Certificates of deposit maturing in one year or less totaled $182,007,000 as of December 31, 2006. Management believes that a significant portion of these deposits will remain with ISBF.

Asset-Liability Management

As of December 31, 2006, ISBF’s cumulative gap ratios for assets and liabilities repricing within three months and within one year were 0.41 and 0.49 respectively, meaning more liabilities than assets are repriceable within these periods. The gap position was largely the result of classifying interest-bearing demand deposit accounts, money market accounts, and savings accounts as immediately repriceable. Historically, ISBF has not repriced these accounts as frequently or as quickly as it adjusts the rates on new and renewing certificates of deposit.

The following table sets forth the scheduled repricing or maturity of ISBF’s consolidated assets and liabilities as of December 31, 2006.

	Three Months or Less	Over Three Months to One Year	One to Three Years	Three Years or More	Total
	(dollars in thousands)
Interest earning assets:
Loans	$92,972	$55,993	$112,155	$119,914	$381,034
Investment securities:
Taxable investments	25,729	32,034	60,334	62,509	180,606
Tax exempt investments	2,854	9,548	15,709	36,386	64,497

Total investment securities	28,583	41,582	76,043	98,895	245,103
Federal funds sold and interest-bearing balances	3,257	—	—	—	3,257

Total interest earning assets	124,812	97,575	188,198	218,809	629,394

Interest-bearing liabilities:
Savings and interest-bearing demand deposits	199,121	—	—	—	199,121
Time certificates of deposit	55,064	126,927	45,324	2,447	229,762

Total deposits	254,185	126,927	45,324	2,447	428,883
Federal funds purchased and repurchase agreements	45,929	6,000	—	—	51,929
Federal Home Loan Bank advances	6,520	12,500	26,500	500	46,020
Other long-term debt	7	23	65	1,455	1,550

Total interest-bearing liabilities	306,641	145,450	71,889	4,402	528,382

Interest sensitivity gap per period	$(181,829)	$(47,875)	$116,309	$214,407

Cumulative interest sensitivity gap	$(181,829)	$(229,704)	$(113,395)	$101,012

Interest sensitivity gap ratio	0.41%	0.67%	2.62%	49.71%
Cumulative interest sensitivity gap ratio	0.41%	0.49%	0.78%	1.19%

In the table above, NOW accounts and savings deposits are assumed to be immediately repriceable.

Critical Accounting Policies

ISBF has identified one critical accounting policy and practice relative to the financial condition and results of operation. This accounting policy relates to the allowance for loan losses.

The allowance for loan losses represents management’s estimate of the probable credit losses inherent in the loan portfolio. These potential losses could be either identified or unidentified. The accuracy of this estimate could have a material impact on ISBF’s earnings. To the extent actual outcomes differ from management estimates, additional provision for loan losses could be required that could adversely affect earnings or financial position in future periods.

The loan portfolio represents the largest asset type on the consolidated balance sheet. Loan losses are charges off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of various factors.

Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of potential losses. In evaluating the portfolio, management takes into consideration numerous factors; some are quantitative while others require qualitative judgment. These factors include: current economic conditions and trends, historical loan loss experience, the composition of the loan portfolio including mix and loan type, loan collateral values, loan classification, loan delinquencies, specific impaired loans and estimated probable credit losses. Nonperforming, classified and large loans are specifically reviewed for impairment and the allowance is allocated on a loan by loan basis as deemed necessary. Loans not specifically allocated and homogenous loans are grouped into categories to which a loss percentage, based on historical experience, is allocated.

The adequacy of the allowance for loan losses is monitored on an on-going basis by the loan review officer, senior management and the bank’s board of directors. In addition, the various regulatory agencies that examine the bank periodically review the allowance for loan losses. These agencies may require ISBF to make additional provisions to the allowance based upon their judgment about information available to them at the time of their examination.

There can be no assurances that the allowance for loan losses will be adequate to cover all loan losses, but management believes that the allowance for loan losses was adequate as of September 30, 2007.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of earnings volatility that results from adverse changes in interest rates and market prices. ISBF’s market risk is comprised primarily of interest rate risk arising from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates may adversely affect ISBF’s net interest income. Management continually develops and applies strategies to mitigate this risk. Management does not believe that ISBF’s primary market risk exposures and how those exposures were managed through the nine months ended September 30, 2007 changed when compared to the year ended December 31, 2006.

ISBF uses a third-party computer software simulation modeling program to measure its exposure to potential interest rate changes. For various assumed hypothetical changes in market interest rates, numerous other assumptions are made such as prepayment speeds on loans and securities backed by mortgages, the slope of the Treasury yield curve, the rates and volumes of ISBF’s deposits, and the rates and volumes of ISBF’s loans. This analysis measures the estimated change in net interest income in the event of hypothetical changes in interest rates. The following table presents ISBF’s projected changes in net interest income for the various rate shock levels at September 30, 2007.

	$ Change	% Change
+200 bp	(1,988,000)	-9.84%
+100 bp	(938,000)	-4.65%
Base	0	0.00%
-100 bp	649,000	3.21%
-200 bp	666,000	3.30%

As shown above, at September 30, 2007, the effect of an immediate and sustained 200 basis point increase in interest rates would decrease ISBF’s net interest income by approximately $1,988,000. The effect of a ramped 200 basis point decrease in rates would increase ISBF’s net interest income by approximately $666,000. An increase in interest rates would cause more of ISBF’s interest-bearing liabilities to reprice than interest-earning assets, thus reducing net interest income. As the rate on many of the interest-bearing liabilities could not be decreased by another 200 basis points, any additional reductions in market interest rates could reduce ISBF’s net interest income as rates on repriceable assets are reduced while rates on liabilities cannot be lowered proportionally.

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions. Actual values may differ from those projections set forth above. Further, the computations do not contemplate any actions ISBF may undertake in response to changes in interest rates.

ISBF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis section describes ISBF’s compensation philosophy and policies for 2006 as applicable to the executive officers who are expected to be named executive officers of the combined company. This section explains the structure and rationale associated with each material element of each executive’s compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section.

ISBF does not have a compensation committee at the holding company level and it relies upon the compensation committee of the Iowa State Bank & Trust board. Messrs. Summerwill, Koza and West and Ms. Katen-Bahensky served on the committee in 2006 and 2007. The compensation packages for ISBF’s executive officers are initially established by the compensation committee which then recommends them for approval by ISBF’s full board of directors. Compensation is generally based upon the executive officers’ individual performance, roles for both ISBF and its subsidiaries and ISBF’s past financial performance. Because ISBF is not subject to the reporting requirements of the Securities and Exchange Act of 1934, or subject to the rules of any stock exchange or quotation service, the ISBF board has not made determinations regarding the “independence” of its members or the members of its bank boards and, therefore, compensation decisions for executives have been approved by directors who would not have met the “independence” standards set forth by the Nasdaq Stock Market.

Although the full board generally approves the compensation for the executive officers, the compensation committee has been responsible for setting the compensation policies and approving the compensation of ISBF executive officers. In this regard, the compensation committee:

•	adopts, reviews and refines an executive compensation philosophy and guiding principles that reflect ISBF’s mission, values and long-term strategic objectives;

•	administers ISBF’s executive compensation programs in a manner that furthers its strategic goals and serves the interests of its shareholders;

•	establishes compensation-related performance objectives under ISBF’s bonus arrangements with its executive officers;

•	determines the total compensation levels of its executive officers and allocates total compensation among the various components of executive pay; and

•	administers ISBF’s equity compensation and incentive compensation plans.

The board and the compensation committee rely upon the input of management, particularly Mr. Summerwill and Mr. Funk, when carrying out their responsibilities in establishing executive compensation. Management provides the committee with recommendations regarding compensation philosophy and plan design, as well as evaluations of employee performance and guidance on establishing performance targets and objectives. The committee also consults with management on matters related to executive compensation and benefit plans where board or shareholder action is expected, including the adoption of new compensation plans or the amendment of existing plans. No executive officer participates in any recommendation or decision regarding his or her own compensation, except where such compensation is affected by changes made to broad-based employee benefit plans.

Compensation Philosophy and Objectives

ISBF has been committed to providing a total compensation program that rewards executives for their own personal performance while supporting ISBF’s long-term business strategy. In establishing executive compensation, the committee has generally divided compensation into separate components: salary, cash bonus and retirement benefits. These components are intended to work together to compensate the executive fairly for his or her services and reward the executive officer based upon ISBF’s overall performance during the year.

The general philosophy in making decisions regarding the compensation of the executive officers is:

•	to provide significant reward for achievement of superior performance;

•	to provide market-based compensation to help recruit and retain professionals of exceptional quality; and

•	to provide flexibility to recognize, differentiate and reward individual performance.

Components of Compensation

General. To accomplish these objectives, the committee has used salary, cash bonus and retirement benefits, including deferred compensation arrangements, a defined-benefit pension plan and a 401(k) retirement plan. Generally, while the committee has granted stock options in the past, it has not focused on aligning the executive officers and shareholders through the grant of stock options or other long-term equity incentive awards. This has been, in part, because of the relatively closely-held nature of the company. In the case of Mr. Summerwill, who has served as ISBF’s Chairman and Chief Executive Officer, the use of significant equity awards was not viewed as important due to his already significant beneficial ownership of shares of common stock. ISBF expects that following the proposed merger with MidWestOne and the adoption of the 2008 Equity Incentive Plan, it will put more emphasis on the use of long-term incentive equity awards as a means of incenting and rewarding its executive officers.

The committee’s decisions regarding each of these components for the executive officers are based, in part, on the committee’s subjective judgment and take into account qualitative and quantitative factors. In reviewing an executive officer’s compensation, the committee considers and evaluates all components of the officer’s total compensation package. This involves reviewing base salary, cash bonus, stock options, perquisites, participation in ISBF’s retirement plans and any other payments, awards or benefits that an officer earns. Additionally, the committee takes into consideration any amounts an executive officer is entitled to upon termination or a change-in-control event.

Salary. The committee reviews each executive’s base salary on an annual basis. The committee believes that base salary should reward an executive for his or her past performance, offer security to the executive and allow ISBF to attract qualified executives and maintain a stable management team and environment. Base salaries are determined by examining and evaluating the executive’s performance over the past year as well as the individual’s level of responsibility, prior experience, education, breadth of knowledge and the current market level of executives at similar positions at our peer institutions. The committee may also adjust salaries to reflect

ISBF’s overall financial performance. The committee also factors in other payments and awards that the executive may receive, including stock options and participation in our retirement plans prior to making a determination on the individual’s salary. In setting Mr. Summerwill’s salary as Chairman and Chief Executive Officer of ISBF, the board factored in Mr. Summerwill’s day-to-day involvement in the management of the subsidiary banks and the fact that Mr. Funk has significantly more day-to-day involvement over the management of ISBF in connection with Mr. Funk’s role as President of ISBF and President and Chief Executive Officer of Iowa State Bank & Trust, ISBF’s primary subsidiary.

The salaries for 2006 for those executive officers who are expected to be named executive officers in the combined company are set forth in the summary compensation table on page             . In determining these salary levels, the committee considered each executive officer’s personal performance in 2005 and his influence and involvement in ISBF’s general growth in earnings, net income, assets and income in 2005. The committee also considered the compensation paid to officers at other financial institutions located in Iowa and similar markets throughout the Midwest. Additionally, the committee considered the minimum base salaries provided for in an executive officer’s employment agreement, all of the components of executive compensation, including cash bonus, stock options, retirement and death benefits, and internal pay equity among ISBF’s executives.

When establishing the salary of executives other than their own, Messrs. Summerwill and Funk participated with and made recommendations to the committee.

Bonus. Historically, the committee has not relied on bonus payments as a significant component of an executive officer’s compensation package, although it does consider granting discretionary awards to its executive officers on an annual basis. Mr. Summerwill does not receive a bonus, again as a result of those factors set forth in the discussion regarding his base salary. In 2006, the committee awarded Mr. Funk a $5,000 bonus and Mr. Jehle a $2,000 bonus, each related primarily to his respective contribution and leadership with respect to ISBF’s overall financial performance in 2005, including the company’s return on equity, return on assets, earnings per share, net income, asset growth and credit quality. Additionally, the committee awarded a discretionary bonus, outside of the bonus pursuant to the plan described below, to approximately 30 of ISBF’s employees for 2005 performance. As with salary, all of the factors described herein are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.

ISBF also maintains a profit-sharing bonus plan that is open to all employees, including the executive officers. Pursuant to the profit-sharing bonus plan, the committee has the discretion to award bonuses based upon how well the company performs in a year against its budget and net income. In 2006, the committee awarded a bonus of 1% of salary to employees despite the company not achieving all of its financial goals for 2005. Mr. Funk, however, did not receive this bonus in 2006 and instead received a separate discretionary bonus from the board as described above. The company also awarded the same 1% of base salary bonus in 2007 based upon its performance in 2006. Mr. Funk did receive that bonus in 2007 for performance in 2006 and he did not receive any other bonus for 2006 performance. Mr. Summerwill participates in the profit-sharing bonus plan, but the committee awards bonuses to him based solely on the company achieving certain net income targets. The company did not achieve those targets in either 2005 or 2006, so Mr. Summerwill did not receive a profit-sharing bonus for either of those years.

In regard to bonuses for employees other than themselves, Messrs. Summerwill and Funk participated with and made recommendations to the committee.

Long-Term Incentive Compensation. ISBF maintains the ISB Financial Corp. Stock Option Plan, which allows the board and the committee to grant equity awards to its executive officers and employees. As discussed above, the committee has not focused on granting stock options as a way to incent the executive officers and, as a result, Messrs. Summerwill, Funk and Jehle have not received option grants since 2003.

401(k) Plan. ISBF sponsors the Iowa State Bank & Trust Company Salary Reduction Profit Sharing Plan, a qualified, tax-exempt pension plan qualifying under Section 401(k) of the Internal Revenue Code. All employees meeting age and service requirements, including ISBF’s executive officers, are eligible to participate in the plan.

The 401(k) plan allows for participants’ elective deferrals up to the maximum amount allowed by the Code and Treasury regulations, and ISBF matches 100% of the employee deferrals up to 3% of the employee’s gross salary and 50% of the employee contributions from between 3% and 5% of gross salary.

The 401(k) plan also has a profit sharing plan component allowing ISBF, within its discretion, to make contributions in addition to the matching contributions discussed above. The company has not made discretionary contributions through the 401(k) plan and instead relies upon the other plans and programs in place to provide incentives and rewards to its employees.

Participants can choose between several different investment options under the 401(k) plan.

Pension Plan. Iowa State Bank & Trust sponsors the Iowa State Bank & Trust Company Retirement Plan, which is a tax qualified defined benefit pension plan. The plan is available to all eligible employees of ISBF meeting age and service requirements, including the executive officers. Pursuant to the plan, an employee’s benefit is based upon years of credited service, compensation, age at retirement and the form of payment selected by the employee at the time of retirement.

ISBF is in the process of freezing this plan, effective as of December 31, 2007, at which time benefits will no longer accrue and no new participants will be allowed. However, the plan will continue to pay out to participants in accordance with the plan’s established terms.

Supplemental Retirement Arrangements. ISBF is a party to several supplemental retirement agreements with its officers, including one with each of Mr. Funk and Mr. Jehle. Generally, these plans are intended to provide a reward for the participating officers’ performance, provide an incentive to keep them working as productive contributors to ISBF’s success and to provide them with an additional level of security after their employment. Pursuant to the agreement with Mr. Funk, upon his normal retirement on or after June 1, 2019, he will receive $25,000 a year for fifteen years. There are two agreements in place for Mr. Jehle, one that provides for him to receive $15,000 a year for fifteen years following his normal retirement on or after July 1, 2024 and one that provides for him to receive $10,000 a year for fifteen years following his normal retirement on or after July 1, 2019. Pursuant to each of these agreements, either Mr. Funk or Mr. Jehle will not receive any benefits if he retires prior to the age of 60 and reduced benefits if he retires between the age of 60 and 65 (except in cases of death or disability).

Other Perquisites. It is the committee’s belief that perquisites for executive officers should be very limited in scope and value. Due to this philosophy, ISBF has generally provided nominal benefits to executives that are not available to all full-time employees. The company does provide social club memberships to certain executives and managers in the ordinary course of business to give them the opportunity to bring in and recruit new business opportunities. Those individuals are eligible to use the club membership for their own personal use. In addition, certain executive officers and managers are provided with use of company vehicles. ISBF also pays the premiums on life insurance policies for certain executive officers and managers.

Tax and Accounting Policies Affecting Compensation Decisions. Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1.0 million paid to the Chief Executive Officer and each of the three other highest paid officers (other than the chief financial officer), to the extent they are listed officers on the last day of any given tax year. However, compensation is exempt from this limit if it qualifies as “performance-based compensation.”

Performance-based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments. Although we will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our objectives may not always be consistent with the requirements for full deductibility, we may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

Decisions Affecting 2007 and Future Compensation. For 2007, compensation components and factors were substantially similar to those applied for 2006 compensation. As discussed under “The Merger—Interests of Certain Persons in the Merger”, in connection with the execution of the merger agreement with MidWestOne, ISBF entered into employment agreements with Messrs. Funk and Jehle, as well as a letter agreement with Mr. Summerwill. The terms of these agreements were negotiated with representatives of MidWestOne and were approved by ISBF’s full board of directors and may affect compensation decisions after the consummation of the merger. Additionally, the committee retained a third party consultant to advise ISBF and the directors on compensation matters for the combined company, including the use of equity based grants in the future.

Additionally, after the effectiveness of the merger, it is anticipated that the combined company will form a compensation committee with Messrs. West, Wake and Wersen and Ms. Katen-Bahensky serving as its members, each of whom are expected to be deemed to be an “independent” director pursuant to the requirements of the Nasdaq Stock Market. The compensation committee will be responsible for determining and implementing the combined company’s compensation philosophy and strategy and will have primary oversight over the different agreements and plans that will affect executive officers’ compensation packages.

Compensation Committee Interlocks and Insider Participation

Because ISBF has not been subject to the reporting requirements of the Securities and Exchange Act of 1934, or subject to the rules of any stock exchange or quotation service, the board has not made determinations regarding the “independence” of its members and, therefore, compensation decisions for executives have been approved by directors who may not have met the “independence” standards set forth by the Nasdaq Stock Market. However, no person has participated in board decisions that would directly affect his or her compensation as an executive officer or other employee. There were no compensation committee interlocks in 2006.

Summary Compensation

The following table shows compensation information for the executive officers of ISBF for 2006 who are expected to be named executive officers of the combined company:

Summary Compensation Table

Name & Position with ISBF	Year	Salary	Bonus(1)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Charles N. Funk President, ISBF; President and Chief Executive Officer, Iowa State Bank & Trust	2006	$212,000	$2,120	$13,726	$9,268	$237,114
Kent L. Jehle Vice President, ISBF; Executive Vice President, Iowa State Bank & Trust	2006	$122,500	$1,225	$8,040	$5,316	$137,081

(1)	Amounts include a discretionary bonus of 1% of the executive’s base salary, pursuant to ISBF’s Profit Sharing Bonus Plan, and were paid in 2007 for services rendered in 2006.
(2)	Amounts include the increase in the present value of the executive officer’s accumulated benefit under the Iowa State Bank & Trust Company Retirement Plan, tax qualified defined benefit pension plan. Also includes the expenses incurred by ISBF during the year to reflect the increase in ISBF’s liability for the benefit to be paid pursuant to the deferred compensation arrangements for the executive officer. For Mr. Funk, the increase in his accumulated benefit under the pension plan was $4,434 and ISBF contributed $9,292 to reflect the increase in its liability regarding Mr. Funk’s deferred compensation arrangements. For Mr. Jehle, the increase in his accumulated benefit under the pension plan was $1,893 and ISBF contributed $6,147 to reflect the increase in its liability regarding Mr. Jehle’s deferred compensation arrangements.
(3)	Amounts include the following:

Name	Year	Company Contribution to Defined Benefit Plan	Group Term Life Insurance
Charles N. Funk	2006	$8,680	$588
Kent L. Jehle	2006	$5,026	$290

No executive officer received perquisites or other personal benefits in excess of $10,000.

Grants of Plan-Based Awards

ISBF did not grant any equity awards or other plan-based awards during 2006 to the executive officers of ISBF during 2006 who are expected to be named executive offers of the combined company.

Outstanding Equity Awards

The following table shows all outstanding equity awards at the end of 2006 held by the executive officers of ISBF who are expected to be named executive officers of the combined company:

Outstanding Equity Awards at 2006 Year End

	Option Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying	Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Charles N. Funk	3,360	0	—	$12.67	6/10/2008
Kent L. Jehle	840	0	—	$12.67	6/10/2008

Option Exercises and Stock Vested

The ISBF executive officers during 2006 who are expected to be named executive officers of the combined company did not exercise any stock options in 2006.

Pension Benefits

The following table sets forth the individual’s accumulated benefit under the Iowa State Bank & Trust Company Retirement Plan, a tax qualified defined benefit pension plan, as well as the current amount maintained by ISBF to cover the future payments due to the executive officer pursuant to the deferred compensation arrangements. The assumptions used in calculating accumulated benefit under the pension plan are set forth in notes to ISBF’s financial statements for the year ended December 31, 2006. Please see page      for a more detailed discussion the benefits payable under the deferred compensation arrangements.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Charles N. Funk	Pension Plan Deferred Compensation	6 —	$21,625 41,724	—
Kent L. Jehle	Pension Plan Deferred Compensation	20 —	$41,784 35,223	—

Employment Agreements and Potential Payments Upon Termination or Change in Control

Iowa State Bank & Trust entered into an employment agreement with Mr. Funk, dated January 1, 2001. The employment agreement provides for Mr. Funk to serve as the bank’s President and Chief Executive Officer. Additionally, the agreement provides for a minimum base salary of $175,000 and the potential to receive a performance bonus, as well as other benefits that are available to other employees, including participation in the pension plan, the 401(k) plan and medical plans. The agreement provides for successive one year terms, although the bank can terminate the agreement at any time for cause and either party can terminate the agreement upon 60 days prior notice for any reason. If terminated without cause, Mr. Funk is entitled to receive his salary and benefits for at least 60 days. Additionally, if Mr. Funk is terminated in connection with a sale of ISBF or Iowa State Bank & Trust, the agreement provides that he is entitled to a payment equal to two times his salary in addition to twelve months of job placement services. Additionally, the agreement provides that following its termination, Mr. Funk can not compete with the bank for a period of two years. This employment agreement will be terminated upon the consummation of the merger with MidWestOne, Mr. Funk will not receive the anticipated change-in-control payment and he will have a new agreement with the combined company.

In addition to the employment agreement, Mr. Funk and Iowa State Bank & Trust also entered into a supplemental retirement agreement, dated as of November 1, 2001. Additionally, Mr. Jehle, who currently is not a party to an employment agreement, has entered into two supplemental retirement agreements. The supplemental retirement agreements of Messrs. Funk and Jehle are described under the heading “ISBF Executive Compensation—Compensation Discussion and Analysis.”

Mr. Funk would not be entitled to any payments pursuant to his employment agreement or supplemental retirement agreement upon his termination by the bank for cause, as defined in the agreement, as of December 31, 2007. If he was terminated by the bank without cause and notice was provided on December 31, 2006, then he would be entitled to receive approximately $35,000, or 60 days of his then-current salary, plus benefits for that same period. As of that date, Mr. Funk’s surviving spouse would be entitled to receive the appropriate payments, equal to at least $25,000 annually for 15 years, starting when Mr. Funk would have attained 65 years of age. In the event of Mr. Funk’s termination as of December 31, 2006 in connection with a change-in-control event, Mr. Funk would be entitled to two times his then-current salary, or approximately $424,000.

Mr. Jehle would not be entitled to any payments pursuant to his supplemental retirement agreements upon his termination, with or without cause, if it occurred on December 31, 2006. As of that date, Mr. Jehle’s surviving spouse would be entitled to receive the appropriate payments, equal to at least $25,000 annually for 10 years and $15,000 for 15 years, starting when Mr. Jehle would have attained 60 years of age.

The amounts set forth above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include, among other things, accrued salary, bonus and vacation pay, regular pension benefits under the defined benefit retirement plan, distributions of plan balances under the 401(k) plan, and the value of any vested and unexercised options.

Loans to Officers and Directors and Other Transactions With Officers and Directors

During 2006, Iowa State Bank & Trust and First State Bank made loans or loan commitments, in the ordinary course of business, to directors and officers of ISBF and to corporations or partnerships with which one or more of the officers or directors of ISBF were associated. In the opinion of management of ISBF, all such loans and loan commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Director Independence

Because ISBF has not been subject to the reporting requirements of the Securities and Exchange Act of 1934, or subject to the rules of any stock exchange or quotation service, the board has not made determinations regarding the “independence” of its members. It is expected that a majority of directors of the combined company following the merger will be deemed to be “independent” under the Nasdaq rules, including Messrs. Koza, Monson and West and Ms. Katen-Bahensky.

Compensation of Directors

For 2006 and 2007, each of ISBF’s directors, with the exception of Mr. Funk and Suzanne Summerwill, who are employees and do not receive any additional fees to serve as a director, was paid an annual retainer of $1,400 and received a fee of $675 for each regular board meeting attended in person and $150 for each regular board meeting attended telephonically. Each director also received $200 per committee meeting attended. The Chairman of the Board received an additional $150 for each regular board meeting attended and the chairman of the audit committee received an extra $150 for each audit committee meeting.

The following table shows compensation information for the non-employee directors of ISBF for 2006 who also are expected to continue as directors of the combined company:

Name	Fees Earned or Paid in Cash		Option Awards	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation(1)	Total
Donna M. Katen-Bahensky	$7,800		—	—	—	$7,800
John S. Koza	16,987	(2)	—	—	$25,000	41,987
Kevin W. Monson	13,625		—	—	—	13,625
W. Richard Summerwill	75,950	(3)	—	—	45,000	120,950	(2)
Stephen L. West	12,775		—	—	—	12,775

(1)	Messrs. Summerwill and Koza each have entered into deferred compensation agreements with ISBF. Pursuant to the terms of Mr. Koza’s agreements, he receives $25,000 per year for 15 years following his retirement from ISBF as its Executive Vice President in 2000. Following the end of that 15 year period, he will receive $15,000 per year for the next 15 years. There are three agreements in place with Mr. Summerwill. Pursuant to these agreements, Mr. Summerwill will receive $15,000 per year for life, $30,000 a year from 2001 through 2015 and an additional $20,000 per year from 2009 through 2023. No director received perquisites or other personal benefits in excess of $10,000.
(2)	Mr. Koza also serves as Chairman of the Board of First State Bank, for which he received $5,462 in board fees.
(3)	Mr. Summerwill also served as the Chief Executive Officer of ISBF as well as the Chairman of the Board in 2006. In his capacity as Chief Executive Officer, Mr. Summerwill received a salary of $60,000, which is reflected in the column of fees earned.

Ownership of Securities by Certain Beneficial Owners and Management

The following table sets forth certain information as of September 30, 2007, with respect to the common stock beneficially owned by each existing director and executive officer of ISBF who is expected to be named an executive officer of the combined company, by each nominee, by all executive officers and directors as a group and by each shareholder known by ISBF to be the beneficial owner of more than five percent of the common stock.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Board of Directors:
Charles N. Funk(2)	20,325	*
Donna Katen-Bahensky(3)	1,500	*
John S. Koza(4)	885,864	17.2%
Kevin W. Monson(5)	840	*
Richard J. Schwab(6)	1,350	*
Robert L. Sentman(7)	7,190	*
Suzanne Summerwill(8)	216,468	4.2%
W. Richard Summerwill(9)	507,084	9.8%
Stephen L. West(10)	15,672	*

Current Other Named Executive Officers:
Kent Jehle(11)	6,600	*
Gary J. Ortale(12)	7,500	*

Executive Officers and Directors as a group (11 persons)(13)	1,670,393	32.4%

*	Less than 1%.

(1)	Amounts reported included shares held directly, including certain shares subject to options, as well as shares held in retirement accounts, by certain members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and sole investment power over included shares. The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except for the shares underlying options and as set forth in the following footnotes. The shares listed include shares subject to options that are currently exercisable and exercisable within 60 days of September 30, 2007.
(2)	Includes 3,360 shares subject to options. Also includes 16,965 shares held jointly by Mr. Funk and his spouse, over which he has shared voting and investment power.
(3)	All shares held jointly by Ms. Katen-Bahensky and her spouse, over which she has shared voting and investment power.
(4)	Includes 450 shares subject to options. Also includes 619,560 shares held in trusts, over which Mr. Koza has sole voting and sole investment power, and 23,400 shares held by his wife, over which he has shared voting and investment power. Excludes 94,236 shares that are owned by Mr. Koza’s adult children.
(5)	Includes 450 shares subject to options.
(6)	Includes 1,350 shares subject to options.
(7)	All of Mr. Sentman’s shares are held jointly by him and his spouse, over which he has shared voting and investment power.
(8)	Includes 840 shares subject to options. Also includes 18,870 shares held in custodial accounts for the benefit of Ms. Summerwill’s children, over which she has sole voting and investment power, and 99,864 shares held by her husband, over which she has shared voting and investment power. Excludes 614,832 shares held in various capacities by Ms. Summerwill’s siblings and their children.
(9)	Includes 1,500 shares subject to options. Includes 226,368 shares held in trusts over which Mr. Summerwill has sole voting and investment power, and 68,262 shares held by his wife (either individually or in a trust) over which he has shared voting and investment power. Also includes 209,100 shares held in a trust over which Mr. Summerwill has sole voting and investment power, but for which he disclaims beneficial ownership except with respect to 20,730 shares. Excludes 157,746 shares held by Mr. Summerwill’s adult children and their children. Also excludes 333,030 shares held by his sister and her children.
(10)	Includes 13,272 shares held jointly by Mr. West and his spouse, over which he has shared voting and investment power.
(11)	Includes 840 shares subject to options. Also includes 2,700 shares held jointly by Mr. Jehle and his spouse, over which he has shared voting and investment power.
(12)	Includes 1,500 shares subject to options. Also includes 4,800 shares held in his IRA, over which he has sole voting and investment power, and 1,200 shares held in his spouse’s IRA, over which he has shared voting and investment power.
(13)	Such shares include a total of 10,290 shares subject to options.

BUSINESS OF MIDWESTONE

General Description

MidWestOne is a community-based financial holding company headquartered in Oskaloosa, Mahaska County, Iowa. MidWestOne, through its wholly owned subsidiaries, provides a wide range of services, including traditional banking services, trust services, residential mortgage services, insurance brokerage and retail securities brokerage services. MidWestOne provides a full range of services to individual and corporate customers. MidWestOne’s principal operating subsidiary is MidWestOne Bank, which we refer to in this section as the “Bank,” with headquarters in Oskaloosa.

The Bank provides retail and commercial banking and related financial services, including various deposit products, commercial, agricultural, real estate, and consumer loans, and trust services. The Bank is a community-oriented, full-service commercial bank, providing traditional banking services to individuals, small to medium sized businesses, farmers, government and public entities and not-for-profit organizations. The Bank operates out of 19 locations in south central and eastern Iowa.

MidWestOne Investment Services, Inc., or “MWI,” provides retail brokerage and financial planning services through various banking offices of MidWestOne. MWI is a wholly-owned subsidiary of MidWestOne that was established in 2004.

MidWestOne Insurance Services, Inc. (f/k/a Cook & Son Agency, Inc.), or “MW Insurance,” provides insurance agency services for individuals and corporations in the markets served by MidWestOne. MW Insurance was acquired by MidWestOne on September 1, 2005, and currently serves customers in the Pella, Iowa area.

MidWestOne also owns 100% of the stock of the commercial finance company MIC Financial, Inc., or “MIC Financial.” MIC Financial provided factoring, equipment leasing and accounts receivable financing to small business clients. MIC Financial is no longer offering these services and is now inactive.

Since 1988, MidWestOne, either directly or through the Bank, has invested in loan pool participations that have been purchased by certain non-affiliated independent service corporations (collectively, the “Servicer”) from various sources including large financial institutions and the Federal Deposit Insurance Corporation (“FDIC”). These loan pool investments generally consist of nonperforming and distressed loans that have been sold at prices reflecting varying discounts from the aggregate outstanding principal amount of the underlying loans. The amount of the discount depends on the credit quality of the portfolio. The Servicer collects these loans from the borrowers.

MidWestOne was incorporated in Iowa in 1973 and was a bank holding company registered under the Bank Holding Company Act of 1956. Effective January 9, 2005, MidWestOne became a financial holding company pursuant to the provisions of the Gramm-Leach-Bliley Act of 1999. MidWestOne provides support services to the Bank including management assistance, auditing services and loan review.

Subsidiaries

MidWestOne Bank—MidWestOne currently has one bank subsidiary operating under the name of MidWestOne Bank. Prior to January 1, 2006, MidWestOne had four bank subsidiaries. On January 1, 2006, the four banks were merged into one Iowa-chartered subsidiary bank with headquarters located in Oskaloosa, Iowa. All previously existing banking locations were retained as branches of the newly consolidated bank and all banking services provided by the individual banks are offered by the new consolidated bank.

The Bank is a full-service, commercial bank chartered as an Iowa state bank in 1931. The Bank was known as Mahaska State Bank until 2003, when the name was changed to MidWestOne Bank & Trust. On January 1, 2006, the Bank adopted the name MidWestOne Bank. The Bank operates in 12 counties with 19 offices in 13 communities in south central and eastern Iowa. The Bank serves Mahaska County from its main bank and two branch offices in Oskaloosa. It also serves Benton County from its two offices in Belle Plaine, Black Hawk County from its offices in Hudson and Waterloo, Des Moines County from its two offices in Burlington, Iowa County from its office in North English, Jefferson County from its two offices in Fairfield, Keokuk County from its office in Sigourney, Lee County from its office in Fort Madison, Louisa County from its office in Wapello, Marion County from its two offices in Pella, Scott County from its office in Davenport and Wapello County from its office in Ottumwa. The Bank provides a wide array of retail and commercial banking services, including demand, savings and time deposits; real estate, commercial, agricultural and consumer loans; and trust services.

MIC Financial, Inc.—MIC Financial is an Iowa corporation that was formed by MidWestOne in 1974 under the name of MIC Leasing Co. MidWestOne operated under the name of On-Site Commercial Services until June 1997 when the name was officially changed to On-Site Credit Services, Inc. Effective March 21, 2000, the name was changed to MIC Financial, Inc. MIC Financial currently is inactive.

MidWestOne Investment Services, Inc.—MWI is an Iowa corporation that was formed in 2004. The entity provides retail brokerage and financial planning services in conjunction with MidWestOne’s bank subsidiary locations in Pella, Oskaloosa, Sigourney and Burlington, Iowa.

MidWestOne Insurance Services, Inc.—MW Insurance is an Iowa corporation that was acquired by MidWestOne in 2005. MW Insurance acts as an insurance agency for individuals and businesses in the Pella, Iowa area.

Lending Services

MidWestOne and its bank subsidiary provide a broad range of commercial and retail lending services to corporations, partnerships, individuals and government agencies. The Bank actively markets its services to qualified lending customers. Lending officers actively solicit the business of new borrowers entering the market as well as long-standing members of the local business community.

The Bank’s loan portfolio consists of residential real estate loans, commercial loans, commercial real estate loans, agricultural loans, construction and land development loans, and consumer loans. Management emphasizes credit quality and seeks to avoid undue concentrations of loans to a single industry or based on a single class of collateral. MidWestOne has established lending policies that include a number of underwriting factors to be considered in making a loan, including location, loan-to-value ratio, cash flow, interest rate and credit history of the borrower. MidWestOne focuses its efforts on building its lending business in the following areas:

Residential Real Estate Loans. Residential real estate loans are made to finance residential units that will house from one to four families. While the MidWestOne originates both fixed and adjustable rate residential real estate loans, it sells most of the long-term fixed-rate loans in the secondary market. In the normal course of business, MidWestOne retains variable-rate mortgages and fixed-rate mortgages with a maturity of five years or less.

Commercial Loans. Commercial loans are made to small- to medium-sized businesses that are sole proprietorships, partnerships and corporations. Generally, these loans are secured with collateral including accounts receivable, inventory and equipment. The personal guarantees of the principals also may be required. Frequently, these loans are further secured with real estate collateral.

Commercial Real Estate Loans. Commercial real estate loans are loans secured by real estate including farmland, multifamily residential properties and other nonfarm-nonresidential properties.

Agricultural Loans. Agricultural loans are loans made to farming operations owned by sole proprietorships, partnerships and small farm corporations. These loans include operating loans to finance crop input or livestock purchase and loans to finance facilities, equipment and machinery.

Construction and Land Development Loans. Construction and land development loans include loans for commercial and residential development and improvements. The majority of these loans are in-market to known and established borrowers. MidWestOne’s loan policy states that land development loans should not exceed a term of three years. MidWestOne requires that careful consideration be given to the financial capacity and experience of the developer.

Consumer Loans. Consumer loans are primarily collateralized loans to individuals for various personal purposes such as financing automobiles and other consumer-oriented goods. Home equity lines of credit are included in the MidWestOne’s consumer loan portfolio and are secured by the borrower’s home. These lines of credit can be drawn at the discretion of the borrower and are, generally, at variable interest rates.

Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Loan approval is also subject to MidWestOne’s written loan policy, as established by MidWestOne Bank’s board of directors. The loan approval process is designed to facilitate timely decisions while adhering to policy parameters and risk management factors. MidWestOne also has an independent loan review function to analyze credits of the bank.

Loan Pool Participations

MidWestOne, through the Bank, has participation interests in pools of loans purchased at varying discounts from the aggregate outstanding principal amount of the underlying loans. MidWestOne has been purchasing participation interests in discounted loans since 1988. These pools of loans are currently held and serviced by a separate independent servicing corporation (referred to as the “Servicer”) known as States Resources Corporation. MidWestOne does not have any ownership interest in or control over States Resources Corporation.

MidWestOne has invested in loan pools purchased by the Servicer from large nonaffiliated banking organizations and from the FDIC acting as receiver of failed banks and savings institutions. The sales of loan pools by the sellers is generally conducted by sealed bid auction. A sealed bid auction requires each bidder to submit a confidential bid on the subject loan pool and the loan pool is awarded to the highest bidder. The loans comprising the pools were originated throughout the United States. The Servicer acquires the loan pools without recourse against the sellers and, accordingly, the risk of noncollectibility for the portion purchased by MidWestOne is, for the most part, assumed by MidWestOne.

Each pool has a different composition and different characteristics. The pools MidWestOne currently invests in are comprised primarily of performing, past-due and nonperforming loans secured by commercial real estate and other commercial assets. The price bid and paid for such a loan pool is determined based on the credit quality of the loans in the particular pool, the amounts the Servicer believes can be collected on such a pool, and the risks associated with the collection of such amounts.

In considering an investment in a loan pool, the Servicer will evaluate loans owned and being offered and make recommendations to MidWestOne concerning the creditworthiness of the loans in the proposed loan pool purchase. The Servicer performs a comprehensive analysis of the loan pool in an attempt to ensure proper valuation and adequate safeguards in the event of default. In many cases substantial uncertainties may exist regarding the collectibility of the various loans in the pool. MidWestOne makes its own decisions as to whether or not to participate in a particular loan pool that has been recommended by the Servicer, based on MidWestOne’s experience with the various categories and qualities of loans.

Upon the acquisition of a participation interest in a loan pool, MidWestOne assumes the risk to the extent of MidWestOne’s participation interest that the Servicer will be unable to recover an amount equal to the purchase price plus the carrying costs, if any, and collection costs on such accounts. The extent of such risk is dependent on a number of factors, including the Servicer’s ability to locate the debtors, the debtors’ financial condition, the possibility that a debtor may file for protection under applicable bankruptcy laws, the Servicer’s ability to locate the collateral, if any, for the loan and to obtain possession of such collateral, the value of such collateral, and the length of time it takes to realize the ultimate recovery either through collection procedures or through a resale of the loans following a restructure.

A cost “basis” is assigned to each individual loan acquired on a cents per dollar basis (discounted price) based on the Servicer’s assessment of the recovery potential of each such loan in relation to the total discounted price paid to acquire the pool. This methodology assigns a higher basis to performing loans with greater potential collectibility and a lower basis to those loans identified as having little or no potential for collection.

Loan pool participations are shown on MidWestOne’s balance sheet as a separate asset category. The original carrying value of loan pool participations represents the discounted price paid by MidWestOne to acquire its participation interests in various loan pools purchased by the Servicer. MidWestOne’s investment balance is reduced as the Servicer collects principal payments on the loans and remits the proportionate share of such payments to MidWestOne.

Loan pools acquired after January 1, 2005, are accounted for in accordance with the provisions of Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”) issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. According to SOP 03-3, in order to apply the interest method of recognition to these types of loans, there must be sufficient information to reasonably estimate the amount and timing of the cash flows expected to be collected. When that is not the case, the loan is accounted for on nonaccrual status applying cash basis income recognition to the loan. For those pools acquired prior to December 31, 2004, the accounting treatment utilized is the nonaccrual (or cash) basis.

In each case, where changed circumstances or new information lead the Servicer to believe that collection of the loan or recovery of the basis through collateral would be less than originally determined, the cost basis assigned to the loan is written down or written off through a charge against discount income. The Servicer and representatives of MidWestOne continually evaluate at least quarterly the collectability of the loans and the recovery of the underlying basis. On a quarterly basis, those loans that are determined to have a possible recovery of less than the assigned basis amount are placed on a “watch list.” The amount of basis exceeding the estimated recovery amount on the “watch list” loans is written off by a charge against discount income.

Interest income and discount on loan pool participations recorded by MidWestOne is net of collection expenses incurred by the Servicer and net of the servicing fee and share of recovery profit paid to the Servicer. Collection costs include salary and benefits paid by the Servicer to its employees, legal fees, costs to maintain and insure real estate owned, and other operating expenses. Under the terms of the States Resources agreement, the Servicer receives a servicing fee based on one percent of the gross monthly collections of principal and interest, net of collection costs. Additionally, the Servicer receives a tiered percentage share of the recovery profit in excess of the investors’ required return on investment on each individual loan pool. The Servicer’s percentage share of recovery profit is linked to a ten-tier index and ranges from zero to twenty-seven percent depending upon the return on investment achieved. The investor’s minimum required return on investment is based on the two-year treasury rate at the time a loan pool is purchased plus 4.0 percent. For every one percent increase obtained over the investor’s minimum required return, the Servicer percentage moves up one tier level. In the event that the return on a particular pool does not exceed the required return on investment, the Servicer does not receive a percentage share of the recovery profit. Discount income is added to interest income and reflected as one amount on MidWestOne’s consolidated statement of income.

The Servicer provides MidWestOne with monthly reports detailing collections of principal and interest, face value of loans collected and those written off, actual operating expenses incurred, remaining asset balances (both in terms of cost basis and principal amount of loans), a comparison of actual collections and expenses with target collections and budgeted expenses, and summaries of remaining collection targets. The Servicer also provides aging reports and “watch lists” for the loan pools. Monthly meetings are held between MidWestOne and representatives of the Servicer to review collection efforts and results, to discuss future plans of action, and to discuss potential opportunities. Additionally, MidWestOne’s and the Servicer’s personnel communicate on almost a daily basis to discuss various issues regarding the loan pools. Company management personnel visit the Servicer’s operation on a regular basis; and MidWestOne’s loan review officer and its internal auditor perform asset reviews and audit procedures on a regular basis.

MidWestOne’s overall cost basis in its loan pool participations represents a discount from the aggregate outstanding principal amount of the loans underlying the pools. For example, as of September 30, 2007, December 31, 2006 and 2005, such cost basis was $90,757,000, $98,885,000 and $103,570,000, respectively, while the contractual outstanding principal amounts of the underlying loans as of such dates were approximately $154,739,000, $147,995,000 and $150,556,000, respectively. The discounted cost basis inherently reflects the assessed collectibility of the underlying loans. MidWestOne does not include any amounts related to the loan pool participations in its totals of nonperforming loans.

As part of the ongoing collection process, the Servicer may, from time to time, foreclose on real estate mortgages and acquire title to property in satisfaction of such debts. This real estate may be held by the Servicer as “real estate owned” for a period of time until it can be sold. Since MidWestOne’s investment in loan pools is classified as participations in pools of loans, MidWestOne does not include the real estate owned that is held by the Servicer with the amount of any other real estate it may hold directly as a result of its own foreclosure activities.

The underlying loans in the loan pool participations include both fixed rate and variable rate instruments. No amounts for interest due are reflected in the carrying value of the loan pool participations. Based on historical experience, the average period of collectibility for loans underlying MidWestOne’s loan pool participations, many of which have exceeded contractual maturity dates, is approximately three to five years. Management has reviewed the recoverability of the underlying loans and believes that the carrying value does not exceed the net realizable value of its investment in loan pool participations.

Other Products and Services

Deposit Products. Management believes MidWestOne offers competitive deposit products and programs, that address the needs of customers in each of the local markets served. The deposit products are offered to individuals, non-profit organizations, partnerships, small businesses, corporations and public entities. These products include non-interest bearing and interest bearing demand deposits, savings accounts, money market accounts and time certificates of deposit.

Trust Activities. MidWestOne offers personal and corporate trust, employee benefit trust and agency trust services. As of September 30, 2007, MidWestOne maintained trust relationships holding an aggregate market value of approximately $37,569,000 and administered 107 various types of accounts.

Insurance Services. MidWestOne Insurance Services, Inc. (f/k/a Cook & Son Agency, Inc.), or MWI, offers property and casualty insurance products to individuals and small businesses in markets served by MidWestOne.

Securities Brokerage and Financial Planning. MidWestOne Investment Services, Inc., or MWI, provides securities brokerage and financial planning services. Licensed brokers serve selected branches and provide investment-related services including securities trading, financial planning, mutual funds sales, fixed and variable annuities, and tax-exempt and conventional unit trusts.

Competition

MidWestOne competes in the commercial banking industry through the Bank. This industry is highly competitive, and the Bank faces strong direct competition for deposits, loans, and other financial-related services. The offices in Benton, Black Hawk, Des Moines, Iowa, Jefferson, Keokuk, Lee, Louisa, Mahaska, Marion, Scott and Wapello counties in south central and eastern Iowa compete with other commercial banks, thrifts, credit unions, stockbrokers, finance divisions of auto and farm equipment companies, agricultural suppliers, and other agricultural-related lenders. Some of these competitors are local, while others are statewide or nationwide. The Bank competes for deposits principally by offering depositors a wide variety of deposit programs, convenient office locations, hours and other services, and for loan originations primarily through interest rates and loan fees they charge, the efficiency and quality of services they provide to borrowers and the variety of their loan products. Some of the financial institutions and financial service organizations with which the Bank competes are not subject to the same degree of regulation as that imposed on federally insured Iowa-chartered banks. As a result, such competitors have advantages over the Bank in providing certain services. As of December 31, 2006, there were approximately 74 other banks having 225 offices or branches operating within the 12 counties in which MidWestOne has locations. Based on deposit information collected by the FDIC as of June 30, 2007, MidWestOne maintained approximately 6.96 percent of the bank deposits within the 12 counties. New competitors may develop that are substantially larger and have significantly greater resources than the Bank. Currently, major competitors in some of MidWestOne’s markets include Wells Fargo Bank, U.S. Bank, Regions Bank and Bank of the West.

MidWestOne also faces competition with respect to its investments in loan pool participations. MidWestOne’s financial success regarding loan pools to date is largely attributable to the Servicer’s ability to determine which loan pools to bid on and ultimately purchase, the availability of assets to fund the purchases and the Servicer’s ability to collect on the underlying assets. Investments in loan pools have become increasingly popular in recent years, leading financial institutions and other competitors to become active at loan pool auctions conducted by the FDIC and other sellers. There is no assurance that MidWestOne, through the Servicer, will be able to bid successfully in the future. Certain existing competitors of MidWestOne are substantially larger and have significantly greater financial resources than MidWestOne. Increased participation by new institutions or other investors may also create increased buying interest which could also result in higher bid prices for the type of loan pools considered for investment by MidWestOne. In addition, new and existing competitors may develop due diligence procedures comparable to the Servicer’s procedures. The emergence of such competition could have a material adverse effect on MidWestOne’s business and financial results. MidWestOne expects that its success in the future will depend more on the performance of the Bank subsidiary and less on the investment in loan pool participations.

Supervision and Regulation

Financial holding companies and banks are extensively regulated under federal and state law. References under this heading to applicable statutes or regulations are brief summaries of the portions thereof and do not purport to be complete and are qualified in their entirety by reference to those statutes and regulations. Any change in applicable laws or regulations may have a material adverse effect on the business of MidWestOne and the Bank.

MidWestOne, as a financial holding company, is subject to regulation under the Bank Holding Company Act of 1956 (the “Act”) and is registered with the Board of Governors of the Federal Reserve System. Under the Act, MidWestOne is prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to affiliated banks, except that MidWestOne may engage in and own shares of companies engaged in certain businesses found by the Board of Governors to be so closely related to banking “as to be proper incident thereto,” such as owning a savings association. The Act does not place territorial restrictions on the activities of bank-related subsidiaries of bank holding companies. MidWestOne is required by the Act to file periodic reports of its operations with the Board of Governors and is subject to examination by the Board of Governors. Under the Act and Federal Reserve Board regulations, MidWestOne and the Bank are prohibited from engaging in certain tie-in arrangements in connection with an extension of credit, lease, sale of property, or furnishing of services.

Iowa law permits bank holding companies domiciled in Iowa to make acquisitions throughout the state. Iowa law also permits bank holding companies located in the Midwestern Region (defined to include Illinois, Iowa, Minnesota, Missouri, Nebraska, South Dakota, and Wisconsin) to acquire banks or bank holding companies located in Iowa subject to approval by the Iowa Division of Banking and subject to certain statutory limitations. In addition, MidWestOne may acquire banks or bank holding companies located in the Midwestern Region or outside the Midwestern Region, provided MidWestOne’s principal place of business remains in the Midwestern Region and the acquisition is authorized by the laws of the state in which the acquisition is to be made.

MidWestOne and its subsidiaries are affiliates within the meaning of the Federal Reserve Act. As affiliates, they are subject to certain restrictions on loans by an affiliated bank or thrift (collectively “affiliated banks”) to MidWestOne, other affiliated banks or such other subsidiaries, on investments by an affiliated bank in their stock or securities and on an affiliated bank taking such stock and securities as collateral for loans to any borrower. MidWestOne is also subject to certain restrictions with respect to direct issuance, flotation, underwriting, public sale or distribution of certain securities.

Under Iowa law, the Bank is subject to supervision and examination by the Iowa Division of Banking. The Bank is required to pay supervisory assessments to the Iowa Division of Banking to fund the operations of that agency. The amount of the assessment is calculated on the basis of the institution’s total assets. As an affiliate of the Bank, MidWestOne is also subject to examination by the Iowa Division of Banking.

The customer deposits in the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”), thus the Bank is subject to the supervision and examination by the FDIC. The Bank is required to maintain certain minimum capital ratios established by these regulators. The Bank is assessed fees by the FDIC to insure the funds of customers on deposit.

In addition, Iowa state law imposes restrictions on the operations of state-chartered banks including limitations on the amount a bank can lend to a single borrower and limitations on the nature and amount of securities in which it may invest. Iowa state-chartered banks are limited to loaning money to a single borrower in an amount not to exceed 15% of the individual bank’s aggregate capital, plus additional amounts under certain circumstances.

Iowa law currently permits the establishment of branches anywhere within the state, subject to the receipt of all required regulatory approvals. The number of offices a state bank may establish is not limited.

MidWestOne operates within a regulatory structure that continuously evolves. In the last several years, significant changes have occurred that affect MidWestOne. There can be no assurance that the Iowa or federal regulators will not in the future impose further restrictions or limits on MidWestOne’s business operations including loan pool activities.

The FDIC Improvement Act of 1991 (the “FDICIA”) was primarily designed to recapitalize the FDIC’s Bank Insurance Fund (the “BIF”) and the Savings Association Insurance Fund (the “SAIF”). To accomplish this purpose the FDIC was granted additional borrowing authority, granted the power to levy emergency special assessments on all insured depository institutions, granted the power to change the BIF and SAIF rates on deposits on a semi-annual basis, and directed to draft regulations that provided for a “Risk-Based Assessment System” that was implemented on January 1, 1994. The FDICIA also imposed additional regulatory safety and soundness standards upon depository institutions and granted additional authority to the FDIC. The FDICIA generally requires that all institutions be examined by the FDIC annually. Under the provisions of the FDICIA, all regulatory authorities are required to examine their regulatory accounting standards and, to the extent possible, are required to conform to generally accepted accounting principles. Finally, the FDICIA requires the federal banking regulators to take prompt corrective action with respect to depository institutions that fall below certain capital standards and prohibits any depository institution from making any capital distribution that would cause it to be undercapitalized.

Legislation became effective on September 30, 1995, which served to lessen or remove certain legal barriers to interstate banking and branching by financial institutions. The legislation has resulted in an increase in the nationwide consolidation activity occurring among financial institutions by facilitating interstate bank operations and acquisitions.

On November 2, 1999, the Gramm-Leach-Bliley Act was enacted into law. This legislation provides for significant financial services reform by repealing key provisions of the Glass Steagall Act thereby permitting commercial banks to affiliate with investment banks, it substantially modifies the Bank Holding Company Act of 1956 to permit companies that own banks to engage in any type of financial activity, and it allows subsidiaries of banks to engage in a broad range of financial activities that are not permitted for banks themselves. The Gramm-Leach-Bliley Act significantly changed the competitive environment in which MidWestOne and its subsidiaries conduct business, including the opportunity for brokerage and financial services such as those offered through MWI and insurance agency services offered by MW Insurance.

In early 2006, the Federal Deposit Insurance Reform Act of 2005 (the Reform Act) was signed into law. The Reform Act implements deposit insurance reform through the merger of the Bank Insurance Fund and the Savings Association Insurance Fund, increases the coverage limit and indexes the limit for retirement accounts, establishes the methodology for deposit premium assessment based on risk criteria and grants a one-time initial assessment credit based on an institution’s past contributions to the deposit insurance fund. The new assessment rates are effective January 1, 2007. MidWestOne’s one-time assessment credit of $494,000 will offset the premium assessment for all of 2007 and is expected to offset a portion of the 2008 premium assessment. Once the one-time assessment credit is fully utilized, MidWestOne will incur deposit premium assessment costs that will reduce future profitability.

The earnings of MidWestOne are affected by the policies of regulatory authorities, including the Federal Reserve System. Federal Reserve System monetary policies have had a significant effect on the operating results of banks and thrifts in the past and are expected to do so in the future. Because of changing conditions in the economy and in the money markets as a result of actions by monetary and fiscal authorities, interest rates, credit availability and deposit levels may change due to circumstances beyond the control of MidWestOne. Future policies of the Federal Reserve System and other authorities cannot be predicted, nor can their effect on future earnings be predicted.

Employees

On September 30, 2007, MidWestOne had 225 full-time equivalent employees. MidWestOne provides its employees with a comprehensive program of benefits, some of which are on a contributory basis, including comprehensive medical and dental plans, life insurance, long-term and short-term disability coverage, a 401(k) plan, and an employee stock ownership plan. None of MidWestOne’s employees are represented by unions. Management considers its relationship with its employees to be very good.

Properties

MidWestOne owns its headquarters building located at 222 First Avenue East, Oskaloosa, Iowa. This building is a two-story combination office, data processing facility, and motor bank that was constructed in 1975. MidWestOne’s offices are located on the second floor and the data processing area is located on the first floor. The Bank rents the first floor motor bank area, which includes four drive-up lanes and two walk-up windows and the basement from MidWestOne. The basement contains a meeting room, kitchen, and storage. The Bank leases the facility on a month-to-month basis from MidWestOne.

The principal offices of the Bank are located at 124 South First Street, Oskaloosa, Iowa, in a two-story building owned by the Bank that contains a full banking facility. The Bank also owns a second building in Oskaloosa located at 301 A Avenue West. This one-story banking facility includes two drive-up lanes and is located five blocks northwest of the bank’s principal offices. In addition, the Bank owns a 24-hour automatic teller machine located at 211 South First Street, Oskaloosa, Iowa. The Bank also has four branch locations located outside of Oskaloosa in the communities of North English, Belle Plaine, Hudson and Waterloo, Iowa. All of these branches are full-banking facilities. North English is located 40 miles northeast of Oskaloosa and the branch has two drive-up lanes and a 24-hour automatic teller machine. Belle Plaine is located 60 miles northeast of Oskaloosa and the branch occupies a 6,500 square foot building. This branch also has a motor bank located one block away with one drive-up lane and a 24-hour automatic teller machine. Hudson is located 80 miles north of Oskaloosa and the 2,592 square foot branch has two drive-up lanes and a 24-hour automatic teller machine. Waterloo is located 90 miles north of Oskaloosa and the 3,837 square foot branch has one drive-up lane.

The Bank owns four facilities in the communities of Ottumwa, Fairfield, and Sigourney, Iowa. The Ottumwa building is a two-story brick structure constructed in 1981 and completely remodeled and expanded in 2005. The approximately 10,910 square foot building has several offices, two drive-up lanes, and a drive-up 24 hour automatic teller machine. The building is located at 116 West Main in Ottumwa’s downtown business district. The Fairfield facility is a two-story building located at 58 East Burlington on the southeast corner of the downtown square. The building’s 8,932 square feet is all utilized by the Bank. The Bank also owns and occupies a 3,500 square foot branch facility at 2408 West Burlington Street in Fairfield. The Sigourney facility located at 112 North Main Street is one-half block northwest of the community’s courthouse square in the downtown business district. The 4,596 square foot one-story masonry building was constructed in 1972 as a banking facility with one drive-up window.

The Bank leases a facility in Pella’s downtown business district that opened on January 29, 2001. The 5,700 square foot facility is located in a retail/office complex and is leased for a period of ten years with options to renew. The Bank owns a branch facility at 500 Oskaloosa Street in Pella, Iowa. The facility is located approximately six blocks south of the community’s main business district. The building was acquired in the summer of 1997 and was completely renovated to become a modern banking facility containing approximately 1,860 square feet of usable space with two drive-up teller lanes.

The Bank owns two offices in Burlington, Iowa and two branch office facilities in other communities near Burlington. The Burlington office located at 3225 Division Street, on the western side of the community, is adjacent to one of the major highways through Burlington. It is a one-story facility of approximately 10,300 square feet, constructed in 1974, with four drive-up lanes and one ATM. The Bank also owns a branch facility located in Burlington’s main downtown business district at 323 Jefferson Street. This facility is approximately 2,400 square feet and was the main office until 1974. The branch located in Fort Madison, Iowa at 926 Avenue G was acquired in 1975, has one drive-up window, and contains approximately 3,300 square feet on one level. The 960 square foot Wapello, Iowa branch is located on Highway 61 and was acquired in 1974.

The Bank leases a branch office facility in downtown Davenport, Iowa that was occupied on February 26, 2007. The branch contains approximately 6,450 square feet and has two drive-up lanes and an ATM. The lease agreement is for a period of twelve years with a bargain purchase option.

The Bank is in the process of constructing a new branch facility in Cedar Falls, Iowa, in a new commercial/retail/residential development on the city’s south side. The new facility will contain approximately 7,250 square feet of space on one level and will have two drive-up lanes and an ATM. The new facility will be in an area that will attract more retail deposits and loans. It is anticipated that the new facility will be occupied in the early fall of 2007. The Bank will own this facility.

MWI leases approximately 2,600 square feet of office space adjoining the Bank facility in downtown Pella. The office space is leased for a period of ten years with options to renew.

MW Insurance rents office space of approximately 1,260 square feet in downtown Pella. The rental agreement is on a month-to-month basis.

Legal Proceedings

MidWestOne and its subsidiaries are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on MidWestOne’s financial position or results of operations.

MIDWESTONE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents management’s discussion and analysis of the consolidated financial condition and results of operations of MidWestOne as of the dates and for the periods indicated. This discussion should be read in conjunction with MidWestOne’s consolidated financial statements and the notes thereto and the selected financial data presented elsewhere in this joint proxy statement-prospectus.

Safe Harbor Statement

This presentation of MidWestOne’s management’s discussion and analysis of financial condition and results of operations contains certain forward-looking statements within the meanings of such term in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of MidWestOne’s management and on information currently available to management, are generally identifiable by the use of words such as “believe”, “expect”,” anticipate”, “should”, “could”, “would”, “plans”, “intend”,” project”, “estimate”, “forecast”, “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. MidWestOne cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, MidWestOne undertakes no obligation to update any statement in light of new information or future events.

MidWestOne’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on MidWestOne’s ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following:

•	management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of MidWestOne’s net interest income;

•	changes in the economic environment, competition, or other factors that may affect MidWestOne’s ability to acquire loan pool participations;

•	fluctuations in the value of MidWestOne’s investment securities;

•	the ability to attract and retain key executives and employees experienced in banking and financial services;

•	the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in the existing loan portfolio;

•	MidWestOne’s ability to adapt successfully to technological changes to compete effectively in the marketplace;

•	credit risks and risks from concentrations (by geographic area and by industry) within the Bank’s loan portfolio;

•

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in MidWestOne’s market or elsewhere or providing similar services;

•	the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities;

•	volatility of rate sensitive deposits;

•	operation risks, including data processing system failures or fraud;

•	asset/liability matching risks and liquidity risks;

•

changes in the economic environment, competition, or other factors that may influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing;

•	MidWestOne’s ability to successfully pursue acquisition and expansion strategies and integrate any acquired companies;

•	the costs, effects and outcomes of existing or future litigation;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes, that may result in the imposition of costs and constraints on MidWestOne;

•	changes in general economic or industry conditions, nationally or in the communities in which MidWestOne conducts business;

•	acts of war or terrorism;

•	changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and

•	the ability of MidWestOne to manage the risks associated with the foregoing as well as anticipated.

These risks and uncertainties should be considered in evaluation of the forward-looking statement and undue reliance should not be placed on such statements. MidWestOne cautions that the foregoing list of important factors may not be all-inclusive and specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect any events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Additionally, you should note the risks and uncertainties related to the proposed merger with ISBF. See the sections captioned “Forward-Looking Statements” and “Risk Factors” elsewhere in this joint proxy statement-prospectus.

Overview

MidWestOne is a diversified financial services holding company providing full-service community banking through its banking subsidiaries in south central and eastern Iowa. MidWestOne’s recent initiatives include the expansion of its banking activity through the establishment of a branch office in Davenport, Iowa in early 2006 and continued focus on non-banking activities to provide additional financial services such as investment brokerage and property casualty insurance to customers in the markets it serves. Additionally, MidWestOne derives a substantial portion of its revenue from its investments in pools of performing and non-performing loans referred to as loan pool participations. The profitability of MidWestOne depends primarily on its net interest income, provision for loan losses, noninterest income and noninterest expenses.

Net interest income is the difference between total interest income and total interest expense. Interest income is earned by MidWestOne on its loans made to customers, the investment securities it holds in its portfolio, and the interest and discount recovery generated from its loan pool participations. The interest expense incurred by MidWestOne results from the interest paid on customer deposits and borrowed funds. Fluctuations in net interest income can result from the changes in volumes of assets and liabilities as well as changes in market interest rates. The provision for loan losses reflects the cost of credit risk in MidWestOne’s loan portfolio and is dependent on increases in the loan portfolio and management’s assessment of the collectibility of the loan portfolio under current economic conditions. Noninterest income consists of service charges on deposit accounts, commissions and fees for securities brokerage, commissions from the sale of insurance policies, fees received for data processing services provided to nonaffiliated banks, mortgage loan origination fees, other fees and commissions, and realized security gains or losses. Noninterest expenses include salaries and employee benefits, occupancy and equipment expenses, professional fees, other noninterest expenses, and the amortization of intangible assets. These noninterest expenses are significantly influenced by the growth of operations, with additional employees necessary to staff new banking centers.

Performance Summary

For the nine months ended September 30, 2007, MidWestOne recorded net income of $4,010,000, or $1.08 per share basic and $1.07 per share diluted. This compares with $5,020,000, or $1.36 per share basic and $1.33 per share diluted, for the nine months ended September 30, 2006. Net income was $1,010,000, or 20 percent, less in the 2007 nine-month period due to a decrease in net interest income, a higher loan loss provision and an increase in noninterest expense.

For the year ended December 31, 2006, MidWestOne recorded net income of $6,441,000, or $1.74 per share basic and $1.71 per share diluted. This compares with $6,088,000, or $1.63 per share basic and $1.59 per share diluted, for the year ended December 31, 2005. Net income was $353,000, or 6 percent, greater in 2006 due to an increase in net interest income, a reduction in loan loss provision and an increase in noninterest income that was offset, in part, by increased noninterest expense.

On January 6, 2006, MidWestOne received the proceeds from the recovery of an agricultural loan that had been charged off in 2001. The proceeds included a loan principal recovery of $901,000 that was credited to the allowance for loan losses, $364,000 in interest that was recorded to interest income on loans and $50,000 credited to other loan income for the reimbursement of attorney fees incurred by MidWestOne in 2001. The interest income and fees contributed $.08 per share basic and diluted to MidWestOne’s full-year earnings in 2006.

Total assets of MidWestOne increased $23,976,000, or 3 percent, to $768,887,000 as of September 30, 2007 compared to $744,911,000 as of December 31, 2006, and increased $68,579,000 or 10 percent to $744,911,000 as of December 31, 2006 compared to $676,332,000 as of December 31, 2005. MidWestOne’s total loans outstanding at September 30, 2007 increased $29,529,000 or 6 percent compared with $503,832,000 at December 31, 2006, and total loans outstanding at December 31, 2006 increased 16 percent from $433,437,000 at December 31, 2005. Loan pool participations as of September 30, 2007 totaled $90,757,000, a decrease of 8 percent from the December 31, 2006 balance of $98,885,000, and as of December 31, 2006 represented a decrease of 5 percent from the December 31, 2005 balance of $103,570,000. Deposits as of September 30, 2007 decreased $2,353,000 or 0.4 percent to $558,262,000 compared to December 31, 2006, and as of December 31, 2006 increased $55,370,000 or 11 percent to $560,615,000 compared to December 31, 2005.

Return on average assets is a measure of profitability that indicates how effectively a financial institution utilizes its assets. It is calculated by dividing net income by average total assets. MidWestOne’s return on average assets was .72 percent and .97 percent, respectively, for the nine months ended September 30, 2007 and 2006, and was .92 percent for 2006, .93 percent for 2005 and .92 percent for 2004. The decline in the MidWestOne’s return on average assets for the nine months ended September 30, 2007 in comparison to the same period in 2006 was due to reduced net income in the 2007 period attributable to lower net interest income and greater provision for loan losses. Average total assets increased in the 2007 period, which also contributed to the lower return on assets. Although net income for the year 2006 was greater, average assets also increased during the year at a proportionally greater amount, thus contributing to the lower return on average assets in 2006 as compared to 2005.

Return on average equity indicates what MidWestOne earned on its shareholders’ investment and is calculated by dividing net income by average total shareholders’ equity. The return on average equity for MidWestOne was 8.48 percent and 11.19 percent, respectively, for the nine months ended September 30, 2007 and 2006, and was 10.65 percent for 2006, 10.49 percent for 2005 and 10.23 percent for 2004. The decline in return on average equity in the nine months ended September 30, 2007 compared with the nine months ended September 30, 2006 was mainly due to the decrease in net income for the 2007 period. The increase in return on average shareholders’ equity in 2006 compared to 2005 reflected the improved earnings of MidWestOne in 2006 with an increase in average shareholders’ equity.

Various operating and equity ratios for MidWestOne are presented in the table below for the periods and years indicated. The dividend payout ratio represents the percentage of MidWestOne’s net income that is paid to shareholders in the form of cash dividends. Average equity to average assets is a measure of capital adequacy that presents the percentage of average total shareholders’ equity compared to the average assets of MidWestOne. The equity to assets ratio expresses this ratio using the period-end amounts instead of on an average basis.

	Nine Months Ended September 30,		Year ended December 31,
	2007	2006	2006	2005	2004
Return on average total assets	0.72%	0.97%	0.92%	0.93%	0.92%
Return on average equity	8.48	11.19	10.65	10.49	10.23
Dividend payout ratio	50.00	38.97	40.80	41.72	44.16
Average equity to average assets	8.45	8.70	8.65	8.86	9.03
Equity to assets ratio (at period end)	8.40	8.49	8.39	8.63	8.75

Results of Operations

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

MidWestOne earned net income of $4,010,000 for the nine months ended September 30, 2007, compared with $5,020,000 for the nine months ended September 30, 2006, a decrease of $1,010,000 or 20 percent. The decrease in net income was primarily due to reduced net interest income, higher provision for loan losses and increased noninterest expense. On January 6, 2006, MidWestOne received the proceeds from the recovery of an agricultural loan that had been charged off in 2001. These proceeds included a loan principal recovery of $901,000 that was credited to the allowance for loan losses, $364,000 in interest that was recorded to interest income on loans and $50,000 credited to other loan income for the reimbursement of attorney fees incurred by MidWestOne in 2001. The interest income and fees recovered contributed $.08 per share basic and diluted to MidWestOne’s earnings in the nine months ended September 30, 2006. Basic and diluted earnings per share for the nine months ended September 30, 2007 were $1.08 and $1.07, respectively. This compares with basic and diluted earnings per share of $1.36 and $1.33, respectively, for the nine months ended September 30, 2006. MidWestOne’s return on average assets was .72 percent for the nine months ended September 30, 2007 and .97 percent for the nine months ended September 30, 2006. MidWestOne’s return on average equity was 8.48 percent for the nine months ended September 30, 2007, compared with 11.19 percent for the nine months ended September 30, 2006.

The following table presents selected financial results and measures for the nine months ended September 30, 2007 compared with the nine months ended September 30, 2006.

	Nine Months Ended September 30,
	2007	2006
Net Income	$4,010,000	$5,020,000
Average Assets	747,881,000	689,438,000
Average Shareholders’ Equity	63,203,000	60,004,000
Return on Average Assets	.72%	.97%
Return on Average Equity	8.48%	11.19%
Equity to Assets (end of period)	8.40%	8.49%

Net Interest Income. Net interest income is the total of interest income earned on earning assets less interest expense paid on interest bearing liabilities. Net interest income is affected by changes in the volume and yields on earning assets and the volume and rates paid on interest bearing liabilities. Net interest margin is a ratio measurement of the net return on interest earning assets computed by dividing net interest income on a tax-equivalent basis by the annual average balance of all interest earning assets. MidWestOne’s net interest income for the nine months ended September 30, 2007 decreased $902,000 or 5 percent to $18,382,000 from $19,284,000 for the nine months ended September 30, 2006. Total interest income was $3,417,000 greater in the first nine months of 2007 compared with the same period in 2006. Interest income excluding loan pool participations was $4,417,000, or 16 percent greater in the first nine months of 2007 in comparison with the nine months ended September 30, 2006 due primarily to an increase in the volume of loans and higher yields on loans and investment securities. Interest income and discount recovery on loan pool participations was $1,000,000 lower in the first nine months of 2007 compared to the same period of 2006 as a result of lower collections. The increase in interest income was offset by increased interest expense. Total interest expense for the nine months ended September 30, 2007 increased $4,319,000 or 29 percent compared with the same period in 2006 due to increased volumes and a higher cost of funds, reflecting the interest rate environment. MidWestOne’s net interest margin on a federal tax-equivalent basis for the first nine months of 2007 decreased to 3.66 percent from 4.13 percent in the first nine months of 2006. MidWestOne’s overall yield on earning assets increased to 7.41 percent for the first nine months of 2007 compared with 7.30 percent for the first nine months of 2006. The rate on interest-bearing liabilities increased in the nine months ended September 30, 2007 to 4.16 percent compared to 3.52 percent for the nine months ended September 30, 2006.

The following table presents a comparison of the average balance of earning assets, interest-bearing liabilities, interest income and expense, and average yields and costs on a federal tax-equivalent basis for the nine months ended September 30, 2007 and 2006.

	Nine months ended September 30,
	2007			2006
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Average earning assets:
Loans	519,382	28,968	7.46%	463,877	24,943	7.19%
Loan pool participations	87,273	6,134	9.40	91,816	7,134	10.39
Interest-bearing deposits	603	29	6.40	570	22	5.06
Investment securities:
Available for sale	73,373	2,728	4.97	69,089	2,206	4.27
Held to maturity	11,605	521	6.00	12,607	548	5.81
Federal funds sold	1,582	61	5.13	115	3	3.69

Total earning assets	693,818	38,441	7.41	638,074	34,856	7.30

Average interest-bearing liabilities:
Interest-bearing demand deposits	64,399	249	0.52	63,351	263	0.55
Savings deposits	105,627	2,136	2.70	113,770	2,005	2.36
Certificates of deposit	339,112	12,271	4.84	282,371	8,315	3.94
Federal funds purchased	8,493	340	5.37	9,935	393	5.29
Federal Home Loan Bank advances	92,155	3,444	5.00	89,348	3,183	4.76
Notes payable	4,502	266	7.90	5,068	286	7.53
Long-term debt	10,933	747	9.14	10,310	689	8.94

Total interest-bearing liabilities	625,221	19,453	4.16	574,153	15,134	3.52

Net interest income/interest spread		18,988	3.25		19,722	3.78

Net interest margin			3.66%			4.13%

The following table sets forth an analysis of volume and rate changes in interest income and interest expense of MidWestOne’s average earning assets and average interest-bearing liabilities reported on a fully tax-equivalent basis assuming a 34 percent tax rate. The table distinguishes between the changes related to average outstanding balances (changes in volume holding the initial interest rate constant) and the changes related to average interest rates (changes in average rate holding the initial outstanding balance constant). The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	Nine months ended September 30, 2007 Compared to 2006 Increase/ (Decrease) Due to
	Volume	Rate	Net
	(in thousands)
Interest income from average earning assets:
Loans	$3,069	$956	$4,025
Loan pool participations (1)	(342)	(658)	(1,000)
Interest-bearing deposits	1	6	7
Investment securities available for sale:
Taxable investments	(277)	293	16
Tax exempt investments	483	23	506
Investment securities held to maturity:
Taxable investments	3	(4)	(1)
Tax exempt investments	(57)	31	(26)
Federal funds sold	56	2	58

Total income from earning assets	2,936	649	3,585

Interest expense from average interest-bearing liabilities:
Interest-bearing demand deposits	6	(20)	(14)
Savings deposits	(216)	347	131
Certificates of deposit	1,850	2,106	3,956
Federal funds purchased	(61)	8	(53)
Federal Home Loan Bank advances	102	159	261
Notes payable	(40)	20	(20)
Long-term debt	42	16	58

Total expense form interest-bearing liabilities	1,683	2,636	4,319

Net interest income	$1,253	$(1,987)	$(734)

(1)	Includes interest income and discount realized on loan pool participations.

Interest income and fees on loans computed on a federal tax-equivalent basis increased $4,025,000 or 16 percent in the first nine months of 2007 compared to the same period in 2006. Total interest income and fees on loans for the first nine months of 2007 totaled $28,968,000 compared with $24,943,000 for the first nine months of 2006. Included in the total for the first nine months of 2006 was $324,000 of additional interest collected from the recovery of a previously charged-off loan that was received in January 2006. Average loans were $55,505,000 or 12 percent higher in the first nine months of 2007 compared with 2006, which contributed to the growth in interest income. The increase in loan volume reflects new loan originations primarily in the Waterloo, Oskaloosa and Belle Plaine, Iowa markets. Higher interest rates in the first nine months of 2007 compared with 2006 also contributed to the additional interest income generated in 2007. The average yield on loans increased to 7.46 percent for the first nine months of 2007, compared to 7.19 percent in the first nine months of 2006.

Interest and discount income on loan pool participations decreased $1,000,000 or 14 percent in the first nine months of 2007 compared with the same period in 2006. Interest income and discount collected on the loan pool participations for the nine months ended September 30, 2007 was $6,134,000 compared with $7,134,000 collected in the nine months ended September 30, 2006. The yield on loan pool participations was 9.40 percent for the first nine months of 2007 compared with 10.39 percent for the first nine months of 2006. The average loan pool participation investment balance was $4,543,000 lower in the first nine months of 2007 than in the same period of 2006.

Interest income on investment securities computed on a federal tax-equivalent basis increased $495,000 or 18 percent in the nine months ended September 30, 2007, compared with the nine months ended September 30, 2006 mainly due to higher yields on securities in the portfolio. Interest income on investment securities totaled $3,249,000 in the first nine months of 2007 compared with $2,754,000 for the first nine months of 2006. An increase in the average balance of the investment portfolio also contributed additional interest income. The average balance of investments for the first nine months of 2007 was $84,978,000 compared with $81,696,000 for the first nine months of 2006. The tax-equivalent yield on MidWestOne’s investment portfolio for the nine months ended September 30, 2007 increased to 5.11 percent from 4.51 percent in the comparable period of 2006 reflecting reinvestment of maturing securities at higher market interest rates.

Interest expense on deposits totaled $14,656,000 for the first nine months of 2007 compared to $10,583,000 for the first nine months of 2006. Interest expense was $4,073,000 or 38 percent greater in the nine months ended September 30, 2007 compared with the same period in 2006 mainly due to higher market interest rates and increased deposit volumes. The weighted average rate paid on interest-bearing deposits was 3.85 percent in the first nine months of 2007 compared with 3.08 percent for the first nine months of 2006. Average interest-bearing deposits for the first nine months of 2007 were $49,646,000 greater compared with the same period in 2006.

Interest expense on borrowed funds was $246,000 higher in the first nine months of 2007 compared with the same period in 2006. Interest on borrowed funds totaled $4,797,000 for the first nine months of 2007 compared with $4,551,000 in the same period of 2006. MidWestOne’s average borrowed funds balances were $1,422,000 higher in the nine months ended September 30, 2007 compared with the nine months ended September 30, 2006 resulting in additional interest expense. Higher market interest rates in 2007 compared with 2006 also contributed to additional interest expense in the first nine months of 2007. Average borrowed funds for the first nine months of 2007 were $116,083,000 compared with $114,661,000 for the same period in 2006. The weighted average rate paid on borrowed funds increased to 5.53 percent in the first nine months of 2007 compared with 5.31 percent in the first nine months of 2006.

Provision for Loan Losses. MidWestOne recorded a provision for loan losses of $739,000 in the nine months ended September 30, 2007. A provision for loan losses of $90,000 was taken in the nine months ended September 30, 2006. The recovery of $901,000 of a previously charged off agricultural loan was credited to the reserve in January 2006. Net loans charged off in the first nine months of 2007 totaled $1,133,000 compared with net recoveries of $668,000 in the first nine months of 2006.

Noninterest Income. Total noninterest income for the nine months ended September 30, 2007 was $4,542,000 compared with $4,367,000 for the nine months ended September 2006. Excluding investment security gains and losses, noninterest income for the first nine months of 2007 was $4,493,000 compared with $4,579,000 for the first nine months of 2006. This is a decrease of $86,000 or 2 percent in the first nine months of 2007 compared with the same period in 2006. Other customer service charges and fees increased $158,000 in the first nine months of 2007 compared with the same period of 2006 primarily due to higher ATM fees as a result of increased customer transaction volume. Brokerage commissions decreased $149,000 to $614,000 for the first nine months of 2007 due to reduced sales of securities to clients. Insurance commissions were $566,000 for the first nine months of 2007 compared with $555,000 in the first nine months of 2006. Mortgage loan origination fees on single-family real estate loans that were originated by MidWestOne and sold servicing-released to the secondary market increased $46,000 in the first nine months of 2007 compared to the first nine months of 2006 due to increased origination activity. Other operating income declined $168,000 for the nine months ended September 30, 2007 compared to the same period in 2006 primarily due to the reimbursement of attorney fees related to the charge-off recovery in the first quarter of 2006 and the receipt of other nonrecurring income in 2006. Recognized available for sale investment security gains totaled $49,000 in the first nine months of 2007 compared with a loss on the sale of investment securities of $212,000 in the first nine months of 2006.

Noninterest Expense. Total noninterest expense for the nine months ended September 30, 2007 was $16,389,000 compared with $16,039,000 for the nine months ended September 30, 2006, an increase of $350,000 or 2 percent. Salaries and benefits expense for the first nine months of 2007 was $387,000 or 4 percent higher compared with the same period in 2006. The increase was attributable to annual compensation adjustments and increased benefit costs. MidWestOne had an average of 220 full-time equivalent employees for the nine months ended September 30, 2007 compared with an average of 216 full-time equivalent employees for the nine months ended September 30, 2006. Professional fees increased $266,000 in the first nine months of 2007 due to increased legal fees, regulatory fees, costs associated with development and implementation of MidWestOne’s Sarbanes-Oxley initiative and merger-related costs. Other operating expenses decreased $229,000 or 8 percent in the first nine months of 2007 compared to the nine months of 2006 with much of the reduction related to lower marketing expenses and office supplies expense.

Income Tax Expense. MidWestOne incurred income tax expense of $1,786,000 for the nine months ended September 30, 2007 compared with $2,502,000 for the nine months ended September 30, 2006. The effective income tax rate as a percent of income before taxes for the nine months ended September 30, 2007 and 2006 was 30.8 percent and 33.3 percent, respectively. The effective tax rate varies from the statutory rate due to state taxes and the amount of tax-exempt income on municipal bonds earned during the period. Tax-exempt income on municipal bonds is greater in comparison to previous periods as the market yields on newly-purchased bonds has increased and MidWestOne has a higher volume of municipal bonds.

2006 Compared to 2005

Net Interest Income. Net interest income increased $591,000 or 2 percent in 2006 to $25,245,000 compared with $24,654,000 in 2005 due primarily to greater loan volumes and higher market interest rates. The net interest margin decreased in 2006 to 3.99 percent compared with 4.11 percent in 2005 as the increase in net interest income was proportionately less than the increase in average earning assets.

Total interest income increased $6,374,000 or 16 percent in 2006 compared with 2005. Interest and fees on loans and interest on other earning assets increased in 2006, while interest and discount on loan pools and interest income on investment securities declined. Interest income on loans totaled $33,897,000 in 2006, an increase of $7,379,000 or 28 percent compared with 2005. The higher interest income on loans was due to growth in loan volumes and higher market interest rates. The average volume of loans outstanding in 2006 was $57,340,000 greater than in 2005. Most of this increase was in the agricultural operating, agricultural real estate, commercial and commercial real estate loan categories. A significant portion of MidWestOne’s loan growth is attributable to opening a new branch in the Davenport, Iowa market early in 2006 and to continued expansion and loan demand in the Waterloo/Cedar Falls, Iowa market. The increase in the national prime rate has benefited MidWestOne as the overall average rate on the total loan portfolio increased to 7.23 percent for 2006 compared with 6.41 percent for 2005. Interest and discount on loan pools decreased $1,080,000 or 11 percent in 2006 compared with 2005. The average balance of loan pools was $92,133,000 in 2006 compared with $100,808,000 in 2005, a decrease of $8,675,000 or 9 percent. This decrease in volume contributed to the reduction in interest income, as did a lower yield on the loan pools. The average yield on loan pools declined to 9.92 percent in 2006 from 10.14 percent in 2005. The lower yield on loan pools in 2006 was due to reduced collection cash flow. Interest income on investment securities declined $19,000 in 2006 to $3,299,000. This compares with $3,318,000 in 2005. The average balance of investment securities declined $9,463,000 as the proceeds from maturing securities were utilized to fund loan growth. The average tax-equivalent yield on the investment portfolio increased to 4.59 percent in 2006 compared with 3.99 percent in 2005 as lower-yielding securities matured and were replaced with securities having a higher market rate, which helped to offset the decrease in volume. The overall yield on earning assets increased to 7.27 percent in 2006 from 6.66 percent in 2005, while total earning assets averaged $647,609,000, or $40,513,000 higher in 2006.

Growth in deposits, additional borrowed funds and higher market interest rates contributed to an increase in total interest expense for 2006 in comparison to 2005. Total interest expense increased $5,783,000 or 37 percent in 2006 to $21,209,000. Total interest-bearing deposits averaged $34,377,000 higher in 2006 compared with 2005, while the average rate paid on deposits increased to 3.21 percent in 2006 versus 2.28 percent in 2005. Interest expense on deposits was $15,045,000 in 2006, an increase of $5,156,000 or 52 percent from 2005. Factors that contributed to the increase in interest expense on deposits for the year 2006 compared to 2005 include higher market interest rates and growth in the interest-bearing deposit totals resulting from an emphasis by MidWestOne on attracting more deposits. In order to attract more deposits in its markets, MidWestOne increased the rates it paid on selected terms of certificates of deposit to meet or exceed the competition’s rates. Throughout the year 2006, MidWestOne averaged $7,849,000 in Fed Funds Purchased compared with $7,698,000 for 2005. Interest expense on Fed Funds Purchased increased $146,000 in 2006 compared with 2005 primarily due to higher market interest rates. The interest rates on Fed Funds Purchased correlate directly with the actions taken by the Federal Reserve to raise the discount rate in 2006. The average rate paid by MidWestOne on Fed Funds Purchased increased to 5.32 percent in 2006 compared with 3.54 percent in 2005, which increased interest expense. The average balance of Federal Home Loan Bank Advances was $6,764,000 greater in 2006, with the average rate paid increasing to 4.83 percent in 2006 from 4.61 percent in 2005. The additional Federal Home Loan Bank Advances were utilized to fund loan growth. The increase in average rate was due to maturing advances that either were paid off or renewed at higher rates during the year. Interest expense on Federal Home Loan Bank Advances was $513,000 higher in 2006 compared with 2005. The average rate paid on all interest-bearing liabilities increased to 3.64 percent for 2006, compared with 2.82 percent for 2005.

The following table presents a comparison of the average balance of earning assets, interest-bearing liabilities, interest income and expense, and average yields and costs for the years indicated. Interest income on tax-exempt securities is reported on a fully tax-equivalent basis assuming a 34 percent tax rate. Dividing income or expense by the average balances of assets or liabilities results in such yields and costs. Average balances are derived from daily balances. Nonaccrual loans are included in the loan category.

	Year ended December 31,
	2006			2005			2004
	Average Balance	Interest Income(2)/ Expense	Average Rate/ Yield	Average Balance	Interest Income(2)/ Expense	Average Rate/ Yield	Average Balance	Interest Income(2)/ Expense	Average Rate/ Yield
Average earning assets:
Loans(1)	$471,312	$34,052	7.23%	$413,972	$26,518	6.41%	$391,131	$23,885	6.11%
Loan pool participations	92,133	9,142	9.92	100,808	10,222	10.14	89,430	9,395	10.50
Interest-bearing deposits	541	32	5.78	393	9	2.25	498	4	0.84
Investment securities available for sale:
Taxable investments	58,097	2,379	4.09	74,869	2,671	3.57	90,214	3,455	3.83
Tax exempt investments	11,351	652	5.75	4,193	239	5.70	3,478	203	5.83
Investment securities held to maturity:
Taxable investments	456	26	5.72	220	13	5.90	1,347	118	8.77
Tax exempt investments	12,056	702	5.83	12,141	721	5.93	7,415	501	6.76
Federal funds sold	1,663	84	5.05	500	13	2.70	3,329	50	1.49

Total earning assets	$647,609	$47,069	7.27	$607,096	$40,406	6.66	$586,842	$37,611	6.41

Average interest-bearing liabilities:
Interest-bearing checking	$64,056	$347	0.54	$67,591	$321	0.47	64,203	239	0.37
Savings	114,040	2,818	2.47	119,850	1,677	1.40	124,106	1,328	1.07
Certificates of deposit	289,932	11,880	4.10	246,210	7,891	3.20	232,373	6,770	2.91
Federal funds purchased	7,849	418	5.32	7,698	272	3.54	5,578	82	1.47
Federal Home Loan Bank advances	92,091	4,446	4.83	85,327	3,933	4.61	82,250	3,975	4.83
Notes payable	4,881	373	7.63	9,998	583	5.83	10,108	428	4.23
Long-term debt	10,310	927	8.99	10,310	749	7.26	10,310	548	5.32

Total interest-bearing liabilities	$583,159	$21,209	3.64	$546,984	$15,426	2.82	$528,928	$13,370	2.53

Net interest income		$25,860	3.63		$24,980	3.84		$24,241	3.88

Net interest margin(3)			3.99%			4.11%			4.13%

(1)	Average loans outstanding includes the daily average balance of non-performing loans. Interest on these loans does not include additional interest of $196,000, $353,000, and $166,000 for 2006, 2005 and 2004, respectively, which would have been accrued based on the original terms of these loans compared to the interest that was actually recorded. Interest earned on loans includes loan fees (which are not material in amount).
(2)	Includes interest income and discount realized on loan pool participations.
(3)	Net interest margin is net interest income divided by average total earning assets.

The following table sets forth an analysis of volume and rate changes in interest income and interest expense of MidWestOne’s average earning assets and average interest-bearing liabilities reported on a fully tax-equivalent basis assuming a 34% tax rate. The table distinguishes between the changes related to average outstanding balances (changes in volume holding the initial interest rate constant) and the changes related to average interest rates (changes in average rate holding the initial outstanding balance constant). The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	Year ended December 31,
	2006 Compared to 2005 Increase/(Decrease) Due to			2005 Compared to 2004 Increase/(Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(in thousands)
Interest income from average earning assets:
Loans	$3,917	$3,617	$7,534	$1,432	$1,201	$2,633
Loan pool participations(1)	(865)	(215)	(1,080)	1,162	(335)	827
Interest-bearing deposits	5	18	23	(1)	6	5
Investment securities available for sale:
Taxable investments	(651)	359	(292)	(559)	(225)	(784)
Tax exempt investments	411	2	413	41	(5)	36
Investment securities held to maturity:
Taxable investments	13	—	13	(75)	(30)	(105)
Tax exempt investments	(6)	(13)	(19)	287	(67)	220
Federal funds sold	52	19	71	(60)	23	(37)

Total income from earning assets	2,876	3,787	6,663	2,227	568	2,795

Interest expense from average interest-bearing liabilities:
Interest-bearing checking	(18)	44	26	14	68	82
Savings	(85)	1,226	1,141	(47)	396	349
Certificates of deposit	1,553	2,436	3,989	418	703	1,121
Federal funds purchased	6	140	146	40	150	190
Federal Home Loan Bank advances	321	192	513	146	(188)	(42)
Notes payable	(356)	146	(210)	(5)	160	155
Long-term debt	—	178	178	—	201	201

Total expense from interest-bearing liabilities	1,421	4,362	5,783	566	1,490	2,056

Net interest income	$1,455	$(575)	$880	$1,661	$(922)	$739

(1)	Includes interest income and discount realized on loan pool participations.

Provision for Loan Losses. The provision for loan losses recorded by MidWestOne for 2006 was $180,000, a decrease of $288,000 or 62 percent, compared with the provision of $468,000 for 2005. Early in 2006, MidWestOne recovered $901,000 from an agricultural loan that had been charged off in 2001. This amount was credited to the allowance for loan losses. Management determines an appropriate provision based on its evaluation of the adequacy of the allowance for loan losses in relationship to a continuing review of current collection risks within its loan portfolio, identified problem loans, the current local and national economic conditions, actual loss experience, regulatory policies, and industry trends. The reduction in the provision for loan losses in 2006 compared with 2005 primarily reflects the recovery of the previously charged off loan. Net loan recoveries for 2006 totaled $502,000 compared with net charge-offs of $202,000 in 2005. The effect of the recovery was partially offset by growth in MidWestOne’s loan portfolio, identified problem loans and local economic conditions as management evaluated the allowance for loan losses and the provision for losses required to maintain an adequate level in the allowance.

Noninterest Income. Noninterest income (including realized investment security gains and losses) increased $1,500,000 or 34 percent in 2006 to $5,928,000. This compares with noninterest income of $4,428,000 for 2005. MidWestOne recognized losses of $212,000 from the sale of investment securities available for sale in 2006 compared with realized gains of $28,000 in 2005. During 2006, MidWestOne executed two sales of investment securities available for sale. The first sale involved five securities having a par value of $6,530,000 with a remaining average maturity of 10 months and a yield of 2.57 percent. These securities were sold with a recognized loss of $126,000 with the proceeds utilized to fund loan demand. A second sale of $4,000,000 with a remaining average maturity of 10 months and a weighted-average yield of 3.11 percent resulted in a loss of $86,000. The proceeds from this sale were reinvested in similar securities with an average maturity of 7.4 years and yield of 5.81 percent. The transaction was undertaken to improve the overall yield of MidWestOne’s investment portfolio in view of the interest rate yield curve. Excluding security losses recognized and gains realized, noninterest income was $6,140,000 for 2006 compared with $4,400,000 for 2005. Service charges increased $526,000 in 2006 with much of the additional income due to increased overdraft fees following the implementation of an overdraft protection program late in 2005. Brokerage commissions attributable to MWI increased $431,000 or 76 percent in 2006 as a result of growth in investment sales to clients. Insurance commissions generated by MW Insurance and by Bank sales of credit life insurance totaled $705,000 in 2006 compared with $218,000 in 2005, in increase of $487,000. MidWestOne acquired MW Insurance in September 2005, so there is not a full-year comparison. Secondary market mortgage loan origination fees increased $137,000 or 31 percent reflecting additional lending activity in the Davenport market and continued demand in other markets. Mortgage origination fees are very dependent on new mortgage loan originations and customers refinancing real estate loans to take advantage of lower market interest rates. Depending on future interest rates, the level of refinancing activity may change. If the refinancing activity slows, mortgage origination fee income may be reduced in subsequent periods. Other operating income totaled $483,000 in 2006, an increase of $209,000 or 76 percent in 2006. The increase was primarily due to the nonrecurring gain on the sale of MidWestOne’s minority interest in a commercial real estate development partnership.

Noninterest Expense. Noninterest expense totaled $21,459,000 for 2006 compared with $19,415,000 for 2005, an increase of $2,044,000 or 11 percent. Salaries and employee benefits increased $1,716,000 or 16 percent in 2006 due to the additional employees of the new Davenport office, the full year effects of the MW Insurance acquisition, annual compensation adjustments, greater health insurance costs and increased other benefit costs. Net occupancy expense increased $23,000 to $3,491,000 in 2006. Data processing expense was $656,000 in 2006 compared with $451,000 in 2006, reflecting higher computer supplies and personal computer expenses. Other intangible asset amortization decreased to $289,000 in 2006 from $305,000 in 2005 reflecting the utilization of accelerated amortization method for the customer list intangible of MWI and MW Insurance. Professional fees were $507,000 or 52 percent lower in 2006 compared with 2005 primarily due to reduced attorney and consultant fees. Other operating expense increased $623,000 or 18 percent in 2006 reflecting increased advertising, donations, internet banking costs, loan department expenses relating to foreclosed property, cash shortages and losses.

Income Tax Expense. Income taxes decreased $18,000 in 2006 compared with 2005 due to an increase in the amount of tax-exempt income. MidWestOne’s consolidated income tax rate varies from the statutory rate mainly due to the amount of tax-exempt income. The 2006 effective income tax as a percentage of income before tax was 32.4 percent, compared with 33.8 percent for 2005.

2005 Compared to 2004

Net Interest Income. Net interest income increased $652,000 or 3 percent in 2005 to $24,654,000 compared with $24,002,000 in 2004 due primarily to greater loan volumes and higher interest rates. The net interest margin decreased slightly in 2005 to 4.11 percent compared with 4.14 percent in 2004 as the increase in net interest income was proportionately less than the increase in average earning assets.

Total interest income increased $2,708,000 or 7 percent in 2005 compared with 2004. Interest and fees on loans and interest and discount on loan pools increased in 2005, while interest income on investment securities and other earning assets declined. Interest income on loans totaled $26,518,000 in 2005, an increase of $2,633,000 or 11 percent compared with 2004. The higher interest income on loans was due to growth in loan volumes and higher market interest rates. The average volume of loans outstanding in 2005 was $22,841,000 greater than in 2004. Most of this increase was in the commercial, commercial real estate and residential real estate loan categories. A significant portion of MidWestOne’s loan growth is attributable to the Waterloo/Cedar Falls, Iowa market. The increase in the prime rate during 2005 benefited MidWestOne as the overall average rate on the total loan portfolio increased to 6.41 percent for 2005 compared with 6.11 percent for 2004. Interest and discount on loan pools increased $827,000 or 9 percent in 2005 compared with 2004. The average balance of loan pools was $100,808,000 in 2005 compared with $89,430,000 in 2004, an increase of $11,378,000 or 13 percent. This increase in volume contributed to the higher interest income. The average yield on loan pools declined to 10.14 percent in 2005 from 10.50 percent in 2004, thereby offsetting some of the increase in interest and discount income attributable to the higher volume. The lower yield on loan pools in 2005 was due to reduced collection cash flow. Interest income on investment securities declined $720,000 in 2005 to $3,318,000. This compares with $4,038,000 in 2004 and reflects a decline in the average balance of investment securities of $11,031,000 as the proceeds from maturing securities were utilized to fund loan growth. The average tax-equivalent yield on the investment portfolio declined to 3.99 percent in 2005 compared with 4.18 percent in 2004 as higher-yielding securities matured and were replaced with securities having a lower market yield, also contributing to the reduction in interest income. The overall yield on earning assets increased to 6.66 percent in 2005 from 6.41 percent in 2004, while total earning assets averaged $607,096,000, or $20,254,000 higher in 2005.

Growth in deposits, greater utilization of borrowed funds and higher market interest rates all contributed to an increase in total interest expense for 2005 in comparison to 2004. Interest expense increased $2,056,000 or 15 percent in 2005 to $15,426,000. Total interest-bearing deposits averaged $12,969,000 higher in 2005 compared with 2004, while the average rate paid on deposits increased to 2.28 percent in 2005 versus 1.98 percent in 2004. Interest expense on deposits was $9,889,000 in 2005, an increase of $1,552,000 or 19 percent from 2004. Factors that contributed to the increase in interest expense on deposits for the year 2005 compared to 2004 include higher market interest rates and growth in the interest-bearing deposit totals resulting from an emphasis by MidWestOne on attracting more deposits. In order to attract more deposits in its markets, MidWestOne increased the rates it paid on selected terms of certificates of deposit to meet or exceed the competition’s rates. Throughout the year 2005, MidWestOne averaged $7,698,000 in Fed Funds Purchased compared with $5,578,000 for 2004, with the greater balance contributing to the $190,000 increased interest expense. The interest rates on Fed Funds Purchased correlate directly with the actions taken by the Federal Reserve to raise the discount rate in 2005. The average rate paid by MidWestOne on Fed Funds Purchased increased to 3.54 percent in 2005 compared with 1.47 percent in 2004, also contributing to the increased interest expense. The average balance of Federal Home Loan Bank Advances was $3,077,000 greater in 2005, but the average rate paid declined to 4.61 percent in 2005. This decline in average rate was due to maturing advances that either were paid off or renewed at lower rates during the year. Interest expense on Federal Home Loan Bank Advances was $42,000 lower in 2005 compared with 2004. The average rate paid on all interest-bearing liabilities was 2.82 percent for 2005 compared with 2.53 percent for 2004.

Provision for Loan Losses. The provision for loan losses recorded by MidWestOne for 2005 was $468,000, a decrease of $390,000 or 45 percent, compared with the provision of $858,000 for 2004. Management determines an appropriate provision based on its evaluation of the adequacy of the allowance for loan losses in relationship to a continuing review of current collection risks within its loan portfolio, identified problem loans, the current local and national economic conditions, actual loss experience, regulatory policies, and industry trends. The reduction in the provision for loan losses in 2005 primarily reflects the decrease in net loans charged off in 2005 compared with 2004. Net loan charge-offs for 2005 were $202,000 compared with $970,000 in 2004. The effect of the reduction in net charge-offs was partially offset by growth in MidWestOne’s loan portfolio, identified problem loans and local economic conditions as management evaluated the allowance for loan losses and the provision for losses required to maintain an adequate level in the allowance.

Noninterest Income. Noninterest income (including realized investment security gains) increased $152,000 or 4 percent in 2005 to $4,428,000. This compares with noninterest income of $4,276,000 for 2004. MidWestOne realized gains of $28,000 from the sale of investment securities available for sale in 2005 compared with

$226,000 in 2004. Excluding security gains realized, noninterest income was $4,400,000 for 2005 and $4,050,000 for 2004. Service charges and other fees increased $388,000 in 2005 with much of the additional income due to increased brokerage commissions attributable to MWI. Data processing income and secondary market mortgage loan origination fees declined slightly. Other operating income increased minimally in 2005.

Noninterest Expense. Noninterest expense totaled $19,415,000 for 2005 compared with $18,513,000 for 2004, an increase of $902,000 or 5 percent. Salaries and employee benefits increased $291,000 or 3 percent in 2005 due to the additional employees of MWI and MW Insurance, annual compensation adjustments, greater health insurance costs and increased other benefit costs. Net occupancy expense increased $246,000 or 8 percent in 2005 mainly due to increased real estate taxes, higher utilities cost and greater maintenance agreement cost on data processing equipment. Professional fees were $121,000 or 14 percent higher in 2005 compared with 2004 primarily due to consultant fees. Other operating expense increased $243,000 in 2005 reflecting increased advertising, donations, internet banking costs, loan department expenses relating to foreclosed property, cash shortages and losses.

Income Tax Expense. Income taxes increased $33,000 in 2005 compared with 2004. The amount of income before tax was greater in 2005, thus increasing income tax expense. MidWestOne’s consolidated income tax rate varies from the statutory rate mainly due to the amount of tax-exempt income. The 2005 effective income tax as a percentage of income before tax was 33.8 percent, compared with 34.6 percent for 2004.

Analysis of Financial Condition at September 30, 2007

Total assets as of September 30, 2007 were $768,887,000 compared with $744,911,000 as of December 31, 2006, an increase of $23,976,000 or 3 percent. As of September 30, 2007, MidWestOne had $18,545,000 of federal funds purchased compared with $465,000 purchased as of December 31, 2006. Federal funds are purchased on a short-term basis to meet liquidity needs.

Investment Securities

Investment securities available for sale totaled $76,613,000 as of September 30, 2007. This is an increase of $5,870,000 from $70,743,000 as of December 31, 2006. The proceeds from paydown in the loan pool participations and the proceeds from maturing held to maturity securities were utilized to purchase additional investment securities. Investment securities classified as held to maturity declined to $10,865,000 as of September 30, 2007, compared with $12,220,000 on December 31, 2006.

The following table sets forth certain information with respect to the book value of MidWestOne’s investment portfolio as of September 30, 2007 and 2006.

	September 30,
	2007	2006
	(in thousands)
Securities available for sale:
U.S. government agency securities	$27,611	$24,724
Mortgage-backed securities	14,579	16,823
Obligations of states and political subdivisions	23,884	14,887
Corporate debt securities	3,251	8,692

Total debt securities	69,325	65,126
Federal Home Loan Bank stock	6,143	5,895
Equity securities	1,145	794

Total securities available for sale	76,613	71,815

Securities held to maturity:
Mortgage-backed securities	120	137
Obligations of states and political subdivisions	10,745	12,099
Corporate debt securities	—	—

Total securities held to maturity	10,865	12,236

Total investment securities	$87,478	$84,051

The following table sets forth the contractual maturities of investment securities as of September 30, 2007 and the weighted average yields (for tax-exempt obligations on a fully tax-equivalent basis assuming a 34 percent tax rate) of such securities. As of September 30, 2007, MidWestOne held no securities with a book value exceeding 10 percent of shareholders’ equity.

	Maturity
	Within One Year		After One but Within Five Years		After Five but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Securities available for sale:
U.S. government agency securities	$4,355	$3.74%	$17,040	5.09%	$5,980	5.65%	$—	—%
Mortgage-backed securities	388	3.43	14,501	4.08	—	—	—	—
Obligations of states and political subdivisions	740	5.10	3,585	6.18	12,104	5.90	7,553	6.42
Corporate debt securities	754	3.45	2,528	4.96	—	—	—	—

Total securities available for sale	6,237	3.85	37,654	4.80	18,084	5.82	7,553	6.42

Securities held to maturity:
Mortgage-backed securities	—	—	—	—	120	6.02	—	—
Obligations of states and political subdivisions	1,835	6.71	7,017	5.96	1,893	5.97	—	—

Total securities held to maturity	1,835	6.71	7,017	5.96	2,013	5.97	—

Total investment securities	$8,072	4.50%	$44,671	4.98%	$20,097	5.83%	$7,553	6.42%

Loans

Total loans were $533,361,000 as of September 30, 2007, compared with $503,832,000 as of December 31, 2006, an increase of $29,529,000 or 6 percent. Much of the growth in the first nine months of 2007 came from commercial, agricultural operating, agricultural real estate and commercial real estate loans. As of September 30, 2007, MidWestOne’s loan to deposit ratio was 95.5 percent compared with a year-end 2006 loan to deposit ratio of 89.9 percent. As of September 30, 2007, loans secured by residential real estate comprised the largest category in the portfolio at approximately 24 percent of total loans. Commercial loans were the next largest category at 18 percent. Commercial real estate loans made up approximately 15 percent of the total loan portfolio. Agricultural loans were approximately 14 percent of the total loan portfolio. Construction and land development loans comprised approximately 12 percent of the portfolio, and agricultural land loans were 11 percent. Multifamily residential real estate comprised 3 percent of the portfolio, and loans to individuals also constituted 3 percent of the portfolio. The loan percentages did not change significantly from December 31, 2006.

MidWestOne has very minimal exposure to subprime mortgages in its loan portfolio. MidWestOne’s loan policy provides a guideline that real estate mortgage borrowers have a credit score of 640 or greater. Exceptions to the guideline have been noted, but the overall exposure is deemed minimal by management. Mortgages originated by MidWestOne and sold on the secondary market are typically underwritten according to the guidelines of the secondary market investors. These mortgages are on a non-recourse basis, thereby minimizing any subprime exposure.

The following table shows the composition of MidWestOne’s loan portfolio as of September 30, 2007 and 2006. Total loans do not include the MidWestOne’s investment in loan pool participations.

	September 30,
	2007		2006
	Amount	% of Total	Amount	% of Total
	(dollars in thousands)
Agricultural	$75,420	14.1%	$66,377	13.6%
Commercial	98,385	18.5	80,502	16.5
Real estate:
1-4 family residences	127,322	23.9	131,121	26.8
5+ residential property	14,973	2.8	14,632	3.0
Agricultural	57,743	10.8	45,437	9.3
Construction	65,169	12.2	53,746	11.0
Commercial	78,507	14.7	81,916	16.7

Real estate total	343,714	64.4	326,852	66.8

Installment	15,842	3.0	15,433	3.1

Total loans (1)	$533,361	100.0%	$489,164	100.0%

Total assets	$768,887		$719,094

Loans to total assets		69.4%		68.0%

(1)	Total loans do not include MidWestOne’s investments in loan pool participations.

The following table sets forth the remaining maturities for certain loan categories as of September 30, 2007.

	Due Within One Year	Due in One to Five Years	Due After Five Years	Total
	(in thousands)
Agricultural	$57,804	$13,764	$3,852	$75,420
Commercial	47,920	42,986	7,479	98,385
Real estate:
1-4 family residences	9,558	28,186	89,578	127,322
5+ residential property	5,053	9,576	344	14,973
Agricultural	6,468	27,200	24,075	57,743
Construction	44,935	18,289	1,945	65,169
Commercial	13,177	42,506	22,824	78,507

Real estate total	79,191	125,757	138,766	343,714

Installment	4,155	10,886	801	15,842

Total loans	$189,070	$193,393	$150,898	$533,361

Loan Pool Participations

As of September 30, 2007, MidWestOne had loan pool participations of $90,757,000, a decrease of $8,128,000 or 8 percent from the December 31, 2006 balance of $98,885,000. The decrease in the loan pool participations is the result of collections of loan pool participations during the period. The loan pool investment balance shown as an asset on MidWestOne’s Statement of Condition represents the discounted purchase cost of the loan pool participations. The average loan pool participation balance of $87,273,000 for the first nine months of 2007 was $4,543,000 lower than the average balance of $91,816,000 for the first nine months of 2006. MidWestOne placed numerous bids on loan pools during the first nine months of 2007 and was successful in purchasing $23,310,000. Most of the purchases occurred in the third quarter of 2007. In comparison, during the first nine months of 2006, MidWestOne purchased $21,150,000 in loan pool participations. As of September 30, 2007, the categories of loans by collateral type in the loan pools were commercial real estate—50 percent, commercial loans—18 percent, agricultural real estate—11 percent, single-family residential real estate—12 percent and other loans—9 percent. MidWestOne has very minimal exposure in loan pools to consumer real estate subprime credit. Most of the basis in loans identified with borrowers or guarantors having credit scores categorized as subprime relates to additional collateral taken to reduce exposure on commercial or commercial real estate loans. MidWestOne does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit.

Goodwill and Other Intangible Assets

Goodwill totaled $13,405,000 as of September 30, 2007 and December 31, 2006. Goodwill is subject to testing at least annually for impairment in accordance with the provisions of Financial Accounting Standards Board Statement No. 142. No impairment write-down of goodwill has been recorded.

Other intangible assets decreased to $938,000 as of September 30, 2007 from the December 31, 2006 total of $1,128,000 reflecting the amortization of intangible assets. The gross carrying amount of other intangible assets and the associated accumulated amortization at September 30, 2007 and December 31, 2006 is presented in the table below. Amortization expense for other intangible assets for the nine months ended September 30, 2007 and 2006 was $190,000 and $222,000, respectively.

	Gross Carrying Amount	Accumulated Amortization	Unamortized Intangible Assets
	(in thousands)
September 30, 2007
Other intangible assets:
Core deposit premium	$3,281	2,832	449
Customer list intangible	$786	297	489

Total	$4,067	$3,129	$938

December 31, 2006
Other intangible assets:
Core deposit premium	$3,281	2,716	565
Customer list intangible	$786	223	563

Total	$4,067	$2,939	$1,128

Amortization of intangible assets is recorded using an accelerated method based on the estimated life of the core deposit intangible. Projections of amortization expense are based on existing asset balances and the remaining useful lives. The following table shows the estimated future amortization expense.

	Core Deposit Premium	Customer List Intangible	Totals
	(in thousands)
Three months ending December 31, 2007	$39	23	62
Year ending December 31,
2008	156	87	243
2009	127	79	206
2010	41	71	112
2011	41	62	103
2012	41	54	95
Thereafter	4	113	117

Deposits

Total deposits as of September 30, 2007 were $558,262,000 compared with $560,615,000 as of December 31, 2006, a decrease of $2,353,000. Certificates of deposit remain the largest category of deposits at September 30, 2007 representing approximately 61 percent of total deposits. Of the $340,550,000 in certificates of deposit, certificates greater than $100,000 totaled $80,520,000. Based on historical experience, management anticipates that many of the maturing certificates of deposit will be renewed upon maturity. Maintaining competitive market interest rates will facilitate MidWestOne’s retention of certificates of deposit. Savings and money market accounts constituted approximately 19 percent of total deposits with interest-bearing demand deposits at 11 percent of total deposits and demand deposits approximating 9 percent of deposits.

The following table sets forth the average amount of and the average rate paid on deposits by deposit category for the nine months ended September 30, 2007 and 2006.

	Nine Months ended September 30,
	2007		2006
	Average Balance	Rate	Average Balance	Rate
	(dollars in thousands)
Non-interest bearing demand deposits	$50,973	—	$48,794	—
Interest-bearing demand (NOW and money market)	64,399	0.52%	63,351	0.55%
Savings deposits	105,627	2.70	113,770	2.36
Certificates of deposit	339,112	4.84	282,371	3.94

Total deposits	$560,111	3.50%	$508,286	2.78%

The following table summarizes certificates of deposit in amounts of $100,000 or more by time remaining until maturity as of September 30, 2007. These time deposits are made by individuals, corporations and public entities, all of which are located in MidWestOne’s market area or are State of Iowa public funds.

September 30, 2007
(in thousands)
Three months or less	$32,845
Over three through six months	12,531
Over six months through one year	19,032
Over one year	16,112

Total	$80,520

Borrowed Funds/Notes Payable

MidWestOne had $18,545,000 federal funds purchased on September 30, 2007. There was $465,000 in federal funds purchased on December 31, 2006. During the first nine months of 2007, MidWestOne had an average balance of federal funds purchased of $8,493,000. Advances from the Federal Home Loan Bank totaled $90,600,000 as of September 30, 2007 compared with $99,100,000 as of December 31, 2006. MidWestOne utilizes Federal funds purchased and Federal Home Loan Bank advances as a supplement to customer deposits to fund earning assets. Notes payable decreased to $2,500,000 as of September 30, 2007 compared with $4,050,000 on December 31, 2006. Long-term debt in the form of pooled trust preferred securities was $25,774,000 as of September 30, 2007 compared with $10,310,000 as of December 31, 2006.

On September 20, 2007, MidWestOne issued $15,464,000 in additional pooled trust preferred securities with a maturity of December 15, 2037. Interest on these trust preferred securities is payable quarterly with the interest rate on 50 percent of the amount fixed at 6.478 percent for five years and the remaining 50 percent variable at the three month LIBOR rate plus 1.59 percent. The trust preferred securities are callable at MidWestOne’s option at par after 5 years.

MidWestOne anticipates redeeming the original $10,310,000 in trust preferred securities on December 31, 2007 at par. The interest rate on the existing trust preferred securities is variable quarterly at the three month LIBOR rate plus 3.65 percent. As of September 30, 2007, MidWestOne had $254,000 of unamortized issuance costs associated with the $10,310,000 trust preferred securities. In the event the trust preferred is redeemed, MidWestOne would incur a charge to earnings for the amount of the unamortized issuance costs.

The following table summarizes the outstanding amount of and the average rate on borrowed funds as of September 30, 2007 and 2006.

	September 30,
	2007		2006
	Balance	Average Rate	Balance	Average Rate
	(dollars in thousands)
Long-term debt (1)	$25,774	7.73%	$10,310	9.16%
Notes payable (2)	2,500	7.15	4,550	7.65
Federal Home Loan Bank advances	90,600	4.89	103,100	4.91
Federal funds purchased	18,545	5.27	9,005	5.59

Total	$137,419	5.52%	$126,965	5.40%

(1)	On June 27, 2002, MidWestOne obtained $10,310,000 in long-term subordinated debt from its participation in the issuance of a pooled trust preferred security. The trust preferred has a 30 year maturity, does not require any principal amortization and is callable after five years at par at the issuers’ option. The interest rate is variable based on the three month Libor rate plus 3.65 percent, with interest payable quarterly. On September 20, 2007, MidWestOne obtained $15,464,000 in long-term subordinated debt from its participation in the issuance of a pooled trust preferred security. The trust preferred matures December 15, 2037, does not require any principal amortization and is callable after five years at par at the issuers’ option. The interest rate on $7,732,000 is fixed for five years at 6.478 percent, with the interest rate on the remaining $7,732,000 variable based on the three month Libor rate plus 1.59 percent. Interest is payable quarterly.
(2)	The notes payable balance at September 30, 2007, consists of $2,500,000 on a term note with Harris N.A. MidWestOne also has available a revolving line of credit of $5,000,000 with Harris N.A. Both notes have a variable interest rate at 0.60 percent below the lender’s prime rate. Interest is payable quarterly. The revolving line of credit matures April 30, 2008. The term note calls for a five semi-annual payments of $500,000 until maturity on November 30, 2009.

The maximum amount of borrowed funds outstanding at any month end for the nine months ended September 30, 2007 and 2006 is as follows:

	Nine Months ended September 30,
	2007	2006
	(in thousands)
Long-term debt	$25,774	$10,310
Notes payable	5,050	6,100
Federal Home Loan Bank advances	97,100	103,100
Federal funds purchased	23,845	18,095

The following table sets forth the average amount of and the average rate paid on borrowed funds for the nine months ended September 30, 2007 and 2006.

	Nine Months ended September 30,
	2007		2006
	Average Balance	Average Rate	Average Balance	Average Rate
	(dollars in thousands)
Long-term debt	$10,933	9.14%	$10,310	8.94%
Notes payable	4,502	7.90	5,068	7.53
Federal Home Loan Bank advances	92,155	5.00	89,348	4.76
Federal funds purchased	8,493	5.37	9,935	5.29

Total	$116,083	5.53%	$114,661	5.31%

Nonperforming Assets

MidWestOne’s nonperforming assets totaled $6,207,000 (1.16 percent of total loans) as of September 30, 2007, compared to $5,989,000 (1.19 percent of total loans) as of December 31, 2006. All nonperforming asset totals and related ratios exclude the loan pool participations. The following table presents the categories of nonperforming assets as of September 30, 2007 compared with December 31, 2006:

	September 30, 2007	December 31, 2006
	(in thousands)
Impaired loans and leases:
Nonaccrual	$2,300	$727
Restructured	—	2,014

Total impaired loans and leases	2,300	2,741
Loans and leases past due 90 days and more	2,328	3,060

Total nonperforming loans	4,628	5,801
Other real estate owned	1,579	188

Total nonperforming assets	$6,207	$5,989

As of September 30, 2007, MidWestOne’s nonaccrual loans totaled $2,300,000 compared with $727,000 as of December 31, 2006. The $1,573,000 increase from December 31, 2006 to September 30, 2007 is mainly attributable to an investor rental property project, an assisted-living facility, a parcel of agricultural land and rental real estate loans that were classified nonaccrual. Loans ninety days past due and still accruing decreased $732,000 to a September 30, 2007 balance of $2,328,000. There were no troubled debt restructurings as of September 30, 2007 compared with $2,014,000 as of December 31, 2006. Other real estate owned increased $1,391,000 in the first nine months of 2007 primarily due to the foreclosure on a commercial real estate truck stop/convenience store that was carried as a troubled debt restructuring as of December 31, 2006. MidWestOne recognized a charge-off of $559,000 in connection with the foreclosure of the truck stop/convenience store during the third quarter of 2007. MidWestOne’s allowance for loan losses as of September 30, 2007 was $5,299,000, which was .99 percent of total loans as of that date. This compares with an allowance for loan losses of $5,693,000 as of December 31, 2006, which was 1.13 percent of total loans. As of September 30, 2007, the allowance for loan losses was 85.4 percent of nonperforming assets compared with 95.1 percent as of December 31, 2006. Based on the inherent risk in the loan portfolio, management believes that as of September 30, 2007, the allowance for loan losses is adequate. For the three months ended September 30, 2007, MidWestOne experienced net loan charge-offs of $733,000 compared with no net loan charge-offs during the three months ended September 30, 2006. Net loan charge-offs for the nine months ended September 30, 2007 were $1,133,000 compared with net recoveries of $668,000 for the nine months ended September 30, 2006.

Changes in the allowance for loan losses for the nine months ended September 30, 2007 and 2006 were as follows:

	2007	2006
	(in thousands)
Balance at beginning of year	$5,693	5,011
Provision for loan losses	739	90
Recoveries on loans previously charged off	28	1,057
Loans charged off	(1,161)	(389)

Balance at end of period	$5,299	5,769

The following table sets forth loans charged off and recovered by the type of loan and an analysis of the allowance for loan losses for the nine months ended September 30, 2007 and 2006.

	Nine months ended September 30,
	2007	2006
	(dollars in thousands)
Amount of loans outstanding at end of period (net of unearned interest) (1)	$533,361	$489,164

Average amount of loans outstanding for the period (net of unearned interest)	$519,382	$463,877

Allowance for loan losses at beginning of period	$5,693	$5,011

Charge-offs:
Agricultural	1	—
Commercial	266	112
Real estate—mortgage	840	250
Installment	54	27
Lease financing	—	—

Total charge-offs	1,161	389

Recoveries:
Agricultural	8	966
Commercial	4	78
Real estate—mortgage	9	6
Installment	7	7

Total recoveries	28	1,057

Net loans charged off (recovered)	1,133	(668)
Provision for loan losses	739	90
Allowance at date of acquisition	—	—

Allowance for loan losses at end of period	$5,299	$5,769

Net loans charged off (recovered) to average loans	0.29%	(0.19)%
Allowance for loan losses to total loans at end of period	0.99%	1.18%

(1)	Loans do not include, and the allowance for loan losses does not include any allowance for investments in loan pool participations.

MidWestOne has allocated the allowance for loan losses to provide for loan losses within the categories of loans set forth in the table below as of September 30, 2007.

	September 30,
	2007
	Allowance Amount	Percent of Loans to Total Loans
	(dollars in thousands)
Agricultural	$734	14.1%
Commercial	815	18.4
Real estate—mortgage	3,419	64.5
Installment	319	3.0
Lease financing	—	—

Total	$5,287	100.0%

Capital Resources

Total shareholders’ equity was 8.4 percent of total assets as of September 30, 2007 and was 8.4 percent as of December 31, 2006. Tangible equity to tangible assets was 6.7 percent as of September 30, 2007 and 6.6 percent as of December 31, 2006. MidWestOne’s Tier 1 Capital Ratio was 10.2 percent of risk-weighted assets as of September 30, 2007 and was 10.0 percent as of December 31, 2006, compared to a 4.0 percent regulatory requirement. Risk-based capital guidelines require the classification of assets and some off-balance-sheet items in terms of credit-risk exposure and the measuring of capital as a percentage of the risk-adjusted asset totals. Tier 1 Capital is MidWestOne’s total common shareholders’ equity plus the trust preferred security reduced by goodwill. Management believes that, as of September 30, 2007, MidWestOne and its subsidiary bank meet all capital adequacy requirements to which they are subject. As of that date, the bank subsidiary was “well capitalized” under regulatory prompt corrective action provisions.

On January 18, 2007, MidWestOne’s Board of Directors authorized a stock repurchase of up to $2,000,000 until December 31, 2007. In accordance with this authorization, MidWestOne did not repurchase any shares on the open market during the third quarter of 2007. A total of 5,760 shares were issued during the third quarter of 2007 for options exercised under previously awarded grants. Cash dividends of $.18 per share were paid to shareholders on September 15, 2007.

Liquidity

Liquidity management involves meeting the cash flow requirements of depositors and borrowers. MidWestOne conducts liquidity management on both a daily and long-term basis; and it adjusts its investments in liquid assets based on expected loan demand, projected loan maturities and payments, estimated cash flows from the loan pool participations, expected deposit flows, yields available on interest-bearing deposits, and the objectives of its asset/liability management program. MidWestOne had liquid assets (cash and cash equivalents) of $13,055,000 as of September 30, 2007, compared with $20,726,000 as of December 31, 2006. Investment securities classified as available for sale could be sold to meet liquidity needs if necessary. Additionally, the bank subsidiary maintains lines of credit with correspondent banks and the Federal Home Loan Bank that would allow it to borrow federal funds on a short-term basis if necessary. MidWestOne also maintains a line of credit with a major commercial bank that provides liquidity for the purchase of loan pool participations and other corporate needs. Management believes that MidWestOne has sufficient liquidity as of September 30, 2007 to meet the needs of borrowers and depositors.

MidWestOne currently maintains a $5,000,000 revolving line of credit that matures on June 30, 2008. As of September 30, 2007, MidWestOne had no borrowings on the line. Management believes that the $5,000,000 line should be adequate to meet anticipated borrowing needs.

Off-Balance-Sheet Arrangements

MidWestOne is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, which include commitments to extend credit. MidWestOne’s exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. MidWestOne uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. MidWestOne evaluates each customer’s creditworthiness on a case-by-case basis. As of September 30, 2007 and December 31, 2006, outstanding commitments to extend credit totaled approximately $81,131,000 and $90,290,000, respectively.

Commitments under standby letters of credit outstanding aggregated $2,036,000 and $2,495,000 as of September 30, 2007 and December 31, 2006, respectively. MidWestOne does not anticipate any losses as a result of these transactions.

Contractual obligations and other commitments for the year ended December 31, 2006 are discussed under “Contractual Obligations and Other Commitments”. There have been no material changes as of September 30, 2007. MidWestOne adopted FIN 48 on January 1, 2007. The adoption of FIN 48 did not have a material effect on the contractual obligations table presented for the year ended December 31, 2006.

Analysis of Financial Condition at December 31, 2006

Loans

MidWestOne’s loan portfolio increased $70,395,000 or 16 percent to $503,832,000 on December 31, 2006 from $433,437,000 on December 31, 2005. Most of this increase was in the commercial, commercial real estate and agricultural loan categories. A significant portion of MidWestOne’s commercial and commercial real estate loan growth is attributable to the Davenport, Iowa market that MidWestOne entered by establishing a branch office in January 2006 and the Waterloo/Cedar Falls, Iowa market that MidWestOne entered through a bank acquisition in 2003. As of December 31, 2006, MidWestOne’s loan to deposit ratio was 89.9 percent, compared with 85.8 percent at December 31, 2005.

MidWestOne’s loan portfolio largely reflects the profile of the communities in which it operates. Total real estate loans (including 1-4 family residential, commercial, agricultural, construction, and multi-family real estate) were $332,534,000 as of December 31, 2006 compared with $293,363,000 as of December 31, 2005. Real estate loans of all types are MidWestOne’s largest category of loans, comprising 66.0 percent of total loans at year-end 2006 and 67.7 percent at December 31, 2005. Commercial loans are the next largest category of loans at December 31, 2006, totaling approximately $89,236,000 or 17.7 percent of total loans compared with $72,248,000 or 16.7 percent of loans at December 31, 2005. As a percentage of MidWestOne’s total loans as of December 31, 2006 agricultural loans were 13.2 percent compared with 12.8 percent as of December 31, 2005. Agricultural loans totaled $66,393,000 on December 31, 2006 compared with $55,471,000 as of December 31, 2005. The remaining 3.1 percent of the portfolio as of December 31, 2006 consisted of $15,579,000 in consumer and other loans compared with $12,355,000 as of December 31, 2005.

The following table shows the composition of MidWestOne’s loan portfolio as of the dates indicated. Total loans do not include MidWestOne’s investment in loan pool participations.

	December 31,
	2006		2005		2004		2003		2002
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(dollars in thousands)
Agricultural	$66,393	13.2%	$55,471	12.8%	$53,545	13.4%	$56,036	14.9%	$38,004	12.4%
Commercial	89,326	17.7	72,248	16.7	70,104	17.6	60,532	16.0	39,324	12.9
Real estate:
1-4 family residences	131,223	26.0	130,605	30.1	132,702	33.3	132,801	35.2	133,850	43.7
5+ residential property	14,752	2.9	11,077	2.5	10,210	2.5	7,323	1.9	4,373	1.4
Agricultural	52,765	10.5	40,641	9.4	38,163	9.6	42,809	11.4	28,947	9.5
Construction	57,669	11.5	36,654	8.5	20,113	5.0	10,475	2.8	8,058	2.6
Commercial	76,125	15.1	74,386	17.2	63,334	15.9	56,360	14.9	41,622	13.6

Real estate total	332,534	66.0	293,363	67.7	264,522	66.3	249,768	66.2	216,850	70.8

Installment	15,579	3.1	12,355	2.8	10,464	2.6	10,415	2.8	11,517	3.8
Lease financing	—	—	—	—	219	0.1	266	0.1	329	0.1

Total loans(1)	$503,832	100.0%	$433,437	100.0%	$398,854	100.0%	$377,017	100.0%	$306,024	100.0%

Total assets	$744,911		$676,332		$650,564		$623,306		$537,026

Loans to total assets		67.6%		64.1%		61.3%		60.5%		57.0%

(1)	Total loans do not include MidWestOne’s investments in loan pool participations.

The following table sets forth the remaining maturities for certain loan categories as of December 31, 2006.

	Due Within One Year	Due in One to Five Years	Due After Five Years	Total	Total for Loans Due Within One Year Having:		Total for Loans Due After One year Having:
					Fixed Rates	Variable Rates	Fixed Rates	Variable Rates
	(in thousands)
Agricultural	$46,323	$16,741	$3,329	$66,393	$11,876	$34,447	$11,756	$8,314
Commercial	48,679	33,058	7,589	89,326	18,315	30,364	29,652	10,995
Real estate:
1-4 family residences	8,371	33,278	89,574	131,223	7,000	1,371	39,966	82,886
5+ residential property	749	12,376	1,627	14,752	749	—	12,052	1,951
Agricultural	4,962	24,548	23,255	52,765	4,763	199	30,769	17,034
Construction	34,104	19,209	4,356	57,669	21,001	13,103	18,974	4,591
Commercial	5,773	46,134	24,218	76,125	4,561	1,212	50,898	19,454

Real estate total	53,959	135,545	143,030	332,534	38,074	15,885	152,659	125,916

Installment	4,140	10,580	859	15,579	3,918	222	11,011	428

Total loans	$153,101	$195,924	$154,807	$503,832	$72,183	$80,918	$205,078	$145,653

Investment in Loan Pools

MidWestOne invests in pools of performing and nonperforming loans categorized as loan pool participations. These loan pool participations are purchased at a discount from the aggregate outstanding principal amount of the underlying loans. Income is derived from this investment in the form of interest collected and the repayment of principal in excess of the purchase cost which is herein referred to as “discount.” For a more detailed discussion of loan pool participations and related accounting treatment, refer to Part I, Item 1. Business, Section C. Loan Pool Participations in this document.

At year-end 2006, MidWestOne’s loan pool participation total was $98,885,000 compared with $103,570,000 in 2005, a decrease of $4,685,000 or 5 percent. The balance of the loan pool participations represents the purchase cost of the loans. The average loan pool participation investment for 2006 was

$92,133,000 compared with an average of $100,808,000 for 2005. The average balance of loan pool participations is affected by the ability of the Servicer to purchase loan pools, collection activity, and refinancing and settlements from borrowers. The ability of the Servicer to purchase pools of loans is influenced by the availability of pools from selling banks, competition from other buyers, liquidity of MidWestOne and the interest rate environment. MidWestOne is under no obligation to invest in pools of loans identified by the Servicer. Loan pool participation purchases made by MidWestOne during 2006 totaled $40,071,000 compared with purchases of $51,058,000 in 2005. Approximately $18,921,000 or 47 percent of the loan pool purchases for 2006 were made in the fourth quarter of the year. Throughout 2006, loan pool participations represented 14.2 percent of average earning assets while in 2005 they represented 16.6 percent of average earning assets.

Loan Quality

Total loans increased 16 percent during 2006 to $503,832,000 as of December 31, 2006. Non-performing assets as of December 31, 2006 totaled $5,989,000 or 1.19 percent of total loans. The year-end 2006 total of non-performing assets increased $164,000 or 3 percent when compared with the December 31, 2005 amount of $5,825,000 or 1.34 percent of total loans. Non-performing assets consist of nonaccrual loans, loans past due 90 days and still accruing, troubled debt restructurings and other real estate owned. Nonaccrual loans decreased $795,000 to a December 31, 2006 total of $727,000. Loans past due 90 days and over as of year-end 2006 totaled $3,060,000, an increase of $1,389,000 compared with the year-end 2005 total. Approximately one-half of the increase in loans past due 90 days and over is attributable to one credit, which is a truck terminal/warehouse facility. Troubled debt restructurings were $2,014,000 on December 31, 2006 and $159,000 on December 31, 2005. The increase in troubled debt restructurings is attributable to a truck stop/convenience store that was carried in other real estate on December 31, 2005 as a result of foreclosure late in 2005. The property was subsequently acquired by a new party who injected additional capital into the operation. The additional capital reduced MidWestOne’s loan exposure in the credit. The operation continued to struggle financially under the new buyer, who negotiated a restructure of the terms of the loan. Other real estate owned consists of real estate acquired by MidWestOne through foreclosure. Other real estate owned decreased $2,285,000 in 2006 as a result of the truck stop/convenience store property restructure to $188,000 as of December 31, 2006 from the December 31, 2005 total of $2,473,000. MidWestOne does not have any commitments to lend additional funds to any borrowers who have non-performing loans or troubled debt restructurings. Efforts to further improve asset quality continue.

The following table provides information on MidWestOne’s non-performing loans as of the dates indicated.

	December 31,
	2006	2005	2004	2003	2002
	(dollars in thousands)
90 days past due	$3,060	$1,671	$858	$825	$1,401
Restructured	2,014	159	486	567	206
Nonaccrual	727	1,522	1,571	1,737	1,038

Total non-performing loans	$5,801	$3,352	$2,915	$3,129	$2,645

Ratio of nonperforming loans to total loans	1.15%	0.77%	0.73%	0.83%	0.86%

The allowance for loan losses was $5,693,000 on December 31, 2006 and totaled $5,011,000 as of December 31, 2005. The allowance represented 1.13 percent of total loans at December 31, 2006 and 1.16 percent of loans on December 31, 2005. Additions to the allowance for the year 2006 were the result of growth in agricultural loans, agricultural real estate loans, commercial loans and commercial real estate loans. The allowance as a percentage of non-performing assets was 95.1 percent on December 31, 2006 and 86.0 percent on December 31, 2005. The allowance as a percentage of non-performing loans was 98.1 percent and 149.5 percent as of December 31, 2006 and 2005, respectively. The decrease in the percentage of the allowance relative to non-performing loans reflects the increase in troubled debt restructure of the truck stop/convenience store property, which is included in the non-performing loan category. In January 2006 MidWestOne received the proceeds from the recovery of an agricultural loan that had been charged off in 2001 totaling $901,000. This amount was credited to the allowance for loan losses as a charge-off recovery in 2006. Net loan recoveries were $502,000 or (.11%) of average loans compared with 2005 net charge-offs of $202,000 or .05 percent of average loans. The allowance for loan losses is maintained at a level considered by management to be adequate to provide for loan losses inherent in the portfolio at the balance sheet date.

The following table sets forth loans charged off and recovered by the type of loan and an analysis of the allowance for loan losses for the years indicated.

	Year ended December 31,
	2006	2005	2004	2003	2002
	(dollars in thousands)
Amount of loans outstanding at end of period (net of unearned interest)(1)	$503,832	$433,437	$398,854	$377,017	$306,024

Average amount of loans outstanding for the period (net of unearned interest)	$471,312	$413,972	$391,131	$366,754	$313,041

Allowance for loan losses at beginning of period	$5,011	$4,745	$4,857	$3,967	$3,381

Charge-offs:
Agricultural	113	67	333	65	43
Commercial	119	141	282	44	204
Real estate—mortgage	285	50	350	150	221
Installment	43	54	77	88	105
Lease financing	—	153	—	—	—

Total charge-offs	560	465	1,042	347	573

Recoveries:
Agricultural	968	160	18	5	42
Commercial	81	15	7	7	15
Real estate—mortgage	6	72	17	7	1
Installment	7	16	30	22	31

Total recoveries	1,062	263	72	41	89

Net loans charged off (recovered)	(502)	202	970	306	484
Provision for loan losses	180	468	858	589	1,070
Allowance at date of acquisition	—	—	—	607	—

Allowance for loan losses at end of period	$5,693	$5,011	$4,745	$4,857	$3,967

Net loans charged off (recovered) to average loans	(0.11)%	0.05%	0.25%	0.08%	0.15%
Allowance for loan losses to total loans at end of period	1.13%	1.16%	1.19%	1.29%	1.30%

(1)	Loans do not include, and the allowance for loan losses does not include, any allowance for investments in loan pool participations.

MidWestOne has allocated the allowance for loan losses to provide for loan losses within the categories of loans set forth in the table below. The allocation of the allowance and the ratio of loans within each category to total loans as of the dates indicated are as follows:

	December 31,
	2006		2005		2004		2003		2002
	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans	Allowance Amount	Percent of Loans to Total Loans
	(dollars in thousands)
Agricultural	$1,189	13.2%	$1,333	12.8%	$1,183	13.4%	$1,231	14.9%	$831	12.4%
Commercial	1,343	17.7	1,069	16.7	1,245	17.6	1,038	16.1	626	12.9
Real estate—mortgage	3,021	66.0	2,410	67.7	2,089	66.3	2,329	66.1	2,199	70.8
Installment	140	3.1	199	2.8	156	2.6	183	2.8	255	3.8
Lease financing	—	—	—	—	72	0.1	76	0.1	56	0.1

Total	$5,693	100.0%	$5,011	100.0%	$4,745	100.0%	$4,857	100.0%	$3,967	100.0%

Investment Securities

MidWestOne manages its investment portfolio to provide both a source of liquidity and earnings. The portfolio largely consists of U.S. Government agency securities, corporate securities, mortgage-backed securities, and municipal bonds. Investment securities available for sale totaled $70,743,000 on December 31, 2006 compared to $74,506,000 at December 31, 2005. MidWestOne’s investment in available for sale securities balances was reduced to fund loan growth in 2006. Securities classified as held to maturity decreased by $766,000 to a balance of $12,220,000 on December 31, 2006.

The following table sets forth certain information with respect to the book value of MidWestOne’s investment portfolio as of December 31, 2006, 2005, and 2004.

	December 31
	2006	2005	2004
	(in thousands)
Securities available for sale:
U.S. government agency securities	$23,776	$31,039	$39,873
Mortgage-backed securities	16,166	19,292	24,645
Obligations of states and political subdivisions	17,131	7,250	3,128
Corporate debt securities	7,436	11,182	14,143

Total debt securities	64,509	68,763	81,789
Federal Home Loan Bank stock	5,439	4,937	5,096
Equity securities	795	806	910

Total securities available for sale	70,743	74,506	87,795

Securities held to maturity:
Mortgage-backed securities	129	157	279
Obligations of states and political subdivisions	12,091	12,829	8,911
Corporate debt securities	—	—	—

Total securities held to maturity	12,220	12,986	9,190

Total investment securities	$82,963	$87,492	$96,985

The following table sets forth the contractual maturities of investment securities as of December 31, 2006, and the weighted average yields (for tax-exempt obligations on a fully tax-equivalent basis assuming a 34% tax rate) of such securities. As of December 31, 2006, MidWestOne held no securities with a book value exceeding 10% of shareholders’ equity.

	Maturity
	Within One Year		After One but Within Five Years		After Five but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Securities available for sale:
U.S. government agency securities	$4,515	3.12%	$16,209	4.69%	$3,052	5.80%	$—	—%
Mortgage-backed securities	—	—	16,166	4.05	—	—	—	—
Obligations of states and political subdivisions	1,821	5.88	3,590	6.01	7,512	5.76	4,208	6.00
Corporate debt securities	4,916	3.72	2,520	4.96	—	—	—	—

Total securities available for sale	11,252	3.83	38,485	4.56	10,564	5.77	4,208	6.00

Securities held to maturity:
Mortgage-backed securities	—	—	—	—	—	—	129	6.02
Obligations of states and political subdivisions	1,122	5.04	7,035	5.87	3,934	6.29	—	—

Total securities held to maturity	1,122	5.04	7,035	5.87	3,934	6.29	129	6.02

Total investment securities	$12,374	3.94%	$45,520	4.76%	$14,498	5.91%	$4,337	6.00%

Goodwill and Other Intangible Assets

Goodwill totaled $13,405,000 on December 31, 2006 and December 31, 2005. Goodwill is subject to testing for impairment on an annual basis in accordance with the provisions of FASB Statement No. 142 “Goodwill and Other Intangible Assets.” No impairment write-down of goodwill was recorded in 2006, 2005 or 2004. Other intangible assets decreased to $1,128,000 as of December 31, 2006 compared with $1,417,000 on December 31, 2005 due to amortization. Amortization of intangible assets is recorded using an accelerated method based on the estimated life of the core deposit intangible and the estimated life of customer lists.

Deposits

Total deposits were $560,615,000 on December 31, 2006 compared with $505,245,000 as of December 31, 2005, an increase of $55,370,000 or 11 percent. Deposit growth occurred mainly in the noninterest-bearing demand deposits and certificates of deposits. Balances of interest-bearing demand deposits, savings and money market deposit categories declined. As of December 31, 2006, certificates of deposit were the largest component of MidWestOne’s deposit base representing approximately 58.8 percent of total deposits. This compares with 54.3 percent of total deposits on December 31, 2005. Savings and money market accounts were the next largest category at 18.1 percent, while interest-bearing demand deposits comprised 11.7 percent and non-interest bearing demand deposits were 11.5 percent of total deposits at year-end. MidWestOne does not utilize brokered deposits as a source of funds.

The following table sets forth the average amount of and the average rate paid on deposits by deposit category for the years indicated.

	Year ended December 31,
	2006		2005		2004
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
	(dollars in thousands)
Non-interest bearing demand deposits	$48,902	N/A	$44,762	N/A	$40,690	N/A
Interest-bearing checking	64,056	0.54%	67,591	0.47%	64,203	0.37%
Savings	114,040	2.47	119,850	1.40	124,106	1.07
Certificates of deposit	289,932	4.10	246,210	3.20	232,373	2.91

Total deposits	$516,930	2.91%	$478,413	2.07%	$461,372	1.81%

The following table summarizes certificates of deposit in amounts of $100,000 or more by time remaining until maturity as of December 31, 2006. These time deposits are made by individuals, corporations and public entities, all of which are located in MidWestOne’s market area or are State of Iowa public funds.

December 31, 2006
(in thousands)
Three months or less	$16,171
Over three through six months	10,743
Over six months through one year	39,195
Over one year	7,715

Total	$73,824

Federal Home Loan Bank Advances

As of December 31, 2006, MidWestOne’s subsidiary bank had borrowed $99,100,000 in fixed-rate advances from the Federal Home Loan Bank of Des Moines. Advances from the Federal Home Loan Bank at year-end 2006 increased $16,000,000 from 2005 to aid in funding the growth in loans. MidWestOne utilizes Federal Home Loan Bank advances as an alternate source of funds to supplement deposits.

Notes Payable

As of December 31, 2006, MidWestOne had $3,000,000 borrowed on a term note from Harris N.A. that matures November 30, 2009. The term note calls for semi-annual principal payments of $500,000 due May 31 and November 30 until maturity. MidWestOne also had borrowed $1,050,000 on its revolving line of credit with the same unaffiliated bank. MidWestOne maintains a revolving line arrangement that provides for a maximum line of $9,000,000 and matures on April 30, 2007. Management anticipates that this revolving line of credit will be renewed for a period of one year on substantially the same terms and conditions. Both of these credit facilities are priced on a variable basis at the national prime rate less .60 percent, with interest due quarterly. MidWestOne had no material commitments for capital expenditures as of December 31, 2006.

Long-Term Debt

On June 20, 2002, MidWestOne obtained $10,310,000 in long-term subordinated debt from its participation in the issuance of a pooled trust preferred security. This security is a hybrid capital instrument that is included in Tier 1 capital for regulatory purposes, yet is non-dilutive to common shareholders and to return on equity. The trust preferred has a 30-year maturity, does not require any principal amortization and is callable in five years at par at the issuer’s option. The interest rate is variable based on the three month Libor rate plus 3.65 percent, with the interest payable quarterly. Under the terms of the trust preferred agreement, MidWestOne may, at its option, call the security at par on June 20, 2007. In the event MidWestOne does refinance its trust preferred debt, the unamortized issuance costs associated with the original security would be expensed in the period of call. As of December 31, 2006, the unamortized issuance costs associated with the trust preferred security total $262,000.

The following table summaries the outstanding amount of and the average rate on borrowed funds as of December 31, 2006, 2005 and 2004.

	December 31,
	2006		2005		2004
	Balance	Average Rate	Balance	Average Rate	Balance	Average Rate
	(dollars in thousands)
Long-term debt(1)	$10,310	9.02%	$10,310	7.80%	$10,310	5.72%
Notes payable(2)	4,050	7.65	6,100	6.65	9,700	4.95
Federal Home Loan Bank advances	99,100	4.90	83,100	4.58	91,874	4.39
Federal funds purchased	465	5.50	7,575	4.33	2,090	2.46

Total	$113,925	5.37%	$107,085	4.99%	$113,974	4.52%

(1)	On June 27, 2002, MidWestOne obtained $10,310,000 in long-term subordinated debt from its participation in the issuance of a pooled trust preferred security. The trust preferred has a 30 year maturity, does not require any principal amortization and is callable after five years at par at the issuer’s option. The interest rate is variable based on the three month Libor rate plus 3.65 percent, with interest payable quarterly.
(2)	The notes payable balance at December 31, 2006, consists of $1,050,000 in advances on a revolving line of credit and $3,000,000 on a term note, both with Harris N.A. Both notes have a variable interest rate at 0.60 percent below the lender’s prime rate. Interest is payable quarterly. The revolving line of credit has a maximum limit of $9,000,000 and matures April 30, 2007. The term note calls for six semi-annual payments of $500,000 until maturity on November 30, 2009.

The maximum amount of borrowed funds outstanding at any month end for the years ended December 31, 2006, 2005 and 2004 were as follows:

	2006	2005	2004
	(in thousands)
Long-term debt	$10,310	$10,310	$10,310
Notes payable	6,100	10,900	10,700
Federal Home Loan Bank advances	103,100	90,890	91,874
Federal funds purchased	18,095	26,845	15,645

The following table sets forth the average amount of and the average rate paid on borrowed funds for the years ended December 31, 2006, 2005 and 2004.

	Year ended December 31,
	2006		2005		2004
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(dollars in thousands)
Long-term debt	$10,310	8.99%	$10,310	7.26%	$10,310	5.32%
Notes payable	4,881	7.63	9,998	5.83	10,108	4.23
Federal Home Loan Bank advances	92,091	4.83	85,327	4.61	82,250	4.83
Federal funds purchased	7,849	5.32	7,698	3.54	5,578	1.47

Total	$115,131	5.35%	$113,333	4.89%	$108,246	4.65%

Contractual Obligations and Other Commitments

The following table summarizes contractual obligations and other commitments as of December 31, 2006:

Payments due by Period:

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(Amounts in thousands)
Contractual obligations
Time certificates of deposit	$329,399	268,133	53,203	3,994	4,069
Federal funds purchased	465	465	0	0	0
Federal Home Loan Bank advances	99,100	27,500	49,300	17,000	5,300
Long-term debt	13,310	1,000	2,000	0	10,310
Lines of credit	1,050	1,050	0	0	0
Noncancelable operating leases and capital lease obligations	1,484	182	365	276	661

Total	$444,808	298,330	104,868	21,270	20,340

Amount of Commitment—Expiration by Period:
Commitments to lend to borrowers	$90,290	90,290	0	0	0
Commitments to purchase (sell) loans	(580)	(580)	0	0	0
Standby letters of credit	2,495	2,476	19	0	0

Total	$92,205	92,766	19	0	0

Capital Resources

As of December 31, 2006, total shareholders’ equity was $62,533,000. Total equity increased by $4,147,000 in 2006 from $58,386,000 at December 31, 2005 as a result of the retention of earnings and unrealized gains arising during the year on securities available for sale, which was partially offset by the repurchase of MidWestOne’s stock. MidWestOne repurchased shares on the open market in 2006 as authorized by a stock repurchase program adopted by the board of directors on April 29, 2006. The Board authorized the repurchase of up to $2,000,000 of the outstanding shares of MidWestOne through December 31, 2006. During the period from April through December 2006, MidWestOne repurchased 65,500 shares for $1,268,325, or an average of $19.36 per share. During the year 2006, MidWestOne received 1,550 shares in exchange from the exercise of stock options previously granted. A total of 68,469 shares were reissued upon the exercise of stock options throughout 2006. Restricted stock units representing 12,625 shares were awarded to directors and employees during 2006. A total of 3,715,431 shares were outstanding at December 31, 2006.

Shareholders’ equity as a percentage of total assets was 8.4 percent on December 31, 2006, versus 8.6 percent on December 31, 2005. Tangible shareholders’ equity was 6.6 percent at the end of 2006 and 6.3 percent at year-end 2005. Tangible equity is the ratio of shareholders’ equity less goodwill and intangible assets in proportion to total assets less goodwill and intangible assets.

MidWestOne’s risk-based Tier 1 core capital ratio was 10.0 percent as of December 31, 2006, and the Total Capital ratio was 11.3 percent. Risk-based capital guidelines require the classification of assets and some off-balance-sheet items in terms of credit-risk exposure and the measuring of capital as a percentage of the risk-adjusted asset totals. Tier 1 core capital is MidWestOne’s total common shareholders’ equity plus the $10,310,000 trust preferred security, reduced by goodwill. Total Capital adds the allowance for loan losses to the Tier 1 capital amount. As of December 31, 2005, MidWestOne’s Tier 1 capital ratio was 10.4 percent, and the Total Capital ratio was 11.6 percent. Risk-based capital guidelines require the classification of assets and some off-balance-sheet items in terms of credit-risk exposure and the measuring of capital as a percentage of the risk-adjusted asset totals. Tier 1 core capital is MidWestOne’s total common shareholders’ equity plus the

$10,310,000 trust preferred security, reduced by goodwill. Total Capital adds the allowance for loan losses to the Tier 1 capital amount. As of December 31, 2005, MidWestOne’s Tier 1 capital ratio was 10.4 percent, and the Total Capital ratio was 11.6 percent. They exceeded the minimum regulatory requirements of 4.0 percent for Tier 1 capital and 8.0 percent for Total Capital. MidWestOne’s Tier 1 Leverage ratio, which measures Tier 1 capital in relation to total assets, was 8.2 percent as of December 31, 2006 and 8.3 percent at December 31, 2005, exceeding the regulatory minimum requirement range of 3.0 percent to 5.0 percent.

MidWestOne’s common stock closed the year 2006 at $19.94 per share, representing 1.18 times the December 31, 2006 book value per share of $16.83. The book value per share was $15.77 on December 31, 2005. Tangible book value per share was $12.92 on December 31, 2006 compared with $11.77 on December 31, 2005.

Liquidity

Liquidity management involves the ability to meet the cash flow requirements of depositors and borrowers. Liquidity management is conducted by MidWestOne on both a daily and long-term basis. MidWestOne adjusts its investments in liquid assets based upon management’s assessment of expected loan demand, projected loan sales, expected deposit flows, yields available on interest-bearing deposits, and the objectives of its asset/liability management program. Excess liquidity is invested generally in short-term U.S. Government and agency securities, short-term state and political subdivision securities, and other investment securities.

Liquid assets of cash on hand, balances due from other banks, and federal funds sold are maintained to meet customer needs. MidWestOne had liquid assets of $20,726,000 as of December 31, 2006 compared with $13,520,000 as of December 31, 2005. Investment securities classified as available for sale and securities and loans maturing within one year totaled $224,966,000 and $199,428,000 as of December 31, 2006 and 2005, respectively. Assets maturing within one year, combined with liquid assets, were 43.8 percent at December 31, 2006 and 42.1 percent at December 31, 2005 of total deposits as of the same dates.

MidWestOne’s principal sources of funds are deposits, advances from the Federal Home Loan Bank, principal repayments on loans, proceeds from the sale of loans, principal recoveries on loan pool participations, proceeds from the maturity and sale of investment securities, its commercial bank line of credit, and funds provided by operations. While scheduled loan amortization and maturing interest-bearing deposits are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by economic conditions, the general level of interest rates, and competition. Principal recoveries on loan pool participations are also influenced by economic conditions and to a lesser extent, the interest rate environment. MidWestOne utilizes particular sources of funds based on comparative costs and availability. This includes fixed-rate advances from the Federal Home Loan Bank that were obtained at a more favorable cost than deposits. MidWestOne generally manages the pricing of its deposits to maintain a steady deposit base but has from time to time decided not to pay rates on deposits as high as its competition.

Net cash provided by operations is another major source of liquidity. The net cash provided by operating activities was $2,549,000 for the nine-month period ended September 30, 2007, $11,571,000 in 2006 and $6,161,000 in 2005. This trend of strong cash from operations is expected to continue into the foreseeable future.

As of September 30, 2007 and December 31, 2006, MidWestOne had outstanding commitments to extend credit to borrowers of $81,131,000 and $90,290,000, respectively, issued standby letters of credit of $2,036,000 and $2,495,000, respectively, and had commitments to sell loans of $580,000 and $919,000, respectively. Certificates of deposit maturing in one year or less totaled $247,121,000 and $268,133,000 as of September 30, 2007 and December 31, 2006, respectively. Management believes that a significant portion of these deposits will remain with MidWestOne.

The declaration of dividends is subject to, among other things, MidWestOne’s financial condition and results of operations, the Bank’s compliance with regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. Refer to Note 19 of the Notes to Consolidated Financial Statements for information on regulatory limitations on dividends from the Bank to MidWestOne and additional information on dividends. The payment of dividends is dependent upon MidWestOne having adequate cash or other assets that can be converted into cash to pay dividends to its shareholders.

MidWestOne was in compliance with all the covenants of its loan agreement with Harris, N.A. as of December 31, 2006 and at the end of each calendar quarter throughout 2007.

Asset-Liability Management

MidWestOne’s strategy with respect to asset-liability management is to maximize net interest income while limiting exposure to risks associated with volatile interest rates. This strategy is implemented by the Bank’s asset-liability committee that takes action based upon its analysis of expected changes in the composition and volumes of the balance sheet and the fluctuations in market interest rates. One of the measures of interest-rate sensitivity is the gap ratio. This ratio indicates the amount of interest-earning assets repricing within a given period in comparison to the amount of interest-bearing liabilities repricing within the same period of time. A gap ratio of 1.0 indicates a matched position, in which case the effect on net interest income due to interest rate movements will be minimal. A gap ratio of less than 1.0 indicates that more liabilities than assets reprice within the time period and a ratio greater than 1.0 indicates that more assets reprice than liabilities.

As of September 30, 2007, MidWestOne’s cumulative gap ratios for assets and liabilities repricing within three months and within one year were .71 and .75, respectively, meaning more liabilities than assets are repriceable within these periods. During 2007, MidWestOne has offered twelve-month certificates of deposit at competitive market rates. This has increased the one-year liability sensitive position of MidWestOne compared to previous years. Loan pool participations are repriced over a three-year period based on the historical average for return of pool investment.

The following table sets forth the scheduled repricing or maturity of MidWestOne’s consolidated assets and liabilities as of September 30, 2007, based on the assumptions described below. The effect of these assumptions is to quantify the dollar amount of items that are interest rate sensitive and can be repriced within each of the periods specified. The table does not necessarily indicate the impact of general interest rate movements on MidWestOne’s interest margin because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond MidWestOne’s control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes.

	Three Months or Less	Over Three Months to One Year	One to Three Years	Three Years or More	Total
	(dollars in thousands)
Interest earning assets:
Loans	$126,159	$131,659	$121,876	$153,667	$533,361
Loan pool participations	7,741	23,223	59,793	—	90,757
Interest-bearing deposits in banks	629	—	—	—	629
Investment securities:
Available for sale	7,701	7,201	17,172	44,539	76,613
Held to maturity	226	2,268	2,853	5,518	10,865

Total interest earning assets	142,456	164,351	201,694	203,724	712,225

	Three Months or Less	Over Three Months to One Year	One to Three Years	Three Years or More	Total
	(dollars in thousands)

Interest-bearing liabilities:
Now accounts	$5,365	$16,094	$42,916	$—	$64,375
Savings deposits	61,095	11,671	31,120	—	103,886
Certificates of deposit	89,105	158,016	79,760	13,669	340,550
Federal funds purchased	18,545	—	—	—	18,545
Federal Home Loan Bank advances	5,000	25,400	31,900	28,300	90,600
Notes payable	2,500	—	—	—	2,500
Long-term debt	18,042	—	—	7,732	25,774

Total interest-bearing liabilities	199,652	211,181	185,696	49,701	646,230

Interest sensitivity gap per period	$(57,196)	$(46,830)	$15,998	$154,023

Cumulative Interest sensitivity gap	$(57,196)	$(104,026)	$(88,028)	$65,995

Interest sensitivity gap ratio	0.71%	0.78%	1.09%	4.10%
Cumulative Interest sensitivity gap ratio	0.71%	0.75%	0.85%	1.10%

Loan pool participations are included in the interest rate sensitivity analysis using an estimated three-year average life. The historical average for the return of original investment on the pools is approximately 36 months. Given the non-performing aspect of the loan pool portfolio, management feels that the use of contractual weighted-average maturity data is inappropriate.

Interest Rate Risk

Inflation can have a significant effect on the operating results of all industries. Management believes that inflation does not affect the banking industry as much as it does other industries with a high proportion of fixed assets and inventory. Inflation does, however, have an impact on the growth of total assets and the need to maintain a proper level of shareholders’ capital.

Interest rates are significantly affected by inflation. It is difficult to assess the impact rate changes have since neither the timing nor the magnitude of changes in the various inflation indices coincides with changes in interest rates. There is, of course, an impact on longer-term earning assets; however, this effect continues to diminish as investment maturities are shortened and interest-earning assets and interest-bearing liabilities shift from fixed-rate long-term to rate-sensitive short-term.

During 2006 the national inflation rate increased as the economy continued to grow. The Federal Reserve continued to move interest rates upward with increases in the fed funds rate that served to increase the prime rate to 8.25 percent as of December 31, 2006, compared to 7.25 percent as of December 31, 2005. The Federal Reserve subsequently lowered interest rates in 2007 resulting in a current prime rate of 7.75%. Management of MidWestOne believes that the 2007 rate of inflation will increase somewhat and that interest rates will moderate slightly. MidWestOne is in a negative gap position with a greater amount of interest-bearing liabilities repriceable compared to repriceable interest-earning assets. If interest rates decline, MidWestOne’s net interest margin may improve as interest expense may decrease faster than interest income. If interest rates increase, MidWestOne’s net interest margin may contract as interest expense may increase faster than interest income.

Critical Accounting Policies

MidWestOne has identified two critical accounting policies and practices relative to the financial condition and results of operation. These two accounting policies relate to the allowance for loan losses and to loan pool accounting.

The allowance for loan losses represents management’s estimate of the probable credit losses inherent in the loan portfolio. These potential losses could be either identified or unidentified. The accuracy of this estimate could have a material impact on MidWestOne’s earnings. To the extent actual outcomes differ from management estimates, additional provision for loan losses could be required that could adversely affect earnings or financial position in future periods.

The loan portfolio represents the largest asset type on the consolidated balance sheet. Loan losses are charged against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of various factors.

Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of potential losses. In evaluating the portfolio, management takes into consideration numerous factors; some are quantitative while others require qualitative judgment. These factors include: current economic conditions and trends, historical loan loss experience, the composition of the loan portfolio including mix and loan type, loan collateral values, loan classification, loan delinquencies, specific impaired loans and estimated probable credit losses. Nonperforming, classified and large loans are specifically reviewed for impairment and the allowance is allocated on a loan by loan basis as deemed necessary. Loans not specifically allocated and homogeneous loans are grouped into categories to which a loss percentage, based on historical experience, is allocated.

The adequacy of the allowance for loan losses is monitored on an on-going basis by the loan review officer, senior management and the Bank’s board of directors. In addition, the various regulatory agencies that examine the Bank periodically review the allowance for loan losses. These agencies may require MidWestOne to make additional provisions to the allowance based upon their judgment about information available to them at the time of their examination.

There can be no assurances that the allowance for loan losses will be adequate to cover all loan losses, but management believes that the allowance for loan losses was adequate as of September 30, 2007.

The loan pool accounting practice is also considered a critical accounting policy by MidWestOne. The loan pool accounting practice relates to management’s opinion that the investment amount reflected on MidWestOne’s financial statements does not exceed the estimated net realizable value of the fair value of the underlying collateral securing the purchased loans. In evaluating the purchased loan portfolio, management takes into account many of the same factors that are considered relative to the adequacy of MidWestOne’s allowance for loan losses. In addition to the aforementioned factors, consideration is also given to the borrower’s current financial situation, underlying collateral values, historical collection experience and the borrower’s repayment history. The procedures employed to evaluate the fair value of the loan pool assets are essentially similar to those employed in evaluating the adequacy of the allowance for loan losses with an estimate of potential loss based on impairment by homogeneous and non-homogeneous loans.

The evaluation of the net realizable value of the purchased loans is performed by MidWestOne’s loan review officer and monitored by the senior management and the Bank’s board of directors. Impairment of the net realizable value is recognized as a write-down in the basis of the asset and reflected as a reduction in the interest and discount income. To the extent that the net realizable value of the loan pools is impaired, MidWestOne’s yield on the loan pools would be reduced. Management believes that as of September 30, 2007 the net realizable value of the loan pool investment exceeds the carrying amount reflected on MidWestOne’s books.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of earnings volatility that results from adverse changes in interest rates and market prices. MidWestOne’s market risk is comprised primarily of interest rate risk arising from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates may adversely affect MidWestOne’s net interest income. Management continually develops and applies strategies to mitigate this risk. Management does not believe that MidWestOne’s primary market risk exposures and how those exposures were managed in 2006 changed when compared to 2005 or changed in the first nine months of 2007 when compared to the same period in 2006.

MidWestOne uses a third-party computer software simulation modeling program to measure its exposure to potential interest rate changes. For various assumed hypothetical changes in market interest rates, numerous other assumptions are made such as prepayment speeds on loans and securities backed by mortgages, the slope of the Treasury yield curve, the rates and volumes of MidWestOne’s deposits, and the rates and volumes of MidWestOne’s loans. This analysis measures the estimated change in net interest income in the event of hypothetical changes in interest rates. The following table presents MidWestOne’s projected changes in net interest income for the various rate shock levels at September 30, 2007.

	$ Change	% Change
+200 bp	$(365,000)	-1.37%
+100 bp	(167,000)	-0.63%
Base	0	0.00%
-100 bp	153,000	0.58%
-200 bp	102,000	0.38%

As shown above, at September 30, 2007, the effect of an immediate and sustained 200 basis point increase in interest rates would decrease MidWestOne’s net interest income by approximately $365,000. The effect of a ramped 200 basis point decrease in rates would increase MidWestOne’s net interest income by approximately $102,000. An increase in interest rates would cause more of MidWestOne’s interest-bearing liabilities to reprice than interest-earning assets, thus reducing net interest income. As the rate on many of the interest-bearing liabilities could not be decreased by another 200 basis points, any additional reductions in market interest rates could reduce MidWestOne’s net interest income as rates on repriceable assets are reduced while rates on liabilities cannot be lowered proportionally.

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions. Actual values may differ from those projections set forth above. Further, the computations do not contemplate any actions MidWestOne may undertake in response to changes in interest rates.

Commitments and Contingencies

In the ordinary course of business, MidWestOne is engaged in various issues involving litigation. Management believes that none of this litigation is material to MidWestOne’s results of operations.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Within the two most recent fiscal years or any subsequent interim period, there have been no changes in or disagreements with accountants of MidWestOne.

MIDWESTONE EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy. The philosophy of the Compensation Committee of the board of directors of MidWestOne (the “Compensation Committee” or the “Committee”) in setting its compensation policies for executive officers is to maximize shareholder value over time. The Compensation Committee believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in shareholder value. In this regard, the Compensation Committee has adopted the following guidelines for compensation decisions:

•	provide a competitive total compensation package that enables MidWestOne to attract and retain key executive talent

•	align executive compensation programs with MidWestOne’s annual and long-term business strategies and objectives

•	provide variable compensation opportunities that are directly linked to the performance of MidWestOne and the performance of the individual employee

The Compensation Committee focuses primarily on the following six components in forming the total compensation package for its executive officers:

•	base salary

•	annual incentive bonus

•	long-term incentives

•	deferred compensation benefits

•	retirement benefits provided under an employee stock ownership plan and a 401(k) plan

•	executive perquisites and generally available benefit programs

MidWestOne has selected these elements of compensation because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation philosophy. For instance, base salary and annual incentive bonus percentage are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while the equity programs are geared toward providing an incentive and reward for achievement of long-term business objectives and retaining key talent. MidWestOne believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of the compensation program.

The Committee reviews the compensation program on at least an annual basis, including each of the above elements, other than deferred compensation and retirement benefits, which are reviewed periodically to ensure that benefit levels remain competitive. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to MidWestOne. MidWestOne does not have employment agreements with its executive officers.

Base Salary. MidWestOne makes base salary a significant portion of the executive compensation package in order to remain competitive in attracting and retaining executive talent. The Committee determines MidWestOne’s Chief Executive Officer and Executive Vice President’s annual cash salaries after reviewing similar compensation information from a peer group of 28 companies. This review usually occurs in December of each year. The peer group typically includes a broad range of companies in the financial services industry with whom MidWestOne competes for executive talent. If the merger is not completed, the Committee currently intends to continue using this same peer group for 2007. The peer group consists of the following companies:

LNB Bancorp, Inc.	Community Bank Shares of Indiana, Inc.
Cass Information Systems, Inc.	DCB Financial Corp.
Tri City Bankshares Corp.	Fentura Financial, Inc.
United Bancorp, Inc.	Union Bancorp, Inc.
Centrue Financial Corp.	Rurban Financial Corp.
Dearborn Bancorp, Inc.	IBT Bancorp, Inc.
Team Financial, Inc.	First Financial Service Corp.
Blue Valley Ban Corp.	Ohio Valley Banc Corp.
Tower Financial Corp.	PSB Holdings, Inc.
LCNB Corp.	Farmers National Banc Corp.
O.A.K. Financial Corp.	First Citizens Banc Corp.
NB&T Financial Group, Inc.	Monroe Bancorp
BNCORP, Inc.	Kentucky Bancshares, Inc.
Ames National Corp.	Northern States Financial Corp.

Data on the compensation practices of the above-mentioned peer group generally is gathered through searches of publicly available information, including publicly available data bases. The Committee also relies upon information provided by its independent consultant, Frederic W. Cook & Co., Inc.

In determining base salary, the Committee also considers other factors such as job performance, skill set, prior experience, an executive’s time in his or her position and/or with MidWestOne, internal consistency regarding pay levels for similar positions or skill levels within MidWestOne, external pressures to attract and retain talent, and market conditions generally. The goal of the Committee is to target total compensation, including base pay, at the market’s 50th percentile of its peer group.

The Committee reviewed the compensation of Charles S. Howard, President and Chief Executive Officer, and David A. Meinert, Executive Vice President and Chief Financial Officer, and recommended an increase of four percent in the base salary of both individuals starting in January 2007.

Mr. Howard uses peer group data received from the Iowa Bankers Association and other market information for establishing salaries for his direct reports and other employees of MidWestOne and its subsidiaries.

Annual Incentive Bonus. MidWestOne uses a “Performance Compensation Plan” (the “Plan”) for employees of MidWestOne and its subsidiaries. The Plan is designed to assist the board of directors and management in communicating to the employees the goal of profitable growth.

Each employee participating in the Plan is eligible to be considered to receive an annual bonus based upon pre-tax profits. At the bank subsidiary level, the Plan focuses on pre-tax profits at the bank plus the overall profitability of MidWestOne. At the holding company level, the Plan focuses on consolidated budgeted pre-tax profits for the holding company. For the employees of the holding company, the Plan provides that a bonus pool will be created in the amount of one percent of the consolidated budgeted pre-tax profits for MidWestOne. The size of the pool is then adjusted by a formula upward or downward depending upon how actual profits compared to budget. The amount of the pool is then allocated among three groups designated by the Plan by the percentage amounts specified in the Plan and leaves fifteen percent to be allocated at the discretion of the Committee. The President and the Executive Vice President receive an aggregate of fifty-eight percent of the pool, which is allocated proportionately between them based upon base compensation. Additionally, the board of directors retains the discretion to deviate from the Plan if warranted. The Compensation Committee recommended payment of the annual incentive bonus to the President and the Executive Vice President pursuant to the Plan formula. The Committee did award $2,000 of the discretionary pool for MidWestOne to Charles S. Howard and

$2,000 to David A. Meinert and further awarded $2,000 of the discretionary pool for the Bank to John P. Pothoven, President and Chief Executive Officer of MidWestOne Bank for 2006. The Committee instructed management to use its discretion to award all or a portion of the balance of the discretionary pools to other employees.

Long-Term Incentive Compensation. MidWestOne provides long-term incentive compensation through awards of stock options and restricted stock units that vest over multiple years. MidWestOne’s equity compensation program is intended to align the interests of our key employees with those of our shareholders by creating an incentive for the key employees to maximize shareholder value. The equity compensation program also is designed to encourage the key employees to remain employed with MidWestOne despite a very competitive labor market. Equity based incentives are granted to key employees currently under the 1998 Incentive Stock Plan and the 2006 Incentive Stock Plan. The 1998 Incentive Stock Plan is solely a stock option plan. A total of 550,000 shares were authorized to be offered to key employees and directors pursuant to such plan. As of December 31, 2006, options representing 95,023 shares may still be granted pursuant to such plan. The remainder of the shares represented by stock options issued pursuant to such plan have already been granted.

The 2006 Stock Incentive Plan authorizes both stock options and restricted stock units. The Committee has sole discretion to determine the mix of options and restricted stock units. The Committee may also determine any conditions pertaining to such restricted stock units.

The Committee believes that stock options can be an effective tool for meeting MidWestOne’s compensation goal of increasing long-term shareholder value by tying the value of the stock options to the future performance of MidWestOne. Employees are able to profit from stock options only if MidWestOne stock price increases in value over the stock option’s exercise price. The Committee believes that the options will provide effective incentives to option holders to achieve increases in the value of MidWestOne stock.

In December 2006, the Committee decided not to grant stock options and began granting to key employees restricted stock units because they provide more predictable value to employees than stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of MidWestOne stock. Restricted stock units also may be efficient with respect to the use of MidWestOne shares dedicated to employee compensation because fewer restricted stock units are needed to be granted to provide a retention and incentive value similar to stock options. The number of options and/or restricted stock units that the Committee grants to each key employee and the terms of such restricted stock units are determined based upon a variety of factors, including market data collected regarding the peer companies previously listed and the individual performance of the employee. The Committee annually reviews the performance of the key employees based on a number of factors, including the individual’s accomplishments during the prior fiscal year and over the course of his or her service with MidWestOne, how effectively the individual reflects the values of MidWestOne, and the feedback that the Committee receives pertaining to the performance of the employee. In December 2006 the Committee relied upon the above-mentioned factors to approve restricted stock unit grants for the named executive officers and other key employees. The Committee also delegated to management within guidelines prescribed by the Committee the ability to grant restricted stock units to other eligible key employees.

In December 2006, Mr. Howard received a grant of 500 restricted stock units; Mr. Meinert received a grant of 500 restricted stock units; and Mr. Pothoven received a grant of 500 restricted stock units.

All stock options and restricted stock units utilize vesting periods in order to encourage key employees to continue in the employ of MidWestOne. All options to date have been granted with an exercise price equal to the fair market value of MidWestOne’s common stock determined on the date of grant.

Deferred Compensation Plan. MidWestOne also maintains a non-qualified deferred compensation (salary continuation) plan for Charles S. Howard, David A. Meinert and John P. Pothoven. Charles S. Howard is entitled to receive $110,000 per year for 15 years starting at age 65 pursuant to the salary continuation plan. David A. Meinert is entitled to receive $95,000 per year for 15 years starting at age 65 pursuant to the salary continuation plan. John P. Pothoven is entitled to receive $85,000 per year for 15 years starting at age 65 pursuant to the salary continuation plan.

Retirement Benefits Under the Employee Stock Ownership Plan and 401(k) Plan. MidWestOne also maintains a tax qualified employee stock ownership plan and a 401(k) plan. Both plans provide for broad-based employee participation. Under the employee stock ownership plan, the Committee makes a contribution on an annual basis based upon a formula. The current contribution for all eligible employees is determined by establishing a percentage of annual compensation. The same percentage of compensation is used for all eligible employees. The percentage is determined through the utilization of a matrix chart incorporating MidWestOne’s Return on Assets (ROA) and Return on Equity (ROE) for the current year. For example, if MidWestOne achieves an ROA of 1.0% to 1.10% and an ROE of 11.0% to 12.0%, the contribution to all eligible employees by MidWestOne would be five percent. The matrix provides for a minimum contribution of three percent and a maximum of ten percent. For 2006, MidWestOne’s financial performance resulted in an ROA of .92% and an ROE of 10.65% providing for an ESOP contribution of four percent. The 401(k) plan provides for a MidWestOne match of 50 percent of employee contributions up to a maximum employee contribution of six percent of compensation. Additionally, the Internal Revenue Service prescribes a maximum annual contribution per employee which changes on an annual basis. The ESOP contains a vesting formula, but employees are at all times fully vested in their own and MidWestOne contributions to the 401(k) plan. MidWestOne does not provide defined benefit pension plans for its employees.

Executive Perquisites and Generally Available Benefit Programs. MidWestOne offers a number of other benefits to the named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include health care coverage, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, vacation and holiday pay and certain other benefits. The goal of such programs is to allow MidWestOne to remain competitive for employee talent, and the Committee believes that the availability of the benefit programs generally enhances employee productivity and loyalty to MidWestOne. The main objectives of these benefit programs are to give the employees access to quality health care, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhance health and productivity in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation. None of the executive officers received perquisites or other benefits in excess of $10,000.

Compensation of Chief Executive Officer. During 2006, Mr. Howard received a salary of $254,118. In setting Mr. Howard’s salary, incentive bonus and equity compensation grant, the Committee relied on market competitive pay data and the strong belief that the Chief Executive Officer significantly and directly influences the overall performance of MidWestOne. The Committee also took into consideration the overall compensation policies discussed above. The annual incentive bonus for Mr. Howard for 2006 was $33,910. The Committee believes that the compensation of Mr. Howard is in line with the philosophy and goals described herein.

Compensation Committee Interlocks and Insider Participation

In 2006, the Compensation Committee consisted of Richard R. Donohue, Donal D. Hill, Barbara J. Kniff-McCulla, James G. Wake, Michael R. Welter, Robert D. Wersen, Edward C. Whitham and R. Scott Zaiser. All members of the Compensation Committee are independent directors and there are no Compensation Committee interlocks.

Summary Compensation

The following table shows compensation information for the named executive officers of MidWestOne for 2006 who are expected to be named executive officers of the combined company:

Summary Compensation Table

Name & Position with MidWestOne	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Defer Comp(3)	All Other Compensation(4)	Total
David A. Meinert Executive Vice President and Chief Financial Officer	2006	$186,502	$25,420	—	$18,330	—	$42,392	$19,680	$292,324
John P. Pothoven President and Chief Executive Officer, MidWestOne Bank	2006	$169,400	$23,700	—	$13,360	—	$103,991	$19,508	$329,959

(1)	Stock awards consist only of restricted stock units. Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by MidWestOne in 2006 for stock awards. The stock awards are subject to a vesting schedule whereby one-fourth of each award vests on the four anniversary dates of the date of grant. Dividends are paid on all shares commencing with any dividend paid after the grant of the award.
(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by MidWestOne in the year designated for option awards as determined pursuant to FAS 123R.
(3)	Amounts consist of the expense incurred by MidWestOne during the year to reflect the increase in MidWestOne’s liability for the benefit to be paid pursuant to the salary continuation plan maintained for the named executive officer.
(4)	Amounts include the following:

Name	Year	ESOP Contribution	401(k) Match	Group Term Life Insurance	Excess Earnings on Deferred Compensation
David A. Meinert	2006	$6,028	$8,325	$336	$4,991
John P. Pothoven	2006	$5,671	$7,561	$336	$5,940

MidWestOne does not maintain a defined benefit pension plan, and no executive officer received perquisites or other personal benefits in excess of $10,000.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers of MidWestOne during 2006 who are expected to be named executive offers of the combined company. The stock awards identified in the table below are also reported in the Outstanding Equity Awards at 2006 Year End table.

Grants of Plan-Based Awards for 2006

Name	Compensation Committee Action Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
David A. Meinert	12/21/2006	12/29/2006	—	—	—	—	—	—
John P. Pothoven	12/21/2006	12/29/2006	—	—	—	—	—	—

Name	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Options Awards ($/Shr.)	Grant Date Fair Value Stock & Option Awards(1)
David A. Meinert	500	—	—	$9,970
John P. Pothoven	500	—	—	$9,970

(1)	Fair value represents the number of shares granted times the market value as of the date of the grant.

Outstanding Equity Awards

The following table shows all outstanding equity awards at the end of 2006 held by the named executive officers of MidWestOne who are expected to be named executive officers of the combined company. The 2006 stock awards are also reported in the previous Grants of Plan-Based Awards Table.

Outstanding Equity Awards at 2006 Year End

	Option Awards
Name	Number of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: Number of Securities Underlying	Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
David A. Meinert	10,379	0		—	$19.875	12/31/2007
	4,000	0		—	$16.875	12/31/2008
	2,000	0		—	$12.000	12/31/2009
	3,750	0		—	$8.375	12/29/2010
	4,000	0		—	$11.250	12/31/2011
	7,000	0		—	$16.010	12/31/2012
	7,350	0		—	$18.760	12/31/2013
	4,620	2,380	(1)	—	$20.840	12/31/2014
	990	2,010	(2)	—	$17.770	12/30/2015
	—	—		—	—	—

	44,089	4,390

John P. Pothoven	8,000	0		—	$19,875	12/31/2007
	4,000	0		—	$16.875	12/31/2008
	3,750	0		—	$8.375	12/29/2010
	4,000	0		—	$11.250	12/31/2011
	5,000	0		—	$16.010	12/31/2012
	5,250	0		—	$18.760	12/31/2013
	3,300	1,700	(1)	—	$20.840	12/31/2014
	825	1,675	(2)	—	$17.770	12/30/2015
	—	—		—	—	—

	34,125	3,375

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David A. Meinert	500	$9,970	—	—
John P. Pothoven	500	$9,970	—	—

(1)	33% were exercisable on or after 12/31/2005, 66% were exercisable on or after 12/31/2006, and 100% are exercisable on or after 12/31/2007.
(2)	33% were exercisable on or after 12/30/2006, 66% are exercisable on or after 12/30/2007, and 100% are exercisable on or after 12/30/2008.
(3)	25% vest each year on the anniversary date of the grant beginning 12/29/2007.
(4)	Fair value represents the number of shares granted times the market value as of the date of the grant.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and all stock awards vested and value realized upon vesting by the MidWestOne named executive officers during 2006 who are expected to be named executive officers of the combined company.

Options Exercises and Stock Vested for 2006

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
David A. Meinert	16,655	$147,230	—	—
John P. Pothoven	8,000	$65,000	—	—

(1)	Value realized is the difference between the option price and the market price as of the date of exercise times the number of shares exercised.

Pension Benefits

MidWestOne does not maintain a defined benefit pension plan for the named executive officers or other employees. MidWestOne does maintain an employee stock ownership plan and a 401(k) plan in which all employees are generally able to participate. The benefits provided by those plans are described previously under the heading “Compensation Discussion and Analysis—Retirement Benefits Under the Employee Stock Ownership Plan and 401(k) Plan.”

Deferred Compensation Plan

MidWestOne currently maintains a deferred compensation (salary continuation) plan for its named executive officers. The benefits provided pursuant to such plan for those officers who will become named executive officers of the combined company are as follows:

Name	Annual Payment	Number of Years
David A. Meinert	$95,000	15
John P. Pothoven	$85,000	15

The benefits pursuant to such plan will commence for each individual following the retirement of such individual on or after attaining the age of 65.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

MidWestOne presently has no employment contracts with the named executive officers of MidWestOne. MidWestOne does maintain a deferred compensation (salary continuation) plan for the named executive officers of MidWestOne listed in the preceding section, “Deferred Compensation Plan.” The salary continuation plan contains a change-in-control provision which applies in the event that there is both a change in control of MidWestOne and the employment of the particular named executive officer is terminated with MidWestOne within 24 months after such change in control. In such event, the change-in-control benefit is paid to the employee in a lump sum within 90 days following termination of employment. The amount of the change-in-control benefit is determined by vesting the employee in 100 percent of the normal retirement benefit the employee would otherwise have been entitled to receive pursuant to the salary continuation plan.

Loans to Officers and Directors and Other Transactions With Officers and Directors

During 2006, MidWestOne Bank made loans or loan commitments, in the ordinary course of business, to directors and officers of MidWestOne and to corporations or partnerships with which one or more of the officers or directors of MidWestOne were associated. In the opinion of management of MidWestOne, all such loans and loan commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Ownership of Securities by Certain Beneficial Owners and Management

The following table sets forth certain information as of September 30, 2007, with respect to the common stock beneficially owned by each existing director and executive officer of MidWestOne, by each nominee, by all executive officers and directors as a group and by each shareholder known by MidWestOne to be the beneficial owner of more than five percent of the common stock.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Thomas W. Campbell(2)	39,053	1.0%
Richard R. Donohue(3)	9,455	*
Donal D. Hill(4)	14,408	*
Charles S. Howard(5)	259,288	6.9%
Barbara J. Kniff-McCulla(6)	2,727	*
Jerry D. Krause(7)	30,975	*
David A. Meinert(8)	117,197	3.1%
John P. Pothoven(9)	108,832	2.9%
James G. Wake(10)	10,941	*
Michael R. Welter(11)	8,683	*
Robert D. Wersen(12)	21,207	*
Edward C. Whitham(13)	9,654	*
R. Scott Zaiser(14)	7,408	*
Executive Officers and Directors as a group (13 persons)(15)	639,828	16.4%
MidWestOne Financial Group, Inc. Employee Stock Ownership Plan (ESOP)(16)(17)	419,856	11.3%
Jeffrey L. Gendell(18)	347,282	9.4%

*	Less than 1%.
(1)

Except as described in the following notes, each person or group owns the shares directly and has sole voting and investment power with respect to such shares (or, with respect to options, has the power to do so upon exercise). The shares listed include shares subject to options exercisable within sixty days of September 30, 2007. All ESOP share amounts disclosed in the footnotes to this table are as of December 31, 2006.

(2)	Such shares include 2,000 shares owned jointly with his spouse, 27,993 shares subject to options, and 4,160 shares allocated to his ESOP account. This excludes the remaining 415,696 ESOP shares with respect to which Mr. Campbell shares dispositive power as an ESOP Administrator.
(3)	Such shares include 1,616 shares owned by his spouse, 34 shares held by a partnership, and 6,265 shares subject to options.
(4)	Such shares include 213 shares owned jointly with his spouse and 8,922 shares subject to options.
(5)	Such shares include 79,790 shares owned by his spouse, 3,500 shares owned jointly with his spouse, a total of 2,714 shares owned as custodian for his two children, 38,452 shares subject to options, and 40,478 shares allocated to his ESOP account. Excludes the remaining 379,378 ESOP shares with respect to which Mr. Howard shares dispositive power as an ESOP Administrator.
(6)	Such shares include 998 shares held in a trust and 729 shares subject to options.
(7)	Such shares include 1,300 shares held in an IRA, 4,599 shares held in his spouse’s IRA, 1,051 shares owned by his spouse as joint tenants with other family members, 19,015 shares subject to options, and 3,043 shares allocated to his ESOP account. This excludes the remaining 416,813 ESOP shares with respect to which Mr. Krause shares dispositive power as an ESOP Administrator.
(8)	Such shares include 34,588 shares owned jointly with his spouse, a total of 532 shares owned as custodian for his two minor children, 44,089 shares subject to options, and 37,488 shares allocated to his ESOP account. Excludes the remaining 382,368 ESOP shares with respect to which Mr. Meinert shares dispositive power as an ESOP Administrator.
(9)	Such shares include 15,789 shares held in an IRA, 28,875 shares subject to options, and 35,016 shares allocated to his ESOP account. Excludes the remaining 384,840 ESOP shares with respect to which Mr. Pothoven shares dispositive power as an ESOP Administrator.
(10)	Such shares include 223 shares owned by his spouse, 380 shares owned by a corporation of which Mr. Wake has control, and 6,747 shares subject to options.
(11)	Such shares include 4,484 shares owned jointly with his spouse, 655 shares held in an IRA, and 2,544 shares subject to options.
(12)	Such shares include 4,714 shares owned jointly with his spouse, 2,883 shares held in an IRA, and 12,609 shares subject to options.
(13)	Such shares include 570 shares held in a profit sharing plan, 183 shares held in an IRA, 578 shares held in his spouse’s IRA, 220 shares held in his spouse’s profit sharing plan, 297 shares held in his spouse’s money purchase pension plan, and 5,166 shares subject to options.
(14)	Such shares include 575 shares owned jointly with his spouse, 128 shares owned by a corporation of which Mr. Zaiser has control, and 5,505 shares subject to options.
(15)	Such shares include a total of 120,185 ESOP shares allocated to the accounts of directors and executive officers and a total of 207,111 shares subject to options.
(16)	Share amount shown represents beneficial ownership as of December 31, 2006. MidWestOne’s ESOP holds shares of MidWestOne’s Common Stock pursuant to the terms of the ESOP. The Trustee of the ESOP, the Trust Department of MidWestOne Bank, has the power to dispose of ESOP shares in accordance with the terms of the ESOP and votes any unallocated ESOP shares at the direction of the Committee acting as ESOP Administrators. The ESOP Administrators are Thomas W. Campbell, Jerry D. Krause, Howard G. Slagter, President of MidWestOne Insurance Services, Inc., Charles S. Howard, David A. Meinert, and John P. Pothoven. Shares allocated to participants’ accounts are voted by the respective participants. Shares not voted by a participant will be voted by the Trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the ESOP. The Trustee disclaims beneficial ownership of all of the shares, and the ESOP Administrators disclaim beneficial ownership of all shares other than those allocated to their respective accounts held by the ESOP. The amount of beneficial ownership shown for the ESOP includes those shares allocated to accounts of executive officers of MidWestOne, which shares are also reflected in the individual’s respective beneficial ownership as indicated in the footnotes above.

(17)	The address of the ESOP Administrators is 222 First Avenue East, Oskaloosa, IA 52577.
(18)

Based on information provided in a Schedule 13G filed by Jeffrey L. Gendell, Tontine Overseas Associates, L.L.C., Tontine Financial Partners, L.P. and Tontine Management, L.L.C., 55 Railroad Avenue, 3rd Floor, Greenwich, CT 06830 with the Securities and Exchange Commission on October 17, 2007. Mr. Gendell indicates that he has sole voting and dispositive power over 54,000 shares and shared voting and dispositive power over the remaining 293,282 shares beneficially owned by Mr. Gendell.

Director Independence and Board Meetings

All members of MidWestOne’s board of directors are “independent directors” under criteria established by the Securities and Exchange Commission and the Nasdaq Global Market, with the exception of Charles S. Howard, David A. Meinert and John P. Pothoven. Five regularly scheduled meetings and two special meetings of the board of directors were held during 2006. Each director attended at least 75 percent of the aggregate number of the board meetings and any meetings of committees on which the director served. The board has an audit committee, a compensation committee, and a nominating committee. To promote open discussion among the independent directors (those directors who are not officers or employees of MidWestOne), the independent directors meet in executive session a minimum of two times per year. MidWestOne strongly encourages all board members to attend annual meetings of shareholders. All but one board member attended the annual meeting of shareholders held in 2007.

Compensation of Directors

Non-employee directors of MidWestOne are paid a quarterly fee in advance based upon an annual retainer of $8,000, plus a fee for meetings attended. During 2006, each non-employee director was paid $450 per regular and special meeting for directors’ meetings attended, $500 for each audit committee meeting attended (with the chairperson of the audit committee receiving $600), $500 for each compensation committee meeting attended, $250 for each nominating committee meeting attended, and $250 for each executive session attended. No employee directors are paid directors’ fees.

All non-employee directors are awarded 1,000 restricted stock units upon their initial election to the board. The shares vest one-third on each anniversary date of the award. The vested shares are not transferable, however, until the third anniversary after such portion of the restricted stock units vests. The directors may, however, vote such shares after the date of the award and are entitled to any dividends attributable to such shares after the date of the award.

Each non-employee director who has completed at least one full year of service as a director at the date of each annual meeting of shareholders of MidWestOne is granted stock options to purchase 1,000 shares of stock of MidWestOne at the fair market value of such shares on the date of grant. The date of grant is the same day as the date of the annual meeting of shareholders of the MidWestOne. The stock options become vested and are exercisable thirty-three percent upon the first anniversary date of the grant of such options, sixty-six percent upon the second anniversary and one hundred percent upon the third anniversary. The director does not have the right to vote the shares represented by such options or to receive any dividends attributable to such shares until the director has given written notice of exercise of such options, has paid in full for such shares and has performed any other actions required by the stock incentive plan.

MidWestOne offers the option to the directors to defer receipt of all or a portion of the cash that would have been paid as directors’ fees. The deferred fees are invested by MidWestOne, and the director is an unsecured general creditor of MidWestOne. At the time the deferral election is made, the director specifies the amount of the fees to be deferred and the duration of the deferral. The deferred fees are credited with interest at a rate established on an annual basis on the first day of the year based on the five-year corporate AAA bond rate as quoted in The Wall Street Journal.

The table below shows compensation information for current directors of MidWestOne for 2006 who also are expected to continue as directors of the combined company. Information with respect to David A. Meinert, who is expected to be an executive officer and a director of the combined company, can be found under the compensation tables contained in this section beginning with “Summary Compensation.”

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards(3)(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings(5)	All Other Compensation		Total
Charles S. Howard(6)	$288,028	—	$18,330	—	$37,905	$15,736	(7)	$359,999
Richard R. Donohue	27,300	4,238	3,681	—	6,944	—		42,163
James G. Wake	23,000	4,238	3,681	—	—	—		30,919
Robert D. Wersen	19,550	4,238	3,681	—	—	—		27,469
R. Scott Zaiser	21,100	4,238	3,681	—	2,543	—		31,562

(1)	Richard R. Donohue deferred all $27,300 of his director’s fees, and R. Scott Zaiser deferred $4,800 of his director’s fees pursuant to the Director Deferred Compensation Plan. Fees for all directors include a fee of $800 for each bank board meeting attended and $250 for each bank committee meeting attended.
(2)	Stock awards consist only of restricted stock units. Amounts shown do not reflect compensation actually received by the named director. Instead, the amounts shown are the compensation costs recognized by MidWestOne in 2006 for stock awards. The stock awards are subject to a vesting schedule whereby one-third of each award vests on the three anniversary dates of the date of grant. Additionally, the shares when issued may not be sold until the third anniversary of the date on which the shares vested. Dividends are paid on all shares commencing with any dividend paid after the grant of the award.
(3)	Amounts shown do not reflect compensation actually received by the named director. Instead, the amounts shown are the compensation costs recognized by MidWestOne in the year designated for option awards as determined pursuant to FAS 123R.
(4)	As of December 31, 2006, Charles S. Howard has 42,842 outstanding stock options, of which 38,452 are exercisable; Richard R. Donohue has 7,346 outstanding stock options of which 5,067 are exercisable; James G. Wake has 7,828 outstanding stock options of which 5,549 are exercisable; Robert D. Wersen has 15,932 outstanding stock options of which 13,653 are exercisable; and R. Scott Zaiser has 6,786 outstanding stock options of which 4,507 are exercisable.
(5)	Amounts shown in the table reflect the excess earnings over the amount that would have been earned using the Applicable Federal Rate for the period. Commencing on January 1, 2007, amounts earned on deferred fees will be credited with interest at a rate established on an annual basis on the first day of the year based on the five-year corporate AAA bond rate as quoted in The Wall Street Journal.
(6)	Amounts shown for Mr. Howard reflect compensation received as President and Chief Executive Officer of MidWestOne in 2006. Mr. Howard will be a director and Vice Chairman of the board of directors of the combined company, and will not serve as an executive officer of the combined company.
(7)	Amount includes ESOP contributions of $6,600, 401(k) matching contributions of $8,800, and $336 in respect of group term life insurance.

SUPERVISION AND REGULATION OF THE COMBINED COMPANY

General

Following the merger, the combined company will be a financial holding company subject to supervision and regulation by the Federal Reserve under the Bank Holding Company Act, or BHCA. As such, it will be subject to the same regulations that currently apply to MidWestOne and as described under “Business of MidWestOne—Supervision and Regulation.” The bank subsidiaries of each company are currently subject to supervision by the Iowa Division of Banking. The combined bank that we expect to form through consolidation of the bank subsidiaries will, following the consolidation, continue to be regulated by the Iowa Division of Banking. Please refer to “Business of MidWestOne—Supervision and Regulation” for a discussion of the supervision and regulation of the combined company and combined bank after the effective time of the merger.

OTHER MATTERS

As of the date of this joint proxy statement-prospectus, each of our board of directors knows of no matters that will be presented for consideration at our respective special meetings other than as described in this joint proxy statement-prospectus. However, if any other matters properly come before the ISBF or MidWestOne special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed joint proxy statement-prospectus will be deemed to confer authority to vote for adjournment to solicit additional votes and discretionary authority on the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

SHAREHOLDER PROPOSALS

ISBF expects to hold its next annual meeting of shareholders in                     , 2008, after the merger. Under Rule 14a-8 under the Securities Exchange Act of 1934, proposals of ISBF shareholders intended to be presented at that meeting and included in ISBF’s proxy statement must be received by ISBF at its principal executive offices at ISB Financial Corp., 102 South Clinton St., Iowa City, Iowa 52240, no later than                     , 2008. It is not currently anticipated that MidWestOne will hold its annual meeting in 2008, unless the merger has not been completed or the merger agreement is terminated. A shareholder proposal submitted outside the procedures described in Rule 14a-8 shall be considered untimely unless received by                     , 2008.

EXPERTS

The consolidated financial statements of ISBF and its subsidiaries are included in this joint proxy statement-prospectus and in the registration statement in reliance upon the reports of McGladrey & Pullen, LLP, independent registered public accounting firm, to the extent and for the periods indicated in their report, which is included in this joint proxy statement-prospectus and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of MidWestOne Financial Group, Inc. and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006 have been included herein and in the joint proxy statement-prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 consolidated financial statements refers to a change in the accounting for stock-based compensation.

CERTAIN OPINIONS

The legality of the ISBF common stock to be issued as a result of the merger will be passed upon for ISBF by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois.

Each of Barack Ferrazzano Kirschbaum & Nagelberg LLP and Vedder, Price, Kaufman & Kammholz, P.C., Chicago, Illinois, special counsel to MidWestOne, has delivered an opinion concerning material federal income tax consequences of the Merger. See “Material United States Federal Income Tax Consequences of the Merger.”

WHERE YOU CAN FIND MORE INFORMATION

MidWestOne files annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act. You may read and copy this information at the Public Reference Room at the Securities and Exchange Commission at 100 F Street, N.W., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

ISBF filed a registration statement with the Securities and Exchange Commission under the Securities Act relating to the ISBF common stock offered to MidWestOne shareholders. The registration statement contains additional information about ISBF and the ISBF common stock. The Securities and Exchange Commission allows ISBF to omit certain information included in the registration statement from this joint proxy statement-prospectus. The registration statement may be inspected and copied at the Securities and Exchange Commission’s public reference facilities described above. The registration statement is also available on the Securities and Exchange Commission’s Internet site.

All information contained in this joint proxy statement-prospectus with respect to ISBF was supplied by ISBF, and all information contained in this joint proxy statement-prospectus with respect to MidWestOne was supplied by MidWestOne.

Copies of any of the ISBF or MidWestOne documents referred to in this joint proxy statement-prospectus are available without charge upon written or oral request. For ISBF documents, contact Kenneth Urmie, ISB Financial Corp., 102 South Clinton St., Iowa City, Iowa 52240, telephone: (319) 356-5925. For MidWestOne documents, contact David Meinert, MidWestOne Financial Group, Inc., 222 First Avenue East, Oskaloosa, Iowa 52577, telephone: (641) 673-1522.

In order to ensure timely delivery of the documents before the special meeting, any request should be made by                     , 2008.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This joint proxy statement-prospectus has been prepared as of                     , 2008. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing to you of this document nor the issuance to you of shares of common stock of ISBF will create any implication to the contrary. However, if there is a material change to information requiring the filing of a post-effective amendment with the Securities and Exchange Commission, you will receive an updated document and your proxy will be resolicited.

Index to Consolidated Financial Statements

ISB Financial Corp.

Interim Consolidated Financial Statements (unaudited)

* * *

All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

ISB Financial Corp. and Subsidiaries

Consolidated Balance Sheets

September 30, 2007 and December 31, 2006

(In Thousands, Except Shares)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Cash and due from banks	$12,184	$14,274
Investment securities (Note 2):
Available for sale (amortized cost 2007 $237,199; 2006 $241,926)	234,966	239,486
Held to maturity (fair value 2007 $110; 2006 $122)	104	113
Federal funds sold	10,350	3,175
Loans held for sale	1,144	2,422
Loans, net (Notes 3 and 6)	386,353	373,314
Property and equipment	11,552	12,090
Accrued interest receivable	5,671	4,568
Goodwill (Note 1)	4,356	4,356
Deferred income taxes	2,293	2,372
Bank-owned life insurance	8,457	8,157
Other assets	4,655	4,344

Total assets	$682,085	$668,671

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$62,779	$64,018
Savings and interest-bearing demand	181,438	199,148
Time	254,995	229,735

Total deposits	499,212	492,901
Federal funds purchased	535	3,023
Securities sold under agreements to repurchase	58,214	48,906
Federal Home Loan Bank borrowings	43,500	46,020
Accounts payable, accrued expenses and other liabilities	4,632	4,612

Total liabilities	606,093	595,462

Commitments and Contingencies (Note 6)
Shareholders’ Equity (Note 5)
Capital stock, common, $1 par value; authorized 10,000,000 shares; issued 2007 5,158,708 shares; 2006 5,176,488 shares	5,159	5,176
Additional paid-in capital	21	14
Retained earnings	72,203	69,539
Accumulated other comprehensive (loss)	(1,391)	(1,520)

Total shareholders’ equity	75,992	73,209

Total liabilities and shareholders’ equity	$682,085	$668,671

See Notes to Consolidated Financial Statements.

ISB Financial Corp. and Subsidiaries

Consolidated Statements of Income

Nine Months Ended September 30, 2007 and 2006

(In Thousands, Except Per Share Amounts)

	2007	2006
	(unaudited)
Interest income:
Loans, including fees	$20,563	$19,172
Investment securities:
U.S. Treasury	—	15
U.S. Government agencies and corporations	4,987	5,064
State and political subdivisions	2,129	1,694
Other securities	432	90
Federal funds sold	400	142

Total interest income	28,511	26,177

Interest expense:
Deposits:
Savings and interest-bearing demand	2,346	2,211
Time	8,652	6,710

Total interest on deposits	10,998	8,921
Federal funds purchased and securities sold under agreements to repurchase	1,624	1,315
Other liabilities	1,555	1,996

Total interest expense	14,177	12,232

Net interest income	14,334	13,945
Provision for loan losses (Note 3)	425	330

Net interest income after provision for loan losses	13,909	13,615

Other income:
Trust and investment fees	2,667	2,215
Service charges on deposit accounts	1,526	1,472
Gain on sale of mortgage loans and servicing fees	1,027	746
Other service fees and commissions	1,572	1,438
Investment securities gains (losses), net	(299)	50

Total other income	6,493	5,921

Other expenses:
Salaries and employee benefits	8,161	7,698
Occupancy	1,010	951
Equipment	1,217	1,131
Office supplies, postage and telephone	753	721
Other	2,778	2,793

Total other expenses	13,919	13,294

Income before income taxes	6,483	6,242
Federal and state income taxes (Note 4)	1,666	1,700

Net income	$4,817	$4,542

Comprehensive income	$4,946	$5,308

Earnings per share:
Basic	$0.93	$0.87

Diluted	$0.93	$0.87

See Notes to Consolidated Financial Statements.

ISB Financial Corp. and Subsidiaries

Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2007 and 2006

(In Thousands)

	2007	2006
	(unaudited)
Cash Flows from Operating Activities
Net income	$4,817	$4,542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	993	936
Amortization	—	6
Provision for loan losses	425	330
Deferred income taxes	—	321
Investment securities (gains) losses	299	(50)
Net change in:
(Increase) in accrued interest receivable	(1,103)	(976)
Decrease (increase) in loans held for sale	1,278	(448)
Decrease (increase) in other assets	(311)	1,116
Increase in accounts payable, accrued expenses and other liabilities	20	854

Net cash provided by operating activities	6,418	6,631

Cash Flows from Investing Activities
Available for sale securities:
Sales	24,472	224
Maturities	51,560	33,372
Purchases	(71,603)	(27,482)
Maturities of held to maturity securities	9	53
Federal funds sold, net	(7,175)	14,500
Loans made to customers, net of collections	(13,464)	(13,229)
Purchase of property and equipment, net	(455)	(905)
Activity in bank-owned life insurance:
Purchases	(68)	—
(Increase) in cash value	(232)	(245)

Net cash provided by (used in) investing activities	(16,956)	6,288

Cash Flows from Financing Activities
Net increase (decrease) in deposits	6,311	(4,458)
Net increase in federal funds purchased and securities sold under agreements to repurchase	6,820	6,491
Proceeds from Federal Home Loan Bank borrowings	19,995	9,750
Repayment of Federal Home Loan Bank borrowings	(22,515)	(22,700)
Stock options exercised	23	69
Repurchase of common stock	(530)	(1,272)
Dividends paid	(1,656)	(1,657)

Net cash provided by (used in) financing activities	8,448	(13,777)

(Decrease) in cash and due from banks	(2,090)	(858)
Cash and Due From Banks:
Beginning balance	14,274	13,547

Ending balance	$12,184	$12,689

ISB Financial Corp. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Nine Months Ended September 30, 2007 and 2006

(In Thousands)

	2007	2006
Supplemental Disclosures
Cash payments for:
Interest paid to depositors	$11,012	$8,352
Interest paid on other obligations	3,072	3,211
Income taxes	1,736	1,176

See Notes to Consolidated Financial Statements.

ISB Financial Corp. And Subsidiaries

Notes To Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business: ISB Financial Corp. and Subsidiaries (the “Company”) is a bank holding company that owns 100% of the outstanding common stock of Iowa State Bank & Trust Company, Iowa City and 100% of the common stock of First State Bank, Conrad, Iowa. Iowa State Bank & Trust Company and First State Bank (collectively the “Banks”) provide services to individuals, businesses, governmental units and institutional customers in Johnson County, Iowa, West Liberty, Iowa, and within a territory approximately 20 miles from Conrad, Melbourne and Parkersburg, Iowa. The Banks are actively engaged in many areas of commercial banking, including: acceptance of demand, savings and time deposits; making commercial, real estate, agricultural and consumer loans, and other banking services tailored for its individual customers. The Investment and Trust Department of Iowa State Bank & Trust Company administers estates, personal trusts, conservatorships, pension and profit-sharing accounts along with providing other management services to customers.

Accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain significant estimates: The allowance for loan losses, unrealized gains and losses on debt securities available for sale, annual impairment testing for goodwill, estimated discount rate and expected long-term rate of return used in actuarial determination of pension plan asset or liability and the fair values of investment securities and other financial instruments involve certain significant estimates made by management. These estimates are reviewed by management routinely and it is reasonably possible that circumstances that exist may change in the near-term future and that the effect could be material to the financial statements.

Principles of consolidation: The consolidated financial statements include the accounts of the Company and its subsidiary banks. All significant inter-company accounts and transactions have been eliminated in consolidation.

Interim Financial Information: The accompanying unaudited consolidated financial statements as of September 30, 2007 and 2006 have been prepared in condensed format, and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The information furnished in these interim statements reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results for each respective period presented. Such adjustments are of a normal recurring nature. The results of operations in the interim statements are not necessarily indicative of the results that may be expected for any other quarter or for the full year. The interim financial information should be read in conjunction with the Company’s audited financial statements.

Condensed financial information as of December 31, 2006 has been presented next to the interim consolidated balance sheet for informational purposes.

Earnings per share: Basic earnings per share (EPS) represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted EPS reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued as well as any adjustment to income that would result from assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding options, and are determined using the treasury stock method.

ISB Financial Corp. And Subsidiaries

Notes To Financial Statements—(Continued)

Earnings per share: Basic per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock, unless the effect is to reduce the loss or increase the income per common share from continuing operations.

Components used in computing EPS for the nine months ended September 30, 2007 and 2006 are summarized as follows:

	Nine Months Ended September 30,
	2007	2006
	(In thousands, except per share data)
Net income, as reported	$4,817	$4,542
Average number of common shares outstanding	5,167,598	5,208,174
Potential number of dilutive shares	7,086	9,072

Total shares to compute diluted earnings per share	5,174,684	5,217,246
Basic earnings per share	$0.93	$0.87
Diluted earnings per share	$0.93	$0.87

There are no potentially dilutive securities that have not been included in the determination of diluted shares.

Goodwill: Goodwill represents the cost in excess of the fair value of assets acquired in business combinations. Goodwill has an indefinite life, but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The annual impairment test consists of a comparison of the fair value of the intangible asset to its carrying amount. If the carrying amount were to exceed the fair value, an impairment loss would be recognized.

Recent accounting pronouncements: In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value in U.S. generally accepted accounting principles and expands disclosures about fair value measurements. It applies whenever other standards require or permit assets or liabilities to be measured at fair value. It does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for the Company beginning January 1, 2008. The Company does not expect the adoption of this statement to have a material effect on its financial condition or results of operations.

In September 2006, the Emerging Issues Task Force (“EITF”) Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” was ratified. This EITF Issue addresses accounting for separate agreements that split life insurance policy benefits between an employer and employee. The Issue requires the employer to recognize a liability for future benefits payable to the employee under these agreements. The effects of applying this Issue must be recognized through either a change in accounting principle through an adjustment to equity or through the retrospective application to all prior periods. The Issue is effective for the Company beginning January 1, 2008. The Company does not expect the adoption of the Issue to have a material effect on its financial condition or results of operations.

In September 2006, the FASB issued Statement No. 158, (“SFAS No. 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R).” SFAS No. 158 requires a company that sponsors a postretirement benefit plan to fully recognize, as an asset or liability, the overfunded or underfunded status of its benefit plan in its balance sheet. The funded status is measured as the difference between the fair value of the plan’s assets and its benefit obligation (projected benefit

ISB Financial Corp. And Subsidiaries

Notes To Financial Statements—(Continued)

obligation for pension plans and accumulated postretirement benefit obligation for other postretirement benefit plans). Currently, the funded status of such plans are reported in the notes to the financial statements. This provision is effective for nonpublic companies for fiscal years ending after June 15, 2007. In addition, SFAS No. 158 also requires a company to measure its plan assets and benefit obligations as of its year end balance sheet date. Currently, a company is permitted to choose a measurement date up to three months prior to its year end to measure the plan assets and obligations. This provision is effective for all companies for fiscal years ending after December 15, 2008. The Company has evaluated the impact of the adoption of this Statement which will result in fully recognizing the plan’s underfunded status on the Company’s balance sheet. If the Company had adopted SFAS No. 158 at December 31, 2006, the pension liability would have increased $2,260,000 and other accumulated comprehensive loss would have increased by $1,408,000, net of $852,000 in deferred income tax assets.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 allows companies to elect fair-value measurement of specified financial instruments and warranty and insurance contracts when an eligible asset or liability is initially recognized or when an event, such as a business combination, triggers a new basis of accounting for that asset or liability. The election, called the “fair value option,” will enable some companies to reduce the volatility in reported earnings caused by measuring related assets and liabilities differently. The election is available for eligible assets or liabilities on a contract-by-contract basis without electing it for identical assets or liabilities under certain restrictions. SFAS No. 159 is effective for the Company beginning January 1, 2008. The Company does not anticipate that the adoption of SFAS No. 159 will have a material effect on its financial condition or results of operations.

Note 2.	Investment Securities

The amortized cost and fair value of investment securities available for sale, with gross unrealized gains and losses, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
September 30, 2007:
U.S. Government agencies and corporations	$68,862	$285	$(367)	$68,780
State and political subdivisions	80,612	84	(1,170)	79,526
Mortgage-backed and collateralized mortgage obligations	74,298	74	(1,167)	73,205
Other securities	13,427	458	(430)	13,455

Total	$237,199	$901	$(3,134)	$234,966

December 31, 2006:
U.S. Government agencies and corporations	$86,329	$113	$(980)	$85,462
State and political subdivisions	70,357	199	(812)	69,744
Mortgage-backed and collateralized mortgage obligations	78,249	25	(1,301)	76,973
Other securities	6,991	337	(21)	7,307

Total	$241,926	$674	$(3,114)	$239,486

ISB Financial Corp. And Subsidiaries

Notes To Financial Statements—(Continued)

The amortized cost and fair value of investment securities held-to-maturity, with gross unrealized gains and losses, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
September 30, 2007:
State and political subdivisions	$104	$6	$—	$110

December 31, 2006:
State and political subdivisions	$113	$9	$—	$122

Investment securities with a carrying value of $72,572,000 and $71,828,000 at September 30, 2007 and December 31, 2006, respectively, were pledged on public deposits, securities sold under agreements to repurchase and for other purposes, as required or permitted by law.

Gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are summarized as follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
			(In Thousands)
September 30, 2007:
Securities available for sale:
U.S. Government agencies	$7,940	$58	$24,702	$309	$32,642	$367
State and political subdivisions	24,918	351	37,412	819	62,330	1,170
Mortgage-backed and collateralized mortgage obligations	20,952	301	44,750	866	65,702	1,167
Other securities	9,104	430	—	—	9,104	430

	$62,914	$1,140	$106,864	$1,994	$169,778	$3,134

December 31, 2006:
Securities available for sale:
U.S. Government agencies	$24,803	$84	$50,679	$896	$75,482	$980
State and political subdivisions	11,950	109	37,039	703	48,989	812
Mortgage-backed and collateralized mortgage obligations	18,741	107	55,021	1,194	73,762	1,301
Other securities	380	21	—	—	380	21

	$55,874	$321	$142,739	$2,793	$198,613	$3,114

In reaching the conclusion that the impairments disclosed above are temporary and not other-than-temporary, the Company evaluates the nature of the U.S. Treasury Securities, U.S. Government agency securities, mortgage-backed and collateralized mortgage obligations, and other securities, and the credit ratings of the state and municipal bonds. None of the impairment was due to the deterioration in credit quality of the issuers that might result in the non-collection of principal and interest. The cause of the impairments is due to changes in interest rates and the Company has not recognized any unrealized loss in income because the Company has the intent and ability to hold these investment securities for a period of time sufficient to allow for an anticipated recovery.

ISB Financial Corp. And Subsidiaries

Notes To Financial Statements—(Continued)

The contractual maturity distribution of investment securities at September 30, 2007 is summarized as follows:

	Available-For-Sale		Held-To-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
		(In Thousands)
Due in one year or less	$34,553	$34,432	$—	$—
Due after one year through five years	66,515	66,260	—	—
Due after five years	59,207	58,173	104	110
Mortgage-backed and collateralized mortgage obligations	74,298	73,205	—	—

	$234,573	$232,070	$104	$110

Mortgage-backed and collateralized mortgage obligations are collateralized by mortgage loans guaranteed by U.S. Government agencies. Experience has indicated that principal payments will be collected sooner than scheduled because of prepayments. Therefore, these securities are not scheduled in the maturity categories indicated above. Other equity securities available for sale with an amortized cost of $2,626,000 and a fair value of $2,896,000 are excluded from this table.

Realized gains and losses on sales of investment securities are as follows:

	Nine Months Ended September 30,
	2007	2006
	(In Thousands)
Gross gains	$—	$50
Gross losses	(299)	—

	$(299)	$50

Note 3.	Loans

The composition of the Company's net loans as of September 30, 2007 and December 31, 2006 is as follows:

	September 30, 2007	December 31, 2006
	(In Thousands)
Commercial, financial and agricultural	$98,770	$89,284
Real estate:
Construction	29,416	31,133
Mortgage	253,967	248,308
Loans to individuals	9,429	9,475
All other	393	412

Total loans	391,975	378,612
Less allowance for loan losses	5,622	5,298

Net loans	$386,353	$373,314

ISB Financial Corp. And Subsidiaries

Notes To Financial Statements—(Continued)

Changes in the allowance for loan losses for the nine months ended September 30, 2007 and 2006 are as follows:

	Nine Months Ended September 30,
	2007	2006
	(In Thousands)
Balance, beginning	$5,298	$5,227
Provision charged to operating expenses	425	330
Recoveries of amounts charged-off	103	89
Loans charged-off	(204)	(338)

Balance, ending	$5,622	$5,308

Information about impaired and nonaccrual loans as of September 30, 2007 and December 31, 2006, is as follows:

	September 30, 2007	December 31, 2006
	(In Thousands)
Loans for which there is a related allowance for loan losses	$3,356	$1,594
Loans for which there is no related allowance for loan losses	—	—

Total impaired loans	$3,356	$1,594

Allowance for loan losses on impaired loans	$824	$331
Average balance of impaired loans	2,475	2,335
Nonaccrual loans	1,644	371
Loans past due 90 days or more and still accruing	207	395

Note 4.	Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction and in the state of Iowa. The Company is no longer subject to U.S. federal, state or local tax examinations by tax authorities for years before 2004. The Company has not undergone any recent examinations by the Internal Revenue Service (IRS).

The Company incurred income tax expense of $1,666,000 for the nine months ended September 30, 2007 compared with $1,700,000 for the nine months ended September 30, 2006. The effective income tax rate as a percent of income before taxes for the nine months ended September 30, 2007 and 2006 was 25.7 percent and 27.2 percent, respectively. The effective tax rate varies from the statutory rate primarily due to state taxes and tax-exempt income.

On January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”). Implementation of FIN 48 did not result in a cumulative effect adjustment to retained earnings. The Company would recognize interest and penalties accrued related to unrecognized tax benefits in tax expense. The Company has not recognized or accrued any interest or penalties for the periods ended September 30, 2007 and 2006.

Note 5.	Regulatory Capital Requirements and Restrictions on Subsidiary Cash

Federal regulatory agencies have adopted various capital standards for financial institutions, including risk-based capital standards. The primary objectives of the risk-based capital framework are to provide a more consistent system for comparing capital positions of financial institutions and to take into account the different risks among financial institutions' assets and off-balance sheet items.

ISB Financial Corp. And Subsidiaries

Notes To Financial Statements—(Continued)

A comparison of the Company’s and the Banks’ capital with the regulatory requirements is presented below:

	Actual		For Capital Adequacy Purposes	To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Ratio	Ratio
		(In Thousands)
At September 30, 2007:
Consolidated:
Total risk based capital	$78,624	17.07%	8%	—
Tier 1 risk based capital	73,001	15.85	4	—
Leverage ratio	73,001	10.74	4	—
Iowa State Bank & Trust Company:
Total risk based capital	$48,254	12.52%	8%	10%
Tier 1 risk based capital	44,197	11.47	4	6
Leverage ratio	44,197	7.69	4	5
First State Bank:
Total risk based capital	$9,471	13.33%	8%	10%
Tier 1 risk based capital	8,575	12.07	4	6
Leverage ratio	8,575	8.38	4	5

At December 31, 2006:
Consolidated:
Total risk based capital	$75,628	15.79%	8%	—
Tier 1 risk based capital	70,329	14.69	4	—
Leverage ratio	70,329	10.54	4	—
Iowa State Bank & Trust Company:
Total risk based capital	$51,028	12.61%	8%	10%
Tier 1 risk based capital	47,244	11.68	4	6
Leverage ratio	47,244	8.41	4	5
First State Bank:
Total risk based capital	$9,589	13.33%	8%	10%
Tier 1 risk based capital	8,682	12.07	4	6
Leverage ratio	8,682	8.38	4	5

According to FDIC capital guidelines, both of the Banks are classified as “well capitalized”.

Note 6.	Commitments and Contingencies

Financial instruments with off-balance sheet risk: The Banks are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

ISB Financial Corp. And Subsidiaries

Notes To Financial Statements—(Continued)

The Banks use the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Banks’ commitments at September 30, 2007 and December 31, 2006 is as follows:

	September 30, 2007	December 31, 2006
	(In Thousands)
Commitments to extend credit	$113,554	$101,121
Standby letters of credit	1,947	2,048

	$115,501	$103,169

The Banks’ exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks hold collateral, which may include accounts receivable, inventory, property, equipment and income-producing properties, supporting those commitments, if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Banks would be required to fund the commitment. The maximum potential amount of future payments the Banks could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Banks would be entitled to seek recovery from the customer. At September 30, 2007 and December 31, 2006, no amounts have been recorded as liabilities for the Banks’ potential obligations under these guarantees.

Contingencies: In the normal course of business, the Banks are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the accompanying financial statements.

Concentrations of credit risk: Substantially all of the Banks’ loans, commitments to extend credit and standby letters of credit have been granted to customers in the Banks’ market areas. Although the loan portfolio of the Banks is diversified, approximately 72% of the loans are real estate loans and approximately 9% are agriculturally related. The concentrations of credit by type of loan are set forth in Note 2. Commitments to extend credit are primarily related to commercial loans and home equity loans. Standby letters of credit were granted primarily to commercial borrowers. Investments in securities issued by state and political subdivisions involve certain governmental entities within Iowa. Investment securities of Iowa political subdivisions totaled $63,335,000 as of September 30, 2007. No individual municipality exceeded $2,879,000.

Note 7.	Stock Options

The Company's stock option plan is discussed in Note 10 of the audited financial statements.

During the nine months ended September 30, 2007, the Company granted one stock option for 450 shares to an executive officer. The option had an exercise price of $27 per share and vested July 1, 2007.

ISB Financial Corp. And Subsidiaries

Notes To Financial Statements—(Continued)

Note 8.	Merger

On September 12, 2007, the Company announced that it had entered into a definitive agreement to merge with MidWestOne Financial Group, Inc. of Oskaloosa, Iowa. The transaction will be a merger of equals with the resulting company to be called MidWestOne Financial Group, Inc. Headquarters of the merged entity will be located in Iowa City. Under the terms of the agreement, shareholders of MidWestOne Financial Group, Inc. would exchange one share of their stock for 0.95 share of the Company’s stock. The resulting stock will be listed on the NASDAQ Global Market under a new undetermined stock symbol. The transaction is subject to regulatory and shareholder approval and it is anticipated that it will be consummated in the first quarter of 2008. The two bank subsidiaries of ISB Financial Corp. and the bank subsidiary of MidWestOne Financial Group, Inc. will be merged into one bank charter later in 2008, with the resulting bank to be called MidWestOne Bank.

Note 9.	Subsequent Event

On October 16, 2007 the Board of Directors of Iowa State Bank & Trust Company approved a resolution regarding an amendment of the retirement plan of Iowa State Bank & Trust Company to freeze pension benefit accruals effective December 31, 2007. The Bank does not anticipate that it will recognize a material gain or loss when the freeze on pension benefit accruals becomes effective.

Note 10.	Segment Reporting

The following is a summary of selected operating segment information as of and for the nine months ended September 30, 2007 and 2006:

	Iowa State Bank & Trust Company	First State Bank	All Other	Intersegment Eliminations	Consolidated Company
2007:
Assets	$572,789	$106,388	$17,958	$(15,050)	$682,085
Gross Loans	329,598	62,377	—	—	391,975
Less: Allowance for loan losses	(4,057)	(1,565)	—	—	(5,622)
Net Loans	325,541	60,812	—	—	386,353

Deposits	432,720	81,519	—	(15,027)	499,212
Shareholders' Equity	45,450	12,590	17,952	—	75,992

Net interest income	$11,774	$2,070	$490	$—	$14,334
Provision for loan losses	425	—	—	—	425
Net interest income after provision for loan losses	11,349	2,070	490	—	13,909
Noninterest income	5,639	854	—	—	6,493
Noninterest expense	11,794	2,050	75	—	13,919

Income before income taxes	5,194	874	415	—	6,483
Income tax expense	1,360	174	132	—	1,666

Net income	$3,834	$700	$283	$—	$4,817

	Iowa State Bank & Trust Company	First State Bank	All Other	Intersegment Eliminations	Consolidated Company
2006:
Assets	$555,731	$104,703	$14,635	$(12,914)	$662,155
Gross Loans	321,896	61,935	—	—	383,831
Less: Allowance for loan losses	(3,773)	(1,535)	—	—	(5,308)
Net Loans	318,123	60,400	—	—	378,523

Deposits	423,077	77,935	—	(12,889)	488,123
Shareholders’ Equity	44,286	12,473	14,649	—	71,408

Net interest income	$11,542	$2,079	$324	$—	$13,945
Provision for loan losses	330	—	—	—	330
Net interest income after provision for loan losses	11,212	2,079	324	—	13,615
Noninterest income	5,186	703	50	(18)	5,921
Noninterest expense	11,254	1,985	73	(18)	13,294

Income before income taxes	5,144	797	301	—	6,242
Income tax expense	1,414	188	98	—	1,700

Net income	$3,730	$609	$203	$—	$4,542

McGladrey & Pullen

Certified Public Accountants

Report of Independent Registered Public Accounting Firm

To the Board of Directors

ISB Financial Corp. and Subsidiaries

Iowa City, Iowa

We have audited the consolidated balance sheets of ISB Financial Corp. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ISB Financial Corp. and Subsidiaries as of December 31, 2006 and 2005 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Cedar Rapids, Iowa

March 19, 2007

McGladrey & Pullen, LLP is an independent member firm of RSM International,

an affiliation of separate and independent legal entities.

ISB Financial Corp. and Subsidiaries

Consolidated Balance Sheets

December 31, 2006, and 2005

(In Thousands, Except Shares)

	2006	2005
Assets
Cash and due from banks (Note 11)	$14,274	$13,547
Investment securities (Note 2):
Available for sale (amortized cost 2006 $241,926; 2005 $241,972)	239,486	237,158
Held to maturity (fair value 2006 $122; 2005 $185)	113	175
Federal funds sold	3,175	14,500
Loans held for sale	2,422	1,289
Loans, net (Notes 3, 7, 12 and 13)	373,314	365,622
Property and equipment (Note 4)	12,090	12,058
Accrued interest receivable	4,568	4,035
Goodwill (Note 1)	4,400	4,356
Deferred income taxes (Note 8)	2,372	3,277
Bank-owned life insurance	8,157	7,780
Other assets	4,300	5,972

Total assets	$668,671	$669,769

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$64,018	$62,354
Savings and interest-bearing demand	199,148	211,275
Time (Notes 2 and 5)	229,735	218,952

Total deposits	492,901	492,581
Federal funds purchased	3,023	2,503
Securities sold under agreements to repurchase (Notes 2 and 7)	48,906	42,545
Federal Home Loan Bank borrowings (Note 7)	46,020	59,700
Accounts payable, accrued expenses and other liabilities	4,612	3,481

Total liabilities	595,462	600,810

Commitments and Contingencies (Note 12)
Shareholders’ Equity (Notes 10 and 15)
Capital stock, common, $1 par value; authorized 10,000,000 shares; issued 2006 5,176,488 shares; 2005 1,744,475 shares	5,176	1,744
Additional paid-in capital	14	3,568
Retained earnings	69,539	66,660
Accumulated other comprehensive (loss)	(1,520)	(3,013)

Total shareholders’ equity	73,209	68,959

Total liabilities and shareholders’ equity	$668,671	$669,769

See Notes to Consolidated Financial Statements.

ISB Financial Corp. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2006, 2005 and 2004

(In Thousands, Except Per Share Amounts)

	2006	2005	2004
Interest income:
Loans, including fees	$25,850	$22,206	$20,224
Investment securities:
U.S. Treasury	15	74	69
U.S. Government agencies and corporations	6,570	5,897	5,902
State and political subdivisions	2,308	2,101	2,053
Other securities	282	128	115
Federal funds sold	283	221	54

Total interest income	35,308	30,627	28,417

Interest expense:
Deposits:
Savings and interest-bearing demand	3,042	1,791	1,118
Time	9,306	6,415	5,313

Total interest on deposits	12,348	8,206	6,431
Federal funds purchased and securities sold under agreements to repurchase	1,878	727	307
Other liabilities	2,533	2,809	2,765

Total interest expense	16,759	11,742	9,503

Net interest income	18,549	18,885	18,914
Provision for loan losses (Note 3)	550	300	195

Net interest income after provision for loan losses	17,999	18,585	18,719

Other income:
Trust and investment fees	2,889	2,692	2,257
Service charges on deposit accounts	1,935	1,936	1,955
Gain on sale of mortgage loans and servicing fees	963	1,207	1,319
Other service fees and commissions	1,893	2,565	2,434
Investment securities gains (losses), net (Note 2)	(108)	322	224

Total other income	7,572	8,722	8,189

Other expenses:
Salaries and employee benefits (Notes 9 and 10)	10,081	10,053	9,697
Occupancy	1,291	1,245	1,000
Equipment	1,520	2,026	1,859
Office supplies, postage and telephone	960	1,099	1,108
Other	3,828	3,091	2,887

Total other expenses	17,680	17,514	16,551

Income before income taxes	7,891	9,793	10,357
Federal and state income taxes (Note 8)	2,093	2,876	3,149

Net income	$5,798	$6,917	$7,208

Earnings per share:
Basic	$1.11	$1.32	$1.38

Diluted	$1.11	$1.32	$1.38

See Notes to Consolidated Financial Statements.

ISB Financial Corp. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2006, 2005 and 2004

(In Thousands, Except Share Amounts)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2003	$1,742	$3,505	$55,409	$955	$61,611

Comprehensive income:
Net income	—	—	7,208	—	7,208
Change in net unrealized gain on securities available-for-sale (Note 1)	—	—	—	(1,605)	(1,605)

Total comprehensive income					5,603

Cash dividends paid ($0.80 per share)	—	—	(1,394)	—	(1,394)
Stock options exercised for 2,025 shares (Note 9)	1	71	—	—	72
Repurchase of 2,340 shares of common stock	(2)	(118)	—	—	(120)

Balance, December 31, 2004	1,741	3,458	61,223	(650)	65,772

Comprehensive income:
Net income	—	—	6,917	—	6,917
Change in net unrealized losses on securities available-for-sale, net of reclassification adjustment and tax effect (Note 1)	—	—	—	(2,363)	(2,363)

Total comprehensive income					4,554

Cash dividends paid ($0.85 per share)	—	—	(1,480)	—	(1,480)
Stock options exercised for 3,160 shares (Note 10)	3	114	—	—	117
Repurchase of 60 shares of common stock	—	(4)	—	—	(4)

Balance, December 31, 2005	1,744	3,568	66,660	(3,013)	68,959

Comprehensive income:
Net income	—	—	5,798	—	5,798
Change in net unrealized losses on securities available-for-sale, net of reclassification adjustment and tax effect (Note 1)	—	—	—	1,493	1,493

Total comprehensive income					7,291

Cash dividends paid ($0.95 per share)	—	—	(1,657)	—	(1,657)
Stock options exercised for 4,630 shares (Note 10)	5	78	—	—	83
Stock compensation	—	1	—	—	1
Repurchase of 26,683 shares of common stock	(27)	(1,260)	(181)	—	(1,468)
Stock split, 3,454,066 shares issued (Note 15)	3,454	(2,373)	(1,081)	—	—

Balance, December 31, 2006	$5,176	$14	$69,539	$(1,520)	$73,209

See Notes to Consolidated Financial Statements.

ISB Financial Corp. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2006, 2005 and 2004

(In Thousands)

	2006	2005	2004
Cash Flows from Operating Activities
Net income	$5,798	$6,917	$7,208
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,251	1,489	1,260
Amortization	15	19	19
Provision for loan losses	550	300	195
Deferred income taxes	24	(157)	(273)
Stock option expense	1	—	—
Investment securities (gains) losses	108	(322)	(224)
Net change in:
(Increase) in accrued interest receivable	(533)	(464)	501
Decrease (increase) in loans held for sale	(1,133)	2,003	691
Decrease (increase) in other assets	1,672	(740)	422
Increase in accounts payable, accrued expenses and other liabilities	1,131	181	198

Net cash provided by operating activities	8,884	9,226	9,997

Cash Flows from Investing Activities
Available for sale securities:
Sales	8,519	20,557	48,277
Maturities	48,257	60,217	64,086
Purchases	(56,838)	(66,043)	(117,088)
Maturities of held to maturity securities	62	67	151
Federal funds sold, net	11,325	(7,463)	(7,037)
Loans made to customers, net of collections	(8,301)	(35,284)	(14,406)
Purchase of property and equipment, net	(1,283)	(2,385)	(3,059)
Activity in bank-owned life insurance:
Purchases	(61)	(5,000)	—
(Increase) in cash value	(316)	(283)	(117)

Net cash provided by (used in) investing activities	1,364	(35,617)	(29,193)

Cash Flows from Financing Activities
Net increase in deposits	320	18,022	21,307
Net increase in federal funds purchased and securities sold under agreements to repurchase	6,881	13,966	(6,373)
Proceeds from Federal Home Loan Bank borrowings	12,770	13,500	11,000
Repayment of Federal Home Loan Bank borrowings	(26,450)	(14,800)	(8,000)
Stock options exercised	83	117	72
Repurchase of common stock	(1,468)	(4)	(120)
Dividends paid	(1,657)	(1,480)	(1,394)

Net cash provided by (used in) financing activities	(9,521)	29,321	16,492

Increase in cash and due from banks	727	2,930	(2,704)
Cash and Due From Banks:
Beginning balance	13,547	10,617	13,321

Ending balance	$14,274	$13,547	$10,617

Supplemental Disclosures
Cash payments for:
Interest paid to depositors	$11,721	$7,776	$6,467
Interest paid on other obligations	4,429	3,541	3,073
Income taxes	1,645	2,953	3,295

See Notes to Consolidated Financial Statements.

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business: ISB Financial Corp. and Subsidiaries (the “Company”) is a bank holding company that owns 100% of the outstanding common stock of Iowa State Bank & Trust Company, Iowa City and 100% of the common stock of First State Bank, Conrad, Iowa. Iowa State Bank & Trust Company and First State Bank (collectively the “Banks”) provide services to individuals, businesses, governmental units and institutional customers in Johnson County, Iowa, West Liberty, Iowa, and within a territory approximately 20 miles from Conrad, Melbourne and Parkersburg, Iowa. The Banks are actively engaged in many areas of commercial banking, including: acceptance of demand, savings and time deposits; making commercial, real estate, agricultural and consumer loans, and other banking services tailored for its individual customers. The Investment and Trust Department of Iowa State Bank & Trust Company administers estates, personal trusts, conservatorships, pension and profit-sharing accounts along with providing other management services to customers.

Accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain significant estimates: The allowance for loan losses, unrealized gains and losses on debt securities available for sale, annual impairment testing of goodwill, estimated discount rate and expected long-term rate of return used in actuarial determination of pension plan asset or liability, and the fair values of investment securities and other financial instruments involve certain significant estimates made by management. These estimates are reviewed by management routinely and it is reasonably possible that circumstances that exist may change in the near-term future and that the effect could be material to the financial statements.

Principles of consolidation: The consolidated financial statements include the accounts of the Company and its subsidiary banks. All significant inter-company accounts and transactions have been eliminated in consolidation.

Presentation of cash flows: For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from loans originated by the Banks, deposits and federal funds purchased and sold and securities sold under agreements to repurchase are reported net.

Investment securities: Certain debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost, that are deemed to be other than temporary, are reflected in earnings as realized losses. In determining whether other than temporary impairment exists, management considers: (1) the length of time and the extent of which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans: Loans that the Banks have the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs and the allowance for loan losses. Interest income is accrued on the unpaid principal balance.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due, unless the credit is well secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date, if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans held for sale: Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Mortgage loans held for sale are generally sold with the mortgage servicing rights released. Gains or losses on sales of mortgage loans with servicing released are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

Allowance for loan losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects that margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Banks will be unable to collect the scheduled payments of principal or interest when due according to the contractual

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

terms of the loan agreement. Factors considered by management in determining impairment include: payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, construction and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral, if the loan is collateral dependent.

Large groups of smaller-balance, homogeneous loans are collectively evaluated for impairment. Accordingly, the Banks do not separately identify individual consumer and residential loans for impairment disclosures.

Transfers of financial assets: Revenue from the origination and sale of loans in the secondary market is recognized upon the transfer of financial assets and accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Banks, (2) the transferee has the right to pledge or exchange the assets it received and no condition both constrains the transferee from taking advantage of its right to pledge or exchange and provides more than a trivial benefit to the transferor and (3) the Banks do not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Revenue recognition: Trust fees, deposit account service charges and other fees are recognized when the services are provided or when customers use the services.

Credit-related financial instruments: In the ordinary course of business, the Banks have entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Property and equipment: Property and equipment are stated at cost less accumulated depreciation. The estimated useful lives and primary method of depreciation for the principal items are as follows:

Type of Assets	Years	Depreciation Method
Buildings and leasehold improvements	10 – 30	Straight-line
Furniture and equipment	3 – 10	Straight-line

Other real estate owned: Real estate parcels acquired in satisfaction of loans are included in other assets at the lower of cost or fair value less estimated costs of disposal. When a property is acquired, the excess of the recorded investment in the property over its estimated fair value, less estimated costs of disposal, if any, is charged to the allowance for loan losses. Subsequent declines in the estimated fair value are recorded in a valuation allowance account. Additions to or reductions from valuation allowances, along with net operating results of the property, are included in other operating expenses. There was no balance as of December 31, 2006 and 2005.

Bank-owned life insurance: Bank-owned life insurance is carried at cash surrender value with increases/decreases reflected as income/expense in the statement of income.

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

Employee benefit plans: Annual expense of a defined benefit pension plan includes service cost (measured by projected unit credit method), interest on the projected benefit obligation, actual return on plan assets and other amortization and deferred amounts specified by Financial Accounting Standards Board Statement No. 87.

Deferred benefits under a salary continuation plan are charged to expense during the period the participating employees attain full eligibility.

Stock-based compensation: The Company adopted SFAS No. 123(R) on January 1, 2006 using the prospective method in which compensation cost is recognized over the service period for all awards granted subsequent to the Company’s adoption of SFAS No. 123(R). Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based compensation under the intrinsic value method, as outlined under the provisions of Accounting Principles Board Opinion No. 25 and its related interpretations. Accordingly, no compensation cost was recognized for grants issued prior to the adoption of SFAS No. 123(R) since the options were granted with an exercise price equal to market value at the date of grant.

Deferred income taxes: Deferred income taxes are provided under the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings per share: Basic per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock, unless the effect is to reduce the loss or increase the income per common share from continuing operations.

Following is a reconciliation of the denominator:

	Year Ended December 31,
	2006	2005	2004
Weighted-average number of shares	5,204,957	5,228,775	5,224,599
Potential number of dilutive shares	8,921	8,378	10,857

Total shares to compute diluted earnings per share	5,213,878	5,237,153	5,235,456

There are no potentially dilutive securities that have not been included in the determination of diluted shares.

Goodwill: Goodwill represents the cost in excess of the fair value of assets acquired in business combinations. Goodwill has an indefinite life, but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company established September 30 as the date for its annual impairment test. The annual impairment test consists of a comparison of the fair value of the intangible asset to its carrying amount. If the carrying amount were to exceed the fair value, an impairment loss would be recognized. The Company has completed the annual impairment test and concluded there was no impairment as of September 30, 2006, 2005 and 2004. During the year ended December 31, 2006, goodwill increased $44,000 as a result of the purchase of an insurance agency.

Trust assets: Trust assets, other than cash deposits held by the Banks in fiduciary or agency capacities for its customers, are not included in the accompanying financial statements because such accounts are not assets of the Banks.

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

	Year Ended December 31,
	2006	2005	2004
	(In Thousands)
Unrealized holding gains (losses) on available for sale securities	$2,266	$(3,447)	$(2,344)
Reclassification adjustment for (gains) losses realized in income	108	(322)	(224)

	2,374	(3,769)	(2,568)
Tax effects	881	(1,406)	(963)

Other comprehensive income (loss)	$1,493	$(2,363)	$(1,605)

The components of accumulated other comprehensive income, included in shareholders’ equity, are as follows:

	Year Ended December 31,
	2006	2005	2004
	(In Thousands)
Net unrealized (losses) on securities available for sale	$(2,440)	$(4,814)	$(1,045)
Tax effects	(920)	(1,801)	(395)

Accumulated other comprehensive income (loss)	$(1,520)	$(3,013)	$(650)

Recent Accounting Pronouncements: In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The statement also subjects beneficial interests in securitized financial assets to the requirements of SFAS No. 133. For the Company, this statement is effective for all financial instruments acquired, issued, or subject to remeasurement after the beginning of its fiscal year that begins after September 15, 2006, with earlier adoption permitted. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operation and cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” The statement amends SFAS no. 140 by (1) requiring the separate accounting for servicing assets and servicing liabilities, which arise from the sale of financial assets; (2) requiring all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; and (3) permitting an entity to choose between an amortization method or a fair value method for subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with earlier adoption permitted. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operation and cash flows.

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.” This interpretation applies to all tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 clarifies the application of SFAS No. 109 by defining the criteria that an individual tax position must meet in order for the position to be recognized within the financial statements and provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition for tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company is currently evaluating the impact that the adoption of this interpretation will have on its financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. This Statement does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. This Statement is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operation and cash flows.

In September 2006, the FASB issued Statement No. 158, (“SFAS No. 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R).” SFAS No. 158 requires a company that sponsors a postretirement benefit plan to fully recognize, as an asset or liability, the overfunded or underfunded status of its benefit plan in its balance sheet. The funded status is measured as the difference between the fair value of the plan’s assets and its benefit obligation (projected benefit obligation for pension plans and accumulated postretirement benefit obligation for other postretirement benefit plans). Currently, the funded status of such plans are reported in the notes to the financial statements. This provision is effective for nonpublic companies for fiscal years ending after June 15, 2007. In addition, SFAS No. 158 also requires a company to measure its plan assets and benefit obligations as of its year end balance sheet date. Currently, a company is permitted to choose a measurement date up to three months prior to its year end to measure the plan assets and obligations. This provision is effective for all companies for fiscal years ending after December 15, 2008. The Company has evaluated the impact of the adoption of this Statement which will result in fully recognizing the plan’s underfunded status on the Company’s balance sheet. If the Company had adopted SFAS No. 158 at December 31, 2006, the pension liability would have increased $2,260,000 and other accumulated comprehensive loss would have increased by $1,408,000, net of $852,000 in deferred income tax assets.

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

Note 2.	Investment Securities

The amortized cost and fair value of investment securities available for sale, with gross unrealized gains and losses, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2006:
U.S. Government agencies and corporations	$86,329	$113	$(980)	$85,462
State and political subdivisions	70,357	199	(812)	69,744
Mortgage-backed and collateralized mortgage obligations	78,249	25	(1,301)	76,973
Other securities	6,991	337	(21)	7,307

Total	$241,926	$674	$(3,114)	$239,486

December 31, 2005:
U.S. Treasury	$2,000	$—	$(18)	$1,982
U.S. Government agencies and corporations	71,474	6	(1,680)	69,800
State and political subdivisions	65,640	162	(1,273)	64,529
Mortgage-backed and collateralized mortgage obligations	101,869	24	(2,162)	99,731
Other securities	989	130	(3)	1,116

Total	$241,972	$322	$(5,136)	$237,158

The amortized cost and fair value of investment securities held-to-maturity, with gross unrealized gains and losses, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2006:
State and political subdivisions	$113	$9	$—	$122

December 31, 2005:
State and political subdivisions	$175	$10	$—	$185

Investment securities with a carrying value of $71,828,000 and $68,163,000 at December 31, 2006 and 2005, respectively, were pledged on public deposits, securities sold under agreements to repurchase and for other purposes, as required or permitted by law.

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

Gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are summarized as follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
			(In Thousands)
December 31, 2006:
Securities available for sale:
U.S. Government agencies	$24,803	$84	$50,679	$896	$75,482	$980
State and political subdivisions	11,950	109	37,039	703	48,989	812
Mortgage-backed and collateralized mortgage obligations	18,741	107	55,021	1,194	73,762	1,301
Other securities	380	21	—	—	380	21

	$55,874	$321	$142,739	$2,793	$198,613	$3,114

December 31, 2005:
Securities available for sale:
U.S. Treasury securities	$—	$—	$1,982	$18	$1,982	$18
U.S. Government agencies	22,570	336	45,246	1,344	67,816	1,680
State and political subdivisions	22,204	548	26,597	725	48,801	1,273
Mortgage-backed and collateralized mortgage obligations	33,867	707	58,616	1,455	92,483	2,162
Other securities	247	3	—	—	247	3

	$78,888	$1,594	$132,441	$3,542	$211,329	$5,136

In reaching the conclusion that the impairments disclosed above are temporary and not other-than-temporary, the Company evaluates the nature of the U.S. Treasury Securities, U.S. Government agency securities, mortgage-backed and collateralized mortgage obligations, and other securities, and the credit ratings of the state and municipal bonds. None of the impairment was due to the deterioration in credit quality of the issuers that might result in the non-collection of principal and interest. The cause of the impairments is due to changes in interest rates and the Company has not recognized any unrealized loss in income because the Company has the intent and ability to hold these investment securities for a period of time sufficient to allow for an anticipated recovery.

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

The contractual maturity distribution of investment securities at December 31, 2006 is summarized as follows:

	Available-For-Sale		Held-To-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Due in one year or less	$38,862	$38,686	$—	$—
Due after one year through five years	72,133	71,175	—	—
Due after five years through ten years	37,102	36,760	113	122
Due after ten years	13,589	13,584	—	—
Mortgage-backed and collateralized mortgage obligations	78,249	76,973	—	—

	$239,935	$237,178	$113	$122

Mortgage-backed and collateralized mortgage obligations are collateralized by mortgage loans guaranteed by U.S. Government agencies. Experience has indicated that principal payments will be collected sooner than scheduled because of prepayments. Therefore, these securities are not scheduled in the maturity categories indicated above. Other equity securities available for sale with an amortized cost of $1,991,000 and a fair value of $2,308,000 are excluded from this table.

Realized gains and losses on sales of investment securities are as follows:

	Year Ended December 31,
	2006	2005	2004
	(In Thousands)
Gross gains	$50	$363	$251
Gross losses	(158)	(41)	(27)

	$(108)	$322	$224

Note 3.	Loans

The composition of the net loans is as follows:

	December 31,
	2006	2005
	(In Thousands)
Commercial, financial and agricultural	$89,284	$83,291
Real estate:
Construction	31,133	34,461
Mortgage	248,308	242,710
Loans to individuals	9,475	10,126
All other	412	261

Total loans	378,612	370,849
Less allowance for loan losses	5,298	5,227

Net loans	$373,314	$365,622

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

Changes in the allowance for loan losses are as follows:

	Year Ended December 31,
	2006	2005	2004
	(In Thousands)
Balance, beginning	$5,227	$4,894	$5,553
Provision charged to operating expenses	550	300	195
Recoveries of amounts charged-off	103	208	113
Loans charged-off	(582)	(175)	(967)

Balance, ending	$5,298	$5,227	$4,894

Information about impaired and nonaccrual loans, as of and for the years ended December 31, 2006 and 2005, is as follows:

	2006	2005
	(In Thousands)
Loans for which there is a related allowance for loan losses	$1,594	$3,049
Loans for which there is no related allowance for loan losses	—	26

Total impaired loans	$1,594	$3,075

Allowance for loan losses on impaired loans	$331	$660
Average balance of impaired loans	2,335	3,831
Nonaccrual loans	371	455
Loans past due 90 days or more and still accruing	395	302
Interest income recognized on impaired loans	124	205

Note 4.	Property and Equipment

Property and equipment are as follows:

	December 31,
	2006	2005
	(In Thousands)
Land	$2,428	$2,054
Buildings and leasehold improvements	11,545	12,135
Furniture and equipment	8,421	8,731

	22,394	22,920
Accumulated depreciation and amortization	10,304	10,862

	$12,090	$12,058

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

Note 5.	Certificates of Deposit

Certificates of deposit in denominations of $100,000 or more totaled $70,230,000 and $66,326,000 at December 31, 2006 and 2005, respectively.

At December 31, 2006, the scheduled maturities of certificates of deposits (in thousands) are as follows:

2007	$182,007
2008	37,833
2009	7,449
2010	1,866
2011	580

$229,735

Note 6.	Loans Serviced for Others

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were $107,990,000 and $119,673,000 at December 31, 2006 and 2005, respectively.

Note 7.	Federal Home Loan Bank and Other Borrowings

The Banks are members of The Federal Home Loan Bank of Des Moines and, as of December 31, 2006, held Federal Home Loan Bank (FHLB) stock totaling $2,952,000, which is recorded in other assets. Advances from the FHLB are collateralized by 1-4 unit residential mortgages equal to various percentages of the total outstanding notes. As of December 31, 2006 and 2005, the borrowings were as follows:

	2006	2005
	(In Thousands)
Due in 2006, 2.08% to 5.55%	—	15,700
Due in 2007, 2.60% to 5.50%	19,020	16,000
Due in 2008, 3.40% to 4.98%	10,000	8,000
Due in 2008, 4.99% to 5.41%, callable quarterly	5,000	12,000
Due in 2009, 3.56% to 5.14%	7,500	3,500
Due in 2009, 5.42% to 5.81%, callable quarterly	4,000	4,000
Due in 2010, 4.04%	500	500

	$46,020	$59,700

Securities sold under repurchase agreements with balances of $48,906,000 and $42,545,000 as of December 31, 2006 and 2005, respectively, are used by the Banks to acquire funds from customers where the customer is required or desires to have their funds supported by collateral consisting of U.S. Treasury securities, U.S. Government agencies or other types of securities. The repurchase agreement is a promise to sell these securities to a customer at a certain price and repurchase them within one to four days after the transaction date at that same price plus interest accrued at an agreed upon rate. The weighted average interest rate on these agreements was 4.38% at December 31, 2006.

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

Note 8.	Income Taxes

Income taxes for the years ended December 31, 2006, 2005 and 2004 are summarized as follows:

		December 31,
	2006	2005	2004
	(In Thousands)
Current:
Federal	$1,711	$2,576	$2,894
State	358	457	528
Deferred	24	(157)	(273)

	$2,093	$2,876	$3,149

The income tax provisions for the years ended December 31, 2006, 2005 and 2004 are less than the amounts computed by applying the maximum effective federal income tax rate to the income before income taxes because of the following items:

	2006		2005		2004
	Amount	% Of Pretax Income	Amount	% Of Pretax Income	Amount	% Of Pretax Income
	(In Thousands)
Expected provision	$2,683	34.0%	$3,330	34.0%	$3,521	34.0%
Tax-exempt interest, net of nondeductible interest	(715)	(9.1)	(663)	(6.8)	(689)	(6.6)
Life insurance	(107)	(1.4)	(96)	(1.0)	(40)	(0.4)
State income taxes, net of federal income tax benefit	236	3.0	302	3.1	340	3.3
Other	(4)	—	3	—	17	0.2

	$2,093	26.5%	$2,876	29.3%	$3,149	30.5%

Net deferred tax assets consist of the following components:

	December 31,
	2006	2005
	(In Thousands)
Deferred income tax assets:
Allowance for loan losses	$1,977	$1,950
Deferred compensation	437	429
Unrealized losses on investment securities	920	1,801
Other	—	136

Gross tax assets	3,334	4,316

Deferred income tax liabilities:
Property and equipment	621	709
Pension asset	201	330
Other	140	—

Gross tax liabilities	962	1,039

Net deferred income tax asset	$2,372	$3,277

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

The net change in the deferred income taxes reflected in the financial statements is as follows:

	Year Ended December 31,
	2006	2005	2004
	(In Thousands)
Statements of income	$24	$(157)	$(273)
Statements of shareholders’ equity	881	(1,406)	(963)

	$905	$(1,563)	$(1,236)

Note 9.	Employee Benefit Plans

Iowa State Bank & Trust Company sponsors a noncontributory defined benefit pension plan for substantially all its employees. The following table sets forth the plan’s funded status and amounts recognized in the accompanying financial statements as of December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(In Thousands)
Benefit obligation	$(12,211)	$(12,013)	$(8,992)
Plan assets at fair value	10,489	9,888	7,869

Funded status	$(1,722)	$(2,125)	$(1,123)

(Liability) asset included on balance sheet	$538	$887	$(641)

Accumulated benefit obligation	$9,860	$9,271	$7,308

Benefit cost recognized in expense	$349	$472	$489
Employer contributions	—	2,000	—
Benefits paid	400	373	369
Weighted-average assumptions:
Discount rate	5.75%	5.75%	6.25
Rate of increase in compensation levels	4.50	4.50	5.00
Expected long-term rate of return on plan assets	8.50	8.50	8.50

A discount rate of 6.00% was utilized at the beginning of the year ended December 31, 2005 for purposes of computing the net periodic pension cost.

The Bank’s pension plan weighted-average asset allocations by asset category are as follows:

	December 31,
	2006	2005
Equity securities	65%	40%
Debt securities	33	29
Cash equivalents	2	31

	100%	100%

Pension plan assets are allocated by an automated system that determines a target allocation based on expected returns consistent with the Bank’s risk tolerance. The allocations may vary within a range. The asset allocation at December 31, 2005 was not an accurate picture of the long term desired allocation. Funds were shifted to cash before December 31, 2005 prior to reallocating to equity and bond index funds. Upon reallocation in January 2006, the allocation was 63% equities, 34% debt and 3% cash equivalents.

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

The Bank does not expect to make a contribution to the plan in 2007.

The following pension benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

(In Thousands)
2007	$353
2008	350
2009	377
2010	401
2011	406
Five years thereafter	2,667

$4,554

The Banks have a salary reduction profit-sharing 401(k) plan covering all employees fulfilling minimum age and service requirements. Employee contributions to the plan are optional. Employer contributions are discretionary and may be made to the plan in an amount equal to a percentage of the employee’s salary. The 401(k) contribution expense for this plan totaled $230,000, $232,000 and $233,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Iowa State Bank & Trust Company has a salary continuation plan for several officers and directors. This plan provides annual payments of various amounts upon retirement or death. The Bank accrues the expense for these benefits by charges to operating expense during the period the respective officer or director attains full eligibility. The amount charged to operating expense during the years ended December 31, 2006, 2005 and 2004 totaled $123,000, $114,000 and $315,000, respectively. To provide the retirement benefits, the Bank carries life insurance policies with cash values totaling $2,817,000, $2,637,000 and $2,497,000 at December 31, 2006, 2005 and 2004, respectively.

Note 10.	Stock Compensation Plans

The Company has a Stock Option Plan for designated officers and directors of the Company and subsidiaries whereby the Company may grant options to purchase common stock, with a maximum term of five years, at the fair value of the stock on the date of the grant. As of December 31, 2006, options for up to 121,035 shares may be granted. Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, which requires that compensation cost relating to share-based payment transactions be recognized in the financial statements with measurement based upon the fair value of the equity or liability instruments issued. For the year ended December 31, 2006, the Company recognized $1,000 in compensation expense for stock options.

The following table illustrates the effect on the Company’s reported net income and earnings per share if the Company had applied the fair value recognition provision of SFAS No. 123(R) to stock-based employee compensation prior to the adoption date. This table only relates to options granted prior to the adoption of 123(R) and are not subject to the recording of expense under 123(R):

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

	Years Ended December 31,
	2006	2005	2004
	(In thousands, except per share data)
Net income, as reported	$5,798	$6,917	$7,208
Additional expense	(8)	(10)	(11)
Related tax benefit	3	4	4

Pro forma net income	$5,793	$6,911	$7,201

Basic earnings per share - As reported	$1.11	$1.32	$1.38
- Pro forma	1.11	1.32	1.38

Diluted earnings per share - As reported	$1.11	$1.32	$1.38
- Pro forma	1.11	1.32	1.38

The fair value of each grant is established at the grant date using the Black-Scholes valuation model with the following assumptions:

	2006	2005	2004
Expected dividends	1.65%	1.65%	1.93%
Risk-free interest rate	4.75	4.15	3.33
Expected option life	2 Years	3 Years	4 Years
Expected volatility	12%	12%	12%

The expected volatility is based on historical volatility of the Company. The risk-free interest rates for periods within the expected life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

A summary of the stock options outstanding is as follows:

	Number Of Shares	Weighted Average Exercise Price
Balance, December 31, 2003	39,855	$12.41
Granted	1,350	17.50
Exercised	(6,075)	12.01
Forfeited	(2,490)	12.67

Balance, December 31, 2004	32,640	12.68
Granted	3,120	19.54
Exercised	(9,480)	12.37
Forfeited	(2,520)	12.67

Balance, December 31, 2005	23,760	13.70
Granted	870	25.63
Exercised	(5,690)	14.51
Forfeited	(900)	16.17

Balance, December 31, 2006	18,040	$13.90

Options exercisable	7,915	$13.28

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

	2006	2005	2004
Number of options exercisable, end of year	7,915	4,440	3,180
Weighted-average fair value of options granted during the year determined utilizing the Black-Scholes valuation model	$2.41	$0.94	$1.30

Other pertinent information related to the options outstanding at December 31, 2006 is as follows:

Exercise Price	Number Outstanding	Remaining Contractual Life	Number Exercisable
$12.67	15,070	18 months	6,970
17.50	1,350	18 months	900
19.33	450	18 months	—
19.67	450	18 months	—
24.17	270	18 months	45
27.00	450	18 months	—

	18,040		7,915

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested options, December 31, 2005	19,320	$1.17
Granted	870	$2.41
Vested	(9,165)	$1.20
Forfeited / expired	(900)	$1.07

Non-vested options, December 31, 2006	10,125	$1.26

Note 11.	Regulatory Capital Requirements and Restrictions on Subsidiary Cash

The Company (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Banks’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, 2005 and 2004, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Banks’ category. The Company’s and the Banks’ actual capital amounts and ratios as of December 31, 2006 and 2005 are also presented in the table.

A comparison of the Company’s and the Banks’ capital with the regulatory requirements is presented below:

	Actual		For Capital Adequacy Purposes	To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Ratio	Ratio
	(In Thousands)
At December 31, 2006:
Consolidated:
Total risk based capital	$75,628	15.79%	8%	—
Tier 1 risk based capital	70,329	14.69	4	—
Leverage ratio	70,329	10.54	4	—
Iowa State Bank & Trust Company:
Total risk based capital	$51,028	12.61%	8%	10%
Tier 1 risk based capital	47,244	11.68	4	6
Leverage ratio	47,244	8.41	4	5
First State Bank:
Total risk based capital	$9,589	13.33%	8%	10%
Tier 1 risk based capital	8,682	12.07	4	6
Leverage ratio	8,682	8.38	4	5

At December 31, 2005:
Consolidated:
Total risk based capital	$72,843	16.86%	8%	—
Tier 1 risk based capital	67,616	15.65	4	—
Leverage ratio	67,616	10.33	4	—
Iowa State Bank & Trust Company:
Total risk based capital	$50,410	13.92%	8%	10%
Tier 1 risk based capital	46,713	12.90	4	6
Leverage ratio	46,713	8.45	4	5
First State Bank:
Total risk based capital	$9,782	14.33%	8%	10%
Tier 1 risk based capital	8,920	13.07	4	6
Leverage ratio	8,920	8.82	4	5

The ability of the Company to pay dividends to its shareholders is dependent upon dividends paid by the Banks. The Banks are subject to certain statutory and regulatory restrictions on the amount they may pay in dividends. To maintain acceptable capital ratios in the Banks, a portion of their retained earnings are not available for the payment of dividends. To maintain a ratio of capital-to-assets of 8%, retained earnings, totaling approximately $2,900,000 as of December 31, 2006 are available for the payment of dividends.

The Banks are required to maintain reserve balances in cash on hand or on deposit with Federal Reserve Banks. Reserve balances totaled $4,892,000 and $4,127,000 as of December 31, 2006 and 2005, respectively.

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

Note 12.	Commitments and Contingencies

Financial instruments with off-balance sheet risk: The Banks are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Banks use the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Banks’ commitments at December 31, 2006 and 2005 is as follows:

	2006	2005
	(In Thousands)
Commitments to extend credit	$101,121	$91,253
Standby letters of credit	2,048	2,456

	$103,169	$93,709

The Banks’ exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks hold collateral, which may include accounts receivable, inventory, property, equipment and income-producing properties, supporting those commitments, if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Banks would be required to fund the commitment. The maximum potential amount of future payments the Banks could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Banks would be entitled to seek recovery from the customer. At December 31, 2006, 2005 and 2004, no amounts have been recorded as liabilities for the Banks’ potential obligations under these guarantees.

Contingencies: In the normal course of business, the Banks are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the accompanying financial statements.

Concentrations of credit risk: Substantially all of the Banks’ loans, commitments to extend credit and standby letters of credit have been granted to customers in the Banks’ market areas. Although the loan portfolio of the Banks is diversified, approximately 74% of the loans are real estate loans and approximately 9% are agriculturally related. The concentrations of credit by type of loan are set forth in Note 3. Commitments to extend credit are primarily related to commercial loans and home equity loans. Standby letters of credit were granted primarily to commercial borrowers. Investments in securities issued by state and political subdivisions involve certain governmental entities within Iowa. Investment securities of Iowa political subdivisions totaled $53,058,000 as of December 31, 2006. No individual municipality exceeded $3,460,000.

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

Note 13.	Related Party Transactions

Certain directors of the Company and the Banks and companies with which they are affiliated and certain principal officers are customers of, and have banking transactions with, the Banks in the ordinary course of business. Such indebtedness has been incurred on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons.

The following is an analysis of the changes in the loans to related parties:

	Year Ended December 31,
	2006	2005
	(In Thousands)
Balance, beginning	$6,320	$4,152
Advances	36	2,365
Collections	(801)	(197)

Balance, ending	$5,555	$6,320

None of these loans are past due, nonaccrual or restructured to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower.

Deposits from related parties are accepted subject to the same interest rates and terms as those from nonrelated parties.

Note 14.	Fair Value of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For the Company, substantially all its assets and liabilities are considered financial instruments as defined. Many of the Banks’ financial instruments, however, lack an available trading market as characterized by a willing buyer and a willing seller engaging in an exchange transaction. It is also the Banks’ general practice and intent to hold its financial instruments and not to engage in trading or sales activities. Therefore, significant estimations and present value calculations were used for the purpose of this disclosure.

The Company discloses fair value information about financial instruments for which it is practicable to estimate that value. When quoted market values are not available, fair values are based upon estimates using present value or other techniques. These assumptions are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. In this regard, fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate settlement. Since the term financial instruments does not include all assets and liabilities of the Company or the Banks, the aggregate fair value amounts of the financial instruments presented do not represent the underlying value of the net assets (financial and nonfinancial). Some financial instruments, all nonfinancial instruments and other factors relevant to the underlying value of the Company and the Banks are excluded from the disclosure.

The Banks determine estimated fair values using the best available data and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with variable interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used at December 31, 2006, 2005 and 2004 were as follows:

•

Cash and due from banks, noninterest-bearing demand deposits, federal funds sold and purchased, securities sold under repurchase agreements and accrued interest are instruments with carrying values that approximate market value.

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

•	Loans held for sale have an estimated fair value based on quoted market prices of similar loans sold on the secondary market.

•	Financial instruments actively traded in a secondary market have been valued using quoted available market prices.

•

Fixed rate financial instruments with stated final maturities have been valued using present value discounted cash flows with a discount rate approximating current market for similar assets and liabilities.

•	Variable rate financial instruments with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book balance.

Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

The carrying or face amount and estimated fair value of financial instruments were as follows:

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(In Thousands)
Financial assets:
Cash and due from banks	$14,274	$14,274	$13,547	$13,547
Investment securities	239,599	239,608	237,333	237,343
Federal funds sold	3,175	3,175	14,500	14,500
Loans held for sale	2,422	2,422	1,289	1,289
Loans, net	373,314	367,844	365,622	363,674
Accrued interest receivable	4,568	4,568	4,035	4,035

Financial liabilities:
Deposits	$492,901	$492,677	$492,581	$492,741
Federal funds purchased and securities sold under agreements to repurchase	51,929	51,929	45,048	45,048
Federal Home Loan Bank borrowings	46,020	45,652	59,700	59,423
Accrued interest payable	1,915	1,915	1,238	1,238

Note 15.	Common Stock Split

On July 11, 2006, the Company’s Board of Directors declared a three-for-one stock split to be effected in the form of a stock dividend. Accordingly, an additional 3,454,066 shares of common stock were issued and distributed on August 18, 2006 to shareholders of record on August 8, 2006. The net income per share of common stock and cash dividends per share of common stock for the years ended December 31, 2005 and 2004 have been retroactively adjusted for this split. In addition, all stock options have been retroactively restated for the stock split in accordance with the terms of the plan.

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

Note 16.	Parent Company Only Financial Information

Following is condensed financial information of ISB Financial Corp. (parent company only):

	2006	2005
	(In Thousands)
Balance Sheets
As of December 31:
Assets
Cash	$12,513	$11,065
Equipment	10	15
Income tax refund receivable	—	—
Investment in subsidiary banks	58,597	56,891
Marketable equity securities, available for sale	2,308	1,116
Accrued interest receivable	27	46

	$73,455	$69,133

Liabilities and Shareholders’ Equity
Liabilities
Income tax payable	$137	$130
Deferred income taxes	108	43
Other liabilities	1	1

Total liabilities	246	174

Shareholders’ equity:
Capital stock, common	5,176	1,744
Additional paid-in capital	14	3,568
Retained earnings	69,539	66,660
Accumulated other comprehensive (loss)	(1,520)	(3,013)

	73,209	68,959

	$73,455	$69,133

	2006	2005	2004
Statements of Income
Year Ended December 31:
Dividends received from subsidiaries	$5,175	$6,675	$6,500
Interest income and dividends on marketable equity securities	468	239	52
Investment securities gains	50	252	—
Operating expenses	(93)	(98)	(99)

Income before income taxes and equity in subsidiaries’ undistributed income	5,600	7,068	6,453
Income tax expense	138	130	(19)

	5,462	6,938	6,472
Equity in subsidiaries’ undistributed income	336	(21)	736
Net income	$5,798	$6,917	$7,208

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

	2006	2005	2004
	(In Thousands)
Statements of Cash Flows
Year ended December 31:
Cash flows from operating activities:
Net income	$5,798	$6,917	$7,208
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiaries	(336)	21	(736)
Depreciation	5	7	7
Investment securities gains	(50)	(252)	—
(Increase) decrease in other assets	19	(26)	16
Increase in other liabilities	7	130	(5)

Net cash provided by operating activities	5,443	6,797	6,490

Cash flows from investing activities:
Proceeds from sales of investment securities	224	506	8
Purchase of investment securities	(1,177)	(740)	(248)

Net cash (used in) investing activities	(953)	(234)	(240)

Cash flows from financing activities:
Stock options exercised	83	117	72
Repurchase of common stock	(1,468)	(4)	(120)
Dividends paid	(1,657)	(1,480)	(1,394)

Net cash (used in) financing activities	(3,042)	(1,367)	(1,442)

Increase in cash	1,448	5,196	4,808
Cash Balance:
Beginning	11,065	5,869	1,061

Ending	$12,513	$11,065	$5,869

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

Note 17.	Segment Reporting

The Company manages its core bank operations and prepares management reports with a primary focus on each banking subsidiary. The accounting policies of the segments are consistent with those described in Note 1. The Company derives a majority of its revenues from interest income and the chief operating decision maker relies primarily on net interest income to assess the performance of the segments and make decisions about resources to be allocated to the segment. The Company does not have operating segments other than those reported. Parent company information is included in the other category, and is deemed to represent an overhead function rather than an operating segment.

There are no significant transactions between operating segments other than transfers of loan participations at par value with no gain or loss.

The following is a summary of selected operating segment information as of and for the years ended December 31, 2006, 2005 and 2004:

	Iowa State Bank & Trust Company	First State Bank	All Other	Intersegment Eliminations	Consolidated Company
2006:
Assets	$554,665	$111,941	$14,606	$(12,541)	$668,671
Gross Loans	315,323	63,289	—	—	378,612
Less: Allowance for loan losses	(3,784)	(1,514)	—	—	(5,298)
Net Loans	311,539	61,775	—	—	373,314
Deposits	422,535	82,879	—	(12,513)	492,901
Shareholders' Equity	45,842	12,755	14,612	—	73,209
Net interest income	$15,339	$2,741	$469	$—	$18,549
Provision for loan losses	550	—	—	—	550
Net interest income after provision for loan losses	14,789	2,741	469	—	17,999
Noninterest income	6,590	950	50	(18)	7,572
Noninterest expense	14,955	2,650	93	(18)	17,680
Income before income taxes	6,424	1,041	426	—	7,891
Income tax expense	1,720	235	138	—	2,093
Net income	$4,704	$806	$288	$—	$5,798

ISB Financial Corp. And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

	Iowa State Bank & Trust Company	First State Bank	All Other	Intersegment Eliminations	Consolidated Company
2005:
Assets	$561,865	$106,956	$12,059	$(11,111)	$669,769
Gross Loans	310,900	59,949	—	—	370,049
Less: Allowance for loan losses	(3,697)	(1,530)	—	—	(5,227)
Net Loans	307,203	58,419	—	—	365,622
Deposits	424,028	79,618	—	(11,065)	492,581
Shareholders' Equity	44,189	12,701	12,069	—	68,959
Net interest income	$15,677	$2,969	$239	$—	$18,885
Provision for loan losses	300	—	—	—	300
Net interest income after provision for loan losses	15,377	2,969	239	—	18,585
Noninterest income	7,654	929	252	(113)	8,722
Noninterest expense	15,088	2,441	98	(113)	17,514
Income before income taxes	7,943	1,457	393	—	9,793
Income tax expense	2,339	407	130	—	2,876
Net income	$5,604	$1,050	$263	$—	$6,917

	Iowa State Bank & Trust Company	First State Bank	All Other	Intersegment Eliminations	Consolidated Company
2004:
Assets	$529,879	$105,224	$6,480	$(5,870)	$635,713
Gross Loans	282,871	52,680	—	—	335,551
Less: Allowance for loan losses	(3,354)	(1,540)	—	—	(4,894)
Net Loans	279,517	51,140	—	—	330,657
Deposits	400,749	79,680	—	(5,870)	474,559
Shareholders' Equity	45,353	13,902	6,517	—	65,772
Net interest income	$15,505	$3,357	$52	$—	$18,914
Provision for loan losses	150	45	—	—	195
Net interest income after provision for loan losses	15,355	3,312	52	—	18,719
Noninterest income	7,091	1,208	—	(110)	8,189
Noninterest expense	14,006	2,556	99	(110)	16,551
Income before income taxes	8,440	1,964	(47)	—	10,357
Income tax expense	2,585	583	(19)	—	3,149
Net income	$5,855	$1,381	$(28)	$—	$7,208

MidWestOne Financial Group, Inc. and Subsidiaries

Consolidated Statements of Condition

	September 30, 2007	December 31, 2006
	(unaudited)
	(dollars in thousands)
ASSETS
Cash and due from banks	$12,426	$20,279
Interest-bearing deposits in banks	629	447

Cash and cash equivalents	13,055	20,726

Investment securities:
Available for sale at fair value	76,613	70,743
Held to maturity (fair value of $10,818 as of September 30, 2007 and $12,168 as of December 31, 2006)	10,865	12,220
Loans	533,361	503,832
Allowance for loan losses	(5,299)	(5,693)

Net loans	528,062	498,139

Loan pool participations	90,757	98,885
Premises and equipment, net	13,544	12,327
Accrued interest receivable	8,596	6,587
Goodwill	13,405	13,405
Other intangible assets, net	938	1,128
Bank-owned life insurance	8,014	7,798
Other real estate owned	1,579	188
Other assets	3,459	2,765

Total assets	$768,887	$744,911

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Demand	$49,451	$64,291
Interest-bearing checking	64,375	65,482
Savings	103,886	101,443
Certificates of deposit	340,550	329,399

Total deposits	558,262	560,615
Federal funds purchased	18,545	465
Federal Home Loan Bank advances	90,600	99,100
Notes payable	2,500	4,050
Long-term debt	25,774	10,310
Accrued interest payable	3,828	2,804
Other liabilities	4,799	5,034

Total liabilities	704,308	682,378

Shareholders’ equity:
Common stock, $5 par value; authorized 20,000,000 shares; issued 4,912,849 shares as of September 30, 2007 and December 31, 2006	24,564	24,564
Capital surplus	13,206	13,076
Treasury stock at cost, 1,213,574 shares as of September 30, 2007, and 1,197,418 shares as of December 31, 2006	(17,514)	(17,099)
Retained earnings	44,459	42,447
Accumulated other comprehensive loss	(136)	(455)

Total shareholders’ equity	64,579	62,533

Total liabilities and shareholders’ equity	$768,887	$744,911

See accompanying notes to consolidated financial statements.

MidWestOne Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

	Nine Months Ended September 30,
	2007	2006
	(unaudited)
	(dollars in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$28,849	$24,828
Interest and discount on loan pool participations	6,134	7,134
Interest on bank deposits	29	22
Interest on federal funds sold	61	3
Interest on investment securities:
Available for sale	2,412	2,063
Held to maturity	350	368

Total interest income	37,835	34,418

Interest expense:
Interest on deposits:
Interest-bearing checking	249	263
Savings	2,136	2,005
Certificates of deposit	12,271	8,315
Interest on federal funds purchased	340	393
Interest on Federal Home Loan Bank advances	3,444	3,183
Interest on notes payable	266	286
Interest on long-term debt	747	689

Total interest expense	19,453	15,134

Net interest income	18,382	19,284
Provision for loan losses	739	90

Net interest income after provision for loan losses	17,643	19,194

Noninterest income:
Deposit service charges	1,562	1,576
Other customer service charges and fees	604	446
Brokerage commissions	614	763
Insurance commissions	566	555
Data processing income	180	164
Mortgage origination fees	440	394
Bank-owned life insurance income	258	244
Other operating income	269	437
(Loss) gain on sale of available for sale securities	49	(212)

Total noninterest income	4,542	4,367

Noninterest expense:
Salaries and employee benefits	9,774	9,387
Net occupancy expense	2,626	2,626
Professional fees	749	483
Data processing expense	296	338
Other intangible asset amortization	190	222
Other operating expense	2,754	2,983

Total noninterest expense	16,389	16,039

Income before income tax expense	5,796	7,522
Income tax expense	1,786	2,502

Net income	$4,010	$5,020

Earnings per common share—basic	$1.08	$1.36
Earnings per common share—diluted	$1.07	$1.33
Dividends per common share	$0.54	$0.53

See accompanying notes to consolidated financial statements.

MidWestOne Financial Group, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

	Nine Months Ended September 30,
	2007	2006
	(unaudited) (in thousands)
Net income	$4,010	$5,020
Other comprehensive income:
Unrealized gains on securities available for sale:
Unrealized holding gains arising during the period, net of tax	351	115
Reclassification adjustment for net losses (gains) included in net income, net of tax	(32)	133

Other comprehensive income, net of tax	319	248

Comprehensive income	$4,329	$5,268

See accompanying notes to consolidated financial statements.

MidWestOne Financial Group, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

	Common Stock	Capital Surplus	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	(unaudited) (in thousands, except per share amounts)
Balance at December 31, 2005	$24,564	12,886	(16,951)	38,630	(743)	58,386

Comprehensive income:
Net income	—	—	—	5,020	—	5,020
Unrealized gains arising during the period on securities available for sale	—	—	—	—	115	115
Reclassification for realized losses on securities available for sale, net of tax	—	—	—	—	133	133

Total comprehensive income	—	—	—	5,020	248	5,268

Dividends paid ($.53 per share)	—	—	—	(1,960)	—	(1,960)
Stock-based compensation	—	79	112	—	—	191
Stock options exercised (31,179 shares)	—	(13)	440	—	—	427
Treasury stock purchased (65,500 shares)	—	—	(1,268)	—	—	(1,268)

Balance at September 30, 2006	$24,564	12,952	(17,667)	41,690	(495)	61,044

Balance at December 31, 2006	$24,564	13,076	(17,099)	42,447	(455)	62,533

Comprehensive income:
Net income	—	—	—	4,010	—	4,010
Unrealized gains arising during the period on securities available for sale	—	—	—	—	351	351
Reclassification adjustment for realized gains on securities available for sale, net of tax	—	—	—	—	(32)	(32)

Total comprehensive income	—	—	—	4,010	319	4,329

Dividends paid ($.54 per share)	—	—	—	(1,998)	—	(1,998)
Stock-based compensation	—	152	(1)	—	—	151
Stock options exercised (28,944 shares)	—	(22)	415	—	—	393
Treasury stock purchased (45,000 shares)	—	—	(829)	—	—	(829)

Balance at September 30, 2007	$24,564	13,206	(17,514)	44,459	(136)	64,579

See accompanying notes to consolidated financial statements.

MidWestOne Financial Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2007	2006
	(unaudited) (dollars in thousands)
Cash flows from operating activities:
Net income	$4,010	$5,020
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,368	1,433
Provision for loan losses	739	90
(Gain) loss on sale of available for sale investment securities	(49)	212
Stock-based compensation	151	191
Excess tax benefits related to stock options	(31)	(24)
Amortization of investment securities and loan premiums	155	278
Accretion of investment securities and loan discounts	(76)	(63)
Increase in other assets	(4,507)	(899)
Increase in other liabilities	789	937

Net cash provided by operating activities	2,549	7,175

Cash flows from investing activities:
Investment securities available for sale:
Proceeds from sales	238	10,414
Proceeds from maturities	13,677	11,873
Purchases	(19,337)	(19,636)
Investment securities held to maturity:
Proceeds from maturities	1,343	726
Net increase in loans	(30,612)	(55,026)
Purchases of loan pool participations	(23,310)	(21,150)
Principal recovery on loan pool participations	31,438	32,270
Purchases of premises and equipment	(2,395)	(1,898)

Net cash used in investing activities	(28,958)	(42,427)

Cash flows from financing activities:
Net (decrease) increase in deposits	(2,353)	19,287
Net increase in federal funds purchased	18,080	1,430
Federal Home Loan Bank advances	16,000	101,000
Repayment of Federal Home Loan Bank advances	(24,500)	(81,000)
Advances on notes payable	1,500	450
Principal payments on notes payable	(3,050)	(2,000)
Advances on long-term debt	15,464	—
Excess tax benefits related to stock options	31	24
Dividends paid	(1,998)	(1,960)
Proceeds from exercise of stock options	393	427
Purchases of treasury stock	(829)	(1,268)

Net cash provided by financing activities	18,738	36,390

Net (decrease) increase in cash and cash equivalents	(7,671)	1,138
Cash and cash equivalents at beginning of period	20,726	13,520

Cash and cash equivalents at end of period	$13,055	$14,658

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$18,429	$14,049

Income taxes	$2,110	$3,287

See accompanying notes to consolidated financial statements.

Notes to Financial Statements

1. Basis of Presentation

The accompanying consolidated statements of income and the consolidated statements of comprehensive income for the nine months ended September 30, 2007 and 2006, the consolidated statements of cash flows for the nine months ended September 30, 2007 and 2006 and the consolidated statements of condition as of September 30, 2007 and December 31, 2006 include the accounts and transactions of MidWestOne Financial Group, Inc. (the “Company”) and its wholly-owned subsidiaries, MidWestOne Bank, MidWestOne Investment Services, Inc. and MidWestOne Insurance Services, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U. S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Although management believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these interim consolidated financial statements be read in conjunction with the Company’s most recent audited financial statements and notes thereto. In the opinion of management, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of September 30, 2007, and the results of operations for the nine months ended September 30, 2007 and 2006 and cash flows for the nine months ended September 30, 2007 and 2006.

The results for the nine months September 30, 2007 may not be indicative of results for the year ending December 31, 2007, or for any other period.

2. Consolidated Statements of Cash Flows

In the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in banks.

3. Income Taxes

Federal income tax expense for the nine months ended September 30, 2007 and 2006 was computed using the consolidated effective federal tax rate of 34 percent. The Company also recognized income tax expense pertaining to state franchise taxes payable individually by the subsidiary bank. On January 1, 2007, the Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes.” The evaluation was performed for those tax years which remain open to audit. The Company files a consolidated tax return for federal purposes. A consolidated tax return for the state of Iowa is filed for the parent company and non-bank subsidiaries. A separate Iowa franchise tax return is filed for the bank subsidiary. The tax years ended December 31, 2006, 2005, and 2004, remain subject to examination by the Internal Revenue Service. For state tax purposes, the tax years ended December 31, 2006, 2005, and 2004, remain open for examination. As a result of the implementation of FIN 48, the Company did not recognize any increase or decrease for unrecognized tax benefits. There were no material unrecognized tax benefits on January 1, 2007 and September 30, 2007. No interest or penalties on these unrecognized tax benefits has been recorded. As of September 30, 2007, the Company does not anticipate any significant increase or decrease in unrecognized tax benefits during the next twelve months.

4. Earnings Per Common Share

Basic earnings per common share computations are based on the weighted average number of shares of common stock actually outstanding during the period. Diluted earnings per share amounts are computed by dividing net income by the weighted average number of shares outstanding and all dilutive potential shares outstanding during the period. The following table presents the computation of earnings per common share for the respective periods:

	Nine Months Ended September 30,
	2007	2006
Earnings per Share Information:
Weighted average number of shares outstanding during the period	3,701,675	3,698,547
Weighted average number of shares outstanding during the period including all dilutive potential shares	3,736,747	3,767,844
Net earnings	$4,010,000	$5,020,000
Earnings per share—basic	$1.08	$1.36
Earnings per share—diluted	$1.07	$1.33

5. Effect of New Financial Accounting Standards

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value in U.S. generally accepted accounting principles and expands disclosures about fair value measurements. It applies whenever other standards require or permit assets or liabilities to be measured at fair value. It does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for the Company beginning January 1, 2008. The Company does not expect the adoption of this statement to have a material effect on its financial condition or results of operations.

In September 2006, the Emerging Issues Task Force (“EITF”) Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” was ratified. This EITF Issue addresses accounting for separate agreements that split life insurance policy benefits between an employer and employee. The Issue requires the employer to recognize a liability for future benefits payable to the employee under these agreements. The effects of applying this Issue must be recognized through either a change in accounting principle through an adjustment to equity or through the retrospective application to all prior periods. The Issue is effective for the Company beginning January 1, 2008. The Company does not expect the adoption of the Issue to have a material effect on its financial condition or results of operations.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 allows companies to elect fair-value measurement of specified financial instruments and warranty and insurance contracts when an eligible asset or liability is initially recognized or when an event, such as a business combination, triggers a new basis of accounting for that asset or liability. The election, called the “fair value option,” will enable some companies to reduce the volatility in reported earnings caused by measuring related assets and liabilities differently. The election is available for eligible assets or liabilities on a contract-by-contract basis without electing it for identical assets or liabilities under certain restrictions. SFAS No. 159 is effective for the Company beginning January 1, 2008. The Company does not anticipate that the adoption of SFAS No. 159 will have a material effect on its financial condition or results of operations.

6. Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. A significant estimate that is particularly sensitive to change is the allowance for loan losses.

7. Reclassifications

Certain reclassifications have been made to prior year consolidated financial statements in order to conform to current year presentation. These reclassifications consist of expanding the noninterest income categories on the income statement to present separately bank-owned life insurance income.

8. Announced Merger

On September 12, 2007, the Company announced that it had entered into a definitive agreement to merge with and into ISB Financial Corp. of Iowa City, Iowa in a “merger of equals” transaction. The resulting company will operate under the name “MidWestOne Financial Group, Inc.,” with its corporate headquarters to be located in Iowa City. Under the terms of the agreement, shareholders of the Company will be entitled to receive .95 share of ISB Financial common stock for each share of common stock of the Company they own at the effective time of the merger. The common stock of the combined company is expected to be listed on the NASDAQ Global Market. The transaction is subject to regulatory approval, approval by the shareholders of both the Company and ISB Financial, and other customary closing conditions. It is anticipated that the transaction will be consummated in the first quarter of 2008.

Report of Independent Registered Public Accounting Firm

The Board of Directors

MidWestOne Financial Group, Inc.:

We have audited the accompanying consolidated balance sheets of MidWestOne Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MidWestOne Financial Group, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1 and 15 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for stock-based compensation.

KPMG LLP

Des Moines, Iowa

March 23, 2007

MidWestOne Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31
	2006	2005
	(in thousands)
Assets:
Cash and due from banks	$20,279	13,103
Interest-bearing deposits in banks	447	417

Cash and cash equivalents	20,726	13,520

Investment securities (notes 2 and 10):
Available for sale, at fair value	70,743	74,506
Held to maturity (fair value of $12,168 in 2006 and $12,925 in 2005)	12,220	12,986
Loans, net of unearned discount (notes 3, 5 and 10)	503,832	433,437
Allowance for loan losses (note 4)	(5,693)	(5,011)

Net loans	498,139	428,426

Loan pool participations (note 6)	98,885	103,570
Premises and equipment, net (note 7)	12,327	10,815
Accrued interest receivable	6,587	5,334
Goodwill (note 8)	13,405	13,405
Other intangible assets (note 8)	1,128	1,417
Bank-owned life insurance	7,798	7,523
Other real estate owned (note 3)	188	2,473
Other assets	2,765	2,357

Total assets	$744,911	676,332

Liabilities and Shareholders’ Equity:
Deposits (notes 2 and 9):
Demand	$64,291	50,309
Interest-bearing checking	65,482	65,435
Savings	101,443	115,218
Certificates of deposit	329,399	274,283

Total deposits	560,615	505,245
Federal funds purchased	465	7,575
Federal Home Loan Bank advances (note 10)	99,100	83,100
Notes payable (note 11)	4,050	6,100
Long-term debt (note 12)	10,310	10,310
Accrued interest payable	2,804	1,672
Other liabilities	5,034	3,944

Total liabilities	682,378	617,946

Shareholders’ equity:
Common stock, $5 par value; authorized 20,000,000 shares; issued 4,912,849 shares as of December 31, 2006 and 2005 (note 11)	24,564	24,564
Capital surplus	13,076	12,886
Treasury stock at cost, 1,197,418 and 1,211,462 shares as of December 31, 2006 and 2005, respectively	(17,099)	(16,951)
Retained earnings (note 19)	42,447	38,630
Accumulated other comprehensive loss	(455)	(743)

Total shareholders’ equity	62,533	58,386

Total liabilities and shareholders’ equity	$744,911	676,332

See accompanying notes to consolidated financial statements.

MidWestOne Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

	Year ended December 31
	2006	2005	2004
	(in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$33,897	26,518	23,885
Interest income and discount on loan pool participations	9,142	10,222	9,395
Interest on bank deposits	32	9	4
Interest on federal funds sold	84	13	50
Interest on investment securities:
Available for sale	2,809	2,829	3,589
Held to maturity	490	489	449

Total interest income	46,454	40,080	37,372

Interest expense:
Interest on deposits (note 9):
Interest-bearing checking	347	321	239
Savings	2,818	1,677	1,328
Certificates of deposit	11,880	7,891	6,770
Interest on federal funds purchased	418	272	82
Interest on Federal Home Loan Bank advances	4,446	3,933	3,975
Interest on notes payable	373	583	428
Interest on long-term debt	927	749	548

Total interest expense	21,209	15,426	13,370

Net interest income	25,245	24,654	24,002
Provision for loan losses (note 4)	180	468	858

Net interest income after provision for loan losses	25,065	24,186	23,144

Noninterest income:
Deposit service charges	2,114	1,588	1,611
Other customer service charges and fees	716	721	681
Brokerage commissions	995	564	326
Insurance commissions	705	218	85
Data processing income	219	203	209
Mortgage origination fees	580	443	455
Bank-owned life insurance income	328	389	224
Other operating income	483	274	459
(Losses)/gains on sale of available for sale securities (note 2)	(212)	28	226

Total noninterest income	5,928	4,428	4,276

Noninterest expense:
Salaries and employee benefits expense (notes 15 and 16)	12,546	10,830	10,539
Net occupancy expense	3,491	3,468	3,222
Professional fees	468	975	854
Data processing expense	656	451	447
Other intangible asset amortization	289	305	308
Other operating expense	4,009	3,386	3,143

Total noninterest expense	21,459	19,415	18,513

Income before income tax expense	9,534	9,199	8,907
Income tax expense (note 14)	3,093	3,111	3,078

Net income	$6,441	6,088	5,829

Net income per share—basic	$1.74	$1.63	$1.54

Net income per share—diluted	$1.71	$1.59	$1.50

See accompanying notes to consolidated financial statements.

MidWestOne Financial Group, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

	Common Stock	Capital Surplus	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	(in thousands, except share data)
Balance at December 31, 2003	$24,564	12,976	(14,589)	31,832	1,361	56,144

Comprehensive income:
Net income	—	—	—	5,829	—	5,829
Unrealized losses arising during the year on securities available for sale, net of tax benefit of $750	—	—	—	—	(1,256)	(1,256)
Less realized gains on securities available for sale, net of tax of $84	—	—	—	—	(140)	(140)

Total comprehensive income	—	—	—	5,829	(1,396)	4,433

Dividends paid ($.68 per share)	—	—	—	(2,576)	—	(2,576)
Treasury stock reissued for the purchase of KCI (6,601 shares)	—	27	88	—	—	115
Stock options exercised (77,456 shares)	—	(129)	1,005	—	—	876
Treasury stock purchased (115,379 shares)	—	—	(2,144)	—	—	(2,144)
ESOP shares allocated	—	82	—	—	—	82

Balance at December 31, 2004	24,564	12,956	(15,640)	35,085	(35)	56,930

Comprehensive income:
Net income	—	—	—	6,088	—	6,088
Unrealized losses arising during the year on securities available for sale, net of tax benefit of $410	—	—	—	—	(687)	(687)
Less realized gains on securities available for sale, net of tax of $7	—	—	—	—	(21)	(21)

Total comprehensive income	—	—	—	6,088	(708)	5,380

Dividends paid ($.68 per share)	—	—	—	(2,543)	—	(2,543)
Treasury stock reissued for the purchase of Cook (4,393 shares)	—	21	61	—	—	82
Stock options exercised (73,405 shares)	—	(160)	1,002	—	—	842
Treasury stock purchased (127,797 shares)	—	—	(2,374)	—	—	(2,374)
ESOP shares allocated	—	69	—	—	—	69

Balance at December 31, 2005	24,564	12,886	(16,951)	38,630	(743)	58,386

Comprehensive income:
Net income	—	—	—	6,441	—	6,441
Unrealized gains arising during the year on securities available for sale, net of tax of $92	—	—	—	—	155	155
Less realized losses on securities available for sale, net of tax benefit of $79	—	—	—	—	133	133

Total comprehensive income	—	—	—	6,441	288	6,729

Dividends paid ($.71 per share)	—	—	—	(2,624)	—	(2,624)
Stock-based compensation	—	81	178	—	—	259
Stock options exercised (68,469 shares)	—	(16)	972	—	—	956
Treasury stock purchased (67,050 shares)	—	—	(1,298)	—	—	(1,298)
ESOP shares allocated	—	125	—	—	—	125

Balance at December 31, 2006	$24,564	13,076	(17,099)	42,447	(455)	62,533

See accompanying notes to consolidated financial statements.

MidWestOne Financial Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31
	2006	2005	2004
	(in thousands)
Cash flows from operating activities:
Net income	$6,441	6,088	5,829
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,903	2,084	2,213
Provision for loan losses	180	468	858
Loss (gain) on sale of available for sale securities	212	(28)	(226)
Gain on sale of other assets	—	—	(106)
Loss on sale of premises and equipment	—	13	33
Stock-based compensation	259	—	—
Excess tax benefits related to stock options	(88)	—	—
Amortization of investment securities and loan premiums	349	681	782
Accretion of investment securities and loan discounts	(85)	(86)	(93)
Deferred tax benefit	(341)	(352)	(567)
Decrease (increase) in other assets	519	(3,849)	(1,570)
Increase in other liabilities	2,222	1,142	58

Total adjustments	5,130	73	1,382

Net cash provided by operating activities	11,571	6,161	7,211

Cash flows from investing activities:
Investment securities available for sale:
Proceeds from sales	10,414	5,113	17,835
Proceeds from maturities	16,804	26,024	20,447
Purchases	(23,489)	(19,492)	(29,376)
Investment securities held to maturity:
Proceeds from maturities	736	973	4,752
Purchases	—	(4,806)	(1,739)
Net increase in loans	(69,846)	(34,797)	(22,864)
Purchases of loan pool participations	(40,071)	(51,058)	(61,511)
Principal recovery on sale of loan pool participations	4,763	12,387	3,931
Principal recovery on loan pool participations, net of charge-offs	39,993	40,603	41,137
Purchases of premises and equipment	(3,126)	(2,236)	(1,798)
Proceeds from sale of premises and equipment	—	197	7
Cash paid for the purchase of KCI	—	—	(450)
Cash paid for the purchase of Cook	—	(136)	—

Net cash used in investing activities	(63,822)	(27,228)	(29,629)

Cash flows from financing activities:
Net increase in deposits	55,370	30,143	21,977
Net (decrease) increase in federal funds purchased	(7,110)	5,485	(8,360)
Federal Home Loan Bank advances	110,000	15,000	21,000
Repayment of Federal Home Loan Bank advances	(94,000)	(23,850)	(8,262)
Advances on notes payable	450	2,600	2,200
Principal payments on notes payable	(2,500)	(6,200)	(1,500)
Excess tax benefits related to stock options	88	—	—
Dividends paid	(2,624)	(2,543)	(2,576)
Purchases of treasury stock	(1,298)	(2,374)	(2,144)
Proceeds from stock options exercised	956	842	876
ESOP shares allocated	125	69	82

Net cash provided by financing activities	59,457	19,172	23,293

Net increase (decrease) in cash and cash equivalents	7,206	(1,895)	875
Cash and cash equivalents at beginning of year	13,520	15,415	14,540

Cash and cash equivalents at end of year	$20,726	13,520	15,415

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$20,077	14,830	13,493

Income taxes	$3,672	3,300	3,766

Acquisitions:
Treasury stock reissued for the purchase of KCI	$—	—	115

Treasury stock reissued for the purchase of Cook	$—	82	—

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies

Nature of Operations

MidWestOne Bank (the “Bank”) engages in retail and commercial banking and related financial services, providing the usual products and services such as deposits, commercial, agricultural, real estate, and consumer loans, and trust services. The Bank also provides data processing services to non-affiliated banks.

Since 1988, MidWestOne Financial Group, Inc. and subsidiaries (the “Company”), either directly or through the Bank, has invested in loan pool participations that have been purchased by certain non-affiliated independent service corporations (collectively, the “Servicer”) from other financial institutions, the Federal Deposit Insurance Corporation (“FDIC”), or other sources. These loan pool investments are comprised of packages of loans previously made by financial institutions, which often include distressed or nonperforming loans, that have been sold at prices reflecting various discounts from the aggregate outstanding principal amount of the underlying loans depending on the credit quality of the portfolio. The Servicer collects and remits these amounts, less servicing fees, to the participants.

Principles of Consolidation

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles. The consolidated financial statements of the Company include its 100 percent owned subsidiaries, MidWestOne Bank, MidWestOne Investment Services, Inc. and Cook and Son Agency, Inc. All material intercompany transactions have been eliminated in consolidation.

Merger of Subsidiary Banks

Effective January 1, 2006, the Company’s subsidiary banks of MidWestOne Bank & Trust, Central Valley Bank, Pella State Bank, and MidWestOne Bank were merged into one state chartered bank with the name MidWestOne Bank. The new name better describes the Company’s focus, enhances the opportunity for local and regional growth and strengthens the overall corporate identity.

Acquisition of Securities Brokerage Company

On July 30, 2004, the Company completed its acquisition of Koogler Company of Iowa (“KCI”), a sole proprietorship, which was a broker and registered investment advisor. The acquisition was a purchase transaction with the Company acquiring KCI’s book of business in exchange for $450,000 in cash and 6,601 shares of the Company’s stock with a fair market value of $115,000. Contemporaneously with this acquisition, the Company formed a new wholly owned subsidiary called MidWestOne Investment Services, Inc. (“MWI”) to provide investment advisory and brokerage services throughout the banking offices of the Company.

Acquisition of Insurance Agency

The Company acquired all the outstanding shares of Cook & Son Agency, Inc. (“Cook”) on September 1, 2005, with Cook becoming a wholly owned subsidiary of the Company. Cook is a full-service property and casualty insurance agency located in Pella, Iowa.

The transaction was accounted for as a purchase transaction with the revenues and expenses reflected on the Company’s financial statements from September 1, 2005 forward. The Company acquired Cook’s book of business in exchange for $830,000 in cash and 4,393 shares of the Company’s stock with a fair market value of $82,000. The excess of purchase price over the identifiable fair value of the tangible assets acquired and liabilities assumed of $653,000 was recorded as goodwill of $249,000 and other intangible assets of $404,000.

Use of Estimates in the Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly sensitive to change relate to the allowance for loan losses and the carrying basis of the loan pool participations.

Cash and Due from Banks

The Company is required to maintain certain daily reserve balances on hand in accordance with federal banking regulations. The average reserve balances maintained in accordance with such regulations for the years ended December 31, 2006 and 2005 were $4,640,000 and $2,408,000, respectively.

Consolidated Statements of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in banks.

Investment Securities

The Company classifies investment securities based on the intended holding period. Securities which may be sold prior to maturity to meet liquidity needs, to respond to market changes, or to adjust the Company’s asset-liability position are classified as available for sale. Securities held principally for the purpose of near-term sales are classified as trading. Securities the Company intends to hold until maturity are classified as held to maturity.

Investment securities available for sale are recorded at fair value. The aggregate unrealized gains and losses, net of the income tax effect, are recorded as a component of other comprehensive income until realized. Securities with unrealized losses are analyzed quarterly for other-than-temporary impairment. If a security is determined to have an other-than-temporary impairment, a loss is recognized on the consolidated statements of income and a new cost basis is established. Securities held to maturity are recorded at cost, adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are computed using the level yield method over the remaining maturities of the securities.

Net gains or losses on the sales of securities are shown in the consolidated statements of income using the specific identification method and are recognized on a trade date basis.

Loans

Loans are stated at the principal amount outstanding, net of deferred loan fees and allowance for loan losses. Interest on loans is credited to income as earned based on the principal amount outstanding. Deferred loan fees are amortized using the level yield method over the remaining maturities of the loans.

It is the Company’s policy to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the collectibility of interest or principal, normally when a loan is 90 days past due. When interest accruals are deemed uncollectible, interest credited to income in the current year is reversed and interest accrued in prior years is charged to the allowance for loan losses. Interest income on nonaccrual loans is only recognized on a cash basis. Nonaccrual loans are returned to an accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to timely payment of principal or interest.

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. All non-homogeneous loans are reviewed for impairment on an individual basis. All impaired loans, including nonaccrual loans and loans that are restructured in a troubled debt restructuring involving a modification of terms, are either measured at the present value of expected future cash flows discounted at the loan’s initial effective interest rate, the fair value of the collateral of an impaired collateral-dependent loan, or an observable market price, if one exists. If the measure of the impaired loan is less than the recorded investment in the loan, impairment will be recognized through the allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes collectibility of the principal is unlikely.

Management believes the allowance for loan losses is adequate to absorb probable losses in the loan portfolio on the balance sheet date. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the subsidiary bank to increase its allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

Loan Pool Participations

The Company has invested in participation in pools of loans acquired from the FDIC and other sources at substantial discounts. The pools consist of loans to borrowers located throughout the United States.

The Company carries its investment in the loan pools as a separate earning asset on the balance sheet. Principal or interest restructures, write-downs, or write-offs within the pools are not included in the Company’s disclosures for its loan portfolio. The loan pools are managed by a non-affiliate Servicer operating in Omaha, Nebraska.

Each pool has a different composition and different characteristics. The composition of a loan pool is generally determined by the seller based on its desire to maximize the price it receives for all loans among the various pools. Many of the pools consist of loans primarily secured by single-family, multi-family, and small commercial real estate. Some pools may consist of a large number of small consumer loans that are secured by other assets such as automobiles or mobile homes, while other pools may consist of small to medium balance commercial loans. Some may contain a mixture of various types of loans.

The Company invests in pools consisting of both performing loans and past-due nonperforming loans. The price bid and paid for such a loan pool is determined based on the composition of the particular pool, the amounts the Servicer believes can be collected on such a pool, and the risks associated with the collection of such amounts.

Upon the acquisition of a participation interest in a loan pool, the Company assumes the risk of loss. The extent of such risk is dependent on a number of factors, including the Servicer’s ability to locate the debtors, the debtors’ financial condition, the possibility the debtor may file for protection under applicable bankruptcy laws, the Servicer’s ability to locate the collateral, if any, for the loan and to obtain possession of such collateral, the value of such collateral, and the length of time it takes to realize the ultimate recovery either through collection procedures or through a resale of the loans following a restructure.

A cost “basis” is assigned to each individual loan acquired on a cents per dollar (discounted price) based on the Servicer’s assessment of the recovery potential of each such loan. This methodology assigns a higher basis to performing loans with greater potential collectibility and a lower basis to those loans identified as having little or no potential for collection.

Loan pool participations are shown on the Company’s balance sheet as a separate asset category. The original carrying value of the loan pool participations represents the discounted price paid by the Company to acquire its participation interests in various loan pools purchased by the Servicer. The Company’s investment balance is reduced as the Servicer collects principal payments on the loans and remits the proportionate share of such payments to the Company.

Prior to January 1, 2005, the investment in loan pools was accounted for on a nonaccrual (or cash) basis. Beginning January 1, 2005, subsequent pools acquired are accounted for in accordance with the provisions of Statement of Position 03-3 (“SOP 03-3”) issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. No change is required for those pools acquired prior to December 31, 2004, and the accounting treatment utilized on those pools remains on the cash basis.

SOP 03-3 provides updated guidance on the accounting for purchased loans that show evidence of deterioration of credit quality since origination and for which it is probable, at acquisition, that the purchaser will be unable to collect all contractually required payments receivable. SOP 03-3 generally requires that the excess of the estimated cash flows expected to be collected on the loan over the initial investment be accreted over the estimated remaining life of the loan. According to SOP 03-3, in order to apply the interest method of recognition to these types of loans, there must be sufficient information to reasonably estimate the amount and timing of the cash flows expected to be collected. When that is not the case, the loan should be accounted for as a nonaccrual status applying the cash basis income recognition to the loan.

The Company has developed and implemented procedures to determine if accretion of the discount (“accretable yield”) on the purchased loans in a pool is required under SOP 03-3. These procedures were applied to all loans acquired subsequent to January 1, 2005 (the adoption date for SOP 03-3) that had been held by the Servicer for at least six months as of December 31, 2006. Given the impaired nature of the loan pools typically purchased, the individual loans are evaluated for SOP 03-3 purposes by the end of a six-month window from the date of purchase. This provides time for the Servicer to assess the quality of the loans and assign basis to each loan within the pool. Purchased loans are evaluated individually with a determination made utilizing various criteria including: past-due status, late payments, legal status of the loan (not in foreclosure, judgment against the borrower, for referred to legal counsel), frequency of payments made, collateral adequacy and the borrower’s financial condition. If all criteria for being able to reasonably estimate the amount and timing of cash flows are met, the individual loan will utilize the accounting treatment required by SOP 03-3 with the accretable yield difference between the expected cash flows and the purchased basis accreted into income on the level yield basis over the anticipated life of the loan. If any of the six criteria are not met, the loan is accounted for on the cash-basis of accounting.

In the event that a prepayment is received on a loan accounted for under SOP 03-3, the accretable yield is recomputed and the revised amount accreted over the estimated remaining life of the loan on the level yield basis. If a loan subject to accretable yield under SOP 03-3 fails to make timely payments, it is subject to classification and an allowance for loss would be established. An allowance of $49,000 and $10,000 existed as of December 31, 2006 and 2005, respectively, related to loans subject to accretable yield.

Collection expenses incurred by the Servicer are netted against discount income. Discount income is added to interest income and reflected as one amount on the Company’s consolidated statements of income. The Servicer and representatives of the Company continually evaluate the collectability of the loans and the recovery of the underlying basis. On a quarterly basis, those loans that are determined to have a possible recovery of less than the assigned basis amount are placed on a “watch list.” The amount of basis exceeding the estimated recovery amount on the “watch list” loans is written off by a charge against discount income.

Interest income is only recognized when collected and actually remitted to the Company by the Servicer for those loans acquired prior to December 31, 2004, and for those loans subject to nonaccrual status in accordance with SOP 03-3. Many of the pools that have been purchased by the Servicer do not include purchased interest in the cost basis. Interest income collected by the Servicer is reflected in the Company’s consolidated financial statements as interest income included as part of the interest income and discount on loan pool participations.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line or accelerated method over the estimated useful lives of the respective assets, which range from 5 to 40 years for buildings and improvements and 3 to 10 years for furniture and equipment.

Intangible Assets

Intangible assets consist of goodwill and other intangible assets. Goodwill represents the excess of the purchase price of acquired subsidiaries’ net assets over their fair value. The Company assesses goodwill for impairment annually, and more frequently in the presence of certain circumstances. Impairment exists when the carrying amount of the goodwill exceeds its implied fair value. No impairment write-down of goodwill has been recorded in 2006, 2005 or 2004.

Other intangible assets consist of core deposit premium and customer list intangible which are being amortized using the effective-yield method over 10 years. Annually, the Company reviews the core deposit premium and customer list intangible for events or circumstances that may indicate a change in the recoverability of the underlying basis. For the years ended December 31, 2006, 2005 and 2004, there were no events or circumstances that triggered an impairment charge against intangible assets.

Bank-Owned Life Insurance

The Company and its subsidiaries have purchased life insurance policies on the lives of certain officers. The one-time premiums paid for the policies, which equal the initial cash surrender value, are recorded as an asset. Increases or decreases in the cash surrender value, other than proceeds from death benefits, are recorded as noninterest income. Proceeds from death benefits first reduce the cash surrender value attributable to the individual policy and then any additional proceeds are recorded as noninterest income.

Other Real Estate Owned

Other real estate owned represents property acquired through foreclosure or deeded to the Bank in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest. Other real estate owned is carried at the lower of the cost of acquisition or fair value, less estimated costs of disposition. Reductions in the balance of other real estate at the date of acquisition are charged to the allowance for loan losses. Expenses incurred subsequent to the acquisition of the property and any subsequent write-downs to reflect current fair market value are charged as noninterest expense as incurred. Gains or losses on the disposition of other real estate owned are recognized in noninterest income or expense in the period in which they are realized.

Income Taxes

The Company files a consolidated federal income tax return. For state purposes, the Bank files a franchise return and the remaining entities file a consolidated income tax return.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Fair Value of Financial Instruments

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering the

Company’s entire holdings of a particular financial instrument for sale at one time. Unless included in assets available for sale, it is the Company’s general practice and intent to hold its financial instruments to maturity and not to engage in trading or sale activities.

Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Estimated fair values have been determined by the Company using the best available information and an estimation method suitable for each category of financial instruments.

Trust Department Assets

Property held for customers in fiduciary or agency capacities is not included in the accompanying consolidated balance sheets, as such items are not assets of the Company. Trust department assets totaled $39,072,000 and $35,286,000 as of December 31, 2006 and 2005, respectively.

Earnings Per Share

Basic earnings per share amounts are computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share amounts are computed by dividing net income by the weighted average number of shares and all potentially dilutive shares outstanding during the year. As of December 31, 2006, the Company had 129,605 common stock options outstanding that could potentially be dilutive in the future but are not included in the diluted earnings per share calculation because they are currently anti-dilutive. The following information was used in the computation of earnings per share on both a basic and diluted basis for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
	(in thousands, except per share amounts)
Basic EPS computation
Numerator:
Net income	$6,441	6,088	5,829

Denominator:
Weighted average shares outstanding	3,695	3,745	3,778

Basic EPS	$1.74	1.63	1.54

Diluted EPS computation
Numerator:
Net income	$6,441	6,088	5,829

Denominator:
Weighted average shares outstanding	3,695	3,745	3,778
Weighted average dilutive shares outstanding for stock options	70	78	101

	3,765	3,823	3,879

Diluted EPS	$1.71	1.59	1.50

Stock Incentive Plan

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” on January 1, 2006. SFAS 123(R) requires that the cost resulting from share-based awards be recognized in the financial statements. The Company is utilizing the “modified prospective” transition method to measure the cost of the awards over the remaining vesting period for those options that had been granted prior to January 1, 2006 and were not fully vested as of that date. The expense is based on the fair value determined at the grant date. The adoption by the Company of SFAS 123(R) resulted in compensation expense, net of tax, of $236,000 or $.06 per share diluted for the year ended December 31, 2006.

Prior to adoption of SFAS 123(R), the Company applied APB Opinion No. 25 and related interpretations in accounting for share-based payments. Accordingly, no compensation cost was recognized in the financial statements for the share-based payments prior to January 1, 2006. Results for periods prior to January 1, 2006 have not been restated.

Had compensation cost for the Company’s stock incentive plan been determined in accordance with SFAS 123(R), the Company’s net income and earnings per share for the years ended December 31, 2005 and 2004 would have been reduced to the pro forma amounts indicated below:

	2005	2004
	(in thousands, except per share data)
Net income:
As reported	$6,088	5,829
Compensation expense that would have been recorded under SFAS No. 123 (R), net of tax	341	278

Net income as adjusted	$5,747	5,551

Earnings per share:
As reported—basic	$1.63	1.54
As reported—diluted	1.59	1.50
Pro forma—basic	1.54	1.47
Pro forma—diluted	1.54	1.46

Concentrations of Credit Risk

The Company originates real estate, consumer, agricultural and commercial loans primarily in its eastern and southeast Iowa market areas and adjacent counties. Although the Company has a diversified portfolio, a substantial portion of its borrowers’ ability to repay their loans is dependent upon economic conditions in the Company’s market areas.

Reclassifications

Certain reclassifications have been made to prior years consolidated financial statements in order to conform to the current year presentation.

2.  Investment Securities

A summary of investment securities by type as of December 31, 2006 and 2005, follows:

December 31, 2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Investment Securities Available for Sale:
U.S. government agency securities	$23,837	102	163	23,776
Mortgage-backed securities	16,915	1	750	16,166
Obligations of states and political subdivisions	17,114	130	113	17,131
Corporate debt securities	7,486	2	52	7,436

Total debt securities	65,352	235	1,078	64,509
Federal Home Loan Bank stock	5,439	—	—	5,439
Other equity securities	685	111	1	795

Total	$71,476	346	1,079	70,743

Investment Securities Held to Maturity:
Mortgage-backed securities	$129	1	—	130
Obligations of states and political subdivisions	12,091	66	119	12,038

Total	$12,220	67	119	12,168

December 31, 2005	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Investment Securities Available for Sale:
U.S. government agency securities	$31,513	14	488	31,039
Mortgage-backed securities	19,959	1	668	19,292
Obligations of states and political subdivisions	7,252	64	66	7,250
Corporate debt securities	11,346	—	164	11,182

Total debt securities	70,070	79	1,386	68,763
Federal Home Loan Bank stock	4,937	—	—	4,937
Other equity securities	691	115	—	806

Total	$75,698	194	1,386	74,506

Investment Securities Held to Maturity:
Mortgage-backed securities	$157	2	—	159
Obligations of states and political subdivisions	12,829	101	164	12,766

Total	$12,986	103	164	12,925

During the years ended December 31, 2006, 2005, and 2004, the Company incurred no other–than-temporary impairment losses on securities available for sale.

The following table summarizes the amount of unrealized losses, defined as the amount by which amortized cost exceeds fair value, and the related fair value of investments with unrealized losses in the Company’s securities portfolio as of December 31, 2006 and 2005. The investments were segregated into two categories: those that have been in a continuous unrealized loss position for less than twelve months and those that have been in a continuous unrealized loss position for twelve or more months. The reference point for determining how long an investment was in an unrealized loss position was December 31, 2006 and 2005. All of the investments held by the Company as of December 31, 2006 and 2005, that had unrealized losses for a period of less than twelve months were due to the increased rates being offered by year-end 2006 and 2005 on similar investment securities.

Various types of investment securities held by the Company as of December 31, 2006 had unrealized losses for a period greater than twelve months. The unrealized loss for U.S. government agencies and mortgage-backed securities primarily relates to nineteen securities issued by FNMA, FHLB and FHLMC. The unrealized losses reported for obligations of states and political subdivisions relates primarily to fifty-four securities issued by various Iowa communities and entities. Nine corporate debt securities and one equity security had unrealized losses for a period of greater than twelve months. Management does not believe that any remaining individual unrealized loss for a period greater than twelve months as of December 31, 2006 represents other-than-temporary impairment. The unrealized losses in the debt securities are the result of changes in interest rates and are not related to credit downgrades of the securities. The Company has the ability and intent to hold the securities contained in the table for a time necessary to recover its amortized cost.

	Less Than 12 Months		12 Months or Longer		Total
December 31, 2006	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
U.S. government agency securities	$3,962	14	10,745	149	14,707	163
Mortgage-backed securities	—	—	16,124	750	16,124	750
Obligations of states and political subdivisions	6,142	70	10,869	162	17,011	232
Corporate debt securities	—	—	6,441	52	6,441	52
Equity securities	—	—	2	1	2	1

Total temporarily impaired securities	$10,104	84	44,181	1,114	54,285	1,198

Various types of investment securities held by the Company as of December 31, 2005 had unrealized losses for a period greater than twelve months. The unrealized loss for U.S. government agencies and mortgage-backed securities primarily relates to twenty-four securities issued by Fed Farm Credit, FNMA, FHLB and FHLMC. The unrealized losses reported for obligations of states and political subdivisions relates primarily to thirteen securities issued by various Iowa communities and entities. Six corporate debt securities and one equity security had unrealized losses for a period of greater than twelve months. Management does not believe that any remaining individual unrealized loss for a period greater than twelve months as of December 31, 2005 represents other-than-temporary impairment. The unrealized losses in the debt securities are the result of changes in interest rates and are not related to credit downgrades of the securities. The Company has the ability to hold the securities contained in the table for a time necessary to recover its amortized cost.

	Less Than 12 Months		12 Months or Longer		Total
December 31, 2005	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

	(in thousands)
U.S. government agency securities	$6,253	79	19,786	409	26,039	488
Mortgage-backed securities	—	—	19,223	668	19,223	668
Obligations of states and political subdivisions	11,742	184	3,222	46	14,964	230
Corporate debt securities	6,746	78	4,436	86	11,182	164
Equity securities	3	—	4	—	7	—

Total temporarily impaired securities	$24,744	341	46,671	1,209	71,415	1,550

Proceeds from the sale of investment securities available for sale during 2006, 2005, and 2004 were $10,414,000, $5,113,000, and $17,835,000, respectively. Gross gains and losses realized on the sale of investment securities available for sale for the years ended December 31 were as follows:

	2006	2005	2004
	(in thousands)
Realized gains	$1	82	238
Realized losses	(213)	(54)	(12)

Total	$(212)	28	226

As of December 31, 2006 and 2005, investment securities with carrying values of approximately $8,701,000 and $27,969,000 respectively, were pledged as collateral to secure public fund deposits and for other purposes required or permitted by law. The merger of the Company’s four banks into one charter on January 1, 2006 increased the capital of the consolidated Bank and thereby reduced the amount of collateral required to secure public fund deposits. Public funds approximated $41,968,000 and $41,104,000 at December 31, 2006 and 2005, respectively.

The amortized cost and approximate fair value of investment securities as of December 31, 2006, by contractual maturity, are shown as follows. Expected maturities will differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(in thousands)
Investment Securities Available for Sale:
Due in 1 year or less	$11,323	11,252
Due after 1 year through 5 years	39,347	38,485
Due after 5 years through 10 years	10,504	10,564
Due after 10 years	4,178	4,208

Total	$65,352	64,509

Investment Securities Held to Maturity:
Due in 1 year or less	$1,122	1,117
Due after 1 year through 5 years	7,035	6,952
Due after 5 years through 10 years	3,934	3,969
Due after 10 years	129	130

Total	$12,220	12,168

3.  Loans

A summary of the respective loan categories as of December 31, 2006 and 2005, follows:

	2006		2005
(dollars in thousands)	Amount	%	Amount	%
Real estate loans	$332,534	66.0%	293,363	67.7%
Commercial loans	89,326	17.7	72,248	16.7
Agricultural loans	66,393	13.2	55,471	12.8
Loans to individuals	15,579	3.1	12,355	2.8

Total	$503,832	100.0%	433,437	100.0%

Total nonperfoming loans and assets at December 31, 2006 and 2005, were:

	2006	2005
	(in thousands)
Impaired loans:
Nonaccrual	$727	1,522
Restructured	2,014	159

Total impaired loans	2,741	1,681
Loans past due 90 days and more	3,060	1,671

Total nonperforming loans	5,801	3,352
Other real estate owned	188	2,473

Total nonperforming assets	$5,989	5,825

The average balances of nonperforming loans for the years ended December 31, 2006 and 2005, were $3,472,000 and $3,640,000, respectively. The allowance for credit losses related to nonperforming loans at December 31, 2006 and 2005, was $350,000 and $304,000, respectively. Nonperforming loans of $2,213,000 and $1,389,000 at December 31, 2006 and 2005, respectively, were not subject to a related allowance for credit losses because of the net realizable value of loan collateral, guarantees and other factors. As of December 31, 2006, the Company has no commitments to lend additional funds to any borrowers who have nonperforming loans. The effect of nonaccrual and restructured loans on interest income for each of the three years ended December 31, 2006, 2005, and 2004 was:

	2006	2005	2004
	(in thousands)
Interest income:
As originally contracted	$395	377	202
As recognized	199	24	36

Reduction of interest income	$196	353	166

4.  Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2006, 2005, and 2004 were as follows:

	2006	2005	2004
	(in thousands)
Balance at beginning of year	$5,011	4,745	4,857
Provision for loan losses	180	468	858
Recoveries on loans previously charged off	1,062	263	72
Loans charged off	(560)	(465)	(1,042)

Balance at end of year	$5,693	5,011	4,745

5.  Loans to Related Parties

Certain directors and officers of the Company, including their immediate families and companies in which they are principal owners, were loan customers of the Bank. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. The loan activity of this group, including loans as of December 31, 2006, 2005 and 2004, was as follows:

	2006	2005	2004
	(in thousands)
Aggregate balance at beginning of year	$5,951	7,929	5,839
Advances	15,576	7,156	12,402
Payments	15,995	9,134	10,312

Aggregate balance at end of year	$5,532	5,951	7,929

6.  Loan Pool Participations

A summary of the changes in the carrying value of loan pool participations for the years ended December 31, 2006, 2005 and 2004 were as follows:

	2006	2005	2004
	(in thousands)
Balance at beginning of year, net of allowance of $2,234, $2,054 and $1,255	$103,570	105,502	89,059
Purchases	40,071	51,058	61,511
Principal payments	(42,173)	(50,506)	(42,920)
Net charge-offs	(2,583)	(2,484)	(2,148)

Balance at end of year, net of allowance of $2,234, $2,234 and $2,054	$98,885	103,570	105,502

Total face value at end of year	$146,529	150,556	151,731

The Company evaluated all loans purchased after January 1, 2005 under the SOP 03-3 criteria and determined that certain loans did not meet the criteria for level-yield income recognition required by SOP 03-3. The outstanding balance of those loans was $44,816,000, with a carrying value of $31,088,000, and $20,296,000, with a carrying value of $14,584,000, as of December 31, 2006 and 2005, respectively. Additionally, the Company purchased $36,850,000 in loans during the fourth quarter of 2006 that were in the process of being evaluated under SOP 03-3 as of December 31, 2006 in accordance with the Company’s accounting policy on loan pool participations.

The outstanding balances and carrying values as of December 31 of the loans purchased after January 1, 2005 that met the level-yield income recognition criteria under SOP 03-3 are as follows:

	2006	2005
	(in thousands)
Agricultural	$75	—
Commercial	570	530
Real estate:
1-4 family residences	322	340
Agricultural	288	295
Land development	7	10
Commercial	4,266	1,378

Total real estate	4,883	2,023

Loans to individuals	1	—

Outstanding balance	$5,529	$2,553

Carrying amount, net of allowance of $49 and $10	$5,023	2,220

Changes in accretable yield on the loans purchased after January 1, 2005 that met the level-yield income recognition criteria under SOP 03-3 were as follows:

	Accretable Yield
	2006	2005
	(in thousands)
Balance at beginning of year	$758	—
Additions	977	793
Accretion	(359)	(56)
Reclassifications from nonaccretable difference	188	21

Balance at end of year	$1,564	758

Cash flows expected to be collected at acquisition	$4,477	3,075
Basis in acquired loans at acquisition	3,500	2,282

7.  Premises and Equipment

A summary of premises and equipment as of December 31, 2006 and 2005 was as follows:

	2006	2005
	(in thousands)
Land and improvements	$2,410	1,309
Building and improvements	10,997	10,663
Leasehold improvements	1,634	1,461
Premises leased under capital leases	913	—
Furniture and equipment	12,184	11,595

Total premises and equipment at cost	28,138	25,028
Less accumulated depreciation and amortization	15,811	14,213

Total	$12,327	10,815

Depreciation and amortization expense was $1,598,000, $1,687,000 and $1,687,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Capital Lease

At December 31, 2006, the Company was obligated under a capital lease for the new bank premises located in Davenport, Iowa. This lease has a term through July 2018 and provides a bargain purchase option on the leased property at the expiration of the lease period. The present value of the related lease payments is recorded in other liabilities. The following is an analysis of leased property under capital leases:

	Asset Balances at December 31,
	2006	2005
Bank building	$913	0
Less: Accumulated amortization	(10)	0

Total	$903	0

The following summary reflects the future minimum rental payments, by year, required under the capital lease agreement together with the present value of the net minimum lease payments as of December 31, 2006:

Year ending December 31,	Total (in thousands)
2007	$78
2008	78
2009	78
2010	81
2011	84
2012 and thereafter	583

Total payments required	982
Less: Amount representing interest	(253)

Present value of net minimum lease payments	$729

8.  Goodwill and Other Intangible Assets

As a result of the acquisition of Cook on September 1, 2005, the Company recorded goodwill of $249,000 and other intangible assets of $404,000.

As a result of the acquisition of KCI on June 30, 2004, the Company recorded goodwill of $179,000 and other intangible assets of $383,000.

The gross carrying amount of intangible assets and the associated accumulated amortization at December 31, 2006 and 2005 is presented in the table below. Amortization expense for intangible assets was $289,000, $305,000, and $308,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

	Gross Carrying Amount	Accumulated Amortization	Unamortized Intangible Assets
	(in thousands)
Other intangible assets:
Core deposit premium	$3,281	2,716	565
Customer list intangible	$786	223	563

Total	$4,067	2,939	1,128

Projections of amortization expense are based on existing asset balances and the remaining useful lives. The following table shows the estimated future amortization expense for amortizing intangible assets for each of the years ended December 31:

	Core Deposit Premium	Customer List Intangible	Totals
	(in thousands)
2007	$155	97	252
2008	156	87	243
2009	127	79	206
2010	41	71	112
2011	41	62	103
Thereafter	45	167	212

9.  Deposits

The scheduled maturities of certificate of deposit accounts are as follows as of December 31, 2006:

(in thousands)
2007	$268,133
2008	36,979
2009	16,224
2010	2,810
2011	1,184
Thereafter	4,069

Total	$329,399

Time deposits in excess of $100,000 approximated $73,824,000 and $58,471,000 as of December 31, 2006 and 2005, respectively. Interest expense on such deposits for the years ended December 31, 2006, 2005, and 2004 was approximately $2,521,000, $1,486,000, and $1,009,000, respectively.

10.  Federal Home Loan Bank Advances

At December 31, 2006 and 2005, Federal Home Loan Bank (FHLB) advances consisted of the following:

	2006	Weighted- Average interest rate	2005	Weighted- Average interest rate
	(in thousands)
Maturity in year ending:
2006	—	—	14,000	4.34%
2007	$27,500	4.78%	11,500	3.81
2008	26,600	4.85	24,600	4.71
2009	22,700	4.86	14,700	4.57
2010	17,000	5.16	13,000	5.08
2011	5,000	5.02	5,000	5.02
Thereafter	300	5.97	300	5.97

Total	$99,100	4.90	83,100	4.58

Many of the advances listed above have call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. As of December 31, 2006, the Company had advances from the FHLB with the following call features:

Callable Quarterly in year 2007
Year of Maturity	(in thousands)
2008	$2,000
2009	500
2010	6,000

Total	$8,500

Advances from the FHLB are secured by stock in the FHLB. In addition, the Bank has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans, certain commercial real estate loans, certain agricultural real estate loans, and certain investment securities totaling $213,521,000 and $175,127,000 as of December 31, 2006 and 2005, respectively.

11.  Notes Payable

The notes payable balance as of December 31, 2006, consists of $1,050,000 in advances on a revolving line of credit and $3,000,000 on a term note, both with Harris N.A. As of December 31, 2005, the notes payable balance consisted of $2,100,000 in advances on the revolving line and $4,000,000 on the term note. Both notes have a variable interest rate at 0.60 percent below the lender’s prime rate. Interest is payable quarterly. As of December 31, 2006, the interest rate on the notes payable was 7.65 percent. During 2006, the interest rate ranged from 6.65 percent to 7.65 percent. During 2005, the interest rate ranged from 4.95 percent to 6.65 percent. As of December 31, 2005, the interest rate on the notes payable was 6.65 percent. The weighted average interest paid on the notes payable for the years ended December 31, 2006, 2005, and 2004 was 7.63%, 5.83%, and 4.23%, respectively.

Both notes are secured by all of the common stock of the subsidiaries. The revolving line of credit has a maximum limit of $9,000,000 and matures April 30, 2007. The term note calls for semi-annual payments of $500,000 until maturity on November 30, 2009.

The Company was in compliance with all covenants of its loan agreement with Harris N.A. as of December 31, 2006.

12.   Long-term Debt

On June 20, 2002, the Company obtained $10,310,000 in long-term subordinated debt from its participation in the issuance of a pooled trust preferred security. The trust preferred has a 30 year maturity, does not require any principal amortization and is callable in five years at par at the issuer’s option. The interest rate is variable based on the three month Libor rate plus 3.65 percent, with interest payable quarterly. During the year 2006, the interest rate ranged from 7.80 percent to 9.16 percent. As of December 31, 2006, the interest rate on the long-term subordinated debt was 9.16 percent. As of December 31, 2005, the interest rate was 7.80 percent. During the year 2005, the interest rate ranged from 5.72 percent to 7.80 percent. The weighted average interest paid on the trust preferred for the years ended December 31, 2006, 2005, and 2004 was 8.99%, 7.26%, and 5.32%, respectively.

13.  Fair Value of Financial Instruments

The fair value of the Company’s financial instruments as of December 31, 2006 and 2005, were as follows:

2006	Carrying Value	Fair Value
	(in thousands)
Financial assets:
Cash and due from banks	$20,279	20,279
Interest-bearing deposits with banks	447	447
Investment securities	82,963	82,911
Loans, net	498,139	493,944
Loan pool participations	98,885	98,885
Cash surrender value of life insurance	7,798	7,798
Accrued interest receivable	6,587	6,587

Financial liabilities:
Deposits	$560,615	560,669
Federal funds purchased	465	465
Federal Home Loan Bank advances	99,100	98,856
Notes payable	4,050	4,050
Long-term debt	10,310	10,310
Accrued interest payable	2,804	2,804

2005	Carrying Value	Fair Value
	(in thousands)
Financial assets:
Cash and due from banks	$13,103	13,103
Interest-bearing deposits with banks	417	417
Investment securities	87,492	87,431
Loans, net	428,426	423,630
Loan pool participations	103,570	103,570
Cash surrender value of life insurance	7,523	7,523
Accrued interest receivable	5,334	5,334

Financial liabilities:
Deposits	$505,245	505,745
Federal funds purchased	7,575	7,575
Federal Home Loan Band advances	83,100	83,044
Notes payable	6,100	6,100
Long-term debt	10,310	10,310
Accrued interest payable	1,672	1,672

The recorded amount of cash and due from banks, interest-bearing deposits with banks and accrued interest receivable and payable approximates fair value due to the short-term nature of these instruments.

The estimated fair value of investment securities has been determined using available quoted market prices.

Loans have been valued using a present value discounted cash flow with a discount rate approximating the current market rate for similar loans.

The recorded amount of the loan pool participations approximates fair value due to the characteristics of the loan pool participations. Any additional value attained in the loan pool participations over purchase cost is directly attributable to the expertise of the Servicer to collect a higher percentage of the contract value of loans in the pools over the discounted purchase price.

Deposit liabilities with no stated maturities have an estimated fair value equal to the recorded balance. Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating the current market rate for similar deposits. The fair value estimate does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The Company believes the value of these depositor relationships to be significant.

The recorded amount of federal funds purchased approximates fair value due to the short-term nature of these instruments.

The estimated fair value of the Federal Home Loan Bank advances was determined using a present value discounted cash flow with a discount rate approximating the current market rate for similar borrowings.

The recorded amount of the notes payable approximates fair value as a result of the variable nature of these instruments.

The recorded amount of the long-term debt approximates fair value due to the variable nature of this instrument.

14.  Income Taxes

Income tax expense (benefit) for the years ended December 31, 2006, 2005 and 2004, is as follows:

2006	Federal	State	Total
	(in thousands)
Current	$2,971	463	3,434
Deferred	(309)	(32)	(341)

Total	$2,662	431	3,093

2005	Federal	State	Total
	(in thousands)
Current	$3,017	446	3,463
Deferred	(325)	(27)	(352)

Total	$2,692	419	3,111

2004	Federal	State	Total
	(in thousands)
Current	$3,160	485	3,645
Deferred	(481)	(86)	(567)

Total	$2,679	399	3,078

Income tax expense differs from the amount computed by applying the United States federal income tax rate of 34 percent in 2006, 2005, and 2004, to income before income tax expense. The reasons for these differences are a follows:

	2006	2005	2004
	(in thousands)
Provision at statutory rate	$3,242	3,127	3,028
State franchise tax (net of federal tax benefit)	285	276	263
Nontaxable interest income	(340)	(267)	(210)
Life insurance cash value increase	(94)	(113)	(62)
Other, net	—	88	59

Total	$3,093	3,111	3,078

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2006 and 2005, are as follows:

	2006	2005
	(in thousands)
Deferred tax assets:
Allowance for loan losses	$2,957	2,702
Deferred compensation	820	828
Net operating loss	1,426	1,226
Unrealized loss on available for sale securities	277	448

Gross deferred tax assets	5,480	5,204

Deferred tax liabilities:
Depreciation and amortization	(386)	(579)
Federal Home Loan Bank stock	(109)	(109)
Premium amortization	(727)	(554)
Deferred loan fees	(8)	(11)
Purchase accounting adjustments	(514)	(595)
Prepaid expenses	(92)	(70)
Other	(61)	(73)

Gross deferred tax liabilities	(1,897)	(1,991)

Valuation allowance	(1,426)	(1,226)

Net deferred tax asset	$2,157	1,987

The Company has recorded a deferred tax asset for the future tax benefits of Iowa net operating loss carry forwards. The net operating loss carry forwards will expire, if not utilized, between 2007 and 2021. The Company has recorded a valuation allowance to reduce the net operating loss carry forwards. At December 31, 2006 and 2005, the Company believes it is more likely than not that the Iowa net operating loss carry forwards will not be realized. The increase in net operating loss carry forward in 2006 compared with 2005 reflects the additional Iowa income tax net operating loss generated during 2006 less any expiring carry forward. A valuation allowance related to the remaining deferred tax assets has not been provided because management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

15.  Stock Incentive Plan

The Company adopted SFAS No. 123(R) “Share-Based Payment,” on January 1, 2006. SFAS No. 123(R) requires that the cost resulting from share-based awards be recognized in the financial statements. The Company is utilizing the “modified prospective” transition method to measure the cost of the awards over the remaining vesting period for those options that had been granted prior to January 1, 2006 and were not fully vested as of that date. The expense is based on the fair value determined at the grant date. Prior to the adoption of SFAS No. 123(R), the Company applied APB Opinion No. 25 and related interpretations in accounting for this plan. Accordingly, no compensation cost was recognized in the financial statements for the share-based payments granted prior to January 1, 2006. Results for periods prior to January 1, 2006 have not been restated.

The Company’s 1998 Stock Incentive Plan reserved up to 550,000 shares of stock for issuance pursuant to options or other awards which may be granted to officers, key employees and certain non-employee directors of the Company. The compensation committee of the Company’s board of directors determines the award of options. The exercise price of each option equals the market price of the Company’s stock on the date of grant. The options’ maximum term is ten years, with vesting occurring at the rate of thirty-three percent on the one-year anniversary of the date of grant, sixty-six percent vesting on the two-year anniversary, and one hundred percent vesting on the three-year anniversary of the date of grant. No awards were granted pursuant to the 1998 plan in

2006. As of December 31, 2006, the Company had a total of 95,023 shares available for future grants under the 1998 Stock Incentive Plan.

The Company’s 2006 Stock Incentive Plan was approved at the annual meeting of shareholders on April 28, 2006. The 2006 Plan reserves up to 250,000 shares of common stock for issuance pursuant to options and restricted stock units which may be granted to officers and key employees of the Company as determined by the compensation committee of the board of directors. The plan also provides that each non-employee director of the Company be awarded 1,000 stock options as of the date of each annual meeting of shareholders of the Company. The exercise price of each option equals the market price of the Company’s stock on the date of grant. The options’ maximum term is ten years, with vesting occurring at the rate of thirty-three percent on the one-year anniversary of the date of grant, sixty-six percent vesting on the two-year anniversary, and on hundred percent vesting on the three-year anniversary of the date of grant. The plan also provides that 1,000 shares of restricted stock are awarded to existing non-employee directors of the Company upon the adoption of the plan. Any non-employee director subsequently elected to the board will be awarded 1,000 restricted shares of stock upon their initial election to the board of directors. The restricted stock units awarded to non-employee directors will vest thirty-three percent upon the first anniversary of the date of grant, an additional thirty-three percent upon the second anniversary of the date of grant and the remaining thirty-four percent upon the third-anniversary of the date of grant. Each portion of the restricted shares will not, however, be transferable until the third anniversary after such portion vests.

Upon adoption of the 2006 Stock Incentive Plan on April 28, 2006, the eight existing non-employee directors were awarded a total of 8,000 stock options at the exercise price of $19.07, which was the closing stock price on the date of grant. The fair value of each stock option of $2.64 was estimated on the date of the grant using the Black-Scholes model. The expected dividend yield of 3.92 percent was calculated based on the historical annual dividends paid by the Company and the average closing stock price for the sixty month-ends preceding the date of grant. Expected volatility of 16.9 percent was based on historical volatility of the Company’s stock price over the past five years preceding the date of grant. Historical experience was utilized to determine the expected life of the stock options, which is 5.2 years. The risk-free interest rate of 4.90 percent used was the rate on a five year Treasury bond as of the grant date. All inputs into the Black-Scholes model are estimates at the time of grant. Actual results in the future could differ from these estimates, however such results would not impact future reported income. Compensation expense related to the options awarded is based on the fair value of the options and is expensed on a straight-line basis over the three-year vesting period of the options. The following assumptions were used for the grants in 2006, 2005 and 2004:

	2006	2005	2004
Assumptions:
Risk-free interest rate	4.90%	4.23%	3.66%
Expected option life	5	5	5
Expected volatility	16.90%	20.80%	25.80%
Dividend yield	3.92%	4.28%	4.94%

As of December 31, 2006, the Company had $163,000 of total unrecognized compensation expense related to the unvested stock options. This expense is expected to be recognized over a weighted-average period of 18 months.

During the year 2006 a total of 68,469 options were exercised. The weighted-average exercise price of these options was $12.69 and the intrinsic value totaled $461,000.

A summary of stock option activity is presented in the following table:

	2006		2005		2004
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Balance at beginning of year	571,732	$16.56	598,719	$15.80	573,453	$14.19
Granted	8,000	19.07	62,523	17.56	106,502	20.30
Exercised	68,469	12.69	73,405	10.73	77,456	10.03
Forfeited	9,707	20.41	16,105	19.28	3,780	17.11

Outstanding at end of year	501,556	$17.05	571,732	$16.56	598,719	$15.80

Options exercisable at year end	435,828	$16.75	440,179	$15.79	389,350	$14.15
Weighted-average fair value of options granted during the year		$2.64		$2.53		$3.10

As of December 31, 2006, exercisable stock options had a weighted-average remaining contractual term of 5.42 years, a weighted-average exercise price of $16.75 and an aggregate intrinsic value of $1,446,000.

In accordance with the provisions of the 2006 Stock Incentive Plan, the Company issued 1,000 restricted stock units to each of the non-employee directors of the Company as of the date of the adoption of the plan. A total of 8,000 restricted stock units were issued from shares held in treasury at the current market price of $19.07 per share. The vesting and terms of these restricted stock units are discussed previously in the description of the 2006 Stock Incentive Plan. The total share-based compensation amount related to the issuance of these restricted stock units was $153,000. This amount will be recognized as share-based compensation expense on a straight-line basis over the three years from the date of issuance to coincide with the vesting schedule of these restricted stock units. During 2006, share-based compensation expense of $34,000 related to the restricted stock units was recognized. Unrecognized compensation cost of the restricted stock units was $119,000 as of December 31, 2006 that will be recognized over the remaining twenty-eight months of the vesting period.

The compensation committee of the Company’s board of directors awarded 4,625 shares of restricted stock to officers of the Company as of the close of business December 29, 2006, pursuant to the 2006 Stock Incentive Plan. The award price was $19.94 per share based on the closing market price of the Company’s common stock on that date. The awards will vest ratably over a period of four years. Unrecognized compensation cost related to the 4,625 shares of restricted stock was $92,000 as of December 31, 2006. This amount will be recognized over the forty-eight months of the vesting period.

Information concerning the issuance of restricted stock units and restricted stock is presented in the following table:

	2006
	Number	Weighted- Average Grant-Date Fair Value
Balance at beginning of year	0	$—
Granted	12,625	19.39
Forfeited	0	—

Outstanding at end of year	12,625	$19.39

The grant of stock options and the award of restricted stock units and restricted stock utilized 20,625 shares in 2006. As of December 31, 2006, the Company had a total of 229,375 shares available for future grants under the 2006 Stock Incentive Plan.

Total compensation expense recognized under share-based payment arrangements for the year ended December 31, 2006 was $259,000, with a related income tax benefit of $23,000.

The Company has a policy of utilizing treasury stock to satisfy share option exercises and the award of restricted stock units. As of December 31, 2006, the Company held 1,197,418 shares in treasury. The Company periodically repurchases shares on the open market for the treasury.

16.  Employee Benefit Plans

The Company maintains an employee stock ownership plan (“ESOP”) covering substantially all employees meeting minimum age and service requirements. Contributions are determined by the board of directors of each subsidiary. Contributions relating to the plan were $247,000, $318,000, and $237,000 for 2006, 2005, and 2004, respectively. As of December 31, 2006 and 2005 the ESOP owned 484,190 and 513,549 shares of the Company’s common stock, respectively. The reduction in shares owned by the ESOP as of December 31, 2006 compared to December 31, 2005 reflects the distribution of shares to retiring and terminated employees during the year. The Company’s ESOP was leveraged until all debt was repaid on September 28, 2006. As of December 31, 2006, there was no outstanding debt related to the ESOP and there were no shares unallocated to the participants. The release of shares to be allocated to the participants was based on the proportionate reduction in principal paid during the period as a percentage of the principal amount of the debt as of the beginning of each year. As of December 31, 2005, the ESOP had 12,012 unallocated shares with a fair market value of $216,000. The amount of expense recognized on the allocation of shares to the participants was $125,000, $69,000 and 82,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company has a 401(k) plan for its employees whereby the Company matches 50 percent of employee contributions up to a maximum employee contribution of 6 percent of compensation. Contributions relating to the plan were $215,000 in 2006, $193,000 in 2005, and $189,000 in 2004.

The Company has also provided deferred compensation plans to certain executive officers, which provide for a series of payments to be made for a period of 10 or 15 years beginning at age 65. The present value of the future payments is being accrued over the respective employees remaining active service periods. The total expense related to these plans was $226,000, $321,000, and $161,000, for the years ended December 31, 2006, 2005, and 2004, respectively. The total deferred compensation liability was $1,860,000 and $1,670,000 as of December 31, 2006 and 2005, respectively.

17.  Regulatory Capital Requirements

The Company is subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total capital and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. As of December 31, 2006 and 2005, the Company and its subsidiary bank(s) were well capitalized under the regulatory framework. The Company and its bank subsidiary(s) actual capital amounts and ratios are also presented in the following table.

	Actual		Minimum for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands)
As of December 31, 2006:
Total capital (to risk-weighted assets):
Consolidated	$66,113	11.3%	$46,975	8.0%	N/A	N/A
MidWestOne Bank	62,975	10.8	46,525	8.0	$58,157	10.0%
Tier 1 capital (to risk-weighted assets):
Consolidated	$58,765	10.0%	$23,487	4.0%	N/A	N/A
MidWestOne Bank	55,697	9.6	23,263	4.0	$34,894	6.0%
Tier 1 capital (to average assets):
Consolidated	$58,765	8.2%	$21,404	3.0%	N/A	N/A
MidWestOne Bank	55,697	7.9	21,228	3.0	$35,381	5.0%

As of December 31, 2005:
Total capital (to risk-weighted assets):
Consolidated	$61,197	11.6%	$42,106	8.0%	N/A	N/A
MidWestOne Bank & Trust	26,737	10.0	21,324	8.0	$26,655	10.0%
Central Valley Bank	11,239	11.9	7,567	8.0	9,458	10.0
Pella State Bank	6,121	12.7	3,871	8.0	4,838	10.0
MidWestOne Bank	15,606	13.7	9,117	8.0	11,396	10.0
Tier 1 capital (to risk-weighted assets):
Consolidated	$54,618	10.4%	$21,053	4.0%	N/A	N/A
MidWestOne Bank & Trust	23,405	8.8	10,662	4.0	$15,993	6.0%
Central Valley Bank	10,057	10.6	3,783	4.0	5,675	6.0
Pella State Bank	5,516	11.4	1,935	4.0	2,903	6.0
MidWestOne Bank	14,247	12.5	4,559	4.0	6,838	6.0
Tier 1 capital (to average assets):
Consolidated	$54,618	8.3%	$19,784	3.0%	N/A	N/A
MidWestOne Bank & Trust	23,405	8.0	8,764	3.0	$14,606	5.0%
Central Valley Bank	10,057	8.0	3,770	3.0	6,284	5.0
Pella State Bank	5,516	8.6	1,920	3.0	3,201	5.0
MidWestOne Bank	14,247	8.3	5,135	3.0	8,559	5.0

18.  Business Segments

The Company has determined that it currently operates in three business segments. The determination of business segments is based on the differences in products and services of the various segments. These segments are commercial banking, investment brokerage and insurance brokerage. The commercial banking segment’s products and services consist primarily of taking deposits and making loans to customers. This activity is conducted in a consistent manner in all locations. The investment brokerage activity consists of offering financial planning and consultation services and the retail brokerage of investment securities to clients. Insurance brokerage involves the issuance of property and casualty insurance policies and the processing of claims for clients.

The Company’s wholly-owned subsidiary bank(s), MidWestOne Bank & Trust (“MBT”), Central Valley Bank (“CVB”), Pella State Bank (“PSB”) and MidWestOne Bank (“MWB”), were previously identified as reportable operating segments in accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Effective January 1, 2006, the Company’s subsidiary banks were merged into one bank. The information related to commercial banking is now reported as one business segment. Investment brokerage and insurance brokerage segment activity does not meet the quantitative threshold criteria and is included in the “Other” category.

The following table sets forth certain information about the reported profit or loss and assets for each of the Company’s reportable segments.

	MWB	Other	Total
	(in thousands)
At or for the year ended December 31, 2006:
Total interest income	$46,383	71	46,454
Total interest expense	19,909	1,300	21,209
Provision for loan losses	180	—	180
Total noninterest income	4,270	1,658	5,928
Other intangible asset amortization	184	105	289
Total other noninterest expense	17,977	3,193	21,170
Income tax expense (benefit)	4,116	(1,023)	3,093
Net income (loss)	8,287	(1,846)	6,441
Goodwill	12,976	429	13,405
Total assets	737,936	6,975	744,911
At or for the year ended December 31, 2005:
Total interest income	$39,028	1,052	40,080
Total interest expense	14,094	1,332	15,426
Provision for loan losses	368	100	468
Total noninterest income	3,263	1,165	4,428
Other intangible asset amortization	219	86	305
Total other noninterest expense	15,604	3,506	19,110
Income tax expense (benefit)	4,065	(954)	3,111
Net income (loss)	7,941	(1,853)	6,088
Goodwill	12,976	429	13,405
Total assets	667,855	8,477	676,332
At or for the year ended December 31, 2004:
Total interest income	$36,722	650	37,372
Total interest expense	12,394	976	13,370
Provision for loan losses	852	6	858
Total noninterest income	3,836	440	4,276
Other intangible asset amortization	276	32	308
Total other noninterest expense	15,568	2,637	18,205
Income tax expense (benefit)	3,949	(871)	3,078
Net income (loss)	7,519	(1,690)	5,829

19.  Dividend Restrictions

The Company derives a substantial portion of its cash flow, including that available for dividend payments to shareholders, from the Bank in the form of dividends received. The Bank is subject to certain statutory and regulatory restrictions that affect dividend payments. Based on minimum regulating guidelines as published by those regulators, the maximum dividends which could be paid by the Bank to the Company at December 31, 2006, without prior regulatory approval, approximated $8,577,000.

Under the terms of the Company’s notes payable, the Company is not allowed to pay dividends to its shareholders if it is in default (as defined by the loan agreement) or an event of default exists. The Company was not in default and no events of default existed as of December 31, 2006.

20.  Commitments and Contingencies

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, which include commitments to extend credit. The Company’s exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. As of December 31, 2006 and 2005, outstanding commitments to extend credit totaled approximately $90,290,000 and $79,755,000, respectively.

The Company had commitments to sell mortgage loans on the secondary market totaling $580,000 and $433,000 as of December 31, 2006 and 2005, respectively.

Commitments under standby letters of credit outstanding aggregated $2,495,000 and $3,750,000 as of December 31, 2006 and 2005, respectively. The Company does not anticipate any losses as a result of these transactions.

Certain facilities are leased under operating leases. Rental expense was $115,000, $116,000, and $88,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Future minimum rental commitments under noncancelable leases are as follows as of December 31, 2006:

Year ending December 31,	(in thousands)
2007	$104
2008	104
2009	105
2010	82
2011	29
Thereafter	78

Total	$502

The Company is involved in various legal actions and proceedings arising from the normal course of operations. Management believes, based upon known facts and the advice of legal counsel, that the ultimate liability, if any, not covered by insurance, arising from all legal actions and proceedings will not have a material adverse effect upon the consolidated financial position of the Company.

21.  MidWestOne Financial Group (Parent Company Only)

Balance Sheets

	December 31
	2006	2005
	(in thousands)
Assets:
Cash on deposit at bank subsidiary	$1,786	924
Cash at other institutions	56	109

Cash and cash equivalents	1,842	1,033
Investment equity securities	761	772
Loans	—	168
Investments in:
Bank subsidiaries	68,710	66,132
Bank-related subsidiaries	1,927	1,860
Premises and equipment	774	1,854
Cash surrender value of life insurance	3,399	3,701
Other assets	445	439

Total assets	$77,858	75,959

Liabilities and Shareholders’ Equity:
Notes payable	$4,050	6,100
Long-term debt	10,310	10,310
Accrued expenses payable and other liabilities	965	1,163

Total liabilities	15,325	17,573

Shareholders’ equity:
Common stock	24,564	24,564
Capital surplus	13,076	12,886
Treasury stock at cost	(17,099)	(16,951)
Retained earnings	42,447	38,630
Accumulated other comprehensive loss	(455)	(743)

Total shareholders’ equity	62,533	58,386

Total liabilities and shareholders’ equity	$77,858	75,959

Statements of Income

	Year ended December 31
	2006	2005	2004
	(in thousands)
Income:
Dividends from subsidiaries	$6,000	6,200	5,700
Interest income and discount on loan pool participations	—	996	590
Management, audit, and loan review fees	285	2,077	1,868
Other operating income	297	570	345

Total income	6,582	9,843	8,503

Expense:
Salaries and benefits expense	1,315	2,515	2,309
Interest on notes payable	373	583	428
Interest on long-term debt	927	748	548
Other operating expense	960	2,274	1,935

Total expense	3,575	6,120	5,220

Income before income tax benefit and equity in undistributed earnings of subsidiaries	3,007	3,723	3,283
Income tax benefit	(1,066)	(842)	(822)

Income before equity in undistributed earnings of subsidiaries	4,073	4,565	4,105
Equity in undistributed earnings of subsidiaries	2,368	1,523	1,724

Net income	$6,441	6,088	5,829

Statements of Cash Flows

	Year ended December 31
	2006	2005	2004
	(in thousands)
Cash flows from operating activities:
Net income	$6,441	6,088	5,829
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(2,368)	(1,523)	(1,724)
Depreciation and amortization	134	715	706
Investment securities gains	(1)	(83)	(2)
Stock-based compensation	259	—	—
Excess tax benefits related to stock options	(88)	—	—
Decrease (increase) in other assets	296	(165)	(2,069)
(Decrease) increase in other liabilities	(196)	336	196

Total adjustments	(1,964)	(720)	(2,893)

Net cash provided by operating activities	4,477	5,368	2,936

Cash flows from investing activities:
Proceeds from investment securities sales	8	123	17
Proceeds from investment securities maturities	—	—	65
Net decrease in loans	168	138	129
Purchases of loan pool participations	—	—	(646)
Principal recovery on sales of loan pool participations	—	2,115	142
Principal recovery on loan pool participations	—	1,308	2,403
Purchases of bank premises and equipment	(4)	(123)	(954)
Proceeds from sale of bank premises and equipment	950	—	—
Cash paid for the purchase of KCI	—	—	(450)
Cash paid for the purchase of Cook	—	(830)	—
Advances for bank-related subsidiary equity	—	(380)	(236)
Repayment of bank-related subsidiary equity	13	135	108

Net cash provided by investing activities	1,135	2,486	578

Cash flows from financing activities:
Advances on notes payable	450	2,600	2,200
Principal payments on notes payable	(2,500)	(6,200)	(1,500)
Excess tax benefits related to stock options	88	—	—
Dividends paid	(2,624)	(2,543)	(2,576)
Purchases of treasury stock	(1,298)	(2,374)	(2,144)
Proceeds from stock options exercised	956	842	876
ESOP shares allocated	125	69	82

Net cash used in financing activities	(4,803)	(7,606)	(3,062)

Net increase in cash and cash equivalents	809	248	452
Cash and cash equivalents at beginning of year	1,033	785	333

Cash and cash equivalents at end of year	$1,842	1,033	785

Supplemental disclosure of cash flow information:
Acquisitions:
Treasury stock reissued for the purchase of KCI	$—	—	115

Treasury stock reissued for the purchase of Cook	$—	82	—

22.  Quarterly Results of Operations

	Quarter Ended
	December	September	June	March
	(in thousands, except per share amounts)
2006:
Interest income	$12,036	11,926	11,214	11,278
Interest expense	6,075	5,630	5,016	4,488

Net interest income	5,961	6,296	6,198	6,790
Provision for loan losses	90	90	—	—
Noninterest income	1,561	1,326	1,602	1,439
Noninterest expense	5,420	5,390	5,315	5,334

Income before income taxes	2,012	2,142	2,485	2,895
Income taxes	591	696	830	976

Net income	$1,421	1,446	1,655	1,919

Net income per share—basic	$0.39	$0.40	$0.44	$0.52
Net income per share—diluted	$0.38	$0.38	$0.44	$0.51

2005:
Interest income	10,630	9,692	9,990	$9,768
Interest expense	4,378	3,954	3,615	3,479

Net interest income	6,252	5,738	6,375	6,289
Provision for loan losses	93	76	108	191
Noninterest income	1,187	1,156	1,091	994
Noninterest expense	4,869	5,047	5,049	4,450

Income before income taxes	2,477	1,771	2,309	2,642
Income taxes	831	590	778	912

Net income	1,646	1,181	1,531	$1,730

Net income per share—basic	$0.45	$0.31	$0.41	$0.46
Net income per share—diluted	$0.43	$0.31	$0.40	$0.45

Appendix A

EXECUTION

AGREEMENT AND PLAN OF MERGER

BETWEEN

ISB FINANCIAL CORP.

AND

MIDWESTONE FINANCIAL GROUP, INC.

SEPTEMBER 11, 2007

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of September 11, 2007, between ISB Financial Corp., an Iowa corporation (“ISBF”), and MidWestOne Financial Group, Inc., an Iowa corporation (“MidWestOne”).

RECITALS

A. The Boards of Directors of MidwestOne and ISBF have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which MidWestOne and ISBF will affiliate in a merger of equals transaction (the “Merger”) with ISBF being the surviving corporation (the “Surviving Corporation”).

B. The Boards of Directors of MidWestOne and ISBF have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals.

C. Pursuant to the terms of this Agreement, each outstanding share of the common stock of MidWestOne, $5.00 par value per share (“MidWestOne Common Stock”), shall be converted at the effective time of the Merger into the right to receive shares of common stock of ISBF, $1.00 par value per share (“ISBF Common Stock”), as provided in this Agreement.

D. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

E. The parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Code (as defined below), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a) “Acquisition Transaction” means, with respect to MidWestOne or ISBF, any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either MidWestOne or ISBF, respectively, or any significant subsidiary, as defined in Rule 1.2 of Regulation S-X of the SEC (a “Significant Subsidiary”), of MidWestOne or ISBF; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either MidWestOne or ISBF or any Significant Subsidiary of such Person; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing 20% or more of the voting power of either MidWestOne or ISBF or any

Significant Subsidiary of either; (iv) a tender or exchange offer to acquire securities representing 20% or more of the voting power of MidWestOne or ISBF; (v) a public proxy or consent solicitation made to shareholders of MidWestOne or ISBF seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of MidWestOne or ISBF; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to MidWestOne or ISBF or their respective shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

(b) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(c) “Bank Merger” means the merger of MidWestOne Bank and ISBF Bank-B with and into, and under the charter of, ISBF Bank-A.

(d) “Business Day” means any day on which the trading of stock occurs on the Nasdaq Global Market.

(e) “Call Reports” means the quarterly reports of income and condition required to be filed with the FDIC.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger; (iii) the performance by ISBF and MidWestOne of their respective covenants and obligations under this Agreement; and (iv) ISBF’s issuance of shares of ISBF Common Stock pursuant to the Registration Statement in exchange for shares of MidWestOne Common Stock.

(h) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(i) “Control”, “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25 percent or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(j) “CRA” means the Community Reinvestment Act, as amended.

(k) “Division” means the Iowa Division of Banking.

(l) “IBCA” means the Iowa Business Corporation Act, as amended.

(m) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “FDIC” means the Federal Deposit Insurance Corporation.

(p) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(q) “GAAP” means generally accepted accounting principles in the United States, consistently applied.

(r) “ISBF Bank-A” means Iowa State Bank & Trust Company, an Iowa chartered commercial bank with its main office located in Iowa City, Iowa, and a wholly-owned subsidiary of ISBF.

(s) “ISBF Bank-B” means First State Bank, an Iowa chartered commercial bank with its main office located in Conrad, Iowa, and a wholly-owned subsidiary of ISBF.

(t) “ISBF CEO” means Charles N. Funk.

(u) “ISBF Chairman” means W. Richard Summerwill.

(v) “ISBF CLO” means Kent Jehle.

(w) “ISBF Foundation” means the Iowa State Bank & Trust Company Foundation, an Iowa nonprofit corporation.

(x) “ISBF Pension Plan” means the ISB Financial Corp. Pension Plan.

(y) “ISBF Stock Option Plan” means the ISB Financial Corp. Stock Option Plan.

(z) “ISBF Subsidiary” means any Subsidiary of ISBF, including each ISBF Subsidiary Bank.

(aa) “ISBF Subsidiary Banks” means, collectively, ISBF Bank-A and ISBF Bank-B.

(bb) “ISBF Transactional Expenses” means all transaction costs of ISBF necessary to consummate the Contemplated Transactions, including the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by ISBF in connection with this Agreement and the Contemplated Transactions, ISBF’s costs of preparing, printing and mailing the Proxy Statement-Prospectus and all other non-payroll related costs and expenses in each case incurred or to be incurred by ISBF through the Effective Time in connection with this Agreement and the Contemplated Transactions, excluding, however, all payments and expenses associated with the acceleration of payment of compensation (including severance benefits, allocation and vesting under any employee stock ownership plan, stock option plans, retention plans, deferred compensation agreements or any other ISBF Benefit Plan) caused by the transactions contemplated by this Agreement.

(cc) “Knowledge” shall mean, assuming due inquiry under the facts or circumstances, the actual knowledge of the executive officers of ISBF or MidWestOne, as the context requires.

(dd) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(ee) “MidWestOne Bank” means MidWestOne Bank, an Iowa chartered commercial bank with its main office located in Oskaloosa, Iowa, and a wholly-owned subsidiary of MidWestOne.

(ff) “MidWestOne CFO” means David A. Meinert.

(gg) “MidWestOne ESOP” means the MidWestOne Financial Group, Inc. Employee Stock Ownership Plan & Trust.

(hh) “MidWestOne Restricted Stock” means each of the 12,525 shares of restricted MidWestOne Common Stock granted to a Person by MidWestOne under the MidWestOne Stock Incentive Plans prior to the date of this Agreement that is outstanding on the date hereof.

(ii) “MidWestOne SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by MidWestOne with the SEC.

(jj) “MidWestOne Stock Incentive Plans” means the 1998 Stock Incentive Plan and the 2006 Stock Incentive Plan.

(kk) “MidWestOne Stock Option” means each of the 476,076 stock options granted to a Person by MidWestOne, under the MidWestOne Stock Incentive Plans or otherwise, prior to the date of this Agreement that is outstanding on the date hereof.

(ll) “MidWestOne Subsidiary” means any Subsidiary of MidWestOne, including MidWestOne Bank, Cook & Son Agency, Inc. and MidWestOne Investment Services, Inc.

(mm) “MidWestOne Transactional Expenses” means all transaction costs of MidWestOne necessary to consummate the Contemplated Transactions, including the aggregate expenses of attorneys, accountants,

consultants, financial advisors and other professional advisors incurred by MidWestOne in connection with this Agreement and the Contemplated Transactions, MidWestOne’s costs of preparing, printing and mailing the Proxy Statement-Prospectus and all other non-payroll related costs and expenses in each case incurred or to be incurred by MidWestOne through the Effective Time in connection with this Agreement and the Contemplated Transactions, excluding, however, all payments and expenses associated with the acceleration of payment of compensation (including severance benefits, allocation and vesting under any employee stock ownership plan, stock option plans, retention plans, deferred compensation agreements or any other MidWestOne Benefit Plan) caused by the transactions contemplated by this Agreement.

(nn) “Material Adverse Effect” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from (A) changes in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes in GAAP or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to MidWestOne or ISBF or their respective Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the announcement of this Agreement and the transactions contemplated hereby, and (F) any outbreak of major hostilities in which the United States is involved or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories or diplomatic or consular offices or upon any military installation or personnel of the United States.

(oo) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(pp) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(qq) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(rr) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over MidWestOne, ISBF, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, the SEC, the Federal Reserve, the FDIC and the Division.

(ss) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(tt) “SEC” means the Securities and Exchange Commission.

(uu) “Securities Act” means the Securities Act of 1933, as amended.

(vv) “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

(ww) “Tax” means any tax (including, without limitation, any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(xx) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(yy) “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

(zz) In addition to the terms defined above, the following terms are defined elsewhere in this Agreement:

Term (A – L)	Section Reference	Term (M – Z)	Section Reference
Agreement	Preamble	MidWestOne	Preamble
Article 4 Standard	ARTICLE 4	MidWestOne Affiliate	Section 6.8
Article 5 Standard	ARTICLE 5	MidwestOne Bank Shares	Section 4.6
BHCA	Section 4.1	MidWestOne Base Termination Fee	Section 11.4
Certificates	Section 3.2(a)	MidWestOne Benefit Plans	Section 4.14(a)
Closing	Section 2.2(a)	MidWestOne Common Stock	Recital C
Closing Date	Section 2.2(a)	MidWestOne Directors	Section 2.6
Confidentiality Agreement	Section 6.1(b)	MidWestOne ERISA Affiliate	Section 4.14(a)
Effective Time	Section 2.2(b)	MidwestOne Financial Statements	Section 4.7(c)
Environment	Section 4.21	MidWestOne Loans	Section 4.11
Environmental Laws	Section 4.21	MidWestOne Schedules	Section 1.2(b)
Exchange Agent	Section 3.2(a)	Merger	Recital A
Exchange Ratio	Section 3.1(b)	Nasdaq Rules	Section 4.4
Exchange Shares	Section 3.1(b)	New Option	Section 3.4(a)
FDI Act	Section 4.4	Owner	Section 1.1(vv)
Hazardous Materials	Section 4.21	Options; Restricted Stock	Section 3.4
Insurance Expense Cap	Section 7.10	Proxy Statement-Prospectus	Section 8.2
Intellectual Property Assets	Section 4.18(g)	Registration Statement	Section 8.2
Iowa Banking Act	Section 4.4	Schedules	Section 1.2(b)
Iowa Statutes	Section 4.4	Significant Subsidiary	Section 1.1(a)
ISBF	Preamble	Subsequent ISBF Financial Statements	Section 7.4

Term (A – L)	Section Reference	Term (M – Z)	Section Reference
ISBF Base Termination Fee	Section 11.3	Subsequent MidWestOne Financial Statements	Section 6.4
ISBF Benefit Plans	Section 5.14(a)	Subsequent MidWestOne SEC Reports	Section 6.4
ISBF Common Stock	Recital C	Superior ISBF Proposal	Section 11.1(i)
ISBF Directors	Section 2.6	Superior MidWestOne Proposal	Section 11.1(j)
ISBF ERISA Affiliate	Section 5.14(a)	Surviving Corporation	Recital A
ISBF Financial Statements	Section 5.7(b)	Termination Date	Section 11.1(f)
ISBF Loans	Section 5.11	Unsolicited ISBF Proposal	Section 7.6
ISBF Schedules	Section 1.2(b)	Unsolicited MidwestOne Proposal	Section 6.6
ISBF Subsidiary Bank Shares	Section 5.6
Letter of Transmittal	Section 3.2(a)

Section 1.2 Principles of Construction.

(a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Standard Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b) The schedules of each of MidWestOne and ISBF referred to in this Agreement (the “MidWestOne Schedules” and the “ISBF Schedules,” respectively, and collectively the “Schedules”) shall consist of the agreements and other documentation described and referred to in this Agreement with respect to such party, which Schedules were delivered by each of MidWestOne and ISBF to the other before the date of this Agreement. Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, to the extent that it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE 2

THE MERGER

Section 2.1 The Merger. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the IBCA, at the Effective Time (as defined below), MidWestOne shall be merged with and into ISBF pursuant to the provisions of, and with the effects provided in, the IBCA, the separate corporate existence of MidWestOne shall cease and ISBF will be the Surviving Corporation. As a result of the Merger, each share of MidWestOne Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of ISBF Common Stock as provided in Section 3.2.

Section 2.2 Effective Time; Closing.

(a) Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to ISBF and MidWestOne, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m. on the date that is five (5) Business Days after the latest to occur of the receipt of all required approvals or consents of the Regulatory Authorities for the Contemplated Transactions, the expiration of all statutory waiting periods relating to such regulatory approvals and the receipt of the approvals of the shareholders of ISBF and MidWestOne, or at such other time and place as MidWestOne and ISBF may agree in writing (the “Closing Date”). Subject to the provisions of Article 11, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) The parties hereto agree to file on the Closing Date an appropriate articles of merger, as contemplated by Section 490.1106 of the IBCA, with the Secretary of State of the State of Iowa. The Merger shall be effective upon the close of business on the day the articles of merger has been duly filed with and accepted by the Secretary of State of the State of Iowa (the “Effective Time”).

Section 2.3 Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 490.1107 of the IBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of ISBF and MidWestOne shall be vested in the Surviving Corporation, and all debts, liabilities and duties of ISBF and MidWestOne shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Name. The name of the Surviving Corporation shall be “MidWestOne Financial Group, Inc.”

Section 2.5 Amended and Restated Articles of Incorporation. ISBF and MidWestOne agree to cause to be filed on the Closing Date with the Secretary of State of the State of Iowa an amendment and restatement of the articles of incorporation of ISBF, as amended to date, substantially in the form attached as Exhibit A, and such amended and restated articles of incorporation shall from and after the Effective Time represent the articles of incorporation of the Surviving Corporation until further amended as provided by law.

Section 2.6 Bylaws. Prior to the Effective Time, ISBF shall take all actions necessary to adopt the amendment to the Bylaws of ISBF substantially in the form set forth in Exhibit B-1, effective as of the Effective

Time. On or prior to the Effective Time, the Board of Directors of ISBF shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be fixed at twelve. Of the members of the initial Board of Directors of the Surviving Corporation at the Effective Time, not more than six shall be current ISBF directors designated by ISBF (the “ISBF Directors”), and not more than six shall be current MidWestOne directors designated by MidWestOne (the “MidWestOne Directors”); it being understood and agreed that the Board of Directors shall be split evenly between ISBF and MidWestOne Directors until at least the second annual meeting of shareholders of the Surviving Corporation after the Effective Time. No other directors or employees of ISBF or MidWestOne shall be designated to serve on the Board of Directors of the Surviving Corporation at the Effective Time. The ISBF Directors and MidWestOne Directors will be split equally among the three classes of directors to serve staggered terms. The bylaws of ISBF, as amended by the amendment contained in Exhibit B-1 and in the form attached hereto as Exhibit B-2, shall from and after the Effective Time be the bylaws of the Surviving Corporation until further amended as provided by law.

Section 2.7 Directors and Officers. From and after the Effective Time, the directors and executive officers of the Surviving Corporation, including committees of the board of directors, shall be as set forth in Exhibit C, with four (4) members in each of Classes I, II and III of the Surviving Corporation’s board of directors. MidWestOne and ISBF shall each initially designate two (2) members of each class of the Surviving Corporation’s board of directors. Such directors and executive officers shall serve until their successors shall have been elected or appointed and shall have qualified in accordance with the IBCA and the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.8 ISBF’s Deliveries at Closing. At the Closing, ISBF shall deliver or cause to be delivered the following items to or on behalf of ISBF:

(a) evidence of the delivery by ISBF or its agents to the Exchange Agent (as defined below) of: (i) certificates representing the number of shares of ISBF Common Stock to be issued in exchange for the shares of MidWestOne Common Stock pursuant to the terms of this Agreement; and (ii) an aggregate amount of cash equal to the total fractional shares of ISBF Common Stock that former holders of MidWestOne Common Stock would be entitled to receive;

(b) a certificate of standing for ISBF issued by the Secretary of State of the State of Iowa and dated not more than five (5) Business Days prior to the Closing Date;

(c) a copy of the articles of incorporation of ISBF certified not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Iowa;

(d) a certificate of the Secretary or any Assistant Secretary of ISBF dated the Closing Date certifying a copy of the bylaws of ISBF and stating that there have been no further amendments to the articles of incorporation of ISBF delivered pursuant to the immediately preceding paragraph of this Section;

(e) copies of resolutions of the board of directors and shareholders of ISBF authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of ISBF;

(f) a certificate of standing for each ISBF Subsidiary Bank issued by the Division and dated not more than five (5) Business Days prior to the Closing Date;

(g) a copy of the charter of each ISBF Subsidiary Bank certified not more than five (5) Business Days prior to the Closing Date by the Division;

(h) a certificate of the Secretary of each ISBF Subsidiary Bank dated the Closing Date certifying a copy of the bylaws of the respective ISBF Subsidiary Bank and stating that there have been no further amendments to the charter of such ISBF Subsidiary Bank delivered pursuant to the immediately preceding paragraph of this Section;

(i) a certificate executed by ISBF dated the Closing Date stating that: (i) all of the representations and warranties of ISBF set forth in this Agreement are true and correct in accordance with the Article 5 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) ISBF has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, ISBF shall have performed and complied in all respects with such covenants and obligations;

(j) copies of resolutions of the board of directors and shareholders of ISBF authorizing and approving the ISBF 2008 Equity Incentive Plan;

(k) a copy of the tax opinion described in Section 9.11; and

(l) such other documents as MidWestOne may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to MidWestOne and its counsel.

Section 2.9 MidWestOne’s Deliveries at Closing. At the Closing, MidWestOne shall deliver the following items to ISBF:

(a) a certificate of standing for MidWestOne issued by the Secretary of State of the State Iowa and dated not more than ten Business Days prior to the Closing Date;

(b) a copy of the articles of incorporation of MidWestOne certified not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Iowa;

(c) a certificate of the Secretary or any Assistant Secretary of MidWestOne dated the Closing Date certifying a copy of the bylaws of MidWestOne and stating that there have been no further amendments to the articles of incorporation of MidWestOne delivered pursuant to the immediately preceding paragraph of this Section;

(d) copies of resolutions of the board of directors and shareholders of MidWestOne authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of MidWestOne;

(e) a certificate of standing for MidWestOne Bank issued by the Division and dated not more than five (5) Business Days prior to the Closing Date;

(f) a copy of the charter of MidWestOne Bank certified by the Division and dated not more than five (5) Business Days prior to the Closing Date;

(g) a certificate of the Secretary of MidWestOne Bank dated the Closing Date certifying a copy of the bylaws of MidWestOne Bank and stating that there have been no further amendments to the charter of MidWestOne Bank delivered pursuant to the immediately preceding paragraph of this Section;

(h) a certificate executed by MidWestOne dated the Closing Date stating that: (i) all of the representations and warranties of MidWestOne set forth in this Agreement are true and correct in accordance with the Article 4 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) MidWestOne has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, MidWestOne shall have performed and complied in all respects with such covenants and obligations;

(i) a list of all holders of MidWestOne Common Stock as of the Closing Date and a list of all Persons as of the Closing Date who, to the Knowledge of MidWestOne, have the right at any time to acquire shares of MidWestOne Common Stock, certified in each case by the Secretary or any Assistant Secretary of MidWestOne;

(j) a copy of the tax opinion described in Section 10.10; and

(k) such other documents as ISBF may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to ISBF and its counsel.

Section 2.10 Bank Merger. The parties understand that it is the present intention of ISBF at or after the Effective Time to effect the Bank Merger. ISBF and MidWestOne agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger, subject to the consummation of, and to be effective concurrently with, the Merger or as soon as practicable thereafter. The resulting bank shall be ISBF Bank-A; provided, however, that the name of the resulting bank will be “MidWestOne Bank.” In furtherance of such agreement, each of ISBF and MidWestOne agrees:

(a) respectively, to cause the board of directors of MidWestOne Bank and each ISBF Subsidiary Bank to approve the Bank Merger and to submit the same to its respective sole shareholder for approval;

(b) respectively, to vote the shares of stock of MidWestOne Bank and each ISBF Subsidiary Bank owned by them in favor of the Bank Merger; and

(c) to take, or cause to be taken, all steps necessary to consummate the Bank Merger at the Effective Time or as soon thereafter as reasonably practicable.

The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type. Notwithstanding anything contained herein to the contrary: (x) the Bank Merger will be effective no earlier than the Effective Time (and in any event after the Merger); and (y) none of ISBF’s or MidWestOne’s actions in connection with the Bank Merger will unreasonably interfere with any of the operations of MidWestOne, MidWestOne Bank, ISBF or either ISBF Subsidiary Bank prior to the Effective Time. The individuals identified on Exhibit C shall constitute the board of directors of the bank surviving the Bank Merger.

Section 2.11 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither ISBF nor MidWestOne by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

ARTICLE 3

CONVERSION OF SECURITIES IN THE MERGER

Section 3.1 Manner of Merger.

(a) By virtue of the Merger and without any action on the part of ISBF, each share of ISBF Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall thereafter represent one share of stock of the Surviving Corporation.

(b) Subject to the provisions of this Article, by virtue of the Merger and without any action on the part of ISBF or MidWestOne, or the holder of any MidWestOne Common Stock, each share of MidWestOne

Common Stock issued and outstanding immediately prior to the Effective Time, shall become and automatically be converted into 0.95 shares of ISBF Common Stock (the “Exchange Ratio”), and shall thereafter represent the right to receive and be exchangeable for such number of shares, rounded to the nearest thousandth of a share of ISBF Common Stock (the “Exchange Shares”); provided, however, that all shares of MidWestOne Common Stock held by MidWestOne as treasury stock shall not be converted into shares of ISBF Common Stock, but instead shall be canceled as a result of the Merger.

(c) After the Effective Time, no holder of MidWestOne Common Stock that is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such MidWestOne Common Stock except to receive shares of ISBF Common Stock for the shares of MidWestOne Common Stock converted as provided in this Section, plus an amount in cash, as provided below, for any fractional share of ISBF Common Stock that such holder would have been entitled to receive.

(d) If, subject to Section 7.14, ISBF declares a stock dividend, stock split or other general distribution of ISBF Common Stock to holders of ISBF Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split or distribution occurs at any time after the date of this Agreement and prior to the Closing, then the Exchange Ratio shall be adjusted by multiplying it by a fraction: (i) the numerator of which shall be the total number of shares of ISBF Common Stock outstanding immediately after such dividend, split or distribution; and (ii) the denominator of which shall be the total number of shares of ISBF Common Stock outstanding immediately prior to such dividend, split, or distribution. Notwithstanding the foregoing, and subject to Section 7.14, no adjustment shall be made to the Exchange Ratio in the event of the issuance of additional shares of ISBF Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of ISBF pursuant to the ISBF Stock Option Plans, or ISBF’s qualified and non-qualified retirement plans.

(e) If, subject to Section 6.12, MidWestOne declares a stock dividend, stock split or other general distribution of MidWestOne Common Stock to holders of MidWestOne Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split or distribution occurs at any time after the date of this Agreement and prior to the Closing, then the Exchange Ratio shall be adjusted by multiplying it by a fraction: (i) the numerator of which shall be the total number of shares of MidWestOne Common Stock outstanding immediately prior to such dividend, split or distribution; and (ii) the denominator of which shall be the total number of shares of MidWestOne Common Stock outstanding immediately after such dividend, split, or distribution. Notwithstanding the foregoing, and subject to Section 6.12, no adjustment shall be made to the Exchange Ratio in the event of the issuance of additional shares of MidWestOne Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of MidWestOne pursuant to the MidWestOne Stock Incentive Plan, or MidWestOne’s qualified and non-qualified retirement plans.

Section 3.2 Steps of Transaction.

(a) The parties shall mutually select a Person to serve as exchange agent (the “Exchange Agent”) for the parties to effect the surrender of certificates representing outstanding shares of MidWestOne Common Stock (the “Certificates”) in exchange for ISBF Common Stock and/or cash in redemption of fractional shares. The Exchange Agent shall serve under the terms of an exchange agent agreement reasonably acceptable to both parties. As soon as reasonably practicable after the Effective Time, but in any event, no later than five (5) Business Days after the Effective Time, the Exchange Agent shall mail or cause to be mailed to each then current holder of record of a Certificate or Certificates a form of transmittal letter (the “Letter of Transmittal”) providing instructions for the transmittal of the Certificates and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and a bond in a form reasonably acceptable to the Surviving Corporation).

(b) The Surviving Corporation shall cause the Exchange Agent to deliver promptly to each holder of MidWestOne Common Stock who submits a properly completed Letter of Transmittal accompanied by the Certificates covered by such Letter of Transmittal: (i) certificates representing the number of whole shares of ISBF Common Stock into which the shares of MidWestOne Common Stock previously represented by the Certificates so surrendered were converted; plus (ii) an amount in cash, as provided below, for any fractional share of ISBF Common Stock that such holder would have been entitled to receive.

(c) Within forty-five (45) days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to send to each holder of record of MidWestOne Common Stock immediately prior to the Effective Time who has not previously submitted his or her Certificates an additional Letter of Transmittal for use in surrendering Certificates to the Exchange Agent and instructions for use in effecting such surrender in exchange for shares of ISBF Common Stock and cash for any fractional shares.

(d) No dividends or other distributions declared after the Effective Time with respect to ISBF Common Stock and payable in respect of shares of MidWestOne Common Stock held by any former shareholder of record of MidWestOne shall be paid to a former shareholder of MidWestOne who holds any unsurrendered Certificate with respect to MidWestOne Common Stock until the shareholder shall surrender the Certificate. Until so surrendered and exchanged, each outstanding Certificate shall for all purposes, including the exercise of voting rights, but not including the payment of dividends or other distributions, if any, in respect of shares of MidWestOne Common Stock held by former holders of record of shares of MidWestOne Common Stock, represent the shares of ISBF Common Stock into and for which such shares have been so converted; provided, however, that upon surrender of a Certificate, there shall be paid to the record holder or holders of the Certificate, the amount, without interest thereon, of such dividends and other distributions, if any, which previously have become payable with respect to the number of whole shares of ISBF Common Stock represented by such Certificate.

(e) No fractional shares of ISBF Common Stock shall be issued upon the surrender for exchange of Certificates; no dividend or distribution of ISBF shall relate to any fractional share interest; and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of ISBF. Instead, each holder of shares of MidWestOne Common Stock having a fractional interest in shares of ISBF Common Stock arising upon the conversion of such shares of MidWestOne Common Stock shall, at the time of surrender of the Certificates, be paid by the Surviving Corporation an amount in cash, without interest thereon, determined by multiplying such fractional share of ISBF Common Stock by the average of the closing sale prices of ISBF Common Stock for the ten (10) trading days immediately preceding the date of this Agreement.

(f) All shares of ISBF Common Stock, and any required cash payments for fractional shares, into and for which shares of MidWestOne Common Stock shall have been converted and exchanged pursuant to this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted and exchanged shares of MidWestOne Common Stock.

(g) At the Effective Time, MidWestOne shall deliver to the Exchange Agent a certified copy of a list of its shareholders. Immediately prior to the Effective Time, there shall be no further registration or transfers on the stock transfer books of MidWestOne of the outstanding shares of MidWestOne Common Stock. If, after the Effective Time, Certificates representing shares of MidWestOne Common Stock are presented to the Exchange Agent or ISBF, they shall be canceled and converted into shares of ISBF Common Stock as provided in this Agreement.

(h) If a certificate representing shares of ISBF Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Corporation any transfer or other Taxes required by reason of the issuance of a certificate representing shares of ISBF Common Stock in any name other than that of the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not payable.

Section 3.3 Tax Free Reorganization. The parties to this Agreement intend for the Merger to qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code. Neither

MidWestOne, any MidWestOne Subsidiary, ISBF nor any ISBF Subsidiary will take (or omit to take) any action, whether before or after the Effective Time, which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, and none of the parties shall file any Tax Return or take any position inconsistent therewith, except as required pursuant to any Legal Requirement.

Section 3.4 Options; Restricted Stock.

(a) Subject to the provisions of this Agreement, at the Effective Time, the Surviving Corporation shall assume the MidWestOne Stock Option Plans and each outstanding MidWestOne Stock Option shall be deemed to constitute an option (a “New Option”) to purchase, on the same terms and conditions, including continued vesting, as were applicable under the terms of the MidWestOne Stock Incentive Plan under which the MidWestOne Stock Option was granted and the applicable award agreement thereunder, such number of shares of ISBF Common Stock and at such an exercise price per share as determined as follows:

(i) Number of Shares. The number of shares of ISBF Common Stock subject to a New Option shall be equal to (A) the number of shares of MidWestOne Common Stock purchasable upon exercise of the MidWestOne Stock Option multiplied by, (B) the Exchange Ratio, the product being rounded down to the nearest whole share; and

(ii) Exercise Price. The exercise price per share of the ISBF Common Stock purchasable upon exercise of a New Option shall be equal to (A) the exercise price per share of MidWestOne Common Stock under the MidWestOne Stock Option divided by, (B) the Exchange Ratio, the quotient being rounded up to the nearest cent.

For the avoidance of doubt, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code.

(b) Subject to the provisions of this Agreement, at the Effective Time, each outstanding ISBF Stock Option shall continue to constitute an option to purchase, on the same terms and conditions as were applicable under the terms of the ISBF Stock Option Plan under which the ISBF Stock Option was granted and the applicable award agreement thereunder, the same number of shares of ISBF Common Stock at the same exercise price per share.

(c) Prior to the Effective Time, ISBF shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of ISBF Common Stock to provide for the satisfaction of its obligations with respect to the New Options. As soon as practicable after the date of this Agreement, but in no event later than the Effective Time, ISBF shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the ISBF Common Stock issuable upon exercise of the New Options and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Options remain outstanding.

(d) Prior to the Effective Time, MidWestOne shall take all action necessary (including causing the board of directors or any committee thereof to take such actions as are allowed by the MidWestOne Stock Incentive Plan) to provide that each share of MidWestOne Restricted Stock that is outstanding immediately prior to the Effective Time shall vest upon the Effective Time and become free of all restrictions. At the Effective Time, each share of MidWestOne Restricted Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Exchange Shares as provided in and in accordance with the terms set forth in Section 3.1.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MIDWESTONE

No representation or warranty of MidWestOne contained in Article 4 (other than the representations and warranties contained in (i) Sections 4.5 and 4.6, which shall be true in all material respects with respect to it, and (ii) Sections 4.3(a) and 4.4(a), which shall be true and correct in all respects) will be deemed untrue or incorrect, and MidWestOne will not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article 4 has had or is reasonably likely to have a Material Adverse Effect on MidWestOne on a consolidated basis (the “Article 4 Standard”). MidWestOne hereby represents and warrants to ISBF as follows:

Section 4.1 MidWestOne Organization. MidWestOne: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a financial holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a financial holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the articles of incorporation and bylaws of MidWestOne and all amendments thereto set forth in the MidWestOne SEC Reports are complete and correct. MidWestOne has no Subsidiaries other than MidWestOne Bank, except as set forth in the MidWestOne SEC Reports.

Section 4.2 MidWestOne Subsidiary Organization. MidWestOne Bank is an Iowa commercial bank duly organized, validly existing and in good standing under the laws of the State of Iowa. Each other MidWestOne Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each MidWestOne Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The copies of the charter (or similar organizational documents) and bylaws of each MidWestOne Subsidiary and all amendments thereto set forth on Schedule 4.2 are complete and correct.

Section 4.3 Authorization; Enforceability.

(a) MidWestOne has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by MidWestOne, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of MidWestOne enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b) Except for ordinary corporate requirements to approve this Agreement and the transactions contemplated herein, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of MidWestOne or any MidWestOne Subsidiary: (i) prohibits or restricts MidWestOne’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject MidWestOne to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of MidWestOne has unanimously approved the execution of, and performance by MidWestOne of its obligations under, this Agreement.

Section 4.4 No Conflict. Except as set forth on Schedule 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or shareholders of, MidWestOne or any MidWestOne Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which MidWestOne or any MidWestOne Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the Federal Deposit Insurance Act, as amended (the “FDI Act”), the BHCA, the Securities Act, the Exchange Act, the IBCA, the laws of the State of Iowa (the “Iowa Statutes”), including the Iowa Banking Act (the “Iowa Banking Act”), and the listing rules of the Nasdaq Global Market (the “Nasdaq Rules”); (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which MidWestOne or any MidWestOne Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by MidWestOne or any MidWestOne Subsidiary. Except for the approvals referred to on Schedule 4.4 or in Section 8.1 and the requisite approval of its shareholders, neither MidWestOne nor any MidWestOne Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5 MidWestOne Capitalization.

(a) The authorized capital stock of MidWestOne currently consists exclusively of 20,000,000 shares of MidWestOne Common Stock, of which, on the date of this Agreement: (i) 3,695,625 shares are duly issued and outstanding, fully paid and non-assessable; and (ii) 1,217,224 shares are held in the treasury of MidWestOne.

(b) None of the shares of MidWestOne Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. To the Knowledge of MidWestOne and except as disclosed in this Agreement or on the MidWestOne Schedules, none of the shares of authorized capital stock of MidWestOne are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement, disclosed in any MidWestOne SEC Report filed prior to the date of this Agreement or as set forth on Schedule 4.5, (x) there are, as of the date of this Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating MidWestOne or any MidWestOne Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of MidWestOne or any MidWestOne Subsidiary, and (y) MidWestOne is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of MidWestOne. Since December 31, 2004, except as disclosed in or permitted by this Agreement, disclosed in any MidWestOne SEC Report filed prior to the date of this Agreement or as provided on Schedule 4.5, no shares of MidWestOne Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by MidWestOne or any MidWestOne Subsidiary and no dividends or other distributions payable in any equity securities of MidWestOne or any MidWestOne Subsidiary have been declared, set aside, made or paid to the shareholders of MidWestOne.

Section 4.6 MidWestOne Subsidiary Capitalization. The authorized capital stock of MidWestOne Bank consists, and immediately prior to the Effective Time, will consist exclusively of 54,000 shares of capital stock, $5.00 par value per share (the “MidWestOne Bank Shares”), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as disclosed in any MidWestOne SEC Report filed prior to the date of this Agreement or set forth on Schedule 4.6,

MidWestOne is, and will be on the Closing Date, the record and beneficial owner of 100% of the MidWestOne Bank Shares and all of the issued and outstanding shares of capital stock of each other MidWestOne Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as set forth on Schedule 4.6, the MidWestOne Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right inconsistent with this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any MidWestOne Subsidiary, except for such rights held exclusively by MidWestOne or as disclosed in any MidWestOne SEC Report filed prior to the date of this Agreement. There are no outstanding securities of any MidWestOne Subsidiary that are convertible into or exchangeable for any shares of such MidWestOne Subsidiary’s capital stock, except for such rights held exclusively by MidWestOne or as disclosed in any MidWestOne SEC Report filed prior to the date of this Agreement, and no MidWestOne Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such MidWestOne Subsidiary. Neither MidWestOne nor any MidWestOne Subsidiary owns or has any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except for the capital stock of MidWestOne Bank, as disclosed in any MidWestOne SEC Report filed prior to the date of this Agreement or as set forth on Schedule 4.6.

Section 4.7 MidWestOne SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a) MidWestOne has timely filed all MidWestOne SEC Reports and all such MidWestOne SEC Reports have complied as to form in all respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Exchange Act. The MidWestOne SEC Reports were prepared in accordance with the requirements of applicable Legal Requirements. As of their respective filing dates, none of the MidWestOne SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(b) (i) MidWestOne has previously made available to ISBF true, correct and complete copies of all MidWestOne SEC Reports filed on or after January 1, 2004; and (ii) true, correct and complete copies of the following financial statements and reports are included on Schedule 4.7: Call Reports for MidWestOne Bank as of the close of business on December 31, 2004, 2005 and 2006, and on June 30, 2007.

(c) The financial statements presented in the MidWestOne SEC Reports referred to in clause (b)(i) above have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The reports described in clause (b)(ii) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements presented in the MidWestOne SEC Reports referred to in clause (b)(i) above and described in clause (b)(ii) above (collectively, the “MidWestOne Financial Statements”) are complete and correct in all respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of MidWestOne and the MidWestOne Subsidiaries at the respective dates of and for the periods referred to in the MidWestOne Financial Statements, subject to normal year-end audit adjustments in the case of unaudited MidWestOne Financial Statements.

(d) MidWestOne has complied in all material respects with (i) the applicable provisions of the Exchange Act, including the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, as amended, and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

(e) MidWestOne and each MidWestOne Subsidiary have filed all forms, reports and documents required to be filed with the FDIC, the Federal Reserve Board, the Division and any other applicable federal or state securities or banking authorities. Such forms, reports and documents (x) complied as to form with the requirements of applicable Legal Requirements; and (y) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 4.8 Books and Records. The books of account, minute books, stock record books and other records of MidWestOne and each MidWestOne Subsidiary are complete and correct in all respects and have been maintained in accordance with MidWestOne’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of MidWestOne and each MidWestOne Subsidiary contain accurate and complete records in all respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of MidWestOne and the MidWestOne Subsidiaries.

Section 4.9 Title to Properties. MidWestOne and each MidWestOne Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent MidWestOne Financial Statement or on Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the MidWestOne Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the ordinary course of business consistent with past practice; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth on Schedule 4.9, MidWestOne and each MidWestOne Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. All buildings and structures owned by MidWestOne and each MidWestOne Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person

Section 4.10 Condition and Sufficiency of Assets. The buildings, structures and equipment of MidWestOne and each MidWestOne Subsidiary are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. The real property, buildings, structures and equipment owned or leased by MidWestOne and each MidWestOne Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that MidWestOne or any MidWestOne Subsidiary purport to own or lease are sufficient for the continued conduct of the business of MidWestOne and each MidWestOne Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.11 Loans; Loan Loss Reserve. All loans and loan commitments extended by MidWestOne Bank and any extensions, renewals or continuations of such loans and loan commitments (the “MidWestOne Loans”) were made materially in accordance with the lending policies of MidWestOne Bank in the ordinary course of business consistent with past practice. The MidWestOne Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to MidWestOne Bank enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. All such MidWestOne Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and MidWestOne Bank has complied, and at the Closing will have complied, with all Legal Requirements relating to such MidWestOne Loans. The allowance for loan and lease losses of MidWestOne Bank is, and will be on the Closing Date, adequate in all respects under GAAP to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of MidWestOne: (a) none of the MidWestOne Loans is subject to any material offset or claim of offset; and (b) the aggregate loan balances in excess of MidWestOne’s consolidated allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above).

Section 4.12 Undisclosed Liabilities; Adverse Changes. Except as set forth on Schedule 4.12, neither MidWestOne nor any MidWestOne Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the MidWestOne Financial Statements and current liabilities incurred in the ordinary course of business consistent with past practice since the respective dates thereof. Since the date of the latest MidWestOne Financial Statement, except as disclosed in a MidWestOne SEC Report filed prior to the date of this Agreement, there has not been any change in the business, operations, properties, prospects, assets or condition of MidWestOne or any MidWestOne Subsidiary, and, to the Knowledge of MidWestOne, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on MidWestOne on a consolidated basis.

Section 4.13 Taxes. MidWestOne and each MidWestOne Subsidiary has duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all respects. MidWestOne and each MidWestOne Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by MidWestOne or any MidWestOne Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of MidWestOne, Threatened against MidWestOne or any MidWestOne Subsidiary for any Taxes owed by any of them. Except as disclosed in a MidWestOne SEC Report filed prior to the date of this Agreement or as set forth on Schedule 4.13, no audit, examination or investigation related to Taxes paid or payable by MidWestOne or any MidWestOne Subsidiary is presently being conducted or, to the Knowledge of MidWestOne, Threatened by any Regulatory Authority. MidWestOne has delivered to ISBF true, correct and complete copies of all material Tax Returns previously filed with respect to the last three fiscal years by MidWestOne and each MidWestOne Subsidiary and any Tax examination reports and statements of deficiencies assessed or agreed to for any of MidWestOne or any MidWestOne Subsidiary for any such time period.

Section 4.14 Employee Benefits.

(a) Schedule 4.14 contains a complete and accurate list, with respect to MidWestOne and any Person which is treated as a single employer with MidWestOne (a “MidWestOne ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (iv) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (v) all employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or non-employee director of MidWestOne (all of the foregoing described in clauses (i) through (v), collectively, the “MidWestOne Benefit Plans”).

(b) Except as set forth on Schedule 4.14, all MidWestOne Benefit Plans, which are subject to ERISA and the Code, established or maintained by MidWestOne or any MidWestOne ERISA Affiliate or to which

MidWestOne or any MidWestOne ERISA Affiliate contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the Tax benefits the Code thereupon permits with respect to such MidWestOne Benefit Plans. No such MidWestOne Benefit Plans has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which MidWestOne or any MidWestOne ERISA Affiliate would be liable to any Person under Title IV of ERISA if any such MidWestOne Benefit Plans were terminated as of the Closing. Such MidWestOne Benefit Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of MidWestOne or any MidWestOne ERISA Affiliate under Title IV of ERISA relating to any such MidWestOne Benefit Plans that is a multiemployer plan (as defined in Section 3(37)(A) of ERISA) if any such plan were terminated or if MidWestOne or such MidWestOne ERISA Affiliate withdrew from any such plan as of the Closing. All contributions and premium payments due prior to the date hereof have been made, and all contributions and premium payments due prior to Closing will be made, by MidWestOne or a MidWestOne ERISA Affiliate, as applicable, on a timely basis. No payment that is owed or may become due to any director, officer, employee, or agent of MidWestOne or a MidWestOne Subsidiary will be nondeductible to MidWestOne under Section 280G of the Code or subject to tax under Section 4999 of the Code; nor will MidWestOne or a MidWestOne Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(c) Any MidWestOne Benefit Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is, and has at all times been, operated in good faith compliance with Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder. Each such MidWestOne Benefit Plan is, or will be on or prior to December 31, 2007 (or such later date as may be permitted by the Internal Revenue Service), in compliance with all documentation requirements set forth in Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder. No additional Tax under Section 409A of the Code has been or is reasonably expected to be incurred by a participant in any such MidWestOne Benefit Plan.

(d) A total of 12,525 shares of MidWestOne Common Stock have been issued as restricted stock pursuant to the MidWestOne Stock Incentive Plans and 321,532 shares of MidWestOne Common Stock have been reserved for issuance in respect of MidWestOne Stock Options.

Section 4.15 Compliance with Legal Requirements. MidWestOne and each MidWestOne Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as stated in any MidWestOne SEC Report filed prior to the date of this Agreement or as set forth on Schedule 4.15, each of MidWestOne and each MidWestOne Subsidiary is, and at all times since January 1, 2004, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Except as stated in any MidWestOne SEC Report filed prior to the date of this Agreement or as set forth on Schedule 4.15, neither MidWestOne nor any MidWestOne Subsidiary has received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of MidWestOne or any MidWestOne Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.16 Legal Proceedings; Orders.

(a) Except as disclosed in any MidWestOne SEC Report filed prior to the date of this Agreement or as set forth on Schedule 4.16, since January 1, 2004, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of MidWestOne, Threatened against or affecting MidWestOne or any MidWestOne Subsidiary or any of their respective assets or businesses, or the

Contemplated Transactions, that have not been fully satisfied or terminated and that would reasonably be expected to have a Material Adverse Effect on MidWestOne on a consolidated basis, and there is no fact to MidWestOne’s Knowledge that would provide a basis for any such Proceeding or Order. To the Knowledge of MidWestOne, no officer, director, agent or employee of MidWestOne or any MidWestOne Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of MidWestOne or any MidWestOne Subsidiary as currently conducted.

(b) Neither MidWestOne nor any MidWestOne Subsidiary: (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently (w) restricts in any respect the conduct of its business, or (x) that in any manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any manner its credit or risk management policies, its management or its business; nor has MidWestOne or any MidWestOne Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 4.17 Absence of Certain Changes and Events. Except as set forth on Schedule 4.17, since December 31, 2006, MidWestOne and each MidWestOne Subsidiary have conducted their respective businesses only in the ordinary course of business consistent with past practice. Without limiting the foregoing, with respect to each, since December 31, 2006, except as set forth on Schedule 4.17, there has not been any:

(a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b) amendment to its articles of incorporation or charter (or similar organizational documents) or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c) payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except, with respect to employees, for normal salary and bonus increases made in the ordinary course of business consistent with past practice or made in accordance with any then existing MidWestOne Benefit Plan, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee;

(d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any MidWestOne Benefit Plan;

(e) damage to or destruction or loss of any of its assets or property, whether or not covered by insurance, where the resulting diminution in value individually or in the aggregate was greater than $100,000;

(f) entry into, termination or extension of, or receipt of notice of termination of, any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing lease, Contract or license that has a term of more than one year or that involves the payment by MidWestOne or any MidWestOne Subsidiary of more than $100,000 in the aggregate;

(h) MidWestOne Loan, or commitment to make, renew, extend the term or increase the amount of any Loan, to any Person if such MidWestOne Loan or any other MidWestOne Loans to such Person or an

Affiliate of such Person is on the “watch list” or similar internal report of MidWestOne or any MidWestOne Subsidiary, or has been classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 4.17(h) shall prohibit MidWestOne or any MidWestOne Subsidiary from honoring any contractual obligation in existence on the date of this Agreement; provided, further, that nothing in this Section 4.17(h) shall prohibit MidWestOne Bank from conducting its loan pool participation business in the ordinary course of business consistent with past practice;

(i) sale (other than any sale in the ordinary course of business consistent with past practice), lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for Tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with the acceptance by MidWestOne Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of business consistent with past practice;

(j) incurrence by it of any obligation or liability (fixed or contingent) other than in the ordinary course of business consistent with past practice;

(k) cancellation or waiver by it of any claims or rights with a value in excess of $100,000;

(l) any investment by it of a capital nature exceeding $100,000 or aggregate investments of a capital nature exceeding $500,000;

(m) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(n) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of MidWestOne to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(o) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch or relocation of operations from existing locations;

(p) discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the ordinary course of business consistent with past practice;

(q) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $100,000 in aggregate value, except for sales of MidWestOne “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(r) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements or other similar interest rate management agreements;

(s) hiring of any employee with an annual salary in excess of $125,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(t) agreement, whether oral or written, by it to do any of the foregoing in this Section 4.17.

Section 4.18 Properties and Contracts. Except for Contracts evidencing Loans made by MidWestOne Bank in the ordinary course of business consistent with past practice, Schedule 4.18 lists or describes the following with respect to MidWestOne and each MidWestOne Subsidiary:

(a) all real property owned by MidWestOne and each MidWestOne Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which MidWestOne and each MidWestOne Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of MidWestOne or such MidWestOne Subsidiary;

(b) all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by MidWestOne or any MidWestOne Subsidiary, exclusive of deposit agreements with customers of MidWestOne Bank entered into in the ordinary course of business consistent with past practice, agreements for the purchase of federal funds and repurchase agreements;

(c) each Contract that involves the performance of services or delivery of goods or materials by MidWestOne or any MidWestOne Subsidiary of an amount or value in excess of $250,000;

(d) each Contract that was not entered into in the ordinary course of business consistent with past practice and that involves expenditures of or receipts by MidWestOne or any MidWestOne Subsidiary in excess of $250,000;

(e) each Contract not referred to elsewhere in this Section 4.18 that:

(i) relates to the future purchase of goods or services that materially exceeds the requirements of MidWestOne’s or any MidWestOne Subsidiary’s respective business at current levels or for normal operating purposes; or

(ii) materially affects the business or financial condition of MidWestOne or any MidWestOne Subsidiary;

(f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $250,000 or with terms of less than one year);

(g) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of MidWestOne or any MidWestOne Subsidiary;

(h) each collective bargaining agreement and other Contract to or with any labor union or other Person representing one or more employees;

(i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by MidWestOne or any MidWestOne Subsidiary with any other Person;

(j) each Contract containing covenants that in any way purport to restrict the business activity of MidWestOne or any MidWestOne Subsidiary or any Affiliate of any of the foregoing, or limit the ability of MidWestOne or any MidWestOne Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

(k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l) the name and annual salary of each director, officer or employee of MidWestOne and each MidWestOne Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by MidWestOne, each MidWestOne Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2006, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

(m) in respect to any MidWestOne Benefit Plan, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of MidWestOne or any MidWestOne Subsidiary;

(n) the name of each Person who is or would be entitled pursuant to any Contract or MidWestOne Benefit Plan to receive any payment from MidWestOne or any MidWestOne Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(o) each holder of a MidWestOne Stock Option and the number of underlying shares to which each such holder may be entitled to acquire;

(p) each Contract entered into other than in the ordinary course of business consistent with past practice that contains or provides for an express undertaking by MidWestOne or any MidWestOne Subsidiary to be responsible for consequential damages;

(q) each Contract for capital expenditures in excess of $100,000;

(r) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by MidWestOne or any MidWestOne Subsidiary other than in the ordinary course of business consistent with past practice; and

(s) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Schedule 4.18 previously have been provided to ISBF through Merrill Corporation’s DataSite.

Section 4.19 No Defaults. Except as set forth on Schedule 4.19, to the Knowledge of MidWestOne, each Contract identified or required to be identified on Schedule 4.18 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally and subject to general principles of equity. MidWestOne and each MidWestOne Subsidiary is, and at all times since January 1, 2004, has been, in full compliance with all applicable terms and requirements of each Contract under which either MidWestOne or any MidWestOne Subsidiary has or had any obligation or liability or by which MidWestOne or any MidWestOne Subsidiary or any of their respective assets owned or used by them is or was bound. To the Knowledge of MidWestOne, each other Person that has or had any obligation or liability under any such Contract under which MidWestOne or any MidWestOne Subsidiary has or had any rights is, and at all times since January 1, 2004, has been, in full compliance with all applicable terms and requirements of such Contract. To the Knowledge of MidWestOne, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give MidWestOne, any MidWestOne Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the ordinary course of business consistent with past practice with respect to any MidWestOne Loan, neither MidWestOne nor any MidWestOne Subsidiary has given to or received from any other Person, at any time since January 1, 2006, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the ordinary course of business consistent with past practice in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any amounts paid or payable to MidWestOne or any MidWestOne Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.
Section 4.20 Insurance. Schedule 4.20 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by MidWestOne or any

MidWestOne Subsidiary on the date hereof. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

Section 4.21 Compliance with Environmental Laws. Except as set forth on Schedule 4.21: (a) there are no Proceedings or Orders against MidWestOne or any MidWestOne Subsidiary, or, to the Knowledge of MidWestOne, any predecessor thereof, with respect to alleged violation of, or liability under, Environmental Laws; (b) to the Knowledge of MidWestOne, there is no Threatened Proceeding or Order against MidWestOne or any MidWestOne Subsidiary, or any predecessor thereof, with respect to the alleged violation of, or liability under, Environmental Laws; and (c) MidWestOne has complied with Environmental Laws applicable to it and its business operations. For purposes of this Section 4.21 and Section 5.21: (x) “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of MidWestOne or any MidWestOne Subsidiary, or ISBF or any ISBF Subsidiary, as applicable under Section 5.21, that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials; (y) “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air; and (z) “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

Section 4.22 Fiduciary Accounts. MidWestOne Bank has properly administered in all respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law. None of MidWestOne Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account.

Section 4.23 Indemnification Claims. To the Knowledge of MidWestOne, no action or failure to take action by any director, officer, employee or agent of MidWestOne or any MidWestOne Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification by MidWestOne or any MidWestOne Subsidiary under any agreement with, or the corporate indemnification provisions of, MidWestOne or any MidWestOne Subsidiary, or under any Legal Requirements.

Section 4.24 Insider Interests. Except as set forth on Schedule 4.24, all outstanding loans and other contractual arrangements between MidWestOne or a MidWestOne Subsidiary and any officer, director or employee of MidWestOne or a MidWestOne Subsidiary conform to the requirements of Regulation O of the Federal Reserve which were in effect when such loans and other contractual arrangements were entered into. Except as set forth on Schedule 4.24, no officer, director or employee of MidWestOne or a MidWestOne Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of MidWestOne or a MidWestOne Subsidiary.

Section 4.25 Brokerage Commissions. Except as set forth on Schedule 4.25, none of MidWestOne, any MidWestOne Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.26 Approval Delays. To the Knowledge of MidWestOne, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. MidWestOne Bank’s most recent CRA rating is “satisfactory” or better.

Section 4.27 Disclosure. Neither any representation nor warranty of MidWestOne in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

Section 4.28 Tax Treatment. As of the date hereof, to the Knowledge of MidWestOne, there is no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ISBF

No representation or warranty of ISBF contained in Article 5 (other than the representations and warranties contained in (i) Sections 5.5 and 5.6, which shall be true in all material respects with respect to it, and (ii) Sections 5.3(a) and 5.4(a), which shall be true and correct in all respects) will be deemed untrue or incorrect, and ISBF will not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article 5 has had or is reasonably likely to have a Material Adverse Effect on ISBF on a consolidated basis (the “Article 5 Standard”) ISBF hereby represents and warrants to MidWestOne as follows:

Section 5.1 ISBF Organization. ISBF: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of ISBF and all amendments thereto are set forth on Schedule 5.1 and are complete and correct. ISBF has no Subsidiaries other than the ISBF Subsidiary Banks and as set forth on Schedule 5.1.

Section 5.2 Bank Organization. Each ISBF Subsidiary Bank is an Iowa commercial bank duly organized, validly existing and in good standing under the laws of the State of Iowa. Each other ISBF Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each ISBF Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The copies of the charter (or similar organizational document) and bylaws of each ISBF Subsidiary and all amendments thereto set forth on Schedule 5.2 are complete and correct.

Section 5.3 Authorization; Enforceability.

(a) ISBF has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by ISBF, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of ISBF enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b) Except for ordinary corporate requirements to approve this Agreement and the transactions contemplated herein, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of ISBF or any

ISBF Subsidiary: (i) prohibits or restricts ISBF’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject MidWestOne to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of ISBF has unanimously approved the execution of, and performance by ISBF of its obligations under, this Agreement.

Section 5.4 No Conflict. Except as set forth on Schedule 5.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or shareholders of, ISBF or any ISBF Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which ISBF or any ISBF Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the FDI Act, the BHCA, the IBCA, and the Iowa Statutes, including the Iowa Banking Act; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which ISBF or any ISBF Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by ISBF or any ISBF Subsidiary. Except for the approvals referred to on Schedule 5.4 or in Section 8.1 and the requisite approval of its shareholders, neither ISBF nor any ISBF Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 5.5 ISBF Capitalization.

(a) The authorized capital stock of ISBF currently consists exclusively of: 10,000,000 shares of ISBF Common Stock, of which, on the date of this Agreement: (i) 5,156,908 shares are duly issued and outstanding, fully paid and non-assessable; (ii) 0 shares are held in the treasury of ISBF; and (iii) 121,385 shares have been reserved for issuance in respect of outstanding stock options that have been or may be granted under the ISBF Stock Option Plan.

(b) None of the shares of ISBF Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. To the Knowledge of ISBF and except as disclosed in this Agreement or on the ISBF Schedules, none of the shares of authorized capital stock of ISBF are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth on Schedule 5.5, (x) there are, as of the date of this Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating ISBF or any ISBF Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of ISBF or any ISBF Subsidiary, and (y) ISBF is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of ISBF. Since December 31, 2004, except as disclosed in or permitted by this Agreement or as provided on Schedule 5.5, no shares of ISBF Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by ISBF or any ISBF Subsidiary and no dividends or other distributions payable in any equity securities of ISBF or any ISBF Subsidiary have been declared, set aside, made or paid to the shareholders of ISBF.

Section 5.6 ISBF Subsidiary Banks Capitalization. The authorized capital stock of ISBF Bank-A consists, and at the Effective Time will consist, exclusively of 500,000 shares of common stock, $10.00 par value per share, all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. The authorized capital stock of ISBF Bank-B consists, and at the Effective Time will consist, exclusively of 24,000 shares of common stock, $20.00 par value per share (together with the shares of common stock of ISBF Bank-A Shares, the “ISBF Subsidiary Bank Shares”), 12,000 of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.6, ISBF is, and will be on the Closing Date, the record and beneficial owner of 100% of the ISBF Subsidiary Bank Shares and all of the issued and outstanding shares of capital stock of each other ISBF Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as set forth on Schedule 5.6, the ISBF Subsidiary Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right inconsistent with this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any ISBF Subsidiary, except for such rights held exclusively by ISBF. There are no outstanding securities of any ISBF Subsidiary that are convertible into, or exchangeable for, any shares of such ISBF Subsidiary’s capital stock, except for such rights held exclusively by ISBF, and no ISBF Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such ISBF Subsidiary. Neither ISBF nor any ISBF Subsidiary owns or has any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except for the capital stock of the ISBF Subsidiary Banks and as set forth on Schedule 5.6.

Section 5.7 Financial Statements and Reports; Regulatory Filings.

(a) True, correct and complete copies of the following financial statements and reports are included on Schedule 5.7: (i) audited consolidated balance sheets for ISBF as of December 31, 2004, 2005 and 2006, and the related consolidated statements of income and comprehensive income, statements of cash flows and consolidated statements of shareholders’ equity of ISBF for the years ended December 31, 2004, 2005 and 2006; (ii) the unaudited consolidated balance sheet for ISBF as of June 30, 2007, and the related unaudited consolidated statement of income and comprehensive income and unaudited consolidated statement of cash flows for the six months ended June 30, 2007; and (iii) Call Reports for each ISBF Subsidiary Bank as of the close of business on December 31, 2004, 2005 and 2006, and on June 30, 2007.

(b) The financial statements described in clause (a)(i) and (a)(ii) have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The reports described in clause (a)(iii) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements and reports described in clause (a) above (collectively, the “ISBF Financial Statements”) are complete and correct in all respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of ISBF and the ISBF Subsidiaries at the respective dates of and for the periods referred to in the ISBF Financial Statements, subject to normal year-end audit adjustments in the case of unaudited ISBF Financial Statements.

(c) ISBF and each ISBF Subsidiary have filed all forms, reports and documents required to be filed with the FDIC, the Federal Reserve Board, the Division and any other applicable federal or state securities or banking authorities. Such forms, reports and documents (x) complied as to form with the requirements of applicable Legal Requirements, and (y) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 5.8 Books and Records. The books of account, minute books, stock record books and other records of ISBF and each ISBF Subsidiary are complete and correct in all respects and have been maintained in accordance with ISBF’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of ISBF and each ISBF Subsidiary contain accurate and complete records in all respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of ISBF and the ISBF Subsidiaries.

Section 5.9 Title to Properties. ISBF and each ISBF Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent ISBF Financial Statement or on Schedule 5.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the ISBF Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the ordinary course of business consistent with past practice; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth on Schedule 5.9, ISBF and each ISBF Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. All buildings and structures owned by ISBF and each ISBF Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 5.10 Condition and Sufficiency of Assets. The buildings, structures and equipment of ISBF and each ISBF Subsidiary are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. The real property, buildings, structures and equipment owned or leased by ISBF and each ISBF Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that ISBF or any ISBF Subsidiary purport to own or lease are sufficient for the continued conduct of the business of ISBF and each ISBF Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

Section 5.11 Loans; Loan Loss Reserve. All loans and loan commitments extended by each ISBF Subsidiary Bank and any extensions, renewals or continuations of such loans and loan commitments (the “ISBF Loans”) were made materially in accordance with the lending policies of the respective ISBF Subsidiary Bank in the ordinary course of business consistent with past practice. The ISBF Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to the respective ISBF Subsidiary Bank enforceable in accordance with their terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. All such ISBF Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and the respective ISBF Subsidiary Bank has complied, and at the Closing will have complied with, all Legal Requirements relating to such ISBF Loans. The allowance for loan and lease losses of each ISBF Subsidiary Bank is, and will be on the Closing Date, adequate in all respects under GAAP to provide for probable or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of ISBF: (a) none of the ISBF Loans is subject to any material offset or claim of offset; and (b) the aggregate loan balances in excess of ISBF’s consolidated allowance for loan and lease losses are based on past loan loss experience, collectible in accordance with their terms (except as limited above).

Section 5.12 Undisclosed Liabilities; Adverse Changes. Except as set forth on Schedule 5.12, neither ISBF nor any ISBF Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the ISBF Financial Statements, and current liabilities incurred in the ordinary course of business consistent with past practice since the respective dates thereof. Since the date of the latest ISBF Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of ISBF or any ISBF Subsidiary, and, to the Knowledge of ISBF, no event has occurred or circumstance exists, that has had, or would reasonably be expected to have, a Material Adverse Effect on ISBF on a consolidated basis.

Section 5.13 Taxes. ISBF and each ISBF Subsidiary has duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all respects. ISBF and each ISBF Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by ISBF or any ISBF Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of ISBF, Threatened against ISBF or any ISBF Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by ISBF or any ISBF Subsidiary is presently being conducted or, to the Knowledge of ISBF, Threatened by any Regulatory Authority. ISBF has delivered to ISBF true, correct and complete copies of all material Tax Returns previously filed with respect to the last three fiscal years by ISBF and each ISBF Subsidiary and any Tax examination reports and statements of deficiencies assessed or agreed to for any of ISBF or any ISBF Subsidiary for any such time period.

Section 5.14 Employee Benefits.

(a) Schedule 5.14 contains a complete and accurate list, with respect to ISBF and any Person which is treated as a single employer with ISBF (an “ISBF ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (iv) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (v) all employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or non-employee director of ISBF (all of the foregoing described in clauses (i) through (v), collectively, the “ISBF Benefit Plans”).

(b) Except as set forth on Schedule 5.14, all ISBF Benefit Plans, which are subject to ERISA and the Code, established or maintained by ISBF or any ISBF ERISA Affiliate or to which ISBF or any ISBF ERISA Affiliate contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the Tax benefits the Code thereupon permits with respect to such ISBF Benefit Plans. No such ISBF Benefit Plans has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which ISBF or any ISBF ERISA Affiliate would be liable to any Person under Title IV of ERISA if any such ISBF Benefit Plans were terminated as of the Closing. Such ISBF Benefit Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of ISBF or any ISBF ERISA Affiliate under Title IV of ERISA relating to any such ISBF Benefit Plans that is a multiemployer plan (as defined in Section 3(37)(A) of ERISA) if any such plan were terminated or if ISBF or such ISBF ERISA Affiliate withdrew from any such plan as of the Closing. All contributions and premium payments due prior to the date hereof have been made, and all contributions and premium payments due prior to Closing will be made, by ISBF or an ISBF ERISA Affiliate, as applicable, on a timely basis. No payment that is owed or may become due to any director, officer, employee, or agent of ISBF or a ISBF Subsidiary will be nondeductible to ISBF under Section 280G of the Code or subject to tax under Section 4999 of the Code; nor will ISBF or a ISBF Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(c) Any ISBF Benefit Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is, and has at all times been, operated in good faith compliance with Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder. Each such ISBF Benefit Plan is, or will be on or prior to December 31, 2007 (or such later date as may be permitted by the Internal Revenue Service), in compliance with all documentation requirements set forth in Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder. No additional Tax under Section 409A of the Code has been or is reasonably expected to be incurred by a participant in any such ISBF Benefit Plan.

Section 5.15 Compliance with Legal Requirements. ISBF and each ISBF Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on Schedule 5.15, ISBF and each ISBF Subsidiary is, and at all times since January 1, 2004, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Except as set forth on Schedule 5.15, neither ISBF nor any ISBF Subsidiary has received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does ISBF have any Knowledge, regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of ISBF or any ISBF Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 5.16 Legal Proceedings; Orders.

(a) Schedule 5.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of ISBF, Threatened against, affecting or involving ISBF or any ISBF Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2004, that has not been fully satisfied or terminated and that would reasonably be expected to have a Material Adverse Effect on ISBF on a consolidated basis, and there is no fact to ISBF’s Knowledge that would provide a basis for any such Proceeding or Order. To the Knowledge of ISBF, no officer, director, agent or employee of ISBF or any ISBF Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of ISBF or any ISBF Subsidiary as currently conducted.

(b) Neither ISBF nor any ISBF Subsidiary: (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently (w) restricts in any respect the conduct of its business, or (x) that in any manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any manner its credit or risk management policies, its management or its business; nor has ISBF or any ISBF Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 5.17 Absence of Certain Changes and Events. Except as set forth on Schedule 5.17, since December 31, 2006, ISBF and each ISBF Subsidiary have conducted their respective businesses only in the ordinary course of business consistent with past practice. Without limiting the foregoing, with respect to each, since December 31, 2006, except as set forth on Schedule 5.17, there has not been any:

(a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness

(except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b) amendment to its articles of incorporation or charter (or similar organizational documents) or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c) payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except, with respect to employees, for normal salary and bonus increases made in the ordinary course of business consistent with past practice or made in accordance with any then existing ISBF Benefit Plan, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee;

(d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any ISBF Benefit Plan;

(e) damage to or destruction or loss of any of its assets or property, whether or not covered by insurance, where the resulting diminution in value individually or in the aggregate was greater than $100,000;

(f) entry into, termination or extension of, or receipt of notice of termination of, any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing lease, Contract or license that has a term of more than one year or that involves the payment by ISBF or any ISBF Subsidiary of more than $100,000 in the aggregate;

(h) ISBF Loan, or commitment to make, renew, extend the term or increase the amount of any Loan, to any Person if such ISBF Loan or any other ISBF Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of ISBF or any ISBF Subsidiary, or has been classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 5.17(h) shall prohibit ISBF or any ISBF Subsidiary from honoring any contractual obligation in existence on the date of this Agreement;

(i) sale (other than any sale in the ordinary course of business consistent with past practice), lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for Tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with the acceptance by the ISBF Subsidiary Banks of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of business consistent with past practice;

(j) incurrence by it of any obligation or liability (fixed or contingent) other than in the ordinary course of business consistent with past practice;

(k) cancellation or waiver by it of any claims or rights with a value in excess of $100,000;

(l) any investment by it of a capital nature exceeding $100,000 or aggregate investments of a capital nature exceeding $500,000;

(m) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person (other than stock of entities primarily engaged in the business of banking acquired in the ordinary course of business consistent with past practice);

(n) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of ISBF to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(o) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch or relocation of operations from existing locations;

(p) discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the ordinary course of business consistent with past practice;

(q) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $100,000 in aggregate value, except for sales of ISBF “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(r) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements or other similar interest rate management agreements;

(s) hiring of any employee with an annual salary in excess of $125,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(t) agreement, whether oral or written, by it to do any of the foregoing in this Section 5.17.

Section 5.18 Properties and Contracts. Except for Contracts evidencing Loans made by the ISBF Subsidiary Banks in the ordinary course of business consistent with past practice, Schedule 5.18 lists or describes the following with respect to ISBF and each ISBF Subsidiary:

(a) all real property owned by ISBF and each ISBF Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which ISBF and each ISBF Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of ISBF or such ISBF Subsidiary;

(b) all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by ISBF or any ISBF Subsidiary, exclusive of deposit agreements with customers of the ISBF Subsidiary Banks entered into in the ordinary course of business consistent with past practice, agreements for the purchase of federal funds and repurchase agreements;

(c) each Contract that involves the performance of services or delivery of goods or materials by ISBF or any ISBF Subsidiary of an amount or value in excess of $250,000;

(d) each Contract that was not entered into in the ordinary course of business consistent with past practice and that involves expenditures of or receipts by ISBF or any ISBF Subsidiary in excess of $250,000;

(e) each Contract not referred to elsewhere in this Section 5.18 that:

(i) relates to the future purchase of goods or services that materially exceeds the requirements of ISBF’s or any ISBF Subsidiary’s respective business at current levels or for normal operating purposes; or

(ii) materially affects the business or financial condition of ISBF or any ISBF Subsidiary;

(f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $250,000 or with terms of less than one year);

(g) each licensing agreement or other Contract with respect to Intellectual Property Assets, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of ISBF or any ISBF Subsidiary;

(h) each collective bargaining agreement and other Contract to or with any labor union or other Person representing one or more employees;

(i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by ISBF or any ISBF Subsidiary with any other Person;

(j) each Contract containing covenants that in any way purport to restrict the business activity of ISBF or any ISBF Subsidiary or any Affiliate of any of the foregoing, or limit the ability of ISBF or any ISBF Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

(k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l) the name and annual salary of each director, officer or employee of ISBF and each ISBF Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by ISBF, each ISBF Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2006, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

(m) in respect to any ISBF Benefit Plan, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of ISBF or any ISBF Subsidiary;

(n) the name of each Person who is or would be entitled pursuant to any Contract or ISBF Benefit Plan to receive any payment from ISBF or any ISBF Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(o) each holder of a ISBF Stock Option and the number of underlying shares to which each such holder may be entitled to acquire;

(p) each Contract entered into other than in the ordinary course of business consistent with past practice that contains or provides for an express undertaking by ISBF or any ISBF Subsidiary to be responsible for consequential damages;

(q) each Contract for capital expenditures in excess of $100,000;

(r) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by ISBF or any ISBF Subsidiary other than in the ordinary course of business consistent with past practice; and

(s) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Schedule 5.18 previously have been provided to MidWestOne through Merrill Corporation’s DataSite.

Section 5.19 No Defaults. Except as set forth on Schedule 5.19, to the Knowledge of ISBF, each Contract identified or required to be identified on Schedule 5.18 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally and subject to general principles of equity. ISBF and each ISBF Subsidiary is, and at all times since January 1, 2004, has been, in full compliance with all applicable terms and requirements of each Contract under which ISBF or any ISBF Subsidiary has or had any obligation or liability or by which ISBF or any ISBF Subsidiary or any of their respective assets owned or used by them is or was bound. To the Knowledge of ISBF, each other Person that has or had any obligation or liability under any such Contract under which ISBF or any ISBF Subsidiary has or had any rights is, and at all times since January 1, 2004, has been in compliance with applicable terms and requirements of such Contract. To the Knowledge of ISBF, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give ISBF, any ISBF Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the ordinary course of business consistent with past practice with respect to any ISBF Loan, neither ISBF nor any ISBF Subsidiary has given to or received from any other Person, at any time since January 1, 2006, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the ordinary course of business consistent with past practice in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to ISBF or any ISBF Subsidiary under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 5.20 Insurance. Schedule 5.20 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by ISBF or any ISBF Subsidiary on the date hereof. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

Section 5.21 Compliance with Environmental Laws. Except as set forth on Schedule 5.21: (a) there are no Proceedings or Orders against ISBF or any ISBF Subsidiary, or, to the Knowledge of ISBF, any predecessor thereof, with respect to alleged violation of, or liability under, Environmental Laws; (b) to the Knowledge of ISBF, there is no Threatened Proceeding or Order against ISBF or any ISBF Subsidiary, or any predecessor thereof, with respect to the alleged violation of, or liability under, Environmental Laws; and (c) ISBF has complied with Environmental Laws applicable to it and its business operations.

Section 5.22 Fiduciary Accounts. Each ISBF Subsidiary Bank has properly administered in all respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law. Neither ISBF Subsidiary Bank, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account.

Section 5.23 Indemnification Claims. To the Knowledge of ISBF, no action or failure to take action by any director, officer, employee or agent of ISBF or any ISBF Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification by ISBF or any ISBF Subsidiary under any agreement with, or the corporate indemnification provisions of, ISBF or any ISBF Subsidiary, or under any Legal Requirements.

Section 5.24 Insider Interests. Except as set forth on Schedule 5.24, all outstanding loans and other contractual arrangements between ISBF or a ISBF Subsidiary and any officer, director or employee of ISBF or a ISBF Subsidiary conform to the requirements of Regulation O of the Federal Reserve which were in effect when such loans and other contractual arrangements were entered into. Except as set forth on Schedule 5.24, no officer, director or employee of ISBF or a ISBF Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of ISBF or a ISBF Subsidiary.

Section 5.25 Brokerage Commissions. Except as set forth on Schedule 5.25, none of ISBF or any ISBF Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 5.26 Approval Delays. To the Knowledge of ISBF, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. Each ISBF Subsidiary Bank’s most recent CRA rating is “satisfactory” or better.

Section 5.27 Disclosure. Neither any representation nor warranty of ISBF in, nor any Schedule to, this Agreement by ISBF contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 7.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.

Section 5.28 Tax Treatment. As of the date hereof, to the Knowledge of ISBF, there is no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE 6

MIDWESTONE’S COVENANTS

Section 6.1 Access and Investigation.

(a) ISBF and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of MidWestOne and each MidWestOne Subsidiary in accordance with the provisions of this Section. ISBF and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of MidWestOne and each MidWestOne Subsidiary and of their respective financial and legal conditions as ISBF shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of MidWestOne or any MidWestOne Subsidiary. Upon request, MidWestOne and each MidWestOne Subsidiary will furnish ISBF or its Representatives attorneys’ responses to auditors’ requests for information regarding MidWestOne or such MidWestOne Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by ISBF (provided, with respect to attorneys, such disclosure would not result in the waiver by MidWestOne or any MidWestOne Subsidiary of any claim of attorney-client privilege), and will permit ISBF and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for MidWestOne or such MidWestOne Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to ISBF or its Representatives. No investigation by ISBF or any of its Representatives shall affect the representations and warranties made by MidWestOne. This Section shall not require the disclosure of any information the disclosure of which to ISBF would be prohibited by any Legal Requirement.

(b) MidWestOne shall allow a representative of ISBF reasonably acceptable to MidWestOne to attend as an observer: (i) all meetings of the board of directors of MidWestOne and each MidWestOne Subsidiary; and (ii) all meetings of the committees thereof, except for any such meeting if and to the extent that any amendment to this Agreement or the merits of any Acquisition Transaction described in Section 6.6 is discussed, or MidWestOne is advised by its counsel that the participation by such observer would result in a waiver of MidWestOne’s attorney-client privilege. MidWestOne shall give reasonable notice to ISBF of any such meeting and, if known, the agenda for or business to be discussed at such meeting. MidWestOne shall provide to ISBF all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors, except to the extent that such information relates to any amendment to this Agreement or discusses the merits of any Acquisition Transaction, or MidWestOne is advised by its counsel that the receipt of such information by such observer would result in a waiver of MidWestOne’s attorney-client privilege. It is understood by the parties that ISBF’s Representative will not have any voting rights with respect to matters discussed at these meetings and shall remain silent during all proceedings, and that ISBF is not managing the business or affairs of MidWestOne. All information obtained by ISBF at these meetings shall be treated in confidence as provided in that certain Mutual Non-Disclosure Agreement dated April 24, 2007, between MidWestOne and ISBF (the “Confidentiality Agreement”).

Section 6.2 Operation of MidWestOne and MidWestOne Subsidiaries. Except with the prior written consent of ISBF, which consent shall not be unreasonably withheld or delayed, between the date of this Agreement and the Closing Date, MidWestOne will, and will cause each MidWestOne Subsidiary to:

(a) conduct its business only in the ordinary course of business consistent with past practice;

(b) use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c) confer with ISBF concerning potentially material issues affecting MidWestOne’s operations;

(d) enter into loan and deposit transactions only in accordance with its formal loan policy and, in that connection, from the date hereof to the Closing Date, shall not enter into any new credit or new lending relationship in excess of $3,000,000 with any Person and any director or officer of, or any owner of a 10% or greater equity interest in, such Person. If MidWestOne Bank has made a written request for permission to make an otherwise prohibited loan and has provided ISBF with all information necessary for ISBF to make an informed decision with respect to such request, and ISBF has failed to respond to such request within two Business Days after ISBF’s receipt of such request;

(e) acquire loan pool participations only in the ordinary course of business consistent with past practice and, from the date hereof to the Closing Date, shall not submit a bid on any new loan pool participation in an amount that exceeds $5,000,000 without first contacting Kent Jehle of ISBF as soon as reasonably practicable prior to the bidding conference call, allowing Mr. Jehle to review the available bidding information provided to MidWestOne, including the bid sheet, and allowing Mr. Jehle to participate in the bidding conference call. Upon Mr. Jehle’s review of the bidding information provided to him, or during the bidding conference call, Mr. Jehle may, on behalf of ISBF, object to MidWestOne’s submission of a bid on such loan pool participation; provided, however, if (i) MidWestOne provides Mr. Jehle with the bidding information as soon as reasonably practicable prior to the bidding conference call and allows him to participate in the bidding conference call and (ii) Mr. Jehle does not object to MidWestOne bidding on the loan participation pool prior to the bid submission or fails to participate in the bidding conference call, then ISBF shall be deemed to have consented to MidWestOne’s bidding on the loan pool participation;

(f) consistent with past practice, maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

(g) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(h) not buy or sell any security held, or intended to be held, for investment; provided, however, that such restriction shall not affect the buying and selling by MidWestOne Bank of Federal Funds or the reinvestment of dividends paid on any securities owned by MidWestOne Bank as of the date of this Agreement;

(i) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

(j) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply with all Legal Requirements.

Section 6.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, or as contemplated by Schedule 4.17, between the date of this Agreement and the Closing Date, MidWestOne will not, and will cause each MidWestOne Subsidiary not to, without the prior written consent of ISBF, which consent shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.17 is likely to occur. For purposes of this Section 6.3, ISBF’s consent shall be deemed to have been given if MidWestOne has made a written request for permission to take any action otherwise prohibited by this Section 6.3 and has provided ISBF with information sufficient for ISBF to make an informed decision with respect to such request, and ISBF has failed to respond to such request within two (2) Business Days after ISBF’s receipt of such request.

Section 6.4 Subsequent MidWestOne Financial Statements; SEC Reports. As soon as available after the date hereof, MidWestOne will furnish ISBF copies of the quarterly unaudited consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders’ equity of MidWestOne prepared for its internal use, and MidWestOne Bank’s Call Reports for each quarterly period completed after June 30, 2007, and all other financial reports or statements submitted after the date hereof by MidWestOne or MidWestOne Bank to Regulatory Authorities, to the extent permitted by law (collectively, the “Subsequent MidWestOne Financial Statements”). Without limitation of the foregoing, as soon as available, if at all, MidWestOne will deliver to ISBF complete copies of any reports filed with the SEC after June 30, 2007 (collectively, the “Subsequent MidWestOne SEC Reports”). Except as may be required by changes in GAAP effective after the date hereof, the Subsequent MidWestOne Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. The Subsequent MidWestOne SEC Reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

Section 6.5 Advice of Changes. Between the date of this Agreement and the Closing Date, MidWestOne will promptly notify ISBF in writing if MidWestOne or any MidWestOne Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of MidWestOne’s representations and warranties as of the date of this Agreement, or if MidWestOne or any MidWestOne Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the MidWestOne Schedules if such MidWestOne Schedules were dated the date of the occurrence or discovery of any such fact or condition, MidWestOne will promptly deliver to ISBF a supplement to the MidWestOne Schedules specifying such change. During the same period, MidWestOne will promptly notify ISBF of the occurrence of any breach of any covenant of MidWestOne in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

Section 6.6 Other Offers. Until such time, if any, as this Agreement is terminated pursuant to Article 11, MidWestOne will not, and will cause each MidWestOne Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than ISBF) relating to any Acquisition Transaction or a potential Acquisition Transaction involving MidWestOne or any MidWestOne Subsidiary. Notwithstanding the foregoing, MidWestOne may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited, initiated or assisted by MidWestOne, any MidWestOne Subsidiary or any of their respective directors, officers, employees, professional or financial advisors, representatives, agents or Affiliates (an “Unsolicited MidWestOne Proposal”), but only to the extent that the board of directors of MidWestOne determines, in good faith, that the exercise of its fiduciary duties to MidWestOne’s shareholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that MidWestOne may not, in any event, provide to such third party any information which it has not provided to ISBF. MidWestOne shall promptly notify ISBF orally, confirmed in writing, in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

Section 6.7 Voting Agreement. Concurrently with the execution and delivery of this Agreement, MidWestOne shall deliver to ISBF a voting agreement in the form of Exhibit D, signed by all directors of MidWestOne and MidWestOne Bank who are holders of MidWestOne Common Stock.

Section 6.8 Affiliate Agreements. Not later than the 15th day before the mailing of the Proxy Statement-Prospectus (as defined below), MidWestOne will deliver to ISBF a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the MidWestOne Meeting, deemed to be an “affiliate” of MidWestOne (each, a “MidWestOne Affiliate”) as that term is used in Rule 145 under the Securities Act. MidWestOne will use its reasonable best efforts to cause each person who may be deemed to be a MidWestOne Affiliate to execute and deliver to MidWestOne and ISBF on or before the date of mailing of the Proxy Statement-Prospectus an agreement in substantially the form attached hereto as Exhibit E.

Section 6.9 Shareholders’ Meeting. MidWestOne shall cause a meeting of its shareholders for the purpose of acting upon this Agreement to be held at the earliest practicable date after the Registration Statement (as defined below) has been declared effective by the SEC. MidWestOne shall mail to its shareholders, at least twenty (20) Business Days prior to such meeting, notice of such meeting together with the Proxy Statement-Prospectus, which shall include a copy of this Agreement. Subject to its fiduciary duties, MidWestOne and its board of directors shall recommend to shareholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the shareholders of MidWestOne. For the avoidance of doubt, the parties acknowledge that the failure of MidWestOne to cause a meeting of its shareholders to be held for the purposes set forth in the Agreement or otherwise to make the recommendations required by or to withdraw, modify or change such recommendation as provided in the provisions of this Section 6.9 shall be deemed to have a Material Adverse Effect on MidWestOne on a consolidated basis and on ISBF’s rights under this Agreement.

Section 6.10 Information Provided to ISBF. MidWestOne agrees that the information concerning MidWestOne or any MidWestOne Subsidiary that is provided or to be provided by MidWestOne to ISBF for inclusion or that is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, will not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of MidWestOne’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy

Statement-Prospectus shall be mailed. Notwithstanding the foregoing, MidWestOne shall have no responsibility for the truth or accuracy of any information with respect to ISBF or any ISBF Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.11 Accounting and Other Adjustments. MidWestOne agrees that it shall, and shall cause each MidWestOne Subsidiary, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of ISBF, on a consolidated basis after the Effective Time, in any case as ISBF shall reasonably request, provided, however, that neither MidWestOne nor any MidWestOne Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as ISBF shall confirm in writing that it has satisfied all of the conditions listed in Article 10 (except for the completion of actions to be taken at the Closing), unless the satisfaction of any such conditions shall have been waived by MidWestOne, and that, to the Knowledge of ISBF, there are no facts or circumstances which would prevent ISBF from consummating the transactions contemplated hereby.

Section 6.12 Capital Stock. Except as otherwise permitted in or contemplated by this Agreement and without the prior written consent of ISBF, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, MidWestOne shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of MidWestOne Common Stock or any other capital stock of MidWestOne, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock, other than pursuant to the MidWestOne Stock Incentive Plans, the aggregate number of shares of MidWestOne Common Stock covered by all existing grants being no more than 321,532 shares. No additional shares of MidWestOne Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights, except as otherwise provided in Section 8.7.

Section 6.13 Employment and Letter Agreements. Concurrently with the execution and delivery of this Agreement, MidWestOne shall cause to be delivered to ISBF: (a) an employment agreement in the form of Exhibit F-1, signed by MidWestOne CFO, to be effective at the Effective Time; and (b) a letter agreement in the form of Exhibit F-2, signed by MidWestOne CEO, to be effective at the Effective Time.

Section 6.14 Shareholder Sale Agreements. Concurrently with the execution and delivery of this Agreement, MidWestOne shall cause to be delivered to ISBF a shareholder sale agreement in the form of Exhibit G from each of MidWestOne CEO and MidWestOne CFO.

Section 6.15 Dividends. Notwithstanding anything contained herein to the contrary, between the date of this Agreement and the Effective Time, MidWestOne may declare and pay to its shareholders, a quarterly cash dividend not to exceed $0.18 per share of MidWestOne Common Stock, and shall declare, pay or make no other dividend or other distribution or payment in respect of, or redemption of, shares of MidWestOne Common Stock. Notwithstanding any other provisions to the contrary, it is agreed by the parties that they shall cooperate to assure that, for any quarter, there shall not be a duplication or omission of the payment of dividends to shareholders of MidWestOne; provided, however, MidWestOne may not make any pro rata dividend payments for any quarterly period.

Section 6.16 ISBF Foundation Donation. MidWestOne agrees to make a donation of $500,000 to the ISBF Foundation, which will be payable at or prior to the Closing. ISBF shall, at or after the Effective Time, cause: (i) such number of MidWestOne Directors to be appointed to the board of directors of the ISBF Foundation so that such board consists of an equal number of ISBF Directors and MidWestOne Directors; and (ii) the articles of incorporation of ISBF Foundation to be amended such that the purpose of ISBF Foundation is to provide a pool of funds to be used to enhance community and cultural well-being within the trade areas in which the Surviving Corporation operates.

ARTICLE 7

ISBF’S COVENANTS

Section 7.1 Access and Investigation.

(a) MidWestOne and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of ISBF and each ISBF Subsidiary in accordance with the provisions of this Section. MidWestOne and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of ISBF and each ISBF Subsidiary and of their respective financial and legal conditions as MidWestOne shall deem necessary or advisable to familiarize itself with such records, properties and other matters, provided, however, that such access or investigation shall not interfere materially with the normal operations of ISBF or any ISBF Subsidiary. Upon request, ISBF and each ISBF Subsidiary will furnish MidWestOne or its Representatives attorneys’ responses to auditors’ requests for information regarding ISBF or such ISBF Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by MidWestOne (provided, with respect to attorneys, such disclosure would not result in the waiver by ISBF or either ISBF Subsidiary Bank of any claim of attorney-client privilege), and will permit MidWestOne and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for ISBF or such ISBF Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to MidWestOne or its Representatives. No investigation by MidWestOne or any of its Representatives shall affect the representations and warranties made by ISBF. This Section shall not require the disclosure of any information the disclosure of which to MidWestOne would be prohibited by any Legal Requirement.

(b) ISBF shall allow a representative of MidWestOne to attend as an observer: (i) all meetings of the board of directors of ISBF and each ISBF Subsidiary; and (ii) all meetings of the committees thereof, except for any such meeting if and to the extent that an amendment of this Agreement and/or the merits of any Acquisition Transaction described in Section 7.6 is discussed, or ISBF is advised by its counsel that the participation by such observer would result in a waiver of ISBF’s attorney-client privilege. ISBF shall give reasonable notice to MidWestOne of any such meeting and, if known, the agenda for or business to be discussed at such meeting. ISBF shall provide to MidWestOne all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors, except to the extent that such information relates to any amendment to this Agreement or discusses the merits of any Acquisition Transaction, or ISBF is advised by its counsel that the receipt of such information by such observer would result in a waiver of ISBF’s attorney-client privilege. It is understood by the parties that MidWestOne’s Representative will not have any voting rights with respect to matters discussed at these meetings and shall remain silent during all proceedings, and that MidWestOne is not managing the business or affairs of ISBF. All information obtained by MidWestOne at these meetings shall be treated in confidence as provided in the Confidentiality Agreement.

Section 7.2 Operation of ISBF and ISBF Subsidiaries. Except with the prior written consent of MidWestOne, which consent shall not be unreasonably withheld or delayed, between the date of this Agreement and the Closing Date, ISBF will, and will cause each ISBF Subsidiary to:

(a) conduct its business only in the ordinary course of business consistent with past practice;

(b) use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c) confer with MidWestOne concerning potentially material issues affecting ISBF’s operations;

(d) enter into loan and deposit transactions only in accordance with its formal loan policy and, in that connection, from the date hereof to the Closing Date, shall not enter into any new credit or new lending relationship in excess of $3,000,000 with any Person and any director or officer of, or any owner of a 10% or greater equity interest in, such Person. If the applicable ISBF Subsidiary Bank has made a written request for permission to make an otherwise prohibited loan and has provided MidWestOne with all information necessary for MidWestOne to make an informed decision with respect to such request, and MidWestOne has failed to respond to such request within two Business Days after MidWestOne’s receipt of such request;

(e) consistent with past practice, maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

(f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(g) not buy or sell any security held, or intended to be held, for investment; provided, however, that such restriction shall not affect the buying and selling by the ISBF Subsidiary Banks of Federal Funds or the reinvestment of dividends paid on any securities owned by the ISBF Subsidiary Banks as of the date of this Agreement; provided, further, that such restriction shall not prohibit ISBF or any ISBF Subsidiary from buying or selling, in the ordinary course of business consistent with past practice, stock of entities primarily engaged in the business of banking;

(h) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

(i) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply with all Legal Requirements.

Section 7.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, or as contemplated by Schedule 5.17, between the date of this Agreement and the Closing Date, ISBF will not, and will cause each ISBF Subsidiary not to, without the prior written consent of MidWestOne, which consent shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 5.17 is likely to occur. For purposes of this Section 7.3, MidWestOne’s consent shall be deemed to have been given if ISBF has made a written request for permission to take any action otherwise prohibited by this Section 7.3 and has provided MidWestOne with information sufficient for MidWestOne to make an informed decision with respect to such request, and MidWestOne has failed to respond to such request within two (2) Business Days after MidWestOne’s receipt of such request.

Section 7.4 Subsequent ISBF Financial Statements; Regulatory Reports. As soon as available after the date hereof, ISBF will furnish MidWestOne copies of the quarterly unaudited consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders’ equity of ISBF prepared for its internal use, and each ISBF Subsidiary Bank’s Call Reports for each quarterly period completed after June 30, 2007, and all other financial reports or statements submitted after the date hereof by ISBF or the ISBF Subsidiary Banks to Regulatory Authorities, to the extent permitted by law (collectively, the “Subsequent ISBF Financial Statements”). Except as may be required by changes in GAAP effective after the date hereof, the Subsequent ISBF Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented.

Section 7.5 Advice of Changes. Between the date of this Agreement and the Closing Date, ISBF will promptly notify MidWestOne in writing if ISBF or any ISBF Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of ISBF’s representations and warranties as of the date of this Agreement, or if ISBF or any ISBF Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the ISBF Schedules if such ISBF Schedules were dated the date of the occurrence or discovery of any such fact or condition, ISBF will promptly deliver to MidWestOne a supplement to the ISBF Schedules specifying such change. During the same period, ISBF will promptly notify MidWestOne of the occurrence of any breach of any covenant of ISBF in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 impossible or unlikely.

Section 7.6 Other Offers. Until such time, if any, as this Agreement is terminated pursuant to Article 11, ISBF will not, and will cause each ISBF Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than MidWestOne) relating to any Acquisition Transaction or a potential Acquisition Transaction involving ISBF or any ISBF Subsidiary. Notwithstanding the foregoing, ISBF may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited, initiated or assisted by ISBF, any ISBF Subsidiary or any of their respective directors, officers, employees, professional or financial advisors, representatives, agents or Affiliates (an “Unsolicited ISBF Proposal”), but only to the extent that the board of directors of ISBF determines, in good faith, that the exercise of its fiduciary duties to ISBF’s shareholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that ISBF may not, in any event, provide to such third party any information which it has not provided to MidWestOne. ISBF shall promptly notify MidWestOne orally, confirmed in writing, in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

Section 7.7 Voting Agreement. Concurrently with the execution and delivery of this Agreement, ISBF shall deliver to MidWestOne a voting agreement in the form of Exhibit D, signed by all directors of ISBF and ISBF Bank-A who are holders of ISBF Common Stock.

Section 7.8 Shareholders’ Meeting. ISBF shall cause a meeting of its shareholders for the purpose of (a) acting upon this Agreement, (b) amending and restating its articles of incorporation as set forth herein, and (c) seeking shareholder approval of the ISBF 2008 Equity Incentive Plan to be effective immediately at the Effective Time, to be held at the earliest practicable date after the Registration Statement has been declared effective by the SEC. ISBF shall mail to its shareholders, at least twenty (20) Business Days prior to such meeting, notice of such meeting together with the Proxy Statement-Prospectus, which shall include a copy of this Agreement. Subject to its fiduciary duties, ISBF and its board of directors shall recommend to shareholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the shareholders of ISBF. For the avoidance of doubt, the parties acknowledge that the failure of ISBF to cause a meeting of its shareholders to be held for the purposes set forth in the Agreement or otherwise to make the recommendations required by or to withdraw, modify or change such recommendation as provided in the provisions of this Section 7.8 shall be deemed to have a Material Adverse Effect on ISBF on a consolidated basis and on MidWestOne’s and its shareholders’ rights under this Agreement.

Section 7.9 Information Provided to MidWestOne. ISBF agrees that none of the information concerning ISBF or any ISBF Subsidiary that is provided or to be provided by ISBF to MidWestOne for inclusion or that is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of ISBF’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement-Prospectus shall be mailed. Notwithstanding the foregoing, ISBF shall have no responsibility for the truth or accuracy of any information with respect to MidWestOne or any MidWestOne Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

Section 7.10 Indemnification. Except as may be limited by applicable Legal Requirements, ISBF shall honor any of MidWestOne’s obligations in respect of indemnification and advancement of expenses currently provided by MidWestOne in its articles of incorporation or bylaws in favor of the current and former directors and officers of MidWestOne and MidWestOne Bank for not less than six (6) years from the Effective Time with respect to matters occurring prior to the Effective Time. Notwithstanding any provision of Section 7.2, ISBF shall acquire and maintain for a period of six (6) years extended insurance coverage of acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by MidWestOne’s director and officer liability policies of insurance (commonly referred to as “tail coverage”) on terms with respect to such coverage and amount substantially similar to the terms and conditions of MidWestOne’s director and officer liability policies of insurance in effect immediately prior to the Effective Time; provided, however, that ISBF shall not be obligated to make annual premium payments (or the annualized equivalent in premium payments for whatever period may be covered) pursuant to this Section 7.10 for such insurance coverage to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by MidWestOne for its current premiums for such insurance (the “Insurance Expense Cap”). If ISBF is unable to obtain an insurance policy with the coverage required hereby within the Insurance Expense Cap, then ISBF shall use the full amount of the Insurance Expense Cap to obtain one or more alternate insurance policies with as much coverage as is commercially obtainable.

Section 7.11 Authorization and Reservation of ISBF Common Stock. The board of directors of ISBF shall, as of the date hereof, authorize and reserve the maximum number of shares of ISBF Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

Section 7.12 Nasdaq Listing. ISBF shall use its reasonable best efforts to list on the Nasdaq Global Market, subject to official notice of issuance, all shares of ISBF Common Stock, including the shares of ISBF Common Stock to be issued in connection with the Merger.

Section 7.13 ISBF Board. ISBF shall take all action necessary to ensure that the board of directors, including all committees thereof, of the Surviving Corporation will be as set forth in Exhibit C.

Section 7.14 Capital Stock. Except as otherwise permitted in or contemplated by this Agreement and without the prior written consent of MidWestOne, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, ISBF shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of ISBF Common Stock or any other capital stock of ISBF, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock, other than pursuant to the ISBF Stock Option Plan, the aggregate number of shares of ISBF Common Stock covered by all existing grants being no more than 18,465 shares. No additional shares of ISBF Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights, except as otherwise provided in Section 8.7.

Section 7.15 Employment Agreements. Concurrently with the execution and delivery of this Agreement, ISBF shall cause to be executed and delivered: (a) by all parties, employment agreements in the form of Exhibit F-3, signed by ISBF CEO and ISBF CLO, to be effective at the Effective Time; and (b) a letter agreement in the form of Exhibit F-4, signed by ISBF Chairman, to be effective at the Effective Time.

Section 7.16 Shareholder Sale Agreements. Concurrently with the execution and delivery of this Agreement, ISBF shall cause to be delivered to MidWestOne a shareholder sale agreement in the form of Exhibit G from each ISBF shareholder listed on the schedule to Exhibit G that also is a director of ISBF. Between the date of this Agreement and the Effective Time, ISBF shall use its reasonable best efforts to cause each other ISBF shareholder listed on the schedule to Exhibit G to execute a shareholder sale agreement in the form of Exhibit G and deliver any such executed agreements to MidWestOne at the Closing; provided, however, that, for the avoidance of doubt, the failure to obtain any of the agreements contemplated by this sentence, despite ISBF’s reasonable best efforts, shall not be deemed to constitute a breach of the covenant contained in this Section 7.16.

Section 7.17 Option Plans. ISBF shall take all action necessary to implement, and present to its board of directors and shareholders for approval, the ISBF 2008 Equity Incentive Plan.

Section 7.18 Dividends. Notwithstanding anything contained herein to the contrary, between the date of this Agreement and the Effective Time, ISBF may declare and pay to its shareholders in December 2007 its annual cash dividend not to exceed $0.33 per share of ISBF Common Stock, and shall declare, pay or make no other dividend or other distribution or payment in respect of, or redemption of, shares of ISBF Common Stock.

ARTICLE 8

COVENANTS OF ALL PARTIES

Section 8.1 Regulatory Approvals. ISBF shall use its reasonable best efforts to make or cause to be made, within thirty (30) days after the date of this Agreement, all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA; (b) the Division pursuant to the Iowa Banking Act; (c) the FDIC pursuant to the FDI Act; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. ISBF shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, MidWestOne and its counsel shall be provided with the opportunity to comment thereon, and ISBF agrees promptly to advise MidWestOne and its counsel of any material communication received by it or its counsel from any Regulatory Authorities with respect to such filings, and to provide copies of any such written communication to ISBF and its counsel.

Section 8.2 SEC Registration. ISBF shall use its reasonable best efforts to file with the SEC, as soon as reasonably practicable after September 30, 2007, a registration statement on an appropriate form under the Securities Act covering the shares of ISBF Common Stock to be issued pursuant to this Agreement and shall use all reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or lawful termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same (such registration statement, and any amendments and supplements thereto, is referred to as the “Registration Statement”). The Registration Statement shall include a joint proxy statement-prospectus prepared by ISBF and MidWestOne (the “Proxy Statement-Prospectus”), for use in connection with the meetings of the shareholders of ISBF and MidWestOne referred to in Section 7.9 and Section 6.9, respectively, all in accordance with the rules and regulations of the SEC. ISBF shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all permits, authorizations, consents or approvals required under any applicable Legal Requirements (including all state securities laws) for the issuance of the shares of ISBF Common Stock to shareholders of MidWestOne. In advance of any filing made under this Section, ISBF and MidWestOne and their respective counsel shall be provided with the opportunity to comment thereon, and ISBF and MidWestOne each agree promptly to advise each other and each other’s counsel of any material communication received by it or its counsel from the SEC or any other Regulatory Authorities with respect to such filings, and to provide to the other party and its counsel copies of any such written communications.

Section 8.3 Necessary Approvals. ISBF and MidWestOne agree that MidWestOne’s counsel will have primary responsibility for preparation of the Registration Statement and ISBF’s counsel will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions. Each of ISBF and MidWestOne and their respective Subsidiaries agree fully to promptly cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

Section 8.4 Customer and Employee Relationships. Each of ISBF and MidWestOne agrees that its respective Representatives may jointly:

(a) participate in meetings or discussions with officers and employees of MidWestOne and ISBF and their Subsidiaries in connection with employment opportunities with ISBF after the Effective Time; and

(b) contact Persons having dealings with MidWestOne or ISBF or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by ISBF after the Effective Time.

Section 8.5 Publicity. Prior to the Effective Time, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, except as may be required by law.

Section 8.6 Reasonable Best Efforts; Cooperation. Each of ISBF and MidWestOne agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible. Neither ISBF nor MidWestOne will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of ISBF and MidWestOne will, and will cause each ISBF Subsidiary and MidWestOne Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

Section 8.7 Stay Bonuses. The parties hereto acknowledge that: (a) MidWestOne and ISBF, as applicable, shall commit to pay the stay bonus payments to employees of MidWestOne or any MidWestOne Subsidiary, or ISBF or any ISBF Subsidiary, as applicable; and (b) ISBF shall commit to make, at or after the Effective Time, new grants of employee stock options or restricted stock to employees of MidWestOne or any MidWestOne Subsidiary, or ISBF or any ISBF Subsidiary, as provided on Schedule 8.7, provided, however, that neither MidWestOne nor ISBF shall be obligated to pay any such bonus payment unless and until such employee executes and delivers a stay bonus agreement as contemplated by Schedule 8.7, which agreement shall govern the obligation to make any such bonus payment.

Section 8.8 General Severance Plan. The parties hereto acknowledge that ISBF, as the surviving entity, will make severance payments to certain current or former employees of either ISBF or MidWestOne, pursuant to the general severance plan to be established as provided in Schedule 8.8.

Section 8.9 Employee Benefits.

(a) ISBF and MidWestOne shall use their respective reasonable best efforts to determine prior to the Closing the types of benefits to be offered after the Effective Time by ISBF, as the surviving corporation to the Merger, to the continuing employees of MidWestOne or MidWestOne Bank, and of ISBF and its Subsidiaries, as applicable. All continuing employees of ISBF and MidWestOne shall receive full service credit for all years of employment with either entity for purposes of eligibility and vesting under applicable employee benefit plans and for purposes of determining benefits under the vacation and severance plans and policy.

(b) Each of ISBF and MidWestOne agrees to cooperate and use its reasonable best efforts to facilitate the retention of the MidWestOne ESOP by ISBF as a successor to MidWestOne. Further, the parties agree that all employees of MidWestOne or MidWestOne Bank who become employees of ISBF or any of its Subsidiaries and all other employees of ISBF or any of its Subsidiaries will be allowed to participate in such plan with the full rights and benefits afforded under the current terms of the MidWestOne ESOP. Any employees of MidWestOne who are terminated as a result of the Contemplated Transactions shall become fully vested in any accrued benefit under the MidWestOne ESOP.

(c) ISBF agrees to take all actions necessary to freeze new participation in, and the future benefit accruals under, the ISBF Pension Plan as of the earlier of the Effective Time or December 31, 2007. To the extent not vested as a result of such freeze, any employees of ISBF who are terminated as a result of the Contemplated Transactions shall become fully vested in any accrued benefit under the ISBF Pension Plan.

(d) Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the respective boards of directors of MidWestOne and ISBF (or an appropriate committee thereof) shall take all actions necessary on its part to: (i) cause each outstanding unexercised MidWestOne Stock Option or ISBF Stock Option, as the case may be, to vest and become exercisable upon consummation of the Merger; and (ii) extend the period during which a holder of MidWestOne Stock Options or ISBF Stock Options, as the case may be, may exercise such options after termination of employment for any reason (other than termination by the Surviving Corporation or a Subsidiary for cause or resignation by the employee in circumstances that do not entitle the employee to severance benefits) to one (1) year from the date of termination, but not beyond the expiration date of the option.

(e) Notwithstanding anything in this Agreement to the contrary, ISBF and MidWestOne shall take all action necessary to enact the items set forth on Schedule 8.9.

Section 8.10 Dividends.

(a) ISBF and MidWestOne hereby agree to take such actions as are necessary or advisable to assure that for any quarterly period there shall not be a duplication or omission of the payment of dividends to shareholders of MidWestOne.

(b) It is the intent of the parties that the Surviving Corporation shall, in its initial fiscal year, declare and pay to its shareholders quarterly cash dividends of $0.1525 per share, subject to, among other things: (i) applicable federal and state law and regulations; (ii) the earnings and financial condition of the Surviving Corporation; (iii) the ongoing approval thereof by the Surviving Corporation’s board of directors; and (iv) general economic conditions.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF ISBF

The obligations of ISBF to consummate the Contemplated Transactions and to take the other actions required to be taken by ISBF at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by ISBF, in whole or in part):

Section 9.1 Accuracy of Representations and Warranties. All of the representations and warranties of MidWestOne set forth in this Agreement shall be true and correct in accordance with the Article 4 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date.

Section 9.2 MidWestOne’s Performance. MidWestOne shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, MidWestOne shall have performed and complied in all respects with such covenants and obligations.

Section 9.3 Documents Satisfactory. All proceedings, corporate or other, to be taken by MidWestOne in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for ISBF.

Section 9.4 Corporate Approval. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of ISBF and MidWestOne.

Section 9.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against MidWestOne or any MidWestOne Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on MidWestOne on a consolidated basis or on ISBF’s rights under this Agreement.

Section 9.6 Absence of Material Adverse Changes. From the date hereof to the Closing, there shall be no event or occurrence that has had or would be reasonably likely to have a Material Adverse Effect on MidWestOne on a consolidated basis.

Section 9.7 Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to ISBF, and all applicable waiting periods shall have expired, except to the extent that the failure to obtain any such consents or approvals would not have a Material Adverse Effect on MidWestOne on a consolidated basis or on ISBF’s rights under this Agreement.

Section 9.8 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 9.9 Registration Statement. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

Section 9.10 Fairness Opinion. As of the date of this Agreement and prior to distribution of the Proxy Statement-Prospectus to the shareholders of ISBF, ISBF shall have received an opinion from Keefe Bruyette & Woods, Inc. to the effect that the consideration to be paid to MidWestOne’s shareholders in connection with the Merger is fair from a financial point of view, and the same shall not have been withdrawn prior to the Closing.

Section 9.11 Tax Opinion. ISBF shall have received a written opinion of McGladrey & Pullen, LLP, in form and substance reasonably satisfactory to ISBF and MidWestOne, dated as of the date of the Registration Statement and updated through the Closing Date, substantially to the effect that: (i) the Merger will constitute a tax-free reorganization under Section 368(a) of the Code; (ii) no gain or loss will be recognized by MidWestOne or ISBF as a result of the Merger; and (iii) no gain or loss will be recognized by the shareholders of MidWestOne who exchange all their MidWestOne Common Stock solely for ISBF Common Stock pursuant to the Merger (except that gain or loss will be recognized with respect to any cash received in lieu of fractional shares).

Section 9.12 Nasdaq Listing. The shares of ISBF Common Stock, including the shares to be issued in connection with the Merger, shall have been approved for listing on The Nasdaq Stock Market.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MIDWESTONE

MidWestOne’s obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by MidWestOne at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by MidWestOne, in whole or in part):

Section 10.1 Accuracy of Representations and Warranties. All of the representations and warranties of ISBF set forth in this Agreement shall be true and correct in accordance with the Article 5 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date.

Section 10.2 ISBF’s Performance. ISBF shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, ISBF shall have performed and complied in all respects with such covenants and obligations.

Section 10.3 Documents Satisfactory. All proceedings, corporate or other, to be taken by ISBF in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for MidWestOne.

Section 10.4 Corporate Approval. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of ISBF and the shareholders of MidWestOne.

Section 10.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against ISBF or any ISBF Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on ISBF on a consolidated basis or on MidWestOne’s rights under this Agreement.

Section 10.6 Absence of Material Adverse Changes. From the date hereof to the Closing, there shall be no event or occurrence that has had or would be reasonably likely to have a Material Adverse Effect on ISBF on a consolidated basis.

Section 10.7 Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to MidWestOne, and all applicable waiting periods shall have expired, except to the extent that the failure to obtain any such consents or approvals would not have a Material Adverse Effect on ISBF on a consolidated basis or on MidWestOne’s rights under this Agreement.

Section 10.8 No Prohibitions. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 10.9 Registration Statement. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

Section 10.10 Tax Opinion. MidWestOne shall have received a written opinion of Vedder, Price, Kaufman & Kammholz, P.C., in form and substance reasonably satisfactory to ISBF and MidWestOne, dated as of the date of the Registration Statement and updated through the Closing Date, substantially to the effect that: (i) the Merger will constitute a tax-free reorganization under Section 368(a) of the Code; (ii) no gain or loss will be recognized by MidWestOne as a result of the Merger; and (iii) no gain or loss will be recognized by the shareholders of MidWestOne who exchange all their MidWestOne Common Stock solely for ISBF Common Stock pursuant to the Merger (except that gain or loss will be recognized with respect to any cash received in lieu of fractional shares).

Section 10.11 Fairness Opinion. As of the date of this Agreement and prior to distribution of the Proxy Statement-Prospectus to the shareholders of MidWestOne, MidWestOne shall have received an opinion from Sandler O’Neill & Partners, L.P. and an opinion from Howe Barnes Hoefer & Arnett, Inc. to the effect that the consideration to be received by MidWestOne’s shareholders in connection with the Merger is fair, from a financial point of view, to MidWestOne’s shareholders, and the same shall not have been withdrawn prior to the Closing.

Section 10.12 Nasdaq Listing. The shares of ISBF Common Stock, including the shares to be issued in connection with the Merger, shall have been approved for listing on The Nasdaq Stock Market.

ARTICLE 11

TERMINATION

Section 11.1 Termination of Agreement. This Agreement may be terminated only as set forth below:

(a) by mutual consent of the boards of directors of ISBF and MidWestOne, each evidenced by appropriate written resolutions;

(b) by ISBF if: (i) any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of ISBF to comply with its obligations under this Agreement); (ii) the failure to satisfy such condition would be reasonably likely to have a Material Adverse Effect upon MidWestOne; and (iii) ISBF has not waived such condition on or before the Closing Date, provided, however, that the condition set forth in clause (ii) of this paragraph need not be satisfied to terminate this Agreement if the failure to satisfy any condition was the result of any intentional or grossly negligent: (A) action, (B) failure to act or (C) misrepresentation, of or by MidWestOne;

(c) by MidWestOne if: (i) any of the conditions in Article 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of MidWestOne to comply with its obligations under this Agreement); (ii) the failure to satisfy such condition would be reasonably likely to have a Material Adverse Effect upon ISBF; and (iii) MidWestOne has not waived such condition on or before the Closing Date, provided, however, that the condition set forth in clause (ii) of this paragraph need not be satisfied to terminate this Agreement if the failure to satisfy any condition was the result of any intentional or grossly negligent: (A) action, (B) failure to act or (C) misrepresentation, of or by ISBF;

(d) by ISBF by giving written notice of such termination to MidWestOne if: (i) there has been (A) a breach of any covenant herein that would be reasonably likely to have a Material Adverse Effect on MidWestOne (except for breaches of Section 6.6 or Section 6.9, which are separately addressed in Section 11.1(g)), on the part of MidWestOne which has not been cured or adequate assurance of cure given, in either case within thirty (30) Business Days following notice of such breach from ISBF, unless such breach or failure is a result of the failure by ISBF to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder; or (B) a breach of a representation or warranty of MidWestOne herein that (individually or, together with other such breaches, in the aggregate) would be reasonably likely to have a Material Adverse Effect on MidWestOne, and that, in the reasonable opinion of ISBF’s board of directors, by its nature cannot be cured on or prior to the Termination Date (as defined below); or (ii) there shall have occurred or been proposed after the date of this Agreement, any change in any Legal Requirement, or after the date of this Agreement there shall have been any Order by any Regulatory Authority that could reasonably be expected to prevent or delay consummation of the Merger beyond the Termination Date;

(e) by MidWestOne by giving written notice of such termination to ISBF if: (i) there has been (A) a breach of any covenant herein that would be reasonably likely to have a Material Adverse Effect on ISBF (except for breaches of Section 7.6 or Section 7.8 which are separately addressed in Section 11.1(h)), on the part of ISBF which has not been cured or adequate assurance of cure given, in either case within thirty (30) Business Days following notice of such breach from MidWestOne, unless such breach or failure is a result of the failure by MidWestOne to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder; or (B) a breach of a representation or warranty of ISBF herein that (individually or, together with other such breaches, in the aggregate) would be reasonably likely to have a Material Adverse Effect on ISBF, and that, in the reasonable opinion of MidWestOne’s board of directors, by its nature cannot be cured on or prior to the Termination Date; or (ii) there shall have occurred or been proposed after the date of this Agreement, any change in any Legal Requirement, or after the date of this Agreement there shall have been any Order by any Regulatory Authority that could reasonably be expected to prevent or delay consummation of the Merger beyond the Termination Date;

(f) by ISBF or MidWestOne, by giving written notice of such termination to the other party, if: (i) the Federal Reserve, the Division or any Regulatory Authority the approval of which is required for consummation of the Contemplated Transactions has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority and a petition for rehearing shall not have been granted or an amended application shall not have been accepted for filing by the applicable Regulatory Authority within the sixty (60) day period following such withdrawal; or (iii) the Effective Time shall not have occurred at or before 11:59 p.m. on May 31, 2008 (the “Termination Date”), provided, however (and without limiting the applicability, if any, of the provisions of Section 11.2 below, with respect to the occurrence of any event described in clauses (i) or (ii) above), that the right to terminate this Agreement under this Section 11.1(f) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of the event described in clause (iii) above;

(g) by ISBF, by giving written notice of such termination to MidWestOne, and subject to the special termination fee set forth in Section 11.5(a) if: (i) MidWestOne breaches any of its obligations under Section 6.6; (ii) MidWestOne breaches any of its obligations under Section 6.9 to call a shareholders’ meeting to vote on, and to recommend to its shareholders to vote to approve, this Agreement and the Contemplated Transactions, including the Merger; or (iii) MidWestOne’s shareholders fail to approve this Agreement and the Merger;

(h) by MidWestOne, by giving written notice of such termination to ISBF, and subject to the special termination fee set forth in Section 11.5(b) if: (i) ISBF breaches any of its obligations under Section 7.6;

(ii) ISBF breaches any of its obligations under Section 7.8 to call a shareholders’ meeting to vote on, and to recommend to its shareholders to vote to approve, this Agreement and the Contemplated Transactions, including the Merger; or (iii) ISBF’s shareholders fail to approve this Agreement and the Merger;

(i) by ISBF, by giving written notice of such termination to MidWestOne, and subject to the special termination fee set forth in Section 11.5(a), if ISBF receives an Unsolicited ISBF Proposal that is determined in good faith by the ISBF Board of Directors, after consultation with ISBF’s financial advisor, is on terms that are more favorable to the shareholders of ISBF than the Merger and has a reasonable prospect of being consummated in accordance with its terms (a “Superior ISBF Proposal”); provided, however, that ISBF shall not be permitted to terminate this Agreement pursuant to this Section 11.1(i) unless ISBF shall have given MidWestOne five (5) Business Days’ prior written notice thereof (or, if there are less than five (5) Business Days remaining prior to the Closing, written notice prior to the Closing) of its intent to so terminate this Agreement pursuant to this Section 11.1(i), together with a summary of the terms of, and the identity of the Person making, such Superior ISBF Proposal;

(j) by MidWestOne, by giving written notice of such termination to ISBF, and subject to the special termination fee set forth in Section 11.5(b), if MidWestOne receives an Unsolicited MidWestOne Proposal that is determined in good faith by the MidWestOne Board of Directors, after consultation with MidWestOne’s financial advisor, is on terms that are more favorable to the shareholders of MidWestOne than the Merger and has a reasonable prospect of being consummated in accordance with its terms (a “Superior MidWestOne Proposal”), provided, however, that MidWestOne shall not be permitted to terminate this Agreement pursuant to this Section 11.1(j) unless MidWestOne shall have given ISBF five (5) Business Days’ prior written notice thereof (or, if there are less than five (5) Business Days remaining prior to the Closing, written notice prior to the Closing) of its intent to so terminate this Agreement pursuant to this Section 11.1(j), together with a summary of the terms of, and the identity of the Person making, such Superior MidWestOne Proposal;

(k) by ISBF, by giving written notice of such termination to MidWestOne, and subject to the special termination fee set forth in Section 11.5(b), if the fairness opinion provided for in Section 9.10 shall have been withdrawn prior to the Closing; or

(l) by MidWestOne, by giving written notice of such termination to ISBF, and subject to the special termination fee set forth in Section 11.5(a), if the fairness opinion provided for in Section 10.11 shall have been withdrawn prior to the Closing.

Section 11.2 Effect of Termination or Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 11.1, this Agreement shall become null and void, ISBF shall bear all ISBF Transactional Expenses, MidWestOne shall bear all MidWestOne Transactional Expenses, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or shareholders, except for the obligations of ISBF and MidWestOne concerning confidentiality referred to in Section 6.1 and Section 7.1, respectively, and except as provided under Section 11.3, Section 11.4 and Section 11.5.

Section 11.3 Payments to MidWestOne. Subject to the further provisions of this Section, if ISBF terminates this Agreement pursuant to Section 11.1(k), then ISBF shall pay to MidWestOne, upon its written demand, the MidWestOne Transactional Expenses in an amount not to exceed $350,000. Also subject to the further provisions of this Section, if MidWestOne terminates this Agreement pursuant to Section 11.1(e)(i)(A), Section 11.1(e)(i)(B) (and such representation was breached as of the date of this Agreement), Section 11.1(h)(i) or Section 11.1(h)(ii), then in any such case, ISBF shall pay to MidWestOne, upon its written demand, the MidWestOne Transactional Expenses in an amount not to exceed $350,000, and an additional sum equal to $1.0 million (the “ISBF Base Termination Fee”). The payment of the sums described in this Section shall be made by wire transfer of immediately available funds to such account as MidWestOne shall designate, such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of MidWestOne and the MidWestOne Subsidiaries against ISBF, the ISBF Subsidiaries and their respective officers, directors, employees and shareholders for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar MidWestOne from asserting or enforcing any such claim against any Person other than ISBF, the ISBF Subsidiaries and their respective officers, directors, employees and shareholders and the foregoing is made expressly subject to the provisions of Section 11.5. Notwithstanding the foregoing, this Section 11.3 shall not require ISBF to pay to MidWestOne any ISBF Base Termination Fee or MidWestOne Transactional Expenses if the Merger is not consummated as a result of the lawful termination of this Agreement by (x) the mutual consent of MidWestOne and ISBF pursuant to Section 11.1(a), (y) MidWestOne or ISBF pursuant to Section 11.1(f), or (z) MidWestOne pursuant to Section 11.1(e)(ii).

Section 11.4 Payments to ISBF. Subject to the further provisions of this Section, if MidWestOne terminates this Agreement pursuant to Section 11.1(l), then MidWestOne shall pay to ISBF, upon its written demand, the ISBF Transactional Expenses in an amount not to exceed $350,000. Also subject to the further provisions of this Section, if ISBF terminates this Agreement pursuant to Section 11.1(d)(i)(A), Section 11.1(d)(i)(B) (and such representation was breached as of the date of this Agreement), Section 11.1(g)(i) or Section 11.1(g)(ii), then in any such case, MidWestOne shall pay to ISBF, upon its written demand, the ISBF Transactional Expenses in an amount not to exceed $350,000, and an additional sum equal to $1.0 million (the “MidWestOne Base Termination Fee”). The payment of the sums described in this Section shall be made by wire transfer of immediately available funds to such account as ISBF shall designate, such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of ISBF and the ISBF Subsidiaries against MidWestOne, the MidWestOne Subsidiaries and their respective officers, directors, employees and shareholders for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar ISBF from asserting or enforcing any such claim against any Person other than MidWestOne, the MidWestOne Subsidiaries and their respective officers, directors, employees and shareholders and the foregoing is made expressly subject to the provisions of Section 11.5. Notwithstanding the foregoing, this Section 11.4 shall not require MidWestOne to pay ISBF any MidWestOne Base Termination Fee or ISBF Transactional Expenses if the Merger is not consummated as a result of the lawful termination of this Agreement by (x) the mutual consent of MidWestOne and ISBF pursuant to Section 11.1(a), (y) MidWestOne or ISBF pursuant to Section 11.1(f), or (z) ISBF pursuant to Section 11.1(d)(ii).

Section 11.5 Special Termination Fees. (a) If this Agreement is terminated by ISBF pursuant to Section 11.1(d)(i)(A) or Section 11.1(g) or by MidWestOne pursuant to Section 11.1(j) or Section 11.1(l), and within twelve (12) months after such termination MidWestOne shall enter into a definitive written agreement with any Person (other than ISBF and its Affiliates) with respect to an acquisition of not less than twenty percent (20%) of the outstanding shares of MidWestOne Common Stock or all or substantially all of the assets of MidWestOne or MidWestOne Bank, MidWestOne shall pay to ISBF, within ten (10) Business Days after the execution of such definitive agreement, the amount of $2.0 million by wire transfer of immediately available funds to such account as ISBF shall designate.

(b) If this Agreement is terminated by MidWestOne pursuant to Section 11.1(e)(i)(A) or Section 11.1(h) or by ISBF pursuant to Section 11.1(i) or Section 11.1(k), and within twelve (12) months after such termination ISBF shall enter into a definitive written agreement with any Person (other than MidWestOne and its Affiliates) with respect to an acquisition of not less than twenty percent (20%) of the outstanding shares of ISBF Common Stock or all or substantially all of the assets of ISBF or the ISBF Subsidiary Banks, ISBF shall pay to MidWestOne, within ten (10) Business Days after the execution of such definitive agreement, the amount of $2.0 million by wire transfer of immediately available funds to such account as MidWestOne shall designate.

(c) All payments made pursuant to this Section shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and shareholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar the party receiving such payment from asserting or enforcing any such claim against any Person other than the party making such payment, such party’s Affiliates and their respective officers, directors, employees and shareholders.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 12.2 Assignments, Successors and No Third Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, other than Section 7.10, which is intended to be for the benefit of the individuals covered thereby.

Section 12.3 Waiver. Except as provided in Article 11, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.4 Confidentiality. Between the date of this Agreement and the Closing Date, each of ISBF and MidWestOne will maintain in confidence, and will cause each of its respective Representatives to maintain in confidence, and not use to the detriment of the other or its Subsidiaries any written, oral, or other information obtained in confidence from the other of any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

Section 12.5 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include facsimile communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied:

If to ISBF, to:

ISB Financial Corp. 102 South Clinton St. Iowa City, Iowa 52240
Telephone:	(319) 356-5800
Facsimile:	(319) 356-5849
Attention:	Charles N. Funk, President

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 N. Madison Avenue, Suite 3900 Chicago, Illinois 60606
Telephone:	(312) 984-3100
Facsimile:	(312) 984-3150
Attention:	John E. Freechack, Esq.

If to MidWestOne, to:

MidWestOne Financial Group, Inc. 222 First Avenue East Oskaloosa, Iowa 52577
Telephone:	(641) 673-8448
Facsimile:	(641) 673-7836
Attention:	Charles S. Howard Chairman, President and Chief Executive Officer

with copies to:

Vedder, Price, Kaufman & Kammholz, P.C. 222 N. LaSalle Street Chicago, Illinois 60601
Telephone:	(312) 609-7762
Facsimile:	(312) 609-5005
Attention:	Daniel C. McKay, II, Esq.

or to such other Person or place as MidWestOne shall furnish to ISBF or ISBF shall furnish to MidWestOne in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile, on the next Business Day.

Section 12.6 Entire Agreement. This Agreement the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, and the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 12.7 Modification. This Agreement may not be amended except by a written agreement signed by each of MidWestOne and ISBF. Without limiting the foregoing, MidWestOne and ISBF may by written agreement signed by each of them: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the shareholders of ISBF and MidWestOne shall affect the rights of ISBF’s or MidWestOne’s shareholders, respectively, in any manner which is materially adverse to such Persons.

Section 12.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 12.9 Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.10 Survival. Except for covenants that are expressly to be performed after the Closing, the representations, warranties and covenants contained herein shall not survive beyond the Closing.

Section 12.11 Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ISB FINANCIAL CORP.

By:	/s/ CHARLES N. FUNK
Name:	Charles N. Funk
Title:	President and Chief Executive Officer

MIDWESTONE FINANCIAL GROUP, INC.

By:	/s/ CHARLES S. HOWARD
Name:	Charles S. Howard
Title:	President and Chief Executive Officer

Appendix B

September 11, 2007

Board of Directors

MidWestOne Financial Group, Inc.

222 First Avenue East

Oskaloosa, IA 52577-1104

Ladies and Gentlemen:

MidWestOne Financial Group, Inc. (“MidWestOne”) and ISB Financial Corp. (“ISBF”) have entered into an Agreement and Plan of Merger, dated as of September 11, 2007 (the “Agreement”), pursuant to which MidWestOne will merge with and into ISBF in a merger of equals transaction, with the resulting company to be named MidWestOne Financial Group, Inc. (the “Merger”). Under the terms of the Agreement, at the Effective Time and as a result of the Merger, each outstanding share of MidWestOne common stock (the “MidWestOne Common Stock”), other then certain shares as specified in the Agreement, will be converted into the right to receive 0.95 shares of ISBF common stock (the “Exchange Ratio”). Cash will be paid in lieu of fractional shares. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of MidWestOne Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of MidWestOne that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of ISBF that we deemed relevant; (iv) internal financial projections for MidWestOne for the years ending December 31, 2007 through 2011 as provided by and discussed with senior management of MidWestOne; (v) internal financial projections for ISBF for the years ending December 31, 2007 through 2011 as provided by and discussed with senior management of ISBF; (vi) the pro forma financial impact of the Merger on MidWestOne, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the senior management of MidWestOne and ISBF; (vii) the publicly reported historical price and trading activity for MidWestOne’s and ISBF’s common stock, including a comparison of certain financial and stock market information for MidWestOne and ISBF and similar publicly available information for certain other companies the securities of which are publicly traded; (viii) to the extent publicly available, the financial terms of certain recent merger of equals type business combinations in the banking industry; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of MidWestOne the business, financial condition, results of operations and prospects of MidWestOne and held similar discussions with certain members of senior management of ISBF regarding the business, financial condition, results of operations and prospects of ISBF.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by MidWestOne and ISBF or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of MidWestOne and ISBF that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MidWestOne and ISBF or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of MidWestOne and ISBF nor have we reviewed any individual credit files relating to MidWestOne and ISBF. We have assumed, with your consent, that the respective allowances for loan losses for both MidWestOne and ISBF are adequate to cover such losses.

With respect to the internal financial projections for MidWestOne and ISBF reviewed with the managements of MidWestOne and ISBF, respectively, and used by us in our analyses, MidWestOne’s and ISBF’s managements confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of MidWestOne and ISBF, respectively. With respect to the transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by and reviewed with the senior managements of MidWestOne and ISBF, such managements confirmed to us that they reflected the best currently available estimates and judgments of such managements and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in MidWestOne’s and ISBF’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that MidWestOne and ISBF will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice MidWestOne has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of ISBF’s common stock will be when issued to MidWestOne’s shareholders pursuant to the Agreement or the prices at which MidWestOne’s and ISBF’s common stock may trade at any time.

We have acted as MidWestOne’s financial advisor in connection with the Merger and will receive a fee for our services and for rendering this opinion, a substantial portion of which is contingent upon consummation of the Merger. MidWestOne has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to MidWestOne and ISBF and their affiliates. We may also actively trade the equity or debt securities of MidWestOne and ISBF or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of MidWestOne in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of MidWestOne Common Stock and does not address the underlying business decision of MidWestOne to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for MidWestOne or the effect of any other transaction in which MidWestOne might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair to the holders of MidWestOne Common Stock from a financial point of view.

Very truly yours,

Appendix C

September 11, 2007

Board of Directors

MidWestOne Financial Group, Inc.

222 First Avenue East

Oskaloosa, IA 52577

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the exchange ratio to be received by the holders of the outstanding shares of common stock of MidWestOne Financial Group, Inc. (“MidWestOne”) in the merger of equals with ISB Financial Corp. (“ISB”) (the “Merger”) pursuant to the Agreement and Plan of Merger dated September 11, 2007 by and between MidWestOne and ISB (the “Merger Agreement”).

Pursuant to the Merger Agreement, each share of MidWestOne common stock outstanding immediately prior to the effective time of the Merger (other than shares as to which statutory dissenters’ appraisal rights have been exercised) will be converted into 0.95 shares of common stock of ISB (the “Exchange Ratio”). Options to purchase shares of MidWestOne’s common stock will be converted into options to purchase shares of ISB’s common stock with the same economic value based upon the Exchange Ratio. The terms of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we have reviewed certain publicly available business, financial and stockholder information relating to MidWestOne and its subsidiaries and to ISB and its subsidiaries. In addition, we have reviewed certain financial information provided to us by both MidWestOne and ISB pertaining to their respective business plans and projections.

In connection with the foregoing, we have:

1. Reviewed the terms of the Merger Agreement;

2. Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and other historical financial information of MidWestOne;

3. Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and other historical financial information of ISB;

4. Reviewed net income and earnings per share estimates for MidWestOne for the years ending December 31, 2007 through 2011 as provided by, and reviewed with, senior management of MidWestOne;

5. Reviewed net income and earnings per share estimates for ISB for the years ending December 31, 2007 through 2011 as provided by senior management of ISB and reviewed with senior management of MidWestOne;

Board of Directors

MidWestOne Financial Group, Inc.

September 11, 2007

6. Reviewed the pro forma impact of the Merger on MidWestOne, based on assumptions relating to transaction expenses, purchase accounting assumptions and cost savings determined by senior management of MidWestOne and ISB;

7. Reviewed projections and other financial analyses prepared by Sandler O’Neill + Partners, L.P., MidWestOne’s other financial advisor;

8. Reviewed the publicly reported historical price and trading activity for MidWestOne’s and ISB’s common stock, including a comparison of certain financial and stock market information for MidWestOne and ISB with similar publicly available information for certain other companies, the common stock of which are publicly traded;

9. Reviewed the relative contribution of assets, liabilities, equity and earnings of MidWestOne and ISB to the resulting institution and the relative pro forma ownership of the stockholders of MidWestOne and ISB in the combined company;

10. Reviewed, to the extent publicly available, the terms of certain recent mergers of equals type business combinations in the banking industry; and

11. Reviewed such other information and performed such other studies and analyses as we considered relevant.

For purposes of this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the material furnished to us by MidWestOne and ISB and the material otherwise made available to us, including information from published sources, and we have not independently verified such data. With respect to the financial information, including forecasts we received from MidWestOne and ISB, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and good faith judgment of the management of MidWestOne and ISB. In addition, we have not made or obtained any independent appraisals or valuations of the assets or liabilities, and potential and/or contingent liabilities of MidWestOne or ISB. We have further relied on the assurances of management of MidWestOne and ISB that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Merger Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction, including a sale of MidWestOne, might produce consideration for MidWestOne or its stockholders in an amount in excess of that contemplated in the Merger. MidWestOne has informed us that no alternative transaction is currently being contemplated by MidWestOne.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement and that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to MidWestOne or ISB or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof.

We have acted as financial advisor to MidWestOne in connection with the Merger and will receive a fee for such services, including a fee that is contingent upon consummation of the Merger. In addition, MidWestOne has agreed to indemnify us for certain liabilities arising out of our engagement by MidWestOne in connection with the Merger.

Board of Directors

MidWestOne Financial Group, Inc.

September 11, 2007

This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner or for any purpose whatsoever without our prior written consent, although this opinion may be (i) furnished to ISB for inspection purposes only, provided however, that such consent to provide ISB with a copy of this opinion is based on the condition that each of MidWestOne and ISB have acknowledged and agreed that ISB is not authorized to and shall not rely on this opinion, and (ii) included in its entirety in the proxy statement/prospectus of MidWestOne used to solicit stockholder approval of the Merger so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. It should be understood that subsequent developments may affect this opinion. The opinion does not in any manner address the prices at which the capital stock of MidWestOne or ISB or any of their respective affiliates has traded in the past or at which such stock of ISB or any of its affiliates may trade after the Merger. It is understood that this letter is directed to the Board of Directors of MidWestOne in its consideration of the Merger Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, and based on such other matters as we considered relevant, it is our opinion that as of the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of MidWestOne common stock.

Sincerely,

HOWE BARNES HOEFER & ARNETT, INC.

Kenneth J. Lovik
Vice President

Appendix D

September 11, 2007

The Board of Directors

ISB Financial Corporation

102 South Clinton Street

Iowa City, IA 52244

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of ISB Financial Corporation (“ISBF”) of the exchange ratio in the proposed merger (the “Merger”) of MidWestOne Financial Group, Inc. (“MidWestOne”) into ISBF, pursuant to the Agreement and Plan of Merger, dated as of September 11, 2007, between ISBF and MidWestOne (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of the common stock of MidWestOne shall be converted into 0.95 share of ISBF common stock (the “Exchange Ratio”).

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, ISBF and MidWestOne, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of ISBF and MidWestOne for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to ISBF. We have acted exclusively for the Board of Directors of ISBF in rendering this fairness opinion and will receive a fee from ISBF for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of ISBF and MidWestOne and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2006 of MidWestOne; (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q MidWestOne and certain other communications from ISBF and MidWestOne to their respective shareholders; and (iv) other financial information concerning the businesses and operations of ISBF and MidWestOne furnished to us by ISBF and MidWestOne for purposes of our analysis. We have also held discussions with senior management of ISBF and MidWestOne regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for ISBF and MidWestOne with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied

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upon the management of ISBF and MidWestOne as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for ISBF and MidWestOne are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of ISBF or MidWestOne, nor have we examined any individual credit files. We have not considered any financial or franchise impact from a divestiture of assets and liabilities as a condition to regulatory approval of the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of ISBF and MidWestOne; (ii) the assets and liabilities of ISBF and MidWestOne; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to shareholders of ISBF.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

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Appendix E

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MIDWESTONE FINANCIAL GROUP, INC.

(f/k/a ISB Financial Corp.)

Pursuant to the provisions of Sections 490.1003 and 490.1007 of the Iowa Business Corporation Act (Chapter 490 of the Iowa Code), the undersigned corporation hereby amends its Articles of Incorporation and thereafter restates them in their entirety. The undersigned corporation hereby certifies the following:

1. The name of the corporation is ISB Financial Corp.

2. This amendment makes the following change to the Articles of Incorporation:

a. Article I of the Articles of Incorporation shall be amended by changing the name of the corporation from “ISB Financial Corp.” to “MidWestOne Financial Group, Inc.”

b. Article V of the Articles of Incorporation shall be amended by changing the registered agent of the corporation to “Charles N. Funk.”

c. Article VII of the Articles of Incorporation shall be deleted in its entirety.

3. This amendment does not provide for an exchange, reclassification or cancellation of issues shares.

4. This amendment was approved by the board of directors of the corporation on September 11, 2007, recommended by the board to the corporation’s shareholders in a proxy statement dated             , 2007, submitted to the corporation’s shareholders for their approval and adopted by the shareholders of the corporation at a special meeting of shareholders held on             , 2007.

5. Not applicable.

6. This amendment was duly approved by the shareholders of the corporation in the manner required by Chapter 490 of the Iowa Code and by the Articles of Incorporation.

7. The amended and restated Articles of Incorporation set forth below consolidate all amendments into a single document.

ARTICLE I

The name of the corporation is MidWestOne Financial Group, Inc.

ARTICLE II

The corporation shall have perpetual duration.

ARTICLE III

The purpose for which this corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Iowa Business Corporation Act.

ARTICLE IV

The aggregate number of shares that the corporation is authorized to issue is ten million (10,000,000) shares of common stock, each to be of the par value of one dollar ($1.00).

ARTICLE V

The address of the registered office of the corporation is 102 S. Clinton, Iowa City, Iowa 52240, and the name of its registered agent at such address is Charles N. Funk.

ARTICLE VI

The initial By-Laws shall be adopted for the corporation by the Board of Directors.

ARTICLE VII

Reserved.

ARTICLE VIII

The name and address of the incorporator is: Phyllis E. Pearson, Tenth Floor Hubbell Building, Des Moines, Iowa 50309.

ARTICLE IX

A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) for a transaction from which the director derives an improper personal benefit, or (d) under § 490.833 of the Iowa Business Corporation Act. If the Iowa Business Corporation Act is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Iowa Business Corporation Act, as so amended. Any repeal or modification of the provisions of this Article by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE X

Section 10.1. The corporation shall indemnify and advance expenses to any person who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including grand jury proceedings, by reason of the fact that such person is or was a director or officer of the corporation or, while a director or officer of the corporation is, or was serving at the request of the corporation as a member, director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, or of a partnership, company, joint venture, trust of other enterprise, including service with respect to employee benefit plans, against reasonable costs, charges, expenses, attorney’s fees, judgements, fines, penalties and amounts reasonably paid in settlement to the extent actually incurred by such person in connection with such claim, action, suit or proceeding, or in connection with an appeal thereof, to the full extent of and in a manner consistent with and limited by the Iowa Business Corporation Act, as the same now exists or may hereafter be amended or changed, or any successor or substitute law.

Entitlement to indemnification under this Section 10.1 shall be conditional upon the corporation being afforded the opportunity to participate directly on behalf of such person in such claim, action, suit or proceeding or any settlement discussions relating thereto. The rights to indemnification hereunder shall be construed to be a contract between the corporation and each person who is now serving or who shall hereafter serve as a director or officer of the corporation. Each person who is now serving or who shall hereafter serve as a director or officer of the corporation shall be deemed to be serving in reliance upon the rights to identification provided hereunder, and such rights to indemnification shall continue as to any person who has ceased to serve in such capacity and shall inure to the benefit of the heirs and personal representative of such person.

Section 10.2. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which the persons indemnified may be entitled under any bylaw, agreement, vote of disinterested directors or otherwise, both as to activity in such person’s official capacity and as to activity in another capacity while holding such office, and shall continue as to a person who has ceased to be a director of officer.

Section 10.3. The corporation, at its expense, shall have the power to purchase and maintain insurance on behalf of the corporation and on behalf of its directors and officers against any liability asserted against such persons in their capacities as directors and officers or arising out of their status as directors and officers, whether or not the corporation would have the power to indemnify the director or officer against such liability hereunder or under the Iowa Business Corporation Act. The corporation’s obligation to indemnify hereunder shall be in excess of any insurance purchase and maintained by the corporation, but such insurance shall be the primary source of satisfaction of such obligation of the corporation. To the extent that indemnification is paid to or on behalf of a director or officer by such insurance, such payments shall be deemed to be in satisfaction of the corporation’s obligation to indemnify such director or officer.

Section 10.4. The board of directors of the corporation by resolution, or by provision in the bylaws of the corporation, may provide indemnification by the corporation to employees and agents of the corporation, other than directors and officers, to the extent provided hereunder for directors and officers of the corporation.

Signed and verified by the undersigned officers of

MIDWESTONE FINANCIAL GROUP, INC.

By:
Charles N. Funk President

By:
Kenneth R. Urmie Secretary

Appendix F

ISB FINANCIAL CORP.

2008 EQUITY INCENTIVE PLAN

Article 1

GENERAL

Section 1.1 Purpose, Effective Date and Term. The purpose of this ISB FINANCIAL CORP. 2008 EQUITY INCENTIVE PLAN (the “Plan”) is to promote the long-term financial success of ISB FINANCIAL CORP., an Iowa corporation (the “Company”), and any Subsidiary by providing a means to attract, retain and reward individuals who can and do contribute to such success and to further align their interests with those of the Company’s shareholders. The “Effective Date” of the Plan is November 20, 2007, subject to approval of the Plan by the Company’s shareholders. The Plan shall remain in effect as long as any awards under it are outstanding; provided, however, that no awards may be granted under the Plan after the ten-year anniversary of the Effective Date.

Section 1.2 Administration. The authority to control and manage the operation of the Plan shall be vested in a committee of the Company’s Board of Directors (the “Committee”), in accordance with Section 5.1.

Section 1.3 Participation. Each employee or Director of, or service provider to, the Company or any Subsidiary of the Company who is granted an award in accordance with the terms of the Plan shall be a “Participant” in the Plan. Awards under the Plan shall be limited to employees and Directors of, and service providers to, the Company or any Subsidiary; provided, however, that an award (other than an award of an ISO) may be granted to an individual prior to the date on which he or she first performs services as an employee or a Director, provided that such award does not become vested prior to the date such individual commences such services.

Section 1.4 Definitions. Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article 8).

Article 2

AWARDS

Section 2.1 General. Any award under the Plan may be granted singularly, in combination with another award (or awards), or in tandem whereby the exercise or vesting of one award held by a Participant cancels another award held by the Participant. Each award under the Plan shall be subject to the terms and conditions of the Plan and such additional terms, conditions, limitations and restrictions as the Committee shall provide with respect to such award and as evidenced in the Award Agreement. Subject to the provisions of Section 2.6, an award may be granted as an alternative to or replacement of an existing award under (i) the Plan; (ii) any other plan of the Company or any Subsidiary; (iii) any Predecessor Plan; or (iv) as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or any Subsidiary, including without limitation the plan of any entity acquired by the Company or any Subsidiary. The types of awards that may be granted under the Plan include:

(a) Stock Options. A stock option represents the right to purchase shares of Stock at an Exercise Price established by the Committee. Any option may be either an incentive stock option (an “ISO”) that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b) or a non-qualified option that is not intended to be an ISO, provided, however, that no ISOs may be: (i) granted after the ten-year anniversary of the earlier of the Effective Date or shareholder approval of the Plan; or (ii) granted to a non-employee. Unless otherwise specifically provided by its terms, any option granted under the Plan shall be a

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non-qualified option. Any ISO granted under this Plan that does not qualify as an ISO for any reason shall be deemed to be a non-qualified option. In addition, any ISO granted under this Plan may be unilaterally modified by the Committee to disqualify such option from ISO treatment such that it shall become a non-qualified option.

(b) Stock Appreciation Rights. A stock appreciation right (an “SAR”) is a right to receive, in cash, Stock or a combination of both (as shall be reflected in the Award Agreement), an amount equal to or based upon the excess of: (i) the Fair Market Value of a share of Stock at the time of exercise; over (ii) an Exercise Price established by the Committee.

(c) Stock Awards. A stock award is a grant of shares of Stock or a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future. Such awards may include, but shall not be limited to, bonus shares, stock units, performance shares, performance units, restricted stock or restricted stock units or any other equity-based award as determined by the Committee.

(d) Cash Incentive Awards. A cash incentive award is the grant of a right to receive a payment of cash, determined on an individual basis or as an allocation of an incentive pool (or Stock having a value equivalent to the cash otherwise payable) that is contingent on the achievement of performance objectives established by the Committee.

Section 2.2 Exercise of Options and SARs. An option or SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall an option or SAR expire later than ten (10) years after the date of its grant (five (5) years in the case of a 10% Shareholder with respect to an ISO). The “Exercise Price” of each option and SAR shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock); provided, however, that the Exercise Price of an ISO shall not be less than 110% of Fair Market Value of a share of Stock on the date of grant in the case of a 10% Shareholder; further, provided, that, to the extent permitted under Code Section 409A, the Exercise Price may be higher or lower in the case of options or SARs granted in replacement of existing awards held by an employee, Director or service provider granted under a Predecessor Plan or by an acquired entity. The payment of the Exercise Price of an option shall be by cash or, subject to limitations imposed by applicable law, by such other means as the Committee may from time to time permit, including: (a) by tendering, either actually or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise; (b) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise; (c) by personal, certified or cashiers’ check; (d) by other property deemed acceptable by the Committee; or (e) by any combination thereof.

Section 2.3 Performance-Based Compensation. Any award under the Plan which is intended to be “performance-based compensation” within the meaning of Code Section 162(m) shall be conditioned on the achievement of one or more objective performance measures, to the extent required by Code Section 162(m), as may be determined by the Committee. The grant of any award and the establishment of performance measures that are intended to be performance-based compensation shall be made during the period required under Code Section 162(m).

(a) Performance Measures. Such performance measures may be based on any one or more of the following: earnings (e.g., earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization; or earnings per share); financial return ratios (e.g., return on investment, return on invested capital, return on equity or return on assets); increase in revenue, operating or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income or net income; debt load reduction; expense management; economic value added; stock price; assets, achievement of balance sheet or income statement objectives and strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. Performance

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measures may be based on the performance of the Company as a whole or of any one or more Subsidiaries or business units of the Company or a Subsidiary and may be measured relative to a peer group, an index or a business plan.

(b) Partial Achievement. The terms of any award may provide that partial achievement of the performance measures may result in a payment or vesting based upon the degree of achievement. In addition, partial achievement of performance measures shall apply toward a Participant’s individual limitations as set forth in Section 3.3.

(c) Extraordinary Items. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; or (iv) mergers or acquisitions. To the extent not specifically excluded, such effects shall be included in any applicable performance measure.

(d) Adjustments. Pursuant to this Section 2.3, in certain circumstances the Committee may adjust performance measures; provided, however, no adjustment may be made with respect to an award that is intended to be performance-based compensation, except to the extent the Committee exercises such negative discretion as is permitted under applicable law for purposes of an exception under Code Section 162(m). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or any Subsidiary conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may: (i) adjust, change or eliminate the performance measures or change the applicable performance period; or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.

Section 2.4 Dividends and Dividend Equivalents. Any award under the Plan, including any option or SAR, may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to shares of Stock subject to the award, which payments may be either made currently or credited to an account for the Participant, may be settled in cash or Stock and may be subject to restrictions similar to the underlying award.

Section 2.5 Deferred Compensation. If any award would be considered “deferred compensation” as defined under Code Section 409A (“Deferred Compensation”), the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the Award Agreement, without the consent of the Participant, to avoid the application of, or to maintain compliance with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section 2.5 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any award under the Plan constitutes acknowledgement and consent to such rights of the Committee, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of this Plan or pursuant to an Award Agreement shall not be applicable to an award which is determined to constitute Deferred Compensation, if such discretionary authority would contravene Code Section 409A.

Section 2.6 Repricing of Awards. Except for adjustments pursuant to Section 3.4 (relating to the adjustment of shares), and reductions of the Exercise Price approved by the Company Shareholders, the Exercise Price for any outstanding option may not be decreased after the date of grant nor may an outstanding option granted under the Plan be surrendered to the Company as consideration for the grant of a replacement option with a lower exercise price.

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Section 2.7 Forfeiture of Awards. Unless specifically provided to the contrary in an Award Agreement, upon notification of Termination of Service for Cause, any outstanding award, whether vested or unvested, held by a Participant shall terminate immediately, the award shall be forfeited and the Participant shall have no further rights thereunder.

Article 3

SHARES SUBJECT TO PLAN

Section 3.1 Available Shares. The shares of Stock with respect to which awards may be made under the Plan shall be shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including shares purchased in the open market or in private transactions.

Section 3.2 Share Limitations.

(a) Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries in the aggregate under the Plan shall be 750,000 shares of Stock (all of which may be granted as ISOs to the extent that such shares are granted under the Plan) less that number of shares subject to outstanding awards under the Predecessor Plans as of the Effective Date. As of the Effective Date, no further awards shall be granted pursuant to the Predecessor Plans. The aggregate number of shares available for grant under this Plan and the number of shares of Stock subject to outstanding awards shall be subject to adjustment as provided in Section 3.4.

(b) Reuse of Shares. To the extent any shares of Stock covered by an award (including stock awards), under the Plan or a Predecessor Plan, are forfeited or are not delivered to a Participant or beneficiary for any reason, including because the award is forfeited, canceled or settled in cash, or if any shares of Stock are not delivered because the shares are used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan or the Predecessor Plan and shall again become eligible for issuance under the Plan. With respect to SARs that are settled in Stock, only actual shares delivered shall be counted for purposes of these limitations. If the Exercise Price of any option granted under the Plan or a Predecessor Plan is satisfied by tendering shares of Stock to the Company (whether by actual delivery or by attestation and whether or not such surrendered shares were acquired pursuant to any award granted under the Plan), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for issuance under the Plan.

Section 3.3 Limitations on Grants to Individuals. With respect to awards, the following limitations shall be applicable:

(a) Options and SARs. The maximum number of shares of Stock that may be subject to options or SARs granted to any one Participant during any calendar year and are intended to be “performance-based compensation” (as that term is used for purposes of Code Section 162(m)) and then only to the extent that such limitation is required by Code Section 162(m), shall be 100,000. For purposes of this Section 3.3(a), if an option is in tandem with an SAR, such that the exercise of the option or SAR with respect to a share of Stock cancels the tandem SAR or option right, respectively, with respect to such share, the tandem option and SAR rights with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limitations of this Section 3.3(a).

(b) Stock Awards. The maximum number of shares of Stock that may be subject to stock awards described under Section 2.1(c) which are granted to any one Participant during any calendar year and are intended to be “performance-based compensation” (as that term is used for purposes of Code Section 162(m)) and then only to the extent that such limitation is required by Code Section 162(m), shall be 50,000.

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(c) Cash Incentive Awards and Stock Awards Settled in Cash. The maximum dollar amount that may be payable to a Participant pursuant to cash incentive awards described under Section 2.1(d) or cash-settled stock awards under Section 2.1(c) which are granted to any one Participant during any calendar year and are intended to be performance-based compensation (as that term is used for purposes of Code Section 162(m)) and then only to the extent that such limitation is required by Code Section 162(m), shall be $1,000,000.

(d) Dividend, Dividend Equivalents and Earnings. For purposes of determining whether an award is intended to be qualified as performance-based compensation under the foregoing limitations of this Section 3.3, (i) the right to receive dividends and dividend equivalents with respect to any award which is not yet vested shall be treated as a separate award; and (ii) if the delivery of any shares or cash under an award is deferred, any earnings, including dividends and dividend equivalents, shall be disregarded.

(e) Partial Performance. Notwithstanding the preceding provisions of this Section 3.3, if in respect of any performance period or restriction period, the Committee grants to a Participant awards having an aggregate dollar value and/or number of shares less than the maximum dollar value and/or number of shares that could be paid or awarded to such Participant based on the degree to which the relevant performance measures were attained, the excess of such maximum dollar value and/or number of shares over the aggregate dollar value and/or number of shares actually subject to awards granted to such Participant shall be carried forward and shall increase the maximum dollar value and/or the number of shares that may be awarded to such Participant in respect of the next performance period in respect of which the Committee grants to such Participant an award intended to qualify as “performance-based compensation” (as that term is used for purposes of Code Section 162(m)), subject to adjustment pursuant to Section 3.4 hereof.

Section 3.4 Corporate Transactions. In the event of a corporate transaction involving the Company or the shares of Stock of the Company (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), all outstanding awards under the Plan and the Predecessor Plans, the number of shares reserved for issuance under the Plan and the Predecessor Plans under Section 3.2 and each of the specified limitations set forth in Section 3.3 shall automatically be adjusted to proportionately and uniformly reflect such transaction (but only to the extent that such adjustment will not affect the status of an award intended to qualify as “performance-based compensation” under Code Section 162(m), if applicable); provided, however, that the Committee may otherwise adjust awards (or prevent such automatic adjustment) as it deems necessary, in its sole discretion, to preserve the benefits or potential benefits of the awards and the Plan. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the Exercise Price of outstanding options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include, (A) replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (B) cancellation of the award in return for cash payment of the current value of the award, determined as though the award were fully vested at the time of payment, provided that in the case of an option or SAR, the amount of such payment shall be no less than the excess of the value of the Stock subject to the option or SAR at the time of the transaction over the Exercise Price).

Section 3.5 Delivery of Shares. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(b) Certificates. To the extent that the Plan provides for the issuance of shares of Stock, the issuance may be affected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

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Article 4

CHANGE IN CONTROL

Section 4.1 Consequence of a Change in Control. Subject to the provisions of Section 3.4 (relating to the adjustment of shares), and except as otherwise provided in the Plan or in the terms of any Award Agreement:

(a) At the time of a Change in Control, all options and SARs then held by the Participant shall become fully exercisable immediately upon the Change in Control (subject to the expiration provisions otherwise applicable to the option or SAR).

(b) At the time of a Change in Control, all stock awards described in Section 2.1(c) or cash incentive awards described in Section 2.1(d) shall be fully earned and vested immediately upon the Change in Control.

Section 4.2 Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, a “Change in Control” shall be deemed to have occurred on the earliest of the following dates:

(a) The date of the consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities of the Company; or

(b) The date that the individuals who, as of the date hereof, are members of the Board of Directors of the Company (the “Board”) cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(c) The date of the consummation by the Company of: (1) a merger or consolidation if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company are acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition, or (B) as a result of, or in connection with, the merger of the Company and MidWestOne Financial Group, Inc. as of the Effective Date.

In the event that any award under the Plan constitutes Deferred Compensation, and the settlement of, or distribution of benefits under such award is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” permitted under Code Section 409A.

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Article 5

COMMITTEE

Section 5.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee in accordance with this Article 5. The Committee shall be selected by the Board, provided that the Committee shall consist of two (2) or more members of the Board, each of whom are both a “non-employee director” (within the meaning of Rule 16b-3 promulgated under the Exchange Act) and an “outside director” (within the meaning of Code Section 162(m)). Subject to applicable stock exchange rules, if the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

Section 5.2 Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Company’s and any Subsidiary’ employees, Directors and service providers those persons who shall receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, (subject to the restrictions imposed by Article 6) to cancel or suspend awards and to reduce or eliminate any restrictions or vesting requirements applicable to an award at any time after the grant of the award.

(b) Notwithstanding anything in the Plan to the contrary, in the event that the Committee determines that it is advisable to grant awards which shall not qualify for the exception for performance-based compensation from the tax deductibility limitations of Section 162(m) of the Code, the Committee may make such grants or awards, or may amend the Plan to provide for such grants or awards, without satisfying the requirements of Section 162(m) of the Code.

(c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) The Committee will have the authority to define terms not otherwise defined herein.

(e) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(f) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and bylaws of the Company and applicable state corporate law.

Section 5.3 Delegation by Committee. Except to the extent prohibited by applicable law, the applicable rules of a stock exchange or the Plan, or as necessary to comply with the exemptive provisions of Rule 16b-3 promulgated under the Exchange Act, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including: (a) delegating to a committee of one or more members of the Board who are not “outside directors” within the meaning of Code Section 162(m), the authority to grant awards under the Plan to eligible persons who are either: (i) not then “covered employees,” within the meaning of Code Section 162(m) and are not expected to be “covered employees” at the time of recognition of income resulting from such award; or (ii) not persons with respect to whom the Company wishes to comply with Code Section 162(m); and/or (b) delegating to a committee of one or more members of the Board who are not “non-employee directors,” within the meaning of Rule 16b-3, the authority to grant awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act. The acts of such delegates shall be treated

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hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any awards so granted. Any such allocation or delegation may be revoked by the Committee at any time.

Section 5.4 Information to be Furnished to Committee. As may be permitted by applicable law, the Company and any Subsidiary shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and any Subsidiary as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5 Expenses and Liabilities. All expenses and liabilities incurred by the Committee in the administration and interpretation of the Plan or any Award Agreement shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration and interpretation of the Plan. The Company, and its officers and Directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons.

Article 6

AMENDMENT AND TERMINATION

Section 6.1 General. The Board may, as permitted by law, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination (except as provided in Section 2.5, Section 3.4 and Section 6.2) may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), impair the rights of any Participant or beneficiary under any award granted which was granted under the Plan prior to the date such amendment is adopted by the Board; provided, however, that, no amendment may (a) materially increase the benefits accruing to Participants under the Plan; (b) materially increase the aggregate number of securities which may be issued under the Plan, other than pursuant to Section 3.4, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) above is approved by the Company’s shareholders.

Section 6.2 Amendment to Conform to Law. Notwithstanding any provision in this Plan or any Award Agreement to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or the Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A). By accepting an award under this Plan, each Participant agrees and consents to any amendment made pursuant to this Section 6.2 or Section 2.5 to any award granted under this Plan without further consideration or action.

Article 7

GENERAL TERMS

Section 7.1 No Implied Rights.

(a) No Rights to Specific Assets. Neither a Participant nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

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(b) No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive an award under this Plan, or, having been so selected, to receive a future award under this Plan.

(c) No Rights as a Shareholder. Except as otherwise provided in the Plan, no award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2 Transferability. Except as otherwise so provided by the Committee, awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended. The Committee shall have the discretion to permit the transfer of awards under the plan; provided, however, that such transfers shall be limited to immediate family members of participants, trusts and partnerships established for the primary benefit of such family members or to charitable organizations, and; provided, further, that such transfers are not made for consideration to the Participant.

Section 7.3 Designation of Beneficiaries. A Participant hereunder may file with the Company a written designation of a beneficiary or beneficiaries under this Plan and may from time to time revoke or amend any such designation (“Beneficiary Designation”). Any designation of beneficiary under this Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any award, the Committee may determine to recognize only the legal representative of the Participant in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

Section 7.4 Non-Exclusivity. Neither the adoption of this Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of restricted stock, stock options or other equity awards otherwise than under the Plan or an arrangement that is or is not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

Section 7.5 Award Agreement. Each award granted under the Plan shall be evidenced by an Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be provided (or made available electronically) to the Participant, and the Committee may but need not require that the Participant sign a copy of the Award Agreement.

Section 7.6 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

Section 7.7 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.8 Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied: (a) through cash payment by the Participant; (b) through the surrender of shares of Stock which the Participant already owns; or (c) through the surrender of shares of Stock to which the Participant

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is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such shares under clause (c) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.

Section 7.9 Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the Company or such Subsidiary.

Section 7.10 Successors. All obligations of the Company under this Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, stock, and/or assets of the Company.

Section 7.11 Indemnification. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an employee of the Company shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 7.12 No Fractional Shares. Unless otherwise permitted by the Committee, no fractional shares of Stock shall be issued or delivered pursuant to the Plan or any award. The Committee shall determine whether cash, Stock or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 7.13 Governing Law. The Plan, all awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Iowa without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 7.14 Benefits Under Other Plans. Except as otherwise provided by the Committee, awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any Qualified Retirement Plan, non-qualified plan and any other benefit plans maintained by the Participant’s employer. The term “Qualified Retirement Plan” means any plan of the company or a Subsidiary that is intended to be qualified under Code Section 401(a).

Section 7.15 Validity. If any provision of this Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision has never been included herein.

Section 7.16 Notice. Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan, any Award Agreement, shall be delivered

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personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the Company at the address set forth below. Such notices, demands, claims and other communications shall be deemed given:

(a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or

(c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received. In the event a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service provider. Communications that are to be delivered by the U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s senior human resource officer and Corporate Secretary.

Article 8

DEFINED TERMS; CONSTRUCTION

Section 8.1 In addition to the other definitions contained herein, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

(a) “10% Shareholder” means an individual who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

(b) “Award Agreement” means the document (in whatever medium prescribed by the Committee) which evidences the terms and conditions of an award under the Plan. Such document is referred to as an agreement regardless of whether Participant signature is required.

(c) “Board” means the Board of Directors of the Company.

(d) If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “cause,” then, for purposes of this Plan, the term “Cause” shall have meaning set forth in such agreement. In the absence of such a definition, “Cause” means (1) any act of (A) fraud or intentional misrepresentation, or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or Subsidiary, or (2) willful violation of any law, rule or regulation in connection with the performance of a Participant’s duties (other than traffic violations or similar offenses), or (3) with respect to any employee of the Company or Subsidiary, commission of any act of moral turpitude or conviction of a felony, or (4) the willful or negligent failure of the Participant to perform his duties in any material respect.

(e) “Change in Control” has the meaning ascribed to it in Section 4.2.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

(g) “Code Section 409A” means the provisions of Section 409A of the Code and any rules, regulations and guidance promulgated thereunder.

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(h) “Committee” means the Committee acting under Article 5.

(i) “Continuing Director” means:

(i) any member of the Board at the beginning of any period of two (2) consecutive years; and

(ii) any person who subsequently becomes a member of the Board, if (1) such person’s nomination for election or election to the Board is recommended or approved by resolution of a majority of the Continuing Directors, or (2) such person is included as a nominee in a proxy statement of the Company distributed when a majority of the Board consists of Continuing Directors.

(j) “Director” means a member of the board of directors of the Company or a Subsidiary.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(l) “Exercise Price” means the price established with respect to an option or SAR pursuant to Section 2.2.

(m) “Fair Market Value” shall, on any date, mean the officially-quoted closing selling price of the shares on such date on the principal national securities exchange on which such shares are listed or admitted to trading (including the New York Stock Exchange, Nasdaq Stock Market, Inc. or such other market or exchange in which such prices are regularly quoted) or, if there have been no sales with respect to shares on such date, the Fair Market Value shall be the value established by the Board in good faith and in accordance with Code Section 422.

(n) “ISO” has the meaning ascribed to it in Section 2.1(a).

(o) “Participant” means any individual who has received, and currently holds, an outstanding award under the Plan.

(p) “Predecessor Plans” means collectively the ISB Financial Corp. Stock Option Plan, the MidWestOne Financial Group, Inc. 1998 Stock Incentive Plan, the MidWestOne Financial Group, Inc. 2006 Stock Incentive Plan and any other stock option plans operated by MidWestOne Financial Group, Inc., ISB Financial Corp. and their respective subsidiaries prior to the Closing Date (as defined in that certain Agreement and Plan of Merger between ISB Financial Corp. and MidWestOne Financial Group, Inc., dated as of September 11, 2007).

(q) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(r) “SAR” has the meaning ascribed to it in Section 2.1(b).

(s) “Stock” means the common stock of the Company, $1.00 par value per share.

(t) “Subsidiary” means both (i) MidWestOne Bank, and (ii) if applicable, any other corporation, affiliate or other entity which would be a subsidiary corporation with respect to the Company as defined in Code Section 424(f) and, other than with respect to an ISO, shall also mean any partnership or joint venture in which the Company and/or other Subsidiary owns more than fifty percent (50%) of the capital or profits interests.

(u) “Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an employee of, or service provider to (which, for purposes of this definition, includes Directors), the Company or any Subsidiary, regardless of the reason for such cessation, subject to the following:

(i) The Participant’s cessation as an employee or service provider shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries.

(ii) The Participant’s cessation as an employee or service provider shall not be deemed to occur by reason of the Participant’s being on a leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s services.

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(iii) If, as a result of a sale or other transaction, the Subsidiary for whom Participant is employed (or to whom the Participant is providing services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an Employee of or service provider to the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing services.

(iv) A service provider whose services to the Company or a Subsidiary are governed by a written agreement with the service provider will cease to be a service provider at the time the term of such written agreement ends (without renewal); and a service provider whose services to the Company or a Subsidiary are not governed by a written agreement with the service provider will cease to be a service provider on the date that is ninety (90) days after the date the service provider last provides services requested by the Company or any Subsidiary (as determined by the Committee).

(v) Notwithstanding the forgoing, in the event that any award under the Plan constitutes Deferred Compensation, the term Termination of Service shall be interpreted by the Committee in a manner not to be inconsistent with the definition of “Separation from Service” as defined under Code Section 409A.

(v) “Voting Securities” means any securities which ordinarily possess the power to vote in the election of Directors without the happening of any pre-condition or contingency.

Section 8.2 In this Plan, unless otherwise stated or the context otherwise requires, the following uses apply:

(a) actions permitted under this Plan may be taken at any time and from time to time in the actor’s reasonable discretion;

(b) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

(c) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;

(d) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(e) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company;

(f) “including” means “including, but not limited to”;

(g) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Plan unless otherwise specified;

(h) all words used in this Plan will be construed to be of such gender or number as the circumstances and context require;

(i) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Plan have been inserted solely for convenience of reference and shall not be considered a part of this Plan nor shall any of them affect the meaning or interpretation of this Plan or any of its provisions;

(j) any reference to a document or set of documents in this Plan, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under the Iowa Business Corporation Act (“IBCA”), ISBF must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of ISBF against reasonable expenses incurred by the director in connection with the proceeding.

Under ISBF’s current articles of incorporation, as amended, and as contemplated in the amended and restated articles of incorporation of the combined company, ISBF will indemnify and advance expenses to any director or officer of ISBF who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including grand jury proceedings, by reason of the fact that such person is or was a director or officer of ISBF or, while a director or officer of ISBF, is or was serving at the request of ISBF as a member, director, trustee, officer, partner, employee or agent of another corporation or entity, against reasonable costs, expenses, attorney’s fees, judgments, fines, penalties and amounts reasonably paid in settlement to the extent actually incurred by such person in connection with the claim, action, suit or proceeding, or in connection with an appeal thereof, to the full extent of and in a manner consistent with and limited by the IBCA. Entitlement to indemnification is conditioned upon ISBF being afforded the opportunity to participate directly on behalf of such officer or director in the claim, action, suit or proceeding or any settlement discussions relating thereto.

Under the IBCA, ISBF may indemnify only those directors and officers who have met the relevant standard of conduct under the IBCA, which includes acting in good faith and not against the best interests of the corporation. ISBF may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation (except to the extent of the reasonable expenses incurred by the director or officer in the proceeding) or where the director or officer received an improper financial benefit. Additionally, ISBF may not indemnify an officer in connection with any proceeding for liability arising out of conduct that constitutes an intentional infliction of harm on ISBF or its shareholders, or an intentional violation of criminal law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits filed pursuant to this Item 21 immediately follow the Exhibit Index. The following is a description of the applicable exhibits required for Form S-4 as provided by Item 601 of Regulation S-K.

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated September 11, 2007 between ISB Financial Corp. and MidWestOne Financial Group, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K of MidWestOne Financial Group, Inc. filed with the Commission on September 12, 2007).

3.1	Articles of Incorporation of ISB Financial Corp., as amended (as currently in effect).

3.2	Bylaws of ISB Financial Corp., as amended (as currently in effect).

3.3	Form of Amended and Restated Articles of Incorporation of ISB Financial Corp.

3.4	Form of Amended and Restated Bylaws of ISB Financial Corp.

4.1	Specimen Stock Certificate of ISB Financial Corp.*

4.2	Reference is made to Exhibits 3.1 through 3.4 hereof.

5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding legality of ISB Financial Corp. common stock.

8.1	Form of Opinion of Vedder, Price, Kaufman & Kammholz, P.C. regarding material federal income tax consequences of the merger.

8.2	Form of Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding material federal income tax consequences of the merger.

Exhibit Number	Description
10.1	States Resources Corp. Loan Participation and Servicing Agreement, dated February 5, 1999 between States Resources Corp. and Mahaska Investment Company (now known as MidWestOne Investment Group, Inc.) (incorporated by reference to Exhibit 10.3.4 of Mahaska Investment Company’s Form 10-K for the year ended December 31, 1999).

10.2	Second Amended and Restated Credit Agreement, dated November 30, 2003, between MidWestOne Financial Group, Inc. and Harris Trust and Savings Bank (incorporated by reference to Exhibit 10.5.1 of MidWestOne Financial Group, Inc.’s Form 10-K for the year ended December 31, 2003).

10.3	First Amendment to the Second Amended and Restated Credit Agreement, dated November 30, 2004, between MidWestOne Financial Group, Inc. and Harris Trust and Savings Bank) (incorporated by reference to Exhibit 10.5.1 of MidWestOne Financial Group, Inc.’s Form 10-K for the year ended December 31, 2004).

10.4	Second Amendment to the Second Amended and Restated Credit Agreement, dated April 12, 2005, between MidWestOne Financial Group, Inc. and Harris Trust and Savings Bank) (incorporated by reference to Exhibit 10.5.1 of MidWestOne Financial Group, Inc.’s Form 10-Q for the quarter ended June 30, 2005).

10.5	Third Amendment to the Second Amended and Restated Credit Agreement, dated March 3, 2006, between MidWestOne Financial Group, Inc. and Harris N.A. (as successor to Harris Trust and Savings Bank).

10.6	Fourth Amendment to the Second Amended and Restated Credit Agreement, dated April 28, 2006, between MidWestOne Financial Group, Inc. and Harris N.A. (as successor to Harris Trust and Savings Bank) (incorporated by reference to Exhibit 10.5.1 of MidWestOne Financial Group, Inc.’s Form 10-Q for the quarter ended June 30, 2006).

10.7	Fifth Amendment to the Second Amended and Restated Credit Agreement, dated November 27, 2006, between MidWestOne Financial Group, Inc. and Harris N.A. (as successor to Harris Trust and Savings Bank) (incorporated by reference to Exhibit 10.5.1 of MidWestOne Financial Group, Inc.’s Form 10-K for the year ended December 31, 2006).

10.8	Sixth Amendment to the Second Amended and Restated Credit Agreement, dated April 30, 2007, between MidWestOne Financial Group, Inc. and Harris N.A. (as successor to Harris Trust and Savings Bank).

10.9	Seventh Amendment to the Second Amended and Restated Credit Agreement, dated June 30, 2007, between MidWestOne Financial Group, Inc. and Harris N.A. (as successor to Harris Trust and Savings Bank) (incorporated by reference to Exhibit 10.5.1 of MidWestOne Financial Group, Inc.’s Form 10-Q for the quarter ended June 30, 2007).

10.10	Employment Agreement between Iowa State Bank & Trust Company and Charles N. Funk, dated January 1, 2001.

10.11	Supplemental Retirement Agreement between Iowa State Bank & Trust Company and W. Richard Summerwill, dated January 1, 1998.

10.12	Supplemental Retirement Agreement between Iowa State Bank & Trust Company and Suzanne Summerwill, dated January 1, 1998.*

10.13	Supplemental Retirement Agreement between Iowa State Bank & Trust Company and Charles N. Funk, dated November 1, 2001.

10.14	Supplemental Retirement Agreement between Iowa State Bank & Trust Company and Gary J. Ortale, dated January 1, 1998.*

10.15	Amended and Restated Supplemental Retirement Agreement between Iowa State Bank & Trust Company and John S. Koza, dated January 1, 1998.*

Exhibit Number	Description
10.16	Supplemental Retirement Agreement between Iowa State Bank & Trust Company and Kent L. Jehle, dated January 1, 1998.*

10.17	Second Supplemental Retirement Agreement between Iowa State Bank & Trust Company and Kent L. Jehle, dated January 1, 2002, as amended by the First Amendment to the Second Supplemental Retirement Agreement, dated January 1, 2003.*

10.18	First Amended and Restated ISB Financial Corp. Stock Option Plan.*

10.19	MidWestOne Financial Group, Inc. Employee Stock Ownership Plan & Trust, as amended and restated (incorporated by reference to Exhibit 10.1 of MidWestOne Financial Group, Inc.’s Form 10-K for the year ended December 31, 2006).

10.20	Executive Deferred Compensation Agreement between Mahaska Investment Company (now known as MidWestOne Financial Group, Inc.) and David A. Meinert, dated January 1, 2003.

10.21	Amendment and Restatement of the Executive Salary Continuation Agreement between MidWestOne Financial Group, Inc. and David A. Meinert, dated July 1, 2004.

10.22	Employment Agreement between ISB Financial Corp. and Charles N. Funk, dated September 11, 2007 and to be effective upon consummation of the merger.

10.23	Employment Agreement between ISB Financial Corp. and David A. Meinert, dated September 11, 2007 and to be effective upon consummation of the merger.

10.24	Employment Agreement between ISB Financial Corp. and Kent L. Jehle, dated September 11, 2007 and to be effective upon consummation of the merger.

10.25	Letter Agreement between ISB Financial Corp. and W. Richard Summerwill, dated September 11, 2007.

10.26	Letter Agreement among MidWestOne Financial Group, Inc., ISB Financial Corp. and Charles S. Howard, dated September 11, 2007.

21.1	Subsidiaries of ISB Financial Corp.

23.1	Consent of Sandler O’Neill & Partners, L.P.

23.2	Consent of Howe Barnes Hoefer & Arnett, Inc.

23.3	Consent of Keefe Bruyette & Woods, Inc.

23.4	Consent of KPMG LLP.

23.5	Consent of McGladrey & Pullen, LLP.

23.6	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).

23.7	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibit 8.1).

23.8	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.2).

99.1	Form of proxy to be delivered to the stockholders of ISB Financial Corp.*

99.2	Form of proxy to be delivered to the stockholders of MidWestOne Financial Group, Inc.*

99.3	Consent of Robert D. Wersen, named to be a future director of ISB Financial Corp.

99.4	Consent of R. Scott Zaiser, named to be a future director of ISB Financial Corp.

99.5	Consent of Charles S. Howard, named to be a future director of ISB Financial Corp.

99.6	Consent of Richard R. Donohue, named to be a future director of ISB Financial Corp.

99.7	Consent of David A. Meinert, named to be a future director of ISB Financial Corp.

99.8	Consent of James G. Wake, named to be a future director of ISB Financial Corp.

*	To be filed by amendment.

Item 22.	Undertakings

(1) The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3) The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification by the registrant for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement-prospectus pursuant to items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, ISBF Corporation has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iowa City, State of Iowa, this 26th day of November, 2007.

ISB FINANCIAL CORP.

By:	/S/ CHARLES N. FUNK
Charles N. Funk
President

We, the undersigned directors and officers of ISB Financial Corp., do hereby constitute and appoint W. Richard Summerwill, Charles N. Funk and Gary J. Ortale , and each and any one of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable ISB Financial Corp. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, any and all amendments, including post-effective amendments, hereto and any related registration statement and its amendments filed pursuant to Rule 462(b) under the Securities Act of 1933; and we hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney has been signed on November 26, 2007, by the following persons in their capacities indicated.

Signature	Title
/S/ W. RICHARD SUMMERWILL	Chairman of the Board and Chief Executive Officer (principal executive officer); Director
W. Richard Summerwill
/S/ CHARLES N. FUNK Charles N. Funk	President; Director

/S/ GARY J. ORTALE Gary J. Ortale	Treasurer (principal financial officer)

/S/ DONNA M. KATEN-BAHENSKY Donna M. Katen-Bahensky	Director

/S/ JOHN S. KOZA John S. Koza	Director

/S/ KEVIN W. MONSON Kevin W. Monson	Director

/S/ RICHARD J. SCHWAB Richard J. Schwab	Director

S-1

Signature	Title

/S/ ROBERT L. SENTMAN Robert L. Sentman	Director

/S/ SUZANNE SUMMERWILL Suzanne Summerwill	Director

/S/ STEPHEN L. WEST Stephen L. West	Director

S-2

LIST OF EXHIBITS

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated September 11, 2007 between ISB Financial Corp. and MidWestOne Financial Group, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K of MidWestOne Financial Group, Inc. filed with the Commission on September 12, 2007).

3.1	Articles of Incorporation of ISB Financial Corp., as amended (as currently in effect).

3.2	Bylaws of ISB Financial Corp., as amended (as currently in effect).

3.3	Form of Amended and Restated Articles of Incorporation of ISB Financial Corp.

3.4	Form of Amended and Restated Bylaws of ISB Financial Corp.

4.1	Specimen Stock Certificate of ISB Financial Corp.*

4.2	Reference is made to Exhibits 3.1 through 3.4 hereof.

5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding legality of ISB Financial Corp. common stock.

8.1	Form of Opinion of Vedder, Price, Kaufman & Kammholz, P.C. regarding material federal income tax consequences of the merger.

8.2	Form of Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding material federal income tax consequences of the merger.

10.1	States Resources Corp. Loan Participation and Servicing Agreement, dated February 5, 1999 between States Resources Corp. and Mahaska Investment Company (now known as MidWestOne Investment Group, Inc.) (incorporated by reference to Exhibit 10.3.4 of Mahaska Investment Company’s Form 10-K for the year ended December 31, 1999).

10.2	Second Amended and Restated Credit Agreement, dated November 30, 2003, between MidWestOne Financial Group, Inc. and Harris Trust and Savings Bank (incorporated by reference to Exhibit 10.5.1 of MidWestOne Financial Group, Inc.’s Form 10-K for the year ended December 31, 2003).

10.3	First Amendment to the Second Amended and Restated Credit Agreement, dated November 30, 2004, between MidWestOne Financial Group, Inc. and Harris Trust and Savings Bank) (incorporated by reference to Exhibit 10.5.1 of MidWestOne Financial Group, Inc.’s Form 10-K for the year ended December 31, 2004).

10.4	Second Amendment to the Second Amended and Restated Credit Agreement, dated April 12, 2005, between MidWestOne Financial Group, Inc. and Harris Trust and Savings Bank) (incorporated by reference to Exhibit 10.5.1 of MidWestOne Financial Group, Inc.’s Form 10-Q for the quarter ended June 30, 2005).

10.5	Third Amendment to the Second Amended and Restated Credit Agreement, dated March 3, 2006, between MidWestOne Financial Group, Inc. and Harris N.A. (as successor to Harris Trust and Savings Bank).

10.6	Fourth Amendment to the Second Amended and Restated Credit Agreement, dated April 28, 2006, between MidWestOne Financial Group, Inc. and Harris N.A. (as successor to Harris Trust and Savings Bank) (incorporated by reference to Exhibit 10.5.1 of MidWestOne Financial Group, Inc.’s Form 10-Q for the quarter ended June 30, 2006).

Exhibit Number	Description
10.7	Fifth Amendment to the Second Amended and Restated Credit Agreement, dated November 27, 2006, between MidWestOne Financial Group, Inc. and Harris N.A. (as successor to Harris Trust and Savings Bank) (incorporated by reference to Exhibit 10.5.1 of MidWestOne Financial Group, Inc.’s Form 10-K for the year ended December 31, 2006).

10.8	Sixth Amendment to the Second Amended and Restated Credit Agreement, dated April 30, 2007, between MidWestOne Financial Group, Inc. and Harris N.A. (as successor to Harris Trust and Savings Bank).

10.9	Seventh Amendment to the Second Amended and Restated Credit Agreement, dated June 30, 2007, between MidWestOne Financial Group, Inc. and Harris N.A. (as successor to Harris Trust and Savings Bank) (incorporated by reference to Exhibit 10.5.1 of MidWestOne Financial Group, Inc.’s Form 10-Q for the quarter ended June 30, 2007).

10.10	Employment Agreement between Iowa State Bank & Trust Company and Charles N. Funk, dated January 1, 2001.

10.11	Supplemental Retirement Agreement between Iowa State Bank & Trust Company and W. Richard Summerwill, dated January 1, 1998.

10.12	Supplemental Retirement Agreement between Iowa State Bank & Trust Company and Suzanne Summerwill, dated January 1, 1998.*

10.13	Supplemental Retirement Agreement between Iowa State Bank & Trust Company and Charles N. Funk, dated November 1, 2001.

10.14	Supplemental Retirement Agreement between Iowa State Bank & Trust Company and Gary J. Ortale, dated January 1, 1998.*

10.15	Amended and Restated Supplemental Retirement Agreement between Iowa State Bank & Trust Company and John S. Koza, dated January 1, 1998.*

10.16	Supplemental Retirement Agreement between Iowa State Bank & Trust Company and Kent L. Jehle, dated January 1, 1998.*

10.17	Second Supplemental Retirement Agreement between Iowa State Bank & Trust Company and Kent L. Jehle, dated January 1, 2002, as amended by the First Amendment to the Second Supplemental Retirement Agreement, dated January 1, 2003.*

10.18	First Amended and Restated ISB Financial Corp. Stock Option Plan.*

10.19	MidWestOne Financial Group, Inc. Employee Stock Ownership Plan & Trust, as amended and restated (incorporated by reference to Exhibit 10.1 of MidWestOne Financial Group, Inc.’s Form 10-K for the year ended December 31, 2006).

10.20	Executive Deferred Compensation Agreement between Mahaska Investment Company (now known as MidWestOne Financial Group, Inc.) and David A. Meinert, dated January 1, 2003.

10.21	Amendment and Restatement of the Executive Salary Continuation Agreement between MidWestOne Financial Group, Inc. and David A. Meinert, dated July 1, 2004.

10.22	Employment Agreement between ISB Financial Corp. and Charles N. Funk, dated September 11, 2007 and to be effective upon consummation of the merger.

10.23	Employment Agreement between ISB Financial Corp. and David A. Meinert, dated September 11, 2007 and to be effective upon consummation of the merger.

10.24	Employment Agreement between ISB Financial Corp. and Kent L. Jehle, dated September 11, 2007 and to be effective upon consummation of the merger.

10.25	Letter Agreement between ISB Financial Corp. and W. Richard Summerwill, dated September 11, 2007.

Exhibit Number	Description
10.26	Letter Agreement among MidWestOne Financial Group, Inc., ISB Financial Corp. and Charles S. Howard, dated September 11, 2007.

21.1	Subsidiaries of ISB Financial Corp.

23.1	Consent of Sandler O’Neill & Partners, L.P.

23.2	Consent of Howe Barnes Hoefer & Arnett, Inc.

23.3	Consent of Keefe Bruyette & Woods, Inc.

23.4	Consent of KPMG LLP.

23.5	Consent of McGladrey & Pullen, LLP.

23.6	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).

23.7	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibit 8.1).

23.8	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.2).

99.1	Form of proxy to be delivered to the stockholders of ISB Financial Corp.*

99.2	Form of proxy to be delivered to the stockholders of MidWestOne Financial Group, Inc.*

99.3	Consent of Robert D. Wersen, named to be a future director of ISB Financial Corp.

99.4	Consent of R. Scott Zaiser, named to be a future director of ISB Financial Corp.

99.5	Consent of Charles S. Howard, named to be a future director of ISB Financial Corp.

99.6	Consent of Richard R. Donohue, named to be a future director of ISB Financial Corp.

99.7	Consent of David A. Meinert, named to be a future director of ISB Financial Corp.

99.8	Consent of James G. Wake, named to be a future director of ISB Financial Corp.

*	To be filed by amendment.